As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-252414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jaws Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1524224
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Telephone: (203) 422-7718

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Racich Chief Financial Officer 1601 Washington Avenue, Suite 800 Miami Beach, Florida 33139 (203) 422-7718

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Peter S. Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Chris Wilson, Esq. Heidi E. Mayon, Esq. Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000 Fax: (617) 321-4344

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

*

Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus, Jaws Acquisition Corp. intends to effect a transfer by way of continuation under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the jurisdiction of incorporation for Jaws Acquisition Corp. will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Cano Health, Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this proxy statement/prospectus, the term “registrant” refers to Jaws Acquisition Corp. (a Cayman Islands exempted company) prior to the Domestication and to the Company (a Delaware corporation) following the Domestication. As used herein, the “Company” refers to Jaws Acquisition Corp. as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, will change its corporate name to “Cano Health, Inc.”

Non-accelerated	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock(1)	86,250,000	$15.64(5)	$1,348,950,000	$147,170.45(8)
Class A common stock issuable upon exercise of warrants(2)	33,533,333	$11.50(6)	$385,633,329.50	$42,072.60(8)
Warrants to purchase Class A common stock(3)	33,533,333	$3.80(7)	$127,426,665.40	— (9)
Total				$189,243.05(10)

(1)

The number of shares of Class A common stock of the Company (as defined below) being registered represents (i) 69,000,000 Class A ordinary shares (the “Public Shares”) of Jaws Acquisition Corp., a Cayman Islands exempted company (“Jaws”), that were registered pursuant to the Registration Statements on Form S-1 (SEC File Nos. 333-237874 and 333-238241) (the “IPO registration statement”) and offered by Jaws in its initial public offering, and (ii) 17,250,000 Class B ordinary shares (together with the Public Shares, the “Ordinary Shares”). The Ordinary Shares will automatically be converted by operation of law into shares of Class A common stock of the Company as a result of the Domestication (as defined below).

(2)

Represents shares of Class A common stock of the Company to be issued upon the exercise of (i) 23,000,000 redeemable warrants (the “Public Warrants”) to purchase Class A ordinary shares of Jaws that were registered pursuant to the IPO registration statement and offered by Jaws in its initial public offering and (ii) 10,533,333 warrants to purchase Class A ordinary shares of Jaws that were issued in a private placement concurrently with the initial public offering (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”). The Warrants will automatically be converted by operation of law into warrants to acquire shares of Class A common stock of the Company as a result of the Domestication.

(3)	The number of warrants to acquire shares of Class A common stock of the Company being registered represents (i) 23,000,000 Public Warrants and (ii) 10,533,333 Private Placement Warrants.
(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Jaws (the entity to which the Company will succeed following the Domestication) on the New York Stock Exchange (the “NYSE”) on January 19, 2021 ($15.64 per Class A ordinary share). January 19, 2021 was a recent date for which the reported high and low prices of the Class A ordinary shares of Jaws were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the Warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Public Warrants of Jaws (the entity to which the Company will succeed following the Domestication) on the NYSE on January 19, 2021 ($3.80 per Public Warrant). January 19, 2021 was a recent date for which the reported high and low prices of the Public Warrants of Jaws were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(9)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(10)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 28, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF JAWS ACQUISITION CORP.

PROSPECTUS FOR

119,783,333 SHARES OF CLASS A COMMON STOCK AND 33,533,333 WARRANTS OF JAWS ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED “CANO HEALTH, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of Jaws Acquisition Corp., a Cayman Islands exempted company (“Jaws”), has unanimously approved (i) the domestication of Jaws as a Delaware corporation (the “Domestication”); (ii) the acquisition of certain equity interests in Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”) from its sole member, Primary Care (ITC) Holdings, LLC (“Seller”), by Jaws through a merger, pursuant to which PCIH will become a direct subsidiary of the Company (as defined below) as a result thereof (the “Business Combination”); and (iii) the other transactions contemplated by that certain Business Combination Agreement, dated as of November 11, 2020 (as it may be further amended or supplemented from time to time, the “Business Combination Agreement”), by and among Jaws, Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Seller and PCIH (a copy of which is attached to this proxy statement/prospectus as Annex A. As used in this proxy statement/prospectus, the “Company” refers to Jaws as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which, in connection with the Domestication and simultaneously with the consummation of the Business Combination, will change its corporate name to “Cano Health, Inc.” As described in this proxy statement/prospectus, Jaws’ shareholders are being asked to consider a vote upon (among other things) the Business Combination.

On the effective date of the Domestication and prior to the consummation of the Business Combination, (i) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of Jaws will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”); (ii) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statements on Form S-1 (SEC File Nos. 333-237874 and 333-238241) of Jaws (the “IPO registration statement”) will automatically become redeemable warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (iii) each issued and outstanding unit of Jaws that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement; (iv) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Jaws will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into one share of Class A common stock; and (v) the issued and outstanding warrants of Jaws issued in a private placement will automatically become warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

Accordingly, this prospectus covers 119,783,333 shares of Class A common stock, 33,533,333 shares of Class A common stock issuable upon exercise of warrants and 33,533,333 warrants to acquire shares of Class A common stock.

It is anticipated that, upon completion of the Business Combination, (1) Jaws’ Public Shareholders will own approximately 14.6% of the outstanding Class A common stock of the Company, (2) the Seller will own 64.9% of the Class A common stock assuming that all of the PCIH Common Units held by the Seller are exchanged into shares of Class A common stock of the Company or 100% of the Class B common stock of the Company prior to such exchange, which such Class B common stock entitles it to voting power in the Company commensurate with its equity ownership in PCIH, (3) the Sponsor and Jaws’ independent directors (excluding the officers and directors of Jaws participating in the PIPE) are expected to own approximately 3.6% of the outstanding Class A common stock of the Company and (4) the PIPE Investors will own 16.9% of the Class A common stock of the Company, which includes 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws. These percentages (i) assume no Public Shareholders exercise their Redemption Rights in connection with the Business Combination and (ii) do not take into account Public Warrants or Private Placement Warrants to purchase Class A common stock of the Company that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the Company will be different.

The following summarizes the pro forma ownership of Class A common stock of the Company following the Business Combination, including for the Seller those shares of Class A common stock issuable upon the exchange of the Seller’s PCIH Common Units into Class A common stock of the Company, under two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Jaws’ Public Shareholders	69,000,000	14.6%	24,898,600	5.4%
Sponsor and Independent Directors(2)(3)	17,250,000	3.6%	17,250,000	3.7%
PIPE Investors	80,000,000	16.9%	80,000,000	17.3%
Seller(4)	306,962,694	64.9%	340,528,744	73.6%

(1)

Assumes that 44,101,400 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Cash Condition based on a per share redemption price of $10.00) are redeemed in connection with the Business Combination.

(2)

Includes 17,250,000 shares of Class A common stock issued upon conversion of the existing Class B ordinary shares in connection with the Domestication. Shares of Class A common stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination.

(3)	Excludes 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws in connection with the PIPE Investment.
(4)	Represents the number of shares of Class A common stock issuable upon the exchange of PCIH Common Units (together with the cancellation of the same number of shares of Class B common stock).

Jaws’ units, Class A ordinary shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “JWS.U,” “JWS” and “JWS WS,” respectively. Jaws will apply for listing, to be effective at the time of the Business Combination, of the Company’s Class A common stock and warrants on the NYSE under the proposed symbols “CANO” and “CANO WS,” respectively.

This proxy statement/prospectus provides shareholders of Jaws with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Jaws. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 69 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                    , 2021 and

is first being mailed to Jaws’ shareholders on or about                    , 2021.

JAWS ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 358612)

1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139

To the Shareholders of Jaws:

You are cordially invited to attend the extraordinary general meeting in lieu of the annual general meeting (the “Shareholders Meeting”) of Jaws Acquisition Corp., a Cayman Islands exempted company (“Jaws” and, after the Domestication as described below, the “Company”), at 9 a.m., Eastern Time, on                    , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

At the Shareholders Meeting, shareholders of Jaws will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, dated effective as of November 11, 2020 (as may be further amended or supplemented from time to time, the “Business Combination Agreement”), by and among Jaws, Jaws Merger Sub, LLC (“Merger Sub”), Primary Care (ITC) Holdings, LLC (“Seller”) and Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication of Jaws to the State of Delaware as described below, Jaws will acquire certain equity interests of PCIH from Seller, its sole member, by way of its wholly-owned subsidiary, Merger Sub, merging with and into PCIH, and becoming a direct subsidiary of the Company as a result thereof (the “Business Combination”). As a condition to closing the Business Combination, the board of directors of Jaws has unanimously approved, and shareholders of Jaws are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Jaws’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and transferring by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As used herein, the “Company” refers to Jaws as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which, in connection with the Domestication and simultaneously with the consummation of the Business Combination, will change its corporate name to “Cano Health, Inc.”

Subject to the terms and conditions set forth in the Business Combination Agreement and assuming no public shareholder has exercised its redemption rights with respect to the Class A ordinary shares of Jaws in connection with the proposed Business Combination, the Seller and its equity holders will receive aggregate consideration with a value equal to approximately $3,534.9 million, which consists of (i) approximately $465.3 million of closing cash and (ii) 307.0 million PCIH Common Units valued at $3,069.6 million, based on an assumed unit price of $10.00 per share, together with an equal number of non-economic Class B shares of Cano Health, Inc.

On the effective date of the Domestication and prior to the consummation of the Business Combination, (i) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of Jaws will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”); (ii) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statements on Form S-1 (SEC File Nos. 333-237874 and 333-238241) of Jaws (the “IPO registration statement”) will automatically become redeemable warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (iii) each issued and outstanding unit of Jaws that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement; (iv) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Jaws will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into one share of Class A common stock and (v) the issued and outstanding warrants of Jaws issued in a private placement will automatically become warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). As used herein, “Public Shares” shall mean the Class A ordinary shares and “Public Warrants” shall mean the redeemable warrants to acquire Class A ordinary shares, in each case, that were registered pursuant to the IPO registration statement and the shares of the Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Shareholder Proposal 1: The Domestication Proposal.”

As conditions to closing the Business Combination, you will also be asked to consider and vote upon (i) a proposal to approve for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued in connection with the PIPE Investment (as defined in the accompanying proxy statement/prospectus) (the “NYSE Proposal”); (ii) a proposal to approve and adopt the Cano Health, Inc. 2021 Stock Option and Incentive Plan, or the Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex L (the “Equity Incentive Plan Proposal”); and (iii) a proposal to approve and adopt the proposed Certificate of Incorporation (as defined below) upon the Domestication (the “Charter Proposal”). The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Charter Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Shareholders Meeting, or otherwise waived by the party for whose benefit such condition exists. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other.

In addition, you will be asked to consider and vote upon (i) on a non-binding advisory basis, certain material differences between Jaws’ existing amended and restated memorandum and articles of association (the “Existing Organizational Documents”) and the proposed new certificate of incorporation (the “Certificate of Incorporation”) and bylaws of the Company upon the Domestication (the “Organizational Documents Proposals”); (ii) a proposal to approve and adopt the Cano Health, Inc. 2021 Employee Stock Purchase Plan, or the Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K (the “Employee Stock Purchase Plan Proposal”); and (iii) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting, which is referred to herein as the “Adjournment Proposal.” None of the Organizational Documents Proposals, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully in its entirety.

In accordance with the terms and subject to the conditions of the Business Combination Agreement and assuming No Redemptions, at the Effective Time, (i) the Seller will (a) retain 306,962,694 PCIH Common Units, which are non-voting economic interests in PCIH, (b) receive 306,962,694 shares of Class B common stock, which will be non-economic voting interests in the Company, and (c) receive the Cash Consideration, (ii) existing stockholders of Jaws will retain 166,250,000 shares of Class A common stock in the Company (which includes 80,000,000 shares of Class A common stock sold through the PIPE Investment), and the Company will hold 166,250,000 PCIH Common Units and will act as the managing member of PCIH, and (iii) Jaws will contribute the proceeds of its Trust Account, together with the proceeds of the PIPE Investment, as consideration for the Business Combination, which will be used to pay the Cash Consideration to the Seller and make a cash contribution to PCIH, in exchange for equity interests in PCIH. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Concurrently with the execution of the Business Combination Agreement, Jaws, Seller, PCIH and the Sponsor Parties entered into the Sponsor Letter Agreement on November 11, 2020 (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor Parties have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents of Jaws, (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in Jaws prior to the closing of the Business Combination (the date on which such closing occurs, the “Closing Date”), or the earlier termination of the Business Combination Agreement. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Concurrently with the execution of the Business Combination Agreement, Jaws entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, such investors agreed to subscribe for and purchase, and Jaws agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate amount of 80,000,000 shares of Jaws’ Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $800,000,000. In addition, the Seller may, prior to the Closing and in consultation with and subject to the prior consent of Jaws and Cano America, LLC, direct Jaws to sell up to an additional 20,000,000 shares of Jaws’ Class A common stock (collectively with the shares of Jaws’ Class A common stock to be sold pursuant to the Subscription Agreements, the “PIPE Investment”). The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Jaws will grant the investors in the PIPE Investment certain customary registration rights and indemnification.

Promptly after the signing of the Business Combination Agreement, each of ITC Rumba, LLC, Cano America, LLC and Comfort Health Management LLC (collectively, the “Seller Unitholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with Jaws, pursuant to which the Seller Unitholders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint Jaws or any individual designated by Jaws as such Seller Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution) to attend on behalf of such Seller Unitholder any meeting of the Seller Unitholders with respect to the Business Combination, and to vote (or cause to be voted) the units of the Seller held by such Seller Unitholder or consent (or withhold consent) with respect to the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination. In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing Date, including the Second Amended and Restated Limited Liability Company Agreement, the Tax Receivable Agreement and the Investor Agreement (each as defined in the accompanying proxy statement/prospectus). The Second Amended and Restated Limited Liability Company Agreement will provide for, among other things, the ability for each holder of PCIH Common Units, from time to time after the applicable lock-up period expires (but no more than twice per calendar quarter), to exchange all or any portion of its PCIH Common Units, together with the cancellation of an equal number of shares of Class B common stock, for a number of shares of Class A common stock equal to the product of (i) the number of PCIH Common Units to be exchanged multiplied by (ii) an exchange rate which will initially be one to one but which will be subject to the limitations and requirements set forth in the Second Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, the

Company may, at its sole discretion, in lieu of delivering Class A common stock for any PCIH Common Units surrendered for exchange, pay an amount in cash per PCIH Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the receipt of the written notice of the exchange. See “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Organizational Documents, a public shareholder may request that Jaws redeem all or a portion of such shareholder’s Public Shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (the “Transfer Agent”), Jaws’ transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to the Transfer Agent, the Company will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Jaws’ trust account established at the consummation of its initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                    , 2021, this would have amounted to approximately $            per issued and outstanding Public Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and accordingly it is shares of Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Shareholders Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The holders of Class B ordinary shares have agreed to vote all of their ordinary shares in favor of the proposals being presented at the Shareholders Meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the holders of Class B ordinary shares own approximately 20% of the issued and outstanding ordinary shares.

The Business Combination Agreement provides that the obligations of PCIH and the Seller to consummate the Business Combination are conditioned on, among other things, that (x) the aggregate amount of cash proceeds available for release to Jaws from the Trust Account plus the aggregate proceeds actually received from the PIPE Investment, less (i) amounts required for the redemptions each holder of Public Shares of Jaws is entitled to (to the extent such holder elects to exercise such redemption rights), (ii) the aggregate amounts of certain liabilities of Jaws and (iii) the aggregate amount of fees and expenses payable by Jaws in connection with the Business Combination and the transactions contemplated thereby that remain unpaid immediately prior to the Closing, shall be at least $1,025,000,000 and (y) the aggregate cash proceeds available for release to Jaws from the Trust Account (after giving effect to all redemptions of holders of Public Shares of Jaws entitled thereto) shall be an amount equal to at least $225,000,000 ((x) and (y) collectively, the “Minimum Cash Condition”). If this Minimum Cash Condition is not met, and such condition is not duly waived by the Seller, then the Business Combination Agreement could be terminated and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, the Business Combination Agreement provides that the obligations of PCIH, the Seller and Jaws to consummate the Business Combination are conditioned on, among other things, Jaws having, after giving effect to the Business Combination and the transactions contemplated thereby, net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001.

Jaws is providing the accompanying proxy statement/prospectus and accompanying proxy card to Jaws’ shareholders in connection with the solicitation of proxies to be voted at the Shareholders Meeting and at any adjournments of the extraordinary meeting. Information about the Shareholders Meeting, the Business Combination and other related business to be considered by Jaws’ shareholders at the Shareholders Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholders Meeting, all of Jaws’ shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 69 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Jaws has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Jaws’ shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Jaws, you should keep in mind that Jaws’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority, as of the Record Date (as defined in the accompanying proxy statement/prospectus), of the Jaws ordinary shares that are present and vote at the Shareholders Meeting. The Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Charter Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds, as of the Record Date, of the Jaws ordinary shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Charter Proposal or the NYSE Proposal fail to receive the required approval by the shareholders of Jaws at the Shareholders Meeting, the Business Combination will not be completed.

Your vote is very important. Whether or not you plan to attend the Shareholders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholders Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting. If you are a shareholder of record and you attend the Shareholders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JAWS’ TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDERS MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.

On behalf of the board of directors of Jaws, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Barry S. Sternlicht

Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to shareholders on or about                    , 2021.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Jaws for the Shareholders Meeting and the prospectus for the securities of the continuing Delaware corporation following the Domestication. This registration statement and the accompanying proxy statement/prospectus is available without charge to shareholders of Jaws upon written or oral request. This document and other filings by Jaws with the Securities and Exchange Commission may be obtained by either written or oral request to Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139 or by telephone at (203) 422-7718.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the Shareholder Proposals or the accompanying proxy statement/ prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CCH.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/ prospectus for further information.

Information contained on the Jaws website, or any other website, is expressly not incorporated by reference into the accompanying proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholders Meeting, or no later than                    , 2021.

JAWS ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 358612)

Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                    , 2021

TO THE SHAREHOLDERS OF JAWS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting in lieu of the annual general meeting (the “Shareholders Meeting”) of Jaws Acquisition Corp., a Cayman Islands exempted company (“Jaws” and, after the Domestication as described below, the “Company”), will be held at 9 a.m., Eastern Time, on                    , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. You are cordially invited to attend the Shareholders Meeting, which will be held for the following purposes:

(1)

Proposal No. 1 — The Domestication Proposal — To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Jaws by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the consummation of the Business Combination (as defined below) by Jaws filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Jaws will become a Delaware corporation and will change its corporate name to “Cano Health, Inc.” (together with Jaws following the Domestication and the Business Combination, the “Company”) and all outstanding securities of Jaws will convert to outstanding securities of the Company, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The forms of the proposed Delaware Certificate of Incorporation and proposed Bylaws of the Company to become effective upon the Domestication, are attached to the accompanying proxy statement/ prospectus as Annex C and Annex D, respectively.

(2)

Proposal No. 2 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated as of November 11, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement”), by and among Jaws, Jaws Merger Sub, LLC (“Merger Sub”), Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”) and Primary Care (ITC) Holdings, LLC (the “Seller”), and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”). Pursuant to the Business Combination Agreement, among other things, Jaws will acquire certain equity interests of PCIH from Seller, its sole member, by way of its wholly-owned subsidiary, Merger Sub, merging with and into PCIH, with PCIH becoming a direct subsidiary of the Company, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(3)

Proposal No. 3 — The Equity Incentive Plan Proposal — To consider and vote upon the approval by ordinary resolution of the Equity Incentive Plan. We refer to this as the “Equity Incentive Plan Proposal.”

A copy of the Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex L.

(4)

Proposal No. 4 — The Employee Stock Purchase Plan Proposal — To consider and vote upon the approval by ordinary resolution of the Employee Stock Purchase Plan. We refer to this as the “Employee Stock Purchase Plan Proposal.” A copy of the Employee Stock Purchase Plan is attached to the accompanying proxy statement/prospectus as Annex K.

(5)

Proposal No. 5 — The Charter Proposal — To consider and vote upon the approval by special resolution of the amendment and restatement of the Existing Organizational Documents (as defined herein) in their entirety by the proposed new certificate of incorporation (the “Certificate of Incorporation”) of the Company (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), including authorization of the change in authorized share capital as indicated therein and the change of name of Jaws to “Cano Health, Inc.” in connection with the Business Combination. We refer to this as the “Charter Proposal.” A copy of the Certificate of Incorporation is attached to the accompanying proxy statement/prospectus as Annex C.

(6)

Proposal No. 6 — The Organizational Documents Proposals — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Certificate of Incorporation (collectively, the “Organizational Documents Proposals”), to approve the following material differences between the current amended and restated memorandum and articles of association of Jaws (the “Existing Organizational Documents”) and the Certificate of Incorporation and the proposed new bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Proposed Organizational Documents”) of the Company:

(A)

Organizational Documents Proposal 6A — An amendment to change the authorized capital stock of Jaws from (i) 400,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 40,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share, to (ii)                    shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”),                     shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”) (this proposal is referred to herein as “Organizational Documents Proposal 6A”);

(B)

Organizational Documents Proposal 6B — An amendment to authorize the Company Board to make future issuances of any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Company Board and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal 6B”);

(C)

Organizational Documents Proposal 6C — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation (this proposal is referred to herein as “Organizational Documents Proposal 6C”); and

(D)

Organizational Documents Proposal 6D — Certain other changes in connection with the replacement of Existing Organizational Documents with the Certificate of Incorporation and Bylaws to be adopted as part of the Domestication, including (1) changing the post-Business Combination corporate name from “Jaws Acquisition Corp.” to “Cano Health, Inc.,” which is expected to occur after the Domestication in connection with the Business Combination, (2) making the Company’s corporate existence perpetual, (3) electing to not be governed by Section 203 of the DGCL, (4) granting an explicit waiver regarding corporate opportunities to non-officer or non-employee directors of the Company and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the board of directors of Jaws believes are necessary to adequately address the needs of the Company after the

Business Combination (this proposal is referred to herein as “Organizational Documents Proposal 6D”).

(7)

Proposal No. 7 — The NYSE Proposal — To consider and vote upon a proposal by ordinary resolution to approve, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination and the Class A common stock issued in connection with the PIPE Investment (the “NYSE Proposal”).

(8)

Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal”).

These Shareholder Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of ordinary shares of Jaws at the close of business on March 24, 2021 (the “Record Date”) are entitled to notice of the Shareholders Meeting and to vote and have their votes counted at the Shareholders Meeting and any adjournments of the Shareholders Meeting.

After careful consideration, the board of directors of Jaws has determined that the Shareholder Proposals are fair to and in the best interests of Jaws and its shareholders and unanimously recommends that the holders of Jaws’ ordinary shares entitled to vote with respect to each of the Shareholder Proposals, vote or give instruction to vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Charter Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal.

The existence of any financial and personal interests of one or more of Jaws’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Jaws and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Jaws redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares, or (b) hold Public Shares through units, you elect to separate your units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company, Jaws’ transfer agent, in which you (a) request that Jaws redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to Continental Stock Transfer & Trust Company, Jaws’ transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public Shareholders may seek to have their Public Shares redeemed by Jaws, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Jaws ordinary shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds ordinary shares of Jaws on or before                    , 2021 (two (2) business days before the Shareholders

Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $        million on                    , 2021 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $         . A Public Shareholder who has properly tendered his, her or its Public Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.

Jaws shareholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on                    , 2021 (two (2) business days before the Shareholders Meeting) by (a) submitting a written request to the Transfer Agent that Jaws redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares of Jaws and (c) delivering their ordinary shares, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the Shareholders Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Jaws’ Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Jaws.

Pursuant to the Sponsor Letter Agreement, the Sponsor, officers and directors of Jaws have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Jaws Shares owned by them, directly or indirectly. Holders of the warrants will not have redemption rights with respect to the warrants.

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal is interdependent upon the others and must be approved in order for Jaws to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Domestication Proposal, Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal fails to receive the required approval by the shareholders of Jaws at the Shareholders Meeting, the Business Combination will not be completed. The Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution, being the approval of the holders of a majority of the ordinary shares, as of the Record Date, of the ordinary shares of Jaws that are present and vote at the Shareholders Meeting. The Organizational Documents Proposals are voted upon on a non-binding advisory basis only. The Domestication Proposal and the Charter Proposal will require a special resolution, being the approval of the holders of a majority of at least two-thirds, as of the Record Date, of the ordinary shares of Jaws that are present and vote at the Shareholders Meeting.

Unless we are required to meet virtually to take necessary precautions due to COVID-19, all shareholders of Jaws are cordially invited to attend the Shareholders Meeting in person. To ensure your representation at the

Shareholders Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a shareholder of record of Jaws ordinary shares, you may also cast your vote in person at the Shareholders Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Shareholders Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Whether or not you plan to attend the Shareholders Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/ prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Shareholders Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Barry S. Sternlicht, Chairman

                    , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT JAWS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST TENDER YOUR SHARES TO JAWS’ TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SHAREHOLDERS MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Jaws” refer to Jaws Acquisition Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware).

In this document:

“10% U.S. Shareholder” means a U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares.

“Adjournment Proposal” means the proposal to be considered at the Shareholders Meeting to adjourn the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting.

“Aggregate Transaction Proceeds” means an amount equal to the aggregate proceeds from the PIPE Investment and the aggregate cash proceeds available for release to Jaws from the Trust Account in connection with the Business Combination, less the aggregate amount of fees and expense payable by Jaws in connection with the Business Combination which remain unpaid as of immediately prior to the Closing and the aggregate accrued liabilities of Jaws as of the Closing.

“Amended and Restated Memorandum and Articles of Association” means Jaws’ Amended and Restated Memorandum and Articles of Association adopted by special resolution, dated May 13, 2020, as may hereafter be amended.

“ASC” means the Accounting Standards Codification.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, entered into as of November 11, 2020, by and among Jaws, Merger Sub, PCIH and Seller, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A.

“Business Combination Consideration” means, collectively, the Cash Consideration, 306,962,694 PCIH Common Units and 306,962,694 shares of Class B common stock assuming No Redemptions.

“Business Combination Proposal” means the proposal to be considered at the Shareholders Meeting to approve the Business Combination.

“Bylaws” mean the proposed bylaws of the Company to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Cano America” means Cano America, LLC.

“Cash Consideration” means $465,307,000, assuming No Redemptions.

“Cayman Islands Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.

“Certificate of Incorporation” means the proposed certificate of incorporation of the Company to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Charter Proposal” means Proposal No. 4 to approve the Certificate of Incorporation of the Company.

“Class A common stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class A ordinary shares” means the Class A ordinary shares of Jaws, par value $0.0001 per share.

“Class B common stock” means the Class B common stock of the Company, par value $0.0001 per share.

“Class B ordinary shares” means the Class B ordinary shares of Jaws, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the closing of the Business Combination occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” means the 24 months from the closing of the IPO within which Jaws is required to complete an initial business combination under its Amended and Restated Memorandum and Articles of Association.

“Company” means Jaws as a Delaware corporation by way of continuation following the Domestication and the Business Combination. Simultaneously with the Domestication and in connection with the Business Combination, Jaws will change its corporate name to “Cano Health, Inc.”

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“Company Shares” means, collectively, all shares of the Class A common stock and Class B common stock of the Company.

“Condition Precedent Proposals” means the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication” means the continuation of Jaws by way of domestication of Jaws into a Delaware corporation, with the ordinary shares of Jaws becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Certificate of Incorporation consistent with the DGCL and changing the name and registered office of Jaws.

“Domestication Proposal” means the proposal to be considered at the Shareholders Meeting to approve the Domestication.

“DTC” means the Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Employee Stock Purchase Plan” means the Cano Health, Inc. 2021 Employee Stock Purchase Plan, which will become effective on the Closing Date. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/ prospectus as Annex K.

“Employee Stock Purchase Plan Proposal” means the proposal to be considered at the Shareholders Meeting to approve the Employee Stock Purchase Plan.

“Equity Incentive Plan” means the Cano Health, Inc. 2021 Stock Option and Incentive Plan, which will become effective on the Closing Date. A copy of the Equity Incentive Plan is attached to this proxy statement/ prospectus as Annex L.

“Equity Incentive Plan Proposal” means the proposal to be considered at the Shareholders Meeting to approve the Equity Incentive Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Organizational Documents” means the current Amended and Restated Memorandum and Articles of Association adopted as of May 13, 2020 of Jaws.

“FATCA” means the Foreign Account Tax Compliance Act.

“foreign action” has the meaning provided in the Organizational Documents Proposals.

“GAAP” means U.S. generally accepted accounting principles.

“InTandem” means ITC Rumba, LLC.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Agreement” means the Investor Agreement to be entered into between the Company, certain equityholders of the Company and certain other parties, upon the consummation of the Business Combination. The form of the Investor Agreement is attached to this proxy statement/prospectus as Annex E.

“IPO” means Jaws’ initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on May 18, 2020.

“IPO registration statement” means the registration statements filed for Jaws’ IPO on Form S-1 declared effective by the SEC on April 23, 2020 (SEC File Nos. 333-237874 and 333-238241).

“Jaws” means Jaws Acquisition Corp. (which, prior to the Domestication, is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware and will be referred to as the “Company”).

“Jaws Board” means the board of directors of Jaws.

“Jaws Parties” means, collectively, Jaws and Merger Sub.

“Jaws Shares” means, collectively, the Class A ordinary shares and the Class B ordinary shares of Jaws.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Lock-up Agreement” means each of the Lock-Up Agreements to be entered into between the Company and certain equityholders of the Company upon the consummation of the Business Combination. The form of Lock-up Agreement is attached to this proxy statement/ prospectus as Annex F.

“Maximum Redemptions” means the maximum number of Class A ordinary shares of Jaws that may be redeemed in connection with the proposed Business Combination, while still satisfying the Minimum Cash Condition.

“Merger Sub” means Jaws Merger Sub, LLC, a Delaware limited liability company.

“Minimum Cash Condition” means, collectively, that (x) the aggregate amount of cash proceeds available for release to Jaws from the Trust Account plus the aggregate proceeds actually received from the PIPE Investment, less (i) amounts required for the redemptions each holder of Public Shares of Jaws is entitled to (to the extent such holder elects to exercise such redemption rights), (ii) the aggregate amounts of certain liabilities of Jaws and (iii) the aggregate amount of fees and expenses payable by Jaws in connection with the Business Combination and the transactions contemplated thereby that remain unpaid immediately prior to the Closing, shall be at least $1,025,000,000 and (y) the aggregate cash proceeds available for release to Jaws from the Trust Account (after giving effect to all redemptions of holders of Public Shares of Jaws entitled thereto) shall be an amount equal to at least $225,000,000.

“Morrow” means Morrow Sodali LLC, as proxy solicitor.

“No Redemptions” means no Class A ordinary shares of Jaws being redeemed in connection with the proposed Business Combination.

“NYSE” means The New York Stock Exchange.

“NYSE Proposal” means the proposal to be considered at the Shareholders Meeting to approve, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.02, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued in connection with the PIPE Investment.

“Organizational Documents Proposals” means, collectively, Organizational Documents Proposal 6A, Organizational Documents Proposal 6B, Organizational Documents Proposal 6C and Organizational Documents Proposal 6D.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 18, 2020, by and among Jaws, the Sponsor and Jaws’ independent directors.

“PCIH” means Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company.

“PCIH Acquisition Proposal” means, other than the transactions contemplated by the Business Combination Agreement and the related ancillary documents, (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases the Seller, PCIH or any of their respective controlled Affiliates (as defined in the Business Combination Agreement) or (ii) all or a material portion of the assets or businesses of the Seller, PCIH or any of their respective controlled Affiliates (in the case of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); or (b) any equity or similar investment in the Seller, PCIH or any of their respective controlled Affiliates.

“PCIH Common Units” means common units representing limited liability company interests of PCIH following the Business Combination, which will be non-voting, economic interests in PCIH.

“PFIC” means passive foreign investment company under the Code.

“PIPE Investment” means, collectively, (i) the private placement pursuant to which PIPE Investors have committed to make a private investment in the aggregate amount of $800,000,000 in public equity in the form of Class A common stock on the terms and conditions set forth in the Subscription Agreements and (ii) the permitted private placement under the Business Combination Agreement pursuant to which the Seller may, prior to the Closing and subject to the prior consent of Jaws and Cano America, direct Jaws to sell up to an additional 20,000,000 shares of Jaws’ Class A common stock.

“PIPE Investors” means the investors that have signed Subscription Agreements.

“Preferred Stock” means the shares of preferred stock, par value $0.0001, to be authorized for future issuance by the Company in connection with the Organizational Documents Proposals.

“Preferred Stock Designation” means the resolution or resolutions adopted by the Company Board providing for the issue of a series of Preferred Stock.

“Private Placement” means the private placement by Jaws of 10,533,333 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.

“Private Placement Warrants” means Jaws’ 10,533,333 warrants sold to the Sponsor simultaneously with the closing of the IPO in a private placement at a price of $1.50 per warrant. Each Private Placement Warrant is exercisable for one Class A ordinary share of Jaws at a price of $11.50 per share.

“Proposed Organizational Documents” means the proposed Bylaws and Certificate of Incorporation of the Company.

“proxy statement/prospectus” means the proxy statement/prospectus forming a part of this registration statement.

“Public Shareholders” means the holders of the Public Shares or Public Warrants that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Jaws’ Class A ordinary shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Warrant Holder” means holders of Jaws’ Public Warrants.

“Public Warrants” means Jaws’ warrants sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means March 24, 2021.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Amended and Restated Memorandum and Articles of Association

(as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Business Combination in accordance with Jaws’ Amended and Restated Memorandum and Articles of Association.

“Redemption Right” means the right of each Public Shareholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s Class A ordinary shares, at the Redemption Price in connection with the Shareholder Meeting.

“Related Agreements” means certain additional agreements to be entered into in connection with the Business Combination Agreement as further described in this proxy statement/prospectus.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of PCIH to be executed upon the consummation of the Business Combination. The form of the Second Amended and Restated Limited Liability Company Agreement is attached to this proxy statement/prospectus as Annex G.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Primary Care (ITC) Holdings, LLC, a Delaware limited liability company, as the sole member of PCIH immediately prior to the Business Combination.

“Seller Nominees” means the board members of the Company nominated by the Seller.

“Seller Unitholders” means, collectively, ITC Rumba, LLC, Cano America and Comfort Health Management LLC.

“Shareholder Proposals” means, collectively, (i) the Domestication Proposal, (ii) the Business Combination Proposal, (iii) the Equity Incentive Plan Proposal, (iv) the Employee Stock Purchase Plan Proposal, (v) the Charter Proposal, (vi) the Organizational Documents Proposals, (vii) the NYSE Proposal and (viii) the Adjournment Proposal.

“Shareholders Meeting” means the extraordinary general meeting of Jaws’ shareholders, to be held at 9 a.m., Eastern Time, on                    , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding the novel coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

“Sponsor” means Jaws Sponsor, LLC, a Delaware limited liability company.

“Sponsor Parties” means the Sponsor and Jaws’ independent directors.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated as of November 11, 2020, entered into by Jaws, Seller, PCIH and the Sponsor Parties upon the signing of the Business Combination. A copy of the Sponsor Letter Agreement is attached to this proxy statement/prospectus as Annex H.

“Sponsor Parties” means the Sponsor and Jaws’ independent directors.

“Target Companies” means PCIH and its subsidiaries unless the context provides otherwise.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into between the Seller, the Company, the Sponsor and holders of interests in PCIH upon the completion of the Business Combination. A form of the Tax Receivable Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I.

“Termination Date” means June 11, 2021; provided that if the SEC has not declared this registration statement of which this proxy statement/prospectus forms a part of to be effective on or prior to June 11, 2021, then the Termination Date means July 11, 2021.

“Transaction Support Agreement” means those certain Transaction Support Agreements, by and between Jaws, on the one hand, and each of the Seller Unitholders, on the other hand, in each case dated as of November 11, 2020.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.

“Trust Account” means the trust account of Jaws, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Unit” means a unit sold in the IPO (including pursuant to the overallotment option) consisting of one Public Share and one-third of a Public Warrant.

“Warrants” means the Public Warrants and the Private Placement Warrants of Jaws.

“Working Capital Loans” means certain loans that may be made by the Sponsor or an affiliate of the Sponsor, or certain of Jaws’ officers and directors in connection with the financing of a business combination.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Company’s stockholders following the Business Combination are for illustrative purposes only and assume the following:

1.

No Public Shareholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on                    , 2021 of $        . Please see the section entitled “Shareholders Meeting — Redemption Rights”;

2.

All PCIH Common Units, together with the cancellation of all shares of Class B common stock, are exchanged for shares of Class A common stock at such time (even if not yet permitted under the terms of the Second Amended and Restated Limited Liability Company Agreement). Please see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement”;

3.

For purposes of the number of Class A ordinary shares redeemable, assuming Maximum Redemptions, the per share redemption price is $        ; the actual per share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination;

4.	The PIPE Investors acquire at the Closing, in accordance with the Subscription Agreements, 80,000,000 shares of Class A common stock, for an aggregate purchase price of $800,000,000;

5.	None of the Class A common stock reserved for issuance under the Equity Incentive Plan or the Employee Stock Purchase Plan has been issued; and

6.	None of the warrants to purchase Class A common stock have been exercised for shares of Class A common stock.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which PCIH competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by PCIH based on such sources and PCIH’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which PCIH operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to PCIH’s Business and the Company Following the Business Combination” and elsewhere in this proxy statement/ prospectus.

TRADEMARKS AND SERVICE MARKS

PCIH and its subsidiaries own numerous or license domestic and foreign trademarks and other proprietary rights that are important to their businesses. PCIH and its subsidiaries own or have rights to use the trademarks, service marks and trade names that they use in conjunction with the operation of our business.

Some of the more important trademarks that we own or have rights to use that appear in this proxy statement/prospectus may be registered in the U.S. and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this proxy statement/prospectus is owned or used under license by such company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for Jaws and PCIH to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future performance of, and anticipated financial impact on, the Company following the Business Combination;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Jaws and PCIH managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Jaws, PCIH and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Jaws’ views as of any subsequent date. Jaws does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your ordinary shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against PCIH or Jaws following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination, including due to the failure to obtain approval of the Jaws shareholders, the failure of Jaws to retain sufficient cash in the Trust Account or find replacement cash to meet the requirements of the Business Combination Agreement or the failure to meet other conditions to closing in the Business Combination Agreement;

•	the amount of redemption requirements made by Public Shareholders;

•	the inability to maintain the listing of the Class A common stock of the Company on NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably and retain its key employees;

•	costs related to the Business Combination;

•	the inability to develop and maintain effective internal controls;

•

the risk that PCIH’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support;

•

changes in applicable laws or regulations, including with respect to health plans and payers and the Company’s relationships with such plans and payers, and provisions that impact Medicare and Medicaid programs;

•	the ability of the Company to realize expected results with respect to patient membership, revenue and earnings;

•	the Company’s ability to enter into new markets and success of acquisitions;

•	the risk that the Company may not be able to procure sufficient space as it continues to grow and open additional medical centers;

•	the Company’s predictions about need for its wellness centers after the pandemic, including the attractiveness of its offerings and member retention rates; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the Shareholders Meeting, including the Business Combination Proposal, and whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors.” See also the section entitled “Where You Can Find More Information.”

References in this section to “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Overview of PCIH

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.

We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our approximately 106,000 members across 14 markets, through our 222 employed providers (physicians, nurse practitioners, physician assistants) and 398 clinical support employees at our 71 owned medical centers and over 500 affiliate providers as of December 31, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health — Key Performance Metrics” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients alike — the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.

Founded in 2009 by Dr. Marlow Hernandez to address an unmet need for quality care in his hometown community, we provide access to high-quality care to primarily underserved and dual-eligible populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payers.

We operate in the $800 billion Medicare market, which is growing at 8% annually, with a focus on the $270 billion Medicare Advantage market, which is growing at 14% annually and is supported by robust industry tailwinds. For instance, according to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, resulting in an increase of approximately $1 billion in our total addressable market each week. Within Medicare, Medicare Advantage penetration is projected to grow from 34% of the market for

Medicare in 2020 to 50% in 2025 and enjoys broad bipartisan political support. Within the Medicare market, we focus almost exclusively on value-based care payment models, which has potential market growth of greater than 30% annually. There has been a rapid shift toward value-based care within Medicare, as value-based care aligns incentives of providers, payers and patients, drives better care and superior patient experiences and allows providers to achieve profitability by improving member health outcomes. Despite this shift, only a few providers are currently able to effectively and efficiently supply this demand, and we are one of the leading value-based care providers in the nation.

Our Strengths

Putting members first: We focus on a Medicare-eligible population, which generally has consistent and clinically-cohesive needs and which we believe represents a population base where we can have the greatest positive impact while improving member outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. Within the Medicare population that we serve, a majority are dual-eligible (i.e. eligible for both Medicare and Medicaid) — a complex population that accounts for a disproportionate amount of healthcare spending and is challenging to manage due to physical, behavioral and social issues that impact health. It is with this population, who traditionally lacks access to high-quality primary care and preventive services, where we have the greatest impact by creating customized care plans that directly address healthcare needs.

Our proprietary care management platform: CanoPanorama, our proprietary population health management technology-powered platform, enables us to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). In 2019, the Healthcare Effectiveness Data and Information Set, or HEDIS, quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Strong payer relationships: We predominantly enter into capitated contracts with the nation’s largest payers (including health plans and CMS) to provide holistic, comprehensive healthcare. We predominantly recognize defined per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients — the more we improve health outcomes, the more profitable we will be over time. Moreover, due to the clinical outcomes that we have achieved, we have been ranked as the top provider in our markets by multiple health plans. We have developed a special relationship with Humana Inc., or Humana, a market leader among Medicare Advantage plans. We are both the largest and highest quality provider for Humana in Florida, its largest Medicare Advantage market, serving more than 57,000 Humana members. We are working with Humana to replicate our successful outcomes in other markets and have recently entered into expansion agreements with them which provides a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024.

Multi-pronged growth strategy: We have experienced strong growth through our flexible, multi-pronged strategy in both new and existing markets. We have a proven track record of organic growth, having consistently grown membership approximately 40% organically annually between 2017 and 2020. We have successfully developed de novo medical centers, including 16 medical centers in the 24 months ended December 31, 2020. Organic growth has been further fueled by the selective conversion of our best-performing affiliates into Cano owned medical centers, and the purchase of locally adjacent practices that lead to new members and facilities. To date, purchases of these adjacent practices have been immaterial to our overall revenues and growth rates. This growth has been complemented by significant, highly accretive acquisitions that have enabled us to scale into new markets and build density in existing markets. Finally, direct contracting, a new delivery model in which CMS contracts directly with providers, represents a significant potential increase in the size of the value-based Medicare market.

Strong history of financial performance: We have experienced strong growth since completing our recapitalization in December 2016. For the years ended December 31, 2019 and 2020, we had total revenue of $364.4 million and $829.4 million, respectively. In the years ended December 31, 2019 and 2020, we had a net loss of $16.2 million and $74.8 million, respectively.

Significant Challenges Face the Healthcare System Today

The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of the Organization for Economic Co-operation and Development (“OECD”). The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 28% of Americans with two or more chronic conditions compared to an 18% OECD average and an estimated $850 billion of wasted healthcare spending annually. Moreover, physician satisfaction with the current healthcare model is low. For example, 63% of referring physicians are dissatisfied with the referral process and 70% of specialists rate background information from referrals as fair or poor.

We believe that primary care is uniquely positioned to address these healthcare challenges. By sitting at the top of the funnel, primary care directly influences over $2 trillion of downstream annual healthcare spending in the U.S. For context, an average primary care physician, or PCP, directly generates only $500,000 of annual healthcare revenue, but influences $10 million of annual spending in the broader healthcare ecosystem.

Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of PCP groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the PCP landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.

We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare

While seniors have an option to select original fee-for-service Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.

We believe that the traditional fee-for-service model does not optimally incentivize physicians — it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payers and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payer model, as it aligns the incentives of (i) providers, (ii) payers, and (iii) patients, and drives better care and superior patient experiences. In a value-based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.

As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, increasing annual Medicare spending of $800 billion in 2020 to a projected $1,250 billion by 2025. Within Medicare, Medicare Advantage penetration is projected to grow from 34% in 2019 to 50% by 2025 at a compounded annual growth rate of 14%. Of the approximately 24.1 million beneficiaries in Medicare Advantage today, only an estimated 30% are currently enrolled in value-based care models, but this percentage is rapidly increasing, and is expected to experience greater than 30% annual growth.

The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service Medicare, Medicare Advantage has broad bipartisan political support.

While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payers in which we recognize recurring per member per month capitated revenue. These payers include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, Aetna (or their respective affiliates) and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). Given our history with capitated contracts, we have highly predictable member economics with respect to medical costs. In this capitated arrangement, our goals are well-aligned with payers and patients — the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.

Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities

Our ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare position us well to expand into similar new markets. Approximately 50% of our members are dual-eligible, qualifying for both Medicare and Medicaid. These members tend to be sicker than the average Medicare patient, and often previously had limited access to quality healthcare.

Our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We are consistently able to serve low-income communities efficiently and are among the only scaled primary care groups making an impact in these communities with a successful track record across multiple markets. Many people in these communities have very limited or no access to quality healthcare. We have added medical centers in economically depressed communities, contributing to their revitalization.

Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new direct contracting programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20% co-payments required with fee-for-service Medicare or supplemental insurance coverage to cover such co-payments and certain other benefits that promote access to care and quality of care.

10+ Year History of Growth Becoming a National Platform

We were founded in 2009 by our Chief Executive Officer, Dr. Marlow Hernandez, at the height of the Great Recession, to address the unmet need for high-quality, patient-centric care in his home community of Pembroke Pines, Florida. Since then, we have evolved into a national platform in response to strong patient, physician and payer demand. Our physician-led management team has been responsible for our success and remains committed to our vision to be the nation’s preeminent value-based primary care provider.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from 2 markets in 2017 to 14 markets as of December 31, 2020, while growing membership from 13,685 members in 2017 to approximately 106,000 members as of December 31, 2020. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. For context, in Florida, we maintain an approximately 2.9% share of the Medicare Advantage market and an approximately 1.4% share of the Medicare market as a whole and are rapidly expanding across multiple new markets.

The map below illustrates our current and near-term markets, and states which we have identified for potential future expansion. Our future expansion states share important factors with our current markets, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We do not currently have definitive agreements in place to begin operating in any of the states we have identified for future expansion. We will likely need to raise additional capital to expand into these states.

	2017	2018	2019	2020
Markets	2	3	7	14
Owned medical centers	9	19	35	71
Members at period end	13,685	25,010	41,518	105,707

Services Built Around Principles

We were established to offer high-quality, patient-centric primary care services that reduce costs for both healthcare payers and patients. We partner with healthcare payers, including health plans and the federal government, primarily under capitated contracts to manage all of the healthcare needs of our members. Our success is driven by a relentless focus on the “quadruple goal” of delivering low cost and high-quality care, with a great patient experience, all while developing lifelong bonds with members.

To meet the great challenge facing the healthcare system today and achieve the “quadruple goal,” we follow the following key principles:

•	Patient-Centered: We put members first. We show empathy and treat members like family. Every Cano Health associate takes responsibility for delivering first-class services.

•	Service-Focused: We show initiative at every opportunity and form enduring relationships with our members and our colleagues.

•	Results-Oriented: We are obsessive about clinical outcomes and collaborate to succeed as a team.

•	Trustworthy & Transparent: We always strive to do the right thing — ethically, legally and professionally.

•	Continuously Improving: We are persistent in our pursuit of excellence.

Our Approach

We are entering a new era in healthcare services where value-based care is delivered through an integrated model, which itself becomes a powerful differentiator. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payers.

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including the reduction in patient emergency room visits and hospital admission, among other metrics.

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Payers: Payers want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings increases the premiums paid by CMS to health plans, our quality primary-care-driven membership growth, and our scaled, highly professional value-based provider group can deliver quality care.

We enter into employment agreements with our employed providers to delivery services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization. We enter into Primary Care Physician Provider Agreements, with affiliated physicians pursuant to which we provide administrative services, including payer and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional persons or entities such as general business corporations.

The Cano Health Care Delivery Platform

The key attributes of the Cano Health care delivery platform are:

CanoPanorama: To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics that cover every aspect of patient care. Using CanoPanorama, we are able to generate a 360-degree view of our members, which empowers providers to make better care decisions and reduce gaps in care. Importantly, this allows providers to maintain health, not just treat disease.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). In 2019, the Healthcare Effectiveness Data and Information Set (the “HEDIS”) quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Patient focus: We focus on a Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has consistent clinically-cohesive needs which, if properly managed, represents the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.

Relationships with leading health plans: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates). These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets.

CanoPanorama, Our Proprietary and Scalable Population Health Management Platform

The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.

Our technology-powered model provides the healthcare providers at our medical centers with a 360-degree view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.

CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payer partners into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the company, generate action based on algorithms that push alerts to trigger a visit from our Cano@Home service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.

Key highlights of the CanoPanorama system include:

Data Ingestion, Aggregation and Analytics

•	Near real-time data provisioning across the platform

•	Data warehouses afford high degree of visibility into patient cohorts

•	Dynamic risk stratification using third-party and historical encounter data

Decision Support & Cohort Management

•	Targeted clinical recommendations based on clinician input and ascribed statistical models

•	Robust suite of proprietary templates, workflows, and alert mechanisms

•	Track provider performance and adherence to standards

Care Coordination

•	Sophisticated algorithms trigger actions across all clinical functions

•	End-to-end coordination across all member touchpoints

•	Comprehensive electronic auditing and quality control mechanisms

Our clinical team develops a care plan for each member that takes into account their risk factors, health conditions and social determinants of health. Low-risk members receive a care plan that focuses on preventive and wellness activities. Medium and high-risk members receive targeted care plans that are customized to address their health needs.

The CanoPanorama system also enables us to establish rigorous measurement protocols across our company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take aggressive action where a score misses its objective target creating a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees, and offers support to physicians to optimize quality and utilization. Accordingly, CanoPanorama represents a consistent feedback loop that is constantly improving value to all stakeholders.

We Deliver Superior Clinical Results and Patient Satisfaction

We provide personalized care to each member by focusing on wellness and preventive care, care coordination and social determinants of health. Where acute care is needed, we ensure that we deliver the right care, in the right setting, at the right time. As described earlier, this is supported by our proprietary population health management platform, CanoPanorama, and our modern medical centers, through which we deliver superior clinical results. In 2019, our members received a HEDIS quality score of 4.7 out of 5.0, as compared to the national average of 4.06. HEDIS is a national survey that provides a comprehensive set of standardized performance measures designed to provide purchasers and consumers with the information they need for reliable comparison of health plan performance. HEDIS measures relate to many significant public health issues, such as cancer, heart disease, smoking, asthma and diabetes. Given our average Medicare member age of 73 and the socioeconomic demographic of our member population, we are especially proud of this achievement.

Our reimagined approach to caring for a patient population with a high prevalence of chronic conditions driven by our purpose-built CanoPanorama technology-powered platform has resulted in superior clinical outcomes. Examples of our clinical results among our members include:

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45% lower mortality rate, as compared to the Medicare fee-for-service benchmark mortality rate (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%)

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57% lower hospital admits per thousand, as compared to the Medicare national average benchmark (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370)

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59% lower ER visits per thousand, as compared to the Medicare national average benchmark (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091)

•	27% better than 5-star National Committee for Quality Assurance (“NCQA”) benchmark in diabetes treatment

•	14% better than 5-star NCQA benchmark in controlling high blood pressure

Our approach also delivers high member satisfaction. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth referrals contribute to our high organic growth rates.

Patient satisfaction can be measured by a provider’s Net Promoter Score (“NPS”) which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Long-Standing Relationships and Preferred Provider with Leading Health Plans

We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates), and these plans and others are seeking further opportunities to expand their relationship with us beyond our current markets.

We contract with health plans for globally capitated contracts. Under these contracts, we generally recognize a pre-negotiated percentage of the monthly premium health plans receive from CMS for each managed member. Payers are accelerating adoption of this model because it allows them to lock in a predictable and stable margin and pass off the associated risk of membership healthcare expenses to the provider. Moreover, partnering with sophisticated, scaled and high-quality providers like us allows health plans to achieve greater market share and higher quality scores, which are financially rewarded by CMS. Our relationships with our payer partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payer relationships will continue to be enduring.

In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we are Humana’s largest and highest quality primary care provider serving approximately 57,000 Humana members. Humana has indicated a strong desire to partner with sophisticated primary care providers in its other core markets, but in most of those markets, there is a scarcity of primary care providers that have our capabilities. Seeking a best-in-class, value-based provider partner to enhance its member retention, quality, margins and growth, Humana has entered into agreements with us that provide a roadmap to our opening up to 50 Humana-funded medical centers from 2020 to 2024. In 2020, pursuant to our expansion agreements with Humana, we opened four medical centers in San Antonio, Texas and three medical centers in Las Vegas, Nevada. Between 2021 and 2024, we intend to work with Humana to open additional medical centers in other cities across the southwestern U.S. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Our Multi-Pronged Growth Strategy

Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) our direct contracting opportunity.

Organic Growth in Current Markets

We have demonstrated consistent organic membership growth of approximately 40% annually between 2017 and 2020. Organic growth is driven by increasing capacity at existing medical centers, ramping new de novo medical centers, consolidating the best performing of our existing affiliates, and acquiring small nearby practices whose patients and facilities are blended with our nearby owned medical centers. Our existing medical centers in South Florida currently operate at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers. We are planning to build approximately 15 to 20 de novo medical centers annually. We will be required to raise additional capital through a new equity or debt financing or the incurrence of additional indebtedness to support these plans. We have historically successfully developed de novo medical centers, including 16 medical centers in the 24 months ended December 31, 2020. With our proven ability to leverage existing infrastructure and ramp up new medical centers quickly, our historical average time to breakeven for de novo centers that have achieved profitability to date has been four to six months.

Continued Expansion into New Markets

We have successfully entered into 12 new markets since 2017 and as of December 31, 2020 are operating in 14 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy based on the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and then work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that generally range from 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate providers. This highly flexible model enables us to choose the right solution for each market.

Execute on Accretive Acquisitions

We supplement our organic growth through our accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health — Key Factors Affecting Our Performance — Significant Acquisitions.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We have a strong pipeline of acquisition targets and dedicated teams assigned to sourcing and integrating acquisitions. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities. Our historical experience highlights our proven track record of fully integrating acquisitions within three to four months and achieving robust near-term earnings growth through operational improvements. We will be required to raise additional capital through new equity or debt financings or the incurrence of additional indebtedness to support our acquisition strategy.

Direct Contracting Opportunity

Direct contracting is a new delivery model in which CMS contracts directly with providers designated as Direct Contracting Entities, or DCEs, and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service. Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focuses more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which runs from October 1, 2020 through March 31, 2021. The Implementation Period provides us an opportunity to prepare for the first Performance Year (PY1), which starts on April 1, 2021. We have been assigned to approximately 8,100 beneficiaries under this program. According to the industry group HCP-LAN, a shift toward value-based care for Medicare patients (e.g., direct contracting) may increase the share of Medicare value-based payments from 30% of total payments in 2020 to 100% by 2025, tripling the current value-based Medicare market to $800 billion.

Competition

We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities.

Impact of COVID-19

Despite operating in the worst pandemic in over 100 years, our recurring revenue model has allowed us to remain economically resilient throughout COVID-19 and the economic downturn resulting from the pandemic.

Once the outbreak gained momentum, we remained open and augmented our program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in their home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our members, staff and community. Our medical centers remained open for urgent visits and necessary procedures.

We made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. We believe this decision has and will continue to engender loyalty from our employees and was in effect an investment in our staff and a meaningful demonstration of a corporate culture that values our employees, especially during times of heightened stress.

As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allows physicians to screen members for COVID-19 and related complications, as well as to refer them to a specialized team that is dedicated to helping COVID-19 members. The module includes 20 questions that were sent to members on a daily basis, collecting hundreds of thousands of responses in the process. An algorithm then assessed the risk level of each member who responded and high-risk members were referred to our COVID-19 taskforce. The taskforce then employed updated algorithms and treatment tools to treat those members based on the latest guidance.

The net result of our actions translated to:

•	over 340,000 completed primary care physician visits (both in person and televisits) between March 23, 2020 and December 31, 2020 using CanoPanorama;

•	over 95% of primary care physician visits were conducted as televisits at the peak of COVID-19 in mid-April 2020; and

•

an approximately 60% lower mortality rate, based on a study we conducted comparing our managed care members with an age- and gender-matched mirror group in the state of Florida from April 1, 2020 to May 31, 2020.

Based on our experience operating in the COVID-19 environment, we have identified the following learnings and trends:

•

We are in a position to provide more services to members with our telemedicine and mobile health solutions, including Cano@Home, which increases member access to care and decreases the cost of service.

•

Being able to serve more members with telemedicine solutions creates additional touchpoints for us as well as additional opportunities to capture timely data regarding member medical conditions and needs. This provides more opportunities to trigger actions through CanoPanorama designed to enhance the well-being of our members.

•

We believe that many of our members will look for opportunities to reconnect in person with others after the crisis abates. Our wellness centers are designed to foster social interaction that members crave and we believe this will make our medical center offerings more attractive and result in increased enrollment of new members.

•	Based on the high scores in the member satisfaction surveys conducted during the COVID-19 pandemic, we believe that our member retention rates following the crisis will remain above industry norms.

The Parties to the Business Combination

Jaws

Jaws is a blank check company incorporated on December 27, 2019 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On May 18, 2020, Jaws consummated the IPO of 69,000,000 Units, including the issuance of 9,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of $690 million. Each Unit consists of one Public Share and one-third of a Public Warrant. Each whole Public Warrant entitles the holder to purchase one Public Share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, Jaws consummated the Private Placement of 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to our Sponsor, generating gross proceeds of $15,800,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share.

Jaws incurred $37,748,594 in transaction costs, including $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards our offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs in connection with the IPO and the sale of the Private Placement Warrants.

Upon the closing of the IPO and the Private Placement, $690 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placement Warrants in the Private Placement was placed in a trust account and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Jaws meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by Jaws, until the earlier of: (i) the completion of an initial business combination; and (ii) the distribution of the Trust Account. As of                    , 2021, there was approximately $        million held in the Trust Account.

Jaws’ Units, Public Shares and Public Warrants are listed on the NYSE under the symbols “JWS.U,” “JWS” and “JWS WS,” respectively. Jaws’ principal executive offices are located at Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139.

Upon the effectiveness of the Domestication, Jaws will become a Delaware corporation and will change its corporate name to “Cano Health, Inc.” and all outstanding securities of Jaws will convert to outstanding securities of the Company. Jaws will apply for listing, to be effective at the time of the Business Combination, of the Company’s Class A common stock and warrants on the NYSE under the proposed symbols “CANO” and “CANO WS,” respectively.

Jaws Merger Sub, LLC

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Jaws formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

PCIH

Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company, is a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. See “— Overview.” PCIH is a wholly-owned subsidiary of the Seller.

The Seller

Primary Care (ITC) Holdings, LLC, a Delaware limited liability company, is the parent of PCIH and owns no material assets other than the equity securities of PCIH.

The Proposals to be Submitted at the Shareholders Meeting

References in this section to “we,” “us,” “our” and other similar terms refer to Jaws prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

The following is a summary of the proposals to be submitted at the Shareholders Meeting of Jaws. None of the Organization Documents Proposals, which will be voted upon on a non-binding advisory basis only, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting.

Shareholder Proposal 1: The Domestication Proposal

As discussed in this proxy statement/prospectus, Jaws will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Jaws Board has unanimously approved the Domestication Proposal. If approved, the Domestication will become effective immediately prior to the consummation of the Business Combination and will be effected by the filing of a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and the filing of an application to de-register with the Registrar of Companies of the Cayman Islands. The Domestication Proposal, if approved, will authorize a change of Jaws’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Jaws is currently governed by the Cayman Islands Companies Act, upon Domestication, the Company will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Organizational Documents and the Proposed Organizational Documents. Accordingly, we encourage shareholders to carefully consult the information set out below under the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

On the effective date of the Domestication and immediately prior to the consummation of the Business Combination, (i) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock; (ii) the issued and outstanding redeemable warrants that were registered pursuant to the IPO will automatically become redeemable warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding Public Warrants as a result of the Domestication); (iii) each issued and outstanding unit of Jaws not otherwise separated into the underlying Class A common stock of the Company and the corresponding one-third of a Public Warrant will be cancelled and will entitle the holder thereof to one share of the Class A common stock of the Company and one-third of a redeemable warrant to acquire one share of Class A common stock of the Company at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement; (iv) each issued and outstanding Class B ordinary share of Jaws will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into one share of Class A common stock; and (v) the issued and outstanding warrants of Jaws issued in the Private Placement will automatically become warrants to acquire shares of Class A common stock of the Company at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding Private Placement Warrants as a result of the Domestication).

Upon the effectiveness of the Domestication, Jaws will continue its existence in the form of a Delaware corporation and will change its corporate name to “Cano Health, Inc.” Please read the section entitled “Shareholder Proposal 1: The Domestication Proposal” for further details.

Shareholder Proposal 2: The Business Combination Proposal

As discussed in this proxy statement/prospectus, Jaws is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, at the Effective Time (as defined in the Business Combination Agreement) after completion of the Domestication, the Company will acquire certain equity interests of PCIH from the Seller, its sole member, by way of the Company’s wholly-owned subsidiary, Merger Sub, merging with and into PCIH and becoming a direct subsidiary of the Company as a result thereof. After consideration of the factors identified and discussed in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Jaws Board’s Reasons for the Approval of the Business Combination,” the Jaws Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for

Jaws’ IPO, including that the businesses of PCIH had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Shareholder Proposal 2: The Business Combination Proposal.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Jaws will effect the Business Combination with the Seller in exchange for the Seller receiving a combination of cash consideration and certain newly-issued shares of Class B common stock of the Company, which will have no economic value, but will entitle the Seller to one vote per issued share and will be issued on a one-for-one basis for each membership unit in PCIH retained by the Seller following the Business Combination, and retaining certain equity interests of PCIH. The cash consideration, the Class B common stock and the retained PCIH Common Units, collectively, constitute the Business Combination Consideration.

For further details, see “Shareholder Proposal 2: The Business Combination Proposal — Business Combination Consideration.”

Closing Conditions

The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (a) the approval and adoption by Jaws’ shareholders of the Business Combination Agreement and transactions contemplated thereby; (b) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) that is continuing as of the Closing; and (d) the Minimum Cash Condition is satisfied at the Closing.

See the section entitled “Shareholder Proposal 2: The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.

Shareholder Proposal 3: The Equity Incentive Plan Proposal

Jaws is proposing that its shareholders approve the Equity Incentive Plan which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing. The Equity Incentive Plan Proposal is cross-conditioned on the approval of the other Condition Precedent Proposals. A summary of the Equity Incentive Plan is set forth in the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal” of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex L.

Shareholder Proposal 4: The Employee Stock Purchase Plan Proposal

Jaws is proposing that its shareholders approve the Employee Stock Purchase Plan which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing. The Employee Stock Purchase Plan Proposal is not conditioned on the approval of any other proposal. A summary of the Employee Stock Purchase Plan is set forth in the section entitled “Shareholder Proposal 4: The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus and a complete copy of the Employee Stock Purchase Plan is attached hereto as Annex K.

Shareholder Proposal 5: The Charter Proposal

Jaws is proposing that its shareholders approve the amendment and restatement of the Existing Organizational Documents (as defined herein) in their entirety by the proposed Certificate of Incorporation of the Company, including authorization of the change in authorized share capital as indicated therein and the change of name of Jaws to “Cano Health, Inc.” We encourage shareholders to carefully consult the information set out below under the section entitled “Shareholder Proposal 5: The Charter Proposal” of this proxy statement/prospectus and a complete copy of the Certificate of Incorporation is attached hereto as Annex C.

Shareholder Proposal 6: The Organizational Documents Proposals

Jaws is proposing that its shareholders approve, on a non-binding advisory basis, seven separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents, under Cayman Islands law, with the Proposed Organizational Documents, under the DGCL. The Jaws Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of the Company after the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

A.

Organizational Documents Proposal 6A — An amendment to authorize the change in the authorized capital stock of Jaws from (i) 400,000,000 Class A ordinary shares, 40,000,000 Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per share, to (ii)              shares of Class A common stock,              shares of Class B common stock and 10,000,000 shares of Preferred Stock;

B.

Organizational Documents Proposal 6B —  An amendment to authorize the Company Board to make future issuances of any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Company Board and as may be permitted by the DGCL;

C.	Organizational Documents Proposal 6C — An amendment to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation; and

D.

Organizational Documents Proposal 6D —  An amendment to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Certificate of Incorporation and Bylaws to be adopted as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Jaws Acquisition Corp.” to “Cano Health, Inc.” (which is expected to occur after the Domestication in connection with the Business Combination), (ii) making the Company’s corporate existence perpetual, (iii) electing to not be governed by Section 203 of the DGCL and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Jaws Board believes are necessary to adequately address the needs of the Company after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set forth in the section entitled “Shareholder Proposal 6: The Organizational Documents Proposals” and the full text of the Certificate of Incorporation and Bylaws of the Company, attached hereto as Annex C and Annex D, respectively.

Shareholder Proposal 7: The NYSE Proposal

Jaws is proposing that its shareholders approve by ordinary resolution, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued in connection with the PIPE Investment. For additional information, see “Shareholder Proposal 7: The NYSE Proposal.”

Shareholder Proposal 8: The Adjournment Proposal

Jaws is proposing that if, based on the tabulated vote, there are not sufficient votes at the time of the Shareholders Meeting to authorize Jaws to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), the Jaws Board may submit a proposal to adjourn the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Shareholder Proposal 8: The Adjournment Proposal.”

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal and the Executive Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Neither the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Jaws Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with PCIH, the Jaws Board consulted with our management and legal counsel as well as financial and other advisors, and the Jaws Board considered and evaluated several factors. In particular, the Jaws Board considered, among other things, the following factors, although not weighted or in any order of significance:

•	PCIH’s mission to deliver best-in-class care to underserved seniors;

•	the Hims management team, which will remain in place after the Business Combination;

•	PCIH’s attractive valuation;

•	the strong financial condition of PCIH;

•	PCIH’s strong relationship with healthcare insurers;

•	the attractiveness of PCIH’s strategic growth plan;

•	PCIH’s plan for customized and efficient patient care;

•	PCIH’s creation of a proprietary techonology-enabled patient care platform;

•	the projected growth of PCIH’s targeted Medicare Advantage market;

•	the terms of the Business Combination Agreement and the related agreements; and

•	the results of the due diligence investigation conducted by Jaws’ management.

The Jaws Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Potential inability to complete the Business Combination;

•	Business risks of PCIH;

•	The post-Business Combination corporate governance and the terms of the Investor Agreement;

•	The limits of the Jaws Board’s review of the Business Combination;

•	Limited survival of remedies for breaches of representations, warranties or covenants of PCIH;

•	Interests of Jaws’ directors and executive officers in the Business Combination, which may differ from those of Jaws’ shareholders and warrant holders generally; and

•	Inability to pursue other potential transactions.

For a more complete description of the Jaws Board’s reasons for approving the Business Combination and the factors and risks considered by the Jaws Board, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Jaws Board’s Reasons for the Approval of the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination.”

Second Amended and Restated Limited Liability Company Agreement

Effective as of immediately before the Effective Time, the limited liability company agreement of PCIH shall be amended and restated in its entirety to provide that PCIH’s outstanding membership interests will consist of PCIH Common Units and the Company will be admitted as the Managing Member of PCIH. Each holder of PCIH Common Units shall be entitled at any time to exchange all or any portion of its PCIH Common Units, together with the cancellation of an equal number of Class B common stock, for a number of Class A common stock equal to the product of (i) the number of PCIH Common Units to be exchanged multiplied by (ii) an exchange rate which will initially be one to one but which will be subject to adjustment as set forth therein. In the event PCIH Common Units are exchanged for Class A common stock, Jaws’ shareholders may experience dilution. See “Risk Factors — Risks Related to the Business Combination and Jaws — Jaws’ shareholders will experience dilution due to the issuance to the Seller of securities entitling it to a significant voting stake in the Company.” Notwithstanding the foregoing, the Company may, at its sole discretion, in lieu of delivering Class A common stock for any PCIH Common Units surrendered for exchange, pay an amount in cash per PCIH Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement.”

Tax Receivable Agreement

Upon the completion of the Business Combination, the Company will be a party to a Tax Receivable Agreement. Under the terms of that agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company has recorded an estimated tax receivable liability of $33.3 million assuming (1) $465.3 million of cash paid to historical owners of PCIH, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Seller were to exchange their PCIH equity interests for Company Class A common stock at Closing, the Company would recognize a liability of approximately $1,138.4 million.

For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement.”

Investor Agreement

At the Closing, the Company, the Seller and certain equityholders of the Company (including InTandem, Cano America, Sponsor and each of the directors and executive officers of the Company immediately after the Effective Time (the “Investors”) and the independent directors of Jaws (the “Jaws Directors”)) shall enter into the Investor Agreement pursuant to which the Investors and Jaws Directors are granted customary shelf, demand and piggy-back registration rights and the Investors and Jaws Directors agree not to transfer certain securities through the date that is six months from the Closing Date, subject to certain exceptions.

For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Agreement.”

Sponsor Letter Agreement

In connection with the Business Combination, Jaws, the Seller, PCIH and the Sponsor Parties entered into the Sponsor Letter Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the Sponsor Parties have agreed, among other things, to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents of Jaws, (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in Jaws prior to the Closing Date, or the earlier termination of the Business Combination Agreement. For additional information, see “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement.”

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Jaws and PCIH, respectively.

Jaws (Current Structure)

PCIH (Current Structure)

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.

Our organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership-C (or Up-C) corporation structure. This organizational structure will allow the Seller to retain its equity ownership in PCIH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of PCIH Common Units. Those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Jaws will, by contrast, hold their equity ownership in Cano Health, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the Seller will generally find it advantageous to continue to hold its equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its ownership of the PCIH Common Units and its managing member interest in PCIH. As a result, the Company will have no independent means of generating revenue or cash flow. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us. See the section entitled “Risk Factors — Risks Related to the Business Combination and Jaws” for additional information on our organizational structure, including the Tax Receivable Agreement.

Upon the completion of the Business Combination, the Company will be a party to a Tax Receivable Agreement. Under the terms of that agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax

Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. For more information on the Tax Receivable Agreement, please see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement.”

Following the completion of the Business Combination, the Company Board will consist of nine members: Marlow Hernandez, the Company’s Chief Executive Officer, Barry Sternlicht, the Chairman of Jaws, Elliot Cooperstone, the Founder and Managing Partner of InTandem Capital and six independent directors. Please see the section entitled “Management of the Company Following the Business Combination.”

Ownership of Jaws and the Company

As of the date of this proxy statement/prospectus, Jaws has an aggregate of 69,000,000 Class A ordinary shares issued and outstanding, an aggregate of 17,250,000 Class B ordinary shares issued and outstanding and an aggregate of 33,533,333 Warrants issued and outstanding, which comprise the 10,533,333 Private Placement Warrants held by the Sponsor and the 23,000,000 Public Warrants. Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Class A common stock of the Company. Upon the consummation of the Domestication, Jaws’ ordinary shares will convert into common stock of the Company, as further described herein.

It is anticipated that, upon completion of the Business Combination, (1) Jaws’ Public Shareholders will own approximately 14.6% of the outstanding Class A common stock of the Company, (2) the Seller will own 64.9% of the Class A common stock assuming that all of the PCIH Common Units held by the Seller are exchanged into shares of Class A common stock of the Company or 100% of the Class B common stock of the Company prior to such exchange, which such Class B common stock entitles it to voting power in the Company commensurate with its equity ownership in PCIH, (3) the Sponsor and Jaws’ independent directors (excluding the officers and directors of Jaws participating in the PIPE) are expected to own approximately 3.6% of the outstanding Class A common stock of the Company and (4) the PIPE Investors will own 16.9% of the Class A common stock of the Company, which includes 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws. These percentages (i) assume no Public Shareholders exercise their Redemption Rights in connection with the Business Combination and (ii) do not take into account Public Warrants or Private Placement Warrants to purchase Class A common stock of the Company that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the Company will be different.

The following summarizes the pro forma ownership of Class A common stock of the Company following the Business Combination, including for the Seller those shares of Class A common stock issuable upon the exchange of the Seller’s PCIH Common Units into Class A common stock of the Company, under two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Jaws’ Public Shareholders	69,000,000	14.6%	24,898,600	5.4%
Sponsor and Independent Directors(2)(3)	17,250,000	3.6%	17,250,000	3.7%
PIPE Investors	80,000,000	16.9%	80,000,000	17.3%
Seller(4)	306,962,694	64.9%	340,528,744	73.6%

(1)

Assumes that 44,101,400 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination while still satisfying the Minimum Cash Condition based on a per share redemption price of $10.00) are redeemed in connection with the Business Combination.

(2)

Includes 17,250,000 shares of Class A common stock issued upon conversion of the existing Class B ordinary shares in connection with the Domestication. Shares of Class A common stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination.

(3)	Excludes 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws in connection with the PIPE Investment.
(4)	Represents the number of shares of Class A common stock issuable upon the exchange of PCIH Common Units (together with the cancellation of the same number of shares of Class B common stock).

The Business Combination Consideration is subject to adjustment to appropriately reflect the effect of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event that shall have occurred (including any of the foregoing in connection with the Domestication) prior to consummation of the Business Combination. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Following the Business Combination, the Company’s executive officers, directors and greater than 5% stockholders will own approximately     % of the total voting power of the Company. For additional information, see the section entitled “Beneficial Ownership of Securities.”

The Shareholders Meeting

Date, Time and Place of Shareholders Meeting

The Shareholders Meeting will be held at 9 a.m., Eastern Time, on                      , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York, 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned, to consider and vote upon the Shareholder Proposals, including, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholders Meeting, each of the Condition Precedent Proposals have not been approved. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Jaws has fixed the close of business on                      , 2021, as the Record Date for determining the Jaws shareholders entitled to notice of and to attend and vote at the Shareholders Meeting.

As of the close of business on such date, there were 69,000,000 Class A ordinary shares and 17,250,000 Class B ordinary shares outstanding and entitled to vote. The Class A ordinary shares and the Class B ordinary shares vote together as a single class, except in the election of directors, as to which only holders of Class B ordinary shares vote, and each share is entitled to one vote per share at the Shareholders Meeting. The Sponsor owns 17,175,000 Class B ordinary shares of Jaws. Pursuant to the Sponsor Letter Agreement among Jaws, the Sponsor and Jaws’ directors and officers, (i) the 17,250,000 Class B ordinary shares owned by the Sponsor and Jaws’ independent directors and (ii) any other ordinary shares of Jaws owned by the Sponsor or Jaws’ officers and directors will be voted in favor of the Business Combination Proposal at the Shareholders Meeting.

Proxy Solicitation

Proxies with respect to the Shareholders Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. Jaws has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Shareholders Meeting — Revoking Your Proxy; Changing Your Vote.”

Quorum and Vote Required for Approval

A quorum of Jaws shareholders is necessary to hold the Shareholders Meeting. The presence, in person or by proxy, of Jaws shareholders representing a majority of the ordinary shares issued and outstanding on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting will constitute a quorum for the Shareholders Meeting.

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal is interdependent upon the others and must be approved in order for Jaws to complete the Business Combination as contemplated by the Business Combination Agreement. None of the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned upon the approval of any other proposal. The Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority, as of the Record Date, of the Jaws ordinary shares that are present and vote at the Shareholders Meeting. The Domestication Proposal and the Charter Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the Jaws ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Redemption Rights

Pursuant to the Existing Organizational Documents, a Public Shareholder may request of Jaws that Jaws redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares, or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)

submit a written request to the Transfer Agent, in which you (a) request that Jaws redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

Public Shareholders may seek to have their Public Shares redeemed by Jaws, regardless of whether they vote for or against the Business Combination or any other Shareholder Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Public Shares of Jaws on or before                     , 2021 (two (2) business days before the Shareholders Meeting) will have the right to demand that his or her Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $         million on                     , 2021 and including anticipated additional interest through the Closing (assuming interest accrues at recent rates and no additional tax payments

are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $        . A Public Shareholder that has properly tendered his, her or its Public Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered Public Shares will be returned to the relevant Public Shareholders as appropriate.

Jaws Public Shareholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on                     , 2021 (two (2) business days before the Shareholders Meeting) by (a) submitting a written request to the Transfer Agent that Jaws redeem such Public Shareholder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to ordinary shares of Jaws and (c) delivering their Public Shares, either physically or electronically using DTC’s DWAC System, at the Public Shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a Public Shareholder holds the Public Shares in street name, such Public Shareholder will have to coordinate with his, her or its broker to have such Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Shareholders for the return of their shares.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Jaws’ Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Jaws.

Pursuant to the Sponsor Letter Agreement, the Sponsor and officers and directors of Jaws have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Jaws Shares owned by them, directly or indirectly.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

For more information, see “Shareholders Meeting — Redemption Rights.”

Appraisal Rights

Jaws’ shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Proposals.

Interests of Jaws’ Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Jaws Board in favor of approval of the Business Combination Proposal, you should keep in mind that Jaws’ directors and officers may have interests in such proposal that are different from, or in addition to, those of Jaws shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Jaws does not complete an initial business combination transaction by May 18, 2022 (unless Jaws submits and its shareholders approve an extension of such date), Jaws will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Jaws Board and Jaws’ remaining shareholders, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws. In such event, the 17,250,000 Class B ordinary shares owned by the Sponsor and Jaws’ independent directors would be worthless because, following the Redemption of the Public Shares, Jaws would likely have few, if any, net assets and because the Sponsor and Jaws’ independent directors have agreed, in the Sponsor Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if Jaws fails to complete a Business Combination within the required period. The Sponsor purchased the Class B ordinary shares prior to Jaws’ IPO for an aggregate purchase price of $25,000, or approximately $0.001 per share. Such Class B ordinary shares had an aggregate market value of $         million based upon the closing price of $         per share on NYSE on                     , 2021, the most recent closing price.

•

The Sponsor paid $15.8 million for its Private Placement of 10,533,333 Private Placement Warrants to purchase Class A ordinary shares and such Private Placement Warrants will expire worthless if an initial business combination is not consummated by May 18, 2022.

•	Certain of the Jaws’ directors and officers have committed to purchase shares of Class A common stock in connection with the PIPE Investment.

•

Barry Sternlicht, Chairman of Jaws, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the Company Board determines to pay to its directors.

•	Jaws’ existing directors and officers will be eligible for continued indemnification and continued coverage under Jaws’ directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Jaws if and to the extent any claims by a vendor for services rendered or products sold to Jaws, or a prospective target business with which Jaws has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.00 per public share (or such higher amount then held in trust) or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Jaws’ indemnity of the underwriters of Jaws’ IPO against certain liabilities, including liabilities under the Securities Act.

•

Following completion of the Business Combination, the Sponsor, Jaws’ officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Jaws from time to time, made by the Sponsor or certain of Jaws’ officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Jaws fails to complete a Business Combination within the required period, the Sponsor and Jaws’ officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•

Pursuant to the Investor Agreement, the Sponsor and certain of Jaws’ directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Class A common stock and warrants of the Company held by such parties.

Jaws’ directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the Shareholders Meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, Jaws’ directors and executive officers beneficially own approximately 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor Parties or their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor Parties or their respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority as of the Record Date of the ordinary shares as of the Record Date, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal, the Organizational Documents Proposals and the Adjournment Proposal, (2) holders of a majority of at least two-thirds as of the Record Date of the ordinary shares as of the Record Date, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (3) otherwise limit the number of Public Shares electing to redeem and (4) Jaws’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the price of the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Jaws’ directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Jaws and its shareholders and what he/she or they may believe is best for himself/ herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Jaws’ officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Jaws

The Jaws Board has unanimously approved the Shareholder Proposals.

The Jaws Board unanimously recommends that shareholders:

•	Vote “FOR” the Domestication Proposal;

•	Vote “FOR” the Business Combination Proposal;

•	Vote “FOR” the Equity Incentive Plan Proposal;

•	Vote “FOR” the Employee Stock Purchase Plan Proposal;

•	Vote “FOR” the Charter Proposal;

•	Vote “FOR” each of the Organizational Documents Proposals;

•	Vote “FOR” the NYSE Proposal; and

•	Vote “FOR” the Adjournment Proposal.

The existence of any financial and personal interests of one or more of Jaws’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Jaws and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of such interests and potential conflicts of interest.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of Jaws’ outstanding Class A ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that            of Jaws’ outstanding Class A ordinary shares are redeemed in connection with the Business Combination (representing the maximum amount of public shares that can be redeemed while still satisfying the Minimum Cash Condition (“Maximum Redemptions”). The number of Class A ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $        ; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Jaws Cash Held in Trust(1)	$690	Cash Consideration to Existing PCIH Owners	$465
PIPE Investment	800	Cash Consideration to Balance Sheet	517
		Debt Repayment	400
		Transaction Fees(2)	108

Total Sources	$1,490	Total Uses	$1,490

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Jaws Cash Held in Trust(1)	$690	Cash Consideration to Existing PCIH Owners	$130
PIPE Investment	800	Cash Consideration to Balance Sheet	411
		Debt Repayment	400
		Transaction Fees(2)	108
		Shareholder Redemptions(3)	441

Total Sources	$1,490	Total Uses	$1,490

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)	Represents the total estimated transaction fees and expenses incurred by Jaws and PCIH as part of the Business Combination.

(3)	Assumes that the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Minimum Cash Condition.

Material U.S. Federal Income Tax Consequences

As discussed more fully under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Jaws, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Jaws Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares, will generally not recognize any gain or loss and will generally not be required to include any part of Jaws’ earnings in income pursuant to the Domestication;

•

a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares will generally recognize gain (but not loss) on the exchange of Jaws Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Jaws Shares, provided certain other requirements are satisfied. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Jaws Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Jaws Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Jaws Shares or Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Jaws Shares or Public Warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Public Warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Jaws Shares or Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Jaws is a blank check company with no current active business, we believe that Jaws likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Jaws Shares or Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware Corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. holder has made certain tax elections with respect to such U.S. Holder’s Jaws Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Jaws. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — U.S. Holders — PFIC Considerations.”

For a description of the tax consequences for Public Shareholders exercising Redemption Rights in connection with the Business Combination, see the sections entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Company shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to Public Warrants, see “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.”

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and (ii) filings required with the SEC pursuant to the reporting requirements applicable to Jaws, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Jaws’ shareholders. Based on the anticipated pro-forma voting power of the Company, no filings are required under the HSR Act in connection with the Business Combination; however, such a filing may be required to the extent the anticipated pro forma ownership changes. Jaws must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.

Emerging Growth Company

Jaws is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Jaws’ periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Jaws has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Jaws, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Jaws’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Jaws’ IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled

“Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Relating to PCIH’s Business and the Company Following the Business Combination

•	Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed the compensation we receive in connection with the health plans.

•

Our revenues and operations are dependent upon a limited number of key existing payers and our continued relationship with those payers, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare and Medicaid Services, or CMS, could adversely affect our business.

•

COVID-19 or another pandemic, epidemic or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

•	If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

•

We may not be able to identify suitable de novo expansion opportunities, engage with payers in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.

•

We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

•	We have no experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.

•

We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

•	The healthcare industry is highly competitive, and if we are not able to compete effectively, our business would be harmed.

•

Our proprietary platform relies on third party vendors, and disruptions in those relationships or other failures of our platform could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

•

Data security breaches, loss of data and other disruptions could compromise sensitive information related to our business or our members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

Risks Relating to the Business Combination and Jaws

•	The Sponsor has entered into a letter agreement with us to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

•	Jaws’ shareholders will experience dilution due to the issuance to the Seller of securities entitling it to a significant voting stake in the Company.

•

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if the Company’s business is doing well.

•	The ability of Jaws’ shareholders to exercise Redemption Rights with respect to Jaws’ Public Shares may prevent Jaws from completing the Business Combination or optimizing its capital structure.

•

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and PCIH’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

•

The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in PCIH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

•

Pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement the Company will be required to pay to the Seller 85% of the tax savings that the Company realizes as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement, and to the extent payments are made to Seller and to each other person that becomes a “TRA Party” to the agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85, and those payments may be substantial.

SELECTED HISTORICAL FINANCIAL INFORMATION OF JAWS1

Jaws is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. Jaws’ condensed balance sheet data as of December 31, 2019 and December 31, 2020 and the statement of operations data for the period from December 27, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 are derived from Jaws’ audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Jaws’ financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jaws” contained elsewhere in this proxy statement/prospectus. Jaws’ historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Year Ended December 31, 2020 (audited)	Period from December 27, 2019 (inception) through December 31, 2019 (audited)
	As Restated
Statement of Operations Data:
Operating costs	$3,176,907	$5,288
Transaction costs	2,536,382	—
Loss from operations	(5,713,289)	(5,288)
Change in fair value of warrant liability	(23,473,333)	—
Interest earned on investments held in Trust Account	306,930	—

Net loss	$(28,879,692)	$(5,288)

Weighted average shares outstanding of Class A ordinary shares	69,000,000	—

Basic and diluted net income per share, Class A ordinary shares	$0.00	—

Weighted average shares outstanding of Class B ordinary shares	17,250,000	1

Basic and diluted net loss per share, class B ordinary shares	$(1.69)	$(5,288)

	December 31, 2020 (audited)	December 31, 2019 (audited)
	As Restated
Condensed Balance Sheet Data (At Period End):
Working capital (deficit)	$(955,789)	$(50,856)
Total assets	$691,531,547	$45,568
Total liabilities	$116,870,405	$50,856
Class A ordinary shares (excluding 56,966,114 and no shares subject to possible redemption) as of December 30, 2020 and December 31, 2019, respectively	1,203	$—
Class B ordinary shares	1,725	$—
Total shareholders’ equity (deficit)	$5,000,001	$(5,288)

[1]	To be updated.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA OF CANO HEALTH

The following tables summarize PCIH’s consolidated financial data. The summary consolidated statement of operations data for the years ended December 31, 2019 and 2020 and the summary consolidated balance sheet data as of December 31, 2020 are derived from PCIH’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus.

The summary historical financial data below also includes references to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, PCIH’s non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding PCIH’s results of operations that management believes is useful for trending, analyzing and benchmarking the performance and value of PCIH’s business.

Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health” and the financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
($ in thousands)	2020	2019
Revenue:
Capitated revenue	$794,164	$343,903
Fee-for-service and other revenue	35,203	20,483

Total revenue	829,367	364,386
Operating expenses:
Third — party medical costs	564,987	241,089
Direct patient expense	102,284	43,020
Selling, general, and administrative expenses	103,962	59,148
Depreciation and amortization expense	18,499	6,822
Transaction costs and other	42,604	17,156
Fair value adjustment — contingent consideration	65	2,845
Management fees	916	427

Total operating expenses	833,317	370,507

Loss from operations	(3,950)	(6,121)
Interest expense	(34,002)	(10,163)
Interest income	320	319
Loss on extinguishment of debt	(23,277)	—
Fair value adjustment — embedded derivative	(12,764)	—
Other expenses	(450)	(250)

Total other expense	(70,173)	(10,094)

Net loss before income tax expense	(74,123)	(16,215)
Income tax expense	(651)	—

Net loss	(74,774)	(16,215)
Net loss attributable to non-controlling interests	—	(93)

Net loss attributable to PCIH	$(74,774)	$(16,122)

Non-GAAP Financial Measures:
EBITDA(1)	$(21,942)	$451
Adjusted EBITDA(2)	$69,697	$27,209

(1)	We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization.
(2)

We define Adjusted EBITDA as EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses, acquisition transaction costs, restructuring and other charges, fair value adjustments to an embedded derivative, and loss on extinguishment of debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health — Non-GAAP Financial Metrics” for more information as to how we define and calculate Adjusted EBITDA and for a reconciliation of net loss, the most comparable measure under U.S. generally accepted accounting principles, or GAAP, to Adjusted EBITDA.

December 31,
($ in thousands)	2020
Consolidated Balance Sheet Data:
Cash and restricted cash	$33,807
Accounts receivable, net of unpaid service provider costs	$76,709
Working capital(1)	$51,755
Total assets	$623,546
Notes payable, net of current portion, debt discounts and debt issuance costs	$456,745
Total members’ capital	$57,544

(1)	We define working capital as current assets less current liabilities.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the historical comparative per share information of Jaws, on a stand-alone basis and the unaudited pro forma combined per share information for the year ended December 31, 2020, after giving effect to the Business Combination, assuming no redemptions and maximum redemptions.

The pro forma earnings information for the year ended December 31, 2020 were computed as if the Business Combination and the Private Placement had been completed on January 1, 2020.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Jaws and PCIH and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Jaws and PCIH would have been had the companies been combined during the period presented.

The following table sets forth:

•	historical per share information of Jaws for the year ended December 31, 2020, and;

•	unaudited pro forma per share information of the combined company for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

The No Redemptions scenario assumes that no Jaws shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•

The Maximum Redemptions scenario assumes that Jaws’ shareholders redeem 44 million shares at $10.00 per share, for an aggregate payment of approximately $441.0 million of their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

			Pro Forma Combined
	Jaws	PCIH	No Redemptions	Maximum Redemptions
Book Value per Share as of the last day of the year ended December 31, 2020(1)	$0.07	N/A	$5.53	$6.66
Net (loss) per Common Share — Basic and diluted for fiscal year 2020	$(1.69)	N/A	$(0.15)	$(0.16)

(1)	Book value per share = (Total shareholders’ equity / shares outstanding)
(2)	Given PCIH’s equity structure, the calculation of EPS memberships units is not a valuable metric, and therefore is omitted
(3)	No adjustments to the number of shares need to be made for warrants in the diluted pro forma EPS calculation due to their anti-dilutive effect

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement/prospectus?

A.

You are receiving this proxy statement/prospectus in connection with the Shareholders Meeting of Jaws’ shareholders. Jaws is holding the Shareholders Meeting to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	What is being voted on at the Shareholders Meeting?

A.

Jaws’ shareholders are being asked to consider and vote upon the Domestication Proposal to change the corporate structure and domicile of Jaws by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. The Domestication will be effected by Jaws filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands and all outstanding securities of Jaws will convert to outstanding securities of the Company, as described in more detail in this proxy statement/prospectus. In connection with the Domestication, and simultaneously with the Business Combination, Jaws will change its corporate name to “Cano Health, Inc.” The Domestication will become effective immediately prior to the completion of the Business Combination. The form of the proposed Delaware Certificate of Incorporation of the Company is attached to this proxy statement/prospectus as Annex C. See the section entitled “Shareholder Proposal 1: The Domestication Proposal.”

Jaws’ shareholders are also being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, Jaws will acquire certain PCIH Common Units, with Jaws continuing to operate as the Company and PCIH becoming a direct subsidiary of the Company. Shareholder approval of the Business Combination Agreement and the transactions contemplated thereby is required by the Business Combination Agreement and the Amended and Restated Memorandum and Articles of Association. A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A and Jaws encourages its shareholders to read it in its entirety. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal.”

Jaws’ shareholders are also being asked to consider and vote upon the Equity Incentive Plan Proposal to adopt the Equity Incentive Plan. Among other things, the Equity Incentive Plan, which would become effective upon the completion of the Business Combination, is intended to maintain and strengthen the Company’s ability to attract and retain key employees, directors, consultants and certain other individuals providing services to the Company and to motivate them to remain focused on long-term shareholder value. See the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal.” A copy of the Equity Incentive Plan is attached to this proxy statement/ prospectus as Annex L, and Jaws encourages its shareholders to read the plan in its entirety.

Jaws’ shareholders are also being asked to consider and vote upon the Employee Stock Purchase Plan Proposal to adopt the Employee Stock Purchase Plan. Among other things, the Employee Stock Purchase Plan, which would become effective upon the completion of the Business Combination, is intended to attract, retain and motivate valued employees by providing them with an opportunity to acquire shares of Class A common stock. See the section entitled “Shareholder Proposal 4: The Employee Stock Purchase Plan Proposal.” A copy of the Employee Stock Purchase Plan is attached to this proxy statement/ prospectus as Annex K, and Jaws encourages its shareholders to read the plan in its entirety.

Jaws’ shareholders are also being asked to consider and vote upon the amendment and restatement of the Existing Organizational Documents in their entirety by the new Certificate of Incorporation, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of

State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of Jaws to “Cano Health, Inc.” in connection with the Business Combination. The new Certificate of Incorporation of the Company is attached hereto as Annex C and Jaws encourages its shareholders to read it in its entirety. See the section entitled “Shareholder Proposal 5: The Charter Proposal.”

Jaws’ shareholders are also being asked to consider and vote upon a non-binding advisory basis the Organizational Documents Proposals to approve certain material differences between the Existing Organizational Documents and the Proposed Organizational Documents of the Company (a corporation incorporated in the State of Delaware), assuming the Charter Proposal is approved and adopted. See the section entitled “Shareholder Proposal 6: The Organizational Documents Proposals.”

Jaws’ shareholders are also being asked to consider and vote upon the NYSE Proposal. Our units, ordinary shares, and public warrants are listed on NYSE and, as such, we are seeking shareholder approval for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03 of the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued in connection with the PIPE Investment. See the section entitled “Shareholder Proposal 7: The NYSE Proposal.”

Jaws’ shareholders are also being asked to consider and vote upon the Adjournment Proposal to adjourn the Shareholders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies if it is determined by Jaws that more time is necessary or appropriate to approve one or more Shareholder Proposals at the Shareholders Meeting. See the section entitled “Shareholder Proposal 8: The Adjournment Proposal.”

The presence, in person or by proxy, of Jaws shareholders representing a majority of the issued and outstanding ordinary shares on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting will constitute a quorum for the Shareholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.	Are the Shareholder Proposals conditioned on one another?

A.

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal is interdependent upon the others and each must be approved in order for Jaws to complete the Business Combination contemplated by the Business Combination Agreement. None of the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned upon the approval of any other proposal. The Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Organization Documents Proposal, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution as matter of Cayman Islands law, being the affirmative vote of the holders of a majority, as of the Record Date, of the Jaws ordinary shares that are present and vote at the Shareholders Meeting. The Charter Proposal and the Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds, as of the Record Date, of the Jaws ordinary shares that are present and vote at the Shareholders Meeting.

Q.	Why is Jaws proposing the Domestication?

A.

The Jaws Board believes that it would be in the best interests of Jaws to effect the Domestication to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Jaws Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Jaws is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Company’s corporate legal affairs.

The Domestication will not occur unless the Jaws shareholders have approved the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal and upon the Business Combination Agreement being in full force and effect prior to the Domestication. The Domestication will only occur upon the simultaneous completion of the Business Combination.

Q.	What is involved with the Domestication?

A.

The Domestication will require Jaws to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, Jaws will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business Combination, Jaws will continue as a Delaware corporation and, simultaneously with the Business Combination, will change its corporate name to “Cano Health, Inc.” The Amended and Restated Memorandum and Articles of Association will be replaced by the Delaware Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q.	When do you expect that the Domestication will be effective?

A.	The Domestication is expected to become effective immediately prior to the completion of the Business Combination.

Q.	How will the Domestication affect my securities of Jaws?

A.

Pursuant to the Domestication and the Business Combination and without further action on the part of Jaws’ shareholders, each outstanding Class A ordinary share and Class B ordinary share of Jaws will convert to one outstanding share of the Company’s Class A common stock. Although it will not be necessary for you to exchange your certificates representing ordinary shares after the Domestication, the Company will, upon request, exchange your Jaws share certificates for the applicable number of shares of Company’s Class A common stock, and all certificates for securities issued after the Domestication will be certificates representing securities of the Company.

Q.	What are the material U.S. federal income tax consequences of the Domestication to Holders of Jaws Shares and Warrants?

A.

As discussed more fully under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of

Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Jaws, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Jaws Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares, will generally not recognize any gain or loss and will generally not be required to include any part of Jaws’ earnings in income pursuant to the Domestication;

•

a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares will generally recognize gain (but not loss) on the exchange of Jaws Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Jaws Shares, provided certain other requirements are satisfied. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Jaws Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Jaws Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder of Jaws Shares or Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Jaws Shares or Public Warrants for the common stock of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Public Warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Jaws Shares or Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Jaws is a blank check company with no current active business, we believe that Jaws likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Jaws Shares or Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Jaws Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Jaws. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Company shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to Public Warrants, see “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.”

Q.	What are the material U.S. federal income tax consequences to Holders of Jaws Shares that exercise their Redemption Rights?

A.

As discussed more fully under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders” below, it is expected that a U.S. Holder (as defined in such section) that exercises its Redemption Rights to receive cash in exchange for its Company shares will generally be treated as selling such Company shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Company shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants).

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholders, it is expected that U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367(b) of the Code and the potential tax consequences of the PFIC rules as a result of the Domestication.

For a description of the tax consequences for Holders of Jaws Shares exercising Redemption Rights in connection with the Business Combination, see the sections entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”

All holders of Jaws Shares considering exercising their Redemption Rights are urged to consult their tax advisors on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.	Why is Jaws proposing the Business Combination?

A.

Jaws was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. Since Jaws’ organization, the Jaws Board has sought to identify suitable candidates in order to effect such a transaction. In its review of PCIH, the Jaws Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Jaws Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of Jaws shareholders. The Jaws Board believes that, based on its review and consideration, the Business Combination with PCIH presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement and the Amended and Restated Memorandum and Articles of Association, as well as to comply with NYSE Listing Rule 312.03.

Q.	What will happen in the Business Combination?

A.

The Business Combination consists of a series of transactions pursuant to which (i) Jaws will complete the Domestication and (ii) Jaws will acquire certain PCIH Common Units in the amounts set forth herein, with Jaws continuing to operate as the Company and PCIH becoming a direct subsidiary of the Company. Upon the completion of the Domestication and the Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of Jaws will become a share of Class A common stock, and each issued and outstanding warrant to purchase Class A ordinary shares of Jaws will become a warrant to purchase an equal number of shares of Class A common stock of the Company.

Q.	What consideration will the Seller receive in connection with the Business Combination?

A.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Jaws will effect the Business Combination with the Seller in exchange for a combination of cash consideration, certain newly-issued equity interests of PCIH and newly-issued shares of Class B Common Stock of Jaws, which will have no economic value, but will entitle the Seller to one vote per issued share and will be issued on a one-for-one basis for each membership unit in PCIH retained by the Seller following the Business Combination. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination.”

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or Up-C) structure. This organizational structure will allow the Seller to retain its equity ownership in PCIH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of PCIH Common Units. The Seller will also hold a number of shares of Class B common stock equal to the number of PCIH Common Units held by the Seller, which will have no economic value, but which will entitle the holder thereof to one vote per share at any meeting of the shareholders of the Company. Those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Jaws will, by contrast, hold their equity ownership in the Company, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Business Combination and Jaws” for additional information on our organizational structure, including the Tax Receivable Agreement. The Second Amended and Restated Limited Liability Company Agreement of PCIH will provide unitholders in PCIH the right to exchange PCIH Common Units, together with the cancellation of an equal number of shares of Class B common stock, for cash or an equal number of shares of Class A common stock, subject to certain restrictions set forth therein.

Q.	What is the Tax Receivable Agreement?

A.

Upon the completion of the Business Combination, the Company will be a party to a Tax Receivable Agreement. Under the terms of that agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. For more information on the Tax Receivable Agreement, please see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement.”

Q.	What equity stake will current Jaws shareholders and the Seller hold in the Company immediately after the completion of the Business Combination?

A.

Upon the completion of the Business Combination (assuming, among other things, that no Jaws shareholders exercise Redemption Rights with respect to their ordinary shares upon completion of the Business Combination and the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), the current holders of Jaws ordinary shares are expected to own shares of the Company’s outstanding Class A common stock representing approximately     % of the voting power of the Company.

If any of Jaws’ shareholders exercise their Redemption Rights, the percentage of the Company’s outstanding voting stock held by the current holders of Jaws ordinary shares will decrease and the percentage of the Company’s outstanding voting stock held by the Seller will increase, in each case relative to the percentage held if none of the Jaws ordinary shares are redeemed.

The relative percentage above is for illustrative purposes only and is based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q.	Did the Jaws Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

No. The Jaws Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Jaws’ officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Jaws’ advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Jaws Board in valuing PCIH’s business and assuming the risk that the Jaws Board may not have properly valued such business.

Q.	What will the Seller and Jaws receive in connection with the Business Combination?

A.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) the Seller will (a) retain 306,962,694 PCIH Common Units and (b) receive 306,962,694 shares of Class B common stock, which will be non-economic voting stock of the Company and the Cash Consideration, and (ii) Jaws will (a) acquire 166,250,000 PC14 Common Units and (b) be appointed the managing member of PCIH. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.

Following the closing of our IPO, an amount equal to $690,000,000 ($10.00 per unit) of the net proceeds from our IPO and the sale of the Private Placement Warrants was placed in the Trust Account. At                , $                 was held in the Trust Account for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) or (2) the redemption of all of the public shares if we are unable to complete a business combination by May 18, 2022, subject to applicable law.

If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the Company, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q.	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.

Our Public Shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their Redemption Rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

The Business Combination Agreement provides that the obligations of PCIH and the Seller to consummate the Business Combination are conditioned on, among other things, that (x) the aggregate amount of cash proceeds available for release to Jaws from the Trust Account plus the aggregate proceeds actually received from the PIPE Investment, less (i) amounts required for the redemptions each holder of Public Shares of Jaws is entitled to (to the extent such holder elects to exercise such redemption rights), (ii) the aggregate amounts of certain liabilities of Jaws and (iii) the aggregate amount of fees and expenses payable by Jaws in connection with the Business Combination and the transactions contemplated thereby that remain unpaid immediately prior to the Closing, shall be at least $1,025,000,000 and (y) the aggregate cash proceeds available for release to Jaws from the Trust Account (after giving effect to all redemptions of holders of Public Shares of Jaws entitled thereto) shall be an amount equal to at least $225,000,000 ((x) and (y) collectively, the “Minimum Cash Condition”). If this Minimum Cash Condition is not met, and such condition is not duly waived by the Seller, then the Business Combination Agreement could be terminated and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, the Business Combination Agreement provides that the obligations of PCIH, the Seller and Jaws to consummate the Business Combination are conditioned on, among other things, Jaws having, after giving effect to the Business Combination and the transactions contemplated thereby, net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001.

Additionally, as a result of redemptions, the trading market for the Class A common stock of the Company may be less liquid than the market for the Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (a) the approval of each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal by Jaws shareholders; (b) the Business Combination Agreement and applicable ancillary documents have been approved by the Seller; (c) the Business Combination Agreement and other applicable ancillary documents have been approved by the requisite Seller unitholders; (d) the waiting period under the HSR Act (or any extension thereof) applicable to the consummation of the transactions contemplated by the Business Combination Agreement, if any, shall have expired or been terminated; (e) there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (f) the Minimum Cash Condition shall be satisfied; (g) this Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending; (h) after giving effect to the transactions contemplated by the Business Combination Agreement, the Company has at least $5,000,001 of net tangible assets immediately after the Effective Time; and (i) no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred that is continuing.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled, “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”

Q.	When do you expect the Business Combination to be completed?

A.

It is currently expected that the Business Combination will be completed in the first or second quarter of 2021. This timing depends, among other things, on the approval of the Shareholder Proposals to be presented at the Shareholders Meeting. However, the Shareholders Meeting could be adjourned if the Adjournment Proposal is adopted at the Shareholders Meeting and Jaws elects to adjourn the Shareholders Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by Jaws.

Q.	What happens if the Business Combination is not completed?

A.

If a Public Shareholder has tendered shares to be redeemed but the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate. The current deadline set forth in the Amended and Restated Memorandum and Articles of Association for Jaws to complete its initial business combination (which will be the Business Combination should it occur) is May 18, 2022.

Q.	Why is Jaws proposing the Equity Incentive Plan Proposal?

A.

The purpose of the Equity Incentive Plan is to enable the Company to offer eligible employees, directors and consultants cash and other stock-based and other performance-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and the Company’s stockholders. For more information, see the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal.”

Q.	Why is Jaws proposing the Employee Stock Purchase Plan Proposal?

A.

The purpose of the Employee Stock Purchase Plan is to attract, retain and motivate valued employees by providing them with an opportunity to acquire shares of Class A common stock. For more information, see the section entitled “Shareholder Proposal 4: The Employee Stock Purchase Plan Proposal.”

Q.	What amendments will be made to the current constitutional documents of Jaws?

A.

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Jaws’ shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace our Existing Organizational Documents, in each case, under Cayman Islands law with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Existing Organizational Documents in the following respects:

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal 6A)	The Existing Organizational Documents authorize 441,000,000 shares, consisting of 400,000,000 Class A ordinary shares, 40,000,000 Class B ordinary shares and 1,000,000 preference shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Class A common stock, shares of Class B common stock and 10,000,000 shares of Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents.	See Article IV of the Certificate of Incorporation.

Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent (Organizational Documents Proposal 6B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Organizational Documents authorize the Company Board to make issuances of all or any shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Company Board and as may be permitted by the DGCL.

	See Article 3.1 of our Existing Organizational Documents	See Article IV.2. of the Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal 6C)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See Article V, Section 8 of the Bylaws.

	Existing Organizational Documents	Proposed Organizational Documents

Corporate Name (Organizational Documents Proposal 6D)	The Existing Organizational Documents provide the name of the company is “Jaws Acquisition Corp.”	The Proposed Organizational Documents will provide that the name of the Company will be “Cano Health, Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal 6D)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by May 18, 2022, Jaws shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our IPO and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to the Company’s ongoing existence; the default under the DGCL will make Cano Health, Inc.’s existence perpetual.

	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Takeovers by Interested Stockholders (Organizational Documents Proposal 6D)	The Existing Organizational Documents do not provide restrictions on takeovers of Jaws by a related shareholder following a business combination.	The Proposed Organizational Documents will have the Company elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders.

See Article X.1. of the Certificate of Incorporation

Waiver of Corporate Opportunities (Organizational Documents Proposal 6D)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for Jaws or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities for the non-employee directors of the Company.

See Article X.2. of the Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal 6D)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

For more information, see the section entitled “Shareholder Proposal 6: The Organizational Documents Proposals.”

Q.	Why is Jaws proposing the Adjournment Proposal?

A.

Jaws is proposing the Adjournment Proposal to allow the adjournment of the Shareholders Meeting to a later date or dates, including if necessary to permit further solicitation and vote of proxies if it is determined by Jaws that more time is necessary or appropriate to approve one or more Shareholder Proposals at the Shareholders Meeting. Please see the section entitled “Shareholder Proposal 8: The Adjournment Proposal” for additional information.

Q.	When and where will the Shareholders Meeting be held?

A.

The Shareholders Meeting will be held at 9 a.m., Eastern Time, on                     , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only shareholders who held ordinary shares of Jaws at the close of business on the Record Date will be entitled to vote at the Shareholders Meeting.

Q.	Who is entitled to vote at the Shareholders Meeting?

A.	Jaws has fixed , 2021 as the Record Date. If you were a shareholder of Jaws at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting.

Q.	How do I vote?

A.	If you are a record owner of your shares, there are two ways to vote your Jaws Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Jaws Board “FOR” the Domestication Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan, the NYSE Proposal, the Charter Proposal, each of the Organizational Documents Proposals and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Shareholders Meeting will not be counted.

You Can Attend the Shareholders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Jaws can be sure that the broker, bank or nominee has not already voted your shares.

Q.	What if I do not vote my Jaws Shares or if I abstain from voting?

A.

The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority, as of the Record Date, of the outstanding Jaws Shares that are present and vote at the Shareholders Meeting. The Organizational Documents Proposals are voted upon on a non-binding advisory basis. The Domestication Proposal and the Charter Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds, as of the Record Date, of the Jaws Shares that are present and vote at the Shareholders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the Shareholders Meeting and, therefore, will not have any impact on the proposals presented at the Shareholders Meeting. Additionally, with respect to all Shareholder Proposals except for the NYSE Proposal, the Equity Inventive Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will not count as votes cast at the Shareholders Meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the NYSE Proposal, the Equity Inventive Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Q.	What Proposals must be passed in order for the Business Combination to be completed?

A.

The Business Combination will not be completed unless the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Proposal and the NYSE Proposal are approved. If Jaws does not complete an initial business combination (which will be the Business Combination should it occur) by May 18, 2022, Jaws will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Shareholders unless Jaws submits and its shareholders approve an extension.

Q.	How does the Jaws Board recommend that I vote on the Proposals?

A.	The Jaws Board unanimously recommends that the holders of Jaws’ ordinary shares entitled to vote on the Shareholder Proposals, vote as follows:

“FOR” approval of the Domestication Proposal;

“FOR” approval of the Business Combination Proposal;

“FOR” approval of the Equity Incentive Plan Proposal;

“FOR” approval of the Employee Stock Purchase Plan Proposal

“FOR” approval of the Charter Proposal;

“FOR” approval of each of the Organizational Documents Proposals;

“FOR” approval of the NYSE Proposal; and

“FOR” approval of the Adjournment Proposal, if presented.

Q.	How many votes do I have?

A.	Jaws shareholders have one vote per each ordinary share of Jaws held by them on the Record Date for each of the Shareholder Proposals to be voted upon.

Q.	Why is Jaws proposing the Organizational Documents Proposals?

A.

Jaws is requesting that its shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Certificate of Incorporation that materially affect shareholder rights. This separate vote is not required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, Jaws is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on Jaws and the Jaws Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Proposal No. 6 — The Organizational Documents Proposals” for additional information.

Q.	How will the Sponsor and Jaws’ officers and directors vote in connection with the Shareholder Proposals?

A.

As of the Record Date, the Sponsor and Jaws’ independent directors owned of record an aggregate of 17,250,000 Class B ordinary shares, representing approximately 20% of the issued and outstanding Jaws Shares. Pursuant to the Sponsor Letter Agreement, the Sponsor and Jaws’ directors and officers have agreed to vote the ordinary shares owned by them (including the Class B ordinary shares) in favor of the Shareholder Proposals. The Sponsor and Jaws’ officers and directors, as of the Record Date, have not acquired any Jaws ordinary shares during or after our IPO in the open market. However, any subsequent purchases of Jaws ordinary shares prior to the Record Date by the Sponsor or Jaws’ officers and directors in the aftermarket will make it more likely that the Shareholder Proposals will be approved as such shares would be voted in favor of the Shareholder Proposals. As of the Record Date, there were 86,250,000 ordinary shares of Jaws outstanding.

Q.	Do I have Redemption Rights with respect to my Jaws Shares?

A.

Under Section 49.5 of the Amended and Restated Memorandum and Articles of Association, prior to the completion of the Business Combination, Jaws will provide all of the Public Shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Jaws may not redeem such shares to the extent that such Redemption would result in Jaws having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Jaws ordinary shares as of the Record Date or acquired their shares after the Record Date. The Redemptions will be effectuated in accordance with the Amended and Restated Memorandum and Articles of Association and Cayman Islands law. Any Public Shareholder who holds ordinary shares of Jaws on or before                     , 2021 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Public Shareholders follow the procedures provided for exercising such Redemption as set forth in the Amended and Restated Memorandum and Articles of Association, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Jaws ordinary shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “Shareholders Meeting — Redemption Rights.”

Q.	May the Sponsor, Jaws’ directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.

The Sponsor and Jaws’ directors, officers, advisors or their affiliates may purchase Jaws Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from Jaws shareholders who would have otherwise exercised their Redemption Rights. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus, other than certain directors and officers of Jaws in connection with the PIPE Investment. If Jaws engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Jaws Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event the Sponsor or Jaws’ directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

Each Public Shareholder, together with any affiliate or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Jaws. Any Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.	How do I exercise my Redemption Rights?

A.

If you are a Public Shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the Shareholders Meeting), that Jaws redeem your shares for cash, (ii) affirmatively certify in your request to Jaws’ Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to Jaws’ Transfer Agent, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to Jaws’ Transfer Agent physically or electronically using The Depository Trust Company’s DWAC system at least two business days prior to the vote at the Shareholders Meeting.

Any request for Redemption, once made by a Public Shareholder, may not be withdrawn once submitted to the company unless the Board of Directors of the company determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). In addition, if you deliver your share certificates (if any) and other redemption forms for Redemption to Jaws’ Transfer Agent and later decide prior to the Shareholders Meeting not to elect Redemption, you may request that Jaws’ Transfer Agent return the shares (physically or electronically). You may make such request by contacting Jaws’ Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by Jaws’ secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.

Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Jaws’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Jaws does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands Redemption as described above, then, if the Business Combination is completed, Jaws will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Jaws Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Jaws warrants that you may hold. Your Jaws warrants will continue to be outstanding following a Redemption of your Jaws Shares and will become exercisable in connection with the completion of the Business Combination.

If you intend to seek Redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to Jaws’ Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention:

E-mail:

Q.	If I am a holder of Units, can I exercise Redemption Rights with respect to my Units?

A.

No. Holders of issued and outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the Shareholders Meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Jaws and PCIH.

Risks Related to PCIH’s Business and the Company Following the Business Combination

Throughout this section, unless otherwise indicated or the context otherwise requires, references in this section to “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Risks Related to Our Business

Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.

Approximately 94.4% and 95.7% of our total revenue for the years ended December 31, 2019 and 2020, respectively, is capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. While there are variations specific to each agreement, we generally contract with health plans to receive recurring per member per month revenue and assume the financial responsibility for the healthcare expenses of our members. This type of contract is referred to as a “capitation” contract. To the extent that members require more care than is anticipated and/or the cost of care increases, aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, we will not be able to increase the fee received under these capitation agreements during their then-current terms and we could suffer losses with respect to such agreements. While we maintain stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels, future claims could exceed our applicable insurance coverage limits or potential increases in insurance premiums may require us to decrease our level of coverage.

Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the Medicare expenses of our members may be outside of our control in the event that members take certain actions that increase such expenses, such as unnecessary hospital visits.

Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of our members;

•	higher levels of hospitalization among our members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations and practices;

•	increased costs attributable to specialist physicians, hospitals and ancillary providers;

•	changes in the demographics of our members and medical trends;

•	contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

•	the occurrence of catastrophes, major epidemics or pandemics, including COVID-19, or acts of terrorism; and

•	the reduction of health plan premiums.

Our revenues and operations are dependent upon a limited number of key existing payers and our continued relationship with those payers, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare and Medicaid Services, or CMS, could adversely affect our business.

Our operations are dependent on a concentrated number of payers with whom we contract to provide services to members. Contracts with three such payers accounted for approximately 69.8% of total revenues for the year ended December 31, 2020 and approximately 67.1% of total accounts receivable as of December 31, 2020. Contracts with three such payers accounted for approximately 61.8% of total revenues for the year ended December 31, 2019 and approximately 44.1% of total accounts receivable as of December 31, 2019. The loss of revenue from these contracts could have a material adverse effect on our business, results of operations, financial condition and cash flows. We believe that a majority of our revenues will continue to be derived from a limited number of key payers, who may terminate their contracts with us or our physicians credentialed by them for convenience on short term notice, or upon the occurrence of certain events. The sudden loss of any of our payer partners or the renegotiation of any of our payer contracts could adversely affect our operating results. In particular, we have recently entered into expansion agreements with Humana which provide a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024, Humana may decline to fund additional medical centers, which would have an adverse effect on our growth and future prospects. In the ordinary course of business we engage in active discussions and renegotiations with payers in respect of the services we provide and the terms of our payer agreements. As the payers’ businesses respond to market dynamics and financial pressures, and as payers make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of our payers may seek to renegotiate or terminate their agreements with us. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original payer contracts and consequently could negatively impact our revenues, business and prospects.

In the ordinary course of business, we engage in active discussions and renegotiations with payers in respect of the services we provide and the terms of our payer agreements. As the payers’ businesses respond to market dynamics and financial pressures, and as payers make strategic business decisions in respect to the lines of business they pursue and programs in which they participate, certain of our payers may seek to renegotiate or terminate their agreements with us. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original payer contracts and consequently could negatively impact our revenues, business and prospects.

Because we rely on a limited number of payers for a significant portion of our revenues, we depend on the creditworthiness of these payers. Our payers are subject to a number of risks, including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of our payer partners declines, our credit risk could increase. Should one or more of our significant payer partners declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income. If a plan with which we contract loses its Medicare contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare program, decides to discontinue its Medicare Advantage, or MA, and/or commercial plans, decides to contract with another company to provide capitated care services to its members, or decides to directly provide care, our contract with that plan could be at risk and we could lose revenue.

Under most of our capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, we are generally allowed a period of time to object to such amendment. If we so object, under some of the capitation agreements, either party may terminate the applicable agreement upon a certain period of prior written notice. If we enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, we could suffer losses with respect to such contract. Since we do not negotiate with CMS or any health plan regarding the benefits to be provided under their plans, we often have just a few months to familiarize ourselves with each new annual package of benefits we are expected to offer. Depending on the health plan at issue and the amount of revenue associated with the health plan’s capitation agreement, the renegotiated terms or termination could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Although we have contracts with many payers, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by us, subject to certain conditions. Certain of our contracts are terminable immediately upon the occurrence of certain events. Certain of our contracts may be terminated immediately by the partner if we lose applicable licenses, go bankrupt, lose our liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payer were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities, our contract with such payer could in effect be terminated. In addition, certain of our contracts may be terminated immediately if we become insolvent or file for bankruptcy. If any of our contracts with our payers is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. If any of these contracts were terminated, certain members covered by such plans may choose to shift to another primary care provider within their health plan’s network. Moreover, our inability to maintain our agreements with health plans with respect to their members or to negotiate favorable terms for those agreements in the future could result in the loss of members and could have a material adverse effect on our profitability and business.

The novel coronavirus disease 2019 (COVID-19) or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. As of the date of this proxy statement/prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of our front-line outreach teams to host and attend community events, among other effects, thereby negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. In addition, the COVID-19 virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our members.

It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses. Members may continue to be reluctant to seek necessary care given the risks of the COVID-19 pandemic. For instance, we experienced a year over year decrease in utilization of services during March through December of 2020 and utilization may be impacted by future changes in COVID-19 infection rates. This could have the effect of deferring healthcare costs that we will need to incur in later periods and may also affect the health of members who defer treatment, which may cause our costs to increase in the future. Further, as a result of the COVID-19 pandemic, we may experience slowed growth or a decline in new member demand. We also may experience increased internal and third-party medical costs as we provide care for members suffering from COVID-19. This increase in costs may be particularly significant given the significant number of our members who are under capitation agreements. We may also incur liabilities related to our operations during the COVID-19 pandemic. For instance, in May 2020, we received a subpoena from the U.S. Department of Justice, or DOJ, seeking records relating to our prescription of hydroxychloroquine during the early days of the pandemic. We reached an agreement with DOJ to make a partial production of documents related to the matter, which we fulfilled in July 2020. We have not had any further interactions with DOJ on this matter. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.

In response to the COVID-19 pandemic, we made operational changes to the staffing and operations of our medical centers to minimize potential exposure to COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices or medical centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We are unable to predict the effect that an increased focus on providing COVID-19 vaccines to our members may have on our operations or our financial results. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, employee productivity or member retention, any of which could harm our financial condition and business operations.

Due to the COVID-19 pandemic, we may not be able to document the health conditions of our members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payers with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the Coronavirus Aid, Relief and

Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions of our members as comprehensively as we did in 2019, which may adversely impact our revenue in future periods.

The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.

Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.

The extent and continued impact of the COVID-19 pandemic on our business and future results will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our members; the availability and efficacy of a vaccine; the impact on industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third parties or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.

Reductions in the quality ratings of the health plans we serve or our Medicare Risk Adjustment scores could have a material adverse effect on our business, results of operations, financial condition and cash flows.

As a result of the Patient Protection and Affordable Care Act of 2010, as amended, or the ACA, the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare plan. Under the Medicare Advantage plans’ star rating system, lower star ratings correspond to lower quality ratings. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of our revenue is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to our members, reductions in the quality ratings of a health plan that we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Given each health plan’s control of its local plans and the many other providers that serve such plans, we believe that we will have limited ability to influence the overall quality rating of any such plan. The Balanced

Budget Act passed in February 2018 implemented certain changes to prevent artificial inflation of star ratings for Medicare Advantage plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas Medicare Advantage plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan that we serve, we may not be able to prevent the potential termination of a contracting plan or a shift of members to other plans based upon quality issues which could, in turn, have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our medical centers are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

As of December 31, 2020 we provide care for our approximately 106,000 members across 14 markets, through our 222 employed providers (physicians, nurse practitioners, physician assistants) at our 71 owned medical centers and more than 500 affiliate providers of which 96,279 members and 11 markets were in Florida, with the remainder in Texas, Nevada and Puerto Rico. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in the state of Florida. Any material changes in those factors in Florida could have a disproportionate effect on our business and results of operations. Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.

Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, certain of our medical centers, especially those in Florida, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our members, physicians, payers, vendors and others. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our medical centers are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.

As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, pursuant to the Knox-Keene Act, a risk bearing organization (“RBO”) (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) receives compensation for those services on any capitated or fixed periodic payment basis; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under the capitation or fixed periodic payment made by the plan to the RBO. If we expand our business to California, our business may meet the definition of an RBO, which would require us to register with the California Department of Managed Healthcare, meet certain solvency requirements, submit quarterly and annual financial reports (which will be publicly available), and submit quarterly survey reports.

We primarily depend on reimbursements by third-party payers, as well as payments by individuals, which could lead to delays and uncertainties in the reimbursement process.

The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when we provide services to our members, we may from time to time experience delays in receiving the associated capitation payments or, for our members on fee-for-service arrangements, the reimbursement for the service provided. In addition, third-party payers may disallow, in whole or in part, requests for reimbursement based on determinations that the member is not eligible for coverage, certain amounts are not reimbursable under plan coverage or were for services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payers. As described below, we are subject to claims reviews and/or audits by such payers, including governmental audits of our Medicare claims, and may be required to repay these payers if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs. Third-party payers are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our reimbursement claims.

In response to the COVID-19 pandemic, CMS has made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. These relaxed regulations have allowed us to continue operating our business and delivering care to our members predominantly through telehealth modalities. While CMS in its December 1, 2020 Annual Physician Fee Schedule Final Rule permanently added to the list of telehealth services, it is still unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic or at a later date. If regulations change to restrict our ability to or prohibit us from delivering care through telehealth modalities, our financial condition and results of operations may be adversely affected.

Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. We opened our first medical center in 2009, and our relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth began in 2016. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other providers, acquiring and retaining members, hiring, integrating, training and retaining skilled personnel, determining prices for our services, unforeseen expenses, challenges in forecasting accuracy and successfully integrating practices that we acquire. Although we have successfully expanded our medical center footprint outside of Florida and intend to continue to expand into new geographic locations, we cannot provide assurance that any new medical centers we open or new geographic locations we enter will be successful. If we are unable to increase our member enrollment, successfully manage our third-party medical costs or successfully expand into new member services, our revenue and our ability to achieve and sustain profitability would be impaired. Additional risks include our ability to effectively manage growth, process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We expect to continue to increase our headcount and to hire more physicians, nurses and other specialized medical personnel in the future as we grow our business and open new medical centers. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses of $8.5 million, $16.2 million, and $74.8 million for the years ended December 31, 2018, 2019, and 2020, respectively. Our accumulated deficit as of December 31, 2020 was $99.9 million. We expect our aggregate costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest heavily in increasing our member base, expanding our operations, hiring additional employees and operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Our cash flows from operating activities were negative for the years ended December 31, 2018, 2019 and 2020. We may not generate positive cash flow from operating activities in any given period, and our limited operating history may make it difficult for you to evaluate our current business and our future prospects.

We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, provision of medical services, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Our employment agreements with our executive officers and other key personnel do not require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss (including as a result of a COVID-19 infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, Dr. Marlow Hernandez, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.

Changes in the payer mix of members and potential decreases in our reimbursement rates could adversely affect our revenues and results of operation.

The amounts we receive for services provided to members are determined by a number of factors, including the payer mix of our members and the reimbursement methodologies and rates utilized by our members’ plans. Reimbursement rates are generally higher for capitation agreements than they are under fee-for-service arrangements, and capitation agreements provide us with an opportunity to capture any additional surplus we create by investing in preventive care to keep a particular member’s third-party medical expenses low. Under a capitated payer arrangement, we receive recurring per member per month revenue and assume the financial responsibility for the healthcare expenses of our members. Under a fee-for-service payer arrangement, we collect fees directly from the payer as services are provided. Approximately 94.4% and 95.7% of our total revenue for the years ended December 31, 2019 and 2020, respectively is capitated revenue, with the remainder being fee-for-service and other revenue. A significant decrease in the number of capitation arrangements could adversely affect our revenues and results of operation.

The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payers that have significant bargaining power, given their market share. Payments from payers are the result of negotiated rates. These rates may decline based on renegotiations and larger payers have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payers increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.

Via our management services organization relationships, we have relationships with affiliated independent physicians and group practices that we do not own or control to provide healthcare services, and our business could be harmed if a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm.

In addition to our owned medical centers, we also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our affiliate providers allow us to partner with independent physicians and group practices and provides them access to components of our population health platform. As of December 31, 2020, we maintained relationships with over 500 affiliate providers. As in the case of our owned medical centers, we receive per member per month capitated revenue and a pre-negotiated percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. However, we do not own our affiliated centers and our affiliated physicians are not our employees, and we have limited control over their operations. Accordingly, we do not exercise influence or control over the practice of medicine by our affiliated physicians, including, but not limited to, quality and cost of care. Our affiliated physicians and physician groups may not maintain standards of evidence-based medical practice and population health management that are consistent with our standards. If a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm, our business could be harmed.

There are risks associated with estimating the amount of revenue that we recognize under our capitation agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.

There are risks associated with estimating the amount of revenues that we recognize under our capitation agreements with health plans in a reporting period. Medicare pays capitation using a risk adjusted model, which compensates payers based on the health status, or acuity, of each individual member. Payers with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payers. Our capitated revenues are recognized based on projected member acuity and quality metrics and are subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or which were recently acquired.

In addition, the billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage, and other payer issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our members, together with the changes in member coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payers. Collections, refunds and payer retractions typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

A failure to accurately estimate incurred but not reported medical expense could adversely affect our results of operations.

Patient care costs include estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed. Our accrual for medical services incurred but not reported reflects our best estimates of unpaid medical expenses as of the end of any particular period. These claim estimates are made utilizing standard actuarial methodologies and are continually evaluated and adjusted by management based upon our historical claims experience and other factors, including regular independent assessments by a nationally recognized actuarial firm. Adjustments, if necessary, are made to medical claims expense and capitated revenues when the assumptions used to determine our claims liability change and when actual claim costs are ultimately determined.

Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in our financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that our estimates of this type of claim may be inadequate in the future. In such event, our results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results of operations.

Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.

Negative publicity regarding the managed healthcare industry generally, or the Medicare Advantage program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:

•	requiring us to change or increase our products and services provided to members;

•

increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which we provide services and increase our costs of providing services;

•

adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage enrollees; or

•	adversely affecting our ability to attract and retain members.

We lease all of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions and special charges.

We currently lease or license all of our medical centers. Generally, our lease or license agreements provide that the lessor may terminate the lease, subject to applicable cure provisions, for a number of reasons, including the defaults in any payment of rent, taxes or other payment obligations, the breach of any other covenant or agreement in the lease. Termination of certain of our lease agreements could result in a cross-default under our debt agreements or other lease agreements. If a lease agreement is terminated, there can be no assurance that we will be able to enter into a new lease agreement on similar or better terms or at all.

Our lease obligations often include annual fixed rent escalators or variable rent escalators based on a consumer price index. These escalators could impact our ability to satisfy certain obligations and financial covenants. If the results of our operations do not increase at or above the escalator rates, it would place an additional burden on our results of operations, liquidity and financial position.

As we continue to expand and have leases or licenses with different start dates, it is likely that some number of our leases and licenses will expire each year. Our lease or license agreements often provide for renewal or extension options. There can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal or extension. In addition, if we are unable to renew or extend any of our leases or licenses, we may lose all of the facilities subject to that master lease agreement. If we are not able to renew or extend our leases or licenses at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition and results of operation could be adversely affected.

Leasing facilities pursuant to binding lease or license agreements may limit our ability to exit markets. For instance, if one facility under a lease or license becomes unprofitable, we may be required to continue operating such facility or, if allowed by the landlord to close such facility, we may remain obligated for the lease payments on such facility. We could incur special charges relating to the closing of such facility, including lease termination costs, impairment charges and other special charges that would reduce our profits and could have a material adverse effect on our business, financial condition or results of operations.

Our failure to pay the rent or otherwise comply with the provisions of any of our lease agreements could result in an “event of default” under such lease agreement and agreements for our indebtedness. Upon an event of default, remedies available to our landlords generally include, without limitation, terminating such lease agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such lease agreement, including the difference between the rent under such lease agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such lease agreement. The exercise of such remedies would have a material adverse effect on our business, financial position, results of operations and liquidity.

If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have significant suppliers that may be the sole or primary source of products critical to the services we provide, including our primary providers of pharmaceutical drugs and pharmacy supplies. If any of these suppliers do not meet our needs, including in the event of a product recall, shortage or dispute, and we are not able to find adequate alternative sources, if we experience material price increases from these suppliers (for instance, increases in the wholesale price of generic drugs) that we are unable to mitigate, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial or government payers, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face member attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our pharmacy business is subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our pharmacy business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our pharmacy business, including: (i) suspension of payments from government programs; (ii) loss of required government certifications; (iii) loss of authorizations or changes in requirements for participating in, or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; (iv) loss of licenses; or (v) significant fines or monetary penalties. The regulations to which we are subject include, but are not limited to, federal, state and local registration and regulation of pharmacies; dispensing and sale of controlled substances and products containing pseudoephedrine; applicable Medicare and Medicaid regulations; HIPAA; regulations relating to the protection of the environment and health and safety matters, including those governing exposure to and the management and disposal of hazardous substances; regulations enforced by the U. S. Federal Trade Commission, HHS and the Drug Enforcement Administration (“DEA”) as well as state regulatory authorities, governing the sale, advertisement and promotion of products we sell; state and federal anti-kickback laws; false claims laws and federal and state laws governing the practice of the profession of pharmacy. We are also governed by federal and state laws of general applicability, including laws regulating wages and hours, working conditions, health and safety and equal employment opportunity. If we are unable to successfully provide pharmacy services, we may not be able to achieve the expected benefits of our value-based care model where members have access to both primary care and ancillary programs such as pharmacy services at our medical centers, which may have a negative effect on our business and results of operations.

The continued conversion of various prescription drugs, including potential conversions of a number of popular medications, to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications through other channels. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy product mix.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our pharmacy business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will be subject to a right of first refusal in favor of Humana, Inc. and certain of its affiliates, which could impede our growth and adversely impact the potential value of the Company.

We will be subject to an Amended and Restated Right of First Refusal Agreement, or ROFR Agreement, entered into among Humana, Inc. and certain of its affiliates, or Humana, and PCIH, Seller and the Company upon completion of the Business Combination. Under the ROFR Agreement, Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC. If exercised, Humana would have the right to acquire the assets or equity interests by matching the terms of the proposed sale transaction.

The ability of Humana to elect to exercise its right of first refusal may limit or impede the Company’s ability to conduct its business on the terms and in the manner it considers most favorable, which may adversely affect its future growth opportunities. The existence of the right of first refusal may also deter potential acquirors from seeking to acquire the Company. If potential acquirors are deterred from considering an acquisition of it, the Company may receive less than fair market value acquisition offers or may not receive acquisition offers at all, which might have a substantial negative effect on the value of your investment in the Company and may impact the long-term value, growth and potential of the Company.

Our overall business results may suffer from an economic downturn.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities have decreased, and may continue to decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our medical centers together with payers with whom we contract to provide health plans to our members.

Risks Related to Our Growth

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Additionally, our organizational structure may become more complex as we improve our operational, financial and management controls, as well as our reporting systems and procedures. We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain members and employees.

In addition, as we expand our business, it is important that we continue to maintain a high level of member service and satisfaction. As our member base continues to grow, we will need to expand our medical, member services and other personnel and our network of partners to provide personalized member service. If we are not able to continue to provide high quality medical care with high levels of member satisfaction, our reputation, as well as our business, results of operations and financial condition could be adversely affected.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more members. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations and financial condition would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We may not be able to identify suitable de novo expansion opportunities, engage with payers in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.

Our business strategy is to grow rapidly by expanding our network of medical centers and is significantly dependent on opening new medical centers in new geographic locations, recruiting new clinicians and members and partnering or contracting with payers, existing medical practices or other healthcare providers to provide primary care services. We seek growth opportunities both organically and through acquisitions or other partnerships with payers or other primary care providers. To continue to expand our operations to other regions of the United States, we will have to devote resources to identifying and exploring such perceived opportunities.

Our ability to grow depends upon a number of factors, including recruiting new members, entering into contracts with additional payers, establishing new relationships with physicians and other healthcare providers, identifying appropriate facilities, recruiting and retaining qualified personnel, obtaining leases and completing internal build-outs of new facilities within proposed timelines and budgets. We anticipate that further geographic expansion will require us to make a substantial investment of management time, capital and/or other resources. There can be no assurance that we will be able to continue to successfully expand our operations in any new geographic markets.

Our growth strategy in new markets involves a number of risks and uncertainties, including that:

•

we may not be able to successfully enter into contracts with local payers on terms favorable to us or at all, including as a result of competition for payer relationships with other potential players, some of whom may have greater resources than we do, which competition may intensify due to the ongoing consolidation in the healthcare industry;

•

we may not be able to recruit or retain a sufficient number of new members to execute our growth strategy, and we may incur substantial costs to recruit new members and we may be unable to recruit a sufficient number of new members to offset those costs;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	per-member revenue in new markets may be lower than in our existing markets, including as a result of geographic cost index-based adjustments by CMS;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate; and

•

depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter; for example, we may be unable to offer all services that we offer in our current markets (e.g., transportation), which could negatively impact our revenues and financial condition.

We cannot guarantee that we will be successful in pursuing our growth strategy. If we fail to evaluate and execute new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs, which may negatively impact our business model, revenues, results of operations and financial condition.

We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

Making selected acquisitions of complementary medical centers, physicians and group practices and successfully integrating them has been an important part of our growth to date, having completed 23 transactions since 2017, and we expect it to be a part of our strategy going forward. However, in the future, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. In addition, acquisitions involve numerous risks, including difficulties in the integration of acquired operations and the diversion of management’s attention from other business concerns. In order to complete such strategic transactions, we may need to seek additional financing to fund these investments and acquisitions. Should we need to do so, we may not be able to secure such financing, or obtain such financing on favorable terms due to general market conditions or the volatile nature of the healthcare marketplace. Should we issue equity securities as consideration in any acquisition, such issuance may be dilutive to shareholders and the acquisition may not produce our desired results.

Even if we are successful in making an acquisition, the business that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We may expend extensive resources on an acquisition of a particular business that we are not able to successfully integrate into our operations, if at all, or where our expectations with respect to customer demands are not met.

Our ability to fully realize the anticipated benefits of both historical and future acquisitions will depend, to a large extent, on our ability to integrate the businesses we acquire. Integrating and coordinating aspects of the operations and personnel of acquisitions with ours involves complex operational and personnel-related challenges. This process is time-consuming and expensive, disrupts the businesses of both our business and the acquired business and may not result in the full benefits expected by us, including cost synergies expected to arise from operational efficiencies and overlapping general and administrative functions.

The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company and consolidating corporate and administrative infrastructures;

•	the inability to realize expected synergies and cost-savings;

•	difficulties in managing geographically dispersed operations, including risks associated with entering markets in which we have no or limited prior experience;

•	underperformance of any acquired business relative to our expectations and the price we paid;

•	negative near-term impacts on financial results after an acquisition, including acquisition-related earnings charges;

•	the assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash;

•	the issuance of equity securities to finance or as consideration for any acquisitions that dilute the ownership of our stockholders;

•	claims by terminated employees and shareholders of acquired companies or other third parties related to the transaction;

•	problems maintaining uniform procedures, controls and policies with respect to our financial accounting systems;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	risks associated with acquiring intellectual property, including potential disputes regarding acquired companies’ intellectual property.

Additionally, the integration of operations and personnel may place a significant burden on management and other internal resources. The attention of our management may be directed towards integration considerations and may be diverted from our day-to-day business operations, and matters related to the integration may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and our business. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and results of operations.

We must attract and retain highly qualified personnel in order to execute our growth plan.

Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing care services to older adults. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies or healthcare providers, their former employers may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed. Many of our senior employees are subject to non-competition and non-solicitation agreements with us. However, the enforceability of non-competition agreements may differ from state to state and by circumstance and if any of our non-competition agreements was found to be unenforceable, our business and growth prospects could be harmed.

If we are unable to attract new members, our revenue growth will be adversely affected.

To increase our revenue, our business strategy is to expand the number of medical centers in our network. In order to support such growth, we must continue to recruit and retain a sufficient number of new members. We are focused on the Medicare-eligible population and face competition from other primary healthcare providers in the recruitment of Medicare-eligible potential members. If we are unable to convince the Medicare-eligible population of the benefits of our platform or if potential or existing members prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to grow organically by attracting new members and retaining existing members. In addition, our growth strategy is dependent in part on patients electing to move from fee-for-service to capitated arrangements and selecting us as their primary care provider under their plan. The majority of plan enrollment selections are made during an annual enrollment period from November into December of each year; therefore, our ability to grow our member population with capitation arrangements is dependent in part on our ability to successfully recruit members during the annual enrollment period and to convince these patients to select us as their primary care provider and not subsequently change that election. Our inability to recruit new members and retain existing members, particularly those under capitation arrangements, would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.

We have no experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.

The CMS Center for Medicare and Medicaid Innovation recently announced a direct contracting model set to begin in 2021 to create value-based payment arrangements directly with Direct Contracting Entities, or DCEs, which is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in value-based care arrangements in Medicare fee-for-service. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which runs from October 1, 2020 through March 31, 2021. The Implementation Period provides us an opportunity to prepare for the first Performance Year (PY1), which starts on April 1, 2021. We have been assigned more than 8,100 beneficiaries under this program. However, we have no experience serving as a DCE and may not be able to realize the expected benefits thereof. We can provide no assurances that direct contracting will allow us to achieve risk-like patient economics on original Medicare patients. For instance, we may not be able to calibrate our historical medical expense estimates to this new beneficiary population, who have not chosen to participate in value-based care and thus may utilize third-party medical services differently than our current members. Beneficiaries that we are assigned under the direct contracting model may not be profitable to us initially or at all. In addition, our management team has and may further invest considerable time and resources in adapting to the direct contracting model, but we may not be able to realize the expected benefits thereof. Adding additional members through direct contracting will require absorbing additional members into our existing medical centers, which may strain resources or negatively affect our quality of care. We can provide no assurances that the direct contracting model will continue for additional Performance Years, including as a result of decreased political support for value-based care or the direct contracting model, or that it will expand our total addressable market in the manner that we expect.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture and our business may be harmed.

We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, despite applicable restrictions on transfer of shares, liquidity available to our employee securityholders following the Business Combination could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

Risks Related to Government Regulation

We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

Our operations are subject to extensive federal, state and local government laws and regulations, such as:

•	Medicare and Medicaid reimbursement rules and regulations;

•

federal Anti-Kickback Statute, which, subject to certain exceptions known as “safe harbors,” prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, or FCA;

•

the federal physician self-referral law, commonly referred to as the Stark Law, and analogous state self-referral prohibition statutes, which, subject to limited exceptions, prohibit physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with an entity, and prohibit the entity from billing Medicare or Medicaid for such “designated health services.” The Stark Law excludes certain ownership interests in an entity from the definition of a financial relationship, including ownership of investment securities that could be purchased on the open market when the designated health services referral was made and when the entity had stockholder equity exceeding $75 million at the end of the corporation’s most recent fiscal year or on average during the previous 3 fiscal years. “Stockholder equity” is the difference in value between a corporation’s total assets and total liabilities;

•

federal civil and criminal false claims laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

•

the Civil Monetary Penalty statute and associated regulations, which authorizes the government agent to impose civil money penalties, an assessment, and program exclusion for various forms of fraud and abuse involving the Medicare and Medicaid programs;

•

the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, or collectively, HIPAA, and related rules that prohibit knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

•

federal and state laws regarding telemedicine services, including necessary technological standards to deliver such services, coverage restrictions associated with such services, the amount of reimbursement for such services, the licensure of individuals providing such services;

•	federal and state laws and policies related to the prescribing and dispensing of pharmaceuticals and controlled substances;

•	federal and state laws related to the advertising and marketing of services by healthcare providers;

•

state laws regulating the operations and financial condition of risk bearing providers, which may include capital requirements, licensing or certification, governance controls and other similar matters;

•	state and federal statutes and regulations that govern workplace health and safety;

•

federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll in these programs when changes in direct or indirect ownership occur;

•

state laws pertaining to kickbacks, fee splitting, self-referral and false claims, some of which are not consistent with comparable federal laws and regulations, including, for example, not being limited in scope to relationships involving government health care programs;

•

state insurance laws governing what healthcare entities may bear financial risk and the allowable types of financial risks, including direct primary care programs, provider-sponsored organizations, ACOs, IPAs, and provider capitation; and

•	federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants.

In addition to the above laws, Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance also impose complex and extensive requirements upon healthcare providers. Moreover, the various laws and regulations that apply to our operations are often subject to varying interpretations and additional laws and regulations potentially affecting providers continue to be promulgated that may impact us. A violation or departure from any of the legal requirements implicated by our business may result in, among other things, government audits, lower reimbursements, significant fines and penalties, the potential loss of certification, recoupment efforts or voluntary repayments. These legal requirements are civil, criminal and administrative in nature depending on the law or requirement.

We endeavor to comply with all legal requirements. We further endeavor to structure all of our relationships with physicians and providers to comply with state and federal anti-kickback physician and Stark laws and other applicable healthcare laws. On December 2, 2020, the HHS Office of Inspector General (“OIG”) and CMS issued final rules expanding and modifying existing and adding new regulatory Anti-Kickback Statute “safe harbors” and Stark Law exceptions, respectively. The rules are part of the “Regulatory Sprint to Coordinated Care” that HHS launched in 2018 in an effort to encourage innovative arrangements designed to improve the quality of care, health outcomes, and efficiency in the United States health care system. These final rules center on the concept of “value-based enterprises” (“VBEs”) and “value-based arrangements” between participants in VBEs. Both the Anti-Kickback Statute safe harbors and the Stark Law exceptions are broken down by the amount of financial risk assumed under the value-based arrangement, and the more risk assumed, the more flexibility offered under the safe harbors and exceptions. We continue to evaluate what effect, if any, these rules will have on our business. We utilize considerable resources to monitor laws and regulations and implement necessary changes. However, the laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that we will be able to adhere to all of the laws and regulations that apply to our business, and any failure to do so could have a material adverse impact on our business, results of operations, financial condition, cash flows and reputation. Similarly, we may face penalties under the FCA, the federal Civil Monetary Penalty statute or otherwise related to failure to report and return overpayments within 60 days of when the overpayment is identified and quantified. These obligations to report and return overpayments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made investments in resources to decrease the time it takes to identify, quantify and process overpayments, and may be required to make additional investments in the future.

Additionally, the federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid and other federally funded health care programs. Moreover, amendments to the federal Anti-Kickback Statute in the ACA make claims tainted by anti-kickback violations potentially subject to liability under the FCA, including qui tam or whistleblower suits. The penalties for a violation of the FCA range from $5,500 to $11,000 (adjusted for inflation) for each false claim plus three times the amount of damages caused by each such claim which generally means the amount received directly or indirectly from the government. On January 29, 2018, the Department of Justice, or DOJ, issued a final rule announcing adjustments to FCA penalties, under which the per claim penalty range increases to a range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation). Given the high volume of claims processed by our various operating units, the potential is high for substantial penalties in connection with any alleged FCA violations.

In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.

In addition, with the various government shutdowns, stay at home orders, and restrictions on elective health care services brought about by the COVID-19 pandemic, our owned and affiliated practices have increasingly relied upon the availability of, and reimbursement for, telemedicine and other emerging technologies (such as digital health services) to generate revenue. Federal and state laws regarding such services, necessary technological standards to deliver such services, coverage restrictions associated with such services, and the amount of reimbursement for such services are subject to changing political, regulatory and other influences. During the first wave of the COVID-19 pandemic in the United States, many states loosened the restrictions in such laws and allowed providers to bill for such services at rates comparable to providing such services in a traditional office setting. These changes may be of short duration, may impede us in providing such services to our members in an economically viable manner in the future, and may harm our business. Failure to comply with these laws could result in denials of reimbursement for our affiliated providers’ services (to the extent such services are billed), recoupments of prior payments, professional discipline for our affiliated providers or civil or criminal penalties against our business.

If any of our operations are found to violate these or other government laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our required government certifications or exclusion from government payment programs;

•	loss of our licenses required to operate healthcare facilities or administer pharmaceuticals in the states in which we operate;

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criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law, Stark Law and FCA, state laws and regulations, or other failures to meet regulatory requirements;

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enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their PHI has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including HIPAA and the Privacy Act of 1974;

•	mandated changes to our practices or procedures that significantly increase operating expenses;

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imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

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termination of various relationships and/or contracts related to our business, including payer agreements, joint venture arrangements, medical director agreements, real estate leases and consulting agreements with physicians; and

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harm to our reputation which could negatively impact our business relationships, affect our ability to attract and retain members and physicians, affect our ability to obtain financing and decrease access to new business opportunities, among other things.

We are, and may in the future be, a party to various lawsuits, demands, claims, qui tam suits, governmental investigations and audits (including investigations or other actions resulting from our obligation to self-report suspected violations of law) and other legal matters, any of which could result in, among other things, substantial financial penalties or awards against us, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare, Medicaid and other healthcare programs and possible criminal penalties, any of which could have a material adverse effect on our business, results of operations, financial condition, cash flows and materially harm our reputation.

We may in the future be subject to investigations and audits by state or federal governmental agencies and/or private civil qui tam complaints filed by relators and other lawsuits, demands, claims and legal proceedings, including investigations or other actions resulting from our obligation to self-report suspected violations of law.

Responding to subpoenas, investigations and other lawsuits, claims and legal proceedings as well as defending ourselves in such matters will continue to require management’s attention and cause us to incur significant legal expense. Negative findings or terms and conditions that we might agree to accept as part of a negotiated resolution of pending or future legal or regulatory matters could result in, among other things, substantial financial penalties or awards against us, substantial payments made by us, harm to our reputation, required changes to our business practices, exclusion from future participation in the Medicare, Medicaid and other healthcare programs and, in certain cases, criminal penalties, any of which could have a material adverse effect on us. It is possible that criminal proceedings may be initiated against us and/or individuals in our business in connection with investigations by the federal government.

We, our employees, the facilities in which we operate and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, privacy of patient information, physician relationships, personnel and operating policies and procedures. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable or prior payments being subject to recoupment, requirements to make significant changes to our operations and can give rise to civil or, in extreme cases, criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.

Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations.

We receive the majority of our revenue from Medicare, either directly or through Medicare Advantage plans, and revenue from Medicare accounted for 79.5%, 77.6% and 80.8% of our revenue for the years ended December 31, 2018, 2019 and 2020, respectively. In addition, many private payers base their reimbursement rates on the published Medicare rates or are themselves reimbursed by Medicare for the services we provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses us for our services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins. For example, due to the federal sequestration, an automatic 2% reduction in Medicare spending took effect beginning in April 2013. The CARES Act, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, and subsequent legislation temporarily suspended these reductions from May 1, 2020 through March 31, 2021, and extended the sequester by one year, through 2030. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.

Each year, CMS issues a final rule to establish the Medicare Advantage benchmark payment rates for the following calendar year. Any reduction to Medicare Advantage rates impacting us that is greater compared to the industry average rate may have a material adverse effect on our business, results of operations, financial condition and cash flows. The final impact of the Medicare Advantage rates can vary from any estimate we may have and may be further impacted by the relative growth of our Medicare Advantage member volumes across markets as well as by the benefit plan designs submitted. It is possible that we may underestimate the impact of the Medicare Advantage rates on our business, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, our Medicare Advantage revenues may continue to be volatile in the future, which could have a material adverse impact on our business, results of operations, financial condition and cash flows.

In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:

•	administrative or legislative changes to base rates or the bases of payment;

•	limits on the services or types of providers for which Medicare will provide reimbursement;

•	changes in methodology for member assessment and/or determination of payment levels;

•	the reduction or elimination of annual rate increases; or

•	an increase in co-payments or deductibles payable by beneficiaries.

Recent legislative, judicial and executive efforts to enact further healthcare reform legislation have caused the future state of the exchanges, other reforms under the ACA, and many core aspects of the current U.S. health care system to be unclear. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case. Oral arguments, were held on November 10, 2020. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

While specific changes and their timing are not yet apparent, enacted reforms and future legislative, regulatory, judicial, or executive changes, particularly any changes to the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Among the important statutory changes that are being implemented by CMS include provisions of the IMPACT Act. This law imposes a stringent timeline for implementing benchmark quality measures and data metrics across post-acute care providers. The enactment also mandates specific actions to design a unified payment methodology for post-acute providers. CMS is in the process of promulgating regulations to implement provisions of this enactment. Depending on the final details, the costs of implementation could be significant. The failure to meet implementation requirements could expose providers to fines and payment reductions.

There is also uncertainty regarding both Medicare Advantage payment rates and beneficiary enrollment, which, if reduced, would reduce our overall revenues and net income. Although Medicare Advantage enrollment increased by approximately 13 million, or by 117%, between the enactment of the ACA in 2010 and 2020, there can be no assurance that this trend will continue. Further, fluctuation in Medicare Advantage payment rates are evidenced by CMS’s annual announcement of the expected average change in revenue from the prior year: for 2018, CMS announced an average increase of 0.45%; and for 2019, 3.4%. Uncertainty over Medicare Advantage enrollment and payment rates present a continuing risk to our business.

According to the Kaiser Family Foundation, or KFF, Medicare Advantage enrollment continues to be highly concentrated among a few payers, both nationally and in local regions. In 2020, the KFF reported that three payers together accounted for more than half of Medicare Advantage enrollment and seven firms accounted for approximately 83% of the lives. Consolidation among Medicare Advantage plans in certain regions, or the Medicare program’s failure to attract additional plans to participate in the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Reductions in reimbursement rates or the scope of services being reimbursed, or an expansion of the scope of services to be provided under our contracts with payers without a corresponding increase in payment rates could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare reimbursement payments could materially and adversely affect our business, financial condition and results of operations.

State and federal efforts to reduce Medicaid spending could adversely affect our financial condition and results of operations.

Many of our members are dual-eligible, meaning their coverage comes from both Medicare and Medicaid. In addition, certain of our members are fully covered by Medicaid. Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher-income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.

For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on our business.

As part of the movement to repeal, replace or modify the ACA and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, we cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the ACA.

We expect these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which our services are reimbursed by state Medicaid plans.

Our business could be harmed if the ACA is overturned or by any legislative, regulatory or industry change that reduces healthcare spending or otherwise slows or limits the transition to more assumption of risk by healthcare providers.

The United States Supreme Court is currently considering the case of California v. Texas, Case 19-840, which, if the respondents are successful, could result in the ACA being struck down in its entirety. Although the statute has survived previous challenges before the Supreme Court, we cannot predict the outcome of this litigation.

Our operating model, our platform and our revenue are dependent on the healthcare industry’s continued movement towards providers assuming more risk from payers for the cost of patient care. Any legislative, regulatory or industry changes that slows or limits that movement or otherwise reduces the risk-based healthcare spending would most likely be detrimental to our business, revenue, financial projections and growth.

We are also impacted by the Medicare Access and CHIP Reauthorization Act, under which physicians must choose to participate in one of two payment formulas, the Merit-Based Incentive Payment System, or MIPS, or Alternative Payment Models, or APMs. Beginning in 2019, MIPS allows eligible physicians to receive upward or downward adjustments to their Medicare Part B payments based on certain quality and cost metrics, among other measures. As an alternative, physicians can choose to participate in an Advanced APM. Advanced APMs are exempt from the MIPS requirements, and physicians who are meaningful participants in APMs will receive bonus payments from Medicare pursuant to the law. CMS has proposed limiting the number of significant changes to the Quality Payment Program in 2021 by continuing a gradual implementation timeline for MIPS and APMs.

In addition, current and prior healthcare reform proposals have included the concept of creating a single payer or public option for health insurance. If enacted, these proposals could have an extensive impact on the healthcare industry, including us. We are unable to predict whether such reforms may be enacted or their impact on our operations.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and private payers will pay for healthcare services, which could harm our business, financial condition and results of operations.

If we are unable to effectively adapt to changes in the healthcare industry or changes in state and federal laws and regulations affecting the healthcare industry, including changes to laws and regulations regarding or affecting the U.S. healthcare reform, our business may be harmed.

Due to the importance of the healthcare industry in the lives of all Americans, federal, state, and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business or could change the operating environment of our medical centers. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payers’ reimbursement policies in a manner adverse to us. Similarly, changes in private payer reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.

While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other federal and state privacy and security regulations. If we suffer a data breach or unauthorized disclosure, we could incur significant liability including government and private investigations and claims of privacy and security non-compliance. We could also suffer significant reputational harm as a result and, in turn, a material adverse effect on our member base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of protected health information, or PHI, and other types of personal data or personally identifiable information, or PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services.

HIPAA requires covered entities, such as us, and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance. Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

We also publish statements to our members and partners that describe how we handle and protect PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.

We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.

As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payers may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payers;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payer networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to our reputation;

•	the revocation of a facility’s or agency’s license; and

•	loss of certain rights under, or termination of, our contracts with payers.

We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

Laws regulating the corporate practice of medicine could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.

Some states have laws that prohibit business entities, such as us, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians or engaging in certain arrangements, such as fee-splitting, with physicians (such activities generally referred to as the “corporate practice of medicine”). In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Certain of the states in which we currently operate, such as Texas and Nevada, and certain of the states to which we may expand our operations, such as New York and California, generally prohibit the corporate practice of medicine, and other states may enact such restrictions as well.

Penalties for violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payers for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change. Regulatory authorities and other parties may assert that, despite the management agreements and other arrangements through which we operate, we are engaged in the prohibited corporate practice of medicine or that our arrangements constitute unlawful fee-splitting. If this were to occur, we could be subject to civil and/or criminal penalties, our agreements could be found legally invalid and unenforceable (in whole or in part) or we could be required to restructure our contractual arrangements. In markets where the corporate practice of medicine is prohibited, we have historically operated by maintaining long-term management contracts with multiple associated professional organizations which, in turn, employ or contract with physicians to provide those professional medical services required by the enrollees of the payers with which the professional organizations contract. Under these management agreements, our managed services organization performs only non-medical administrative services, does not represent that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians or the associated physician groups with which it contracts. In addition, the professional organizations are all 100% owned by a member of our management team. In the event of death or disability or upon certain other triggering events, we maintain the right to direct the transfer of the ownership of the professional organizations to another licensed physician.

In addition to the above management arrangements, we have certain contractual rights relating to the orderly transfer of equity interests in our physician practices through succession agreements and other arrangements with their physician equity holders. Such equity interests cannot, however, be transferred to or held by us or by any non-professional organization. Accordingly, neither we nor our direct subsidiaries directly own any equity interests in any of our physician practices. In the event that any of the physician owners of our practices fail to comply with the management arrangement, if any management arrangement is terminated and/or we are unable to enforce our contractual rights over the orderly transfer of equity interests in any of our physician practices, such events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

It is possible that a state regulatory agency or a court could determine that our agreements with physician equity holders of our practices and the way we carry out these arrangements as described above, either independently or coupled with the management services agreements with such associated physician practices, are in violation of prohibitions on the corporate practice of medicine. As a result, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and an adverse effect on results of operations derived from such practices. Such a determination could force a restructuring of our management arrangements with the affected practices, which might include revisions of the management services agreements, including a modification of the management fee and/or establishing an alternative structure that would permit us to contract with a physician network without violating prohibitions on the corporate practice of medicine. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our business, results of operations, financial condition and cash flows.

Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties.

The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Additionally, CMS audits Medicare Advantage plans for documentation to support RAF-related payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS or plan audit. There is a possibility that a Medicare Advantage plan may seek repayment from us should CMS make any payment adjustments to the Medicare Advantage plan as a result of its audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA that range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation), plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim.

CMS has indicated that payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.

There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.

New physicians and other providers must be properly enrolled in governmental healthcare programs before we can receive reimbursement for their services, and there may be delays in the enrollment process.

Each time a new physician joins us, we must enroll the physician under our applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before we can receive reimbursement for services the physician renders to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict. These practices result in delayed reimbursement that may adversely affect our cash flows.

With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and other applicable healthcare professionals within the 30 days after the provider begins providing services, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, new enrollment rules and whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll providers could reduce our physician services segment total revenues and have a material adverse effect on the business, financial condition or results of operations of our physician services segment.

The ACA, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare and Medicaid could deny continued future enrollment or revoke our enrollment and billing privileges.

The requirements for enrollment, licensure, certification, and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payers with which we have contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement, or other penalties. While we make reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Competition

The healthcare industry is highly competitive, and if we are not able to compete effectively, our business would be harmed.

We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract members to our medical centers, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing primary care providers may also offer larger facilities or different programs or services than we do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current members, potential members and referral sources. Furthermore, while we budget for routine capital expenditures at our facilities to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payers are not exclusive and our competitors have established or could seek to establish relationships with such payers to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which we have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.

Our performance depends on our ability to recruit and retain quality physicians, nurses and other personnel. Competitors in primary care markets may aggressively employ non-compete, non-solicitation and other restrictive covenant tools to chill the entry of new operators. Competition for or shortages in quality physicians, nurses and other personnel, increases in labor costs or expiration of non-compete, non-solicitation and other restrictive covenants with past, present or future employees could adversely affect our revenue, profitability, cash flows, quality of care and member enrollment.

Our operations are dependent on the efforts, abilities and experience of our physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other facilities, in attracting physicians, nurses and medical staff to support our medical centers, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our medical centers and in contracting with payers in each of our markets. Competitors in primary care markets may aggressively employ non-compete, non-solicitation and other restrictive covenant tools to chill the entry of new operators. In some markets, the lack of availability of clinical personnel, such as nurses and mental health professionals, has become a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.

Key primary care physicians with large member enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or continue working with us. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce our revenues and profits. Moreover, we may not be able to attract new physicians to replace the services of terminating physicians or to service our growing membership.

We have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit us from using non-competition covenants with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that our non-compete agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, we would be unable to prevent physicians and other health professionals formerly employed by us from competing with us, potentially resulting in the loss of some of our members.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our facilities that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel, or to control our labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance for our healthcare services, our business could suffer.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with both members and payers and to our ability to attract new members. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of or provide quality medical care for our members, or any adverse publicity or litigation involving or surrounding us, one of our medical centers or our management, could make it substantially more difficult for us to attract new members. Similarly, because our existing members often act as references for us with prospective new members, any existing member that questions the quality of our care could impair our ability to secure additional new members. In addition, negative publicity resulting from any adverse government payer audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with members, which would harm our business, results of operations and financial condition.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with members, payers and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our members, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our members and care teams and hinder our ability to provide services, establish appropriate pricing for services, retain and attract members, manage our member risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate member needs and expectations, enhance the member experience, act as a differentiator in the market and protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

Risks Related to Data Security and Intellectual Property

Our proprietary platform relies on third party vendors, and disruptions in those relationships or other failures of our platform could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

CanoPanorama, our proprietary population health management technology-powered platform, contains components developed and maintained by third-party software vendors. Moreover, we use a third-party cloud-based electronic health record management system. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control. We may not be able to replace the functions provided by the third-party software currently used in CanoPanorama if that software becomes obsolete or defective or is not adequately maintained or updated. We may not be able to maintain our relationships with our third-party software vendors. Any significant interruption in the availability of these third-party software products or defects in these products could harm our business unless and until we can secure or develop an alternative source. In the event of failure in such third party vendors’ systems and processes, we could experience business interruptions or privacy and/or security breaches surrounding our data. Any of these outcomes could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

Data security breaches, loss of data and other disruptions could compromise sensitive information related to our business or our members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use and disclose sensitive data, including protected health information, or PHI, and other types of personal data or personally identifiable information, or PII, relating to our employees, members and others. We also process and store, and use third-party service providers to process and store, sensitive information, including intellectual property, confidential information and other proprietary business information. We manage and maintain such sensitive data and information utilizing a combination of on-site systems, managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this sensitive data and information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of such sensitive data or information, causing PHI or other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, processing and transmission of employee, user and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII and other sensitive information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information for us to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our contractors or third-party service providers, or the PHI, other PII, or other sensitive information we or contractors or third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Despite our implementation of security measures, cyber-attacks are becoming more sophisticated and frequent. As a result, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our contractors or third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. While we have not experienced any material system failure, accident or security breach to date of which we are aware, we nevertheless have experienced from time to time, and continue to experience in the future, cyber-attacks on our information technology systems despite our best efforts to prevent them. For instance, in June 2020, we disclosed to the public a data breach resulting from a business email compromise by an unknown threat actor that affected Office 365 email accounts of certain employees. As some of the affected email inboxes contained PHI or PII, we notified all potentially affected individuals and the HHS Office of Civil Rights, or OCR. In December 2020, we received a data request from OCR relating to this incident to which we will respond. We may be subject to financial or reputational loss as a result of this data security incident.

If we are unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our systems, and we could suffer a loss of members, and we may as a result suffer loss of reputation, adverse impacts on member and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or those of any of our third-party service providers could compromise our networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, as amended by HITECH, and their implementing regulations and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, access member health information, collect, process, and prepare company financial information, provide information about our current and future services and engage in other member and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering or any weather-related disruptions where our headquarters is located. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

If we are unable to obtain, maintain and enforce intellectual property protection for our content or if the scope of our intellectual property protection is not sufficiently broad, our business may be adversely affected.

Our business depends on certain internally developed content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade-secret, and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed content. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming. Effective trademark, trade-secret and copyright protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection. Additionally, we do not currently hold a patent or other registered or applied for intellectual property protection for CanoPanorama. If we are unable to protect our intellectual property and other rights, particularly with respect to CanoPanorama, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.

Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ services, and may in the future seek to enforce our rights against potential infringement. However, the steps we have taken to protect our intellectual property rights may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully protect our intellectual property rights could result in harm to our ability to compete and reduce demand for our services. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Also, some of our services rely on technologies and software developed by or licensed from third parties, and we may not be able to maintain our relationships with such third parties or enter into similar relationships in the future on reasonable terms or at all.

Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.

Our commercial success depends on our ability to develop and commercialize our services and use our proprietary technology platform without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology platform of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our vendors or licensors or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us we may be required to engage in or to continue claims, regardless of whether such claims have merit, that can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology platform, obtain licenses, modify our services and technology platform while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, service fees, upfront fees or grant cross-licenses to intellectual property rights for our services. We may also have to redesign our services so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology platform may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology platform could be adversely affected.

We may not be able to protect our trade secrets, know-how and other internally developed information, including in relation to the CanoPanorama platform, adequately. Although we use reasonable efforts to protect this internally developed information and technology platform, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how and other proprietary information. We rely, in part, on non-disclosure and confidentiality with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how and other intellectual property and internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information.

Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.

We depend upon licenses from third parties for components of the technology and data used in CanoPanorama and for the platform upon which CanoPanorama is built and operates. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our services. In addition, we obtain a portion of the data that we use from government entities, public records and from our partners for specific partner engagements. We believe that we have all rights necessary to use the data that is incorporated into our services. We cannot, however, assure you that our licenses for information will allow us to use that information for all potential or contemplated applications. In addition, our ability to continue to offer integrated healthcare to our members depends on maintaining CanoPanorama, which is partially populated with data disclosed to us by our affiliates with their consent. If these affiliates revoke their consent for us to maintain, use, de-identify and share this data, consistent with applicable law, our data assets could be degraded.

In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data or if judicial interpretations are issued restricting use of the data that we currently use to support our services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide appropriate services to our members would be materially adversely impacted, which could have a material adverse effect on our business, financial condition and results of operations.

We also integrate into our internally developed applications and use third-party software to support our technology infrastructure. Some of this software is proprietary and some is open source software. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own internally developed applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own internally developed technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

We may be subject to legal proceedings and litigation, including intellectual property, privacy and medical malpractice disputes, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain members or geographies, all of which could negatively impact our geographic expansion and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.

We also may be subject to lawsuits under the FCA and comparable state laws for submitting allegedly fraudulent or otherwise inappropriate bills for services to the Medicare and Medicaid programs. These lawsuits, which may be initiated by government authorities as well as private party relators, can involve significant monetary damages, fines, attorney fees and the award of bounties to private plaintiffs who successfully bring these suits, as well as to the government programs. In recent years, government oversight and law enforcement have become increasingly active and aggressive in investigating and taking legal action against potential fraud and abuse.

Furthermore, our business exposes us to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain members, any of which could have a material adverse effect on our business, financial condition and results of operations.

Although we maintain third-party directors’ and officers’ professional liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any professional liability claim brought against us, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. If our costs of insurance and claims increase, then our earnings could decline.

Risks Related to Our Indebtedness

Our existing indebtedness could adversely affect our business and growth prospects.

Our existing indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.

Our current and future levels of indebtedness and the cash flow needed to satisfy our debt have important consequences, including:

•

limiting funds otherwise available for financing our working capital, capital expenditures, acquisitions, investments and other general corporate purposes by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete; and

•	making us more vulnerable in the event of a downturn in our business.

Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.

Substantially all of our indebtedness is floating rate debt. As a result, an increase in interest rates generally would adversely affect our profitability. We may enter into pay-fixed interest rate swaps to limit our exposure to changes in floating interest rates. Such instruments may result in economic losses should interest rates decline to a point lower than our fixed rate commitments. We would be exposed to credit- related losses, which could impact the results of operations in the event of fluctuations in the fair value of the interest rate swaps due to a change in the credit worthiness or non-performance by the counterparties to the interest rate swaps.

We will be able to incur substantial additional indebtedness in the future. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.

We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance outstanding debt obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and by financial, business and other factors beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in penalties or defaults, which would also harm our ability to incur additional indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness, terminate their commitments to make additional loans, cease to making further loans, and, to the extent such indebtedness is secured, foreclose on our assets and we could be forced into bankruptcy or liquidation. In such an event, we may not have sufficient assets to repay all of our indebtedness.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

The terms of the Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change of the nature of our business;

•	prepay, redeem or repurchase certain indebtedness; and

•	designate restricted subsidiaries as unrestricted subsidiaries.

Under certain circumstances, the restrictive covenants in the Credit Agreement require us to satisfy certain financial maintenance tests. Our ability to satisfy those tests can be affected by events beyond our control.

As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

A breach of the covenants or restrictions under the Credit Agreement could result in an event of default under such document. Such a default may allow the creditors to accelerate the related debt, which may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.

Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of our Credit Agreement, including those breaches or defaults with respect to any of our other outstanding debt instruments. The credit facilities under our Credit Agreement are secured by a pledge of substantially all of our assets and any indebtedness we incur in the future may also be so secured.

We will be required to raise additional capital or generate cash flows to execute on our growth strategy, expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.

Our operations have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, expand our services in new geographic locations, build additional de novo medical centers and execute our accretive acquisition strategy. We will need need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, the covenants in our Credit Agreement may limit our ability to obtain additional debt, and any failure to adhere to these covenants could result in penalties or defaults that could further restrict our liquidity or limit our ability to obtain financing. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our member services;

•	continue to expand our organization;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

A decline in our operating results or available cash could cause us to experience difficulties in complying with covenants contained in our Credit Agreement, which could result in our bankruptcy or liquidation.

If we were to sustain a decline in our operating results or available cash, we could experience difficulties in complying with the financial covenants contained in the Credit Agreement. The failure to comply with such covenants could result in an event of default under our Credit Agreement and by reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. In addition, should an event of default occur, the lenders under our Credit Agreement could elect to terminate their commitments thereunder, cease making loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our warehouse facilities or lines of credit to avoid being in default. If we breach our covenants under our Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to Our Common Stock and Being a Public Company

Certain of our investors will have significant influence over us after completion of the Business Combination, and their interests may conflict with ours or yours in the future.

Immediately following the Business Combination, investment entities affiliated with InTandem Capital Partners and the Sponsor, or, collectively, the Lead Investors, will own, collectively, approximately     % of our outstanding common stock, assuming that none of JAWS’ outstanding public shares are redeemed in connection with the Business Combination, or approximately     % of our outstanding common stock, assuming that all of JAWS’ outstanding public shares are redeemed in connection with the Business Combination. For so long as the Lead Investors continue to own a significant percentage of our stock, the Lead Investors will be able to significantly influence the composition of our board and the approval of actions requiring shareholder approval.

Accordingly, for such period of time, the Lead Investors will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our certificate of incorporation and bylaws, which govern the rights attached to our common stock. In particular, for so long as the Lead Investors continue to own a significant percentage of our stock, the Lead Investors will be able to cause or prevent a change of control of us or a change in the composition of our board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

The Lead Investors and their affiliates engage in a broad spectrum of activities, including investments in the healthcare industry generally. In the ordinary course of their business activities, the Lead Investors and their affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. In addition, the Lead Investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Our independent registered public accountants have identified a number of material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2020, our independent registered public accountants identified a number of material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that were identified were as follows:

•

We failed to establish controls to ensure the completeness and accuracy of information used to estimate and record certain accruals or make other closing adjustments in the financial statement close process.

•

We failed in the process of accounting for business combinations related to the design and operation of controls to record and measure the identifiable assets acquired, the liabilities assumed and any non-controlling interests recognized as part of a business combination.

•

We failed in the process of accounting for a significant and unusual transaction related to the warrants we issued in connection with our IPO in May 2020, which resulted in a material misstatement of our warrant liabilities, transaction costs, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the year ended December 31, 2020 and unaudited quarterly financial information as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020.

•

Furthermore, we did not have a sufficient complement of personnel with an appropriate level of knowledge, experience, and oversight commensurate with their financial reporting requirements to ensure proper selection and application of U.S. Generally Accepted Accounting Principles.

We have begun to take steps to remediate the material weaknesses, and to further strengthen our accounting staff and internal controls, by temporarily engaging external accounting and risk and control experts with the appropriate knowledge to supplement our internal resources. We plan to take additional steps to remediate the material weaknesses and improve our accounting function, including:

•	hiring additional senior level and staff accountants to support the timely completion of financial close procedures and provide additional needed technical expertise; and

•

in the interim, continuing to engage third parties as required to assist with technical accounting, application of new accounting standards, tax matters and valuations and the technical accounting associated with business combinations resulting from potential future acquisitions.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these procedures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares to decline.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

When we become a public company, following the completion of the Business Combination, we will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our second annual report following the completion of the Business Combination. The process of designing and implementing internal control over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process we identify one or more other material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. See “— Our independent registered public accountants have identified a number of material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.” In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed. However, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the filing of our second annual report following the completion of the Business Combination or the date we are no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for the foreseeable future.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

We are an “emerging growth company” and we expect to elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, (iv) not being required to provide audited financial statements for certain periods and (v) an extended transition period to comply with new or revised accounting standards applicable to public companies. We could be an emerging growth company for up to five years after the first sale of our common stock pursuant to an effective registration statement under the Securities Act. If, however, certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non- convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. Based on, among other things, our projected revenue and market capitalization, we may lose emerging growth company status as early as December 31, 2021. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. In addition, we will choose to take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, the information that we provide to holders of our common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the market price for our common stock may be more volatile.

Provisions of our corporate governance documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.

Our certificate of incorporation and bylaws to be effective in connection with the closing of the Business Combination and the Delaware General Corporation Law, or the DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things, these provisions:

•

allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of shareholders;

•	provide for a classified board of directors with staggered three-year terms;

•

provide that any amendment, alteration, rescission or repeal of our bylaws or certain provisions of our certificate of incorporation by our shareholders will require the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon as a class; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our common stock. In addition, because our board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our board or initiate actions that are opposed by our then-current board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction. For information regarding these and other provisions, see “Description of the Company’s Securities.”

Our bylaws will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our bylaws to be effective in connection with the closing of the Business Combination, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, (4) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws, (5) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware or (6) any other action asserting a claim against us that is governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

NYSE may not list our securities on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on NYSE, we will be required to demonstrate compliance with NYSE’s listing requirements. We will apply to have our securities listed on NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if our securities are listed on NYSE, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the listing requirements and NYSE does not list our securities on its exchange, we would not be required to consummate the Business Combination. In the event that we elected to waive this condition, and the Business Combination was consummated without our securities being listed on the NYSE or on another national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities were not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

An active trading market for our shares may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our operating results and stock price may be volatile.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory, legislative or political developments;

•	litigation and governmental investigations;

•	changing economic conditions;

•	investors’ perception of us;

•	events beyond our control such as weather and war; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Because we have no current plans to pay regular cash dividends on our common stock following the Business Combination, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock following the Business Combination. Any decision to declare and pay dividends in the future will be made at the discretion of our board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board may deem relevant. In addition, our ability to pay dividends is currently restricted by the Credit Agreement and may in the future be limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our certificate of incorporation will authorize us to issue one or more series of preferred stock. Our board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

Risks Related to the Business Combination and Jaws

Our Sponsor and certain of our officers and directors have entered into a letter agreement with us to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor Parties have agreed to vote all their Public Shares and Class B ordinary shares in favor of all the proposals being presented at the Shareholders Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor Parties and other holders of the Class B ordinary shares own approximately 20% of the issued and outstanding ordinary shares.

Jaws’ shareholders will experience dilution due to the issuance to the Seller of securities entitling it to a significant voting stake in the Company.

Based on PCIH’s and Jaws’ current capitalization (and the assumptions regarding the Business Combination Consideration paid at Closing described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), we anticipate the Seller retaining 306,962,694 PCIH Common Units. The Company will issue a share of Class B common stock to Seller for each PCIH Common Unit retained by the Seller, entitling the Seller to a number of votes on matters equal to the number of shares of Class B common stock retained by the Seller. Based on the assumptions described under the section entitled “Frequently

Used Terms — Share Calculations and Ownership Percentages,” Jaws’ current Public Shareholders would hold in the aggregate approximately     % of the outstanding voting power of the Company and the Sponsor and Jaws’ independent directors would hold approximately     % of the outstanding voting power. Without limiting the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” these ownership percentages do not take into account:

•	any warrants or options to purchase the Class A common stock that will be outstanding following the Business Combination; and

•	any equity awards that may be issued under the proposed Equity Incentive Plan or the Employee Stock Purchase Plan.

If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the Company’s outstanding voting stock held by the current holders of Jaws will decrease relative to the percentage held if none of the Public Shares are redeemed. To the extent that any of the outstanding warrants are exercised for shares of Class A common stock, Jaws’ existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Jaws’ current shareholders to influence the Company’s management through the election of directors following the Business Combination.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if the Company’s business is doing well.

Sales of a substantial number of shares of the Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A common stock. Upon completion of the Business Combination, the Sponsor and Jaws’ independent directors will own approximately 4.7% of the outstanding shares of the Class A common stock, including 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws in the PIPE, assuming no Public Shareholders redeem their Public Shares in connection with the Business Combination or approximately 4.8% of the outstanding Class A common stock assuming that 44,101,400 Public Shares (being our estimate of the maximum number of Public Shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination. While the Sponsor and Jaws’ independent directors will agree, and will continue to be subject, to certain restrictions regarding the transfer of the Class A common stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We may file one or more registration statements prior to or shortly after the Closing to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The ability of Jaws’ shareholders to exercise Redemption Rights with respect to Jaws’ Public Shares may prevent Jaws from completing the Business Combination or optimizing its capital structure.

Jaws does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Jaws’ expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than Jaws initially expected, Jaws may need to seek to arrange for additional third party financing to be able to satisfy the Minimum Cash Condition at Closing (or such lower cash amount designated by the Seller if the Seller waives the condition).

If too many Public Shareholders elect to redeem their shares and additional third-party financing is not available to Jaws, Jaws may not be able to complete the Business Combination. Even if such third-party financing is available, Jaws’ ability to obtain such financing is subject to restrictions set forth in the Business

Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” and “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”

Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/ prospectus entitled “Risk Factors — Risks Related to the Business Combination and Jaws.”

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Jaws cannot assure you that the due diligence Jaws has conducted on PCIH will reveal all material issues that may be present with regard to PCIH, or that factors outside of Jaws’ or PCIH’s control will not later arise. As a result of unidentified issues or factors outside of Jaws’ or PCIH’s control, the Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Jaws’ due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Jaws. Even though these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and PCIH’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. Jaws cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements.

The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in PCIH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its ownership of the PCIH Common Units and its managing member interest in PCIH. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of PCIH and the distributions it receives from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that the Company needs funds and PCIH are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

PCIH will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of PCIH Common Units. Accordingly, the Company will be required to pay income taxes on its allocable share of any net taxable income of PCIH. Under the terms of the Second Amended and Restated Limited Liability Company Agreement, PCIH is obligated to make tax distributions to holders of PCIH Common Units (including the Company) calculated at certain assumed tax rates. In addition to income taxes, the Company will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by PCIH (excluding payment obligations under the Tax Receivable Agreement). See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement.” The Company intends to cause PCIH to make ordinary distributions and tax distributions to holders of PCIH Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed below, PCIH’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of PCIH and restrictions on distributions that would violate any applicable restrictions contained in PCIH’s debt agreements, or any applicable law, or that would have the effect of rendering PCIH insolvent. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although PCIH generally will not be subject to any entity-level U.S. federal income tax, it may be liable for adjustments to its tax return, absent an election to the contrary arising out of audits of its tax returns for 2018 and subsequent years. In the event PCIH’s calculations of taxable income are incorrect, PCIH and/or its members, including the Company, in later years may be subject to material liabilities.

The Company anticipates that the distributions it will receive from PCIH may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Company’s Class A common stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement.”

Dividends on the Company’s common stock, if any, will be paid at the discretion of the Company Board, which will consider, among other things, the Company’s available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of the Company that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement, and to the extent payments are made to Seller and to each other person that becomes a “TRA Party” to the agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’ proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85, and those payments may be substantial.

The Seller will sell PCIH Common Units for the consideration paid pursuant to the Business Combination Agreement and may in the future exchange its PCIH Common Units for shares of Class A common stock of the Company (or cash) pursuant to the Second Amended and Restated Limited Liability Company Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Agreement. These sales, purchases, redemptions and exchanges are expected to result in increases in the Company’s allocable share of the tax basis of the tangible and intangible assets of PCIH. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, the Company will enter into the Tax Receivable Agreement, which generally provides for the payment by it to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, of 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company has recorded an estimated tax receivable liability of $33.3 million assuming (1) $465.3 million of cash paid to historical owners of PCIH, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Seller were to exchange their PCIH equity interests for Company Class A common stock at Closing, the Company would recognize a liability of approximately $1,138.4 million. These payments are the obligation of the Company and not of PCIH. The actual increase in the Company’s allocable share of PCIH’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of the Company’s income. While many of the factors that will determine the amount of payments that the Company will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition. Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement.”

In addition, by reason of the payments made to the Sponsor, the Company is not expected to retain any of the tax benefits stemming from events that gave rise to payments under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company are disallowed, the Seller and the exchanging holders will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by the Company, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income or franchise tax savings, which could materially impair the Company’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Company exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company occur (as described in the Tax Receivable Agreement), or (iii) the Company breaches any of its material obligations under the Tax Receivable Agreement, the Company’s obligations under the Tax Receivable Agreement will accelerate and the Company will be required to make a lump-sum cash payment to certain parties to the agreement, the Sponsor and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would have certain tax benefits available to it and that the Company would be able to use the potential tax benefits in future years.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company realizes. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Some of Jaws’ officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether PCIH is appropriate for Jaws’ initial business combination.

The personal and financial interests of Jaws’ Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of the Company following the Business Combination.

Jaws’ Sponsor and independent directors own 17,175,000 and an aggregate of 75,000 Class B ordinary shares, respectively, which were initially acquired prior to Jaws’ IPO for an aggregate purchase price of $25,000 and Jaws’ directors and officers have pecuniary interests in such ordinary shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $         million based on the last sale price of $         per share on the NYSE on                     , 2021. In addition, the Sponsor purchased an aggregate of 10,533,333 Private Placement Warrants, each exercisable for one ordinary share of Jaws at $11.50 per share, for a purchase price of $15,800,000, or $1.50 per warrant. Jaws’ Amended and Restated Memorandum and Articles of Association require Jaws to complete an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of the IPO, or May 18, 2022 (the “Combination Period”) (unless Jaws submits and its shareholders approve an extension of such date). If the Business Combination is not completed and Jaws is forced to wind up, dissolve and liquidate in accordance with the Amended and Restated Memorandum and Articles of Association, the Class B ordinary shares currently held by Jaws’ Sponsor and independent directors and the Private Placement Warrants held by the Sponsor and/or the independent directors will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).

Jaws’ Sponsor, directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, Jaws’ Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Jaws’ behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If an initial business combination is not completed prior to May 18, 2022, Jaws’ Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

Certain officers and directors of Jaws also participate in arrangements that may be argued to provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Company.

Further, Jaws’ Sponsor, officers and directors have, pursuant to the Sponsor Letter Agreement, each agreed (i) to vote any Jaws shares owned by them in favor of the Business Combination and (ii) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and directors of Jaws to support or approve the Business Combination. For more information concerning the interests of Jaws’ officers and directors, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination” included elsewhere in this proxy statement/prospectus.

Jaws has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Jaws from a financial point of view.

The Jaws Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Jaws is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Jaws from a financial point of view. In analyzing the Business Combination, the Jaws Board and Jaws’ management conducted due diligence on PCIH and researched the industry in which PCIH operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, Jaws’ shareholders will be relying solely on the judgment of the Jaws Board in determining the value of the Business Combination, and the Jaws Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Jaws Board’s Reasons for the Approval of the Business Combination.”

Our projections will be subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial projections may differ materially from actual results.

The financial projections included in this proxy statement/prospectus are based on our estimates and assumptions as of the dates indicated in this proxy statement/prospectus concerning various factors, which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: estimates of the total addressable market for PCIH’s services, assumptions regarding customer demand and performance of PCIH’s existing businesses, as well as anticipated growth through expansion of medical membership, and assumptions regarding PCIH’s ability to scale into new markets and build density in existing markets.

These estimates and assumptions are also subject to various factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain, increased labor costs, changes in the regulatory environment, the adoption of future legislation, particularly with respect to Medicare, changes in regulations, the impact of global health crises (including the COVID-19 pandemic and COVID-19 variants) and changes in our executive team. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Notably, our financial projections reflect assumptions regarding contracts that are currently under negotiation with, as well as indications of interest from, potential customers, members, acquisition targets and strategic partners who may withdraw at any time. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could also harm the trading price of the Company’s securities and its financial position following the completion of the Business Combination. Neither PCIH nor Jaws have any duty to update the financial projections included in this proxy statement/prospectus.

If the Minimum Cash Condition is waived, Jaws does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible to complete a Business Combination in which a substantial majority of Jaws’ shareholders do not intend to retain their investment in which case the Seller may receive a greater number of PCIH Common Units as a result of redemptions.

The Amended and Restated Memorandum and Articles of Association does not provide a specified maximum redemption threshold, except that in no event will Jaws redeem its Public Shares in an amount that would cause its net tangible assets, without regard to any assets or liabilities of the Target Companies, to be less than $5,000,001 immediately prior to the completion of the Business Combination (such that Jaws is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement contained in the Business Combination Agreement.

As a result of these conditions, Jaws may be able to complete the Business Combination even if a substantial majority of Jaws’ Public Shareholders do not agree with the Business Combination and have redeemed their shares, in which case the Seller may receive a greater number of PCIH Common Units as a result of redemptions.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Jaws Board will not have the ability to adjourn the Shareholders Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Jaws Board is seeking approval to adjourn the Shareholders Meeting to a later date or dates if, at the Shareholders Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Jaws Board will not have the ability to adjourn the Shareholders Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

The NYSE may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

Jaws’ Public Shares, Public Warrants and Units are currently listed on the NYSE and it is a condition to Seller’s obligations to complete the Business Combination that the Company materially comply with its covenant that the Company’s Class A ordinary shares and Class B ordinary shares shall have been approved for listing on the NYSE.

However, Jaws cannot assure you that the Company’s securities will continue to be listed on the NYSE in the future. In order to continue listing our securities on the NYSE prior to the Business Combination, we must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the NYSE, distribution levels. Generally, we must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (currently 300 public holders). In addition, our units will not be traded after completion of the Business Combination, and, in connection with the Business Combination and as a condition to the Seller’s obligations to complete the Business Combination, the Company is required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of the Company’s securities on the NYSE. For instance, our share price would generally be required to be at least $4.00 per share and our market capitalization would generally be required to be at least $150,000,000. In addition to the listing requirements for the Company’s Class A common stock, the NYSE imposes listing standards on warrants. Jaws cannot assure you that the Company will be able to meet those initial listing requirements, in which case PCIH will not be obligated to complete the Business Combination. In addition, it is possible that the Company’s Class A common stock and Public Warrants will cease to meet the NYSE listing requirements following the Business Combination.

If NYSE delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, Jaws expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the Company’s Class A common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units and our Class A ordinary shares and warrants are listed on the NYSE, our units, Class A ordinary shares and warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Public Shares.

Securities research analysts may establish and publish their own periodic projections for the Company following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our Class A common stock could be adversely affected.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the combined Company’s results if the Business Combination is completed.

Jaws and PCIH currently operate as separate companies and have had no prior history as a combined entity, and PCIH’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Jaws’ and PCIH’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, Jaws will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of Jaws to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Jaws may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Jaws nor PCIH may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to Jaws’ shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Jaws, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.” Jaws and PCIH may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Jaws and PCIH to each lose some or all of the intended benefits of the Business Combination.

Because Jaws is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Jaws is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Jaws is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Jaws’ directors or officers, or enforce judgments obtained in the United States courts against Jaws’ directors or officers.

Until the Domestication is effected, Jaws’ corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Jaws under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Jaws’ shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Jaws judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Jaws predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Jaws Board or controlling shareholders than they would as public shareholders of a United States company.

The Domestication may result in adverse tax consequences for holders of Jaws Shares and Public Warrants, including Public Shareholders exercising Redemption Rights.

As discussed more fully under “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders,” the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Jaws, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as that term is defined in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders”) of Jaws Shares generally would recognize a gain or loss with respect to its Jaws Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in its Jaws Shares surrendered. Additionally, because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, U.S. Holders of Jaws Shares will be subject to Section 367(b) of the Code, and as a result:

•

a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares, will generally not recognize any gain or loss and will generally not be required to include any part of Jaws’ earnings in income pursuant to the Domestication;

•	a U.S. Holder of Jaws Shares whose Jaws Shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively)

less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares will generally recognize gain (but not loss) on the exchange of Jaws Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Jaws Shares, provided certain other requirements are satisfied. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Jaws Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Jaws Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Jaws does not expect to have significant cumulative earnings and profits on the date of the Domestication.

In the case of a transaction, such as the Domestication , that should qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Jaws Shares or Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Jaws Shares or Public Warrants for the common stock or warrants of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Public Warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Jaws Shares or Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Jaws is a blank check company with no current active business, we believe that it is likely that Jaws is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Jaws Shares or Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of the Delaware corporation pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Jaws Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Jaws. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders” below) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Company shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.”

Upon completion of the Business Combination, the rights of holders of the Company’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of Jaws’ ordinary shares arising under Cayman Islands law.

Upon completion of the Business Combination, the rights of holders of the Company’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of the Company’s common stock could differ from the rights that holders of Jaws ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company.

For a more detailed description of the rights of holders of the Company’s common stock under the DGCL and how they may differ from the rights of holders of Jaws ordinary shares under Cayman Islands law, please see the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Delaware law, the Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Certificate of Incorporation and Bylaws that will be in effect upon completion of the Business Combination differ from the Amended and Restated Memorandum and Articles of Association. Among other differences, the Certificate of Incorporation and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of the Company’s Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;

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the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•

the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

•	the requirement that directors may only be removed from the Company Board for cause;

•

the requirement that a special meeting of stockholders may be called only by the Company Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

•

the requirement for the affirmative vote of holders of (i) (a) at least 66-2/3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Company’s Certificate of Incorporation, and (ii) (a) at least 66-2/3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Company’s Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.

Any provision of the Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

The forms of the Certificate of Incorporation and Bylaws are attached as Annex C and D to this proxy statement/prospectus and we urge you to read them.

The Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or other employees.

The Certificate of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach; (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

Following the completion of the Business Combination, certain significant Company stockholders and PCIH members whose interests may differ from those of Company public stockholders following the Business Combination will have the ability to significantly influence the Company’s business and management.

Pursuant to the Business Combination Agreement, the directors on the Company Board immediately following the Closing Date will be Barry Sternlicht, Elliot Cooperstone, Dr. Marlow Hernandez and the six individuals to be identified by Dr. Hernandez, subject to the reasonable approval of Jaws, Cano America and InTandem. Accordingly, the Seller will be able to significantly influence the approval of actions requiring Company Board approval through their voting power. Such stockholders will retain significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of its officers. In particular, the Seller could influence whether acquisitions, dispositions and other change of control transactions are approved.

The Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with the Company.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the healthcare industry. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Certificate of Incorporation will provide that none of the Sponsor, any of its affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Company, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Jaws’ officers and directors and/or their affiliates may enter into agreements concerning Jaws’ securities prior to the Shareholders Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Jaws Shares.

At any time prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding Jaws or its securities, Jaws’ officers and directors and/or their affiliates may enter into a written plan to purchase Jaws’ securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding Jaws or its securities, Jaws’ officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Jaws’ officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by Jaws’ officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of Jaws Shares present and voting at the Shareholders Meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals and/or (y) Jaws will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing or satisfy the Minimum Cash Condition account holders of Public Shares that properly demanded Redemption of their shares for cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Jaws Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Shareholders Meeting.

As of the date of this proxy statement/prospectus, except as noted above and except for the Subscription Agreements entered into by certain directors and officers of Jaws in connection with the PIPE Investment, Jaws’ directors and officers and their affiliates have not entered into any such agreements. Jaws will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the

Company’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The ability of our Public Shareholders to exercise Redemption Rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Business Combination Agreement requires us to meet the Minimum Cash Condition at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors and their affiliates may elect to purchase shares or Public Warrants from Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “Float” of our Class A ordinary shares.

In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.

In the event that the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants would be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A ordinary shares or Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of the Company might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

If a shareholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, such shares may not be redeemed.

We will comply with the proxy rules, when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation that we furnish to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem or tender Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

You have no rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders are entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) our completion of an initial business combination (which will be the Business Combination should it occur), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination (which will be the Business Combination should it occur); and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of the IPO, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 15% of our Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our Class A ordinary shares.

The Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Since the consummation of the IPO, we have sought and will continue to seek to have vendors, service providers, prospective target businesses, including the Seller in the Business Combination, and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders. However, in certain instances we have not been able to obtain such a waiver in agreements that we have executed. Further, under certain circumstances parties that have executed such a waiver may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If determining whether to enter into an agreement with a third party that refuses to execute a waiver of such claims to the monies held in the Trust Account, our management has and will consider whether competitive alternatives are reasonably available to us, and have historically only entered into agreements with third parties without such a waiver in situations where management believes that such third party’s engagement is in the best interests of the Company under the circumstances.

Upon redemption of our Public Shares, if we are unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the initial business combination, we may be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Although no such claims have been brought against us or threatened to date, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors to the extent they are brought in the future. Pursuant to a letter agreement, the Sponsor agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination (which shall be the Business Combination should it occur); or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of the IPO, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our warrants will expire worthless.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.

If we are unable to consummate our initial business combination within 24 months from the closing of the IPO, our Public Shareholders may be forced to wait beyond such 24 months before redemption from our Trust Account.

If we are unable to consummate our initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of the IPO, the proceeds then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically pursuant to the Amended and Restated Memorandum and Articles of Association prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of Cayman Islands law. In that case, investors may be forced to wait beyond 24 months from the closing of the IPO before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their Class A ordinary shares. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete our initial business combination.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and the Company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A common stock from such exercise than if you were to exercise such warrants for cash.

The grant of registration rights to our shareholders and holders of our Private Placement Warrants and the future exercise of such rights may adversely affect the market price of our Class A common stock.

Upon the completion of the Business Combination, the Investor Agreement will replace the Original Registration Rights Agreement. The Investor Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex E. Pursuant to Investor Agreement, certain equityholders of the Company (including InTandem, Cano America, Sponsor, each of the directors and executive officers of the Company immediately after the Effective Time and the independent directors of Jaws) will have customary registration rights (including demand and piggy-back rights, subject to cooperation and cut-back provisions) with respect to (i) the Class A common stock (including the Class A common stock issued in exchange for PCIH Common Units, upon the issuance thereof or lapse of transfer restrictions applicable thereto), (ii) Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants, and (iii) any common stock of the Company or any subsidiary of the Company issued or issuable with respect to the securities referred to in clause (i) and (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Class A common stock of the Company.

We may have been a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.

Because Jaws is a blank check company with no current active operating business, we believe that it is likely that Jaws is classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Jaws Shares or Public Warrants who or that is a “U.S. Holder” as that term is defined in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of each taxable year. If we determine we are a PFIC for any taxable year, upon written request, Jaws will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to Public Warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.”

Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.

Changes in corporate tax rates , the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

The provisions of the Amended and Restated Memorandum and Articles of Association that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our Trust Account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the Amended and Restated Memorandum and Articles of Association to facilitate the completion of the Business Combination that some of our shareholders may not support.

The Amended and Restated Memorandum and Articles of Association provide that any of its provisions related to pre-Business Combination activity (including the requirement to deposit proceeds of the IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide Redemption Rights to Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our ordinary shares. Jaws’ directors and executive officers, who collectively beneficially owned 20% of our issued and outstanding ordinary shares, will participate in any vote to amend the Amended and Restated Memorandum and Articles of Association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Amended and Restated Memorandum and Articles of Association which govern our pre-Business Combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the Amended and Restated Memorandum and Articles of Association.

The Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete the Business Combination within 24 months from the closing of the IPO, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes paid or payable), divided by the number of then outstanding Public Shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares or Class A common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sale price of our Class A ordinary shares or Class A common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of Class A ordinary shares or Class A common stock, as applicable, determined based on the redemption date and the fair market value of our Class A ordinary shares or Class A common stock, as applicable. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A ordinary shares or Class A common stock, as applicable, had your warrants remained outstanding.

Our warrants may have an adverse effect on the market price of our Class A Common Stock.

We issued warrants to purchase 23,000,000 of our Class A ordinary shares as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 10,533,333, each exercisable to purchase one Class A ordinary share at $11.50 per share. Upon the Domestication, the warrants will entitle the holders to purchase shares of Class A common stock of the Company. Such warrants, when exercised, will increase the number of issued and outstanding Class A common stock and reduce the value of the Class A common stock.

SHAREHOLDERS MEETING

Date, Time and Place of Shareholders Meeting

Jaws’ shareholders meeting is to be held at 9 a.m., Eastern Time, on                    , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

Purpose of the Shareholders Meeting

At the Shareholders Meeting, Jaws is asking holders of its ordinary shares:

•

to consider and vote upon the Domestication Proposal. The forms of the proposed Certificate of Incorporation and proposed Bylaws of the Company to become effective upon the Domestication are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

•	to consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•	to consider and vote upon the approval of the Equity Incentive Plan. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex L;

•	to consider and vote upon the approval of the Employee Stock Purchase Plan. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex K;

•	to consider and vote upon the approval of the new Certificate of Incorporation. A copy of the Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;

•

to consider and vote upon, on a non-binding advisory basis, each of the Organizational Documents Proposals and thereby (i) authorize change to authorized capital stock, (ii) authorize the Company Board to make issuances of preferred stock, (iii) adopt Delaware as the exclusive forum for certain stockholder litigation and (iv) approve other changes to be made in connection with the adoption of organizational documents. A copy of the proposed Certificate of Incorporation and proposed Bylaws is attached to this proxy statement/prospectus as Annex C and D, respectively; and

•

to consider and vote upon the proposal to approve the issuance of shares of Class A common stock in connection with the Business Combination and the PIPE Investment, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03.

Recommendation of the Jaws Board with Respect to the Proposals

The Jaws Board has unanimously approved each of the Proposals.

The Jaws Board unanimously recommends that shareholders:

•	Vote “FOR” the Domestication Proposal;

•	Vote “FOR” the Business Combination Proposal;

•	Vote “FOR” the Equity Incentive Plan Proposal;

•	Vote “FOR” the Employee Stock Purchase Plan Proposal

•	Vote “FOR” the Charter Proposal;

•	Vote “FOR” each of the Organizational Documents Proposals;

•	Vote “FOR” the NYSE Proposal; and

•	Vote “FOR” the Adjournment Proposals.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Jaws has fixed the close of business on                    , 2021, as the Record Date for determining the Jaws shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were 69,000,000 Class A ordinary shares and 17,250,000 Class B ordinary shares outstanding and entitled to vote. The Class A ordinary shares and the Class B ordinary shares vote together as a single class, except in the election of directors, as to which only the Class B ordinary shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.

The Sponsor owns 17,175,000 Class B ordinary shares. Pursuant to the Sponsor Letter Agreement among Jaws, the Sponsor and Jaws’ directors and officers, (i) the 17,175,000 Class B ordinary shares owned by the Sponsor and (ii) any other ordinary shares of Jaws owned by the Sponsor or Jaws’ officers and directors will be voted in favor of the Business Combination Proposal at the Shareholders Meeting. Under the Business Combination Agreement, Jaws agreed to enforce the voting obligations contained in the Sponsor Letter Agreement against the Sponsor and the Jaws officers and directors.

Quorum and Vote Required for Approval

A quorum of Jaws shareholders is necessary to hold the Shareholders Meeting. The presence, in person or by proxy, of Jaws shareholders representing a majority of the ordinary shares issued and outstanding on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting will constitute a quorum for the Shareholders Meeting.

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal is interdependent upon the others and must be approved in order for Jaws to complete the Business Combination as contemplated by the Business Combination Agreement. None of the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal is conditioned upon the approval of any other proposal. The Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal the Organizational Documents Proposals, the NYSE Proposal and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority, as of the Record Date, of the Jaws Shares that are present and vote at the Shareholders Meeting. The Organizational Documents Proposals are voted upon on a non-binding advisory basis. The Domestication Proposal and the Charter Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds, as of the Record Date, of the Jaws Shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal or the Equity Incentive Plan Proposal fails to receive the required approval, none of the Proposals will be approved and the Business Combination will not be completed.

Voting Your Shares

Each Jaws Share that you own in your name entitles you to one vote. If you are a record owner of your shares and/or warrants, there are two ways to vote your Jaws Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Jaws Board “FOR” the Domestication Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Charter Proposal, the NYSE Proposal and each of the Organizational Documents Proposal.

You Can Attend the Shareholders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Jaws can be sure that the broker, bank or nominee has not already voted your shares.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the Shareholders Meeting and, therefore, will not have any impact on the proposals presented at the Shareholders Meeting. Additionally, with respect to all Shareholder Proposals except for the NYSE Proposal, the Equity Inventive Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will not count as votes cast at the Shareholders Meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the NYSE Proposal, the Equity Inventive Plan Proposal and the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Jaws’ secretary in writing before the Shareholders Meeting that you have revoked your proxy; or

•	You may attend the Shareholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

Pursuant to the Existing Organizational Documents, a Public Shareholder may request of Jaws that the Company redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares, or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)

submit a written request to the Transfer Agent, in which you (a) request that the Company redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

Public Shareholders may seek to have their Public Shares redeemed by Jaws, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Public Shares of Jaws on or before, 2021 (two (2) business days before the Shareholders Meeting) will have the right to demand that his or her Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $         million on                     , 2021 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $        . A Public Shareholder that has properly tendered his or her Public Shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered Public Shares will be returned to the relevant Public Shareholders as appropriate.

Jaws Public Shareholders who seek to redeem their Public Shares must demand Redemption no later than             , Eastern Time, on                     , 2021 (two (2) business days before the Shareholders Meeting) by (i) submitting a written request to the Transfer Agent that Jaws redeem such Public Shareholder’s Public Shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to Public Shares of Jaws and (iii) delivering their ordinary shares, either physically or electronically using DTC’s DWAC System, at the Public Shareholder’s option, to the Transfer Agent prior to the Shareholders Meeting. If a Public Shareholder holds the Public Shares in street name, such Public Shareholder will have to coordinate with his or her broker to have such Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to the company unless the Board of Directors of the company determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a Public Shareholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of Redemption Rights must be received by Jaws’ secretary two business days prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No demand for Redemption will be honored unless the Public Shareholder’s Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.

Public Shareholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Jaws’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Jaws does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

A Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. If a Public Shareholder properly seeks Redemption and the Business Combination is completed, Jaws will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Jaws will promptly return any shares delivered by the Public Shareholders. Jaws and PCIH will not complete the Business Combination if, immediately prior to the Closing and after payment of all transaction and other expenses payable by Jaws and payments for Redemptions (but without regard to any assets or liabilities of the Target Companies), Jaws does not have net tangible assets of at least $5,000,001. It is a condition to Seller’s obligations to complete the Business Combination that the Minimum Cash Condition be satisfied. However, the Seller may waive this condition in whole or in part. For more information, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Jaws’ Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Jaws.

Pursuant to the Sponsor Letter Agreement, the Sponsor, officers and directors of Jaws have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Jaws Shares owned by them, directly or indirectly.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of Jaws Class A ordinary shares on                     , 2021 was $        . The cash held in the Trust Account as of                     , 2021 was approximately $         per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Jaws Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. Jaws cannot assure its shareholders that they will be able to sell their Jaws Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who properly exercises its Redemption Rights pursuant to the procedures set forth herein will be entitled to receive a pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Jaws’ taxes.

Appraisal Rights

Jaws’ shareholders do not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Proposals.

Proxy Solicitation

Jaws is soliciting proxies on behalf of the Jaws Board. This solicitation is being made by mail but also may be made by telephone or in person. Jaws and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Jaws will bear all of the costs of the solicitation, which Jaws estimates will be approximately $         in the aggregate. Jaws has engaged Morrow as proxy solicitor to assist in the solicitation of proxies.

Jaws will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Jaws will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Jaws, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement/prospectus to any household at which two or more Jaws shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding ordinary shares of Jaws, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Who Can Answer Your Questions About Voting Your Shares?

If you are a holder of Jaws’ ordinary shares and have any questions about how to vote or direct a vote in respect of your securities, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CCH.info@investor.morrowsodali.com.

SHAREHOLDER PROPOSAL 1: THE DOMESTICATION PROPOSAL

Overview

Jaws is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Jaws under the applicable laws of Cayman Islands and the State of Delaware as described under the section entitled “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of a Certificate of Corporate Domestication and the Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register Jaws with the Registrar of Companies of the Cayman Islands. In connection with the Domestication, all outstanding securities of Jaws will convert to outstanding securities of the continuing Delaware corporation. The Domestication will become effective immediately prior to the completion of the Business Combination. The proposed Certificate of Incorporation, which will become effective upon the Domestication, is attached to this proxy statement/prospectus as Annex C.

At the effective time of the Domestication, which will be the Closing Date, the separate existence of Jaws will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The Memorandum and Articles of Association will be replaced by the Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a stockholder of the Company with all rights as such governed by Delaware law.

In connection with the Domestication and simultaneously with the Business Combination, the corporate name of Jaws will change to “Cano Health, Inc.”

Reasons for the Domestication

The Jaws Board believes that it would be in the best interests of Jaws, simultaneously with the completion of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, because the Company will operate within the United States following the Business Combination, it was the view of the Jaws Board that the Company should also be structured as a corporation organized in the United States. In addition, the Jaws Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Jaws is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to the Company’s corporate legal affairs.

Reasons for the Name Change

The Jaws Board believes that it would be in the best interests of Jaws to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Cano Health, Inc.” in order to more accurately reflect the business purpose and activities of the Company.

Regulatory Approvals; Third Party Consents

Jaws is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication; however, because the Domestication must occur immediately prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described below under the section entitled “Shareholder Proposal 2: The Business Combination Proposal.” Jaws must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Jaws and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation and Bylaws

Commencing with the effective time of the Domestication, which will be the Closing Date, the Certificate of Incorporation and Bylaws will govern the rights of stockholders in the Company.

A chart comparing your rights as a holder of ordinary shares of Jaws as a Cayman Islands exempted company with your rights as a holder of the Company’s Class A common stock as a Delaware corporation can be found below in “— Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Directors and Officers Following the Domestication and the Business Combination

Barry Sternlicht, Elliot Cooperstone, Dr. Marlow Hernandez and the six individuals to be identified by Dr. Hernandez, subject to the reasonable approval of Jaws, Cano America, LLC and ITC Rumba LLC, will comprise the Board appointed in connection with the Domestication and the completion of the Business Combination. The officers of the Company following the completion of the Domestication and the Business Combination will be the officers of PCIH who held such positions immediately prior to the completion of the Business Combination and the Domestication.

Tax Consequences to Holders of Jaws Shares Who Receive Company Common Stock as a Result of the Domestication

In connection with the Domestication, holders of Jaws Shares who do not elect to exercise their Redemption Rights will receive shares of Class A common stock. For a discussion of the material U.S. federal income tax consequences of the Domestication, see the section entitled “— Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a

Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate and the Certificate of Incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Jaws will also apply to deregister as a Cayman Islands exempted company pursuant to the Cayman Islands Companies Act. Upon the deregistration, Jaws will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Jaws or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Company Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	The Companies Act (As Revised).

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No Similar Provision.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a Business Combination Agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting. Where the proposed action

Provision	Delaware	Cayman Islands
	voting, provided a quorum is present.	requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting is required, subject to any additional higher thresholds that may be included in an entity’s articles of association.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, stockholders may effect	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. Because the corporation board will be classified after the closing of the Business Combination, a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the Bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The Bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Provision	Delaware	Cayman Islands

Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, the rights of shareholders will be governed by the Certificate of Incorporation and Bylaws, rather than the Amended and Restated Memorandum and Articles of Association (which will cease to be effective) and the rights of shareholders and the scope of the powers of the Company Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Certificate of Incorporation and Bylaws, on the one hand, and the Amended and Restated Memorandum and Articles of Association, on the other. This comparison assumes that the changes to be made to the proposed Certificate of Incorporation and proposed Bylaws in connection with the Organizational Documents Proposals are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the Amended and Restated Memorandum and Articles of Association and the proposed Certificate of Incorporation and Bylaws of the Company. You should read the form of Certificate of Incorporation and form of Bylaws attached to this proxy statement/prospectus as Annex C and Annex D, respectively, carefully in their entirety.

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Corporate Purpose

The purpose shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which Jaws was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Capital Stock

The total number of shares of all classes of capital stock which the Company shall have authority to issue is of which shares shall be Class A common stock, par value $0.0001 per share, shares shall be Class B common stock, par value $0.0001 per share and 10,000,000 shares shall be Preferred Stock, par value $0.0001 per share.	Jaws’ authorized share capital is $44,100, which consists of 441,000,000 shares, consisting of 400,000,000 Class A ordinary shares, par value $0.0001 per share, 40,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

Preferred Stock

The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and the designation, the voting powers (if any), and the powers, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the Class A common stock, Class B common stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock Designation.

Preference Shares

The Directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Common Stock

Common Stock

Each holder of Class A common stock and Class B common stock is entitled to one vote for each share of Class A common stock and Class B common stock, respectively, held of record by such holder on all

Ordinary Shares

The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions,

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
matters on which stockholders generally are entitled to vote.	whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also(subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Directors; Classes

Subject to the Certificate of Incorporation, the Board of Directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Board of Directors. The Board of Directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors shall initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. There will be no limit on the number of terms a director may serve on the Board of Directors.	The holders of the Class B ordinary shares may, by ordinary resolution, increase or decrease the number of directors. The Board of Directors are divided into three classes designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the 2021 annual general meeting of the company. Class II and Class III directors’ terms expire at the 2022 and 2023 annual general meeting, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years. There is no limit on the number of terms a director may serve on the board of Directors.

Board Vacancies; Removal

Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.	Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors or cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the charter documents),or by the sole remaining Director. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

Stockholder/Shareholder Voting

Election of directors need not be by ballot unless the Bylaws so provide.

Subject to the rights of holders of any series of Preferred Stock, special meetings of the stockholders of the Company may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of the Company.

Stockholders must comply with certain advance notice procedures to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting.

Except with respect to any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, or pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, any action required or permitted to be taken by the holders of stock of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Votes of shareholders shall be decided on a poll.

Amendments to the Governing Documents

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws.

The affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the Bylaws of the Company, or to adopt any provision inconsistent therewith and, with respect to any other provision of the Bylaws, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws of the Company, or to adopt any provision inconsistent therewith.

Certain provisions of the Certificate of Incorporation may only be amended, altered, repealed, or rescinded by the affirmative vote of the holders of at least 66-2/3% of

The Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Authority of the Directors

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of Delaware, of the Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.	The business shall be managed by the Directors who may exercise all the powers of the company.

Liability of Directors

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Indemnification of Directors, Officers, Employees and Others

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against all	See “Liability of Directors” above

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that, except in certain circumstances, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company Board. An indemnitee shall also have the right to be paid by the Company the expenses(including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws.

Exclusive Forum

(a) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over any indispensable parties named as defendants. The foregoing shall not apply to any claims arising under the Exchange Act or the Securities Act; and (b) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive	No Similar Provision

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action that is the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the foregoing (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any provision of the Bylaws becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from the Bylaws, and the court will replace such illegal, void or unenforceable provision of the Bylaws with a valid and enforceable provision that most accurately reflects the Company’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of the Bylaws shall be enforceable in accordance with its terms. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of the foregoing.

Business Opportunities

The Company renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in, any business opportunities that may be a corporate opportunity for its directors or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees. Non-employee directors or his or her affiliates have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such	No Similar Provision

Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Company does not renounce its interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. A business opportunity will not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or expectancy or (iv) is presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Transactions with Certain Stockholders/Shareholders

The Company has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the Company for a period of time unless certain conditions are met.	No Similar Provision

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Jaws. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Jaws as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Jaws immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Jaws Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Jaws Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Jaws Acquisition Corp. in the State of Delaware as a corporation, governed by the Certificate of Incorporation attached as Annex C and Bylaws attached as Annex D to the proxy statement/ prospectus in respect of the Shareholders Meeting of the Company, with the laws of the State of Delaware, the name of the Company be changed from “Jaws Acquisition Corp.” to “Cano Health, Inc.”

Vote Required for Approval with Respect to the Domestication Proposal

The approval of the Domestication Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds, as of the Record Date, of the

Jaws Shares that are present and vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Jaws’ shareholders.

Recommendation of the Jaws Board with Respect to the Domestication Proposal

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

SHAREHOLDER PROPOSAL 2: THE BUSINESS COMBINATION PROPOSAL

Overview

Jaws is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Jaws shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “ — The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may complete the Business Combination only if it is approved by holders of a majority, as of the Record Date, of the Jaws Shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal fails to receive the required Jaws shareholder approval, the Business Combination will not be completed, unless such requirement otherwise is waived by the Seller in accordance with the Business Combination Agreement.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other dates specified therein. The assertions embodied in or by those representations, warranties and covenants were made for purposes of the contract among the respective parties thereto and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating, and as set forth in, the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from the standard generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Jaws, the Sponsor, Merger Sub, the Seller, PCIH, any of their respective affiliates or subsidiaries or any other matter.

On November 11, 2020, Jaws, Merger Sub, the Seller and PCIH entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a)     On the Closing Date, prior to the Effective Time (as defined in the Business Combination Agreement), Jaws will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and transferring by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which Jaws will change its name to “Cano Health, Inc.”

(b)    On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into PCIH, with PCIH surviving the merger and becoming a direct subsidiary of the Company.

(c)    Seller will receive PCIH Common Units, which are the non-voting economic interests in PCIH, and shares of Class B common stock, which are the non-economic voting interests in the Company, and the Cash Consideration.

(d)    Existing stockholders of Jaws will retain Class A common stock, which are the voting common stock in the Company, and the Company will act as the managing member of PCIH and hold PCIH Common Units, which are the non-voting economic interests in PCIH.

(e)    The Company will contribute the proceeds of its Trust Account (after giving effect of the Redemptions), together with the proceeds from the PIPE Investment, as consideration for the Business Combination, which will be used to pay the Cash Consideration to Seller and make a cash contribution to PCIH, in exchange for equity interests in PCIH, which will be used to pay off existing debt and for general corporate purposes, after payment of transaction expenses.

In connection with the foregoing and substantially concurrently with the execution of the Business Combination Agreement, Jaws entered into a Subscription Agreement with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Jaws has agreed to issue and sell to the PIPE Investors, an aggregate of 80,000,000 shares of Class A common stock at a price of $10.00 per share, for aggregate gross proceeds of $800,000,000. Additionally, the Seller may, in consultation with and subject to the prior consent of Jaws and Cano America, deliver written notice to Jaws at any time prior to the Closing, directing the Company to sell up to 20,000,000 additional shares of Class A common stock pursuant to Subscription Agreements. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Jaws will grant the PIPE Investors certain registration rights and indemnification rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Second Amended and Restated Limited Liability Company Agreement, the Investor Agreement, the Lock-Up Agreements, the Tax Receivable Agreement, the Transaction Support Agreements and the Sponsor Letter Agreement (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.

Existing Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Jaws and PCIH, respectively.

Organizational Structure Following the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.

Effect of the Domestication on Existing Jaws Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each Class A ordinary share and each Class B ordinary share of Jaws that is issued and outstanding immediately prior to the Domestication shall become one share of Class A common stock of the Company;

•

each Warrant that is outstanding immediately prior to the Domestication will, from and after the Domestication, represent the right to purchase one share of Class A common stock of the Company, at the exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the Warrant Agreement; and

•

the existing governing documents of Jaws will be amended and restated and become the Certificate of Incorporation and the Bylaws as described in this proxy statement/prospectus and Jaws’ name will change to “Cano Health, Inc.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement and assuming No Redemptions, at the Effective Time, (i) the Seller will (a) retain 306,962,694 PCIH Common Units, which are non-voting economic interests in PCIH, (b) receive 306,962,694 shares of Class B common stock, which will be non-economic voting interests in the Company, and (c) receive the Cash Consideration, (ii) existing stockholders of Jaws will retain 166,250,000 shares of Class A common stock in the Company (which includes 80,000,000 shares of Class A common stock sold through the PIPE Investment), and the Company will hold 166,250,000 PCIH Common Units and will act as the managing member of PCIH, and (iii) Jaws will contribute the proceeds of its Trust Account, together with the proceeds of the PIPE Investment, as consideration for the Business Combination, which will be used to pay the Cash Consideration to the Seller and make a cash contribution to PCIH, in exchange for equity interests in PCIH.

Aggregate Transaction Proceeds

The Aggregate Transaction Proceeds will be used to pay off existing debt of PCIH and its subsidiaries as of the Effective Time, and for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Jaws and PCIH may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such condition exists of the following conditions:

•	the applicable waiting period (if any) under the HSR Act relating to the Business Combination having been expired or been terminated;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•

this registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which PCIH and/or Seller is or will be a party and the transactions contemplated by each of the foregoing agreements (including the Business Combination) being obtained by the requisite number of unitholders of PCIH and/or of Seller, as applicable, in accordance with the DLLCA and each of PCIH’s and Seller’s respective governing documents, as applicable;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of Jaws entitled to vote thereon being obtained in accordance with Jaws’ governing documents and applicable law; and

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Investment), Jaws having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Business Combination.

Other Conditions to the Obligations of the Jaws Parties

The obligations of the Jaws Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Jaws of the following further conditions:

•

the representations and warranties of PCIH and Seller regarding organization and qualification of PCIH and Seller, the representations and warranties regarding the capitalization, and amounts payable upon a change in control, of PCIH and Seller and their respective subsidiaries and the representations and warranties of PCIH and Seller regarding brokers fees and the authority of each to, among other things, consummate the transactions contemplated by the Business Combination Agreement being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of PCIH and Seller regarding the absence of a Company Material Adverse Effect continuing as of the Closing Date being true and correct in all respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of PCIH and Seller set forth in Article 3 of the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

PCIH and Seller each having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing;

•

Jaws must have received, at or prior to the Closing, each of the Tax Receivable Agreement duly executed by Seller and PCIH, the Investor Agreement duly executed by the Investor Agreement Parties (as defined in the Business Combination Agreement) thereto, the Lock-Up Agreement duly executed by each Lock-Up Seller Unitholder (as defined in the Business Combination Agreement), the Transaction Support Agreements duly executed by each of InTandem, Cano America and Comfort Health Management LLC, and the payoff letter from Dental Excellence Partners, LLC evidencing the termination of its loan to PCIH;

•

Jaws must have received, at or prior to Closing, a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Seller confirming that the conditions set forth in the first five bullet points in this section have been satisfied; and

•	the Specified Person Agreement (as defined in the Business Combination Agreement) must remain in full force and effect.

Other Conditions to the Obligations of PCIH and Seller

The obligations of PCIH and Seller to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Seller of the following further conditions:

•

the representations and warranties regarding organization and qualification of the Jaws Parties, the authority of the Jaws Parties to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the representations and warranties regarding the capitalization of the Jaws Parties and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the Jaws Parties set forth in Article 4 of the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or Jaws Material Adverse Effect (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Jaws Material Adverse Effect;

•

Jaws having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Jaws under the Business Combination Agreement at or prior to the Closing;

•	the Minimum Cash Condition having been satisfied;

•

Jaws’ initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, Jaws satisfying any applicable initial and continuing listing requirements of NYSE, and Jaws not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of common stock of the Company (including the Class A common stock to be issued in connection with the transactions contemplated by the Business Combination and the Domestication), being approved for listing on NYSE;

•	the Company’s Board consisting of the number of directors, and comprising the individuals and classes, determined pursuant to Sections 5.15(a) and 5.15(b) of the Business Combination Agreement;

•	the Domestication having been consummated;

•	Seller must have received, at or prior to the Closing, each of the Investors Agreement duly executed by Jaws and the Tax Receivables Agreement duly executed by Jaws and the Sponsor; and

•

Seller must have received, at or prior to the Closing, a certificate, dated as of the Closing Date, duly executed by an authorized officer of Jaws to the effect that the conditions set forth in the first three bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, each of PCIH and Seller made customary representations and warranties to Jaws relating to, among other things: organization and qualification; capitalization; authorization; financial statements and absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; regulatory compliance; affiliated provider practices; and investigation.

Under the Business Combination Agreement, the Jaws Parties made customary representations and warranties to PCIH relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; compliance with international trade and anti-corruption laws; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of PCIH, Seller and Jaws are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of PCIH, Seller and Jaws are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of PCIH to consummate the transaction contemplated under the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company (as defined in the Business Combination Agreement) operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

Under the Business Combination Agreement, certain representations and warranties of Jaws are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Jaws Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Jaws, taken as a whole, or (b) the ability of Jaws to consummate the transactions contemplated under the Business Combination Agreement in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Jaws Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Jaws operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Jaws with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Jaws to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Jaws Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Jaws, relative to other “SPACs” operating in the industries in which Jaws operates.

Covenants of the Parties

Covenants of Seller

Seller made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions set forth in the Business Combination Agreement or as consented to in writing by Jaws (any request for such consent not to be unreasonably withheld, conditioned or delayed), from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Seller will and will cause its subsidiaries to, operate the business of the Group Companies in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies taken as a whole.

•

Subject to certain exceptions set forth in the Business Combination Agreement and except as required by applicable law or as expressly contemplated by the Business Combination Agreement and any related ancillary document, from and after the execution of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Seller will and will cause its subsidiaries to, not do any of the following without Jaws’ consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of sub-clauses (a), (b), (c), (d), (n), (p), (q) and (r) below):

(a)

declare, set aside, make or pay a dividend on or make any other distribution or payment in respect of, any equity securities of any Group Company or repurchase any outstanding equity securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of PCIH’s Subsidiaries to PCIH or any of its Subsidiaries that is, directly or indirectly, wholly owned by PCIH;

(b)

(i) merge, consolidate, combine or amalgamate any Group Company with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than, in the case of clause (ii) of this sub-clause (b), any acquisition by PCIH or any of its subsidiaries with a purchase price of less than $150,000,000;

(c)	adopt any amendments, supplements, restatements or modifications to any Group Company’s governing documents;

(d)

transfer, issue, sell, grant or otherwise directly or indirectly dispose or subject to a lien any equity securities of any Group Company or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company;

(e)

incur, create or assume any Indebtedness other than (i) intercompany Indebtedness among PCIH and its Subsidiaries, (ii) the incurrence by the Group Companies of senior secured Indebtedness in an aggregate principal amount not to exceed $685,000,000 (the “PCIH Refinancing Debt”) and (iii) Indebtedness in the ordinary course of business (including revolving credit drawings, capital leases, purchase money security interests, deferred purchase price obligations and earnouts);

(f)

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, subject to certain exceptions set forth in the Business Combination Agreement;

(g)	cancel or forgive any Indebtedness (other than intercompany Indebtedness among PCIH and its Subsidiaries) in excess of $500,000 owed to PCIH or any of PCIH’s subsidiaries;

(h)

adopt, amend, modify, enter into or terminate any employee benefit plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, or increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider of any Group Company or take any action to accelerate any payment, right to payment, or benefit, or any funding thereof, payable to any such person, subject to certain exceptions set forth in the Business Combination Agreement;

(i)

grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual, independent contractor or other service provider of any Group Company (in each case, other than physicians who are not directors, managers or officers of any Group Company), whose annual base salary (or in the case of an independent contractor, annual compensation) is in excess of $300,000, subject to certain exceptions set forth in the Business Combination Agreement;

(j)

hire or terminate (other than for “cause”) any director, manager, officer, employee, individual independent contractor or other service provider of the Company Group whose annual base salary (or in the case of an independent contractor, annual base compensation) is in excess of $300,000, subject to certain exceptions set forth in the Business Combination Agreement;

(k)

waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, subject to certain exceptions set forth in the Business Combination Agreement;

(l)

make, change or revoke any material election relating to taxes, enter into any agreement, settlement or compromise with any tax authority, relating to any material tax matter, file any amended tax return or surrender any right to claim any refund of material taxes;

(m)

enter into any settlement, conciliation, or similar Contract the performance of which would involve payment by the Group Companies in excess of $250,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material non-monetary obligations on any Group Company (or Jaws or any of its affiliates after the Closing);

(n)

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction, involving any Group Company;

(o)	change the methods of accounting of any Group Company in any material respect, other changes that are made in accordance with Public Company Accounting Oversight Board standards;

(p)

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

(q)

enter into, amend, modify, terminate or any waive any material benefit or right under, any material affiliate contracts or material contracts providing for any “change of control” payment, excluding any expiration or automatic extension or renewal of any such contract; and

(r)	enter into, amend, modify, or waive any material benefit or right under, any related party transaction; and

(s)	enter into any contract to take, or cause to be taken, any of the actions set forth in the above sub-clauses (a) – (r).

•

As promptly as reasonably practicable (and in any event within two business days) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Seller is required to obtain and deliver to Jaws a true and correct copy of a written consent (in form and substance reasonably satisfactory to Jaws) approving the Business Combination Agreement, the applicable ancillary documents to which the Seller is or will be a party and the transactions contemplated thereby (including the Business Combination), duly executed by the Seller Unitholders that hold at least the requisite number of issued and outstanding units of the Seller required to, or that otherwise have the right to, approve and adopt such matters (the “Seller Unitholder Written Consent”).

•

As promptly as reasonably practicable (and in any event within two business days) following the time at which the registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, PCIH is required to obtain and deliver to Jaws a true and correct copy of a written consent (in form and substance reasonably satisfactory to Jaws) approving the Business Combination Agreement, the applicable ancillary documents to which PCIH is or will be a party and the transactions contemplated thereby (including the Business Combination) that is duly executed by the Seller (the “PCIH Unitholder Written Consent”).

•

Subject to certain exceptions, at or prior to the Closing, PCIH will purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who were covered by any comparable insurance policies of the Group Company as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Effective Time.

•

PCIH shall use commercially reasonable efforts to enter into employment agreements with each of Dr. Marlow Hernandez and Dr. Richard Aguilar substantially consistent with the terms set forth on exhibits to the Business Combination Agreement.

•

Prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, the Seller shall not, and shall cause the Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (whether written or oral) with respect to a PCIH Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a PCIH Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a PCIH Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company or any successor of affiliate of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Covenants of Jaws

Jaws made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except as required by applicable law or with respect to certain exceptions set forth in the Business Combination Agreement (including the ability of Jaws to consummate the Domestication or the PIPE Investment, to use funds held by Jaws outside the Trust Account to pay any expenses or liabilities of Jaws and to distribute or pay over any funds held by Jaws outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing) or as consented to in writing by Seller, prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, Jaws will, and will cause its Subsidiaries to, not do any of the following:

•	adopt any amendments, supplements, restatements or modifications to the Jaws Trust Agreement, Warrant Agreement or the governing documents of Jaws or any of its Subsidiaries;

•

declare, set aside, make or pay any dividend on, or make any other distribution or payment in respect of, any equity securities of Jaws or any of its Subsidiaries, or repurchase, redeem or otherwise acquire (or offer to repurchase, redeem or otherwise acquire) any outstanding equity securities of Jaws or any of its Subsidiaries;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any Indebtedness or other Liability;

•	make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Jaws or any of its Subsidiaries;

•

issue any equity securities of Jaws or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Jaws or any of its Subsidiaries;

•

enter into, renew, modify or revise any JAWS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a JAWS Related Party Transaction);

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the

Business Combination Agreement, any Ancillary Document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into any contract with any broker, finder, investment bank or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

•	enter into any Contract to take, or cause to be taken, any of the actions set forth in the above sub-clauses.

•

As promptly as reasonably practicable following the date on which this registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, Jaws will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting in accordance with the governing documents of Jaws, for the purposes of obtaining the JAWS Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a JAWS Shareholder Redemption to approve the Condition Precedent Proposals.

•

Subject to certain exceptions set forth in the Business Combination Agreement, Jaws shall use its reasonable best efforts to cause: (i) Jaws’ initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement to have been approved; (ii) Jaws to satisfy all applicable initial and continuing listing requirements of NYSE; and (iii) the Class A common stock issuable in accordance with the Business Combination Agreement, including the Domestication, the Business Combination and the PIPE Investment, to be approved for listing on NYSE.

•

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the Jaws Board will approve and adopt the Equity Incentive Plan and with any changes or modifications thereto as PCIH, Cano America and Jaws may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of PCIH, Cano America or Jaws, as applicable).

•

Prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, Jaws shall not and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a JAWS Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a JAWS Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a JAWS Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of JAWS (or any affiliate or successor of Jaws); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties to the Business Combination Agreement made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the transactions contemplated by the Business Combination Agreement;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•

refraining from issuing any press releases or making any public announcements with respect to the Business Combination Agreement or the transactions contemplated thereby prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, without the prior written consent of the Seller and Jaws, and after the Closing, Jaws, subject to certain exceptions set forth in the Business Combination Agreement; and

•	cooperate in connection with certain tax matters and filings.

In addition, the parties agreed that Jaws and PCIH will prepare and mutually agree upon and Jaws will file with the SEC, this registration statement of which this proxy statement/prospectus forms a part on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, the Company Board will initially consist of nine (9) directors, which will be divided into three classes (designated Class I, II and III) with Class I, Class II and Class III each consisting of three directors. Class I directors will have an initial term which expires in 2022. Class II directors will have an initial term which expires in 2023. Class III directors will have an initial term which expires in 2024. Pursuant to the Business Combination Agreement, the Company Board will consist of (i) Barry S. Sternlicht, or in the event that Mr. Sternlicht is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual as may be identified by the Sponsor (subject to the reasonable approval of Seller, Cano America and InTandem) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, (ii) Elliot Cooperstone, or in the event that Mr. Cooperstone is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual as may be identified by InTandem (subject to the reasonable approval of Seller, Cano America and Jaws) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, (iii) Dr. Marlow Hernandez or in the event that Dr. Hernandez is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual as may be identified by Seller (subject to the reasonable approval of Cano America, Jaws and InTandem) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, and (iv) six individuals to be identified by Dr. Marlow Hernandez (subject to the reasonable approval of Jaws, Cano America and InTandem) or, in the event that any such individual is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual as may be identified by Dr. Marlow Hernandez (subject to the reasonable approval of Jaws and InTandem) prior to the mailing of the registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders. Prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, the Company Board shall designate whether each individual who will serve on the Company Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided, that Barry S. Sternlicht (or his replacement) shall serve as a member of Class I, Elliot Cooperstone (or his replacement) shall serve as a member of Class II and Dr. Marlow Hernandez (or his replacement) shall serve as a member of Class III. Dr. Marlow Hernandez shall serve as Chairman of the Company Board after the Effective Time.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing in Sections 2.2 and 2.4 of the Business Combination Agreement, agreements or covenants which by their terms expressly contemplate performance after the Effective Time, which shall survive in accordance with its terms, and the representations and warranties of Jaws, Seller and PCIH regarding investigation and exclusivity of representations and warranties set forth in Sections 3.25, 3.26, 4.16 and 4.17 of the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including the following:

•	by the mutual written consent of Jaws and Seller;

•

by Jaws, subject to certain exceptions, if any of the representations or warranties set forth in Article 3 of the Business Combination Agreement are not true and correct or if PCIH or Seller fail to perform any of their respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Jaws to consummate the Closing, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) causing such representations or warranties not to be true and correct, or such failure (or failures) to perform such covenant(s) or agreement(s) is (or are), not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof by Jaws, and (ii) the Termination Date;

•

by Seller, subject to certain exceptions, if any of the representations or warranties set forth in Article 4 of the Business Combination Agreement are not true and correct or if any Jaws Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of PCIH or Seller to consummate the Closing, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) causing such representations or warranties not to be true and correct, or failure (or failures) to perform such covenant(s) or agreement(s) is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof by the Seller, and (ii) the Termination Date;

•

by either Jaws or Seller, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

•	by either Jaws or Seller,

•

if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and non-appealable; or

•	if the approval of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (including any adjournment thereof); and

•

by Jaws, if Seller does not deliver, or cause to be delivered to Jaws, the Transaction Support Agreement on or prior to the Transaction Support Agreement Deadline, Seller Unitholder Written Consent on or prior to the Seller Unitholder Written Consent Deadline or PCIH Unitholder Written Consent on or prior to the Seller Unitholder Written Consent Deadline.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the applicable ancillary documents, and, in each case, the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Seller or PCIH shall pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of Seller, Cano America and any Group Company in connection with the transactions contemplated by the Business Combination Agreement (the “Company Expenses”) and Jaws shall pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of Jaws in connection with the transactions contemplated by the Business Combination Agreement (the “Jaws Expenses”) and (ii) if the Closing occurs, then the Company shall pay, or cause to be paid, all Company Expenses and all Jaws Expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act (As Revised) also applies to the Domestication), except that any action, controversy or dispute of any kind or nature (whether at law or in equity, whether based upon contract, tort or otherwise) involving any sources of PCIH Refinancing Debt that is in any way related to the Business Combination Agreement or any of the transactions contemplated thereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the applicable laws of another jurisdiction.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by the parties to the Business Combination Agreement; provided that (i) certain sections pertaining to the rights of sources of PCIH Refinancing Debt may not be amended in a manner adverse to such sources of PCIH Refinancing Debt without such sources’ prior written consent, and (ii) any amendment which would reasonably be expected to materially and adversely affect the benefits that Seller or Cano America would reasonably expect to receive under the Business Combination Agreement and related transactions requires the prior written consent of Cano America (and certain amendments to the provisions of the Business Combination Agreement relating to the definition of Company Expenses and Unpaid Company Expenses and third-party beneficiaries will be deemed to have such a material and adverse effect).

Ownership of the Company

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 33,533,333 warrants, comprised of 10,533,333 private placement warrants held by Sponsor and 23,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Jaws’ outstanding Class A ordinary shares are redeemed in connection with the Business Combination), Jaws’ fully-diluted share capital would be 119,783,333 ordinary shares.

The following table illustrates varying ownership levels in the Company’s common stock immediately following the consummation of the Business Combination, assuming varying levels of redemptions by the public shareholders and that the Business Combination and the transactions contemplated by the Business Combination Agreement are consummated in accordance with the terms of the Business Combination Agreement.

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Jaws’ Public Shareholders	69,000,000	14.6%	24,898,600	5.4%
Sponsor and Independent Directors(2)(3)	17,250,000	3.6%	17,250,000	3.7%
PIPE Investors	80,000,000	16.9%	80,000,000	17.3%
Seller(4)	306,962,694	64.9%	340,528,744	73.6%

(1)

Assumes that 44,101,400 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Cash Condition based on a per share redemption price of $10.00) are redeemed in connection with the Business Combination.

(2)

Includes 17,250,000 shares of Class A common stock issued upon conversion of the existing Class B ordinary shares in connection with the Domestication. Shares of Class A common stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination.

(3)	Excludes 5,000,000 shares of Class A common stock to be purchased by certain officers and directors of Jaws in connection with the PIPE Investment.
(4)	Represents the number of shares of Class A common stock issuable upon the exchange of PCIH Common Units (together with the cancellation of the same number of shares of Class B common stock).

Certain Agreements Related to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Second Amended and Restated Limited Liability Company Agreement

Effective as of immediately before the Effective Time, the limited liability company agreement of PCIH shall be amended and restated in its entirety to include the terms set forth below (the “Second A&R LLC Agreement”).

As of the Effective Time, PCIH’s outstanding membership interests will consist of PCIH Common Units, of which, after giving effect to the transactions contemplated by the following sentence, a number of PCIH Common Units will be outstanding that equals the number of Fully Diluted Company Units (as such term is defined in the Business Combination Agreement). On the Business Day immediately following the Closing Date: (a) in exchange for the contribution of the Retained Cash Amount pursuant to Section 2.2(b) of the Business Combination Agreement, PCIH will issue to the Company an aggregate number of PCIH Common Units equal to the Fully Diluted Company Units, minus the Continuing Company Units, minus the Acquired Company Units; and (b) PCIH will issue equity securities of PCIH to the Company such that the capitalization structure of PCIH shall mirror the capitalization structure of the Company. Thereafter, if the Company issues any equity securities of the Company, PCIH shall issue equity securities of PCIH to the Company on substantially the same terms such that the capitalization structure of PCIH shall at all times mirror the capitalization structure of the Company. Each PCIH Common Unit shall have identical economic rights and shall be entitled to share in the profits and losses of PCIH and to receive distributions as and if declared by the Managing Member (as defined below). PCIH Common Units will have no voting rights.

Effective upon completion of the Closing, the Company will be admitted as the sole Managing Member of PCIH (the “Managing Member”). The Managing Member will have the sole authority to manage the business, property and affairs of PCIH in accordance with the Second A&R LLC Agreement and applicable law. The Managing Member cannot be removed or replaced except by the incumbent Managing Member. The Managing Member shall not be entitled to any compensation for services rendered to PCIH in its capacity as Managing Member.

The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which PCIH or any of its subsidiaries is a party, (ii) having available cash (after setting aside appropriate reserves) and (iii) any mutually agreed upon other restrictions set forth therein, make distributions to the members at any time and from time to time. Notwithstanding anything to the contrary, no distribution (including tax distributions) or other payment in respect of membership interests shall be required to be made to any member if, and to the extent that, such distribution (including tax distributions) or other payment in respect of membership interests would not be permitted under the Delaware LLC Act or other applicable law. All distributions, including tax distributions, will be made to holders of PCIH Common Units on a pro rata basis. Upon the liquidation or winding up of PCIH, all net proceeds thereof will be distributed to the holders of PCIH Common Units on a pro rata basis.

On or before April 10th of each taxable year, PCIH shall make distributions among the holders of PCIH Common Units on a pro rata basis so that each PCIH Common Unit receives an amount of cash that is no less than the greatest result obtained by dividing each Member’s “Required Tax Distribution” by the number of Units held by such Member. A Member’s Required Tax Distribution is calculated as the net taxable income and gain of the Company allocated to such Member for the period, including any Section 704(c) amounts but ignoring adjustments pursuant to Section 743 of the Code, multiplied by the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, NY (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable) reduced by any prior discretionary distributions or tax distributions with respect to such immediately preceding taxable year, including any distributions made prior to April 10 of the current taxable year. Any tax distributions shall be treated in all respects as offsets against future distributions pursuant to the Second A&R LLC Agreement. PCIH may also make such distributions on an estimated basis five days before each due date for the payment of estimated federal income taxes by an individual, and if such estimated distributions exceed the actual amount of tax distributions required on April 10, such member receiving excess distributions shall promptly repay such excess to PCIH.

The Managing Member, in its reasonable discretion, shall allocate net profits and net losses (and to the extent necessary, individual items of income, gains, losses, deductions and credits) among the capital accounts of the holders of PCIH Common Unit holders in a manner such that, after such allocations have been made, the balance of each unit holder’s capital account will equal the amount that would have been distributed to such unit holder, determined as if PCIH were to sell all of its assets for their then book values and the net proceeds thereof were distributed.

The Second A&R LLC Agreement will contain restrictions on transfers of membership interests and will require the prior consent of the Managing Member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions (including transfers to affiliates and for estate planning purposes), (ii) transfers of PCIH Common Units by Seller to its members, whether as a distribution, a liquidating distribution or otherwise, (iii) transfers of PCIH Common Units by Cano America to its members, whether as a distribution, a liquidating distribution or otherwise, and (iv) exchanges of PCIH Common Units for Class A common stock in accordance with the Exchange provisions below. Holders of PCIH Common Units will also be permitted to pledge their units as security for a bona fide margin loan or other customary lending arrangement with one or more banks or financial institutions subject to certain conditions, with a limit on pledging of no more than 10% of the aggregate equity value of a holder’s units, with no cap on number of pledged shares.

The Second A&R LLC Agreement will provide for, among other things, the ability for each holder of PCIH Common Units, from time to time after the applicable lock-up period expires (but no more than twice per calendar quarter), to exchange (each, an “Exchange”) all or any portion of its PCIH Common Units, together with the cancellation of an equal number of shares of Class B common stock, for a number of shares of Class A common stock equal to the number of exchanged PCIH Common Units, subject to the limitations and requirements set forth in the Second Amended and Restated Limited Liability Company Agreement regarding such Exchanges. Notwithstanding the foregoing, the Company may, at its sole discretion, in lieu of delivering Class A common stock for any PCIH Common Units surrendered for exchange, pay an amount in cash per PCIH Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

The Second A&R LLC Agreement will include reasonable procedures for the implementation of redemptions and Exchanges, including, without limitation, procedures for the giving of notice of an election of exchange. The Company shall at all times reserve and keep available out of its authorized but unissued Class A common stock, solely for the purpose of issuance upon an Exchange, such number of Class A common stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Company or PCIH from satisfying its obligations in respect of the Exchange of PCIH Common Units by delivery of Class A common stock which are held in the treasury of the Company or are held by PCIH or any of their subsidiaries or by delivery of purchased Class A common stock (which may or may not be held in the treasury of the Company or held by any subsidiary thereof). The Company and PCIH shall covenant that all Class A common stock issued upon an Exchange will, upon issuance, have been duly authorized and validly issued and be fully paid and non-assessable.

The Company and PCIH shall covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for Class A common stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. If any Exchange in accordance with the Second A&R LLC Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the member requesting such Exchange, the Company and PCIH shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Company and PCIH shall use commercially reasonable efforts to list Class A common stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A common stock may be listed or traded at the time of such delivery.

PCIH shall dissolve, and its affairs shall be wound up, upon: (a) the entry of a decree of judicial dissolution of PCIH under Section 18-802 of the Delaware Act; (b) any event which makes it unlawful for the business of PCIH to be carried on by the members; (c) at any time that there are no members, unless PCIH is continued in accordance with the Delaware Act; or (d) the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to members in connection with the winding up of PCIH, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of Units, holders of not less than 90% of the Units of such class consent in writing to a treatment other than as described above; provided, that if the dissolution of PCIH pursuant to and in accordance with clauses (b) or (d) in this provision would have a material adverse effect on any member, the dissolution of PCIH shall require the prior written consent of such member, which consent shall not be unreasonably withheld.

PCIH shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Managing Member and/or PCIH (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of PCIH. PCIH shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring PCIH Common Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to PCIH or otherwise incurred by the Managing Member, in each case incurred by the Managing Member in connection with operating PCIH’s business. For the avoidance of doubt, such distributions or reimbursements may not be used to pay or facilitate dividends or distributions on the securities of the Company and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Also for the avoidance of doubt, PCIH shall not pay or bear any income tax obligations of the Company or the Managing Member or any obligations of the Company or the Managing Member under the Tax Receivable Agreement. The Managing Member and certain related persons will also be entitled to customary indemnification rights (including advancement of expenses).

Investor Agreement

At the Closing, the Company, the Seller and certain equityholders of the Company (including InTandem, Cano America, Sponsor and each of the directors and executive officers of the Company immediately after the Effective Time (the “Investors”) and the independent directors of Jaws (the “Jaws Directors”)) will enter into the Investor Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus, which will terminate and replace the Original Registration Rights Agreement and pursuant to which, among other things, the Sponsor and certain of Jaws’ directors and officers will be granted certain registration rights and will be granted certain preemptive rights with respect to its respective shares of the Company’s Class A common stock.

In particular, the Investor Agreement will provide for the following:

•

Demand registration rights. At any time after the period commencing from the Closing and through the date that is six months from the date of the Closing (the “Investor Agreement Lock-Up Period”), the Company will be required, upon the written request of certain Investors, to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. The Company is not obligated to effect (i) more than one demand registration during any six-month period or (ii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the registrable securities then held by such Investors that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.

•

Shelf registration rights. No later than thirty (30) days following the Closing Date, the Company shall file a Resale Shelf Registration Statement registering all of the registrable securities held by the Investors and the Jaws Directors that are not covered by an effective registration statement. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing.

•

Piggy-back registration rights. At any time after the Closing Date, if the Company proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by the Company and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Investor Agreement will contain customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the applicable registration statement attributable to the Company, and holders of registrable securities are obligated to indemnify the Company for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of the Company shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act or (iii) such securities shall have ceased to be outstanding.

•

Lock-up. The Seller, the Investors and the Jaws Directors each agree not to transfer certain securities during the Investor Agreement Lock-Up Period subject to certain customary exceptions. If, following the Closing Date, the last reported sales price of the Class A common stock exceeds $12.00 per share on each of at least 20 trading days within a consecutive 30 trading day period, the foregoing restrictions shall immediately terminate and be of no further force or effect.

Lock-Up Agreement

At the Closing, the Lock-Up Seller Unitholders (as defined in the Business Combination Agreement), consisting of certain members of management of PCIH and their affiliated entities, will execute and deliver to the Company the Lock-Up Agreement, substantially in the form attached to this proxy statement/prospectus as Annex F, pursuant to which, among other things, the Lock-Up Seller Unitholders will agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the date that is 48 months from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge (other than pledges permitted by the terms of the Second A&R LLC Agreement), grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Class A common stock or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Class A common stock, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Class A common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise. Any waiver by the Company of the provisions of the Lock-Up Agreement requires the approval of a majority of the Company’s directors who qualify as “independent” for purposes of serving on the audit committee under the applicable rules of the SEC (including Rule 10A-3 of the Exchange Act).

Tax Receivable Agreement

Upon the completion of the Business Combination, the Company will be a party to a Tax Receivable Agreement. Under the terms of that agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Transaction Support Agreements

Promptly after the signing of the Business Combination Agreement, each of the Seller Unitholders entered into a Transaction Support Agreement with Jaws, pursuant to which the Seller Unitholders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint Jaws or any individual designated by Jaws as such Seller Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution) to attend on behalf of such Seller Unitholder any meeting of the Seller Unitholders with respect to the Business Combination, and to vote (or cause to be voted) the units of the Seller held by such Seller Unitholder or consent (or withhold consent) with respect to the Business Combination Agreement and the transactions contemplated thereby and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, certain other holders of the Class B ordinary shares, Jaws, the Seller and PCIH entered into the Sponsor Letter Agreement, a copy of which is attached as Annex H to this proxy statement/prospectus. Under the Sponsor Letter Agreement, concurrently with the execution of the Business Combination Agreement, Jaws and the Sponsor Parties agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Jaws, (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in Jaws prior to the Closing Date, or the earlier termination of the Business Combination Agreement.

The Sponsor Letter Agreement is attached to this proxy statement/prospectus as Annex H and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/ prospectus forms a part.

Interests of Jaws’ Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Jaws Board in favor of approval of the Business Combination Proposal, you should keep in mind that Jaws’ directors and officers may have interests in such proposal that are different from, or in addition to, those of Jaws shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Jaws does not complete a business combination transaction by May 18, 2022 (unless Jaws submits and its shareholders approve an extension of such date), Jaws will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Jaws Board and Jaws’ remaining shareholders, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 17,250,000 Class B ordinary shares owned by the Sponsor and Jaws’ independent directors would be worthless because, following the Redemption of the Public Shares, Jaws would likely have few, if any, net assets and because the Sponsor and Jaws’ directors and officers have agreed, in the Sponsor Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if Jaws fails to complete a Business Combination within the required period. The Sponsor purchased the Class B ordinary shares prior to Jaws’ IPO for an aggregate purchase price of $25,000, or approximately $0.001 per share. Such Class B ordinary shares had an aggregate market value of $         million based upon the closing price of $         per share on NYSE on                     , 2021, the most recent closing price.

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The Sponsor paid $15,800,000 million for its private placement of 10,533,333 Private Placement Warrants to purchase Class A ordinary shares and such Private Placement Warrants will expire worthless if a business combination is not consummated by May 18, 2022.

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Barry Sternlicht, Chairman of Jaws, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the Company Board determines to pay to its directors.

•	Jaws’ existing directors and officers will be eligible for continued indemnification and continued coverage under Jaws’ directors’ and officers’ liability insurance after the Business Combination.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Jaws if and to the extent any claims by a vendor for services rendered or products sold to Jaws, or a prospective target business with which Jaws has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $         per public share (or such higher amount then held in trust) or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Jaws’ indemnity of the underwriters of Jaws’ IPO against certain liabilities, including liabilities under the Securities Act.

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Following completion of the Business Combination, the Sponsor, Jaws’ officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Jaws from time to time, made by the Sponsor or certain of Jaws’ officers and directors to finance transaction costs in connection with an intended initial business combination. If Jaws fails to complete a Business Combination within the required period, the Sponsor and Jaws’ officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

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Pursuant to the Business Combination Agreement, the directors on the Company Board immediately following the Closing Date will be Barry Sternlicht, Elliot Cooperstone, Dr. Marlow Hernandez and the six individuals to be identified by Dr. Hernandez, subject to the reasonable approval of Jaws, Cano America, LLC and ITC Rumba LLC.

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Pursuant to the Investor Agreement, the Sponsor and certain of Jaws’ directors and officers will have customary indemnification and registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Class A common stock and warrants of the Company held by such parties.

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Pursuant to the Tax Receivable Agreement, to the extent payments are made to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85.

Jaws’ directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the Shareholders Meeting and waive their Redemption Rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, Jaws’ directors and executive officers own approximately 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor Parties or their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor Parties or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and the Adjournment Proposal, (2) holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Charter Proposal, (3) otherwise limit the number of Public Shares electing to redeem and (4) Jaws’ net tangible assets (as determined in accordance with Rule 3a5 1-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the price of the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Jaws’ directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Jaws and its shareholders and what he/she or they may believe is best for himself/ herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Jaws’ officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Exchange Listing

Jaws’ units (each consisting of one Class A ordinary share and one-third of one redeemable warrant), Class A ordinary shares and warrants (each to purchase one Class A ordinary share) are currently traded on

NYSE under the symbols “JWS.U,” “JWS” and “JWS WS.” At the closing of the Business Combination, Jaws’ units will separate into their component shares of the Company’s Class A common stock and warrants so that the units will no longer trade separately under “JWS.U.” Jaws has applied for the continued listing of the Company’s Class A common stock and warrants on NYSE under the ticker symbols “CANO” and “CANO WS,” respectively.

Background of the Business Combination

Jaws is a blank check company incorporated on December 27, 2019 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in a variety of industries other than real estate, lodging, oil and gas and energy infrastructure. The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between Jaws and the Seller and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

On May 18, 2020, Jaws consummated its IPO of 69,000,000 Units, including 9,000,000 Units as a result of the full exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, $0.0001 par value per share, and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment.

The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $690,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the Units, Jaws consummated a private placement of 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, issued to the Sponsor, generating gross proceeds of $15,800,000.

$690,000,000 of the net proceeds from the IPO and the private placement with the Sponsor was deposited in the Trust Account established for the benefit of Jaws’ Public Shareholders.

Prior to the consummation of its IPO, neither Jaws, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination with Jaws.

After the IPO, Jaws engaged in preliminary conversations regarding a potential business combination with approximately 80 potential targets and/or their advisors. Of those potential targets, Jaws entered into confidentiality agreements with 35 companies and conducted due diligence and/or engaged in more detailed discussions with approximately 25 companies.

On September 7, 2020 and September 8, 2020, representatives of Credit Suisse, which PCIH had engaged to evaluate strategic alternatives, contacted Joseph Dowling, the Chief Executive Officer of Jaws, about exploring a potential business combination between Jaws and PCIH and to provide background and information about PCIH and its industry. On September 8, 2020, representatives of PCIH also contacted Mr. Dowling about exploring a potential business combination and to provide additional background information about PCIH.

On September 10, 2020, Jaws and PCIH executed a confidentiality agreement and subsequently PCIH provided representatives of Jaws with access to a data room and began to share confidential information regarding its business with Jaws.

On September 16, 2020, the management teams of PCIH and Jaws met via videoconference, during which PCIH shared presentation materials with Jaws with detailed company information on PCIH that included financial information and metrics about PCIH and an overview of PCIH’s business and the markets in which it operates. Between September 16, 2020 and September 25, 2020, Mr. Dowling engaged in discussions with representatives of PCIH regarding a potential business combination. During this time, Jaws conducted further financial and business due diligence on PCIH.

On September 25, 2020, Jaws sent PCIH a draft letter of intent regarding a potential business combination between Jaws and PCIH, which reflected an implied pre-transaction enterprise valuation range of $3.5 to $4.5 billion with a concurrent PIPE investment of at least $1.0 billion. The September 25 proposal also stated that Jaws was willing to work with PCIH to determine an appropriate allocation between secondary and primary proceeds and to refine the expected capital structure and use of proceeds.

On September 26, 2020, following discussions between representatives of Jaws and PCIH, Jaws sent a revised letter of intent to PCIH to reflect a pre-transaction enterprise valuation of $5.0 billion. The September 26 proposal was otherwise on the same terms as the September 25 proposal.

Following the submission of the September 25 and September 26 proposals, Barry Sternlicht, the Chairman of Jaws, and Mr. Dowling updated the members of the Jaws Board on the discussions with PCIH regarding a potential business combination, including the status of Jaws’ due diligence and the terms of the potential transaction.

On October 2, 2020, Mr. Sternlicht contacted Dr. Marlow Hernandez, the Chief Executive Officer of PCIH, via email to arrange a discussion regarding the potential transaction. On October 3, 2020, Mr. Sternlicht and Dr. Hernandez held an introductory phone call. Mr. Sternlicht communicated further with Dr. Hernandez regarding a preliminary framework for a transaction by email beginning on October 4, 2020, and the parties agreed to schedule an in-person meeting for October 16, 2020. Following these communications, Jaws began to conduct further due diligence on PCIH, the senior health care services industry, and comparable companies in the same sector as PCIH.

On October 7, 2020, following further discussions and negotiations between the parties, Jaws sent a revised letter of intent to PCIH. Jaws’ October 7 proposal contemplated a transaction whereby the Seller would receive a combination of cash and stock consideration based on an implied pre-transaction enterprise value of $5.0 billion, to be funded with cash in Jaws’ trust account plus an additional $1.3 billion of proceeds from a concurrent PIPE financing. At closing, approximately $1 billion would be held on PCIH’s balance sheet for debt paydown or general corporate purposes, after payment of transaction fees, with any remaining amounts to be used to effect a secondary purchase from continuing shareholders. The proposal also contained provisions regarding governance, lock-up periods and exclusivity, among other terms.

On October 12, 2020, PCIH’s legal advisor, Goodwin Procter LLP (“Goodwin”), delivered a revised draft of the letter of intent reflecting proposed revisions to the transaction structure and valuation. While accepting Jaws’ proposed $5.0 billion pre-transaction enterprise valuation of PCIH, PCIH’s revised proposal provided that the aggregate amount of cash available to the post-closing combined company from Jaws’ trust account and the PIPE financing, after satisfying any Jaws shareholder redemptions, would be used as follows: first, $400 million for debt paydown; second, $300 million to be held on the balance sheet for general corporate purposes, after payment of transaction fees; third, half of the next $470 million to be held on the balance sheet for general corporate purposes and half of such $470 million to be distributed to PCIH equityholders at closing; fourth, the remaining cash proceeds to be distributed to PCIH equityholders at closing. Based on this proposed use of capital, the implied post-transaction enterprise value (including net debt) was $5.4 billion. The proposal contemplated an “Up-C” transaction structure and an associated tax receivable agreement. Additionally, the revised proposal indicated that the combined public company would assume any transaction expenses incurred by PCIH, the Seller, and Jaws, and proposed a mutual exclusivity provision restricting both PCIH and Jaws from pursuing certain competing transactions during the exclusivity period. The parties agreed to continue discussions around valuation, structure and use of capital over the coming weeks.

Between October 12, 2020 and October 18, 2020, the parties further negotiated the letter of intent, and Goodwin and Jaws’ legal advisor, Kirkland & Ellis LLP (“K&E”), exchanged drafts reflecting the progressing discussions of the parties, including with respect to exclusivity, governance rights, transaction structure and Up-C mechanics for exchanging rollover LLC units for public company stock, and related matters. The parties also continued due diligence activities and ongoing discussions regarding future value creation as well as began preparation of certain investor materials.

On October 16, 2020, Mr. Dowling and Mr. Sternlicht met with Dr. Hernandez at Cano Health’s Pembroke Pines University location, and later in the day at Cano Health’s corporate headquarters, to further discuss a potential transaction. During the meeting, Messrs. Dowling and Sternlicht confirmed Jaws’ interest in exploring a potential business combination with PCIH and the parties further discussed the proposed terms of the transaction and a preliminary framework for post-closing governance.

While meetings regarding a business combination with PCIH were ongoing and prior to the execution of the Letter of Intent (as defined below), Jaws continued discussions and due diligence on approximately five other potential business combinations.

On October 18, 2020, the parties executed the letter of intent (the “Letter of Intent”), which included the financial terms of the transaction, pro forma ownership of PCIH and an agreement to consummate the transaction using an Up-C structure. The Letter of Intent further provided that, following the closing of the transaction, the Seller would own approximately 61% of the Company’s Class A common stock, PIPE investors would own approximately 23% of the Company’s Class A common stock, the Sponsor would own approximately 3% of the Company’s Class A common stock, and other continuing Jaws shareholders would own approximately 12% of the Company’s Class A common stock, in each case on a fully-diluted basis assuming exchange of all PCIH Common Units held by the Seller. The Letter of Intent also set out the parties’ agreed framework with respect to post-closing governance of the combined public company.

In connection with the entry into the Letter of Intent, the Seller and PCIH agreed not to continue or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions), subject to certain exceptions, including for preexisting competing buyers, until October 30, 2020. Jaws also agreed in the Letter of Intent, until October 30, 2020, not to engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions), subject to certain exceptions, including for preexisting potential partners.

Following the execution of the Letter of Intent, Jaws and its advisors continued their due diligence review of PCIH, including business, legal, accounting, tax, IT systems and health care regulatory due diligence, as well as due diligence calls with PCIH management.

On October 19, 2020, Jaws engaged Credit Suisse to act as placement agent for the PIPE investment (in such capacity, the “PIPE Placement Agent”) based on Credit Suisse’s knowledge and experience with similar PIPE investments. The PIPE Placement Agent subsequently initiated conversations with prospective investors as part of the PIPE investment process.

On October 30, 2020, the parties extended the exclusivity period in the Letter of Intent to November 13, 2020.

On November 1, 2020, K&E delivered an initial draft of the Business Combination Agreement to Goodwin.

Between November 1, 2020 and November 11, 2020, Jaws and the Seller exchanged drafts of the Business Combination Agreement and drafts and/or summaries of the ancillary documents, including a Term Sheet for the Second Amended and Restated Limited Liability Company Agreement of PCIH, the Investor Agreement, the Company’s Bylaws, the Company’s Certificate of Incorporation and a Term Sheet for the Tax Receivable

Agreement. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, allocation of tax risk and responsibility, treatment of tax benefits, post-closing governance matters, scope of registration rights and other matters.

At the beginning of November 2020, K&E, Goodwin and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to the PIPE Placement Agent, exchanged drafts of the form of subscription agreement to be used in the PIPE investment, including the terms of the closing process, the conditions to closing, the representations and warranties of Jaws and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the subscription agreements.

On November 3, 2020, after continued due diligence and financial analysis of PCIH and feedback from the PIPE Placement Agent on market conditions, Mr. Dowling called representatives of PCIH to communicate that Jaws had determined to decrease the pre-transaction enterprise valuation of PCIH from $5.0 billion to $4.0 billion and the post-transaction enterprise valuation (including net debt) of PCIH from $5.4 billion to $4.4 billion, and to reduce the expected size of the PIPE investment from $1.3 billion to $800 million to reflect this decrease in the valuation of PCIH. PCIH accepted these terms the following day, November 4, 2020.

On November 4, 2020, the PIPE Placement Agent distributed draft documentation to prospective investors with respect to an $800 million PIPE investment and between November 5, 2020 and November 11, 2020, K&E and Goodwin negotiated the terms of the Subscription Agreements with the prospective investors, and responded to follow up questions and comments related thereto, particularly with respect to the closing.

On November 10, 2020, a revised version of the Subscription Agreement was distributed to the PIPE investors, which reflected the outcome of negotiations between the parties and the prospective investors.

On November 11, 2020, the Jaws Board met, together with representatives of K&E and Maples and Calder (Cayman) LLP (“Maples”), Jaws’ Cayman counsel, to review the terms of the proposed Business Combination with PCIH and the proposed final definitive documentation. The Jaws Board also reviewed proposed resolutions which would be adopted by the Jaws Board in order to approve the entry into the Business Combination Agreement and related transactions. During the meeting, Jaws’ management provided the Jaws Board with a comprehensive overview of PCIH’s business, strategy, and future operating plans and prospects, the results and findings of Jaws’ due diligence process, financial analyses and comparable transactions, the local markets in which PCIH operates and the health care industry generally. The Jaws Board unanimously determined that it was in the best interests of Jaws to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized PCIH’s officers to finalize the transaction.

On November 11, 2020, the parties executed the Business Combination Agreement and the PIPE investors that had chosen to participate in the PIPE investment indicated their final subscription amounts and executed subscription agreements with respect to the PIPE investment, which provided for binding subscriptions to purchase an aggregate of 80,000,000 shares of Class A common stock at $10.00 per share.

On November 12, 2020, a press release was issued announcing the Business Combination. Shortly thereafter, Jaws filed a current report on Form 8-K attaching the press release, the investor presentation previously provided to the PIPE investors and current Jaws shareholders, and the Business Combination Agreement.

Jaws Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with PCIH, the Jaws Board consulted with Jaws’ management and its legal counsel as well as other advisors. The Jaws Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Jaws Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Jaws Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Jaws Board discussed the material results of its management’s due diligence activities, which included:

•	extensive meetings and calls with PCIH’s management team regarding PCIH’s operations and projections, including interviews of top executives;

•	research on the healthcare industry, including historical and projected growth trends and calls with industry experts;

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financial and valuation analyses prepared by Jaws’ management, including a valuation comparison of recent de-SPAC M&A transactions involving companies in the healthcare industry, which Jaws’ management believed had operational, business and/or financial characteristics that, for purposes of its analyses, were similar to PCIH, based on its professional judgment and expertise;

•	the financial projections provided by PCIH discussed below;

•	research on the public trading values of comparable peer companies as well as private transaction precedents;

•	multiple site visits and tours of various PCIH facilities;

•	engagement of KPMG for financial, accounting, tax, IT and public-market readiness due diligence;

•	engagement of Kirkland & Ellis for legal due diligence; and

•	engagement of Epstein Becker Green for healthcare-specific and coding due diligence.

The Jaws Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

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PCIH’s mission. PCIH strives to deliver best-in-class care to underserved seniors. Over 90% of the clinicians at PCIH-owned medical centers speak Spanish, allowing them to serve their members effectively. Members of PCIH have generally demonstrated lower mortality rates, fewer hospital admissions and fewer ER visits compared to industry standards.

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Management. PCIH was founded by Dr. Marlow Hernandez, who is still CEO today. He was able to grow PCIH to what it is today with limited outside capital given PCIH’s strong cash flow profile of the business. The Jaws Board believes that he has assembled a strong leadership team to lead PCIH toward future growth and expansion.

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Attractive valuation. The Jaws Board reviewed the market capitalization, implied enterprise value and revenue and EBITDA multiples and other metrics of certain companies, including Oak Street Health (OSH) and One Medical (ONEM), which Jaws’ management believed had operational, business and/or financial characteristics that, for purposes of its analyses, were similar to PCIH, based on its professional judgment and expertise, and compared the same to the implied enterprise value and other metrics of PCIH determined in accordance with the internal valuation analysis of Jaws’ management.

The Jaws Board considered OSH and ONEM to be PCIH’s core comparable companies for a number of reasons. Jaws’ management noted that each company is an early stage membership-based primary care business with a similar clinic-based operating model and that each company operates in a similar number of markets. Furthermore, Jaws’ management noted its belief that OSH is the most comparable company to PCIH as it serves the Medicare market.

The Jaws Board reviewed PCIH against these two peer companies using a number of metrics, including enterprise value, payment and operating models, growth strategy, number of markets, number of owned medical centers, number of members, estimated 2021 gross revenue, 2017-2020E revenue compound annual growth rate (CAGR), Medicare Advantage clinic medical loss ratio, total medical loss ratio, and estimated 2021 EBITDA.

Initially, Jaws’ management proposed a $5.0 billion pre-transaction enterprise value for PCIH based on its financial analyses. Following continued due diligence and financial analysis of PCIH as described above and feedback from the Placement Agent on then-current market conditions, Jaws’ management determined to decrease its proposed pre-transaction enterprise valuation of PCIH to $4.0 billion. Based on this revised pre-transaction valuation, Jaws’ management estimated that PCIH’s implied post-transaction enterprise value of $4.4 billion equaled 3.1x estimated 2021 revenue. In comparison, OSH’s enterprise value to estimated 2021 revenue multiple was 4.0x at the time of its IPO, and OSH’s and ONEM’s current enterprise value to estimated 2021 revenue multiples were 9.6x and 8.6x, respectively. Jaws’ management also noted its belief that while revenue growth expectations for PCIH and OSH are similar, PCIH currently has positive EBITDA, while OSH and other high growth peer companies do not. Based on the foregoing, the Jaws Board believed that the valuation of PCIH was attractive relative to its primary care provider peers.

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Strong financial performance. The Jaws Board considered PCIH’s strong financial position, including historical financial results, outlook and financial plan, as well as valuations of future growth initiatives and acquisitions.

•	Strong relationships with healthcare insurers. PCIH has developed long standing relationships with some of the nation’s largest health insurance providers, particularly Humana Inc.

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Multi-pronged growth strategy. The Jaws Board noted PCIH’s growth strategy through developing new markets, cultivating organic membership growth and acquisitions of existing clinics. Since 2017, PCIH has grown from operating in two markets to opening or acquiring clinics in 14 markets with plans for more expansion. Its membership has also grown organically approximately 40% per year between 2017 and 2020.

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Customized and efficient patient care. PCIH provides customized patient care for its members while also creating cost efficiencies by focusing on individual needs. Its platform caters toward Medicare-eligible seniors and patient satisfaction surveys indicate significantly higher ratings compared to industry norms for primary care physician practice groups. This segment of the population requires consistent medical needs but also provides opportunities for systemic cost savings.

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Proprietary technology-powered platform. PCIH created a proprietary population health management platform called CanoPanorama that supports clinical personnel and patient care decisions while driving efficiencies. This technology-powered platform has lowered operating costs while allowing for better-tailored patient care and scalable membership growth.

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Strong sector tailwinds. The Medicare market is currently sized at $800 billion and expected to grow by 8% annually. In particular, the value-based Medicare Advantage market, PCIH’s primary focus, is projected to experience greater than 30% annual growth. Additionally, approximately 10,000 people age into the Medicare market every day, which translates to approximately $1 billion of market growth per week.

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Terms of transaction. The Jaws Board reviewed and considered the terms of the Business Combination Agreement and related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Business Combination Agreement” and “—Certain Agreements Related to the Business Combination” for detailed discussions of the terms and conditions of these agreements.

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Results of due diligence process. The Jaws Board considered the scope of the due diligence investigation conducted by Jaws’ management and outside advisors and evaluated the results thereof and information available to it related to PCIH, including:

•	multiple meetings and calls with the PCIH management team regarding its operations, financial metrics, historical performance and financial projections and the proposed transaction;

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review of materials related to PCIH made available by PCIH, including strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, compliance plans, risk mitigation materials and other financial and legal diligence;

•	review of the due diligence reports of all third-party advisors, including KPMG, Kirkland & Ellis and Epstein Becker Green;

•	interviews with PCIH’s management as well as interviews of industry experts;

•	analysis of industry competitors and publicly traded comparable companies; and

•	research regarding the Medicare and Medicare Advantage markets.

The Jaws Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

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Future financial performance. The risk that future financial performance of PCIH may not meet the Jaws Board’s expectations due to factors in the Company’s control or out of its control, including due to economic cycles or other macroeconomic factors.

•	COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on PCIH’s operations and demand for its services.

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Competition for acquisitions. Healthcare companies that compete with PCIH may pursue acquisitions that PCIH may otherwise have an interest in pursuing. Potential competitors also include hospital systems buying primary care practices in attempts to control specialty referrals, as well as private equity firms, which actively compete with PCIH to acquire primary care practices.

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Regulatory risk. PCIH must continue to maintain high quality care (as measured by HEDIS, Net Promoter and other scores) and properly document and code its diagnoses of member conditions. Proper coding drives risk adjustment scores that impact Medicare “per member, per month” reimbursement.

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Potential benefits may not be achieved. The risk that the potential benefits of the Business Combination, including PCIH’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of the Company. The risks and costs to Jaws’ business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in our inability to effect a business combination by May 18, 2022 and force Jaws to liquidate and the warrants to expire worthless.

•	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Jaws from soliciting other business combination proposals.

•	Shareholder vote. The risk that Jaws’ shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Jaws’ control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination.

•	Other risks. Various other risks associated with the Business Combination, the business of Jaws, and the business of PCIH described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Jaws Board also considered that:

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Interests of Certain Persons. Some officers and directors of Jaws may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the Company’s stockholders (see — “Interests of Jaws’ Directors and Officers and Others in the Business Combination”). Jaws’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Jaws Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Jaws Board concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Business Combination outweigh the risks associated with the Business Combination. Accordingly, the Jaws Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, are advisable, fair to, and in the best interests of, Jaws and its shareholders.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that any business acquired by Jaws have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of PCIH generally used to approve the transaction, the Jaws Board determined that this requirement was met. The Jaws Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Jaws and its shareholders and appropriately reflected PCIH’s value. In reaching this determination, the Jaws Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as PCIH’s historical growth rate and its potential for future growth in revenue and profits. The Jaws Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of PCIH met this requirement and make the other determinations regarding the transaction.

Certain Company Projected Financial Information

PCIH’s management prepared certain non-public internal financial projections (the “PCIH unaudited prospective financial information”) regarding PCIH’s anticipated future operations based on assumptions that PCIH’s management believed to be reasonable at the time for the fiscal years ending December 31, 2020 through December 31, 2023. The PCIH unaudited prospective financial information is based solely upon information that was available to PCIH’s management at the time of its preparation. The PCIH unaudited prospective financial information is based on estimates and assumptions made by PCIH’s management prior to and around October 2020 and speaks only as of that time. Since such date, PCIH has not updated the unaudited prospective financial information included in this proxy statement/prospectus and does not intend to do so. The PCIH unaudited prospective financial information is not included in this proxy statement/prospectus to induce any Jaws’ stockholder to vote in favor of the adoption of the Business Combination Agreement or any other proposals to be voted on at the Shareholders Meeting, but because such information was made available to Jaws and the Jaws Board.

The PCIH unaudited prospective financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The PCIH unaudited prospective financial information was prepared primarily for internal use, and capital budgeting and other management purposes, and is subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and was not intended for third-party use, including by investors or stockholders. The PCIH unaudited prospective financial information assumes that PCIH would continue to operate as a standalone company do not reflect any impact of the Business Combination. You are cautioned not to rely on the PCIH unaudited prospective financial information in making a decision regarding the transaction, as such information may be materially different than actual results.

The PCIH unaudited prospective financial information reflects numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond PCIH’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

The PCIH unaudited prospective financial information contains forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond PCIH’s control. Because the PCIH unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The inclusion of the PCIH unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that PCIH, any of its representatives or any other person considered, or currently considers, this information necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. In addition, PCIH does not endorse the PCIH unaudited prospective financial information as a reliable indication of future results.

The PCIH unaudited prospective financial information was requested by, and disclosed to, Jaws for use as a component of its overall evaluation of PCIH and is included in this proxy statement/prospectus because it was provided to the Jaws Board for its evaluation of the Business Combination. PCIH has not warranted as to the accuracy, reliability, appropriateness or completeness of the PCIH unaudited prospective financial information to anyone, including us. Neither PCIH’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of PCIH compared to the information contained in the PCIH unaudited prospective financial information, and none of them intends to or undertakes any obligation to update or otherwise revise the PCIH unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying such projections are shown to be in error. Accordingly, the PCIH unaudited prospective financial information should not be looked upon as “guidance” of any sort. The Company will not refer back to this information in its future periodic reports filed under the Exchange Act.

The PCIH unaudited prospective financial information was prepared by, and is the responsibility of, PCIH’s management. Ernst & Young LLP (“EY”), PCIH’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or otherwise applied agreed-upon procedures with respect to the PCIH unaudited prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance with respect to such information. The EY report included in this proxy statement/prospectus relates to historical financial information of PCIH. It does not extend to the PCIH unaudited prospective financial information and should not be read to do so.

The key elements of the PCIH unaudited prospective financial information provided to Jaws are summarized in the table below (in millions of dollars, unaudited).

	2020E	2021E	2022E	2023E
Total Members (thousands)	109	160	233	299
Gross Revenue	$812	$1,453	$2,227	$3,079
Third-party medical expenses	550	1,028	1,617	2,250
Operating expenses(1)	198	342	491	657
Adjusted EBITDA	$64	$83	$119	$172

(1)

Operating expenses adjusted to exclude the impact from non-recurring expenses (fees paid to prior owner, deferred purchase price expenses, transaction related expenses, pre-opening de novo losses) and non-cash stock-based compensation expense. Does not include adjustments to exclude the effect of de novo losses within one year of opening and internal corporate development expenses, which are reflected in the historical Adjusted EBITDA measures presented elsewhere in this proxy statement/prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health—Non-GAAP Financial Metrics” for additional details.

PCIH’s prospective financial information was prepared using a number of assumptions, including the following assumptions that PCIH believed to be material:

•	PCIH presented its growth strategy as multi-pronged and flexible, with the mix of growth from de novos and acquisitions driven by market opportunities available at any given time.

•

Projected gross revenue is based on a variety of operational assumptions including, expected double digit organic growth of PCIH’s existing business through expansion of existing medical center membership, de novo openings, the selective conversion of our best-performing affiliates into PCIH owned medical centers, and the purchase of locally adjacent practices; anticipated large acquisitions to accelerate entry into new markets or to build density in existing markets; expected reimbursement rates; payer mix and access to additional capital to execute on the growth strategy.

•

Projected third party medical expenses are driven by assumptions about membership growth and mix; healthcare utilization trends; and expected costs of inpatient and hospital care, specialists, and pharmaceuticals.

•	Projected other expenses are driven by assumptions about direct patient expenses incurred at our medical centers and affiliates and selling, general and administrative expenses.

In making the assumptions above, PCIH’s management relied on a number of factors, including:

•	Its ten years of experience providing primary care to seniors and others in its markets.
•	Its best estimates of growth in existing centers, the timing of de novo openings and the timing and size of acquisitions.
•	Third party forecasts for growth of the Medicare value-based care market.

While presented with numerical specificity, the projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The reconciliation of projected Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the effects of stock-based compensation expense, de novo losses, acquisition transaction costs, restructuring and other charges, impairment of intangibles and corporate development costs.

Material U.S. Federal Income Tax Consequences of the Domestication to Jaws Shareholders.

The following discussion (this “tax disclosure”) sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of Jaws Shares and Public Warrants. The following discussion also summarizes (i) the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Jaws Shares that elect to have their Jaws Shares redeemed for cash if the Business Combination is completed and (ii) the material U.S. federal income tax consequences for Non-U.S. Holders of owning and disposing of the Company’s common stock or warrants after the Domestication. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any unit of Jaws consisting of one Class A ordinary share and one-third of a Public Warrant is separable at the option of the holder, Jaws is treating any Class A ordinary share and one-third of a Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Jaws in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Jaws Shares and Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any Redemption) with respect to any Class A ordinary shares and Public Warrants held through a unit of Jaws (including alternative characterizations of a unit of Jaws).

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Jaws Shares or Public Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Jaws Shares or Public Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Jaws Shares or Public Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that acquired Jaws Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold Jaws Shares or Public Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

persons required to accelerate the recognition of any item of gross income with respect to Jaws Shares or Public Warrants as a result of such income being recognized on an applicable financial statement;

•	persons who actually or constructively own 5 percent or more of the shares of Jaws by vote or value (except as specifically provided below);

•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Jaws Shares or Public Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Jaws Shares or Public Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Jaws Shares or Public Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Jaws Shares or Public Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Jaws Shares or Public Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Jaws Shares or Public Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF JAWS SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF JAWS SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX

ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF THE COMPANY’S COMMON STOCK AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Jaws Shares

The discussion under this heading “—Tax Consequences of the Domestication to U.S. Holders of Jaws

Shares” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to Jaws, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Jaws Shares and

Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Jaws.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and transferring by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication generally should qualify as a reorganization within the meaning of Section 368(a) (1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Jaws, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided in this tax disclosure, including with respect to the PFIC rules and Section 367 of the Code, a U.S. Holder of Jaws Shares would not generally be expected to recognize gain or loss upon the exchange of its Jaws Shares solely for Company Shares or exchange of its Public Warrants solely for Company warrants pursuant to the Domestication. The Domestication would generally be expected to be treated for U.S. federal income tax purposes as if Jaws (i) transferred all of its assets and liabilities to the Company in exchange for all of the outstanding common stock and warrants of the Company; and then (ii) distributed the common stock and warrants of the Company to the shareholders and warrant holders of Jaws in liquidation of Jaws. The taxable year of Jaws should end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of common stock or a warrant of the Company received in connection with the Domestication should generally be the same as its tax basis in the Jaws Share and Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a Company share or warrant received by a U.S. Holder in the Domestication should generally include such U.S. Holder’s holding period for the Jaws Share or Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder of Jaws Shares generally would recognize gain or loss with respect to its Jaws Shares in an amount equal to the difference, if any, between the fair market value of the corresponding Company Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its Jaws Shares surrendered. The U.S. Holder’s basis in the Company Shares would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for the Company Shares would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Jaws Shares (generally, shares of Jaws purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Jaws Shares.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to Jaws Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to their Jaws Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described below relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to the PFIC rules, a U.S. Holder of Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued Company warrants in the Domestication. A U.S. Holder’s tax basis in a Public Warrant received in the Domestication should generally be the same as its tax basis in the Public Warrant surrendered in exchange therefore, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for a Public Warrant received in the Domestication should generally include such U.S. Holder’s holding period for the Public Warrant surrendered in exchange therefor.

PFIC Considerations

Assuming the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of Jaws Shares or Public Warrants under the passive foreign investment company, or PFIC, provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because Jaws is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, Jaws believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020, and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effect of PFIC Rules on the Domestication

Assuming the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would generally require taxable gain recognition by a Non-Electing Shareholder, as described below, with respect to its exchange of Jaws Shares for Company Shares and Public Warrants for Company warrants in the Domestication if Jaws were classified as a PFIC at any time during such U.S. Holder’s holding period therefor. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under the section entitled “—Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder with respect to its Jaws Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

Pursuant to a “start-up exception,” a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Jaws will not be eligible for the “start-up exception.” Therefore, Jaws has likely been a PFIC since its inception.

If Jaws is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Jaws Shares or Public Warrants and, solely with respect to the Jaws Shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for Jaws’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Jaws Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are discussed further below, such U.S. Holder is expected to be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Jaws Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Jaws Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Jaws Shares.

Under these rules, the U.S. Holder’s gain or excess distribution is expected to be allocated ratably over the U.S. Holder’s holding period for the Jaws Shares or Public Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Jaws’ first taxable year in which it qualified as a PFIC, is expected to be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period is expected to be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax is expected to be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the section entitled “— Effects of Section 367(b) to U.S. Holders of Jaws Shares”) generally is expected to be treated as gain subject to these rules.

In general, if Jaws is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Jaws Shares (but not Public Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Jaws Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Jaws as a qualified electing fund, or QEF, under Section 1295 of the

Code, for Jaws’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Jaws Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Jaws Shares is contingent upon, among other things, the provision by Jaws of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, Jaws will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Jaws will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to Public Warrants. An Electing Shareholder making a valid and timely QEF election generally is not expected to be subject to the adverse PFIC rules discussed above with respect to their Jaws Shares. As a result, such a U.S. Holder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under the section entitled “— Effects of Section 367(b) to U.S. Holders of Jaws Shares” and subject to the discussion above under the section entitled “— Tax Consequences of the Domestication to U.S. Holders of Jaws Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Jaws, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of Jaws Shares has not made a timely and effective QEF election with respect to Jaws’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Jaws Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Jaws Shares for their fair market value on the “qualification date.” The qualification date is the first day of Jaws’ tax year in which Jaws qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Jaws Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder is expected to increase the adjusted tax basis in its Jaws Shares by the amount of the gain recognized and also is expected to have a new holding period in the Jaws Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Jaws Shares and for which Jaws is determined to be a PFIC, such holder is not expected to be subject to the PFIC rules described above in respect to its Jaws Shares. Instead, the U.S. Holder is expected to include as ordinary income each year the excess, if any, of the fair market value of its Jaws Shares at the end of its taxable year over the adjusted basis in its Jaws Shares. The U.S. Holder is also expected to be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Jaws Shares over the fair market value of its Jaws Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Jaws Shares is expected to be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Jaws Shares will be treated as ordinary income. Shareholders who hold different blocks of Jaws Shares (generally, shares of Jaws purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Jaws Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders are generally not expected to be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules are expected to apply to certain dispositions of, distributions on and other amounts taxable with respect to Jaws Shares. An MTM election is not available with respect to Public Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to Jaws Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Jaws Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Jaws Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Jaws Shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to Jaws Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders Who Own More Than 10 Percent of the Voting Power or Value of Jaws

A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Jaws Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of Jaws Shares or 10% or more of the total value of all classes of Jaws Shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Jaws Shares entitled to vote or 10% or more of the total value of all classes of Jaws Shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Jaws Shares is the net positive earnings and profits of Jaws attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Jaws does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If Jaws does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder is not expected to be required to include in gross income an “all earnings and profits amount” with respect to its Jaws Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Jaws’ cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of the Section 245 of the Code in their particular circumstances.

B.	U.S. Holders Whose Jaws Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10 Percent of the Voting Power of Jaws and Less than 10 Percent of the Total Value of Jaws

A U.S. Holder whose Jaws Shares have a fair market value of $50,000 or more on the date of Domestication but who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Company Shares received in the Domestication in an amount equal to the excess of the fair market value of the Company Shares received over the U.S. Holder’s adjusted tax basis in the Jaws Shares deemed surrendered in the Domestication. Shareholders who hold different blocks of Jaws Shares (generally, shares of Jaws purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Jaws Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from Jaws establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Jaws Shares, and (B) a representation that the U.S. Holder has notified Jaws (or the Company) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Jaws or the Company no later than the date such tax return is filed. In connection with this election, Jaws may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Jaws’ earnings and profits upon written request.

Jaws does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election are generally not expected to have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Jaws has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Jaws Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.	U.S. Holders Whose Jaws Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less Than 10 Percent of the Voting Power of Jaws and Less than 10 Percent of the Total Value of Jaws.

A U.S. Holder whose Jaws Shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Jaws Shares entitled to vote and less than 10% of the total value of all classes of Jaws Shares, is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally is not expected to be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described above relating to the PFIC rules, a U.S. Holder of Public Warrants is not expected to be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued Company warrants in the Domestication.

All U.S. Holders of Jaws Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to U.S. Holders of Jaws Shares (which will be exchanged for Company shares in the Domestication) that elect to exercise Redemption Rights to receive cash in exchange for Jaws Shares and is subject in its entirety to the discussion of the Domestication, the “passive foreign investment company” or “PFIC” rules and Section 367 of the Code as discussed above under the section entitled “— Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Jaws Shares — U.S. Holders.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise Redemption Rights in respect of all or a portion of its Jaws Shares.

The U.S. federal income tax consequences to a U.S. Holder of Jaws Shares (which will be exchanged for Company shares in the Domestication) that exercises Redemption Rights to receive cash in exchange for all or a portion of its Jaws Shares will depend on whether the redemption qualifies as a sale of Company shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s Company shares redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Company shares redeemed. A U.S. Holder’s adjusted tax basis in its Jaws Shares will generally be equal to the cost of such Jaws Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Jaws Shares is more than one year at the time of the redemption. However, it is possible that because of the Redemption Rights associated with the Jaws Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Jaws Shares (generally, shares of Jaws purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The redemption of Company shares generally will qualify as a sale of the Company shares redeemed if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such holder may acquire pursuant to options (generally including Company warrants received in respect of Public Warrants in the Domestication) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of the Company is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Company shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of the Company entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Company shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the Company shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Company shares owned by certain family members and such U.S. Holder does not constructively own any other Company shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of the Company. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the shareholder’s relative interest in the corporation is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of Redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any Redemption of its Company shares.

If none of the tests described above applies and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of the Company’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Company shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Company shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the Company shares redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Company shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Company warrants or possibly in other Company shares constructively owned by such U.S. Holder. Shareholders who hold different blocks of Jaws Shares (generally, shares of Jaws or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR COMPANY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on Jaws Shares

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to Jaws Shares, to the extent the distribution is paid out of Jaws’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Jaws Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Jaws Shares and will be treated as described under the section entitled “— Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants” below.

Dividends that Jaws pays to a U.S. Holder that is a taxable corporation generally are expected to qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Jaws pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to Jaws Shares may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants

Upon a sale or other taxable disposition of Jaws Shares or Public Warrants which, in general, would include a redemption of Jaws Shares or Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Jaws Shares or Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the Jaws Shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Jaws Shares or Public Warrants so disposed of. See “— Tax Consequences of the Domestication to U.S. Holders of Jaws Shares” above for discussion of a U.S. Holder’s adjusted tax basis in its Jaws Shares and/or Public Warrants following the Domestication. See “— Exercise, Lapse or Redemption of Jaws Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Jaws Shares acquired pursuant to the exercise of a Jaws Public Warrant.

Exercise, Lapse or Redemption of Jaws Public Warrants

Except as discussed below with respect to the cashless exercise of a Jaws Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of Jaws Shares upon exercise of a Jaws Public Warrant for cash. The U.S. Holder’s tax basis in the Jaws Share received upon exercise of the Jaws Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Jaws Public Warrant, and the exercise price of such Jaws Public Warrant. It is unclear whether a U.S. Holder’s holding period for the Jaws Shares received upon exercise of the Jaws Public Warrant will commence on the date of exercise of the Jaws Public Warrant or the day following the date of exercise of the Jaws Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Jaws Public Warrant. If a Jaws Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Jaws Public Warrant. See “— Tax Consequences for U.S. Holders of Public Warrants” above for a discussion of a U.S. Holder’s adjusted tax basis in its Jaws Public Warrants following the Domestication.

The tax consequences of a cashless exercise of a Jaws Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Jaws Shares received generally should equal the U.S. Holder’s tax basis in the Jaws Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Jaws Shares would be treated as commencing on the date of exercise of the Jaws Public Warrant or the day following the date of exercise of the Jaws Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Jaws Shares received would include the holding period of the Jaws Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Jaws Public Warrants having a value equal to the exercise price for the total number of Jaws Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Jaws Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Jaws Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Jaws Shares received would equal the sum of the U.S. Holder’s tax basis in the Jaws Public Warrants exercised, and the exercise price of such Jaws Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Jaws Shares would commence on the date of exercise of the Jaws Public Warrant or the day following the date of exercise of the Jaws Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Jaws Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Jaws Shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a Jaws Public Warrant occurring after Jaws’ giving notice of an intention to redeem the Jaws Public Warrants described in the section entitled “Description of the Company’s Securities — Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if Jaws redeemed such Jaws Public Warrant for Jaws Shares or as an exercise of the Jaws Public Warrant. If the cashless exercise of Jaws Public Warrants for Jaws Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the Jaws Shares received should equal the U.S. Holder’s tax basis in the Jaws Public Warrants and the holding period of the Jaws Shares should include the holding period of the Jaws Public Warrants. Alternatively, if the cashless exercise of a Jaws Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Jaws Public Warrants.” In the case of an exercise of a Jaws Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of Jaws Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a Jaws Public Warrant occurring after Jaws’ giving notice of an intention to redeem the Jaws Public Warrant as described above.

If Jaws redeems Jaws Public Warrants for cash or if Jaws purchases Jaws Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants.”

Possible Constructive Distributions.

The terms of each Jaws Public Warrant provide for an adjustment to the exercise price of the Jaws Public Warrant or an increase in the Jaws Shares issuable on exercise in certain circumstances discussed in “Description of the Company’s Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Jaws Public Warrants would, however, be treated as receiving a constructive distribution from Jaws if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Jaws’ assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of Jaws Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of Jaws Shares which is taxable to them as described under the section entitled “— Distributions on Jaws Shares” above. For example, U.S. Holders of Jaws Public Warrants would generally be treated as receiving a constructive distribution from Jaws where the exercise price of the Jaws Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of the Company’s Securities — Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the Jaws Public Warrant received a cash distribution from Jaws equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to Jaws Public Warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Jaws Public Warrant.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of the Company’s Common Stock

Distributions on Company Shares

Distributions of cash or property to a Non-U.S. Holder in respect of Company Shares received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Company Shares. Any remaining excess will be treated as capital gain and will be treated as described below under the section entitled “— Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants.”

Dividends paid to a Non-U.S. Holder of Company Shares generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Company Shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Company Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Company Shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Jaws Shares or Public Warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

Jaws is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the Jaws Shares are not considered to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding Jaws Shares.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale exchange or other disposition of Jaws Shares or Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Jaws Shares or Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Jaws will be classified as a “U.S. real property holding corporation” if the fair market value of its

“United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect Jaws to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change, and no assurance can be provided as to whether Jaws will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to Non-U.S. Holders of Jaws Shares that elect to exercise Redemption Rights to receive cash in exchange for all or a portion of their Jaws Shares. For purposes of this discussion, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that elects to exercise Redemption Rights in respect of all or a portion of its Jaws Shares.

Because the Domestication will occur immediately prior to the redemption of Non-U.S. Holders that exercise Redemption Rights with respect to Jaws Shares, the U.S. federal income tax consequences to a Converting Non-U.S. Holder will depend on whether the redemption qualifies as a sale of the Company shares redeemed, as described above under the section entitled “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of Company shares, the U.S. federal income tax consequences to the Converting Non-U.S. Holder generally will be as described above under the section entitled “— Gain on Disposition of Company Shares.” If such a redemption does not qualify as a sale of Company shares, the Converting Non-U.S. Holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under the section entitled “— Distributions on Company Shares.”

Converting Non-U.S. Holders of Jaws Shares considering exercising their Redemption Rights are urged to consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.

Exercise, Lapse or Redemption of Jaws Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Jaws Public Warrant, or the lapse of a Jaws Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under the section entitled “— U.S. Holders — Exercise, Lapse or Redemption of Jaws Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under the section entitled “— Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants.” If Jaws redeems Jaws Public Warrants for cash or if it purchases Jaws Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under the section entitled “— Sale, Exchange or Other Disposition of Jaws Shares and Public Warrants.”

Possible Constructive Distributions.

The terms of each Jaws Public Warrant provide for an adjustment to the exercise price of the Jaws Public Warrant or an increase in the Jaws Shares issuable on exercise in certain circumstances discussed in “Description of the Company’s Securities — Warrants.” As described above under the section entitled “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the Jaws Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from Jaws equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to Jaws Public Warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Jaws Public Warrant.

Information Reporting and Backup Withholding

The Company generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of Company Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Company Shares and Company warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Company Shares and Company warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Company Shares and Company warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Company shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Company shares or Company warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in Company Shares and Company warrants.

Anticipated Accounting Treatment

The Business Combination and the transactions completed by the Business Combination Agreement will be regarded as a reverse recapitalization in conformity with GAAP as PCIH’s former owner will retain control after the Business Combination. Under this method of accounting, PCIH has been identified as the accounting acquirer (legal acquiree) while Jaws is deemed the accounting acquiree (legal acquirer) for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of PCIH with the Business Combination being treated as the equivalent of PCIH issuing stock for the net assets of Jaws, accompanied by a recapitalization. The net assets of PCIH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of PCIH.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands and Delaware necessary to effectuate the Domestication and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry of Jaws Acquisition Corp. into the Business Combination Agreement, dated as of November 11, 2020 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), by and among Jaws Acquisition Corp., Merger Sub, PCIH and the Seller, the consummation of the transactions contemplated by the Business Combination Agreement, including the issuance of the acquisition consideration thereunder, and the performance by Jaws of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval with Respect to the Business Combination Proposal

The approval of the Business Combination Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority, as of the Record Date, of the Jaws Shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the NYSE Proposal or the Equity Incentive Plan Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

The Sponsor, directors and officers have agreed to vote any ordinary shares owned by them in favor of the Business Combination pursuant to the Sponsor Letter Agreement. As of the Record Date, such shareholders beneficially owned 17,250,000 Class B ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, the Sponsor and Jaws’ directors and officers have not purchased any additional ordinary shares.

Recommendation of the Jaws Board with Respect to the Business Combination Proposal

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

SHAREHOLDER PROPOSAL 3: THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Jaws is asking its shareholders to approve the Cano Health, Inc. 2021 Omnibus Equity Incentive Plan, referred to herein as the “Equity Incentive Plan.” The Jaws Board intends to adopt the Equity Incentive Plan, subject to the approval from the holders of Jaws Shares. If approved, the Equity Incentive Plan will become effective upon the Closing and will be used by the Company following the Closing. Where the interests of PCIH (before the Closing) and the interests of the Company (following the Closing) are the same with respect to the Equity Incentive Plan, the term “Company” will be used.

The Jaws Board believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Jaws Board expects that the Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and providing incentives to these individuals to promote the success of the Company.

Summary of the Equity Incentive Plan

The following is a summary description of the Cano Health, Inc. 2021 Stock Option and Incentive Plan, or the Equity Incentive Plan, as proposed to be adopted by Jaws in connection with the Business Combination. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as Annex L to the proxy statement/prospectus. Jaws stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan.

The purpose of the Equity Incentive Plan is to provide a means whereby the Company can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. In addition, the Jaws Board believes that the ability to grant options and other equity-based awards will help the Company to attract, retain and motivate employees, consultants, and directors and encourages them to devote their best efforts to the Company’s business and financial success.

Approval of the Equity Incentive Plan by Jaws stockholders is required, among other things, in order to: (i) comply with NYSE rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the Equity Incentive Plan.

If this Equity Incentive Plan Proposal is approved by Jaws stockholders, the Equity Incentive Plan will become effective as of the date immediately preceding the date of the Closing. Approval of the Equity Incentive Plan by Jaws stockholders will allow the Company to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by its board of directors or Compensation Committee of the Company following the closing of the Business Combination. The Equity Incentive Plan will also allow the Company to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.

The Company’s employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the Company to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Equity Incentive Plan will provide the Company with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to the Company’s long-term growth and success.

The Jaws Board has approved the award of restricted stock units and stock options to                  executive officers and                  members of senior management under the Equity Incentive Plan, subject to stockholder approval of the Equity Incentive Plan. These awards are shown in the table entitled “New Plan Benefits” below.

Summary of Material Features of the Equity Incentive Plan

The material features of the Equity Incentive Plan include:

•	Initially, the maximum number of shares of Class A common stock that may be issued under the Equity Incentive Plan is 52,000,000 shares;

•

the award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards, cash-based awards, and dividend equivalent rights and is permitted;

•	stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•	the value of all awards awarded under the Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;

•	any material amendment to the Equity Incentive Plan is subject to approval by our stockholders; and

•	the term of the Equity Incentive Plan will expire on the tenth anniversary of the effective date of the Equity Incentive Plan is approved by the Jaws Board.

Information Regarding Equity Incentive Program

It is critical to the Company’s long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the Company to grant stock options and other awards at levels it determines to be appropriate in order to attract new employees, directors and consultants, retain existing employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the Company’s success and ultimately increase stockholder value. The Equity Incentive Plan allows the Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards and dividend equivalent rights to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Company.

If Jaws’ request to approve the Equity Incentive Plan is approved by Jaws stockholders, the Company will initially have                  shares, subject to adjustment for specified changes in the Company’s capitalization, available for grant under the Equity Incentive Plan as of the effective time of the closing of the Business Combination. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the Jaws Board on                    , 2021 and will become effective, subject to stockholder approval, on the date immediately preceding the Closing. The Equity Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The Jaws Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

We have initially reserved 52,000,000 shares of Class A common stock for the issuance of awards under our Equity Incentive Plan. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under our Equity Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of Class A common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) under our Equity Incentive Plan will be added back to the shares available for issuance under our Equity Incentive Plan. The maximum aggregate number of shares of Class A common stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed                shares of Class A common stock. Based upon a price per share of $10.00, the maximum aggregate market value of the Class A common stock that could potentially be issued under the Equity Incentive Plan as of the Closing is $                .

The grant date fair value of all awards made under our Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year for service as a non-employee director shall not exceed $750,000. The closing price of the Company’s shares as of                 was $                .

The Equity Incentive Plan will be administered by the Company’s Compensation Committee (the “Compensation Committee” or the “administrator”). The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in our Equity Incentive Plan will be those full or part-time officers, employees, non-employee directors, and consultants of the Company as selected from time to time by the Compensation Committee in its discretion. As of the date of this proxy statement/prospectus, following the Closing, approximately                individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately                officers,                 employees who are not officers,                 non-employee directors, and                 consultants.

Our Equity Incentive Plan permits the granting of both options to purchase Class A common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the Equity Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the Class A common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of Class A common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of Class A common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each stock appreciation right will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. Our Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation Committee may award restricted shares of Class A common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our Compensation Committee may also grant shares of Class A common stock that are free from any restrictions under our Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A common stock.

The Compensation Committee may grant cash bonuses under the Equity Incentive Plan to participants, subject to the achievement of certain performance goals.

The Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under our Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event to the extent earned as determined in the Compensation Committee’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the excess of the per share cash consideration in the sale event over the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Company shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such award.

The Board may amend or discontinue the Equity Incentive Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of Company stockholders.

No awards may be granted under the Equity Incentive Plan after the date that is ten years from the effective date of the Equity Incentive Plan.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Class A common stock issuable under the Equity Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan, which, subject to approval by Jaws stockholders, will not become effective until the date immediately preceding the date of the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside and/or provide services. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Class A common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Class A common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A common stock at exercise (or, if less, the amount realized on a sale of such shares of Class A common stock) over the exercise price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Class A common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Class A common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Class A common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Class A common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement. The Company generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No grants have been made under the Equity Incentive Plan, however; it is anticipated that certain executive officers and members of senior management of the Company will be granted stock options and restricted stock unit awards under the Equity Incentive Plan in connection with the Business Combination, effective as of and contingent upon the Closing (the “Closing Equity Awards”). The following table summarizes the stock option awards and restricted stock unit awards that are anticipated to be granted in connection with the Business Combination to each NEO, the executive officers as a group, other employees as a group, and the non-employee directors as a group. The value of the awards granted under the Equity Incentive Plan will depend on a number of factors, including the fair market value of Class A common stock on future dates, the exercise decisions made by grantees and the extent to which any applicable performance vesting criteria are achieved. All other future awards to directors, executive officers, employees and consultants under the Equity Incentive Plan are not presently determinable at the date of this proxy statement/prospectus and have not been included in the table below because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator.

Name and Position	Dollar Value ($)(1)	Number of Shares Subject to Stock Options	Number of Shares Subject to RSUs
Dr. Marlow Hernandez, Chief Executive Officer
Dr. Richard Aguilar, Chief Clinical Officer
Mr. David Armstrong, General Counsel and Chief Compliance Officer
All executive officers, as a group
All directors who are not executive officers, as a group
All employees who are not executive officers, as a group

(1)

Amount represents the estimated value of shares subject to RSU awards, based upon a price per share of Class A common stock of $10.00. In accordance with SEC rules, no dollar value has been estimated with respect to stock option awards.

Equity Compensation Plan Information

As of December 31, 2020, Jaws did not maintain any equity compensation plans.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution that the Cano Health, Inc. 2021 Stock Option and Incentive Plan in the form attached as Annex K to the proxy statement/prospectus in respect of the Shareholders Meeting of the Company to be approved and adopted in all respects with effect from the closing of the Business Combination and transactions contemplated by the Business Combination Agreement.”

Vote Required for Approval With Respect to the Equity Incentive Plan Proposal

The approval of the Equity Incentive Plan will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority as of the Record Date of the Jaws Shares that are present and vote on such proposal at the Shareholders Meeting. If the Business Combination is not approved, the Equity Incentive Plan Proposal will not be presented at the Shareholders Meeting. The Equity Incentive Plan will only become effective if the Business Combination is completed. The Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the Shareholders Meeting and, therefore, will not have any impact on the proposals presented at the Shareholders Meeting. However, with respect to the Equity Inventive Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Recommendation of the Jaws Board with Respect to the Equity Incentive Plan Proposal

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

SHAREHOLDER PROPOSAL 4: THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

On                     , 2021, the Jaws Board adopted, subject to the approval by Jaws stockholders, the Cano Health, Inc. 2021 Employee Stock Purchase Plan, or the Employee Stock Purchase Plan. The Jaws Board believes that the adoption of the Employee Stock Purchase Plan will benefit the Company by providing employees with an opportunity to acquire shares of Class A Common Stock and will enable the Company to attract, retain and motivate valued employees.

Based solely on the closing price of Class A ordinary shares reported on the New York Stock Exchange on                , the maximum aggregate market value of the                shares of Class A common stock that could potentially be issued under the Employee Stock Purchase Plan is $                .

Summary of the Material Provisions of the Employee Stock Purchase Plan

The following description of certain provisions of the Employee Stock Purchase Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Employee Stock Purchase Plan, a copy of which is attached hereto as Annex K to the proxy statement/prospectus.

This Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Shares Subject to the Plan. An aggregate of 4,700,000 shares of Class A common stock will be reserved and available for issuance under the Employee Stock Purchase Plan. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the Employee Stock Purchase Plan will be appropriately adjusted. Our Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2022 and each January 1 thereafter by the least of (i) 1% of the number of shares of Class A common stock outstanding on the immediately preceding December 31, (ii) 15,000,000 shares of Class A common stock, or (iii) such lesser number of shares determined by the administrator of the Employee Stock Purchase Plan.

Plan Administration. The Employee Stock Purchase Plan will be administered by the Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the Employee Stock Purchase Plan as it deems advisable.

Eligibility. Any employee of the Company or its designated subsidiaries is eligible to participate in the Employee Stock Purchase Plan so long as the employee is employed for more than 20 hours a week on the first day of the applicable offering period. Individuals who are not contemporaneously classified as employees of the Company or its designated subsidiaries for purposes of the Company’s or applicable designated subsidiary’s payroll system are not considered to be eligible employees of the Company or any designated subsidiary and are not eligible to participate in the Plan. If determined by the administrator, a maximum value may be established whereby, no participant may be granted an option which permits such individual rights to purchase Class A common stock under the Plan to accrue at a rate which exceeds such a value based on the fair market value of such Class A common stock (determined on the option grant date or dates) for each calendar year in which the option is outstanding.

Participation; Payroll Deductions. Participation in the Employee Stock Purchase Plan is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the Employee Stock Purchase Plan. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. There are currently approximately                employees who will be eligible to participate in the Employee Stock Purchase Plan. Once an employee becomes a participant in the Employee Stock Purchase Plan, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the Employee Stock Purchase Plan, becomes ineligible to participate in the Employee Stock Purchase Plan, or his or her employment ceases.

Offering Periods. Unless otherwise determined by the Compensation Committee, each offering of Class A common stock under the Employee Stock Purchase Plan will be for a period of six months, which we refer to as an “offering period.” The first offering period under the Employee Stock Purchase Plan will begin on such date as determined by the administrator of the Employee Stock Purchase Plan. Subsequent offerings under the Employee Stock Purchase Plan will generally begin on the first business day occurring on or after each May 1st and November 1st, and will end on the last business day occurring on or before the following October 31st and April 30th, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Compensation Committee may establish different offering periods or exercise dates under the Employee Stock Purchase Plan.

Exercise Price. On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of Class A common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our Class A common stock on the first day of the offering period and (ii) 85% of the fair market value per share of our Class A common stock on the exercise date. The maximum number of shares of Class A common stock that may be issued to any employee under the Employee Stock Purchase Plan in any offering period shall be determined by the Compensation Committee from time to time.

Subject to certain limitations, the number of shares of Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by the Compensation Committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the beginning of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the Employee Stock Purchase Plan.

Term; Amendments and Termination. The Employee Stock Purchase Plan will continue until terminated by the Company Board. The Company Board may, in its discretion, at any time, terminate or amend the Employee Stock Purchase Plan. Upon termination of the Employee Stock Purchase Plan, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the Employee Stock Purchase Plan is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the amended and restated Employee Stock Purchase Plan in the future are not determinable.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the Employee Stock Purchase Plan. This summary does not purport to be a complete description of all federal tax implications or participation in the Employee Stock Purchase Plan, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the Employee Stock Purchase Plan will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. A participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Upon an employee’s purchase of shares under the Employee Stock Purchase Plan, the Company or its designated subsidiaries will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. There are no U.S. federal income tax consequences to the Company or its designated subsidiaries by reason of the grant of rights under the Employee Stock Purchase Plan.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution that the Cano Health, Inc. 2021 Employee Stock Purchase Plan in the form attached as Annex K to the proxy statement/prospectus in respect of the Shareholders Meeting of the Company to be approved and adopted in all respects with effect from the closing of the Business Combination and transactions contemplated by the Business Combination Agreement.”

Vote Required for Approval With Respect to the Employee Stock Purchase Plan Proposal

The approval of the Employee Stock Purchase Plan will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority as of the Record Date of the Jaws Shares that are present and vote on such proposal at the Shareholders Meeting. If the Business Combination is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the Shareholders Meeting. The Employee Stock Purchase Plan will only become effective if the Business Combination is completed. The Employee Stock Purchase Plan Proposal is not conditioned on the approval and adoption of any other proposal. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the Shareholders Meeting and, therefore, will not have any impact on the proposals presented at the Shareholders Meeting. However, with respect to the Employee Stock Purchase Plan Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Recommendation of the Jaws Board with Respect to the Employee Stock Purchase Plan Proposal

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

SHAREHOLDER PROPOSAL 5: THE CHARTER PROPOSAL

Overview

Jaws shareholders are also being asked to adopt the new Certificate of Incorporation in the form attached hereto as Annex C, which, in the judgment of the Jaws Board, is necessary to adequately address the needs of Jaws following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Amended and Restated Memorandum and Articles of Association of Jaws under Cayman Islands law and the new Certificate of Incorporation under the DGCL, please see “Shareholder Proposal 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Certificate of Incorporation, a copy of which is included as Annex C to this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Jaws Acquisition Corp. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Certificate of Incorporation (copy of which is attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex C) including the authorization of the change in authorized share capital as indicated therein and the change of name to “Cano Health, Inc.’”

Vote Required for Approval With Respect to the Charter Proposal

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Recommendation of the Jaws Board with Respect to the Charter Proposal

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

SHAREHOLDER PROPOSAL 6: THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Jaws’ shareholders are asked to consider and vote upon, on a non-binding advisory basis, four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are not conditioned on the approval of any other proposal.

In the judgment of the Jaws Board, these provisions are necessary to adequately address the needs of Jaws and its stockholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Jaws intends that the Certificate of Incorporation in the form set forth on Annex C will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our Amended and Restated Memorandum and Articles of Association and the proposed Certificate of Incorporation and Bylaws for the Company. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Jaws, attached to this proxy statement/prospectus as Annex B, the complete text of the proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C, and the complete text of the proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication,” “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication” and “Shareholder Proposal 5: The Charter Proposal.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal 6A)	The Existing Organizational Documents authorize 441,000,000 shares, consisting of 400,000,000 Class A ordinary shares, 40,000,000 Class B ordinary shares and 1,000,000 preference shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Class A common stock, shares of Class B common stock and 10,000,000 shares of Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents.	See Article IV of the Certificate of Incorporation.

Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent (Organizational Documents Proposal 6B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder	The Proposed Organizational Documents authorize the Company Board to make issuances of all or any shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Company

	Existing Organizational Documents	Proposed Organizational Documents
	approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	Board and as may be permitted by the DGCL.

	See Article 3.1 of our Existing Organizational Documents	See Article IV.2. of the Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal 6C)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See Article V. Section 8 of the Bylaws.

Corporate Name (Organizational Documents Proposal 6D)	The Existing Organizational Documents provide the name of the company is “Jaws Acquisition Corp.”	The Proposed Organizational Documents will provide that the name of the Company will be “Cano Health, Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal 6D)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by May 18, 2022, Jaws shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our IPO and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to the Company’s ongoing existence; the default under the DGCL will make Cano Health, Inc.’s existence perpetual.

	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Takeovers by Interested Stockholders (Organizational Documents Proposal 6D)	The Existing Organizational Documents do not provide restrictions on takeovers of Jaws by a related shareholder following a business combination.	The Proposed Organizational Documents will have the Company elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders.

See Article X.1. of the Certificate of Incorporation

	Existing Organizational Documents	Proposed Organizational Documents

Waiver of Corporate Opportunities (Organizational Documents Proposal 6D)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for Jaws or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities for the non-employee directors of the Company.

See Article X.2. of the Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal 6D)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

Resolution to be Voted Upon

The full text of the resolution to be passed in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a non-binding advisory resolution, that the proposed Certificate of Incorporation and proposed Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex C and Annex D, respectively), will be approved and adopted with such principal changes as described in Organizational Documents Proposals 6A-D.”

Vote Required for Approval With Respect to the Organizational Documents Proposals

The approval of the Organizational Documents proposals will require the affirmative vote of holders of the majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting. Accordingly, a Jaws shareholders’ failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the governance Organizational Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposal.

As discussed above, a vote to approve the Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Jaws or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, Jaws intends that each of the proposed Certificate of Incorporation and Bylaws of the Company, in the form set forth on Annex C and Annex D of the proxy statement and prospectus, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.

If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

Recommendation of the Jaws Board with Respect to the Organizational Documents Proposals

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT THE JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

ORGANIZATIONAL DOCUMENTS PROPOSAL 6A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal 6A — An amendment to change the authorized capital stock of Jaws from (i) 400,000,000 Class A ordinary shares, 40,000,000 Class B ordinary shares and 1,000,000 preference shares of Jaws to (ii)                 shares of the Class A common stock,                shares of Class B common stock and 10,000,000 shares of Preferred Stock.

As of the date of this proxy statement/prospectus, there are 86,250,000 ordinary shares issued and outstanding, which includes an aggregate of 17,250,000 Class B ordinary shares held by the Sponsor and Jaws’ independent directors. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 33,533,333 Warrants to acquire ordinary shares, which comprise the 10,533,333 Private Placement Warrants held by Sponsor and the 23,000,000 Public Warrants.

In connection with the Business Combination, at the Closing, the Company will issue                 shares of the Company Class B common stock to the Seller for all PCIH Common Units held by the Seller. For further details, see “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

In order to ensure that the Company has sufficient authorized capital for future issuances, including for any Class B common stock held by the Seller which, together with an equal number of PCIH Common Units, will be exchanged for Class A common stock pursuant to the Second Amended and Restated Limited Liability Company Agreement, our board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of the Company change the authorized capital stock of Jaws from (i) 400,000,000 Class A ordinary shares, 40,000,000 Class B ordinary shares and 1,000,000 preference shares of Jaws to (ii)                 shares of Class A common stock of the Company,                 shares of Class B common stock of the Company and 10,000,000 shares of Preferred Stock of the Company.

This summary is qualified by reference to the complete text of the proposed Certificate of Incorporation and proposed Bylaws of the Company, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All stockholders are encouraged to read the proposed Certificate of Incorporation and proposed Bylaws in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of the Company that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Recommendation of the Jaws Board

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 6A.

ORGANIZATIONAL DOCUMENTS PROPOSAL 6B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF THE COMPANY AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal 6B — An amendment to authorize the Company Board to make issuances of any or all shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the Company Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve, on a non-binding advisory basis, Organizational Documents Proposal 6B, which is, in the judgment of our board of directors, necessary to adequately address the needs of the Company after the Business Combination.

Under Organizational Documents Proposal 6A, the number of authorized shares of Preferred Stock of the Company will be 10,000,000 shares. Organizational Documents Proposal 6B will allow for issuance of any or all of these shares of Preferred Stock from time to time at the discretion of the Company Board, as may be permitted by the DGCL, and without further stockholder action, except as it relates to any certificate of designation of any series of Preferred Stock. The shares of Preferred Stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the proposed Certificate of Incorporation and proposed Bylaws of the Company, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All stockholders are encouraged to read the proposed Certificate of Incorporation and proposed Bylaws in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued Preferred Stock may enable the Company Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Class A common stock. If, in the due exercise of its fiduciary obligations, for example, the Company Board was to determine that a takeover proposal was not in the best interests of the Company, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Company Board to issue the authorized Preferred Stock on its own volition will enable the Company to have the flexibility to issue such Preferred Stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Recommendation of the Jaws Board

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 6B.

ORGANIZATIONAL DOCUMENTS PROPOSAL 6C — APPROVAL OF DELAWARE AS EXCLUSIVE FORUM

Overview

Organizational Documents Proposal 6C — An amendment to adopt Delaware as the exclusive forum for certain stockholder litigation.

Our shareholders are also being asked to approve, on a non-binding advisory basis, Organizational Documents Proposal 6C, which is, in the judgment of our board of directors, necessary to adequately address the needs of the Company after the Business Combination.

The proposed Bylaws provides that, (a) unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over any indispensable parties named as defendants. The foregoing shall not apply to any claims arising under the Exchange Act or the Securities Act; and (b) unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

If any action that is the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the foregoing (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

If any provision of the Bylaws becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from the Bylaws, and the court will replace such illegal, void or unenforceable provision of the Bylaws with a valid and enforceable provision that most accurately reflects the Company’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of the Bylaws shall be enforceable in accordance with its terms.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of the foregoing.

This summary is qualified by reference to the complete text of the proposed Bylaws of the Company, a copy of which are attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the proposed Bylaws in its entirety for a more complete description of its terms.

Reasons for the Amendments

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and perceived level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Jaws Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, the Company will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist the Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. The Jaws Board believes that the U.S. federal district courts are best suited to address disputed involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Recommendation of the Jaws Board of Directors

THE JAWS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 6C.

ORGANIZATIONAL DOCUMENTS PROPOSAL 6D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal 6D — An amendment to authorize all other changes in connection with the replacement of the Existing Organizational Documents with the Certificate of Incorporation and Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the corporate name from “Jaws Acquisition Corp.” to “Cano Health, Inc.” (which will occur as part of the Domestication in connection with the Business Combination), (2) making the Company’s corporate existence perpetual, (3) electing to not be governed by Section 203 of the DGCL, (4) granting an explicit waiver regarding corporate opportunities to the non-employee directors of the Company and (5) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Jaws Board believes are necessary to adequately address the needs of the Company after the Business Combination.

Our shareholders are also being asked to approve, on a non-binding advisory basis, Organizational Documents Proposal 6D, which is, in the judgment of the Jaws Board, necessary to adequately address the needs of the Company after the Business Combination.

The Proposed Organizational Documents will provide that the name of the corporation will be “Cano Health, Inc.” However, this name change will occur in connection with the Business Combination and as part of the Domestication and associated adoption of the Proposed Organizational Documents. In addition, the Proposed Organizational Documents will make the Company’s corporate existence perpetual.

The proposed Certificate of Incorporation of the Company explicitly “opts out” of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Organizational Documents will also provide an explicit waiver of corporate opportunities to the non-employee directors of the Company.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because following the consummation of the Business Combination, the Company will not be a blank check company.

Adoption of each of the Organizational Documents Proposals, assuming approval of each of the Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of Jaws’ Existing Organizational Documents with the Company’s Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct Organizational Documents Proposals or otherwise identified in this Organizational Documents Proposal 6D, there are other differences between the Existing and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the

DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if we adopt this Organizational Documents Proposal 6D. Accordingly, we encourage shareholders to carefully review the terms of the proposed Certificate of Incorporation and proposed Bylaws of the Company, attached hereto as Annex C and Annex D, respectively, as well as the information set under the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.”

Reasons for the Amendments

Corporate Name

The Jaws Board believes that changing the post-business combination corporate name from “Jaws Acquisition Corp.” to “Cano Health, Inc.” is desirable to reflect the Business Combination with PCIH and to clearly identify Cano Health, Inc. as the publicly traded entity.

Perpetual Existence

The Jaws Board believes that making the Company’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the Jaws Board believes that it is the most appropriate period for the Company following the Business Combination.

Takeovers by Interested Stockholders

The Proposed Organizational Documents explicitly “opt out” of Section 203 of the DGCL. The Jaws Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of the Company without paying a fair premium to all stockholders. Thus, the Jaws Board has determined that the provisions opting out of Section 203 included in Certificate of Incorporation are in the best interests of the post-combination company.

Waiver of Corporate Opportunities

The Jaws Board believes that granting this waiver is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of the Company and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of the Company. The Jaws Board believes that without such a waiver, qualified directors could be dissuaded from serving on the Company Board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to the Company and its affiliates). The Jaws Board believes that the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for the Company and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable the Company to attract and retain qualified directors.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve the Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Jaws Board believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Jaws’ initial public offering be held in the Trust Account until a business combination or liquidation of Jaws has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Recommendation of the Jaws Board

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 6D.

SHAREHOLDER PROPOSAL 7: THE NYSE PROPOSAL

Overview

The NYSE Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued in connection with the PIPE Investment.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In the Business Combination and PIPE Investment, Jaws currently expects to issue an estimated             shares of Class A common stock (including shares of Class A common stock to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination).

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because the Sponsor currently owns greater than 5% of Jaws’ ordinary shares, the Sponsor is considered a substantial shareholder of Jaws under NYSE Listing Rule 312.03(e).

In the event that this proposal is not approved by Jaws shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Jaws shareholders, but the Business Combination Agreement is not consummated, the Company will not issue such shares of Class A common stock.

Vote Required for Approval With Respect to the NYSE Proposal

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Shareholders Meeting and entitled to vote on such matter. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the Shareholders Meeting and, therefore, will not have any impact on the proposals presented at the Shareholders Meeting. However, with respect to the NYSE Proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules. The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Class A common stock and securities convertible into or exchangeable for Class A common stock in connection with the Business Combination, and the Class A common stock issued with the PIPE Investment be approved.”

Recommendation of the Jaws Board

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

SHAREHOLDER PROPOSAL 8: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the Jaws Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor and Jaws and the Jaws shareholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be submitted at the Shareholders Meeting. See “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Shareholders Meeting and is not approved by the shareholders, the Jaws Board may not be able to adjourn the Shareholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting be approved.”

Recommendation of the Jaws Board

THE JAWS BOARD UNANIMOUSLY RECOMMENDS THAT JAWS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Jaws’ directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Jaws and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Jaws’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled See “Shareholder Proposal 2: The Business Combination Proposal — Interests of Jaws’ Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present the combination of the financial information of JAWS Acquisition Corp. (“Jaws”) and Primary Care (ITC) Intermediate Holdings LLC (“PCIH”), after giving effect to the Business Combination and related adjustments described in the accompanying notes.

•	Business Combination:

At the closing of the Business Combination (the “Closing”), Jaws would cease to be a shell company and, the combined company will operate under the name Cano Health, Inc. (“Cano Health Inc.”). Under applicable accounting standards, PCIH will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization, as PCIH’s former owner will retain control after the Business Combination.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination as if it was completed on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

•	Significant Acquisitions:

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 give pro forma effect to the acquisition by PCIH of Healthy Partners (“HP”) on June 1, 2020 as if it had occurred on January 1, 2020.

•	Tax Receivable Agreement:

Upon the completion of the Business Combination, Cano Health, Inc. will be a party to a tax receivable agreement (the “Tax Receivable Agreement”). Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to Primary Care (ITC) Holdings, LLC (“Seller”), and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to JAWS Sponsor LLC, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Cano Health, Inc. has recorded an estimated tax receivable liability of $33.3 million assuming (1) $465.3 million of cash paid to historical owners of PCIH, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain.

If Seller were to exchange their PCIH equity interests for Cano Health, Inc. Class A common stock at Closing, Cano Health, Inc. would recognize a liability of approximately $1,138.2 million.

•	Debt Paydown:

Per the Business Combination Agreement $400.0 million of the PIPE proceeds will be used to partially pay off PCIH’s debt (“Debt Paydown”).

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any integration costs, tax deductibility of transaction costs, or anticipated synergies resulting from the favorable vendor pricing in the pre-acquisition period of entities acquired by PCIH. These synergies are effective starting on the date of each acquisition and therefore, are not captured in the results for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is subject to a number of uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Jaws and PCIH and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jaws” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health.”

The pro forma information contained herein assumes Jaws’ stockholders approve the proposed Business Combination. Jaws’ stockholders may elect to redeem their shares even if they approve the proposed Business Combination. Jaws’ cannot predict how many of its public stockholders will elect to convert their shares to cash. The actual results will be within the scenarios described below, however, there can be no assurance regarding which scenario will be closest to the actual results.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Cano Health, Inc.’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Cano Health, Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The following unaudited pro forma condensed combined balance sheet is presented under two redemption scenarios, which produce different allocations of the equity of Cano Health, Inc:

•	No Redemption scenario that assumes that none of Jaws’ stockholders exercise redemption rights with respect to their shares for a pro rata portion of the funds contained in the Trust Account; and

•	Maximum Redemption scenario that assumes that Jaws’ stockholders elect to redeem their shares for a pro rata portion of the funds contained in the Trust Account.

The following unaudited pro forma condensed combined statement of operations is presented under no redemption scenario. The only potential impact of the Business Combination on the pro forma condensed combined statement of operations in the maximum redemption scenario relates to the income tax and the allocation of net income or (loss) to non-controlling interests and is disclosed in notes 3(h6) and 3(h7) below.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2020

(thousands, assuming no redemptions)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Consolidated
Assets
Cash and restricted cash	$1,037	$33,807	$516,922	(a)	$551,766
Accounts receivable, net of unpaid service provider costs	—	76,709	—		76,709
Inventory	—	922	—		922
Prepaid expenses and other current assets	187	8,937	—		9,124

Total current assets	1,224	120,375	516,922		638,521
Property and equipment, net	—	38,126	—		38,126
Goodwill	—	234,328	—		234,328
Payor relationships, net	—	189,570	—		189,570
Other intangibles, net	—	36,785	—		36,785
Notes receivable, related parties	—	—	—		—
Cash and marketable securities held in Trust Account	690,307	—	(690,307)	(a)	—
Deferred tax assets	—	—	70,474	(f)	70,474
Other assets	—	4,362	(2,317)	(c)	2,045

Total assets	$691,531	$623,546	$(105,228)		$1,209,849

Liabilities and members’ capital
Current portion of notes payable	—	4,800	(4,800)	(b)	—
Current portion of equipment loans	—	314	—		314
Current portion of capital lease obligations	—	876	—		876
Accounts payable and accrued expenses	—	33,180	—		33,180
Deferred revenue	—	988	—		988
Accrued expenses and current portions due to seller, net	2,180	27,129	(2,180)	(a)	27,129
Other current liabilities	—	1,333	—		1,333

Total current liabilities	2,180	68,620	(6,980)		63,820
Warrant liabilities	90,540	—	—		90,540
Deferred underwriting fee payable	24,150	—	(24,150)	(a)	—
Notes payable, net of current portion, debt discounts and debt issuance costs	—	456,745	(395,200)	(b)	61,545
Equipment loans, net of current portion	—	873	—		873
Capital lease obligations, net of current portion	—	1,580	—		1,580
Deferred rent	—	3,111	—		3,111
Deferred revenue, net of current portion	—	4,277	—		4,277
Due to seller, net of current portion	—	13,976	—		13,976
Contingent considerations, net of current portion	—	5,172	—		5,172
Amounts payable pursuant to Tax Receivable Agreement	—	—	33,306	(g)	33,306
Other liabilities	—	11,648	—		11,648

Total liabilities	116,870	566,002	(393,024)		289,848
Ordinary shares subject to possible redemption	569,661		(569,661)	(d)	—
Members’ capital
Members’ contributions	—	157,591	—		157,591
Accumulated deficit	—	(99,913)	—		(99,913)
Notes receivable, related parties	—	(134)	—		(134)
Total members’ capital allocated to PCIH	—	57,544	(572,959)	(e)	(515,415)
Non-controlling interests	—	—	572,959	(e)	572,959
Shareholders’ equity
Class A ordinary shares	1	—	16	(d)	17
Class B ordinary shares	2	—	29	(d)	31
Additional paid-in capital	33,882	—	850,029	(d)	883,911
Accumulated Deficit	(28,885)	—	7,383	(d)	(21,502)

Total shareholders’ equity/ members’ capital	5,000	57,544	857,457		920,001

Total liabilities and shareholders’ equity/ members’ capital	$691,531	$623,546	$(105,228)		$1,209,849

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2020

(thousands, assuming maximum redemptions)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Consolidated
Assets
Cash and restricted cash	$1,037	$33,807	$411,568	(a)	$446,412
Accounts receivable, net of unpaid service provider costs	—	76,709	—		76,709
Inventory	—	922	—		922
Prepaid expenses and other current assets	187	8,937	—		9,124

Total current assets	1,224	120,375	411,568		533,167
Property and equipment, net	—	38,126	—		38,126
Goodwill	—	234,328	—		234,328
Payor relationships, net	—	189,570	—		189,570
Other intangibles, net	—	36,785	—		36,785
Notes receivable, related parties	—	—	—		—
Deferred offering costs	—	—	—		—
Cash and marketable securities held in Trust Account	690,307	—	(690,307)	(a)	—
Deferred tax assets	—	—	45,377	(f)	45,377
Other assets	—	4,362	(2,317)	(c)	2,045

Total assets	$691,531	$623,546	$(235,679)		$1,079,398

Liabilities and members’ capital
Current portion of notes payable	—	4,800	(4,800)	(b)	—
Current portion of equipment loans	—	314	—		314
Current portion of capital lease obligations	—	876	—		876
Accounts payable and accrued expenses	—	33,180	—		33,180
Deferred revenue	—	988	—		988
Accrued expenses and current portions due to seller, net	2,180	27,129	(2,180)	(a)	27,129
Other current liabilities	—	1,333	—		1,333

Total current liabilities	2,180	68,620	(6,980)		63,820
Warrant liabilities	90,540	—	—		90,540
Deferred underwriting fee payable	24,150	—	(24,150)	(a)	—
Notes payable, net of current portion, debt discounts and debt issuance costs	—	456,745	(395,200)	(b)	61,545
Equipment loans, net of current portion	—	873	—		873
Capital lease obligations, net of current portion	—	1,580	—		1,580
Deferred rent	—	3,111	—		3,111
Deferred revenue, net of current portion	—	4,277	—		4,277
Due to seller, net of current portion	—	13,976	—		13,976
Contingent considerations, net of current portion	—	5,172	—		5,172
Amounts payable pursuant to Tax Receivable Agreement	—	—	8,908	(g)	8,908
Other liabilities	—	11,648	—		11,648

Total liabilities	116,870	566,002	(417,422)		265,450
Ordinary shares subject to possible redemption	569,661	—	(569,661)	(d)	—
Members’ capital
Members’ contributions	—	157,591	—		157,591
Accumulated deficit	—	(99,913)	—		(99,913)
Notes receivable, related parties	—	(134)	—		(134)
Total members’ capital allocated to PCIH	—	57,544	(572,224)	(e)	(514,680)
Non-controlling interests	—	—	572,224	(e)	572,224
Shareholders’ equity
Class A ordinary shares	1	—	12	(d)	13
Class B ordinary shares	2	—	32	(d)	34
Additional paid-in capital	33,882	—	743,977	(d)	777,859
Accumulated Deficit	(28,885)	—	7,383	(d)	(21,502)

Total shareholders’ equity/ members’ capital	5,000	57,544	751,404		813,948

Total liabilities and shareholders’ equity/ members’ capital	$691,531	$623,546	$(235,679)		$1,079,398

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the year ended December 31, 2020

(in thousands, except per share data, assuming no redemptions)

	Jaws (Historical)	PCIH (Proforma Note 3(h1))	Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Consolidated
Revenue
Capitated revenue	$—	$932,758	$—		$932,758
Fee-for-service and other revenue	—	37,103	—		37,103

Total revenue	—	969,861	—		969,861

Operating expenses:
Third-party medical costs	—	665,746	—		665,746
Direct patient expense	—	123,395	769	(h5)	124,164
Operating costs and formation costs	3,177	—	—		3,177
Selling, general and administrative expenses	—	110,256	—		110,256
Depreciation and amortization expense	—	21,229	—		21,229
Transaction costs and other	2,536	42,604	21,502	(h2)	66,642
Fair value adjustment — contingent consideration	—	(1,853)	—		(1,853)
Management fees	—	916	—		916

Total operating expenses	5,713	962,293	22,271		990,277

(Loss) Income from operations	(5,713)	7,568	(22,271)		(20,416)

Interest expense	—	(34,028)	29,134	(h3)	(4,894)
Interest income	307	324	307	(h4)	938
Fair value adjustment — warrant liability	(23,473)	—	—		(23,473)
Loss on extinguishment of debt	—	(23,277)	—		(23,277)
Fair value adjustment — embedded derivative	—	(12,764)	—		(12,764)
Other expenses	—	(422)	—		(422)

Total other expense	(23,166)	(70,167)	29,441		(63,892)

Net loss before income tax expense	(28,879)	(62,599)	7,170		(84,308)
Income tax expense/ (benefit)	—	651	(4,923)	(h7)	(4,272)

Net loss	(28,879)	(63,250)	12,093		(80,036)
Net loss attributable to non-controlling interests	—	—	(54,716)	(h7)	(54,716)

Net loss attributable to Cano Health, Inc.	$(28,879)	$(63,250)	$66,809		$(25,320)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—	97,250,000	(h)	166,250,000
Basic and diluted net income per share, Class A	—	—	—		(0.15)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	—	(17,250,000)	(h)	—
Basic and diluted net (loss) per share, Class B	(1.69)	—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination as if it had been consummated at the beginning of the earliest fiscal year presented and on the condition that there is a reasonable basis for each adjustment in addition to being in management’s opinion, necessary to disclose a fair statement of the pro forma financial information.

PCIH’s historical results reflect the audited consolidated statement of operations for the year ended December 31, 2020 and audited condensed consolidated balance sheet as of December 31, 2020 under GAAP. Jaws’ historical results reflect the audited consolidated statement of operations for the year ended December 31, 2020 and audited condensed balance sheet as of December 31, 2020 under GAAP. HP’s historical results reflect the unaudited condensed combined statement of operations for the year ended May 31, 2020 under GAAP.

Note 2 — Description of the Business Combination

On November 11, 2020, Jaws, Merger Sub, the Seller, and PCIH entered into the Business Combination Agreement, according to which the parties will undertake a series of transactions at the Closing that will result in PCIH becoming a partially owned subsidiary of Cano Health, Inc.

The acquisition of PCIH will be implemented through an “Up-C” structure. Prior to the Closing of the Business Combination, Jaws will be reincorporated in the State of Delaware and become a U.S domestic corporation named Cano Health, Inc. Merger Sub, a wholly owned subsidiary of Jaws, will merge with and into PCIH, with PCIH as the surviving company in the merger. The Seller, the former sole owner and Managing Member of PCIH, will hold approximately 64.9% of voting rights in Cano Health, Inc. and 64.9% of economic rights in PCIH while the former stockholders of Jaws and PIPE investors will hold approximately 35.1% of economic and voting rights in Cano Health, Inc. and 35.1% of economic and 100% of managing rights in PCIH.

The diagram below depicts a simplified version of the combined company following the Closing of the Business Combination:

Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption scenario, the Seller and its equity holders will receive aggregate consideration with a value equal to $3,534.9 million, which consists of (i) $465.3 million of closing cash and (ii) 307.0 million PCIH Common Units valued at $3,069.6 million, based on an assumed unit price of $10.00 per share, together with an equal number of non-economic Class B shares of Cano Health, Inc.

Under the maximum redemption scenario, the Seller and its equity holders will receive aggregate consideration with a value equal to $3,534.9 million, which consists of (i) $129.6 million of closing cash and (ii) 340.5 million PCIH Common Units valued at $3,405.3 million, based on an assumed unit price of $10.00 per share, together with an equal number of non-economic Class B shares of Cano Health, Inc. This scenario assumes that 44.1 million shares of Jaws’ Class B Common Stock are redeemed for an aggregate payment of approximately $441.0 million. The maximum redemption scenario requires that Jaws’ closing cash is at least equal to or greater than $1,025.0 million; provided the cash proceeds available for release from the Trust Account is equal to or greater than $225.0 million pursuant to the Business Combination Agreement.

Following the Closing of the Business Combination, Class A shareholders will own direct controlling interests in the combined results of PCIH and Cano Health, Inc. while the Seller as the sole Class B shareholder will own indirect economic interests in PCIH shown as non-controlling interest in the financial statements of Cano Health, Inc. The indirect economic interests are held by the Seller in the form of PCIH Units that can be redeemed for Class A shares together with the cancellation of an equal number of Class B shares in Cano Health, Inc. The non-controlling interest will decrease as Class B shares and PCIH Units are exchanged for Class A shares in Cano Health, Inc. The respective controlling interests and non-controlling interests in Cano Health, Inc. and PCIH depend on the level of redemptions. The possible range of controlling interests is 26.4% - 35.1% and the possible range of non-controlling interests is 64.9% - 73.6%. For purposes of the unaudited pro forma condensed combined financial information, 35.1% controlling interest and 64.9% non-controlling interests has been used assuming no redemption scenario. For the maximum redemption scenario, 26.4% controlling interest and 73.6% non-controlling interest has been applied.

The following table summarizes the pro forma Class A and Class B shares outstanding under the two scenarios, excluding the potential dilutive effect of the exercise of Warrants.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Jaws Shareholders	69,000,000	14.6%	24,898,600	5.4%
Seller	306,962,694	64.9%	340,528,744	73.6%
Sponsor and its affiliates	17,250,000	3.6%	17,250,000	3.7%
PIPE Investors	80,000,000	16.9%	80,000,000	17.3%

Closing shares	473,212,694	100%	462,677,344	100%

Note 3 – Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

a.	Cash. Represents the impact of the Business Combination on the cash balance of Cano Health, Inc. The table below represents the sources and uses of funds related to the Business Combination:

	Note	No Redemption	Maximum Redemption
Cash balance of Jaws prior to the Business Combination		$1,037	$1,037
Cash balance of PCIH prior to the Business Combination		33,807	33,807
Jaws cash held in Trust Account	(1)	690,307	690,307
PIPE proceeds	(2)	800,000	800,000
Payment to redeeming Jaws stockholders	(3)	—	(441,014)
Payment to the Seller	(4)	(465,307)	(129,647)
Payment of deferred offering costs	(5)	(24,150)	(24,150)
Payment of accrued expenses	(6)	(2,180)	(2,180)
Payment of transaction costs of Jaws	(7)	(43,720)	(43,720)
Payment of transaction costs of PCIH	(7)	(38,028)	(38,028)
Debt paydown from PIPE proceeds	(8)	(400,000)	(400,000)

Adjustment to cash in connection with the Business Combination		516,922	411,568

Ending cash and restricted cash balance		$551,766	$446,412

(1)	Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.
(2)

Represents the issuance, in a private placement (“PIPE”) to be consummated concurrently with the Closing, to third-party investors (“PIPE investors”) of 80.0 million Class A shares at a price of $10 per share.

(3)	Represents the amount paid to Jaws stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.
(4)	Represents the amount of cash paid to the existing equity holders of the Seller at Closing of the Business Combination.
(5)	Represents payment of deferred underwriting fee by Jaws.
(6)	Payment of Jaws’ accrued expenses.

(7)

Reflects the settlement of $81.7 million of transaction costs at close in connection with the Business Combination. Of the total, $21.5 million relates to advisory, legal and other fees to be incurred, $37.7 million relates to capital market advisory expenses, and $22.5 million relates to PIPE fees.

(8)	Reflects Debt Repayment of Cano Health, Inc.’s debt with net cash proceeds from the PIPE financing in an aggregate principal amount of at least $400.0 million.

b.

Debt Represents the impact of the Business Combination on the debt balance, specifically in respect of the net cash proceeds from the PIPE financing in an aggregate principal amount of at least $400.0 million, (as also indicated above per Pro Forma adjustment (a)(8)). The following table represents the impact of the Debt Paydown assuming no and maximum redemptions by Jaws stockholders:

Long-term debt, current portion
Note Payable, current portion	$4,800
Less: Debt paydown, current portion	(4,800)

Total long-term debt, current portion	$—

Long-term debt, net of current portion adjustment
Note Payable, net of current portion	$475,200
Less: Unamortized debt issuance costs	(18,455)
Less: Debt paydown, net of current portion	(395,200)

Total long-term debt, net of current portion adjustment	$61,545

c.	Transaction Costs Represents the reclassification of $2.3 million of prepaid capitalized transaction costs relating to capital markets advisory expenses from other assets to APIC.

d.

Equity The following tables represent the impact of the Business Combination on the number of Class A and Class B shares and represents the total equity section assuming no and maximum redemption scenarios by Jaws stockholders:

No Redemption scenario

	JAWS					PCIH
	Common stock				Jaws ordinary shares subject to possible redemption	Members’ Capital	Notes Receivable	Amount($)	Amount ($)
(in thousands except share data)	Number of Shares		Par Value ($)					Additional Paid in Capital	Retained earnings (Accumulated Deficit)
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	$	$	$
Pre-Transaction — Jaws	12,033,886	17,250,000	1	2	569,661	—	—	33,882	(28,885)
Pre-Transaction — PCIH	—	—	—	—	—	157,591	(134)	—	(99,913)
Pro forma adjustments
Reclassification of redeemable shares to Class A Shares	56,966,114	—	6	—	(569,661)	—	—	569,655	—
Founder shares	17,250,000	(17,250,000)	2	(2)	—	—	—	—	—
PIPE investors	80,000,000	—	8	—	—	—	—	799,992	—
Shares issued to PCIH former equity holders as consideration	—	306,962,694	—	31	—	—	—	(31)	—
Cash to existing PCIH equity holders at Closing	—	—	—	—	—	—	—	(465,307)	—
Estimated PCIH transaction costs	—	—	—	—	—	—	—	(21,663)	(18,682)
Estimated Jaws transaction costs	—	—	—	—	—	—	—	(40,900)	(2,820)
Reclassification of historical retained earnings of Jaws to APIC	—	—	—	—	—	—	—	(28,885)	28,885
Deferred taxes, net of tax receivable agreement	—	—	—	—	—	—	—	37,168	—

Total pro forma adjustments	154,216,114	289,712,694	16	29	(569,661)	—	—	850,029	7,383

Post-Business Combination	166,250,000	306,962,694	17	31	—	157,591	(134)	883,911	(121,415)

Maximum Redemption scenario

	JAWS					PCIH
	Common stock				Jaws ordinary shares subject to possible redemption	Members Units	Notes Receivable	Amount($)	Amount ($)
(in thousands except share data)	Number of Shares		Par Value ($)					Additional Paid in Capital	Retained earnings (Accumulated Deficit)
	Class A Stock	Class B Stock	Class A Stock	Class B Stock	$	$	$
Pre-Transaction — Jaws	12,033,886	17,250,000	1	2	569,661	—	—	33,882	(28,885)
Pre-Transaction — PCIH	—	—	—	—	—	157,591	(134)	—	(99,913)
Pro forma adjustments
Reclassification of redeemable shares to Class A Shares	56,966,114	—	6	—	(569,661)	—	—	569,655	—
Less: redemption of redeemable stock	(44,101,400)	—	(4)	—	—	—	—	(441,010)	—
Founder shares	17,250,000	(17,250,000)	2	(2)	—	—	—	—	—
PIPE investors	80,000,000	—	8	—	—	—	—	799,992	—
Shares issued to PCIH former equity holders as consideration	—	340,528,744	—	34	—	—	—	(34)	—
Cash to existing PCIH equity holders at Closing	—	—	—	—	—	—	—	(129,647)	—
Estimated PCIH transaction costs	—	—	—	—	—	—	—	(21,663)	(18,682)
Estimated Jaws transaction costs	—	—	—	—	—	—	—	(40,900)	(2,820)
Reclassification of historical retained earnings of Jaws to APIC	—	—	—	—	—	—	—	(28,885)	28,885
Deferred taxes, net of tax receivable agreement	—	—	—	—	—	—	—	36,469	—

Total pro forma adjustments	110,114,714	323,278,744	12	32	(569,661)	—	—	743,977	7,383

Post-Business Combination	122,148,600	340,528,744	13	34	—	157,591	(134)	777,859	(121,415)

e.	Equity Adjustments for the non-controlling interest in the Business Combination under no and maximum redemption scenarios:

		No Redemption Scenario			Maximum Redemption scenario
(in thousands except share data)	Total Equity	NCI @64.9%	Controlling Interest @35.1%	Total Equity	NCI @73.6%	Controlling Interest @26.4%
Historical PCIH members’ capital	$57,544	$37,346	$20,198	$57,544	$42,352	$15,192
Historical Jaws stockholders’ equity	574,661	372,955	201,706	574,661	422,950	151,711
Pro forma adjustments
Less: redemption of redeemable stock	—	—	—	(441,014)	(324,586)	(116,428)
PIPE investors’ equity	800,000	519,200	280,800	800,000	588,800	211,200
Cash to existing PCIH equity holders at Closing	(465,307)	(301,984)	(163,323)	(129,647)	(95,420)	(34,227)
Payment of transaction costs	(84,065)	(54,558)	(29,507)	(84,065)	(61,872)	(22,193)
Deferred taxes, net of tax receivable agreement	37,168	—	37,168	36,469	—	36,469

Shareholders’ equity/ members’ capital	920,001	572,959	347,042	813,948	572,224	241,724

Total stockholders’ equity/ members’ capital	$920,001	$572,959	$347,042	$813,948	$572,224	$241,724

f.

Deferred Tax Assets Represents adjustments to reflect applicable deferred tax. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the partnership interests of PCIH. This basis difference primarily results from the Business Combination where Cano Health, Inc. recorded a carryover basis on all assets for financial accounting purposes and a fair value step-up on a portion of the assets for income tax purposes. The $70.5 million adjustment related to the deferred tax asset is assuming: (1) the GAAP balance sheet as of December 31, 2020 adjusted for the pro forma entries described herein, (2) estimated tax basis as of December 31, 2020 adjusted for the pro forma entries described herein, (3) a valuation allowance of $215.1 million (4) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, and (5) no material changes in tax law. The recorded valuation allowance relates to a portion of Cano Health, Inc.’s tax basis in excess of GAAP basis in its partnership interests of PCIH for which Cano Health, Inc. believes it is not more likely than not that it will realize a tax benefit in the future. In case of maximum redemption by Cano Health, Inc.’s stockholders, the impact of the Business Combination on the deferred tax asset will be a decrease of $25.1 million net of an $152.0 million valuation allowance.

g.

Tax Receivable Agreement Upon the completion of the Business Combination, Cano Health, Inc. will be a party to a tax receivable agreement (the “Tax Receivable Agreement”). Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to the JAWS Sponsor LLC, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

The $33.3 million adjustment related to the Tax Receivable Agreement assumes: (1) $465.3 million of cash paid to historical owners of PCIH, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future Tax Receivable Agreement payments. The adjustments to the Tax Receivable Agreement have been recorded as an adjustment to stockholder equity as these adjustments arise from an equity transaction of the combined company. Jaws anticipates that it will account for the income tax effects resulting from future taxable exchanges of PCIH Common Units by historical owners of PCIH for Cano Health, Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Jaws will evaluate the likelihood that Jaws will realize the benefit represented by the deferred tax asset, and, to the extent that Jaws estimates that it is more likely than not that Jaws will not realize the benefit, Jaws will reduce the carrying amount of the deferred tax asset with a valuation allowance.

In case of maximum redemption by holders of Jaws Class A ordinary shares and, therefore, $129.6 million of cash paid to historical owners of PCIH, the impact of the Business Combination adjustment related to the Tax Receivable Agreement will be a decrease of $24.4 million.

The Tax Receivable Agreement will be accounted for as contingent liabilities, with amounts accrued when considered probable and reasonably estimable. We recorded adjustments relating to the items described in clauses (i) through (iv) above, as follows:

(1)

We have recorded an increase of $70.5 million in deferred tax assets/liabilities related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement (see Note 3(f)).

(2)

We have recorded $33.3 million in liabilities under the Tax Receivable Agreement based on our estimate of the aggregate amount that we will pay to historical owners of PCIH and JAWS Sponsor LLC under the Tax Receivable Agreement.

(3)

We have recorded an increase to additional paid-in capital of $37.2 million, which is equal to the difference between the increase in deferred tax assets and the increase in liabilities under the Tax Receivable Agreement (see Note 3(d)).

Due to the uncertainty as to the amount and timing of future exchanges of PCIH Common Units held by the Seller (“Continuing Company Units”, as defined in the Business Combination Agreement), by historical owners of PCIH, as applicable, and as to the price per share of Cano Health Inc Class A shares at the time of any such exchanges, the unaudited pro forma condensed consolidated financial information do not assume exchanges of Continuing Company Units have occurred. Therefore, no increases in tax basis in PCIH’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. However, if all of the Continuing Company Units were exchanged (in each case, together with a corresponding number of shares of Cano Health Inc. Class B Common Stock), respectively, immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $1,090.4 million and a non-current liability of approximately $1,104.9 million based on our estimate of the aggregate amount that we will pay under the Tax Receivable Agreement as a result of such future exchanges, assuming: (i) a price of $10 per share; (ii) a constant corporate tax rate of 24.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Assuming no change in the other assumptions, a $1.00 increase (decrease) in the assumed price per share would increase (decrease) the incremental deferred tax asset and non-current liability that we would recognize if all of Continuing Company Units were exchanged, respectively, immediately following the completion of this offering by approximately

$23.0 million and $94.1 million, respectively. Assuming no change in the other assumptions, if only 50% of Continuing Company Units were exchanged (rather than all), respectively, immediately following the completion of this offering we would recognize only 50% of the incremental deferred tax asset and non-current liability that we would recognize if all of Continuing Company Units were exchanged, respectively. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Continuing Company Units, as applicable, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A shares at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

h.	The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(1)

The following table provides the pro forma statement of operations of PCIH for the year ended December 31, 2020 as if HP had been acquired on January 1, 2020. HP was acquired by PCIH on June 1, 2020. The pro forma results do not include any anticipated cost synergies or other effects of the planned integration of HP.

	Year Ended December 31, 2020	Five Months Ended May 31, 2020	Pro Forma Transaction Accounting Adjustments		Year Ended December 31, 2020
					PCIH Pro Forma
	PCIH	HP		Note 3
Revenue
Capitated revenue	$794,164	$138,594	$—		$932,758
Fee-for-service and other revenue	35,203	1,900	—		37,103

Total revenue	829,367	140,494	—		969,861

Operating expenses:
Third-party medical costs	564,987	100,759	—		665,746
Direct patient expense	102,284	21,111	—		123,395
Selling, general and administrative expenses	103,962	6,294	—		110,256
Depreciation and amortization expense	18,499	243	2,487	(aa)	21,229
Transaction costs and other	42,604	—	—		42,604
Fair value adjustment - contingent consideration	65	(1,918)	—		(1,853)
Management fees	916	—	—		916

Total operating expenses	833,317	126,489	2,487		962,293

(Loss) Income from operations	(3,950)	14,005	(2,487)		7,568

Interest expense	(34,002)	(26)	—		(34,028)
Interest income	320	4	—		324
Loss on extinguishment of debt	(23,277)	—	—		(23,277)
Fair value adjustment - embedded derivative	(12,764)	—	—		(12,764)
Other (expense) income	(450)	28	—		(422)

Total other (expense) income	(70,173)	6	—		(70,167)

Net (loss) income before income tax expense	(74,123)	14,011	(2,487)		(62,599)
Income tax expense	651	—	—		651

Net (loss) income	(74,774)	14,011	(2,487)		(63,250)

Net (loss) income attributable to non-controlling interests	—	—	—		—

Net (loss) income attributable to Cano Health, Inc.	$(74,774)	$14,011	$(2,487)		$(63,250)

(aa) Adjustment to include amortization expense for five months in the year ended December 31, 2020 related to the intangible assets of HP acquired by PCIH.

(2)

Adjustment to transaction costs and other of $21.5 million relates to advisory, legal and other fees to be incurred during the Business Combination. These transaction expenses are not expected to be incurred beyond 12 months following the Business Combination.

(3)	Adjustments to interest expense for the PCIH Debt Refinancing:

Year ended December 31, 2020
Elimination of PCIH historical interest expense	$(34,002)
Interest expense on the new Term Loan	4,312
Amortization expense on the new Term Loan	556

Net pro forma adjustment to interest expense	$(29,134)

A 1/8% increase or decrease in interest rates would result in the following interest expense:

Year ended December 31, 2020
Variable interest rate +1/8%	$4,412
Variable interest rate -1/8%	4,213

(4)	Adjustments for the elimination of interest income held in the Trust Account

Year ended December 31, 2020
Elimination of interest income	$307

Net pro forma adjustment to interest income	$307

(5)	Adjustments for stock-based compensation expense on accelerated vesting of Profit Interest Units:

Year ended December 31, 2020
Historical compensation expense	$528
Compensation expense on accelerated vesting (Pro forma adjustment)	241

Net compensation expense included in selling, general and administrative expenses	$769

(6)	Adjustments for the non-controlling interest in the Business Combination:

	December 31, 2020
	No redemption scenario (64.9%)	Maximum redemption scenario (73.6%)
Pro forma income before taxes	$(84,308)	$(84,308)
Less: Loss attributable to legacy PCIH shareholders	—	—

Net pro forma income before income taxes	(84,308)	(84,308)

Non-controlling interest pro forma adjustment	(54,716)	(62,051)
Add: Loss attributable to legacy PCIH shareholders	—	—

Pro forma income attributable to non-controlling interest	$(54,716)	$(62,051)

(7)	Effective tax rate:

Adjustment to eliminate the historical tax expense (benefit) of Jaws and PCIH and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 5.22% for the year ended December 31, 2020, which was applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest is pass-through income. However, the effective tax rate of Cano Health, Inc. could be different depending on post-Business Combination activities.

Under maximum redemption scenario the income tax benefit is $3.0 million for the year ended December 31, 2020.

i.	Adjustments for earnings per share included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020:

As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of $166.3 million and $122.1 million of Class A shares outstanding assuming no redemptions and maximum redemption, respectively. The Seller’s Class B shares do not participate in the earnings or losses of Cano Health, Inc. and, therefore, are not participating securities. Given that the conversion of Class B shares results in no change to pro forma EPS on a diluted basis, the 307.0 million and 340.5 million of Class B shares are not included in the diluted number of shares, assuming no redemptions and maximum redemption, respectively.

Additionally, Warrants that are currently outstanding, such as the 33.5 million Warrants to purchase Class A shares in Cano Health, Inc. issued with the closing of Jaws’ Initial Public Offering, have been excluded as these instruments would be anti-dilutive to pro forma EPS.

For the year ended December 31, 2020

			ASSUMING NO REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	Jaws (Historical)	PCIH (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except share and per share data)
Net (loss) income attributable to Cano Health, Inc.	$(28,879)	$(74,774)	$78,333		$(25,320)	$84,445	$(19,208)
Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—	97,250,000	[1]	166,250,000	44,101,400	122,148,600
Basic and diluted net loss per share, Class A2	—	—	—		(0.15)	—	(0.16)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	—	(17,250,000)		—	(17,250,000)	—
Basic and diluted net (loss) per share, Class B	(1.69)	—	—		—	—	—

[1]

Represents 17.3 million Class A shares of Cano Health, Inc. issued upon conversion of the existing Jaws Class B Founder ordinary shares. The Class B Founder ordinary shares automatically convert into shares of Class A shares concurrently with the consummation of the Business Combination on a one-for-one basis; and 80.0 million Class A shares issued concurrent with the Closing to PIPE investors.

[2]

Management determined that presenting EPS in the PCIH historical financial statements would not be useful to the users of the financial statements. PCIH does not have any issued common stock or units which are akin to common stock. PCIH membership capital historically consists of non-subordinated contributions from its sole member, the Seller.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the historical comparative per share information of Jaws Acquisition Corp (“Jaws”), on a stand-alone basis and the unaudited pro forma combined per share information for the year ended December 31, 2020, after giving effect to the Business Combination, assuming no redemptions and maximum redemptions.

The pro forma earnings information for the year ended December 31, 2020 were computed as if the Business Combination and the Private Placement had been completed on January 1, 2020.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of Jaws and Primary Care (ITC) Intermediate Holdings LLC (“PCIH”) and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Jaws and PCIH would have been had the companies been combined during the period presented.

The following table sets forth:

•	Historical per share information of Jaws for the fiscal year ended December 31, 2020, and;

•

Unaudited pro forma per share information of the combined company for the fiscal year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

The No Redemptions scenario assumes that no Jaws shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

•

The Maximum Redemptions scenario assumes that Jaws shareholders redeem 44 million shares at $10.00 per share, for an aggregate payment of approximately $441.0 million of their Class A ordinary shares for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

			Pro Forma Combined
	Jaws	PCIH(2)	No Redemptions	Maximum Redemptions
Book Value per Share as of the last day of the year ended December 31, 2020(1)	$0.07	N/A	$5.53	$6.66
Net (loss) income per Common Share — Basic and diluted for the fiscal year 2020(3)	$(1.69)	N/A	$(0.15)	$(0.16)

[1]	Book value per share = (Total shareholders’ equity / shares outstanding)
[2]	Given PCIH’s equity structure, the calculation of EPS memberships units is not a valuable metric, and therefore is omitted
[3]	No adjustments to the number of shares need to be made for Warrants in the diluted pro forma EPS calculation due to their anti-dilutive effect

INFORMATION ABOUT JAWS

Overview

Jaws was incorporated as a Cayman Islands exempted company on December 27, 2019 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more operating businesses or entities.

Jaws is an early stage and emerging growth company and, as such, Jaws is subject to all of the risks associated with early stage and emerging growth companies.

Significant Activities Since Inception

As of December 31, 2020, Jaws had not commenced any operations. All activity through December 31, 2020 relates to the Jaws’ formation, the IPO, and identifying a target company for a Business Combination. Jaws will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. Jaws generates non-operating income in the form of interest income from the proceeds derived from the IPO.

The registration statement for the IPO was declared effective on May 13, 2020. On May 18, 2020, Jaws consummated the IPO of 69,000,000 units, including the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 units, at $10.00 per unit, generating gross proceeds of $690,000,000.

Simultaneously with the closing of the IPO, Jaws consummated the sale of 10,533,333 private placement warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $15,800,000.

Transaction costs amounted to $37,748,594, consisting of $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards Jaws’ offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs. In addition, at December 31, 2020, cash of $1,037,124 was held outside of the Trust Account and is available for working capital purposes.

Following the closing of the IPO on May 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants was placed in a Trust Account which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Jaws meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Jaws, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Jaws’ management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. So long as Jaws’ securities are then listed on the NYSE, the Company’s initial business combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts and taxes payable on the income earned) at the time of the signing of the agreement to enter into a business combination. The Company will only complete a business combination if the post business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that Jaws will be able to complete the Business Combination successfully.

Jaws will provide the holders of its issued and outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether Jaws will seek shareholder approval of a Business Combination or conduct a tender offer will be made by Jaws, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Jaws to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions Jaws will pay to the underwriters. There will be no redemption rights upon the completion of the Business Combination with respect to Jaws’ warrants.

Jaws’ units began trading on May 1, 2020 on the NYSE under the symbol “JWS.U.” Commencing on July 2, 2020, the securities comprising the units began separate trading. The ordinary shares and warrants are trading on the NYSE under the symbols “JWS” and “JWS WS,” respectively.

Effecting a Business Combination

General

Jaws is not presently engaged in and Jaws will not engage in, any substantive commercial business until it completes the Business Combination with PCIH or another target business.

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that Jaws acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Jaws’ initial business combination. The fair market value of the target or targets will be determined by the Jaws Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the Jaws Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “Shareholder Proposal 2: The Business Combination Proposal — Satisfaction of 80% Test,” the Jaws Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Jaws is seeking shareholder approval of the Business Combination at the Shareholders Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Amended and Restated Memorandum and Articles of Association and the laws of the Cayman Islands. Unlike other blank check companies in which the initial shareholders agree to vote their Class B ordinary shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and its directors and officers have agreed in the Sponsor Letter Agreement (i) to vote (a) the 17,250,000 Class B ordinary shares held by the Sponsor and Jaws’ independent directors and (b) any other ordinary shares owned by the Sponsor or Jaws’ directors and officers, in favor of the Business Combination; and (ii) to not redeem any Jaws Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed.

Jaws will proceed with a business combination if Jaws has net tangible assets of at least $5,000,001 upon such consummation of a business combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon and who vote at a shareholder meeting, are voted in favor of the business combination. If a shareholder vote is not required by law and Jaws does not decide to hold a shareholder vote for business or other reasons, Jaws will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a business combination. If, however, shareholder approval of the transactions is required by law, or Jaws decides to obtain shareholder approval for business or reasons, Jaws will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If Jaws seeks shareholder approval in connection with a business combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Class B ordinary shares and any Public Shares purchased during or after the IPO in favor of approving a business combination.

Notwithstanding the above, if Jaws seeks shareholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of Jaws.

Despite the net tangible asset condition and the Minimum Cash Condition, Jaws may be able to complete the Business Combination even if a majority of Jaws’ Public Shareholders do not agree with the Business Combination and have redeemed their shares or if Jaws has entered into privately negotiated agreements for investors to sell their shares to Jaws’ Sponsor, directors and officers, advisors or their affiliates.

The initial shareholders have agreed to waive their redemption rights with respect to any Class B ordinary shares and Public Shares held by them in connection with (i) the completion of the Company’s initial Business Combination and (ii) a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period (defined below) or (B) with respect to any other provision relating to the rights of holders of the Public Shares.

Please refer to the section entitled “Risk Factors — Risks Related to the Business Combination and Jaws” for more information.

Liquidation if No Business Combination

Jaws will have until May 18, 2022 to complete a business combination (the “Combination Period”). If Jaws has not completed a business combination within the Combination Period, Jaws will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Jaws to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Jaws’ remaining shareholders and Jaws’ board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to Jaws’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Jaws’ warrants, which will expire worthless if Jaws fails to complete a Business Combination within the Combination Period.

The amount in the Trust Account (less approximately $                representing the aggregate nominal par value of the Public Shares) under the Cayman Islands Companies Act will be treated as share premium which is distributable under the Cayman Islands Companies Act provided that immediately following the date on which the proposed distribution is proposed to be made, Jaws is able to pay its debts as they fall due in the ordinary course of business. If Jaws is forced to liquidate the Trust Account, Jaws anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, Jaws would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. Jaws cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Jaws enters an insolvent liquidation. Furthermore, while Jaws will seek to have vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Jaws waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Jaws, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The initial shareholders have agreed to waive their liquidation rights with respect to the Class B ordinary shares if Jaws fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if Jaws fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event Jaws does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the IPO price per unit ($10.00).

Pursuant to the Business Combination Agreement, PCIH has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Jaws’ Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any certain distributions therefrom) except, in each case with respect to claims that PCIH or its affiliates may have in the future against Jaws’ assets or funds that are not held in the Trust Account (other than distributions to Public Shareholders) and claims against any other person (or any affiliate thereof) that is party to an alternative business combination consummated by Jaws.

If Jaws is unable to complete the Business Combination and expends all of the net proceeds of Jaws’ IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $                    based on the value of the Trust Account as of                , 2021.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Jaws’ creditors which would be prior to the claims of the Public Shareholders. Although Jaws has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Jaws engages execute agreements with Jaws waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Jaws’ assets, including the funds held in the Trust Account.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to Jaws if and to the extent any claims by a third party for services rendered or products sold to Jaws, or a prospective target business with which Jaws has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under Jaws’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Jaws will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for Jaws’ independent registered public auditors), prospective target businesses or other entities with which Jaws does business, execute agreements with Jaws waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

We currently have two executive officers, Joseph Dowling and Michael Racich. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination.

We do not intend to have any full time employees prior to the completion of our initial business combination. Also, Barry Sternlicht, as chairman, will not have day-to-day control of our affairs and shall not be involved in our day-to-day operations.

Facilities

Jaws maintains its executive offices at Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139. The cost for use of this space is included in the $10,000 per month fee Jaws pays to an affiliate of the Sponsor for office space, administrative and support services which will be paid through the earlier of the consummation of a business combination or Jaws’ liquidation. Jaws considers its current office space adequate for its current operations. Upon completion of the Business Combination, the principal executive offices of the Company will be located at 9725 NW 117th Avenue, Suite 200, Miami, FL 33178.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Jaws or any members of its management team in their capacity as such.

DIRECTORS, OFFICERS, EXECUTIVE

COMPENSATION AND CORPORATE GOVERNANCE OF JAWS

PRIOR TO THE BUSINESS COMBINATION

Management and Jaws Board

Jaws’ current directors and officers are as follows:

Name	Age	Title
Barry S. Sternlicht	60	Chairman
Joseph L. Dowling	55	Chief Executive Officer
Michael Racich	48	Chief Financial Officer
Douglas I. Ostrover	57	Director
Michael Baldock	56	Director
Benjamin Weprin	41	Director

Barry S. Sternlicht serves as the Chairman of Jaws Acquisition Corp. and is a well-known entrepreneur and operator with an extensive deal-making history. He founded Starwood Capital in 1991, serving as Chairman and Chief Executive Officer. Starwood Capital is a private alternative investment firm focused on global real estate, hotel management, oil and gas and energy infrastructure with over $60 billion of assets under management as of November 30, 2020. Through the Starwood Capital platform, Mr. Sternlicht has created several multi-billion public market companies, ranging from traditional real estate to branded hospitality.

Throughout Mr. Sternlicht’s career, he has focused on capitalizing on emerging consumer trends; either directly via core operating assets or indirectly through Starwood Capital’s real estate portfolio. He has also executed several marquee public market transactions to enhance the scale of his core platform – including the creation and expansion of Starwood Property Trust (NYSE: STWD), the creation and growth of Starwood Hotels & Resorts Worldwide (formerly NYSE: HOT), the spin-off and growth of Invitation Homes (NYSE: INVH) and the formation of Equity Residential (NYSE: EQR). Similarly, he has been involved in numerous private market consumer businesses as an early investor.

Mr. Sternlicht currently serves as the Chairman and Chief Executive Officer of STWD, a leading, diversified real estate finance company with over $17 billion in enterprise capitalization; and was the first mortgage REIT launched post-the GFC. Since inception in 2009, Mr. Sternlicht guided STWD through a steady evolution with over $61 billion in deployed capital, evolving from a pure-play commercial lender to a diversified commercial REIT with residential lending, commercial mortgage servicing, property ownership and energy infrastructure lending. In addition, Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc., a non-listed, public-reporting real estate investment trust that invests primarily in stabilized, income-oriented commercial real estate and debt secured by commercial real estate.

Mr. Sternlicht also has deep operating expertise, serving as the Chairman, from January 1995 through May 2005, and as the Chief Executive Officer, from January 1995 through September 2004, of HOT; a period in which the share price appreciated at a compound annual growth rate of 16%. Over his tenure as Chief Executive Officer, he grew the total equity market capitalization of HOT from less than $8 million to approximately $10 billion. As Chief Executive Officer, Mr. Sternlicht executed several key acquisitions, including Westin Hotels and ITT Corp., and created the W Hotel concept and St. Regis brand.

Outside of his public market experience, Mr. Sternlicht has made a variety of investments in the consumer sector. Most notably, he has created a number of independent hotel brands, including Baccarat Hotels, 1 Hotels and Treehouse Hotels, which are operated by SH Hotels & Resorts, a hotel brand management company and an affiliate of Starwood Capital. In addition to these investments, Mr. Sternlicht has invested in various consumer facing companies, including ThirdLove, a women’s clothing brand, Lyft, a ride share application, 2ndMD, which offers medical second opinions with virtual online consultations, Bonobos, an e-commerce-driven apparel company, Palantir, which specializes in big data analytics, Parachute Home, a premium home essentials brand, Little Spoon, a direct-to-consumer organic baby food, Away, a modern travel brand, and Wish, a mobile e-commerce platform. ThirdLove, Parachute Home, Little Spoon, and Away are women-led companies.

Mr. Sternlicht’s other public market experience includes:

•

Serving as Chairman Nominee of Jaws Mustang Acquisition Corporation (NYSE: JWSM), a special purpose acquisition company which filed a registration statement for its initial public offering in January 2021;

•	Serving as Chairman of Jaws Spitfire Acquisition Corporation (NYSE: SPFR), a special purpose acquisition company which successfully conducted its initial public offering in December 2020;

•

Serving as a Director of INVH, the largest publicly-traded investor, owner and operator of single-family homes in the U.S. INVH was formed via the spin-off of Starwood Waypoint Residential Trust from STWD in 2014; and the subsequent mergers with Colony American Homes and Invitation Homes;

•	Serving as a Director of The Estée Lauder Companies, a multinational manufacturer and marketer of prestige skincare, makeup, fragrance and hair care products, since 2004;

•	Serving as a Director of A.S. Roma, the professional Italian football club based in Rome, from 2014 to 2020;

•	Serving as the Chairman of the Board of Baccarat, S.A., a French manufacturer of fine crystal glassware located in Baccarat, France, from 2005 to 2018;

•

Serving as Chairman of TRI Pointe Group (NYSE: TPH), a leading builder of new homes spun out from a Starwood private fund, from the IPO until 2017, including through its $2.8 billion merger with Weyerhaeuser Company in 2014;

•	Serving as a Director for Restoration Hardware (NYSE: RH), a luxury brand in home furnishings, from IPO in 2012 through 2014;

•

Serving as Founder and Chairman of iStar (NYSE: STAR; formerly Starwood Financial), the manager and largest owner of Safehold (NYSE: SAFE), which specializes in ground leases. Mr. Sternlicht served as Chairman until 2001; subsequently serving as a Director until 2003; and

•	Serving as a Director of Equity Residential (NYSE: EQR) from 1993 through 1998 after contributing a portfolio of apartment buildings in return for a 20% stake.

Joseph L. Dowling is the Chief Executive Officer of Jaws Acquisition Corp. Mr. Dowling also currently serves as the Global Co-Head of Blackstone Alternative Asset Management (BAAM), a unit of Blackstone Group Inc. He is primarily responsible for overseeing BAAM’s investment activities going forward. BAAM invests in primarily liquid and semi-liquid investment strategies for institutional and retail investors seeking attractive risk-adjusted returns. BAAM manages $78 billion of assets under management and is the global market leader in allocating to hedge funds. Prior to joining BAAM in January 2021, Mr. Dowling served as the Chief Executive Officer of Brown University’s endowment from 2018 to 2021 after serving as Chief Investment Officer from 2013 to 2018. In this role, he was responsible for the University’s endowment. Mr. Dowling also served as the interim Chief Financial Officer of Brown University, overseeing the University’s $1.2 billion budget from June 2019 until January 2020 in addition to holding his endowment position. Pending approval by Brown’s governing body, Mr. Dowling will serve on a volunteer basis as a member of the Brown University’s Investment Committee going forward.

At the endowment, Mr. Dowling oversaw asset allocation, manager selection and direct investments. Brown University’s endowment is allocated across a wide variety of asset classes spanning public and private equity to other alternative asset classes, including traditional absolute return strategies and real assets. The Brown endowment had outstanding results under Mr. Dowling’s stewardship. Pursuant to data compiled by Cambridge Associates, as of October 21, 2019, the Brown endowment delivered performance in the top quartile of college and university endowments and number one in the Ivy League during Mr. Dowling’s tenure. In addition, the endowment’s trailing 5-year risk-adjusted return (as measured by the Sharpe ratio) ranked in the top 5% of the data compiled by Cambridge Associates. Mr. Sternlicht also served on the university’s investment committee from 2013 to 2019.

Prior to joining Brown University’s endowment, Mr. Dowling was the Founder and Chief Executive Officer of Narragansett Asset Management LLC. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and endowments. From 2006 to 2013, Narragansett managed Mr. Dowling’s personal capital. Mr. Dowling is an Advisory Board Member of Jaws Estates Capital, the family office of Barry S. Sternlicht and an affiliate of our Sponsor, and the Harbor Funds, a Director of Third Point Reinsurance Ltd and Director of Integrated Electrical Services, Inc. Other prior work experience includes the First Boston Corporation, Tudor Investments and Oracle Partners, L.P.

Michael Racich is the Chief Financial Officer of Jaws Acquisition Corp. Since 2010, Mr. Racich has also served as the Chief Financial officer of Jaws Estates Capital LLC, the family office of Barry S. Sternlicht, our Chairman. Previously, Mr. Racich was a director at Frydland Stevens LLC from 2007 to 2014 and also worked for Jaws Estates Capital LLC from 2005 to 2007. While at Frydland Stevens LLC, Mr. Racich advised Jaws Estates Capital LLC on tax related issues and was responsible for preparing Jaws Estates Capital LLC’s tax filings. Mr. Racich graduated from Villanova University in 1994 with a Bachelor of Science in Accountancy.

Douglas I. Ostrover has agreed to serve on the board of directors of Jaws Acquisition Corp. He is the Co-Founder of Owl Rock Capital Partners LP (“Owl Rock Capital Partners”) and also serves as Chief Executive Officer and Co-Chief Investment Officer of Owl Rock Capital Advisors LLC (the “Adviser”), Owl Rock Technology Advisors LLC (“ORTA”) and Owl Rock Capital Private Fund Advisors LLC (“OPRFA,” and together with the Adviser, ORTA and Owl Rock Capital Partners, “Owl Rock”), and is a member of the Investment Committee of each of Owl Rock Capital Corporation, Owl Rock Capital Corporation II and Owl Rock Technology Finance Corp. In addition, Mr. Ostrover has served on the boards of Owl Rock Capital Corporation and Owl Rock Capital Corporation II since 2016, on the board of Owl Rock Technology Finance Corp. since 2018 and on the board of Owl Rock Capital Corporation III since 2020. Prior to co-founding Owl Rock, Mr. Ostrover was one of the founders of GSO Capital Partners (“GSO”), Blackstone’s alternative credit platform, and a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (“CSFB”). Prior to his role as Chairman, Mr. Ostrover was Global Co-Head of CSFB’s Leveraged Finance Group, during which time he was responsible for all of CSFB’s origination, distribution and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives and distressed securities. Mr. Ostrover was a member of CSFB’s Management Council and the Fixed Income Operating Committee. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. Mr. Ostrover had been a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in non-profit organizations including serving on the board of directors of the Michael J. Fox Foundation. Mr. Ostrover is also a board member of the Brunswick School. Mr. Ostrover received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from New York University Stern School of Business.

Michael Baldock has agreed to serve as a director of Jaws Acquisition Corp. Since February 2020, he has also served as the Chief Financial Officer and a director of Abcam plc, a life science tools company. From November 2008 to February 2020, Mr. Baldock was a founding partner at Ondra Partners, an independent financial advisory firm. Prior to that, from 2004 to 2007, he was a Managing Director, Global Head of Healthcare and Head of Investment Banking, Americas for HSBC, a global universal bank. From 2000 to 2004, he was a

Partner of Lazard Freres & Co LLC, a financial advisory and asset management firm. Mr. Baldock received an A.B. in Social Studies from Harvard College.

Benjamin Weprin has agreed to serve as a director of Jaws Acquisition Corp. In October 2008, he founded AJ Capital Partners, a private real estate company based in Chicago, Illinois, and has served as the Chief Executive Officer since. AJ Capital Partners acquires, develops and operates hospitality assets and businesses with a focus on luxury lodging investments. Mr. Weprin also founded Adventurous Journeys LP in 2008 and has served as its Chief Executive Officer since. He is also the founder of Graduate Hotels and has served as its Chief Executive Officer since its creation in 2014. Mr. Weprin received an M.B.A. from Northwestern University Kellogg School of Management and a B.A. in Business Administration from University of Tennessee-Knoxville.

Number, Terms of Office and Election of Officers and Directors

The Jaws Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Ben Weprin, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Michael Baldock and Douglas I. Ostrover, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Barry S. Sternlicht, will expire at our third annual meeting of shareholders.

The Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for election to the Jaws Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the Jaws Board and serve at the discretion of the Jaws Board, rather than for specific terms of office. The Jaws Board is authorized to appoint persons to the offices set forth in our Amended and Restated Memorandum and Articles of Association as it deems appropriate. Our Amended and Restated Memorandum and Articles of Association provide that our officers may consist of one or more chairmen of the board, chief executive officers, a president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Jaws Board.

Director Independence

The NYSE listing standards require that a majority of the Jaws Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Jaws Board has determined that Douglas I. Ostrover, Michael Baldock and Benjamin Weprin are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we have paid and will pay $10,000 per month to an affiliate of our sponsor for office space, secretarial and administrative services provided to us. In addition, our sponsor, executive officers and directors, or any of their respective affiliates have been and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that are made to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account.

Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the Jaws Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Jaws Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may remain directors or negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Jaws Board

The Jaws Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The Jaws Board has an audit committee. Douglas I. Ostrover, Michel Baldock and Benjamin Weprin serve as members of the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to certain exceptions. Each of Douglas I. Ostrover, Michel Baldock and Benjamin Weprin is independent under the NYSE listing standards and applicable SEC rules.

Michael Baldock serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE, and the Jaws Board has determined that Douglas I. Ostrover, Michel Baldock and Benjamin Weprin each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary purposes of our audit committee are to assist the Jaws Board’s oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; and

•	the performance of our internal audit function.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	monitoring compliance on a quarterly basis and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

The audit committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee

The Jaws Board has established a compensation committee. The members of our compensation committee are Douglas I. Ostrover, Michael Baldock and Benjamin Weprin, with Benjamin Weprin serving as chairman of the compensation committee. Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Douglas I. Ostrover, Michael Baldock and Benjamin Weprin are independent.

The primary purposes of our compensation committee are to assist the Jaws Board in overseeing our management compensation policies and practices, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee is governed by a charter that complies with the rules of the NYSE. This charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The Jaws Board has established a nominating and corporate governance committee. The members of our nominating and corporate governance are Douglas I. Ostrover, Michael Baldock and Benjamin Weprin, with Douglas I. Ostrover serving as chairman of the nominating and corporate governance committee. Our board of directors has determined that each of Douglas I. Ostrover, Michael Baldock and Benjamin Weprin are independent.

The primary purposes of our nominating and corporate governance committee will be to assist the Jaws Board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Jaws Board candidates for nomination for election at the annual meeting or to fill vacancies on the Jaws Board;

•	developing, recommending to the Jaws Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Jaws Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

The Jaws Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting (or, if applicable, a special meeting). Our shareholders that wish to nominate a director for election to the Jaws Board should follow the procedures set forth in our Amended and Restated Memorandum and Articles of Association.

We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Jaws Board.

Code of Ethics

Jaws has adopted a Code of Ethics applicable to our directors, officers and employees.

How to Obtain the Code of Ethics and Committee Charters

Jaws has filed a copy of our Code of Ethics as an exhibit to the registration statement relating to our IPO. You will be able to review our Code of Ethics and the charters of the committees of the Jaws Board by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us.

Corporate Governance Guidelines

The Jaws Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the Jaws Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines has been posted on the Jaws website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JAWS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Jaws prior to the consummation of the Business Combination. The following discussion and analysis of Jaws’ financial condition and results of operations should be read in conjunction with Jaws’ consolidated financial statements and notes to those statements included in this proxy statement/ prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 27, 2019 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our shares, debt or a combination of cash, equity and debt.

The registration statement for our Initial Public Offering was declared effective on May 13, 2020. On May 18, 2020, we consummated the Initial Public Offering of 69,000,000 units, including 9,000,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $690.0 million, and incurring offering costs of $37,748,594, consisting of $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application toward our offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, we consummated a private placement of 10,533,333 private placement warrants to the sponsor at a price of $1.50 per private placement warrant, generating gross proceeds of $15.8 million.

Upon the closing of the Initial Public Offering and the private placement, $690.0 million ($10.00 per unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placement were placed in the trust account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account as described below. Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the private placement, although substantially all of the net proceeds are intended to be applied toward identifying and consummating an initial business combination.

If we are unable to complete a business combination within 24 months from the closing of the Initial Public Offering, or May 18, 2022 (unless we submit and our shareholders approve an extension of such date), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Our Amended and Restated Memorandum and Articles of Association provide that, if we wind up for any other reason prior to the consummation of the initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

Proposed Business Combination

On November 11, 2020, we entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated therein, the “Business Combination”), by and among Jaws, Jaws Merger Sub, LLC, a newly formed Delaware corporation and our wholly-owned subsidiary, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company. Concurrently with the Business Combination, we will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”).

For additional information regarding the Business Combination, see the registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Jaws initially filed with the Securities and Exchange Commission (“SEC”) on January 25, 2021.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2020 were organizational activities, necessary to prepare for the IPO, described below, and after the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2020, we had a net loss of $28,879,692, which consisted of operating expenses of $3,176,907, transaction costs of $2,536,382, and a change in fair value of warrant liability of $23,473,333, offset by interest earned on investments held in the Trust Account of $306,930.

For the period from December 27, 2019 (inception) through December 31, 2019, we had a net loss of $5,288, which consisted of formation and operating expenses.

As a result of the restatement described in Note 2 of the notes to the Jaws Acquisition Corp. financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. We have also expensed a portion of transaction costs which directly related to the Initial Public Offering and Private Placement and were previously recorded net of proceeds received within shareholders’ equity. A portion of the transaction costs related to the warrants were expensed using a relative fair value approach.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, the Jaws’ only source of liquidity was an initial purchase of Class B ordinary shares by our Sponsor and loans from our Sponsor.

On May 18, 2020, we consummated the Initial Public Offering of 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 10,533,333 Private Placement Warrants to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of $15,800,000.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $690,000,000 was placed in the Trust Account. We incurred $37,748,594 in transaction costs, including $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards our offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs in connection with the Initial Public Offering and the sale of the Private Placement Warrants.

For the year ended December 31, 2020, net cash used in operating activities was $1,153,781. Net loss of $28,879,692 was impacted by interest earned on investments of $306,930, formation expenses paid by the Sponsor of $3,413, and transaction costs incurred and attributed to the warrants of $2,536,382. Changes in operating assets and liabilities provided $25,493,046 of cash from operating activities.

At December 31, 2020, we had investments held in the Trust Account of $690,192,093.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions), to complete the Business Combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.

At December 31, 2020, we had cash of $1,037,124 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination.

Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its interest in PCIH. See the risk factor entitled “Risk Factors — Risks Related to the Business Combination and Jaws — The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in PCIH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement or pay dividends.”

Related Party Transactions

Class B Ordinary Shares

On December 27, 2019, we issued one of our Class B ordinary shares to the sponsor for no consideration. On January 17, 2020, the sponsor paid $25,000 to cover certain of our offering costs in consideration of 11,500,000 Class B ordinary shares, par value $0.0001. On April 24, 2020, May 8, 2020 and May 13, 2020, we effected share capitalizations resulting in the sponsor holding an aggregate of 17,250,000 Class B ordinary shares. In May 2020, the sponsor transferred 25,000 Class B ordinary shares to each of the independent directors on our board of directors. Of the 17,250,000 shares outstanding as of December 31, 2020, the sponsor owned an aggregate of 17,175,000 Class B ordinary shares and the independent directors owned an aggregate of 75,000 Class B ordinary shares.

The Class B ordinary shares will automatically convert into Class A ordinary shares upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Jaws in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the sponsor upon conversion of working capital loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

The holders of the Class B ordinary shares agreed not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (i) one year after the completion of the initial business combination or (ii) the date on which Jaws completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of Jaws’ shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except to certain permitted transferees). Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any Class B ordinary shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Class B ordinary shares will be released from the lock-up restrictions.

Private Placement

Simultaneously with the closing of the Initial Public Offering, Jaws consummated the private placement of 10,533,333 private placement warrants at a price of $1.50 per warrant to the sponsor, generating gross proceeds of $15.8 million. Each private placement warrants is exercisable for one Class A ordinary share at a price of

$11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the Initial Public Offering to be held in the trust account. If we do not complete a business combination within 24 months from the closing of the Initial Public Offering, the private placement warrants will expire worthless. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees.

Related Parties Loans

The sponsor had agreed to loan us up to $300,000 (the “Note”) to be used for the payment of costs related to the Initial Public Offering. The Note was non-interest bearing, unsecured and was due on the earlier of December 31, 2020 or the closing of the Initial Public Offering. Jaws had borrowed $274,059 under the Note, which was fully repaid upon the closing of the Initial Public Offering on May 18, 2020.

In addition, in order to finance transaction costs in connection with a business combination, the sponsor or an affiliate of the sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Notwithstanding the foregoing, the Business Combination Agreement does not permit Working Capital Loans to convert into warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Administrative Service Fee

We agreed, commencing on the effective date of the Initial Public Offering through the earlier of our consummation of a business combination or our liquidation, to pay an affiliate of the sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. For the year ended December 31, 2020, we incurred and paid $80,000 in fees for these services.

Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on May 18, 2020, the holders of the Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Deferred Underwriting Fees

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $12,900,000, net of the $900,000 reimbursed by the underwriters to us for expenses incurred in connection with the Initial Public Offering. The underwriters are entitled to a deferred fee of $0.35 per unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes- Oxley Act for the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

We intend to assess the internal controls of our target business or businesses prior to the completion of the Business Combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO and the sale of the private placement warrants held in the trust account have been invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-balance Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted for Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer

Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

DESCRIPTION OF THE COMPANY’S SECURITIES

The following summary of certain provisions of the Company securities does not purport to be complete and is subject to the proposed Certificate of Incorporation, the proposed Bylaws and the provisions of applicable law. Copies of the proposed Certificate of Incorporation and the proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized and Outstanding Stock

The Certificate of Incorporation will authorize the issuance of                 shares, consisting of:

•	10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	shares of Class A common stock, par value $0.0001 per share; and

•	shares of Class B common stock, par value $0.0001 per share.

Class A Common Stock

Upon completion of the Business Combination, we expect that there will be 166,250,000 shares of Class A common stock outstanding, assuming that (i) no Public Shares are redeemed in connection with the Business Combination and (ii) none of the Class B common stock and PCIH Common Units are exchanged for Class A common stock. All shares of Class A common stock are fully paid and non-assessable. In connection with the Business Combination, the Class B ordinary shares held by the Sponsor will be converted into shares of Class A common stock of the Company.

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class B common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all net assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class B Common Stock

Upon completion of the Business Combination, there will be 306,962,694 shares of Class B common stock outstanding, with PCIH holding any shares of Class B common stock in treasury that are not issued to the Seller. All shares of Class B common stock to be issued in connection with the Business Combination will be fully paid and non-assessable.

Voting rights. Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class B common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B common stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class B common stock will not participate in any dividends declared by the Company Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company.

Other rights. The holders of shares of Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.

Issuance and Retirement of Class B common stock. In the event that any outstanding share of Class B common stock ceases to be held directly or indirectly by a holder of a PCIH Common Unit, such share will automatically be transferred to the Company and cancelled for no consideration. The Company will not issue additional shares of Class B common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of PCIH Common Units in accordance with the governing documents of PCIH.

Preferred Stock

No shares of Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Certificate of Incorporation will authorize the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock and the Class B common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any Preferred Stock.

Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO or 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase a multiple of three units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the

Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Common Stock

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

for a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A common stock for each whole warrant. Finally, as reflected in the table above, if the warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in other offerings by special purpose acquisition companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for shares of Class A common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under the section entitled “— Redemption of Warrants for Cash.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A common stock, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a “premium” to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. And for this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A common stock). If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise prices of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Class A common stock is increased by a share capitalization payable in Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of Class A common stock equal to the product of (i) the number of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A common stock.

Whenever the number of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement related to the Jaws IPO, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement” to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Units.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Notwithstanding the foregoing, the Business Combination Agreement does not permit such loans to convert into warrants.

Our Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement,” transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

Dividends

We did not declare any dividend in the past and the Company Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the shares of Class A common stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Company Board.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its interest in PCIH. We intend to cause PCIH to make distributions to holders of PCIH Common Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The Second Amended and Restated Limited Liability Company Agreement will provide that pro rata cash distributions be made to holders of PCIH Common Units (including the Company) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement.” The Company anticipates that the distributions it will receive from PCIH may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Company’s Class A common stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding PCIH Common Units, to maintain one-for-one parity between PCIH Common Units held by the Company and shares of Class A common stock of the Company. See the risk factor entitled “Risk Factors — Risks Related to the Business Combination and Jaws — The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in PCIH, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement or pay dividends.”

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock. The Certificate of Incorporation will provide that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or Shareholders Meeting of such stockholders and may not be effected by any consent in writing by such holders. See also “Risk Factors — Risks Related to the Business Combination and Jaws — Delaware law and the Company’s Certificate of Incorporation and bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A common stock remains listed on

NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation will provide that the Company Board will determine the number of directors who will serve on the board, subject to the rights set forth in the Investor Agreement. Upon adoption of the Certificate of Incorporation, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Company Board.

In addition, the Certificate of Incorporation will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Agreement and any rights of the holders of Preferred Stock. For more information on the Investor Agreement, see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Agreement.”

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL.

Quorum

The Bylaws will provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation will provide that special meetings of stockholders may be called only by or at the direction of a majority of Company Board.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be                of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholders (as defined in the Bylaws) so long as the Investor Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws will provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation will provide that Article V, Article VI, Article VII, Article VIII and Article IX therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66-2/3% supermajority vote for stockholders to amend the Bylaws;

•	the provisions providing for a classified Company Board (the election and term of directors);

•	the provisions regarding filling vacancies on the Company Board and newly created directorships;

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the

Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Bylaws will provide that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Bylaws. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the Jaws’ or PCIH’s respective directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

Jaws has entered into a registration rights agreement with respect to the Class B ordinary shares, Private Placement Warrants and warrants issued upon conversion of Working Capital Loans (if any), which agreement will terminate upon the execution of the Investor Agreement. At the Closing, the Company will enter into the Investor Agreement, pursuant to which, among other things, the Sponsor. InTandem, Cano America and each of the directors and executive officers of the Company immediately after the Effective Time will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A common stock and warrants to purchase Class A common stock issued pursuant to the Domestication. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Agreement.” The PIPE Investors also have certain customary registration rights pursuant to the PIPE Investment.

Listing

The Company has applied to list the Class A common stock and the Public Warrants on NYSE under the symbol “CANO” and “CANO WS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of (i) Jaws as of                     , 2021 (pre-Business Combination) and (ii) the Company immediately following the completion of the Business Combination (post-Business Combination), assuming No Redemptions, and alternatively that 44,101,400 Class A ordinary shares of Jaws are redeemed, by:

•

each person known by Jaws to be the beneficial owner of more than 5% of the shares of Jaws Shares or the beneficial owner of more than 5% of the shares of the Company’s common stock upon completion of the Business Combination;

•	each of Jaws’ officers and directors;

•	each person who will become an officer or is nominated to become a director of the Company upon completion of the Business Combination; and

•	all officers and directors of the Company as a group prior to the completion of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of shares of the Company’s common stock immediately following completion of the Business Combination has been determined based on the following assumptions: (i) there will be an aggregate of 86,250,000 ordinary shares of Jaws (including Class B ordinary shares) issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been converted into shares of Class A common stock of the Company upon completion of the Business Combination, (ii) an aggregate of 80,000,000 shares of Class A common stock will have been issued to the PIPE Investors, (iii) approximately 306,962,694 shares of PCIH Common Units and an equal number of shares of Class B common stock will have been issued to the Seller upon the consummation of the Business Combination (iv) the distribution by Seller to its members and by Cano America to its members immediately following the completion of the Business Combination of the PCIH Common Units and Class B common stock; and (v) each of the other assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139.

The information in the table below for Pre-Business Combination Jaws Shares does not include shares underlying the Private Placement Warrants held or to be held by Jaws’ officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

	Company Shares Post-Business Combination
	Jaws Shares		Assuming No Redemption			Assuming Maximum Redemption
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Voting Control	Shares of Class A Common Stock	Shares of Class B Common Stock(2)	% of Total Voting Power(3)	Shares of Class A Common Stock	Shares of Class B Common Stock(2)	% of Total Voting Power(3)
Jaws Sponsor, LLC	17,175,000	19.9%	17,175,000	—	3.6%	17,175,000	—	3.7%
Barry S. Sternlicht(4)	17,175,000	19.9%	17,175,000	—	3.6%	17,175,000	—	3.7%
Joseph L. Dowling	—		—	—	—	—	—	—
Michael Racich	—		—	—	—	—	—	—
Douglas I. Ostrover	25,000	*	25,000	—	*	25,000	—	*
Michael Baldock	25,000	*	25,000	—	*	25,000	—	*
Benjamin Weprin	25,000	*	25,000	—	*	25,000	—	*
All pre-Business Combination Jaws officers and directors as a group (six individuals)	17,250,000	20.0%	17,250,000	—	3.7%	17,250,000	—	3.7%
ArrowMark Colorado Holdings LLC(5)	10,555,378	12.2%	13,705,378	—	2.9%	13,705,378	—	3.0%
Diameter Capital Management LLC (6)	3,620,167	4.2%	3,620,167	—	6.8%	3,620,167	—	0.8%
Suvretta Capital Management, LLC(7)	4,000,000	4.6%	6,000,000	—	1.8%	6,000,000	—	1.3%
FMR LLC(8)	8,625,940	10.0%	33,625,940	—	7.1%	33,625,940	—	7.3%
Citadel Advisors LLC(9)	5,199,745	6.0%	6,199,745	—	1.3%	6,199,745	—	1.3%
Named Executive Officers and Director Nominees of the Company Post-Business Combination
Marlow Hernandez (10)	—	—	—	21,946,047	4.6%	—
Brian D. Koppy	—	—	—	—	—	—	—	—
Richard Aguilar	—	—	—	10,965,336	2.3%	—
David Armstrong	—	—	—	—	—	—	—	—
Elliot Cooperstone (11)				160,346,083	33.8%
Lewis Gold	—	—	—	—		—	—
Jacqueline Guichelaar	—	—	—	—	—	—	—	—
Angel Morales (12)	—	—	—	6,927,841	1.5%	—
Alan Muney	—	—	—	—	—	—	—	—
Kim M. Rivera	—	—	—	—	—	—	—	—
Solomon Trujillo (13)	—	—	—	13,648,538	2.9%	—

*	Less than one percent.
(1)	Includes Class A ordinary shares and Class B ordinary shares.
(2)

Class B common stock will entitle the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement, the PCIH Common Units, together with an equal number of shares of Class B common stock, are exchangeable for either cash or shares of Class A common stock on a one-for-one basis from and after the one-year anniversary of the Closing, subject to earlier termination upon the occurrence of certain events.

(3)

Represents percentage of voting power of the holders of Class A common stock and Class B common stock of the Company voting together as a single class. See “Description of the Company’s Securities — Class B Common Stock.”

(4)

The Sponsor is the record holder of the securities reported herein. Barry S. Sternlicht controls the Sponsor, and as such has voting and investment discretion with respect to the securities held by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor.

(5)

Represents the Class A ordinary shares beneficially owned by ArrowMark Colorado Holdings LLC (“ArrowMark”) according to the Schedule 13G/A filed by ArrowMark with the SEC on February 16, 2021, indicating that ArrowMark has the sole voting and dispositive power with respect to 10,555,378 Class A ordinary shares. The business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(6)

Represents the Class A ordinary shares beneficially held by Diameter Capital Partners LP, a Delaware limited partnership (“Diameter”) based solely on the Schedule 13G filed by Diameter with the SEC on February 16, 2021 (the “Diameter 13G”). According to the Diameter 13G, Diameter has the sole voting and dispositive power with respect to 3,620,167 Class A ordinary shares. Diameter Capital GP LLC, a Delaware limited liability company, is the general partner of Diameter (“Diameter Capital”) and therefore has beneficial ownership of Class A ordinary shares directly owned by Diameter. Scott K. Goodwin is a managing member of Diameter Capital and therefore Mr. Goodwin has beneficial ownership of Class A ordinary shares directly owned by Diameter. Jonathan Lewinsohn is a managing member of Diameter Capital and therefore Mr. Lewinsohn has beneficial ownership Class A ordinary shares directly owned by Diameter. The business address of each of Diameter Capital Partners LP, Scott K. Goodwin, and Jonathan Lewinsohn is 24 West 40th Street, 5th Floor, New York, NY 10018.

(7)

Represents the Class A ordinary shares held by Suvretta Capital Management LLC (“Suvretta”) based solely on the Schedule 13G/A filed by Suvretta with the SEC on February 16, 2021 (the “Suvretta 13G”). The Suvretta 13G indicates that (i) Suvretta and Aaron Cowen, a United States citizen, beneficially own and have shared voting and dispositive power with respect to 4,000,000 Class A ordinary shares and sole voting and dispositive power with respect to no Class A ordinary shares and (ii) Suvretta Master Fund, Ltd., a Cayman Island corporation, beneficially owns and has shared voting and dispositive power with respect to 3,953,310 Class A ordinary shares and sole voting and dispositive power with respect to no Class A ordinary shares. The Business address of Suvretta and Aaron Cowen is 540 Madison Avenue, 7th Floor, New York, New York 10022 and the business address of Suvretta Master Fund, Ltd., is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(8)

Represents the Class A ordinary shares held by Fidelity Management & Research Company LLC (“FMR”) based solely on the Schedule 13G/A filed by FMR with the SEC on February 9, 2021 (the “FMR 13G”). The FMR 13G indicates that FMR is the beneficial owner of 8,624,940 shares of Class A ordinary Shares with the sole power to vote or to direct the vote of 1,333,893 shares of Class A ordinary shares and with the sole power to dispose or to direct the disposition of 8,624,940 shares of Class A ordinary shares. Abigail P. Johnson is the Director, Chairman and Chief Executive Officer of FMR and therefore may be a beneficial owner of the shares of Class A ordinary shares directly owned by FMR. Ms. Johnson and other members of the Johnson family are the predominant owners, directly or through trusts, of the voting power of FMR. Accordingly, members of the Johnson family, including Ms. Johnson, may be deemed to form a controlling group. The business address of FMR and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(9)

Represents the Class A ordinary shares held by Citadel Advisors LLC (“Citadel Advisors”) based solely on the Schedule 13G filed by Citadel Advisors with the SEC on February 1, 2021 (the “Citadel 13G”). The Citadel 13G indicates that Citadel Advisors is the beneficial owner of 5,167,446 shares of Class A ordinary shares. Citadel Advisors Holdings LP, a Delaware partnership (“CAH”), is the sole member of Citadel Advisors and therefore has beneficial ownership of the shares of Class A ordinary shares directly owned by Citadel Advisors. Citadel GP LLC, a Delaware limited liability company (“CGP”), is the general partner of CAH and therefore has beneficial ownership of the shares of Class A ordinary shares directly owned by Citadel Advisors. Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”) is the beneficial owner of 32,299 shares of Class A ordinary shares. CALC IV LP, a Delaware partnership (“CALC4”), is the non-member manager of Citadel Securities and therefore has beneficial ownership of the shares of Class A ordinary shares directly owned by Citadel Securities. Citadel Securities GP LLC, a Delaware limited liability company (“CSGP”), is the general partner of CALC4 and therefore has beneficial ownership of the shares of Class A ordinary shares directly owned by Citadel Securities. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and CSGP, and therefore may be a beneficial ownership of 5,199,745 shares of Class A ordinary shares. The business address of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(10)

Represents the shares of Class B common stock held by Dr. Hernandez, directly or through a trust established for Dr. Hernandez’s estate planning purposes. Dr. Hernandez has sole voting and dispositive power with respect to all of these shares and therefore is a beneficial owner of these shares.

(11)

Mr. Cooperstone is the Founder and Managing Partner of ITC Rumba LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(12)

Represents the shares of Class B common stock held by a trust established for Mr. Morales’s estate planning purposes. Mr. Morales’s spouse and mother are co-trustees of the trust, have shared voting and dispositive power with respect to all of these shares and therefore are beneficial owners of these shares. Mr. Morales expressly disclaims beneficial ownership as to any of these shares, except to the extent of his pecuniary interest therein.

(13)	Represents the shares of Class B common stock held by Trujillo Group, LLC. Mr. Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

PCIH Related Person Transactions

Advisory Services Agreement

In December 2016, PCIH and InTandem Capital Partners, LLC, or InTandem Capital Partners, entered into an advisory services agreement whereby InTandem Capital Partners provides financial, management consulting and other operational services to PCIH. Elliot Cooperstone, who is expected to serve as a director of the Company following the Business Combination, is the Founder and Managing Partner of InTandem Capital Partners. InTandem Capital Partners is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out-of-pocket expenses. Upon the completion of an acquisition by PCIH, an advisory fee of 2% of the enterprise value of such transaction will be due to InTandem Capital Partners. The advisory services agreement will terminate upon the consummation of the Business Combination or a material breach by InTandem Capital Partners of any of its obligations under the agreement. During the year ended December 31, 2020, PCIH incurred approximately $5.4 million in expenses pursuant to the advisory services agreement, approximately $0.9 million in management fees and approximately $0.1 million in other fees.

Administrative Service Agreement

On April 23, 2018, PCIH entered into a new Administrative Services Agreement with Dental Excellence Partners, LLC a dental group comprised of four consolidated dental practices. Pursuant to the Administrative Services Agreement, Dental Excellence Partners, LLC licensed the trademark to the name Cano Dental from the Company. PCIH received a fixed monthly administrative fee amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, PCIH entered into an amendment to this agreement and modified the administrative fee. During the years ended December 31, 2020 and 2019, PCIH recognized income from these amendments of approximately $0.6 million and $0.6 million, respectively, and was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statement of operations. As of December 31, 2020 no balance was due to PCIH in relation to these agreements, and as of December 31, 2019, approximately $0.3 million was due and recorded in the caption accounts receivable.

As part of this agreement, PCIH agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of PCIH. During the years ended December 31, 2020 and 2019, PCIH was charged approximately $2.4 million and $1.8 million, respectively for these services. As of December 31, 2020 no balance was due in relation to these services to Dental Excellence Partners, LLC and as of December 31, 2019 $0.1 million was due and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets. PCIH holds no ownership interest in Dental Excellence Partners. Dental Excellence Partners, LLC is a dental provider contracted with the company to provide services to PCIH’s members (in certain of PCIH’s locations) unlike PCIH’s independent physician and group practice affiliates, that provide services to members in their locations. Dental Excellence Partners is paid a per member per month fee for services and does not share in shared savings unlike PCIH’s independent physician and group practice affiliates.

General Contractor Agreements

As of December 31, 2020, PCIH has entered into various general contractor agreements with Cano Builders USA Inc., an entity that is controlled by a family member of Dr. Marlow Hernandez, who is expected to serve as an executive officer and a director of the Company following the Business Combination, to perform leasehold improvements at various of PCIH’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance totaled approximately $7.3 million for the year ended December 31, 2020.

Jaws Related Person Transactions

Class B Ordinary Shares

On December 27, 2019, Jaws issued one of its Class B ordinary shares to the Sponsor for no consideration. On January 17, 2020, the Sponsor paid $25,000 to cover certain offering costs of Jaws in consideration of 11,500,000 Class B ordinary shares, par value $0.0001. On April 24, 2020 and May 8, 2020 and May 13, 2020, Jaws effected share capitalizations resulting in the Sponsor holding an aggregate of 17,250,000 Class B ordinary shares. In May 2020, the Sponsor transferred 25,000 Class B ordinary shares to each of the independent directors on the Jaws Board. Of the 17,250,000 shares outstanding as of December 31, 2020, the Sponsor owned an aggregate of 17,175,000 Class B ordinary shares and the independent directors owned an aggregate of 75,000 Class B ordinary shares.

Under the Existing Organizational Documents, the Class B ordinary shares will automatically convert into Class A ordinary shares upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Jaws in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

The holders of the Class B ordinary shares agreed not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (i) one year after the completion of the initial business combination or (ii) the date on which Jaws completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of Jaws’ shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except to certain permitted transferees). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Class B ordinary shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Class B ordinary shares will be released from the lock-up restrictions.

Private Placement

Simultaneously with the closing of the IPO, Jaws consummated the private placement of 10,533,333 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $15.8 million. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Jaws does not complete a business combination within 24 months from the closing of the IPO, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Parties Loans

The Sponsor had agreed to loan Jaws up to $300,000 (the “Note”) to be used for the payment of costs related to the IPO. The Note was non-interest bearing, unsecured and was due on the earlier of December 31, 2020 or the closing of the IPO. Jaws had borrowed $274,059 under the Note, which was fully repaid upon the closing of the IPO on May 18, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Jaws’ officers and directors may, but are not obligated to, loan Jaws funds as may be required (the “Working Capital Loans”). If Jaws completes a business combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to Jaws. In the event that a business combination does not close, Jaws may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Notwithstanding the foregoing, the Business Combination Agreement does not permit Working Capital Loans to convert into warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Administrative Service Fee

Jaws agreed, commencing on the effective date of the IPO through the earlier of Jaws’ consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. For the year ended December 31, 2020, Jaws incurred and paid $80,000 in fees for these services.

Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on May 18, 2020 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the Original Registration Rights Agreement will terminate upon the execution of the Investor Agreement. (See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Agreement”).

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•

Second Amended and Restated Limited Liability Company Agreement (see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement”);

•	Tax Receivable Agreement (see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Tax Receivable Agreement”);

•	Sponsor Letter Agreement (see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement”);

•	Investor Agreement (see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Agreement”); and

•	Equity Incentive Plan (see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Equity Incentive Plan”).

Statement of Policy Regarding Transactions with Related Persons

The Company will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s audit committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination — Related Person Policy of the Company.”

Indemnification of Directors and Officers

The Certificate of Incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Charter will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of Jaws’ or PCIH’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

INFORMATION ABOUT CANO HEALTH

Unless otherwise indicated or the context otherwise requires, references in this section to “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.

We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our approximately 106,000 members across 14 markets, through our 222 employed providers (physicians, nurse practitioners, physician assistants) and 398 clinical support employees at our 71 owned medical centers and relationships with over 500 affiliate providers, as of December 31, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health—Key Performance Metrics” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate relationships. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients alike—the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.

Founded in 2009 by Dr. Marlow Hernandez to address an unmet need for quality care in his hometown community, we provide access to high-quality care to primarily underserved and dual-eligible populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payers.

We operate in the $800 billion Medicare market, which is growing at 8% annually, with a focus on the $270 billion Medicare Advantage market, which is growing at 14% annually and is supported by robust industry tailwinds. For instance, according to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, resulting in an increase of approximately $1 billion in our total addressable market each week. Within Medicare, Medicare Advantage penetration is projected to grow from 34% of the market for Medicare in 2020 to 50% in 2025 and enjoys broad bipartisan political support. Within the Medicare market, we focus almost exclusively on value-based care payment models, which has potential market growth of greater than 30% annually. There has been a rapid shift toward value-based care within Medicare, as value-based care aligns incentives of providers, payers and patients, drives better care and superior patient experiences and allows providers to achieve profitability by improving member health outcomes. Despite this shift, only a few providers are currently able to effectively and efficiently supply this demand, and we are one of the leading value-based care providers in the nation.

Our Strengths

Putting members first: We focus on a Medicare-eligible population, which generally has consistent and clinically-cohesive needs and which we believe represents a population base where we can have the greatest positive impact while improving member outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. Within the Medicare population that we serve, a majority are dual-eligible (i.e., eligible for both Medicare and Medicaid)—a complex population that accounts for a disproportionate amount of healthcare spending and is challenging to manage due to physical, behavioral and social issues that impact health. It is with this population, who traditionally lacks access to high-quality primary care and preventive services, where we have the greatest impact by creating customized care plans that directly address healthcare needs.

Our proprietary care management platform: CanoPanorama, our proprietary population health management technology-powered platform, enables us to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). In 2019, the Healthcare Effectiveness Data and Information Set, or HEDIS, quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Strong payer relationships: We predominantly enter into capitated contracts with the nation’s largest payers (including health plans and CMS) to provide holistic, comprehensive healthcare. We predominantly recognize defined per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients—the more we improve health outcomes, the more profitable we will be over time. Moreover, due to the clinical outcomes that we have achieved, we have been ranked as the top provider in our markets by multiple health plans. We have developed a special relationship with Humana Inc., or Humana, a market leader among Medicare Advantage plans. We are both the largest and highest quality provider for Humana in Florida, its largest Medicare Advantage market, serving more than 57,000 Humana members. We are working with Humana to replicate our successful outcomes in other markets and have recently entered into expansion agreements with them which provides a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024.

Multi-pronged growth strategy: We have experienced strong growth through our flexible, multi-pronged strategy in both new and existing markets. We have a proven track record of organic growth, having consistently grown membership approximately 40% organically annually between 2017 and 2020. We have successfully developed de novo medical centers, including 16 medical centers in the 24 months ending December 30, 2020. Organic growth has been further fueled by the selective conversion of our best-performing affiliates into Cano owned medical centers, and the purchase of locally adjacent practices that lead to new members and facilities. To date, purchases of these adjacent practices have been immaterial to our overall revenues and growth rates. This growth has been complemented by significant, highly accretive acquisitions that have enabled us to scale into new markets and build density in existing markets. Finally, direct contracting, a new delivery model in which CMS contracts directly with providers, represents a significant potential increase in the size of the value-based Medicare market.

Strong history of financial performance: We have experienced strong growth since completing our recapitalization in December 2016. For the year ended December 31, 2020, we had total revenue of $829.4 million. From 2019 to 2020, our total revenue grew 127.6%.

Significant Challenges Face the Healthcare System Today

The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of the Organization for Economic Co-operation and Development, or OECD. The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 28% of Americans with two or more chronic conditions compared to an 18% OECD average and an estimated $850 billion of wasted healthcare spending annually. Moreover, physician satisfaction with the current healthcare model is low. For example, 63% of referring physicians are dissatisfied with the referral process and 70% of specialists rate background information from referrals as fair or poor.

We believe that primary care is uniquely positioned to address these healthcare challenges. By sitting at the top of the funnel, primary care directly influences over $2 trillion of downstream annual healthcare spending in the United States. For context, an average primary care physician, or PCP, directly generates only $500,000 of annual healthcare revenue, but influences $10 million of annual spending in the broader healthcare ecosystem.

Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of PCP groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the PCP landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.

We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare

While seniors have an option to select original fee-for-service Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.

We believe that the traditional fee-for-service model does not optimally incentivize physicians—it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payers and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payer model, as it aligns the incentives of (i) providers, (ii) payers, and (iii) patients, and drives better care and superior patient experiences. In a value-

based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.

As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Medicare Payment Advisory Commission, 10,000 seniors age into Medicare every day, increasing annual Medicare spending of $800 billion in 2019 to a projected $1,250 billion by 2025. Within Medicare, Medicare Advantage penetration is projected to grow from 34% in 2020 to 50% by 2025 at a compounded annual growth rate of 14%. Of the approximately 24.1 million beneficiaries in Medicare Advantage today, only an estimated 30% are currently enrolled in value-based care models, but this percentage is rapidly increasing, and is expected to experience greater than 30% annual growth.

The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service Medicare, Medicare Advantage has broad bipartisan political support.

While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payers in which we recognize recurring per member per month capitated revenue. These payers include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, Aetna (or their respective affiliates) and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). Given our history with capitated contracts, we have highly predictable member economics with respect to medical costs. In this capitated arrangement, our goals are well-aligned with payers and patients—the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.

Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities

Our ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare position us well to expand into similar new markets. A majority of our members are dual-eligible, qualifying for both Medicare and Medicaid. These members tend to be sicker than the average Medicare patient, and often previously had limited access to quality healthcare.

Our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We are consistently able to serve low-income communities efficiently and are among the only scaled primary care groups making an impact in these communities, with a successful track record across multiple markets. Many people in these communities have very limited or no access to quality healthcare. We have added medical centers in economically depressed communities, contributing to their revitalization.

Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new direct contracting programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20% co-payments required with fee-for-service Medicare or supplemental insurance coverage to cover such co-payments and certain other benefits that promote access to care and quality of care.

10+ Year History of Growth Becoming a National Platform

We were founded in 2009 by our Chief Executive Officer, Dr. Marlow Hernandez, at the height of the Great Recession, to address the unmet need for high-quality, patient-centric care in his home community of Pembroke Pines, Florida. Since then, we have evolved into a national platform in response to strong patient, physician and payer demand. Our physician-led management team has been responsible for our success and remains committed to our vision to be the nation’s preeminent value-based primary care provider.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from 2 markets in 2017 to 14 markets as of December 31, 2020, while growing membership from 13,685 members in 2017 to approximately 106,000 members as of December 31, 2020. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. For context, in Florida, we maintain an approximately 2.9% share of the Medicare Advantage market and an approximately 1.4% share of the Medicare market as a whole and are rapidly expanding across multiple new markets.

The map below illustrates our current and near-term markets, and states which we have identified for potential future expansion. Our future expansion states share important factors with our current markets, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We do not currently have definitive agreements in place to begin operating in any of the states we have identified for future expansion. we will likely need to raise additional capital to expand into these states.

	2017	2018	2019	2020
Markets	2	3	7	14
Owned medical centers	9	19	35	71
Members at period end	13,685	25,010	41,518	105,707

Services Built Around Principles

We were established to offer high-quality, patient-centric primary care services that reduce costs for both healthcare payers and patients. We partner with healthcare payers, including health plans and the federal government, primarily under capitated contracts to manage all of the healthcare needs of our members. Our success is driven by a relentless focus on the “quadruple goal” of delivering low cost and high-quality care, with a great patient experience, all while developing lifelong bonds with members.

To meet the great challenge facing the healthcare system today and achieve the “quadruple goal,” we follow the following key principles:

•	Patient-Centered: We put members first. We show empathy and treat members like family. Every Cano Health associate takes responsibility for delivering first-class services.

•	Service-Focused: We show initiative at every opportunity and form enduring relationships with our members and our colleagues.

•	Results-Oriented: We are obsessive about clinical outcomes and collaborate to succeed as a team.

•	Trustworthy & Transparent: We always strive to do the right thing – ethically, legally and professionally.

•	Continuously Improving: We are persistent in our pursuit of excellence.

Our Approach

We are entering a new era in healthcare services where value-based care is delivered through an integrated model, which itself becomes a powerful differentiator. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payers.

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

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Payers: Payers want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings increases the premiums paid by CMS to health plans, our quality primary-care-driven membership growth, and our scaled, highly professional value-based provider group can deliver quality care.

The Cano Health Care Delivery Platform

The key attributes of the Cano Health care delivery platform are:

CanoPanorama: To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics that cover every aspect of patient care. Using CanoPanorama, we are able to generate a 360-degree view of our members, which empowers providers to make better care decisions and reduce gaps in care. Importantly, this allows providers to maintain health, not just treat disease.

Clinical excellence: While our members tend on average to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31”, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). In 2019, the Healthcare Effectiveness Data and Information Set, or HEDIS, quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Patient focus: We focus on a Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has consistent clinically-cohesive needs which, if properly managed, represents the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.

Relationships with leading health plans: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates). These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets.

CanoPanorama, Our Proprietary and Scalable Population Health Management Platform

The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.

Our technology-powered model provides the healthcare providers at our medical centers with a 360-degree view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.

CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payer partners into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the company, generate action based on algorithms that push alerts to trigger a visit from our service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.

Key highlights of the CanoPanorama system include:

Data Ingestion, Aggregation and Analytics

•	Near real-time data provisioning across the platform

•	Data warehouses afford high degree of visibility into patient cohorts

•	Dynamic risk stratification using third-party and historical encounter data

Decision Support & Cohort Management

•	Targeted clinical recommendations based on clinician input and ascribed statistical models

•	Robust suite of proprietary templates, workflows, and alert mechanisms

•	Track provider performance and adherence to standards

Care Coordination

•	Sophisticated algorithms trigger actions across all clinical functions

•	End-to-end coordination across all member touchpoints

•	Comprehensive electronic auditing and quality control mechanisms

Our clinical team develops a care plan for each member that takes into account their risk factors, health conditions and social determinants of health. Low-risk members receive a care plan that focuses on preventive and wellness activities. Medium and high-risk members receive targeted care plans that are customized to address their health needs.

The CanoPanorama system also enables us to establish rigorous measurement protocols across our company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take aggressive action where a score misses its objective target creating a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees, and offers support to physicians to optimize quality and utilization. Accordingly, CanoPanorama represents a consistent feedback loop that is constantly improving value to all stakeholders.

We Deliver Superior Clinical Results and Patient Satisfaction

We provide personalized care to each member by focusing on wellness and preventive care, care coordination and social determinants of health. Where acute care is needed, we ensure that we deliver the right care, in the right setting, at the right time. As described earlier, this is supported by our proprietary population health management platform, CanoPanorama, and our modern medical centers, through which we deliver superior clinical results. In 2019, our members received a HEDIS quality score of 4.7 out of 5.0, as compared to the national average of 4.06. HEDIS is a national survey that provides a comprehensive set of standardized performance measures designed to provide purchasers and consumers with the information they need for reliable comparison of health plan performance. HEDIS measures relate to many significant public health issues, such as cancer, heart disease, smoking, asthma and diabetes. Given our average Medicare member age of 73 and the socioeconomic demographic of our member population, we are especially proud of this achievement.

Our reimagined approach to caring for a patient population with a high prevalence of chronic conditions driven by our purpose-built CanoPanorama technology-powered platform has resulted in superior clinical outcomes. Examples of our clinical results among our members include:

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45% lower mortality rate as compared to the Medicare fee-for-service benchmark mortality rate (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%)

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57% lower hospital admits per thousand as compared to the Medicare national average benchmark (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370)

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59% lower ER visits per thousand as compared to the Medicare national average benchmark (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091)

•	27% better than 5-star National Committee for Quality Assurance (“NCQA”) benchmark in diabetes treatment

•	14% better than 5-star NCQA benchmark in controlling high blood pressure

Our approach also delivers high member satisfaction. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth referrals contribute to our high organic growth rates.

Patient satisfaction can be measured by a provider’s Net Promoter Score (“NPS”) which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Long-Standing Relationships and Preferred Provider with Leading Health Plans

We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates), and these plans and others are seeking further opportunities to expand their relationship with us beyond our current markets.

We contract with health plans for globally capitated contracts. Under these contracts, we generally recognize a pre-negotiated percentage of the monthly premium health plans receive from CMS for each managed member. Payers are accelerating adoption of this model because it allows them to lock in a predictable and stable margin and pass off the associated risk of membership healthcare expenses to the provider. Moreover, partnering with sophisticated, scaled and high-quality providers like us allows health plans to achieve greater market share and higher quality scores, which are financially rewarded by CMS. Our relationships with our payer partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payer relationships will continue to be enduring.

In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we are Humana’s largest and highest quality primary care provider serving approximately 57,000 Humana members. Humana has indicated a strong desire to partner with sophisticated primary care providers in its other core markets, but in most of those markets, there is a scarcity of primary care providers that have our capabilities. Seeking a best-in-class, value-based provider partner to enhance its member retention, quality, margins and growth, Humana has entered into agreements with us that provide a roadmap to our opening up to 50 Humana-funded medical centers from 2020 to 2024. In 2020, pursuant to our expansion agreements with Humana, we opened four medical centers in San Antonio, Texas and three medical centers in Las Vegas, Nevada. Between 2021 and 2024, we intend to work with Humana to open additional medical centers in other cities across the southwestern U.S. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Our Multi-Pronged Growth Strategy

Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) our direct contracting opportunity.

Organic Growth in Current Markets

We have demonstrated consistent organic membership growth of approximately 40% annually between 2017 and 2020. Organic growth is driven by increasing capacity at existing medical centers, ramping new de novo medical centers, consolidating the best performing of our existing affiliates, and acquiring small nearby practices whose patients and facilities are blended with our nearby owned medical centers. Our existing medical centers in South Florida currently operate at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers. We are planning to build approximately 15 to 20 de novo medical centers annually. We have historically successfully developed de novo medical centers, including 16 medical centers in the 24 months ending December 31, 2020. With our proven ability to leverage existing infrastructure and ramp up new medical centers quickly, our historical average time to breakeven for de novo centers that have achieved profitability to date has been four to six months.

Continued Expansion into New Markets

We have successfully entered into 12 new markets since 2017 and as of December 31, 2020 are operating in 14 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy based on the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and then work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that generally range from 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate providers. This highly flexible model enables us to choose the right solution for each market.

Execute on Accretive Acquisitions

We supplement our organic growth through our highly accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health — Significant Acquisitions.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We have a pipeline of more than 100 acquisition targets and dedicated teams assigned to sourcing and integrating acquisitions. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities. Our historical experience highlights our proven track record of fully integrating acquisitions within three to four months and achieving robust near-term earnings growth through operational improvements.

Direct Contracting Opportunity

Direct contracting is a new delivery model in which CMS contracts directly with providers designated as Direct Contracting Entities, or DCEs, and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service. Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focuses more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which runs from October 1, 2020 through March 31, 2021. The Implementation Period provides us an opportunity to prepare for the first Performance Year (PY1), which starts on April 1, 2021. We have been assigned to approximately 8,100 beneficiaries under this program. According to the industry group HCP-LAN, a shift toward value-based care for Medicare patients (e.g., direct contracting) may increase the share of Medicare value-based payments from 30% of total payments in 2020 to 100% by 2025, tripling the current value-based Medicare market to $800 billion.

Impact of COVID-19

Despite operating in the worst pandemic in over 100 years, our recurring revenue model has allowed us to remain economically resilient throughout COVID-19 and the economic downturn resulting from the pandemic.

Once the outbreak gained momentum, we remained open and augmented our Cano@Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in their home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our members, staff and community. Our medical centers remained open for urgent visits and necessary procedures.

We made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. We believe this decision has and will continue to engender loyalty from our employees and was in effect an investment in our staff and a meaningful demonstration of a corporate culture that values our employees, especially during times of heightened stress.

As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allows physicians to screen members for COVID-19 and related complications, as well as to refer them to a specialized team that is dedicated to helping COVID-19 members. The module includes 20 questions that were sent to members on a daily basis, collecting hundreds of thousands of responses in the process. An algorithm then assessed the risk level of each member who responded and high-risk members were referred to our COVID-19 taskforce. The taskforce then employed updated algorithms and treatment tools to treat those members based on the latest guidance.

The net result of our actions translated to:

•	over 340,000 completed primary care physician visits (both in person and televisits) between March 23, 2020 and December 31, 2020 using CanoPanorama;

•	over 95% of primary care physician visits were conducted as televisits at the peak of COVID-19 in mid-April 2020; and

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an approximately 60% lower mortality rate, based on a study we conducted comparing our managed care members with an age- and gender-matched mirror group in the state of Florida from April 1, 2020 to May 31, 2020.

Based on our experience operating in the COVID-19 environment, we have identified the following learnings and trends:

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We are in a position to provide more services to members with our telemedicine and mobile health solutions, including Cano@Home, which increases member access to care and decreases the cost of service.

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Being able to serve more members with telemedicine solutions creates additional touchpoints for us as well as additional opportunities to capture timely data regarding member medical conditions and needs. This provides more opportunities to trigger actions through CanoPanorama designed to enhance the well-being of our members.

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We believe that many of our members will look for opportunities to reconnect in person with others after the crisis abates. Our wellness centers are designed to foster social interaction that members crave and we believe this will make our medical center offerings more attractive and result in increased enrollment of new members.

•	Based on the high scores in the member satisfaction surveys conducted during the COVID-19 pandemic, we believe that our member retention rates following the crisis will remain above industry norms.

Description of Indebtedness

The following is a summary of certain of our indebtedness that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Senior Secured Credit Facilities

On November 23, 2020, or the Credit Agreement Closing Date, we entered into a Credit Agreement with certain lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, and a letter of credit issuer, and Credit Suisse Loan Funding LLC, as sole lead arranger and sole bookrunner, which we refer to as the Credit Agreement.

The Credit Agreement provides for a term loan facility, or the Initial Term Loan, in an original aggregate principal amount of $480.0 million, a senior secured revolving credit facility with commitments in an aggregate principal amount of $30.0 million, or the Revolving Credit Facility, and a senior secured delayed draw term loan facility, with commitments in an aggregate principal amount of $175.0 million, or the Delayed Draw Term Loan Facility (and borrowings made thereunder, the Delayed Draw Term Loans), which, together with the Initial Term Loan and the Revolving Credit Facility, we refer to as the Credit Facilities. The Revolving Credit Facility includes a $10.0 million sublimit for the issuance of letters of credit. The Initial Term Loan and any Delayed Draw Term Loans mature on November 23, 2027. Borrowings under the Revolving Credit Facility mature on November 23, 2025. As of December 31, 2020, there was $461.5 million outstanding under the Initial Term Loan, net of discount and debt issuance costs.

Amortization, Interest Rates and Fees

The Credit Agreement requires us to repay the principal of the Initial Term Loan in equal quarterly repayments equal to 0.25% of the original principal amount of Initial Term Loan, and requires us to repay the principal of any outstanding Delayed Draw Term Loans in equal quarterly repayments equal to 0.25% of the original principal amount of such Delayed Draw Term Loans.

The Initial Term Loan, any Delayed Draw Term Loans, and borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at our option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of up to 4.75% or (2) a base rate plus an applicable margin of up to 3.75%. After the Closing Date, the applicable margins for Eurodollar rate and base rate borrowings are each subject to a reduction to 4.50% and 3.50%, respectively. The applicable margins for Eurodollar rate and base rate borrowings are each subject to further reduction to 4.25% and 3.25%, respectively, upon our achievement of a public corporate rating from S&P of at least B (stable outlook) and a public corporate rating from Moody’s of at least B2 (stable outlook), then, for as long as both such ratings remain in effect.

The Eurodollar rate applicable to the Initial Term Loan and any Delayed Draw Term Loans is subject to a “floor” of 0.75%. The Eurodollar rate applicable to the Revolving Credit Facility is subject to a “floor” of 0.0%.

The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the “prime rate” as determined by the administrative agent or, if the administrative agent has no “prime rate”, the “prime rate” last quoted by The Wall Street Journal, (b) the federal funds effective rate in effect on such day, plus 0.50% per annum, (c) the Eurodollar rate for a one-month interest period plus 1.00%, and (d) solely with respect to the Initial Term Loan and any Delayed Draw Term Loan, 1.75%. The base rate applicable to the Revolving Credit Facility is subject to a “floor” of 1.00%.

In addition to paying interest on loans outstanding under the Credit Facilities, we are required to pay a commitment fee of up to, prior to the Closing Date, 0.50% per annum of unused commitments under the Revolving Credit Facility, and, from and after the Closing Date, subject to reduction to 0.375% per annum based on our first lien net leverage ratio. We are also required to pay a commitment fee on the aggregate unfunded portion of the Delayed Draw Term Loan Facility equal to (a) for the period commencing on December 15, 2020 until the date occurring 30 days thereafter, 0.0%, (b) for the period commencing on the 31st day after December 15, 2020 until the date occurring 60 days after December 15, 2020, 50.0% of the applicable margin at such time for Delayed Draw Term Loans that are Eurodollar loans, and (c) for the period commencing on the 61st day after December 15, 2020 and thereafter, 100.0% of the applicable margin at such time for Delayed Draw Term Loans that are Eurodollar loans. We are also required to pay letter of credit fees on a per annum basis equal to (x) the sum of the daily maximum amount available to be drawn under each letter of, plus the aggregate outstanding amount of all disbursements made by an issuing bank under such letters of credit which have not yet been reimbursed, multiplied by (y) the applicable margin for Eurodollar loans under the Revolving Credit Facility. We are required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.

Voluntary Prepayments

We are permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility, the Initial Term Loans or the Delayed Draw Term Loans at any time, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently re-borrow amounts prepaid. On or prior to the six month anniversary of December 15, 2020, we are required to pay a 1.00% prepayment fee in connection with any voluntary prepayments of the Initial Term Loan and any Delayed Draw Term Loans that constitute a Repricing Transaction (as defined in the Credit Agreement). With respect to the Revolving Credit Facility, prepayments are without premium or penalty.

We are permitted to reduce commitments under the Revolving Credit Facility of the Delayed Draw Term Loan Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Prepayments

The Credit Agreement requires us to prepay, subject to certain exceptions, the Initial Term Loan and any Delayed Draw Term Loans with a portion of our excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on our first lien net leverage ratio, with 100% of the net cash proceeds of certain asset sales and dispositions, and with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions and thresholds.

Guarantees

Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by Primary Care (ITC) Intermediate Holdings, LLC, current and future direct and indirect domestic subsidiaries of Cano Health, LLC and certain other future direct and indirect subsidiaries of Cano Health, LLC (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, immaterial subsidiaries and certain other excluded subsidiaries).

Security

Our obligations of Cano Health, LLC, as borrower, and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of Cano Health, LLC and each of its subsidiaries organized in the U.S., as well as 65% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the Credit Agreement and (ii) substantially all of the Cano Health, LLC’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.

Certain Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and thresholds, our ability to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change our lines of business;

•	make payments of certain debt that is subordinated with respect to right of payment, junior lien debt and unsecured debt;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment, junior lien debt, or unsecured debt; and

•	change our fiscal year.

In addition, the terms of the Credit Agreement include a financial maintenance covenant applicable only to the Revolving Credit Facility, which requires that, (x) prior to the Closing Date, at the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2021), our first lien net leverage ratio cannot exceed 7.50 to 1.00, with step-downs to 7.00 to 1.00, 6.50 to 1.00 and 5.50 to 1.00, on the fiscal quarters ending December 31, 2021, December 31, 2022, and December 31, 2023, respectively, and (y) from and after the Closing Date, for so long as the aggregate principal amount of borrowings under the Revolving Credit Facility (excluding undrawn letters of credit of up to $5 million and subject to certain other exceptions) exceeds 35% of the aggregate commitments under the Revolving Credit Facility, our first lien net leverage ratio cannot exceed a static level to be determined based on the first lien net leverage ratio as of the Closing Date. A breach of this financial covenant will not result in a default or event of default under the Initial Term Loan or any Delayed Draw Term Loan Facility unless and until a majority of the lenders under the Revolving Credit Facility have terminated the commitments under the Revolving Credit Facility and declared the borrowings under the Revolving Credit Facility due and payable.

Events of Default

The Credit Agreement contains certain customary events of default (subject to customary grace periods and other exceptions), including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.

Regulation

Our operations and those of our affiliated physician entities are subject to extensive federal, state and local governmental laws and regulations. These laws and regulations require us to meet various standards relating to, among other things, billings and reports to government payment programs, primary care centers and equipment, dispensing of pharmaceuticals, management of centers, personnel qualifications, maintenance of proper records, and quality assurance programs and patient care. If any of our operations or those of our affiliated physicians are found to violate applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government and/or private payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our licenses required to operate healthcare facilities, administer pharmaceuticals, or provide ancillary services in the states in which we operate;

•

criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law of the Social Security Act (“CMPL”), the federal physician self-referral law (commonly referred to as the “Stark Law”), the False Claims Act (“FCA”),and/or state analogs to these federal enforcement authorities, or other regulatory requirements;

•

enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including the regulations implementing the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, (collectively, “HIPAA”);

•	mandated changes to our practices or procedures that significantly increase operating expenses or decrease our revenue;

•

imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

•	termination of various relationships and/or contracts related to our business, including joint venture arrangements, contracts with payers, real estate leases and provider employment arrangements;

•

changes in and reinterpretation of rules and laws by a regulatory agency or court, such as state corporate practice of medicine laws, that could affect the structure and management of our business and its affiliated physician practice corporations;

•	negative adjustments to government payment models including, but not limited to, Medicare Parts A, B and C and Medicaid; and

•

harm to our reputation, which could negatively impact our business relationships, the terms of payer contracts, our ability to attract and retain patients and physicians, our ability to obtain financing and our access to new business opportunities, among other things.

We expect that our industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be subject to investigations, audits and inquiries by various government and regulatory agencies and private payers with whom we contract at any time in the future. See “Risk Factors — Risks Related to Cano Health’s Business and the Company Following the Business Combination — Risks Related to Government Regulation.” Adverse findings from such investigations and audits could bring severe consequences that could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price. In addition, private payers could require pre-payment audits of claims, which can negatively affect cash flow, or terminate contracts for repeated deficiencies.

There is no requirement in the states in which we operate for a risk-bearing provider to register as an insurance company and we have not registered as such in any of the states in which we operate.

Federal Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid.

Federal criminal penalties for the violation of the federal Anti-Kickback Statute include imprisonment, fines and exclusion of the provider from future participation in the federal healthcare programs, including Medicare and Medicaid. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal Anti-Kickback Statute are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years. Civil penalties for violation of the Anti-Kickback Statute include up to $100,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and suspension from future participation in Medicare and Medicaid. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. The Patient Protection and Affordable Care Act, or ACA amended the federal Anti-Kickback Statute to clarify the intent that is required to prove a violation. Under the statute as amended, the defendant does not need to have actual knowledge of the federal Anti-Kickback Statute or have the specific intent to violate it. In addition, the ACA amended the federal Anti-Kickback Statute to provide that any claims for items or services resulting from a violation of the federal Anti-Kickback Statute are considered false or fraudulent for purposes of the FCA.

The federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. These exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor do not violate the federal Anti-Kickback Statute. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a case-by-case basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies.

We enter into several arrangements that could potentially implicate the Anti-Kickback Statute if requisite intent was present, such as:

•

Affiliated Physician Agreements. We enter into a number of different types of agreements with affiliated physicians, including member services agreements, physician leadership agreements, physician services agreements, and recruitment of physicians into our centers. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they do not always satisfy all of the elements of the personal services and management contracts safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by the OIG.

•

Management Services Agreements. We enter into management services agreements with each of our affiliated medical practices. Most of our management services agreements provide for compensation based on a percentage of collections generated by the practice. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of the personal services and management contracts exception. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by the OIG.

If any of our business transactions or arrangements were found to violate the federal Anti-Kickback Statute, we could face, among other things, criminal, civil or administrative sanctions, including possible exclusion from participation in Medicare, Medicaid and other state and federal healthcare programs. Any findings that we have violated these laws could have a material adverse impact on our business, results of operations, financial condition, cash flows, reputation and stock price.

As part of the Department of Health and Human Services, or HHS’s, Regulatory Sprint to Coordinated Care (“Regulatory Sprint”), the HHS Office of Inspector General, or OIG, issued a request for information in August 2018 seeking input on regulatory provisions that may act as barriers to coordinated care or value-based care. Specifically, OIG sought to identify ways in which it might modify or add new safe harbors to the Anti-Kickback Statute (as well as exceptions to the definition of “remuneration” in the beneficiary inducements provision of the CMPL) in order to foster arrangements that promote care coordination and advance the delivery of value-based care, while also protecting against harms caused by fraud and abuse. Numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements.

In November 2020, CMS and the OIG issued a final rule adding new exceptions and safe harbors to the Stark Law and Anti-Kickback Statute and made modifications to the CMPL governing inducements provided to Medicare and Medicaid beneficiaries. OIG identified aspects of the Anti-Kickback Statute and CMPL that posed potential barriers to coordinated care and value-based care and added new safe harbors that attempt to address those barriers. These new Anti-Kickback Statute safe harbors allow, among other things, certain outcomes-based payments, care coordination arrangements, the provision of telehealth technologies and arrangements for patient engagement to be structured in such a manner as to be protected from scrutiny under the Anti-Kickback Statute. Although the healthcare industry is still trying to determine what business models will benefit from such arrangements, we expect that such safe harbors will give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians with less integrated and lower-cost business models.

Additionally, numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements. Additionally, the HHS Office for Civil Rights (“OCR”) is also involved, and has called for information from the public regarding ways that the HIPAA regulations could be modernized to support coordinated, value-based care.

Additionally, the Substance Abuse and Mental Health Services Administration (“SAMHSA”) published proposed regulations related to the privacy of substance use disorder treatment records, and CMS published proposals to revise its Stark advisory opinion process. On July 15, 2020, SAMHSA issued a final rule on the protection of substance use disorder (“SUD”) treatment records under 42 CFR Part 2 (the “Part 2 Rule”). The

Part 2 final rule aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA Privacy Rule, while maintaining certain privacy protections specific to Part 2. This final rule became effective August 14, 2020. Also of note, under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) (Pub. L. 116-136), signed into law on March 27, 2020, Congress itself made significant modifications to the authorizing statute for the Part 2 regulations, with the aim of aligning the Part 2 laws more strongly with the HIPAA privacy rule. The law directs the Secretary of HHS to revise the Part 2 regulations such that the amendments would apply to uses and disclosures of SUD records the date that is 12 months after the date of enactment of the CARES Act. We anticipate many more proposals and changes into the future as part of this initiative. These changes in federal regulations are anticipated to make a significant impact on healthcare providers and other stakeholders. These and similar changes may cause OIG, CMS or other regulators to change the parameters of rules and regulations that we must follow and thus impact our business, results of operations and financial condition.

Risk Bearing Provider Regulation

Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of risk bearing providers like us and our affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.

Stark Law

The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing Designated Health Services (“DHS”) from referring Medicare patients to such entities for the furnishing of DHS, unless an exception applies. Although uncertainty exists, federal agencies and at least one court have taken the position that the Stark Law also applies to Medicaid. DHS is defined to include clinical laboratory services, physical therapy services, occupational therapy services, radiology services including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, prosthetics, orthotics and prosthetic devices and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing DHS that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing DHS that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a DHS to another entity in which it has a financial relationship when that entity bills for the service. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist that cover employed physicians and those referring DHS that are ancillary to the physician’s practice to the physician group. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute, the Stark Law is a strict liability violation where unlawful intent need not be demonstrated.

If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions. Sanctions for violation of the Stark Law include denial of payment for claims for services provided in violation of the prohibition, refunds of amounts collected in violation of the prohibition, a civil penalty of up to $15,000 for each service arising out of the prohibited referral, a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law prohibition, civil assessment of up to three times the amount claimed and potential exclusion from the federal healthcare programs, including Medicare and Medicaid. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. Furthermore, Stark Law violations and failure to return overpayments in a timely manner can form the basis for FCA liability, as discussed below.

If CMS or other regulatory or enforcement authorities determine that claims have been submitted for referrals by us that violate the Stark Law, we would be subject to the penalties described above. In addition, it might be necessary to restructure existing compensation agreements with our physicians. Any such penalties and restructuring or other required actions could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In June 2018, CMS issued a request for information seeking input on how to address any undue regulatory impact and burden of the Stark Law. CMS placed the request for information in the context of the Regulatory Sprint and stated that it identified aspects of the Stark Law that pose potential barriers to coordinated care. In November 2020, CMS issued a sweeping set of regulations that introduce significant new value-based terminology, safe harbors and exceptions to the Stark Law. Additionally, CMS made a number of changes to certain existing regulations under the Stark Law, including the definition of group practice. The new regulations are effective January 19, 2021, except for certain changes related to the definition of a group practice which take effect January 1, 2022. The changes may require or allow changes in how our centers compensate affiliated physicians for DHS in certain markets. Although the healthcare industry is still trying to determine what business models will benefit from the changes to the Stark Law, we expect that the new exceptions will give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians by offering less integrated and lower-cost business models. These or other changes implemented by CMS in the future may impact our business, results of operations and financial condition.

The definition of DHS under the Stark Law does not include outpatient physician services. Since most services furnished to Medicare beneficiaries provided in our centers are physician services, our services generally do not implicate the Stark Law referral prohibition. However, certain ancillary services we may provide, including certain diagnostic testing and physical therapy, may be considered DHS. Also, we refer Medicare beneficiaries to third parties for the provision of DHS and our financial relationships with those third parties must satisfy a Stark Law exception.

We have entered into several types of financial relationships with physicians, including compensation arrangements. If our centers were to bill for a non-exempted service and the financial relationships with the physician did not satisfy an exception, we could be required to change our practices, face civil penalties, pay substantial fines, return certain payments received from Medicare and beneficiaries or otherwise experience a material adverse effect as a result of a challenge to payments made pursuant to referrals from these physicians under the Stark Law.

Fraud and Abuse under State Law

Some states in which we operate centers have laws prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. Some of these laws could potentially be interpreted broadly as prohibiting physicians who hold shares of our publicly traded stock or are physician owners from referring patients to our centers if the centers perform services for their patients or do not otherwise satisfy an exception to the law. States also have laws similar to or stricter than the federal Anti-Kickback Statute that may affect our ability to receive referrals from physicians with whom we have financial relationships. Some state anti-kickback laws also include civil and criminal penalties. Some of these laws include exemptions that may be applicable to our physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. A violation of such laws could result in a prohibition on billing payers for such services, civil or criminal penalties, and adversely affect any licenses that we or our affiliated physicians hold in the state. If these laws are interpreted to apply to physicians who hold equity interests in our centers or to physicians who hold our publicly traded stock, and for which no applicable exception exists, we may be required to terminate or restructure our relationships with these physicians and could be subject to criminal, civil and administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

Similarly, states have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements (e.g., transportation), incentives and other forms of remuneration to patients and prospective patients. States also may limit the types of marketing activities that we, our centers, and our affiliated physicians may take targeted towards patients. Violations range from civil to criminal and could have a material adverse effect on our business, results of operations and financial condition.

Corporate Practice of Medicine and Fee-Splitting

We enter into employment agreements with our employed providers to delivery services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization relationships. We enter into Primary Care Physician Provider Agreements with affiliated practices pursuant to which we provide administrative and management services, including payer and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional persons or entities such as general business corporations.

The laws and regulations relating to our operations vary from state to state and many states prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. There is often limited regulatory guidance regarding applicable limitations on the corporate practice of medicine. Additionally, these prohibitions are subject to new and more expansive interpretations by the courts and regulatory bodies. While we believe that we are in substantial compliance with state laws prohibiting the corporate practice of medicine and fee-splitting, other parties may assert that, despite the way we are structured, we could be engaged in the corporate practice of medicine or unlawful fee-splitting. Were such allegations to be asserted successfully before the appropriate judicial or administrative forums, we could be subject to adverse judicial or administrative penalties, certain contracts could be determined to be unenforceable and we may be required to restructure our contractual arrangements.

Violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payers for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. In limited cases, courts have required management services companies to divest or reorganize structures deemed to violate corporate practice restrictions. Moreover, state laws are subject to change. Any allegations or findings that we have violated these laws could have a material adverse impact on our business, results of operations and financial condition, including adversely impacting our relationship with affiliated physicians and our ability to recruit new physicians into our centers.

The False Claims Act

The federal FCA is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•	knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•	knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

•

knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•	conspires to commit the above acts.

In addition, amendments to the FCA and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payers. Under these provisions, within 60 days of identifying and quantifying an overpayment, a provider is required to notify CMS or the Medicare Administrative Contractor of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject us to liability under the FCA, exclusion from government healthcare programs and penalties under the federal Civil Monetary Penalty statute. As a result of these provisions, our procedures for identifying and processing overpayments may be subject to greater scrutiny.

The penalties for a violation of the FCA range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim.

The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid, and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage plans. The ACA provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the FCA. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the FCA. In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that we have violated the FCA could have a material adverse impact on our business, results of operations and financial condition.

In addition to the FCA, the various states in which we operate have adopted their own analogs of the FCA. States are becoming increasingly active in using their false claims laws to police the same activities listed above, particularly with regard to Medicaid fee-for-service and Managed Medicaid programs.

Civil Monetary Penalties Statute

The Civil Monetary Penalties Statute, 42 U.S.C. § 1320a-7a, authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

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presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payers that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

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offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider;

•	arranging contracts with an entity or individual excluded from participation in the federal healthcare programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal healthcare program;

•

making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal healthcare program; and

•	failing to report and return an overpayment owed to the federal government.

Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalty Statute and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state healthcare programs.

We could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Statute would apply. We perform monthly checks on our employees, affiliated providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and we fail to detect it, a federal agency could require us to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual. Likewise, our patient programs, which can include enhancements, incentives and additional care coordination not otherwise covered under traditional Medicare, could be alleged to be intended to influence the patient’s choice in obtaining services or the amount or types of services sought. Thus, we cannot foreclose the possibility that we will face allegations subject to the Civil Monetary Penalty Statute with the potential for a material adverse impact on our business, results of operations and financial condition.

Privacy and Security

The federal regulations promulgated under the authority of HIPAA require us to provide certain protections to patients and their health information. The HIPAA privacy and security regulations extensively regulate the use and disclosure of “protected health information” (“PHI”) and require covered entities, which include healthcare providers and their business associates, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide patients with substantive rights with respect to their health information.

The HIPAA privacy and security regulations also require us to enter into written agreements with certain contractors, known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. Business associates are also directly subject to liability under certain HIPAA privacy and security regulations. In instances where we act as a business associate to a covered entity, there is the potential for additional liability beyond our status as a covered entity.

Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.

Violations of HIPAA by providers like us, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. Penalties for impermissible use or disclosure of PHI were increased by the HITECH Act by imposing tiered penalties of more than $50,000 per violation and up to $1.5 million per year for identical violations. In addition, HIPAA provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining and disclosing PHI with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance with HIPAA regulations in our maintenance of PHI.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of personally identifiable information (“PII”). State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance. Some states also afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability.

Healthcare Reform

In March 2010, broad healthcare reform legislation was enacted in the United States through the ACA. Although many of the provisions of the ACA did not take effect immediately and continue to be implemented, and some have been and may be modified before or during their implementation, the reforms could continue to have an impact on our business in a number of ways. We cannot predict how employers, private payers or persons buying insurance might react to federal and state healthcare reform legislation, whether already enacted or enacted in the future, nor can we predict what form many of these regulations will take before implementation.

Other aspects of the 2010 healthcare reform laws may also affect our business, including provisions that impact the Medicare and Medicaid programs. These and other provisions of the ACA remain subject to ongoing uncertainty due to developing regulations and clarifications, including those described above, as well as continuing political and legal challenges at both the federal and state levels. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax

Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. The current administration and Centers for Medicare & Medicaid Services, or CMS, have both stated that the ruling will have no immediate effect, and on December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case. Oral arguments, were held on November 10, 2020. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

Moreover, in February 2018, Congress passed the Bipartisan Budget Act (the “BBA”) which, among other things, repealed the Independent Payment Advisory Board that was established by the ACA and intended to reduce the rate of growth in Medicare spending by extending sequestration cuts (up to 2% per fiscal year) to Medicare payments through fiscal year 2027. Subsequent legislation has extended these sequestration cuts through 2030 unless additional Congressional action is taken. However, pursuant to the CARES Act, and subsequent legislation, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. While certain provisions of the BBA may increase the scope of benefits available under Medicare Advantage for certain chronically ill federal health care program beneficiaries beginning in 2020, the ultimate impact of such changes cannot be predicted.

While there may be significant changes to the healthcare environment in the future, the specific changes and their timing are not yet apparent. As a result, there is considerable uncertainty regarding the future with respect to the exchanges and other core aspects of the current health care marketplace. Future elections may create conditions for Congress to adopt new federal coverage programs that may disrupt our current commercial payer revenue streams. While specific changes and their timing are not yet apparent, such changes could lower our reimbursement rates or increase our expenses. Any failure to successfully implement strategic initiatives that respond to future legislative, regulatory, and executive changes could have a material adverse effect on our business, results of operations and financial condition. CMS and state Medicaid agencies also routinely adjust the risk adjustment factor which is central to payment under Medicare Advantage and Managed Medicaid programs in which we participate. The monetary “coefficient” values associated with diseases that we manage in our population are subject to change by CMS and state agencies. Such changes could have a material adverse effect on our financial condition.

Other Regulations

Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from medical services. Occupational Safety and Health Administration regulations, including bloodborne pathogens standards, require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.

Our pharmacies are licensed to do business as pharmacies in the states in which they are located. In addition, our pharmacists and nurses are licensed in those states where we believe their activity requires it. Our various pharmacy facilities also maintain certain Medicare and state Medicaid provider numbers as pharmacies providing services under these programs. Participation in these programs requires our pharmacies to comply with the applicable Medicare and Medicaid provider rules and regulations, and exposes the pharmacies to various changes the federal and state governments may impose regarding reimbursement methodologies and amounts to be paid to participating providers under these programs. In addition, several of our pharmacy facilities are participating providers under Medicare Part D and, as a condition to becoming a participating provider under Medicare Part D, the pharmacies are required to adhere to certain requirements applicable to Medicare Part D.

Our operations are subject to various state law requirements for licensure of ancillary services such as lab services and operation of radiological equipment, federal Clinical Laboratory Improvement Amendments of 1988, Drug Enforcement Administration standards for administering and prescribing controlled substances and distributing drug samples, reporting financial relationships with drug, biologicals and medical device companies, and numerous other federal, state and local laws governing the day-to-day provision of medical services by our centers.

Federal and state law also governs the dispensing of controlled substances by physicians. For example, the Prescription Drug Marketing Act governs the distribution of drug samples. Physicians are required to report relationships they have with the manufacturers of drugs, medical devices and biologics through the Open Payments Program database. Any allegations or findings that we or our providers have violated any of these laws or regulations could have a material adverse impact on our business, results of operations and financial condition. Any allegations or findings that we or our providers have violated any of these laws or regulations could have a material adverse impact on our business, results of operations and financial condition.

Further, federal and state law in each state where we currently operate are increasingly imposing oversight, reporting requirements, and other safeguards on our providers that prescribe opioids and other pain medicine. Texas, for instance, has adopted a number of amendments to existing laws and regulatory changes to limit prescription sizes, frequency, and requiring providers to access the Prescription Drug Monitoring Program before prescribing or dispensing controlled substances. In addition, federal and state investigators have increased enforcement efforts relative to inappropriate opioid prescribing patterns by providers. Any failure to comply with such legal and regulatory requirements could adversely impact our business, results of operations, reputation and financial condition.

In addition, while none of the states in which we currently operate have required it, certain states in which we may desire to do business in the future have certificate of need programs regulating the establishment or expansion of healthcare facilities, including primary care centers. These regulations can be complex and time-consuming. Any failure to comply with such regulatory requirements could adversely impact our business, results of operations and financial condition. As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, pursuant to the Knox-Keene Act, a risk bearing organization (“RBO”) (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) receives compensation for those services on any capitated or fixed periodic payment basis; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under the capitation or fixed periodic payment made by the plan to the RBO. If we expand our business to California, our business may meet the definition of an RBO, which would require us to register with the California Department of Managed Healthcare, meet certain solvency requirements, submit quarterly and annual financial reports (which will be publicly available), and submit quarterly survey reports.

Intellectual Property

Our continued growth and success depend, in part, on our ability to protect our intellectual property and internally developed technology, including CanoPanorama. We primarily protect our intellectual property through a combination of copyrights, trademarks and trade secrets, intellectual property licenses and other contractual rights (including confidentiality, non-disclosure and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business). We continuously evaluate the needs of our providers and the tools that CanoPanorama can provide and make improvements and add new features based on those needs. We continually assess the most appropriate methods of protecting our intellectual property and may decide to pursue additional available protections in the future.

Competition

While the U.S. healthcare industry is highly competitive, the market in which we operate is vast and remains highly fragmented. We compete with other primary care providers, which consist of solo practitioners or small physician groups, larger group practices often backed by financial sponsors and health system-affiliated practices. Competitors also include regional providers of primary care services such as Iora Health, ChenMed and Oak Street Health. Among other things, we compete for contracts with payers, recruitment of physicians and other medical and non-medical personnel and ultimately for members. Importantly, our principal competitors for members and capitated payer contracts vary from market to market, and we have experienced limited overlap with these competitors due to the fragmented nature of the value-based care provider competitive landscape.

Due to low barriers of entry in the primary care market, competition for growth in existing and new markets is not limited to large competitors with substantial financial resources, or those that traditionally operate in the primary care market. As an example, payers may (and in some cases, may continue to) acquire or build their primary care and other provider assets and implement disruptive technologies to compete with us. As such, our growth strategy and our business could be adversely affected with increased competition levels. See “Risk Factors — Risks Related to Cano Health’s Business and the Company Following the Business Combination — Risks Related to Competition.”

We believe building a competitive value-based primary care offering is no easy task. Technological expertise (e.g., development of an effective and scalable population health management platform), branding and marketing requirements, payer partnerships, corporate culture, member-care protocols and material start-up costs associated with the build-out process, are significant barriers to entry that may limit direct competition in the near term.

Overall, we believe that our focus on improving access to care in underserved communities, enhancing quality of care and promoting wellness results in superior clinical outcomes and high member satisfaction. We believe this combination of factors will allow us to compete favorably in any market.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, we believe would, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition.

Insurance

We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. We also utilize stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels. Future claims could, however, exceed our applicable insurance coverage.

Employees and Human Capital Resources

As of December 31, 2020, we collectively had approximately 2,193 employees, including approximately 222 providers (physicians, nurse practitioners, physician assistants). We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.

We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

Properties

Our principal executive offices are located in Miami, Florida, where we occupy a facility totaling approximately 47,647 square feet. We use this facility for administration, sales and marketing, technology and development and professional services. As of December 31, 2020, we leased approximately 538,000 square feet relating to 91 facilities located in Florida, Texas, Nevada and Puerto Rico, including our corporate offices. We intend to procure additional space as we add team members and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF CANO HEALTH

Unless otherwise indicated or the context otherwise requires, references in this section to “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from 2 markets in 2017 to 14 markets as of December 31, 2020, while growing membership from 13,685 members in 2017 to approximately 106,000 members as of December 31, 2020. See “ — Key Performance Metrics” for how we define our members and medical centers. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. We have sought to address the fundamental problems with traditional healthcare payment models by leveraging our technology solutions and proven business model to align incentives among patients, payers and providers:

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

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Payers: Payers want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings increases the premiums paid by the Centers for Medicare & Medicaid Services, or CMS, to health plans, our quality primary-care-driven membership growth, and our scaled, highly professional value-based provider group can deliver quality care.

CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs. We believe our model is well-positioned to capitalize on the large and growing opportunity being driven by the marketplace’s shift to value-based care, demographic tailwinds in the market and the increased focus on improving health outcomes, care quality and the patient experience.

We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate relationships. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients alike — the more we improve health outcomes, the more profitable we will be over time.

Our capitated revenue is generally a function of the pre-negotiated percentage of the premium that the health plan receives from CMS as well as our ability to accurately and appropriately document member acuity and achieve quality metrics. Under this capitated contract structure, we are responsible for all members’ medical costs inside and outside of our medical centers. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. Through members’ engagement with our entire suite of services, including high-frequency primary care and access to ancillary services like our wellness programs, Cano Life and Cano@Home, we aim to reduce the number of occasions that members need to seek specialty care in higher-cost environments. When care outside of our medical centers is needed, our primary care physicians control referrals to specialists and other third-party care, which are typically paid by us on a fee-for-service basis. This allows us to proactively manage members’ health within our medical centers first, prior to resorting to more costly care settings.

As of December 31, 2020 we employed approximately 222 providers (physicians, nurse practitioners, physician assistants) across our 71 owned medical centers, maintained relationships with over 500 affiliate providers and had 398 clinical support employees focused on supporting physicians in enabling patient care and experience. For the years ended December 31, 2019 and 2020, our total revenue was $364.4 million and $829.4 million, respectively, representing a year-over-year growth rate of 127.6%. Our net loss increased from $16.2 million for the year ended December 31, 2019 to $74.8 million for the year ended December 31, 2020.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Build Long-Term Relationships with our Existing Members

We focus on member satisfaction in order to build long-term relationships. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth referrals contribute to our high organic growth rates. Patient satisfaction can also be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Add New Members in Existing Centers

Our ability to add new members organically is a key driver of our growth. We have a large embedded growth opportunity within our existing medical center base. As of December 31, 2020, our existing medical centers in South Florida operated at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. We also believe that even after COVID-19 subsides, we will continue to conduct some visits by telemedicine based on member preference and clinical need, which in turn could increase the average capacity of our medical centers. Additionally, as we add members to our existing medical centers, we expect these members to contribute significant incremental economics as we leverage our fixed cost base at each medical center.

Our payer partners also direct members to our medical centers by either assigning patients who have not yet selected a primary care provider or through insurance agents who inform their clients about our services. We believe this often results in the patient selecting us as their primary care provider when they select a Medicare Advantage plan. Due to our care delivery model’s patient-centric focus, we have been able to consistently help payers manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. We believe that we represent an attractive opportunity for payers to meaningfully improve their overall membership growth in a given market without assuming any financial downside.

Expand our Medical Center Base within Existing and New Markets

We have successfully entered 12 new markets since 2017 and as of December 31, 2020 are operating in 14 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ health care via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

When building or buying a medical center is the right solution, we own the medical facility and the physicians are our employees. As of December 31, 2020, we employed 222 providers (physicians, nurse practitioners, physician assistants) in 71 medical centers that we own and operate. In our medical centers, we receive per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Although there is an upfront cost of development, historically approximately $0.6 to $1.5 million per medical center, the owned medical center model provides the best opportunity to drive improved health outcomes and allows us to practice full value-based care.

Alternatively, our affiliate relationships allow us to partner with independent physicians and group practices that we do not own and to provide them access to components of our population health management platform. As of December 31, 2020, we provided services to over 500 providers. As in the case of our owned medical centers, we receive per member per month capitated revenue and a pre-negotiated percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. This approach is extremely capital efficient as the costs of managing affiliates are minimal. Further, the affiliate model is an important growth avenue as it serves as a feeder into our acquisition pipeline, enabling us to evaluate and target affiliated practices for acquisition based on our operational experience with them.

Contracts with Payers

Our economic model relies on our capitated partnerships with payers which manage Medicare members across the United States. We have established ourselves as a top quality provider across multiple Medicare and Medicaid health plans, including Humana, Anthem and UnitedHealthcare (or their respective affiliates). Our relationships with our payer partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payer relationships will continue to be long-lasting and enduring. These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets. Having payer relationships in place reduces the risk of entering into new markets. Maintaining, supporting and growing these relationships, particularly as we enter new geographies, is critical to our long-term success. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We believe this alignment of interests and our highly effective care model will ensure continued success with our payer partners.

Effectively Manage the Cost of Care for Our Members

The capitated nature of our contracting with payers requires us to invest in maintaining our members’ health while prudently managing the medical costs of our members. Third-party medical costs and direct patient expense are our largest expense categories, representing 80.1% of our total operating expenses for year ended December 31, 2020. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). Our members, however, retain the freedom to seek care at emergency rooms or hospitals without the need for referrals; we do not restrict their access to care. Therefore, we are liable for potentially large medical claims should we not effectively manage our members’ health. To mitigate this exposure, we utilize stop-loss insurance for our members, protecting us from medical claims per episode in excess of certain levels.

Significant Acquisitions

We supplement our organic growth through our highly accretive acquisition strategy. We have a successful acquisition and integration track record. We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets.

The acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 3 “Business Acquisitions” and Note 17 “Subsequent Events” in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The most significant of these acquisitions impacting the comparability of our operating results were:

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Belen. On September 3, 2019, we acquired Belen Medical Centers, LLC and related entities, or Belen, for total consideration of $110.0 million consisting of $63.1 in cash, $7.0 million of the Company’s Class A-4 Units and $39.9 million in deferred payments. Belen is comprised of three primary care centers serving populations in the Miami-Dade and southern Broward areas of Florida.

•	Primary Care Physicians. On January 2, 2020, we acquired Primary Care Physicians and related entities, or PCP, for total consideration of $60.2 million, consisting of $53.6 million in cash,

$4.0 million of Class A-4 Units and $2.6 million in other closing payments. PCP is comprised of eleven primary care centers and a managed services organization serving populations in the Broward County region of South Florida.

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Healthy Partners. On June 1, 2020 we acquired HP Enterprises II, LLC and related entities, or Healthy Partners, for total consideration of $195.4 million, consisting of $149.3 million in cash, $30.0 million of Class A-4 Units and $16.1 million in deferred payments. Healthy Partners is comprised of sixteen primary care centers and a management services organization serving populations across Florida, including the Miami-Dade, Broward, Palm Beach, Treasure Coast and Central Florida areas.

Member Acuity and Quality Metrics

Medicare pays capitation using a risk adjusted model, which compensates payers based on the health status, or acuity, of each individual member. Payers with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payers. Our capitated revenues are recognized based on projected member acuity and quality metrics and are subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, Medicare requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a member. As part of the Coronavirus Aid, Relief and Economic Security Act, Medicare is allowing documentation for conditions identified during video visits with members. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions and quality metrics of our members as comprehensively as we did in prior years, which may adversely impact our capitated revenue. Similarly, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or which were recently acquired.

Seasonality to Our Business

Our operational and financial results experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

Medical Costs

Medical costs vary seasonally depending on a number of factors. Typically, we experience higher utilization levels during the first quarter of the year. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. Additionally, we accrue stop loss reimbursements from September through December which can result in reduced medical expenses during the fourth quarter due to recoveries.

Organic Member Growth

We experience the largest portion of our organic member growth during the first quarter, when plan enrollment selections made during the prior Annual Enrollment Period, or AEP, from October 15 through December 7 of the prior year take effect. We also add members throughout the year, including during Special Enrollment Periods when certain eligible individuals can enroll in Medicare Advantage midyear.

Per-Member Capitated Revenue

We experience some seasonality with respect to our per-member revenue, which generally declines over the course of the year. In January of each year, CMS revises the risk adjustment factor for each member based upon health conditions documented in the prior year, leading to an overall change in per-member premium. As the year progresses, our per-member revenue declines as new members join us, typically with less complete or accurate documentation (and therefore lower risk adjustment scores).

Key Performance Metrics

In addition to our GAAP and non-GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	December 31, 2018	December 31, 2019	December 31, 2020
Members	25,010	41,518	105,707
Medical Centers	19	35	71

Members

Members represent those patients for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.

Medical Centers

We define our medical centers as those primary care medical centers open for business and attending to members at the end of a particular period in which we own the medical operations and the physicians are our employees.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. Many such restrictions remain in place, and some state and local governments are re-imposing certain restrictions due to the increasing rates of COVID-19 cases. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients.

In response to COVID-19, we remained open and augmented our Cano at Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in the home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, staff and community. Our centers remained open for urgent visits and necessary procedures. As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allowed our staff to screen patients for COVID-19 and related complications, as well as refer them to a specialized team that is dedicated to helping COVID-19 patients. The pandemic did not have a material impact on our results of operations, cash flows and financial position as of, and for the year ended, December 31, 2020. This is primarily attributable to the relatively fixed nature of our capitated revenue arrangements. Over 95% of our total gross revenues are recurring, consisting of fixed monthly per-member-per-month capitation payments we receive from healthcare providers. Additionally, during this time, we completed and integrated several acquisitions and expanded to new locations which had a positive impact on our revenues. Due to our recurring contracted revenue model, we experienced minimal impact to our revenue during 2020.

We experienced both cost increases and cost savings due to COVID-19. Increases in operating expenses were primarily attributable to higher-than-budgeted payroll expenses, pharmacy prescription expenses, provider payments, rent, and marketing expenses. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. These higher costs were partially offset by lower referral fees, vehicle expenses, IT costs, professional fees, office and facility (ER) costs, and travel costs. We did experience a decrease in utilization of services during March through June of 2020. Medical centers were open for emergency visits, but we also expanded our at-home care services, resulting in lower emergency transportation costs, and facility service costs (including costs related to various wellness and activity services offered at clinics). Even as utilization increased month to month through the third and fourth quarter of 2020, we expect certain costs savings to remain permanent as some members continue to take advantage of telemedicine and Cano@Home care services.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, we cannot estimate the length or severity of the impact of the pandemic on our business. Additionally, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. We will continue to closely evaluate and monitor the nature and extent of these potential impacts to our business, results of operations and liquidity. However, based on our experience from 2020, we expect the overall negative impact from COVID-19 on our business will be immaterial. In addition, we expect to offer more telemedicine and mobile solutions which will create additional touchpoints to timely capture member medical data which in turn provides actionable insights to empower better care decisions via our CanoPanorama system.

For additional information on the various risks posed by the COVID-19 pandemic, please see the section entitled “Risk Factors” included in this proxy statement/prospectus.

Key Components of Results of Operations

Revenue

Capitated revenue. Our capitated revenue is derived from fees for medical services provided at our medical centers or affiliated practices under capitation arrangements made directly with various health plans. Fees consist of a per-member-per-month (“PMPM”) amount paid on an interim basis for the delivery of healthcare services and our rates are determined as a percent of the premium the health plans receive from the CMS for our at-risk members. Those premiums are based upon the cost of care in a local market and the average utilization of services by the members enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Groups with higher acuity patients receive more, and those with lower acuity patients receive less. Under the risk adjustment model, capitated premium is paid based on the acuity of members enrolled for the preceding year and subsequently adjusted once current year data is compiled. Our accrued revenue reflects the current period acuity of members. The amount of capitated revenue may be affected by certain factors outlined in the agreements with the health plans, such as administrative fees paid to the health plans and risk adjustments to premiums.

Generally, we enter into three types of capitation arrangements; non-risk arrangements, limited risk arrangements, and full risk arrangements. Under our non-risk arrangements, we receive monthly capitated payments without regard to the actual amount of services provided. Under our limited risk arrangements, we assume partial financial risk for covered members. Under our full risk arrangements, we assume full financial risk for covered members.

Fee-for-service and other revenue. We generate fee-for-service revenue from providing primary care services to patients in our medical centers when we bill the member or their insurance plan on a fee-for-service basis as medical services are rendered. While substantially all of our patients are members, we occasionally also provide care to non-members. Fee-for-service amounts are recorded based on agreed upon fee schedules determined within each contract.

Other revenue consists of sales from our pharmacies. We contract with an administrative services organization to collect and remit payments on our behalf from the sale of prescriptions and medications. We have pharmacies at some of our medical centers, where customers may fill prescriptions and retrieve their medications. Patients also have the option to fill their prescriptions with a third-party pharmacy of their choosing.

Operating Expenses

Third-party medical costs. Third-party medical costs primarily consist of all medical expenses paid by the health plans (contractually on behalf of Cano) including costs for inpatient and hospital care, specialists, and certain pharmacy purchases associated with the resale of third-party medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including our accumulated statistical data, adjusted for current experience. These estimates are continually reviewed and updated and we retain the services of an independent actuary to review IBNR on an annual basis. We expect our third-party medical costs to increase given the healthcare spending trends within the Medicare population and the increasing disease burden of our patients as they age which is also consistent with what we indirectly receive (through capitated revenue) from CMS.

Direct patient expense. Direct patient expense primarily consists of costs incurred in the treatment of our patients, at our medical centers and affiliated practices, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, and drug costs for pharmacy sales.

Selling, general and administrative expense. Selling, general and administrative expenses include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments. In addition, selling, general and administrative expenses include all corporate technology and occupancy costs. We expect our selling, general and administrative expenses to increase over time following the closing of the business combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. However, we anticipate these expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. For purposes of determining center-level economics, we allocate a portion of our selling, general and administrative expenses to our medical centers and affiliated practices. The relative allocation of these expenses to each center depends upon a number of metrics, including (i) the number of centers open during a given period of time; (ii) the number of clinicians at each center at a given period of time; or (iii) if determinable, the center where the expense was incurred.

Depreciation and amortization expense. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Transaction costs and other. Transaction costs and other primarily consist of deal costs, including due diligence, integration, legal, internal staff, and other professional fees, incurred from acquisition activity and bonuses due to sellers.

Fair value adjustment — contingent consideration. Fair value adjustment — contingent consideration consists primarily of changes to contingent consideration due to sellers in connection with our acquisitions. Contingent consideration is revalued at each reporting period.

Management fees. Management fees consist of fees for financial and management consulting services from our advisory services agreement.

Other Expenses

Interest expense. Interest expense primarily consists of interest incurred on our outstanding borrowings under our notes payable related to our equipment loans and credit facility. See “Liquidity and Capital Resources”. Costs incurred to obtain debt financing are amortized and shown as a component of interest expense.

Interest income. Interest income consists of interest earned through a loan agreement with an affiliated company.

Loss on extinguishment of debt. Loss on extinguishment of debt primarily consists of legal and prepayment fees, unamortized debt issuance costs, and a gain on the derecognition of an embedded derivative related to certain term loans in connection with our debt refinancing arrangement.

Fair value adjustment — embedded derivative. Fair value adjustment — embedded derivative consists primarily of changes to an embedded derivative identified in our debt agreement. The embedded derivative is revalued at each reporting period.

Other expenses. Other expenses consist of legal settlement fees.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Years Ended December 31,
($ in thousands)	2020	2019
Revenue:
Capitated revenue	$794,164	$343,903
Fee-for-service and other revenue	35,203	20,483

Total revenue	829,367	364,386

Operating expenses:
Third-party medical costs	564,987	241,089
Direct patient expense	102,284	43,020
Selling, general, and administrative expenses	103,962	59,148
Depreciation and amortization expense	18,499	6,822
Transaction costs and other	42,604	17,156
Fair value adjustment - contingent consideration	65	2,845
Management fees	916	427

Total operating expenses	833,317	370,507

Loss from operations	(3,950)	(6,121)
Interest expense	(34,002)	(10,163)
Interest income	320	319
Loss on extinguishment of debt	(23,277)	—
Fair value adjustment - embedded derivative	(12,764)	—
Other expenses	(450)	(250)

Total other expense	(70,173)	(10,094)

Net loss before income tax expense	(74,123)	(16,215)
Income tax expense	(651)	—

Net loss	(74,774)	(16,215)
Net loss attributable to non-controlling interests	—	(93)

Net loss attributable to PCIH	$(74,774)	$(16,122)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:

	Years Ended December 31,
(% of revenue)	2020	2019
Revenue:
Capitated revenue	95.7%	94.4%
Fee-for-service and other revenue	4.3%	5.6%

Total revenue	100.0%	100.0%

Operating expenses:
Third-party medical costs	68.1%	66.2%
Direct patient expense	12.3%	11.8%
Selling, general, and administrative expenses	12.5%	16.2%
Depreciation and amortization expense	2.2%	1.9%
Transaction costs and other	5.1%	4.7%
Fair value adjustment — contingent consideration	0.0%	0.8%
Management fees	0.1%	0.1%

Total operating expenses	100.5%	101.7%

Loss from operations	(0.5)%	(1.7)%
Interest expense	(4.1)%	(2.8)%
Interest income	0.0%	0.1%
Loss on extinguishment of debt	(2.8)%	0.0%
Fair value adjustment — embedded derivative	(1.5)%	0.0%
Other expenses	(0.1)%	(0.1)%

Total other expense	(8.5)%	(2.8)%

Net loss before income tax expense	(8.9)%	(4.4)%
Income tax expense	(0.1)%	0.0%

Net loss	(9.0)%	(4.4)%
Net loss attributable to non-controlling interests	0.0%	0.0%

Net loss attributable to PCIH	(9.0)%	(4.4)%

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Revenue:
Capitated revenue	$794,164	$343,903	$450,261	130.9%
Fee-for-service and other revenue	35,203	20,483	14,720	71.9%

Total revenue	$829,367	$364,386	$464,981

Capitated revenue. Capitated revenue was $794.2 million for the year ended December 31, 2020, an increase of $450.3 million, or 130.9%, compared to $343.9 million for the year ended December 31, 2019. The increase was driven by organic growth as we continued to increase the number of members served in our existing centers and expanded into the Nevada and Texas markets. Additionally, the increase was attributable to our acquisitions of Healthy Partners and Primary Care Physicians which resulted in the addition of new members across additional counties in Florida.

Fee-for-service and other revenue. Fee-for-service and other revenue was $35.2 million for the year ended December 31, 2020, an increase of $14.7 million, or 71.9%, compared to $20.5 million for the year ended December 31, 2019. The increase in fee-for-service revenue was attributable primarily to our acquisition of Primary Care Physicians in the first quarter of 2020 and an increase in patients served across existing centers. The increase in pharmacy revenue was driven by the opening of two new pharmacies during the first quarter of 2020 and organic growth as we continued to increase the number of members served in our established pharmacies. We expect to continue making investments in our pharmacy business as this is a key component of the services we provide to our patients and plan to open new facilities in other states.

Operating Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Operating expenses:
Third-party medical costs	$564,987	$241,089	$323,898	134.3%
Direct patient expense	102,284	43,020	59,264	137.8%
Selling, general, and administrative expenses	103,962	59,148	44,814	75.8%
Depreciation and amortization expense	18,499	6,822	11,677	171.2%
Transaction costs and other	42,604	17,156	25,448	148.3%
Fair value adjustment — contingent consideration	65	2,845	(2,780)	(97.7%)
Management fees	916	427	489	114.5%

Total operating expenses	$833,317	$370,507	$462,810

Third-party medical costs. Third-party medical costs were $565.0 million for the year ended December 31, 2020, an increase of $323.9 million, or 134.3%, compared to $241.1 million for the year ended December 31, 2019. The increase was consistent with our revenue growth and primarily driven by a 155% increase in total members.

Direct patient expense. Direct patient expense was $102.3 million for the year ended December 31, 2020, an increase of $59.3 million, or 137.8%, compared to $43.0 million for the year ended December 31, 2019. The increase was consistent with our organic growth during the period and driven by increases in payroll and benefits of $25.5 million, pharmacy drugs of $9.7 million, medical supplies of $2.3 million and provider payments of $21.8 million.

Selling, general and administrative expense. Selling, general and administrative expense was $104.0 million for the year ended December 31, 2020, an increase of $44.8 million, or 75.8%, compared to $59.2 million for the year ended December 31, 2019. The increase was driven by higher salaries and benefits of $23.9 million, occupancy costs of $8.2 million, marketing expenses of $4.2 million, IT infrastructure costs of $3.2 million, and other costs of $5.3 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense. Depreciation and amortization expense was $18.5 million for the year ended December 31, 2020, an increase of $11.7 million, or 171.2%, compared to $6.8 million for the year ended December 31, 2019. The increase was driven by purchases of new property and equipment to support the growth of our business as well as the addition of several new brand names, non-compete agreements, and payor relationships from our 2020 acquisitions.

Transaction costs and other. Transaction costs and other were $42.6 million for the year ended December 31, 2020, an increase of $25.4 million, or 148.3%, compared to $17.2 million for the year ended December 31, 2019. The increase was as a direct result of higher integration, legal, internal staff, and other professional fees incurred from our acquisition activities during 2020.

Fair value adjustment — contingent consideration. Fair value adjustment — contingent consideration was $0.1 million for the year ended December 31, 2020, a decrease of $2.7 million, or 97.7%, compared to $2.8 million for the year ended December 31, 2019. The decrease was due to a change in the fair value of contingent consideration due to sellers in connection with our acquisitions.

Management fees. Management fees were $0.9 million for the years ended December 31, 2020, an increase of $0.5 million, or 114.5%, compared to $0.4 million for the year ended December 31, 2019. The increase was due to higher fees for financial and management consulting services.

Other Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Interest expense	$(34,002)	$(10,163)	$(23,839)	234.6%
Loss on extinguishment of debt	(23,277)	—	(23,277)	—%
Fair value adjustment — embedded derivative	(12,764)	—	(12,764)	—%
Other expenses	(450)	(250)	(200)	80.0%

Interest expense. Interest expense was $34.0 million for the year ended December 31, 2020, an increase of $23.8 million, or 234.6%, compared to $10.2 million for the year ended December 31, 2019. The increase was primarily driven by interest incurred on our outstanding borrowings under our credit facility to fund our acquisitions.

Loss on extinguishment of debt. Loss on extinguishment of debt was $23.3 million for the year ended December 31, 2020. The increase was due to the loss on extinguishment of debt related to the refinancing of Term Loan 1 and Term Loan 2 with Term Loan 3 in the fourth quarter of 2020, which included legal and prepayment fees and unamortized debt issuance costs related to Term Loan 1 and Term Loan 2 and a gain on the derecognition of the embedded derivative related to Term Loan 2.

Fair value adjustment — embedded derivative. Fair value adjustment — embedded derivative was $12.8 million for the year ended December 31, 2020. The increase was due to the change in the fair value of the embedded derivative related to Term Loan 2.

Other expenses. Other expenses were $0.5 million for the year ended December 31, 2020, an increase of $0.2 million, or 80.0%, compared to $0.3 million for the year ended December 31, 2019.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from notes payable, term loan borrowings and a revolving credit facility. As of December 31, 2020 and December 31, 2019, we had cash, cash equivalents and restricted cash of $33.8 million and $29.2 million, respectively. Our cash, cash equivalents and restricted cash primarily consist of highly liquid investments in money market funds and cash. Since our inception, we have generated significant operating losses from our operations as reflected in our accumulated deficit of $99.9 million as of December 31, 2020 and negative cash flows from operations.

We expect to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in acquisitions, expansion of operations, and due to additional selling, general and administrative costs we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

After completion of this offering, the Company will be a holding company with no material assets other than its ownership of the PCIH Common Units and its managing member interest in PCIH. As a result, we will have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of PCIH and the distributions it receives from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that we need funds and PCIH is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. We anticipate that the distributions we will receive from PCIH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement.”

Dividends on our common stock, if any, will be paid at the discretion of our Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, we generally will be required to pay to JAWS Sponsor LLC, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. These payments are the obligation of the Company and not of PCIH. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or PCIH and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

We believe that following the Closing of the Business Combination, our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Years Ended December 31,
($ in thousands)	2020	2019
Net cash used in operating activities	$(9,235)	(15,465)
Net cash used in investing activities	(268,366)	(90,784)
Net cash provided by financing activities	282,216	132,038

Net increase in cash, cash equivalents and restricted cash	4,615	25,789
Cash, cash equivalents and restricted cash at beginning of year	29,192	3,403

Cash, cash equivalents and restricted cash at end of period	$33,807	$29,192

Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $9.2 million, a decrease of $6.3 million compared to net cash used in operating activities of $15.5 million for the year ended December 31, 2019. Significant changes impacting net cash used in operating activities were as follows:

•	Net loss for the year ended December 31, 2020 of $74.8 million compared to net loss for the year ended December 31, 2019 of $16.2 million;

•

Increases in accounts receivable, net of $27.5 million for the year ended December 31, 2020 compared to increases in accounts receivable, net for the year ended December 31, 2019 of $21.8 million due to the addition of new contracts from our 2020 acquisitions and increased member counts across existing providers which was partially offset by the assumption of service provider liabilities from our 2020 acquisitions; and

•

Increase in accounts payable and accrued expenses for the year ended December 31, 2020 of $19.1 million compared to increases in accounts payable and accrued expenses for the year ended December 31, 2019 of $6.0 million due to the addition of new third-party provider payments related to businesses acquired in 2020.

Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $268.4 million, an increase of $177.6 million compared to net cash used in investing activities of $90.8 million for the year ended December 31, 2019. Significant changes impacting net cash used in investing activities were as follows:

•	Increase in purchases of property and equipment for the year ended December 31, 2020 of $12.1 million compared to an increase of $9.3 million for the year ended December 31, 2019;

•	Increase in cash used for acquisitions of subsidiaries for the year ended December 31, 2020 of $207.6 million compared to an increase of $83.4 million for the year ended December 31, 2019; and

•	Decrease in due to sellers for the year ended December 31, 2020 of $53.2 million compared to an increase of $1.9 million for the year ended December 31, 2019.

Financing Activities

Net cash provided by financing activities was $282.2 million and $132.0 million during the years ended December 31, 2020 and 2019, respectively, an increase of $150.2 million. Significant changes impacting net cash provided by financing activities were as follows:

•	Increase in contributions from the Seller for the year ended December 31, 2020 of $103.0 million compared to an increase of $60.7 million for the year ended December 31, 2019; and

•	Increase in proceeds from long-term debt for the year ended December 31, 2020 of $664.1 million compared to an increase of $76.2 million for the year ended December 31, 2019;

•	Offset by increase in distributions to the Seller for the year ended December 31, 2020 of $106.1 million compared to an increase of $1.2 million for the year ended December 31, 2019;

•	Offset by increase in payments of debt for the year ended December 31, 2020 of $318.8 million compared to an increase of $2.0 million for the year ended December 31, 2019; and

•	Offset by increase in prepayment fees on extinguishment of debt of $28.0 million for the year ended December 31, 2020 compared to no prepayment fees for the year ended December 31, 2019.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating and capital leases for our centers and equipment and repayments of long-term debt on notes payable and equipment loans.

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments due by Period
($ in thousands)	2021	2022	2023	2024	2025	Thereafter	Total
Notes Payable (1)	$4,800	$4,800	$4,800	$4,800	$4,800	$456,000	$480,000
Capital lease obligations	1,038	919	586	271	—	—	2,814
Operating lease obligations	10,566	11,075	9,772	8,158	6,641	20,721	66,933
Equipment loans	—	51	140	904	92	—	1,187

Total	$16,404	$16,845	$15,298	$14,133	$11,533	$476,721	$550,934

(1)	Represents amounts related to the Term Loans under the Credit Facility.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2020.

Litigation

We are exposed to various asserted and unasserted potential claims encountered in the normal course of business. We believe that the resolution of these matters will not have a material effect on our consolidated financial position or the results of operations.

Non-GAAP Financial Metrics

The following discussion includes references to EBITDA and Adjusted EBITDA which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments to contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, fair value adjustments to an embedded derivative, and loss on extinguishment of debt. Adjusted EBITDA is a key measure used by our management to assess the operating and financial performance of our health centers in order to make decisions on allocation of resources.

The presentation of non-GAAP financial measures also provides additional information to investors regarding our results of operations and is useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these non-GAAP financial measures:

•

allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•	provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•

allow investors to view our financial performance and condition in the same manner that our significant lenders and landlords require us to report financial information to them in connection with determining our compliance with financial covenants.

Our use of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) net interest expense/income; and

•	other companies, including companies in our industry, may calculate EBITDA and/or Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including net income, cash flow metrics and our GAAP financial results.

The following table provides a reconciliation of net loss from operations to non-GAAP financial information:

	Years ended December 31,
($ in thousands)	2020	2019
Net loss	$(74,774)	$(16,215)
Interest income	(320)	(319)
Interest expense	34,002	10,163
Income tax expense	651	—
Depreciation and amortization expense	18,499	6,822

Reported EBITDA	$(21,942)	$451

Stock-based compensation	528	182
De novo losses	8,662	5,523
Acquisition transaction costs(1)	43,973	20,754
Restructuring and other	2,435	299
Change in fair value of embedded derivative	12,764	—
Loss on extinguishment of debt	23,277	—

Adjusted EBITDA	$69,697	$27,209

(1)	Acquisition transaction costs included $388 and $326 of corporate development payroll costs for the years ended December 31, 2020 and 2019, respectively.

We experienced a 4,965.2% decrease in EBITDA and a 156.2% increase in our Adjusted EBITDA between the year ended December 31, 2020 and December 31, 2019. This was primarily related to our 2020 acquisition activity.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

The accompanying consolidated financial statements include the accounts of PCIH, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, and Cano HP MSO, LLC.

Included in our consolidated results are variable interest entities Cano Health Texas, PLLC and Cano Health Nevada, PLLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this proxy/statement prospectus for more detailed information regarding our critical accounting policies.

Revenue

Revenue consists primarily of fees for medical services provided under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue also consists of revenue earned through Medicare Advantage as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. As we control the healthcare services provided to enrolled members, we act as the principal and the gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Additionally, since contractual terms across these arrangements are similar, we group them into one portfolio.

Capitated revenues are recognized in the month in which we are obligated to provide medical care services. The transaction price for the services provided is variable and depends upon the terms of the arrangement provided by or negotiated with the health plan and include PMPM rates that may fluctuate. The rates are risk adjusted based on the health status (acuity) of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

Third-Party Medical Costs

Third-party medical costs primarily consist of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges, and other factors. Liabilities for IBNR are estimated using standard actuarial methodologies, including our accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated, however, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts and these differences may be material.

We have included IBNR claims of approximately $54.5 million and $20.0 million on our balance sheet as of December 31, 2020 and December 31, 2019, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. We test goodwill for impairment annually on October 1st or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors. Goodwill is evaluated for impairment at the reporting unit level and we have identified a single reporting unit.

ASC 350, Intangibles — Goodwill and Other (“ASC 350”) allows entities to first use a qualitative approach to test goodwill for impairment by determining whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. When we perform the quantitative goodwill impairment test, we compare the fair value of the reporting unit, which we primarily determine using an income approach based on the present value of expected future cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss. There was no impairment to goodwill during the year ended December 31, 2020 and the year ended December 31, 2019.

Our intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. We amortize intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

The determination of fair values and useful lives require us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

Equity-Based Compensation

ASC 718, Compensation — Stock Compensation (“ASC 718”) requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. Under our unit-based incentive plan, we may reward employees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions. We have elected to account for forfeitures as they occur. We use the Black-Scholes pricing option model to estimate the fair value of each award as of the grant date.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements “Summary of Significant Accounting Policies — Recent Accounting Pronouncements” for more information.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Our primary market risk exposure relates to fluctuations in interest rates on our three term loans (“Term Loan 1”, “Term Loan 2”, and “Term Loan 3”) under our Credit Facility.

Borrowings under Term Loan 1 bear interest at a variable rate equal to LIBOR plus an applicable margin (7.5% as of extinguishment on November 23, 2020 and 6.3% as of December 31, 2019). Borrowings under Term Loan 2 bear cash interest at a rate of 5.0%, payable quarterly, in addition to interest paid in-kind (“PIK”) of 11.5% per annum. Following the issuance of Term Loan 3, we prepaid Term Loan 1 and Term Loan 2 on November 23, 2020, which resulted in our legal relief from all obligations under Term Loan 1 and Term Loan 2. Term Loan 3 consists of an Initial Term Loan and Revolving Facility which have a stated interest rate of 5.5%. The effective interest rate for the Initial Term Loan is 6.2%.

For the year ended December 31, 2020 and the year ended December 31, 2019, the total amount of outstanding debt under the Term Loans subject to interest rate fluctuations was $480.0 million and $134.7 million, respectively. Based on the amount outstanding, a 100 basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of $4.8 million and $1.3 million, respectively.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

EXECUTIVE COMPENSATION OF CANO HEALTH

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “Cano Health”, generally refer PCIH prior to the Business Combination and to the Company following the Business Combination.

This section discusses the material components of the executive compensation program offered to the executive officers of PCIH who would have been “named executive officers” for 2020 and who will serve as executive officers of the Company following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	Dr. Marlow Hernandez, our Chief Executive Officer;

•	Dr. Richard Aguilar, our Chief Clinical Officer; and

•	David Armstrong, our General Counsel & Chief Compliance Officer.

Each of Dr. Hernandez, Dr. Aguilar, and Mr. Armstrong will serve the Company in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the compensation earned or received by our NEOs for services rendered during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards(2)	All Other Compensation ($)(3)	Total ($)
Dr. Marlow Hernandez,	2020	350,000	700,000	—	2,808	1,052,808
Chief Executive Officer

Dr. Richard Aguilar,	2020	275,000	75,000	—	—	350,000
Chief Clinical Officer

David Armstrong,	2020	235,000	70,000	20,880	—	325,880
General Counsel & Chief Compliance Officer

(1)

Amounts shown represent discretionary bonuses earned for services performed during the fiscal year ended December 31, 2020, plus, for Dr. Hernandez, a $450,000 special transaction bonus was paid in connection with the Business Combination.

(2)

Amounts shown reflect the grant date fair value of Class B Units of Seller granted during 2020. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 15 to PCIH’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus”. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or sale of the applicable awards

(3)	Amount shown represents an employer matching contribution under our 401(k) Plan.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salaries for each of Dr. Marlow Hernandez, Dr. Richard Aguilar, and Mr. David Armstrong were $350,000, $275,000 and $235,000, respectively.

Annual Cash Bonuses

Each of our NEOs is eligible to earn a discretionary annual cash incentive bonus as determined by our board of directors in its discretion. For 2020, each of Dr. Hernandez, Dr. Richard Aguilar, and Mr. David Armstrong were eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries, of [50]%, [20]% and [30]%, respectively.

Equity Compensation

Following the closing of the Business Combination, the Company intends to grant annual equity awards to certain employees, including our NEOs. The annual equity awards will be comprised of restricted stock unit awards and/or stock options and will be granted under our 2021 Plan. The restricted stock units will be earned based on the achievement of certain corporate, financial performance objectives during a one year performance period and will vest and settle over the two year period following the end of the performance period. The stock options will vest and become exercisable over four years in equal annual installments following the vesting commencement date of such options.

Equity Grants in Connection with the Business Combination

We intend to grant equity awards to certain employees, including our NEOs in connection with the closing of the Business Combination. The equity awards to our Named Executive Officers will be comprised of restricted stock unit awards and/or stock options and will be granted under our 2021 Plan. The restricted stock units will vest and settle over four years in equal annual installments following the closing of the Business Combination. The stock options will vest and become exercisable based on the achievement of certain stock performance objectives during the three year period following the closing of the Business Combination. We expect to grant an aggregate of              restricted stock units to our Named Executive Officers, with Drs. Hernandez and Aguilar and Mr. Armstrong receiving 0, 200,000 and              restricted stock units, respectively. We expect to grant options to purchase an aggregate of              shares of common stock to our Named Executive Officers at exercise prices equal to the closing price of our common stock on the grant date, with Drs. Hernandez and Aguilar and Mr. Armstrong being granted options to purchase 2,820,000, 600,700 and              shares of our common stock, respectively.

Employment Agreements with Our Named Executive Officers

Cano Health initially entered into employment agreements with each of the NEOs in connection with the commencement of their employment with Cano Health, which set forth the terms and conditions of each executive’s employment. Effective upon the closing of the Business Combination, we will enter into new employment agreements with Drs. Hernandez and Aguilar that will supersede and replace each such NEO’s existing employment agreement and provide for specified payments and benefits in connection with a termination of employment in certain circumstances. Our goal in providing these severance payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that a NEO’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate to encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The new employment agreements with each of Drs. Hernandez and Aguilar require the named executive officers to execute a separation agreement containing a general release of claims in favor of us to receive any severance payments and benefits. The material terms of each NEO’s employment agreements are summarized below.

New Employment Agreement with Dr. Marlow Hernandez

Effective upon the closing of the Business Combination, we will enter into a new employment agreement with Dr. Hernandez, pursuant to which we will continue to employ Dr. Hernandez as our Chief Executive Officer on an “at will” basis for a term of three years following the closing of the Business Combination, subject to automatic renewal for successive one-year terms unless Cano Health or the Executive delivers a written non-renewal notice. Dr. Hernandez’ new employment agreement provides that his initial annual base salary will be $350,000, and is subject to periodic review by our compensation committee and may be increased but not decreased. In addition, the new employment agreement provides that Dr. Hernandez is eligible to receive cash incentive compensation, which target annual amount shall not be less than fifty percent (50%) of his annual base salary. Subject to approval by our board of directors, Dr. Hernandez shall also be eligible to receive an annual equity award with target value of $2,411,000. Upon the closing of the Business Combination, Dr. Hernandez will be granted a stock option to purchase 2,820,000 shares of common stock. Dr. Hernandez is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Hernandez’ employment by Cano Health without “cause” (as defined in his new employment agreement, including due to Cano Health’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his new employment agreement), subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Hernandez will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Hernandez’ employment is terminated by us without “cause” (including due to Cano Health’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Hernandez will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Hernandez’ then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Hernandez in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Dr. Hernandez for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

The cash severance payable to Dr. Hernandez upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Current Employment Agreement with Dr. Marlow Hernandez

Cano Health entered into an employment agreement with Dr. Hernandez, dated December 23, 2016, pursuant to which Cano Health employs Dr. Hernandez as its Chief Executive Officer. The new employment agreement described above will supersede and replace Dr. Hernandez’ prior employment agreement effective upon the closing of the Business Combination.

Pursuant to his current employment agreement, Dr. Hernandez’ annual base salary is subject to increase based on satisfaction of specified Cano Health EBITDA criteria, and he is eligible to receive an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. Pursuant to the current employment agreement, in the event of a termination of Dr. Hernandez’ employment by Cano Health without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Hernandez is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), (ii) a pro-rated portion of his target bonus for the year in which his termination occurs, and (iii) subject to Dr. Hernandez’ copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) 12 months following termination or (B) the expiration of Dr. Hernandez’ COBRA health continuation period.

New Employment Agreement with Dr. Richard Aguilar

Effective upon the closing of the Business Combination, we will enter into a new employment agreement with Dr. Aguilar, pursuant to which we will continue to employ Dr. Aguilar as Chief Clinical Officer of Cano Health on an “at will” basis for a term of three years following the closing of the Business Combination, subject to automatic renewal for successive one-year terms unless Cano Health or the Executive delivers a written non-renewal notice. Dr. Aguilar’s new employment agreement provides that his initial annual base salary will be $300,000, and is subject to periodic review by our compensation committee and may be increased but not decreased. In addition, the new employment agreement provides that Dr. Aguilar is eligible to receive cash incentive compensation, which target annual amount shall not be less than fifty percent (40%) of his annual base salary. Subject to approval by our board of directors, Dr. Aguilar shall also be eligible to receive an annual equity award with target value of $646,000. Upon the closing of the Business Combination, Dr. Aguilar will be granted a stock option to purchase 600,700 shares of common stock and a restricted stock unit award in respect of 200,000 shares of common stock. Dr. Aguilar is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Aguilar’s employment by Cano Health without “cause” (as defined in his new employment agreement, including due to the Cano Health’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his new employment agreement), subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Aguilar will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Aguilar’s employment is terminated by us without “cause” (including due to Cano Health’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Aguilar will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Aguilar’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Aguilar in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Dr. Aguilar for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

The cash severance payable to Dr. Aguilar upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Current Employment Agreement with Dr. Richard Aguilar

Cano Health entered into an employment agreement with Dr. Aguilar, dated December 23, 2016, pursuant to which Cano Health employs Dr. Aguilar as its Chief Clinical Officer. The new employment agreement described above will supersede and replace Dr. Aguilar’s current employment agreement effective upon the closing of the Business Combination.

Pursuant to his current employment agreement, Dr. Aguilar’s annual base salary is subject to annual review by our board of directors, and he is eligible to receive an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. Pursuant to the current employment agreement, in the event of a termination of Dr. Aguilar’s employment by Cano Health without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Dr. Aguilar is entitled to receive (i) base salary continuation for twelve months following his termination date, (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (subject to continued compliance with applicable restrictive covenant provisions), and (iii) subject to Dr. Aguilar’s copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) 12 months following termination or (B) the expiration of Dr. Aguilar’s COBRA health continuation period.

Employment Agreement with Mr. David Armstrong

Cano Health entered into an employment agreement with Mr. Armstrong in July 2018, pursuant to which Cano Health employs Mr. Armstrong as its General Counsel & Chief Compliance Officer. Pursuant to his employment agreement, Mr. Armstrong’s annual base salary is subject to annual review by our board of directors, and he is eligible to receive an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. In the event of a termination of Mr. Armstrong’s employment by Cano Health without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Mr. Armstrong will be entitled to receive (i) base salary continuation for twelve months following his termination date and (ii) subject to Mr. Armstrong’s copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) 12 months following termination or (B) the expiration of Mr. Armstrong’s COBRA health continuation period, provided, in each case, that such severance benefits shall cease if Mr. Armstrong commences employment with another employer during such period and Cano Health may elect to reduce such severance payments and benefits to a duration between six and twelve months (in which case the duration of Mr. Armstrong’s non-competition obligations would similarly be reduced).

Employment agreement with Mr. Brian Koppy

Cano Health entered into an employment agreement with Mr. Brian Koppy in April 2021, pursuant to which Cano Health employs Mr. Koppy as its Chief Financial Officer on an “at will” basis. Pursuant to his employment agreement, Mr. Koppy’s initial annual base salary will be $325,000 per year and is subject to periodic review by our compensation committee or board of directors. In addition, the employment agreement provides that Mr. Koppy is eligible to receive cash incentive compensation, which target annual amount shall not be less than sixty percent (60%) of his annual base salary (which amount will be pro-rated for the portion of the 2021 year that Mr. Koppy is employed). Mr. Koppy is also eligible to receive a one-time signing bonus of $600,000, payable within 30 days of the effective date of his employment agreement and subject to repayment of a pro-rated portion if his employment is terminated by Cano Health for “cause” (as defined in his employment agreement) or by his resignation other than for “good reason” (as defined in his employment agreement) prior to the two-year anniversary of the effective date of his employment agreement. Subject to approval by our board of directors, Mr. Koppy shall also be eligible to receive an annual equity award with target value of $859,000. Upon the closing of the Business Combination, Mr. Koppy will be granted a stock option to purchase 400,000 shares of common stock and a restricted stock unit award in respect of [373,972] shares of common stock. Mr. Koppy is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Koppy’s employment by Cano Health without “cause” or by his resignation for “good reason,” subject to Mr. Koppy’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Mr. Koppy will be entitled to receive (i) base salary continuation for twelve months following his termination date, (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs, and (iv) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Koppy’s employment is terminated by Cano Health without “cause”, or by him for “good reason,” in each case, within twelve months after a “change in control” (as defined in his employment agreement) and subject to Mr. Koppy’s execution and nonrevocation of a separation agreement containing, among other things, a release of claims in favor of Cano Health and its affiliates, Mr. Koppy will be entitled to receive (i) an amount in cash equal to the sum of (x) Mr. Koppy’s base salary and (y) two times the average annual incentive compensation paid to Mr. Koppy in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Mr. Koppy for each of the prior two years, the amount shall be his target bonus for the current year); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs; (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; and (iv) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period. The cash severance payable to Mr. Koppy upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Outstanding Equity Awards at 2020 fiscal year-end

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisiable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price (#))	Option Expiration Date
Dr. Marlow Hernandez	—	—		—	—	—
Dr. Richard Aguilar	—	—		—	—	—
Mr. David Armstrong	8/24/2018(2)	22,500	(2)	—	—	—
	4/29/2020(3)	4,000	(3)	—	—	—

(1)

Amounts reported in the “Option Awards” column reflect outstanding Class B Units of the Seller granted during the 2020 fiscal year. The Class B Units are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature”.

(2)

Represents an award of 22,500 Class B Units of Seller granted on August 24, 2018 with pre-issuance common value of $15.00. The units vest as to seventy-five percent (75%) of the units in four equal annual installments following the grant date and vest as to twenty-five percent (25%) of the units upon the consummation of a “sale of the company” (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Seller, or the Seller LLC Agreement). Contingent on the consummation of the Business Combination, all unvested units will vest immediately prior to Closing.

(3)

Represents an award of 4,000 Class B Units of Seller granted on April 29, 2020 with pre-issuance common value of $32.50. The units vest as to seventy-five percent (75%) of the units in four equal annual installments following the grant date and vest as to twenty-five percent (25%) of the units upon the consummation of a “sale of the company” (as defined in the Seller LLC Agreement). Contingent on the consummation of the Business Combination, all unvested units will vest immediately prior to Closing.

Employee Benefit and Equity Compensation Plans and Arrangements

Seller Profits Interest Awards

In order to incentivize and retain certain employees and other key service providers of Cano Health and its affiliates, we have granted Class B Units of Seller which are intended to enable such individuals to participate in the long-term growth and financial success of Cano Health. The Class B Units are a special class of common units structured to qualify as “profits interests” for tax purposes. Pursuant to the Seller LLC Agreement, up to 529,250 Class B Units of Seller have been reserved and authorized for issuance. As of December 31, 2020, there were 464,625 outstanding Class B Units of Seller, of which 118,895 were vested.

Class B Units of Seller provide unitholders with the right to receive a percentage of Seller’s future profits and distributions, subject to achievement of certain threshold pre-issuance common values as defined in the Seller LLC Agreement. The Class B Units of Seller generally vest seventy-five percent (75%) in equal annual installments over four years following the date of grant, and twenty-five percent (25%) upon a “sale of the company” as defined in the Seller LLC Agreement. Any Class B Units that are not vested on a termination of the unitholder’s business or other service relationship will be forfeited. Class B unitholders are entitled to participate in Seller’s distributions, subject to the return of capital contributions made by the common unitholders and certain other preferred distribution rights upon achieving the “pre-issuance common values” specified in the respective award. Contingent on the consummation of the Business Combination, all unvested Class B Units of Seller will vest immediately prior to Closing.

Employee Benefits

Our named executive officers are eligible to participate in the Cano Health employee benefit plans, including Cano Health’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. Cano Health also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) plan.”

401(k) Plan

Cano Health maintains a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Cano Health 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Cano Health’s employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, Cano Health may make discretionary matching contribution equal to a uniform percentage of the individual’s salary deferrals , as well as profit sharing contributions, as determined by management. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Director Compensation of Cano Health

The following table sets forth compensation earned and paid to the non-employee members of Cano Health’s board of directors who will serve as a director of Jaws following the Business Combination during the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors. Dr. Marlow Hernandez, our Chief Executive Officer, did not receive any compensation for his service as a member of our board of directors during 2020. Dr. Hernandez’ compensation for service as an employee for fiscal year 2020 is presented above under the heading “—2020 Summary Compensation Table.” In addition, we reimburse non-employee members of our board of directors for reasonable travel expenses, and for out-of-pocket costs incurred in attending meetings of our board of directors or events attended on behalf of the Company.

Name	Fees earned or paid in cash ($)	Total ($)
Lewis Gold	50,000	50,000

Non-Employee Director Compensation Policy of the Company

Following the Closing, the Company Board will adopt a non-employee director compensation policy that is designed to enable the Company to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation following the Closing, as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000

Additional Annual Retainer for Committee Membership
Annual service as lead independent director	$35,000

In addition, on the date of each annual meeting of stockholders of our company, each non-employee director will receive an annual restricted stock unit award with a value of $200,000, which will vest in full of the earlier to occur of the first anniversary of the date of grant or the next annual meeting, subject to continued service as a director through such vesting date. Any outstanding unvested restricted stock unit awards will accelerate in full upon a sale event (as defined in our 2021 Plan).

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

The executive officers of the Company following the Business Combination are expected to be comprised of Dr. Marlow Hernandez, as chief executive officer, Brian D. Koppy, as chief financial officer, Dr. Richard Aguilar, as chief clinical officer, and David Armstrong, as general counsel, chief compliance officer and secretary. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers of the Company following the completion of the Business Combination.

Name	Age	Position(s)
Dr. Marlow Hernandez	36	Chief Executive Officer and President
Brian D. Koppy	51	Chief Financial Officer
Dr. Richard Aguilar	64	Chief Clinical Officer
David Armstrong	55	General Counsel, Chief Compliance Officer and Secretary

The Company Board following the Business Combination is expected to be comprised of Dr. Marlow Hernandez, Elliot Cooperstone, Lewis Gold, Jacqueline Guichelaar, Angel Morales, Alan Muney, Kim M. Rivera, Barry S. Sternlicht and Solomon Trujillo. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors following the completion of the Business Combination.

Name	Age	Position(s)
Dr. Marlow Hernandez	36	Chairman; Class III Director
Elliot Cooperstone	59	Class II Director
Lewis Gold	64	Class Director
Jacqueline Guichelaar	48	Class Director
Angel Morales	47	Class Director
Alan Muney	67	Class Director
Kim M. Rivera	52	Class Director
Barry S. Sternlicht	60	Class I Director
Solomon Trujillo	69	Class Director

Executive Officers and Directors

Dr. Marlow Hernandez is the Founder and has served as the Chief Executive Officer of Cano Health since 2009. A native of Cuba, Dr. Hernandez immigrated to the U.S. with his family in 1993. He received a BS in neuroscience from the University of Miami and a medical degree from Nova Southeastern University, from which he also received master’s degrees in business administration and public health. In addition, he is a fellow of the American College of Physicians. As the founder of our company, we believe Dr. Hernandez is qualified to serve as a member of our board of directors.

Brian D. Koppy has served as the Chief Financial Officer of Cano Health since April 2021. Prior to joining Cano Health, Mr. Koppy served as Senior Vice President of Enterprise Financial Planning and Analysis for CVS Health from April 2019 to March 2021. Prior to CVS’ merger with Aetna, Mr. Koppy served as Chief Financial Officer of Aetna’s Commercial Markets Business from June 2013 to March 2019. Mr. Koppy also has prior experience at Assurant, Inc., and Barnes Group, Inc. Mr. Koppy earned a BS and an MBA in Finance from the University of Connecticut.

Dr. Richard B. Aguilar, is the Chief Clinical Officer for Cano Health and maintains his private practice with offices in Downey and Huntington Park, CA. Dr. Aguilar earned his medical degree at the University of

California, Irvine College of Medicine and completed his internship and residency in Internal Medicine at UC Irvine Medical Center and Long Beach Veterans Administration Medical Center. Dr. Aguilar is a member of the American College of Physicians, National Hispanic Medical Association as well as the American Diabetic Association. Dr. Aguilar has served as Chief of Medicine and Chief of the ICU at several hospitals and from 2006 to 2010 was also Director of Diabetes Care for High Lakes Health Care in Bend, OR. Dr. Aguilar also served as an advisory board member to the American Diabetes Association and the Latino Health Care Provider CE Planning Committee. In 2009, Dr. Aguilar was recognized by the American Diabetes Association/National Committee for Quality Assurance (ADA/NCQA) as a recipient of the Diabetes Physician Recognition Program in the state of Oregon and in 2011, he received the same award for patient care at his California offices. In 2017 and again in 2018, various Miami-based Cano Health offices also received this recognition. Dr. Aguilar also is co-founder and Medical Director of Diabetes Nation, a primary care founded group which published its Diabetes Intervention and Management with Excellence (DIME) Program® Care Model results.

David Armstrong, J.D., is the General Counsel and Chief Compliance Officer of Cano Health. Mr. Armstrong is an experienced corporate generalist with substantial law firm and in-house experience representing all aspects of commercial operations. Prior to joining Cano Health, Mr. Armstrong served in a number of corporate roles including In-House General Counsel, Chief Compliance Officer & Corporate Secretary of Promise Healthcare, Inc.; Senior Counsel Mid-Atlantic States for Kaiser Permanente; and Assistant General Counsel at BlueCross and BlueShield of Michigan. In addition, Mr. Armstrong has practiced law in private practice, most recently as Partner in the Law Offices of Julie Allison, P.A., a full-service law firm with a national clientele of clients including entrepreneurs, hospitals, clinics, facilities, clinical laboratories, physicians, medical groups, insurance brokers and healthcare provider networks. Mr. Armstrong earned his J.D. (cum laude) from the University of Michigan Law School and his undergraduate degree from Michigan State University. Mr. Armstrong is a member of the Bar in Florida, Maryland, Pennsylvania and Michigan.

Elliot Cooperstone is the Founder and has served as Managing Partner of InTandem Capital Partners since 2011. Mr. Cooperstone was previously CEO of Prodigy Health Group, a health care services holding company acquired in 2011 by Aetna. Earlier in his career, Mr. Cooperstone was General Manager of the Employer Services Group at Intuit, a co-founder and CEO of EmployeeMatters, and Executive Vice President and Chief Administrative Officer of Alexander & Alexander Services, Inc. He also had prior experience with Travelers Group, The Walt Disney Company and The Boston Consulting Group. We believe that Mr. Cooperstone’s executive experience within health care and deep investment experience qualifies him to serve as a member of our board of directors.

Lewis Gold is the chairman of the board of Advanced Recovery Systems, which he co-founded in 2013. Prior to Advanced Recovery Systems, Dr. Gold was the co-founder and Executive Vice Chairman of Sheridan Healthcare, which he co-founded in 1994. Dr. Gold also currently serves as an Operating Partner for J.W. Childs. He also serves as non-executive Chairman of Urology Management Associates and Siromed. Mr. Gold received a BS from Albright College and a medical degree from Temple University School of Medicine. We believe that Mr. Gold is qualified to serve as a member of our board of directors because of his significant knowledge of the medical industry and his experience with public companies.

Jacqueline Guichelaar has served as the Group Chief Information Officer at Cisco Systems, Inc. since February 2019. Ms. Guichelaar was previously the Group Chief Information Officer at Thomson Reuters from November 2017 to October 2018. She also served as the CIO Infrastructure and Technology Services at Lloyds Banking Group from February 2016 to September 2017. In addition, she held various roles including Chief Technology Officer during her 12 year tenure at Deutsche Bank beginning in July 2007. Her role at Cisco has recently expanded and she is now leading the Digital Enterprise Solutions organization. We believe that Ms. Guichelaar is qualified to serve as a member of our board of directors because of her significant experience in technology as well as her 30 plus year career.

Angel Morales has served as the Founder and Chief Executive Officer of Morales Capital since January 2015. Mr Morales previously served as a Managing Director and the Group Co-Head of Bank of America Merrill

Lynch Global Private Equity from January 2009 to May 2011 and as a co-Founder and Managing Partner of North Cove Partners from June 2011 to December 2014. Mr. Morales received an AB from Harvard University and an MBA from Harvard Business School. We believe that Mr. Morales is qualified to serve as a member of our Board of Directors because of his significant knowledge of, and history with, our company and his deep experience in the investment industry.

Alan Muney served as Chief Medical Officer of Cigna Corp. from October 2011 to December 2018, and as Executive Vice President, Total Health & Network from February 2017 to December 2018. He joined Cigna in March 2010 as Senior Vice President of Total Health and Network. Dr. Muney served as an executive director in the operations group at The Blackstone Group from 2007 to 2010, as well as the founder and Chief Executive Officer of Equity Healthcare, a division inside Blackstone that managed benefits and medical costs for Blackstone’s portfolio companies. Dr. Muney received a BS and a medical degree from Brown University, and a Masters in Health Administration from the University of La Verne. We believe that Dr. Muney is qualified to serve as a member of our board of directors because of his significant knowledge of the industry in which we operate.

Kim M. Rivera has served as Special Advisor to the CEO at HP, Inc. since February 2021. From January 2019 to February 2021, Ms. Rivera served as HP Inc.’s President, Strategy and Business Management and Chief Legal Officer. From November 2015 to January 2019, Ms. Rivera served as Chief Legal Officer and Corporate Secretary at HP, Inc. From 2010 to 2015, Ms. Rivera served as the Chief Legal Officer and Corporate Secretary for DaVita HealthCare Partners. Previously, Ms. Rivera was the Chief Compliance Officer at The Clorox Company and the Chief Litigation Counsel for Rockwell Automation. Ms. Rivera was appointed to the board of Thompson Reuters in 2019, where she serves on the Audit and Risk committees. Ms. Rivera received a BA from Duke University and a JD from Harvard Law School. We believe that Ms. Rivera is qualified to serve as a member of our board of directors because of her significant experience as a public company executive, as a strategic advisor and her knowledge of the industry in which we operate.

Barry S. Sternlicht serves as the Chairman of Jaws Acquisition Corp. He founded Starwood Capital in 1991, serving as Chairman and Chief Executive Officer. Mr. Sternlicht also serves as the Chairman of STWD since its IPO in August of 2009. In addition, Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc., a non-listed, public-reporting real estate investment trust that invests primarily in stabilized, income-oriented commercial real estate and debt secured by commercial real estate. Mr. Sternlicht is a member of the Board of Estee Lauder since July of 2004. Mr. Sternlicht holds an MBA from Harvard Business School and a BA from Brown University. We believe that Mr. Sternlicht is qualified to serve as a member of our board of directors because of his extensive experience in real estate and public markets.

Solomon Trujillo is the founder of Trujillo Group, LLC, where he has served as chairman since 2003. Mr. Trujillo was previously the Chief Executive Officer and Director of Telstra Corporation Limited from July 2005 to February 2009, and Chief Executive Officer of Orange SA from February 2003 to April 2004. Mr. Trujillo currently serves on the board of directors of Western Union, and is Chairman and Board Director of Encantos. He previously served on the board of directors of globally branded companies including Orange, WPP plc, Fang Holdings Ltd. and Target Corporation. Mr. Trujillo received his BS and MBA from the University of Wyoming. We believe that Mr. Trujillo is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our company and his knowledge of the industry in which we operate.

Corporate Governance Guidelines and Code of Business Conduct

The Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The

Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

As discussed more fully under the section entitled “Shareholder Proposal 2: The Business Combination Proposal — The Business Combination — Board of Directors”, following the Closing, the Company Board will initially consist of nine (9) directors, which will be divided into three classes (designated Class I, II and III) with Class I, Class II and Class III each consisting of three directors. Class I directors will have an initial term which expires in 2022. Class II directors will have an initial term which expires in 2023. Class III directors will have an initial term which expires in 2024. Pursuant to the Business Combination Agreement, the Company Board will consist of (i) Barry S. Sternlicht, or in the event that Mr. Sternlicht is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual to as may be identified by the Sponsor (subject to the reasonable approval of Seller, Cano America and InTandem) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, (ii) Elliot Cooperstone, or in the event that Mr. Cooperstone is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual to as may be identified by InTandem (subject to the reasonable approval of Seller, Cano America and Jaws) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, (iii) Dr. Marlow Hernandez or in the event that Dr. Hernandez is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve, another individual to as may be identified by Seller (subject to the reasonable approval of Cano America, Jaws and InTandem) prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, and (iv) six individuals to be identified by Dr. Marlow Hernandez (subject to the reasonable approval of Jaws, Cano America and InTandem). Prior to the mailing of this registration statement of which this proxy statement/prospectus forms a part to the Public Shareholders, the Company Board shall designate whether each individual who will serve on the Company Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided, that Barry S. Sternlicht (or his replacement) shall serve as a member of Class I, Elliot Cooperstone (or his replacement) shall serve as a member of Class II and Dr. Marlow Hernandez (or his replacement) shall serve as a member of Class III. Dr. Marlow Hernandez shall serve as Chairman of the Company Board after the Effective Time.

Director Independence

In connection with the Business Combination, the Company’s Class A common stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Company Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company anticipates that                 will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

The Company believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

The Company Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Lewis Gold, Jacqueline Guichelaar, Angel Morales, Alan Muney and Kim Rivera will serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of Messrs. Gold, Morales and Muney and Mses. Guichelaar and Rivera are independent under the NYSE listing standards and applicable SEC rules. Mr. Morales will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that                  qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board will adopt a written charter for the Audit Committee which will be available on the Company’s website upon the completion of the Business Combination.

Compensation Committee

Messrs. Gold, Morales and Muney will serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of Messrs. Gold, Morales and Muney are independent. Mr. Muney will serve as Chairman of the Compensation Committee. The Company’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board will adopt a written charter for the Compensation Committee, which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo will serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo are independent. Ms. Rivera will serve as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•	evaluating the performance of the Company Board and of individual directors;

•	considering, and making recommendations to the Company Board regarding the composition of the Company Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related person transactions; and

•	developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on its website upon the completion of the Business Combination.

Code of Conduct and Ethics

Following the Business Combination, the Company intends to post its Code of Conduct and Ethics and to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner required by applicable rules or regulations of the SEC or securities exchange.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Person Policy of the Company

The Company will adopt a formal written policy that will be effective upon the Business Combination that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Company will enact policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee will have the responsibility to review related person transactions.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company common stock or Company warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Company common stock shares or Company warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Company common stock then outstanding (as of the date of this proxy statement/prospectus, Jaws has 86,250,000 ordinary shares outstanding); or

•	the average weekly reported trading volume of the Company common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Class B ordinary shares pursuant to Rule 144 without registration one year after Jaws has completed its initial business combination.

Jaws anticipates that following the completion of the Business Combination, the Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of the Company Securities — Registration Rights” above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Company’s proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Company’s proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Company Board, (ii) otherwise properly brought before such meeting by or at the direction of the Company Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in the Company’s proposed Bylaws. To be timely for the Company’s annual meeting of stockholders, the Company’s secretary must receive the written notice at the Company’s principal executive offices:

•	not earlier than the 120th day; and

•	not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the Company holds its annual meeting of stockholders more than 30 days before or more than 70 days following after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10 day following the day on which the public announcement of such date was first made.

Accordingly, for the Company’s 2022 Annual Meeting, assuming the meeting is held on                ,                 , notice of a nomination or proposal must be delivered to the Company no later than                ,                , and no earlier than                ,                 . Nominations and proposals also must satisfy other              requirements set forth in the Bylaws. The Chairperson of the Company Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office on or before                ,                 and must comply with Rule 14a-8.

Stockholder Director Nominees

The Company’s proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Company’s proposed Bylaws. In addition, the stockholder must give timely notice to the Company’s secretary in accordance with the Company’s proposed Bylaws, which, in general, require that the notice be received by the Company’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

APPRAISAL RIGHTS

None of Jaws’ shareholders have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Jaws Board, any committee chairperson or the non-management directors as a group by writing to the Jaws Board or committee chairperson at Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139 (if sent before the Business Combination) or with the Company Board or any committee chairperson or the non-management directors as a group, to                (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of the Company offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/ prospectus.

EXPERTS

The financial statements of Jaws Acquisition Corp. as of December 31, 2020 and December 31, 2019, and for the year ended December 31, 2020 and the period from December 27, 2019 (inception) through December 31, 2019, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Primary Care (ITC) Intermediate Holdings, LLC and Subsidiaries at December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, included in the Proxy Statement of Jaws Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Healthy Partners, Inc, HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in the Proxy Statement of Jaws Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On October 27, 2020, PCIH engaged Ernst & Young LLP, or EY, to serve as its independent registered public accounting firm and dismissed Morrison Brown Argiz & Farra, LLC, or MBAF, who had previously audited its consolidated financial statements for the years ended December 31, 2019 and 2018. The decision to engage EY and dismiss MBAF was approved by PCIH’s board of directors.

The audit reports of MBAF on PCIH’s consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of PCIH’s consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended and for the subsequent interim period preceding MBAF’s dismissal, there were: (i) no disagreements between PCIH and MBAF on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MBAF, would have caused MBAF to make reference to the subject matter of the disagreements in its report on PCIH’s financial statements; and (ii) no “reportable events” within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During PCIH’s fiscal years ended December 31, 2019 and 2018 and for the subsequent interim period prior to MBAF’s dismissal, neither PCIH nor anyone on its behalf consulted with EY with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, and EY did not provide either a written report or oral advice to PCIH that EY concluded was an important factor considered by PCIH in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event” within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

PCIH provided MBAF with a copy of the disclosures set forth above and requested that MBAF furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not MBAF agrees with such disclosures. A copy of the letter dated April 21, 2021, furnished by MBAF in response to that request is filed as Exhibit 16.1 to the registration statement relating to this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Jaws and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Jaws’ annual report to shareholders and Jaws’ proxy statement/prospectus. Upon written or oral request, Jaws will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Jaws deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Jaws deliver single copies of such documents in the future. Shareholders may notify Jaws of their requests by calling or writing Jaws at 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139 (if before the Business Combination) or              (if after the Business Combination).

TRANSFER AGENT

The transfer agent for Jaws’ securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Jaws Board is aware of no other matter that may be brought before the Shareholders Meeting. If any matter other than the Shareholder Proposals or related matters should properly come before such meetings, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under the laws of the Cayman Islands, only business stated in the notice of an extraordinary general meeting may be transacted at such meeting.

ENFORCEABILITY OF CIVIL LIABILITY

Jaws is a Cayman Islands exempted company. If Jaws does not change its jurisdiction of incorporation from the Cayman Islands to Delaware effecting the Domestication, you may have difficulty serving legal process within the United States upon Jaws. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Jaws in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Jaws may be served with process in the United States with respect to actions against Jaws arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Jaws’ securities by serving Jaws’ U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Jaws files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Jaws with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of Jaws upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Shareholders Meeting, you should contact Jaws in writing at Jaws Acquisition Corp., 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139 or by telephone at (203) 422-7718.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CCH.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meetings, or no later than                    , 2021.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Jaws has been supplied by Jaws and all such information relating to PCIH has been supplied by the Seller. Information provided by Jaws or PCIH does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Jaws Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 (restated) and December 31, 2019	F-3
Statement of Operations for the years ended December 31, 2020 (restated) and December 31, 2019	F-4
Statement of Changes in Shareholder’s Equity (Deficit) for the years ended December 31, 2020 (restated) and December 31, 2019	F-5
Statement Of Cash Flows for the years ended December 31, 2020 (restated) and December 31, 2019	F-6
Restated Notes to Financial Statements	F-7 – F-24

Audited Consolidated Financial Statements of Primary Care (ITC) Intermediate Holdings LLC and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-26
Consolidated Statements of Operations for the years ended December 31, 2020 and December 31, 2019	F-27
Consolidated Statement of Members’ Capital for the years ended December 31, 2020 and December 31, 2019	F-28
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and December 31, 2019	F-29 – F-30
Notes to Consolidated Financial Statements	F-31 – F-65

Unaudited Condensed Combined Financial Statements of Healthy Partners, Inc, HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC
Unaudited Condensed Combined Balance Sheets as of May 31, 2020 and December 31, 2019	F-66
Unaudited Condensed Combined Statements of Operations for the periods ended May 31, 2020 and May 31, 2019	F-67
Unaudited Combined Statements of Members’ Capital for the periods ended May 31, 2020 and December 31, 2019	F-68
Unaudited Condensed Combined Statements of Cash Flows for periods ended May 31, 2020 and 2019	F-69
Notes to Unaudited Condensed Combined Financial Statements	F-70 – F-83

Audited Combined Financial Statements of Healthy Partners, Inc, HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC
Report of Independent Registered Public Accounting Firm	F-84
Combined Balance Sheets as of December 31, 2019 and 2018	F-85
Combined Statements of Operations for the Years Ended December 31, 2019 and 2018	F-86
Combined Statements of Members’ Capital for the Years Ended December 31, 2019 and 2018	F-87
Combined Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-88
Notes to Combined Financial Statements	F-89 – F-105

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Jaws Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jaws Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for period from December 27, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from December 27, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 28, 2021

JAWS ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2020	2019
	As Restated
ASSETS
Current assets
Cash	$1,037,124	$—
Prepaid expenses	187,493	—

Total Current Assets	1,224,617	—
Deferred offering costs	—	45,568
Cash and marketable securities held in Trust Account	690,306,930	—

TOTAL ASSETS	$691,531,547	$45,568

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$2,180,406	$5,288
Accrued offering costs	—	45,568

Total Current Liabilities	2,180,406	50,856
Warrant liabilities	90,539,999	—
Deferred underwriting fee payable	24,150,000	—

Total Liabilities	116,870,405	50,856

Commitments (Note 6)

Ordinary shares subject to possible redemption, 56,966,114 and no shares at $10.00 per share as of December 31, 2020 and 2019, respectively	569,661,141	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 12,033,886 and no shares issued and outstanding (excluding 56,966,114 and no shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,203	—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 17,250,000 and 1 share(s) issued and outstanding as of December 31, 2020 and 2019, respectively	1,725	—
Additional paid-in capital	33,882,053	—
Accumulated deficit	(28,884,980)	(5,288)

Total Shareholders’ Equity (Deficit)	5,000,001	(5,288)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$691,531,547	$45,568

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2020	For the Period from December 27, 2019 (Inception) Through December 31, 2019
	As Restated
Operating costs	$3,176,907	$5,288
Transaction costs	2,536,382	—

Loss from operations	(5,713,289)	(5,288)
Other income/(expense):
Change in fair value of warrant liabilities	(23,473,333)	—
Interest earned on investments held in Trust Account	306,930	—

Net loss	$(28,879,692)	$(5,288)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—

Basic and diluted net income per share, Class A	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	1

Basic and diluted net loss per share, Class B	$(1.69)	$(5,288)

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance — December 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary share	—	—	1	—	—	—	—
Net loss	—	—	—	—	—	(5,288)	(5,288)

Balance — December 31, 2019	—	—	1	—	—	(5,288)	(5,288)
Cancellation of Class B ordinary share	—	—	(1)	—	—	—	—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of Class A shares in initial public offering, less fair value of public warrants, net of offering costs (As Restated)	69,000,000	6,900	—	—	608,780,888	—	608,787,788
Excess of fair value of private placement warrants over cash received	—	—	—	—	(5,266,666)	—	(5,266,666)
Class A ordinary shares subject to possible redemption (As Restated)	(56,966,114)	(5,697)	—	—	(569,655,444)	—	(569,661,141)
Net loss (As Restated)	—	—	—	—	—	(28,879,692)	(28,879,692)

Balance — December 31, 2020 (As Restated)	12,033,886	$1,203	17,250,000	$1,725	$33,882,053	$(28,844,980)	$5,000,001

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	For the Period from December 27, 2019 (Inception) Through December 31, 2019
	As Restated
Cash Flows from Operating Activities:
Net loss	$(28,879,692)	$(5,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid through promissory note — related party	3,413	—
Interest earned on marketable securities held in Trust Account	(306,930)	—
Transaction costs	2,536,382	—
Changes in operating assets and liabilities:
Change in fair value of warrant liabilities	23,473,333	—
Prepaid expenses	(160,693)	—
Accrued expenses	2,180,406	5,288

Net cash used in operating activities	(1,153,781)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)	—

Net cash used in investing activities	(690,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	677,100,000	—
Proceeds from sale of Private Placement Warrants	15,800,000	—
Repayment of promissory note — related party	(274,059)	—
Payments of offering costs	(435,036)	—

Net cash provided by financing activities	692,190,905	—

Net Change in Cash	1,037,124	—
Cash — Beginning	—	—

Cash — Ending	$1,037,124	$—

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$595,991,034	$—

Change in value of Class A ordinary shares subject to possible redemption	$(26,329,893)	$—

Deferred underwriting fee payable	$24,150,000	$—

Initial classification of warrant liabilities	$67,066,666	$—

Offering costs included in accrued offering costs	$—	$45,568

Payment of offering costs through promissory note — related party	$238,558	$—

Payment of prepaid expenses through promissory note — related party	$26,800	$—

Offering cost paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$25,000	$—

Payment of accrued expenses through promissory note — related party	$5,288	$—

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 1 — Description of Organization and Business Operations

Jaws Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on December 27, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 13, 2020. On May 18, 2020, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,533,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 5.

Transaction costs amounted to $37,748,594, consisting of $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards the Company’s offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs.

Following the closing of the Initial Public Offering on May 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. So long as the Company’s securities are then listed on the NYSE, the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts and taxes payable on the income earned) at the time of the signing of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post business combination company owns or acquires 50% or more of

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon and who vote at a shareholder meeting, are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with (i) the completion of the Company’s initial Business Combination and (ii) a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period (defined below) or (B) with respect to any other provision relating to the rights of holders of the Public Shares.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will have until May 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Consideration

As of December 31, 2020, the Company had $1,037,124 in its operating bank account, and working capital deficit of approximately $955,789. The Company incurred a net loss for the year ended December 31, 2020 of $28,879,692 and cash used in operating activities of $1,153,781.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s liquidity needs up to December 31, 2020 were satisfied through a contribution of $25,000 from Sponsors to cover certain expenses in exchange for the issuance of the Founder Shares, the loan of $300,000 from the Sponsors pursuant to a Promissory Note (defined below, see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Promissory Note as of May 18, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund our working capital needs until the consummation of an initial business combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

Note 2 — Restatement

On April 12, 2021 the Securities and Exchange Commission (the “SEC”) released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”). Management of the Company and the Audit Committee of the Board of Directors of the Company concluded that the Company’s previously issued financial statements and related disclosures as of and for the year ended December 31, 2020, and as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020 should no longer be relied upon.

Upon reviewing the SEC’s public statement and evaluating the terms of its warrant agreements, the Company determined that it had improperly classified its Public Warrants and Private Placement Warrants as shareholders’ equity. In accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”, the Company has concluded that its Public Warrants and Private Placement Warrants should be classified as a liability at fair value on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations. Further discussion on the related terms and analysis resulting in this conclusion can be found in Note 3.

We are restating the financial statements and related disclosures as of and for the year ended December 31, 2020 and unaudited quarterly financial information as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020, and as of the consummation of the Company’s Initial Public Offering on May 18, 2020, to correct misstatements associated with the Company’s classification of its Public Warrants and Private Placement Warrants on its balance sheet, in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”.

Description of Restatement Tables

See below for a reconciliation from the previously reported to the restated amounts for the periods as of and for the year ended December 31, 2020, and as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020. The previously reported amounts were derived from our Annual Report on Form 10-K as of and for the year ended December 31, 2020 filed on March 29, 2021, and our Quarterly Reports on Form 10-Q as of and for the three and six months ended June 30, 2020 and three and nine

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

months ended September 30, 2020 filed on August 13, 2020 and November 10, 2020, respectively. These amounts are labeled as “As Previously Reported” in the table below. The amounts labeled “Adjustment” represent the effects of this Restatement due to the change in classification of the Public Warrants and Private Placement Warrants from shareholders’ equity to liability on the balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. Also included in the amounts labeled “Adjustment” is the effect of expensing transaction costs in the statement of operations that were previously charged to shareholders’ equity and have been allocated to the warrants based on their relative fair value against total proceeds.

The correction of this misstatement related to the change in fair value of the warrant liabilities and the related expensing of allocated transaction costs resulted in an expense to the company’s statement of operations of $26,009,715 for the year ended December 31, 2020, $2,536,382 for the three and six months ended June 30, 2020, and $6,981,715 for the three and nine months ended September 30, 2020. There was no impact to net cash used in operating, investing, and financing activities for the year ended December 31, 2020, three and six months ended June 30, 2020, and three and nine months ended September 30, 2020 as a result of this Restatement.

The following presents a reconciliation of the balance sheets and statement of operations from the prior periods as previously reported to the restated amounts as of June 30, 2020, September 30, 2020, and December 31, 2020, for the three and six months ended June 30, 2020, three and nine months ended September 30, 2020 and year ended December 31, 2020. The statement of shareholders’ equity for the year ended December 31, 2020 has been restated for the restatement impact to net income (loss) and ordinary shares subject to possible redemption:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of June 30, 2020
Warrant liability	$—	$67,066,666	$67,066,666
Ordinary shares subject to possible redemption	663,043,930	(67,066,666)	595,977,264
Class A ordinary shares	270	671	941
Accumulated deficit	(32,470)	(2,536,382)	(2,568,852)
Additional paid-in capital	5,030,481	2,535,711	7,566,192
Balance sheet as of September 30, 2020
Warrant liability	$—	$71,511,999	$71,511,999
Ordinary shares subject to possible redemption	662,944,994	(71,511,999)	591,432,995
Class A ordinary shares	271	715	986
Accumulated deficit	(131,406)	(6,981,715)	(7,113,121)
Additional paid-in capital	5,129,416	6,981,000	12,110,416
Balance sheet as of December 31, 2020
Warrant liability	$—	$90,539,999	$90,539,999
Ordinary shares subject to possible redemption	660,201,140	(90,539,999)	569,661,141
Class A ordinary shares	298	905	1,203
Accumulated deficit	(2,875,265)	(26,009,715)	(28,884,980)
Additional paid-in capital	7,873,243	26,008,810	33,882,053
Three months ended June 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Net loss	(23,769)	(2,536,382)	(2,560,151)
Basic and diluted net loss per share, Class B	(0.00)	(0.15)	(0.15)
Six months ended June 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Net loss	(27,182)	(2,536,382)	(2,563,564)
Basic and diluted net loss per share, Class B	(0.00)	(0.15)	(0.15)
Three months ended September 30, 2020
Change in fair value of warrant liability	$—	$(4,445,333)	$(4,445,333)
Net loss	(98,936)	(4,445,333)	(4,544,269)
Basic and diluted net loss per share, Class B	(0.01)	(0.26)	(0.27)

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Nine months ended September 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Change in fair value of warrant liability	—	(4,445,333)	(4,445,333)
Net loss	(126,118)	(6,981,715)	(7,107,833)
Basic and diluted net loss per share, Class B	(0.02)	(0.40)	(0.42)
Year ended December 31, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Change in fair value of warrant liability	—	(23,473,333)	(23,473,333)
Net loss	(2,869,977)	(26,009,715)	(28,879,692)
Basic and diluted net loss per share, Class B	(0.18)	(1.51)	(1.69)

The impact to the balance sheet dated May 18, 2020, filed on Form 8-K on May 22, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulting in a $67,066,666 increase to the warrant liabilities line item on May 18, 2020 and offsetting decrease to the Class A ordinary shares subject to redemption mezzanine equity line item. The impact to the balance sheet dated May 18, 2020 also included the effect of expensing $2,536,382 of transaction costs in the statement of operations that were previously charged to shareholders’ equity and have been allocated to the warrants based on their relative fair value against total proceeds. This charge resulted in an increase to accumulated deficit and additional paid-in capital. There is no change to total shareholders’ equity at any reported balance sheet date.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, there are 56,966,114 Class A ordinary shares subject to possible redemption that are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering and Private Placement. In accordance with ASC 470-20 “Debt-Debt with Conversion and Other Options,” the Company has allocated offering costs incurred to the Public and Private Placement Warrants based on their relative fair value against total proceeds. Offering costs amounting to $35,212,212 were charged to shareholders’ equity and $2,536,382, which were allocated to the Public and Private Placement Warrants, to the statement of operations upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 33,533,333 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2020	For the Period from December 27, 2019 (inception) Through December 31, 2019
	As Restated
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$306,930	$—

Net Earnings	$306,930	—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000	—
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	0.00	—
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(28,879,692)	(5,288)
Redeemable Net Earnings	(306,930)	—

Non-Redeemable Net Loss	$(29,186,622)	(5,288)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	17,250,000	1
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.69)	(5,288)

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note: As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Warrant Liabilities

As disclosed in Note 4, pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, at a purchase price of $10.000 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”), equating to 23,000,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 10,533,333 warrants (“Private Placement Warrant”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 8).

The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Fair Value of Financial Instruments

The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5 — Related Party Transactions

Founder Shares

On December 27, 2019, the Company issued one of its Class B ordinary shares, for no consideration. On January 17, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On April 24, 2020, May 8, 2020 and May 13, 2020, the Company effected share capitalizations resulting in the initial shareholders holding 17,250,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalizations. The Founder Shares included up to 2,250,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.

Administrative Support Agreement

The Company entered into an agreement, commencing on May 13, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the year ended December 31, 2020, the Company incurred and paid $80,000 in fees for these services.

Promissory Note — Related Party

On January 13, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $274,059 was repaid upon the closing of the Initial Public Offering on May 18, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Note 6 — Commitments

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on May 18, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $12,900,000, net of the $900,000 reimbursed by the underwriters to the Company for expenses incurred in connection with the Initial Public Offering. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 11, 2020 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, the Seller, Jaws Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“Primary Care”).

The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Cano Health”; (b) Primary Care will amend and restate its limited liability company agreement (the “Company A&R LLCA”) to, among other things, unitize the equity interests of Primary Care to permit the issuance and ownership of interests in Primary Care as contemplated by the Business Combination Agreement; (c) following the effectiveness of the Company A&R LLCA, Merger Sub will merge with and into Primary Care (the “Merger”), with Primary Care as the surviving company in the Merger, and the Company shall be admitted as the managing member of Primary Care; (d) the Seller will receive a combination of cash consideration, certain newly issued equity interests of Primary Care and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, which will have no economic value, but will entitle the Seller to one vote per issued share and will be issued on a one-for-one basis for each membership unit in Primary Care (each, a “Company Unit”) retained by the Seller following the Business Combination; and (e) the Company will acquire certain newly issued equity interests of Primary Care in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Primary Care’s balance sheet for general corporate purposes. The Company A&R LLCA will provide the Seller the right to exchange its retained Company Units, together with the cancellation of an equal number of shares of Class B common stock, for Class A common stock of the Company, subject to certain restrictions set forth therein.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 7 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,033,886 Class A ordinary shares issued and outstanding, excluding 56,966,114 Class A ordinary shares subject to possible redemption. At December 31, 2019, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 17,250,000 and one Class B ordinary shares issued and outstanding, respectively.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the election of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof on a one-for-one basis, subject to adjustment as follows. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of ordinary shares issued and outstanding upon completion of our Initial Public Offering, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

Note 8 — Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following is a description of the valuation methodology used for assets and liabilities measured at fair value:

US Treasury Securities: The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $12,220 in cash and cash equivalents and $690,294,710, in U.S. Treasury Bills, which are held at amortized cost.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matures on 1/5/2021)	1	$690,294,710	$5,290	$690,300,000

Warrant Liabilities: The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of December 31, 2020.

The fair value of warrant liabilities at December 31, 2020 is as follows:

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$62,100,000	$—	$—	$62,100,000
Private Placement Warrant liabilities	$—	$—	$28,439,999	$28,439,999

The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:

	As of May 18, 2020 (Initial Measurement)	As of June 30, 2020	As of September 30, 2020	As of December 31, 2020
Exercise price	$11.50	$11.50	$11.50	$11.50
Stock price	$10.00	$10.00	$10.41	$13.41
Term (years)	5.0	5.0	5.0	5.3
Volatility	45.0%	45.0%	29.0%	12.9%
Risk free interest rate	0.4%	0.3%	0.3%	0.4%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Public warrant price	$0.00	$0.00	$2.12	$2.70

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table provides a roll-forward of the fair value of the Company’s warrant liabilities, for which fair value was determined using Level 3 inputs:

Warrant liabilities
Fair value at December 31, 2019	$—
Issuance of warrants	—

Fair value at March 31, 2020	—
Issuance of warrants	67,066,666
Change in fair value	—

Fair value at June 30, 2020	67,066,666
Change in fair value	4,445,333

Fair value at September 30, 2020	71,511,999
Change in fair value	19,028,000

Fair value at December 31, 2020	$90,539,999

The change in fair value of $23,473,333 was recorded during the year ended December 31, 2020 and is included in the change in fair value of warrant liabilities caption within the accompanying statement of operations. Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in July 2020 when the Public Warrants were separately listed and traded.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of Primary Care (ITC) Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Primary Care (ITC) Intermediate Holdings, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ capital and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Miami, FL

March 15, 2021

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and restricted cash	$33,807	$29,192
Accounts receivable, net of unpaid service provider costs (Related parties comprised $0 and $0.3 million as of December 31, 2020 and 2019, respectively)	76,709	49,254
Inventory	922	646
Prepaid expenses and other current assets	8,937	3,785

Total current assets	120,375	82,877
Property and equipment, net (Related parties comprised $22.7 and $9.4 million as of December 31, 2020 and 2019, respectively)	38,126	19,153
Goodwill	234,328	142,076
Payor relationships, net	189,570	64,854
Other intangibles, net	36,785	10,772
Notes receivable, related parties (Related parties comprised $0 and $4.5 million as of December 31, 2020 and 2019, respectively)	—	4,500
Other assets	4,362	1,846

Total assets	$623,546	$326,078

Liabilities and members’ capital
Current liabilities:
Current portion of notes payable	$4,800	$1,353
Current portion of equipment loans	314	223
Current portion of capital lease obligations	876	529
Current portion of contingent consideration	—	19,059
Accounts payable and accrued expenses (Related parties comprised $0.1 and $0.1 million as of December 31, 2020 and 2019, respectively)	33,180	12,723
Deferred revenue (Related parties comprised $1 and $0 million as of December 31, 2020 and 2019, respectively)	988	—
Current portions due to seller, net	27,129	50,348
Other current liabilities	1,333	1,915

Total current liabilities	68,620	86,150
Notes payable, net of current portion, debt discounts and debt issuance costs	456,745	131,851
Equipment loans, net of current portion	873	1,095
Capital lease obligations, net of current portion	1,580	1,082
Deferred rent (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	3,111	1,964
Deferred revenue, net of current portion (Related parties comprised $4.3 and $0 million as of December 31, 2020 and 2019, respectively)	4,277	—
Due to seller, net of current portion	13,976	—
Contingent consideration, net of current portion	5,172	4,370
Other liabilities (Related parties comprised $8.1 and $0 million as of December 31, 2020 and 2019, respectively)	11,648	1,103

Total liabilities	566,002	227,615
Members’ capital:
Members’ equity	157,591	123,242
Accumulated deficit	(99,913)	(25,041)
Notes receivable, related parties	(134)	(130)

Total members’ capital allocated to the Company	57,544	98,071
Non-controlling interests	—	392

Total members’ capital	57,544	98,463

Total liabilities and members’ capital	$623,546	$326,078

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2020	2019
Revenue:
Capitated revenue (Related parties comprised $239.8 and $0 million as of December 31, 2020 and 2019, respectively)	$794,164	$343,903
Fee-for-service and other revenue (Related parties comprised $0.8 and $0.6 million as of December 31, 2020 and 2019, respectively)	35,203	20,483

Total revenue	829,367	364,386
Operating expenses:
Third-party medical costs (Related parties comprised $175.4 and $0 million as of December 31, 2020 and 2019, respectively)	564,987	241,089
Direct patient expense (Related parties comprised $3.1 and $2 million as of December 31, 2020 and 2019, respectively)	102,284	43,020
Selling, general, and administrative expenses (Related parties comprised $4.2 and $1.9 million as of December 31, 2020 and 2019, respectively)	103,962	59,148
Depreciation and amortization expense	18,499	6,822
Transaction costs and other (Related parties comprised $5.4 and $2.4 million as of December 31, 2020 and 2019, respectively)	42,604	17,156
Fair value adjustment—contingent consideration	65	2,845
Management fees (Related parties comprised $0.9 and $0.4 million as of December 31, 2020 and 2019, respectively)	916	427

Total operating expenses	833,317	370,507

Loss from operations	(3,950)	(6,121)
Interest expense	(34,002)	(10,163)
Interest income (Related parties comprised $0.3 and $0.3 million as of
December 31, 2020 and 2019, respectively)	320	319
Loss on extinguishment of debt	(23,277)	—
Fair value adjustment—embedded derivative	(12,764)	—
Other expenses	(450)	(250)

Total other expense	(70,173)	(10,094)

Net loss before income tax expense	(74,123)	(16,215)
Income tax expense	(651)	—

Net loss	$(74,774)	$(16,215)
Net loss attributable to non-controlling interests	—	(93)

Net loss attributable to the Company	$(74,774)	$(16,122)

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

(in thousands)	Members’ Equity	Non- Controlling Interests	Notes Receivable	Accumulated Deficit	Members’ Capital
BALANCE—December 31, 2018	$53,230	$485	$(127)	$(7,754)	$45,834
Members’ contributions	60,655	—	—	—	60,655
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions (Note 3)	9,250	—	—	—	9,250
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	182	—	—	—	182
Repurchase of securities by Primary Care (ITC) Holdings, LLC	(100)	—	—	—	(100)
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	25	—	—	—	25
Notes receivable—related parties	—	—	(3)	—	(3)
Net loss	—	(93)	—	(16,122)	(16,215)
Members’ distributions	—	—	—	(1,165)	(1,165)

BALANCE—December 31, 2019	$123,242	$392	$(130)	$(25,041)	$98,463
Members’ contributions	103,016	—	—	—	103,016
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions (Note 3)	34,300	—	—	—	34,300
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	528	—	—	—	528
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	2,158	—	—	—	2,158
Purchase of non-controlling interests by Primary Care (ITC) Holdings, LLC	490	(392)	—	(98)	—
Notes receivable—related parties	—	—	(4)	—	(4)
Net loss	—	—	—	(74,774)	(74,774)
Members’ distributions	(106,143)	—	—	—	(106,143)

BALANCE—December 31, 2020	$157,591	$—	$(134)	$(99,913)	$57,544

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net loss	$(74,774)	$(16,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	6,687	2,879
Amortization of intangibles	11,813	3,943
Change in fair value of contingent consideration	65	2,845
Change in fair value of embedded derivative	12,764	—
Loss on extinguishment of debt	23,277	—
Amortization of debt discount and debt issuance costs	6,716	539
Bad debt expense	531	—
Profit interest units relating to equity-based compensation	528	182
Paid in kind interest expense	7,287	—
Changes in operating assets and liabilities:
Accounts receivable, net (Related parties comprised $0.3 and $(0.1) million as of December 31, 2020 and 2019, respectively)	(27,500)	(21,779)
Inventory	(275)	(373)
Other assets	(2,761)	(1,119)
Prepaid expenses and other current assets	(5,152)	(2,086)
Accounts payable and accrued expenses (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	19,106	6,029
Bonus accrual	9,144	5,221
Interest accrued due to seller	1,698	1,234
Payment of paid in kind interest on extinguishment of debt	(7,287)	—
Deferred rent (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	1,147	956
Deferred revenue (Related parties comprised $5.3 and $0 million as of December 31, 2020 and 2019, respectively)	5,265	—
Other liabilities (Related parties comprised $8.1 and $0 million as of December 31, 2020 and 2019, respectively)	2,486	2,279

Net cash used in operating activities	(9,235)	(15,465)

Cash Flows from Investing Activities:
Purchase of property and equipment (Related parties comprised $(7.2) and $(5.3) million as of December 31, 2020 and 2019, respectively)	(12,072)	(9,310)
Acquisitions of subsidiaries, net of cash acquired	(207,625)	(83,355)
Change in holdback	36	(59)
Increase (decrease) in due to sellers	(53,201)	1,944
Advances to / from related parties	4,496	(4)

Net cash used in investing activities	(268,366)	(90,784)

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

Cash Flows from Financing Activities:
Contributions from member	103,016	60,655
Distributions to member	(106,143)	(1,165)
Repurchases of shares from member	—	(100)
Payments of long-term debt	(318,754)	(2,017)
Debt issuance costs	(31,111)	(762)
Proceeds from long-term debt	664,096	76,200
Prepayment fees on extinguishment of debt	(27,969)	—
Proceeds from revolving credit facility	9,700	18,050
Repayments of revolving credit facility	(9,700)	(18,050)
Proceeds from insurance financing arrangements	2,865	866
Payments of principal on insurance financing arrangements	(2,865)	(866)
Repayments of equipment loans	(235)	(226)
Repayments of capital lease obligations	(684)	(547)

Net cash provided by financing activities	282,216	132,038

Net increase in cash, cash equivalents and restricted cash	4,615	25,789
Cash, cash equivalents and restricted cash at beginning of year	29,192	3,403

Cash, cash equivalents and restricted cash at end of year	$33,807	$29,192

Supplemental cash flow information:
Interest paid	$22,615	$8,690

Non-cash investing and financing activities:
Capital lease obligations entered into for property and equipment	$1,331	$1,344
Equipment loan obligations entered into for property and equipment	103	1,109
Issuance of securities by Parent in connection with acquisitions	34,300	9,250
Issuance of security in exchange for balance due to seller	2,158	25
Due to seller in connection with acquisitions	16,288	39,751
Humana Affiliate Provider clinic leasehold improvements	8,142	—

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business

Primary Care (ITC) Intermediate Holdings, LLC (“Intermediate Holdings”, or the “Company”), a Delaware limited liability company, was formed on August 8, 2016 and had no substantial operating activity until December 23, 2016 (“date of inception”). The Company is a wholly-owned subsidiary of Primary Care (ITC) Holdings, LLC (“ITC Holdings”, or “Parent”).

The Company provides value-based medical care for its members through a network of primary care physicians across the U.S. and Puerto Rico. The Company focuses on high touch population health and wellness services to Medicare Advantage members, particularly in underserved communities by leveraging a proprietary technology platform to deliver high-quality health care services, resulting in superior clinical outcomes at competitive costs. As of December 31, 2020, the Company provided services through its network of over 71 owned medical centers and over 222 providers (physicians, nurse practitioners, and physician assistants), and maintained affiliate relationships with over 500 physicians. The Company also operates pharmacies in the network for the purpose of providing a full range of managed care services to its members.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, Cano HP MSO, LLC.

The Company has interests in various entities and considers itself to control an entity if it is the majority owner of or has voting control over such entity. The Company also assesses control through means other than voting rights (“variable interest entities” or “VIEs”) and determines which business entity is the primary beneficiary of the VIE. The Company consolidates VIEs when it is determined that the Company is the primary beneficiary of the VIE. Included in the Consolidated results of the Company are Cano Health Texas, PLLC and Cano Health Nevada, PLLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

As of December 31, 2020, the Company’s coverage area is primarily in the State of Florida. Given this concentration, the Company is subject to adverse economic, regulatory, or other developments in the State of Florida that could have a material adverse effect on the Company’s financial conditions and operations. In addition, federal, state and local laws and regulations concerning healthcare affect the healthcare industry. The Company’s long-term success is dependent on the ability to successfully generate revenues; maintain or reduce operating costs; obtain additional funding when needed; and ultimately, achieve profitable operations. The Company is not able to predict the content or impact of future changes in laws and regulations affecting the healthcare industry, however management believes that its existing cash position as of March 15, 2021 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Intermediate Holdings is organized as a limited liability company (“LLC”) wholly owned by its sole member, ITC Holdings. As such, no member or employee of the Company shall be held personally liable for debts, obligation, or liabilities of the Company that may arise from acts of omissions of any other member, director, manager, agent, or employee of the Company, unless the individual action or omission is governed by a specific provision in the Company’s operating agreement or other specific guarantee. As the Company has a single member, there are no differentiated classes of members’ interests, rights, preferences, or privileges and the Company has not issued different classes of units to ITC Holdings. The expenses incurred by ITC Holdings on behalf of the Company or contributions to the Company are recorded as contributions or distributions from members’ capital based on the dollar value of such contribution or distribution. The duration of the LLC is perpetual.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangement, fee-for-service, and revenue from the sale of pharmaceutical drugs.

Capitated care revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue consists of revenue earned through Medicare as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company or any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the pricing established by the Centers for Medicare & Medicaid (“CMS”) and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The transaction price is variable since the rates are risk adjusted for projected health status (acuity) of members and demographic characteristics of the enrolled members. The risk adjustment to the transaction price is presented as the Medicare Risk Adjustment (“MRA”) within accounts receivable on the accompanying consolidated balance sheets. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

In 2020, the Company entered into multi-year agreements with Humana to provide services at certain centers to members covered by Humana. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation to stand-ready to provide care coordination services to patients and will recognize revenue in capitated revenue ratably over the contract term.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The Company’s revenue from its revenue streams described in the preceding paragraphs for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
(in thousands)	2020		2019
	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue:
Medicare	$670,379	80.8%	$282,790	77.6%
Other capitated revenue	123,785	14.9%	61,113	16.8%

Total capitated revenue	794,164	95.7%	343,903	94.4%

Fee-for-service and other revenue:
Fee-for-service	9,504	1.2%	5,769	1.6%
Pharmacy	23,079	2.8%	12,897	3.5%
Other	2,620	0.3%	1,817	0.5%

Total fee-for-service and other revenue	35,203	4.3%	20,483	5.6%

Total revenue	$829,367	100.0%	$364,386	100.0%

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the network of providers.

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

Significant Vendor

The Company’s primary provider of pharmaceutical drugs and pharmacy supplies accounted for approximately 100% of the Company’s pharmaceutical drugs and supplies expense for years ended December 31, 2020 and 2019.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Concentration of Risk

Contracts with three of the HMOs accounted for approximately 69.8% of total revenues for the year ended December 31, 2020 and approximately 67.1% of total accounts receivable as of December 31, 2020. Contracts with three of the HMOs accounted for approximately 61.8% of total revenues for the year ended December 31, 2019 and approximately 44.1% of total accounts receivable as of December 31, 2019. The loss of revenue from these contracts could have a material adverse effect on the Company.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of the Federal Deposit Insurance Corporation insured limit of $0.3 million. At times, such cash balances may be in excess of insured amounts.

Cash and Restricted Cash

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less. During 2020, two health plans required the Company to maintain restricted cash balances for an aggregate amount of $0.6 million. These restricted cash balances are included within the caption cash and restricted cash in the accompanying consolidated balance sheets.

Inventory

Inventory consists entirely of pharmaceutical drugs and is valued at the lower of cost (under the first-in, first-out method) or net realizable value.

Accounts Receivable, Net of Unpaid Service Provider Costs

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2020 and 2019, the Company believes no allowance is necessary. The ultimate collectability of accounts receivable may differ from amounts estimated. The period between the time when the service is performed by the Company and the fees are received is usually one year or less and therefore, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust accounts receivable for the effect of a significant financing component.

Included in accounts receivable are Medicare Risk Adjustment (“MRA”) receivables which are derived from adjustments based on the health status of members and demographic characteristics of the plan. The health status of members are used to determine a risk score which is actuarially determined by comparing what was received from the Centers for Medicare & Medicaid Services and what should have been received based on the health status of the enrolled member. Our accounts receivable includes $18.1 million and $16.5 million as of December 31, 2020 and 2019, respectively, for MRA receivables.

As of December 31, 2020 and 2019, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2020 and 2019.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Accounts receivable balances are summarized below:

	As of December 31,
(in thousands)	2020	2019
Accounts receivable	$113,089	$52,757
Medicare risk adjustment	18,144	16,465
Unpaid service provider costs	(54,524)	(19,968)

Accounts receivable, net	$76,709	$49,254

Activity in unpaid service provider cost is summarized below:

(in thousands)
Balance as at January 1, 2020	$19,968

Incurred related to:
Current year	380,194
Prior years	752

380,946
Paid related to:
Current year	325,670
Prior years	20,720

346,390

Balance as at December 31, 2020	$54,524

Activity in unpaid service provider cost is summarized below:

(in thousands)
Balance as at January 1, 2019	$14,497

Incurred related to:
Current year	177,157
Prior years	1,705

178,862
Paid related to:
Current year	157,189
Prior years	16,202

173,391

Balance as at December 31, 2019	$19,968

The foregoing reconciliation reflects a change in estimate during the year ended December 31, 2020 related to unpaid service provider costs of approximately $0.8 million. The change is primarily attributable to unfavorable claims development driven by higher than expected utilization levels. It also reflects a change of approximately $1.7 million for the year ended December 31, 2019, which is primarily attributable to unfavorable claims development driven by higher than expected utilization levels.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Unpaid Service Provider Cost

Provider costs are accrued based on the date of services rendered to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including the Company’s accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated. Differences between estimated IBNR and actual amounts incurred are adjusted as an increase or decrease to service provider cost in the consolidated statement of operation in the period they become known.

The Company believes the amounts accrued to cover claims incurred and unpaid as of December 31, 2020 and 2019 are adequate. However, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts, and these differences may be material.

The Company maintains a provider excess loss insurance policy to protect against claim expenses exceeding certain levels that were incurred by the Company on behalf of members. As of December 31, 2020 and 2019, the Company’s excess loss insurance deductible was $0.1 million and maximum coverage was $2.0 million per member per calendar year. For the year ended December 31, 2020, the Company recorded excess loss insurance premiums of $4.9 million and insurance reimbursements of $4.9 million. For the year ended December 31, 2019, the Company recorded excess loss insurance premiums of $2.9 million and insurance reimbursements of $1.9 million. The Company recorded these amounts on a net basis in the caption third-party medical costs in the accompanying consolidated statements of operations. The Company records excess loss insurance recoveries in accounts receivable on the accompanying consolidated balance sheets. As of December 31, 2020 and 2019, the Company recorded insurance recoveries of $2.5 million and $1.6 million, respectively.

Debt Discount and Issuance Costs and Loss on Extinguishment of Debt

Debt discounts and debt issuance costs represent fees incurred by the Company in connection with securing funding from a lender. These are lender fees and third-party professional fees that would not have been incurred if the Company did not pursue and secure financing. In circumstances where an embedded derivative is bifurcated from a host credit agreement and recorded as a standalone instrument at fair value, the debt discount and debt issuance costs will reflect the initial fair value of such derivative. At inception of a credit agreement, these debt discounts and debt issuance costs are capitalized and presented net against the carrying amount of the related debt liabilities in the accompanying consolidated balance sheets. Following recognition, they are amortized over the term of their related credit agreement through interest expense in the accompanying statements of operations via the interest method. In instances where there is no related debt drawn or outstanding, the debt discounts and debt issuance costs are presented in prepaid and other current assets and other assets on the accompanying consolidated balance sheets.

As of December 31, 2020 and 2019, the Company had recorded capitalized debt discount and deferred issuance cost balances of $24.9 million and $1.5 million, respectively, as shown in Note 10. Of the balance as of December 31, 2020, $18.5 million is included in the caption notes payable, net of current portion and debt discount, $5.8 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets. The full balance as of December 31, 2019 is included in the caption notes payable, net of current portion and debt discount.

As described in Note 10, Term Loans 1 and 2 were prepaid by the Company on November 23, 2020. The Company’s prepayment of these Term Loans consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The loss on extinguishment of debt of $23.3 million consisted of (1) prepayment fees of $27.9 million, (2)

unamortized debt issuance costs of $2.2 million, (3) legal fees of $0.2 million, and (4) a gain on the derecognition of the embedded derivative of $7.0 million.

For the year ended December 31, 2020, the Company recorded amortization expense of $15.9 million, which includes $6.7 million related to normal course amortization of deferred financing costs, the derecognition of $2.2 million of unamortized deferred financing costs associated with Term Loan 1 and a $7.0 million loss from the derecognition of the Term Loan 2 embedded derivative and related unamortized deferred financing costs. The amortization of deferred financing costs is reflected in the accompanying consolidated statements of operations in the interest expense caption while the derecognition of the unamortized deferred financing costs is reflected in the loss on extinguishment of debt caption. Further information on the extinguishment of debt can be found in Note 10. For the year ended December 31, 2019, the Company recorded amortization expense of $0.5 million, which is reflected in the accompanying consolidated statements of operations in the interest expense caption.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company capitalizes asset purchases as well as major improvements that extend the useful life or add functionality in amounts greater than one thousand dollars. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to fifteen years. Leasehold improvements are amortized over the shorter of the estimated useful life of 15 years or the term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The goodwill arising from acquisitions is a result of synergies that are expected to be derived from elimination of duplicative costs and the achievement of economies of scale. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. Goodwill is evaluated for impairment at the reporting unit level. The Company has identified a single reporting unit. First, the Company performs a qualitative analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value and a quantitative impairment test is required. If required, the Company applies the quantitative test to identify and

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

measure the amount of impairment by comparing the fair value of the reporting unit, which the Company estimates on an income approach using the present value of expected future cash flows of the reporting unit to its carrying value.

The Company considered the effect of the COVID-19 pandemic on its business and the overall economy and resulting impact on its goodwill. As of October 1, 2020, the Company performed a quantitative goodwill impairment test and did not identify impairment to goodwill during the year ended December 31, 2020. There was no impairment to goodwill during the year ended December 31, 2019.

Intangibles, Net

The Company’s intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. The Company amortizes its intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as an employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains a retroactive feature which covers claims incurred at the sites the Company operates, regardless if the claim was filed after the site’s respective policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a coverage limit of $1.0 million per occurrence and $3.0 million aggregate coverage, with an umbrella policy coverage of $5.0 million. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future consolidated financial position, results of operations, and cash flows. As of December 31, 2020 and 2019, the Company has recorded claims liabilities of $0.1 million and $1.1 million, respectively, in other liabilities. Insurance recoverables were immaterial as of December 31, 2020 and $1.1 million as of December 31, 2019, and are recorded in other assets on the accompanying consolidated balance sheets.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs expensed totaled approximately $8.7 million and $4.5 million for the years ended December 31, 2020 and 2019, respectively, and are included in the caption selling, general and administrative expenses in the accompanying consolidated statements of operations.

Management Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company include, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the business. Additionally, because of the Company’s business model, the full impact of the COVID-19 pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the business, results of operations, and liquidity.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and, accordingly, generally would not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation. While the overall entity is treated as a partnership, the Company established in 2019 a subsidiary group that was taxed under Subchapter C with immaterial operations in 2019. The operations of the subsidiary group are conducted through a legal entity domiciled in Puerto Rico. The subsidiary group is subject to Puerto Rico and U.S. Federal taxes and Florida State taxes. Refer to Note 17 for further details.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and other expenses, respectively.

The U.S. Federal jurisdiction and the State of Florida are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities for all years since inception.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors (collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting ASC 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. ASC 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is currently evaluating the effect that the standard will have on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (“Topic 718”), which expands the scope of share-based compensation guidance to include share-based payment transactions for acquiring goods and services from nonemployees. The FASB has also issued an amendment to this update to include share-based payment awards granted to a customer. The update is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

In October 2018, the FASB issued ASU 2018-17, Consolidation (“Topic 810”) — Targeted Improvements to Related Party Guidance for Variable Interest Entities. The ASU creates a new private company accounting alternative in US GAAP that allows a private company to not apply the VIE guidance to legal entities under common control if both the common control parent and the legal entity being evaluated for consolidation are not public business entities and other criteria are met. The new guidance also changes how all entities that apply the VIE guidance evaluate decision-making fees. For entities other than private companies, the guidance on decision-making fees is effective for annual periods beginning after December 15, 2019, and interim periods therein. The guidance is effective for private companies for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including in an interim period. The Company does not expect the update to have a material effect on its consolidated financial statements.

3.	BUSINESS ACQUISITIONS

The Company has made various acquisitions in order to expand its geographical footprint and expand its member base.

Valerio Toyos M.D., P.A.

On January 1, 2019, the Company acquired all of the assets of Valerio Toyos M.D., P.A., (“Toyos”). The purchase price totaled $6.5 million of which $5.2 million was paid in cash, $0.5 million was paid into escrow, subject to any offsets contemplated, to be released to the sellers in 18 months from anniversary of closing, and 37,500 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $0.8 million were issued. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.7 million with a weighted-average amortization period of 5 years.

The purchase price has been allocated to non-compete intangible assets, acquired intangibles related to payor relationships, and goodwill. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the final allocation of the purchase price:

(in thousands)
Non-compete intangibles	$660
Acquired intangibles	2,082
Goodwill	3,713

Total Purchase Price	$6,455

Belen Medical Centers, LLC and related entities

On September 3, 2019, the Company acquired all of the assets of Belen Medical Centers, LLC and related entities (“Belen”). The purchase price totaled $110.0 million, of which $63.1 million was paid in cash, 254,545 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $7.0 million were issued, and $4.6 million was withheld and paid to Belen during the year ended December 31, 2020. The remaining amount of $35.3 million is related to payment reconciliations which was held-back and was paid to Belen during the year ended December 31, 2020. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.3 million with a weighted-average amortization period of 2 years.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The purchase price has been allocated to accounts receivable, property and equipment, non-compete intangible assets, acquired intangible assets, goodwill, and other assets. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the allocation of the purchase price:

(in thousands)
Accounts receivable	$321
Property and equipment	942
Non-compete intangibles	270
Acquired intangibles	40,400
Goodwill	68,019
Other assets	60

Total Purchase Price	$110,012

The acquired intangible assets that make up the amount include $3.4 million for the brand and payor relationships amounting to $37.0 million. Total revenues attributable to the assets acquired in the Belen acquisition were approximately $80.5 million for the year ended December 31, 2020 and $25.9 million for the year ended December 31, 2019. Net income attributable to the assets acquired in the Belen acquisition was $21.0 million for the year ended December 31, 2020 and $4.4 million for the year ended December 31, 2019.

Primary Care Physicians and related entities

On January 2, 2020, the Company acquired all of the assets of Primary Care Physicians and related entities (“PCP”). The purchase price totaled $60.2 million of which $53.6 million was paid in cash, and 123,077 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $4.0 million were issued. The remaining amount includes $1.5 million related to the pay-down of debt, and $1.1 million related to the pay-down of accounts payable and accrued expenses of PCP. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.8 million with a weighted-average amortization period of 3 years.

The purchase price has been allocated to cash and cash equivalents, accounts receivable, inventory, property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and accounts payable. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

(in thousands)
Cash and cash equivalents	$191
Accounts receivable	486
Inventory	155
Property and equipment	1,518
Non-compete intangibles	846
Acquired intangibles	43,549
Goodwill	13,738
Accounts payable	(274)

Total Purchase Price	$60,209

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The acquired intangible assets include $4.0 million for the PCP brand and payor relationships amounting to $39.5 million. Total revenues attributable to the assets acquired in the PCP acquisition were approximately $74.6 million for the year ended December 31, 2020. Net income attributable to the assets acquired in the PCP acquisition was $8.8 million for the year ended December 31, 2020.

HP Enterprises II, LLC and related entities

On June 1, 2020, the Company acquired all of the assets of HP Enterprises II, LLC and related entities (“HP”). The purchase price totaled $195.4 million of which $149.3 million was paid in cash (including $18.0 million paid to an escrow agent, of which $17.1 million was released on January 13, 2021 and $0.9 million is to be released on June 1, 2022), and 923,076 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $30.0 million were issued. The remaining amount of $16.1 million related to payment reconciliations was held back, and is due no later than 5 days following January 31, 2022. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $1.0 million with a weighted-average amortization period of 5 years.

The purchase price has been allocated to property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and other assets. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

(in thousands)
Property and equipment	$2,409
Non-compete intangibles	1,022
Acquired intangibles	117,014
Goodwill	74,852
Other assets	87

Total Purchase Price	$195,384

The acquired intangible assets include $20.6 million for the HP brand and payor relationships amounting to $96.4 million. Total revenues attributable to the assets acquired in the HP acquisition were approximately $197.4 million for the year ended December 31, 2020. Net income attributable to the assets acquired in the HP acquisition was $18.7 million for the year ended December 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The net effect of acquisitions to the Company’s assets and liabilities and reconciliation of cash paid for net assets acquired for the years ended December 31, 2020 and 2019, including amounts related to immaterial acquisitions not disclosed above, was as follows:

	Year Ended December 31,
(in thousands)	2020	2019
Assets Acquired
Accounts receivable	$486	$321
Other assets	433	632
Property and equipment	4,011	1,220
Goodwill	92,289	77,971
Intangibles	162,542	52,212

Total assets acquired	259,761	132,356

Liabilities Assumed
Due to seller	16,288	39,751
Other liabilities	1,548	—

Total liabilities assumed	17,836	39,751

Net Assets Acquired	241,925	92,605
Issuance of Parent equity in connection with acquisitions	34,300	9,250

Cash paid for net assets acquired	$207,625	$83,355

The following unaudited pro forma financial information summarizes the combined results of operations for the Company and its acquisitions of Belen and HP as if the companies were combined as of the beginning of the year ended December 31, 2020 and 2019. Pro forma information is not presented for the Company’s other acquisitions as the information is unavailable for those assets acquired. Historical financial results were impractical to obtain as those businesses did not prepare financial statements historically.

	Year Ended December 31,
(in thousands)	2020	2019
Revenue	$969,861	$737,383
Net (loss) income	(63,250)	14,813

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related useful lives as December 31, 2020 and 2019:

(in thousands)		As of December 31,
Assets Classification	Useful Life	2020	2019
Leasehold improvements	Lesser of lease term or 15 years	$25,021	$9,248
Machinery and equipment	3-12 years	8,288	3,933
Automobiles	3-5 years	4,900	3,328
Computer and equipment	5 years	4,475	2,576
Furniture and equipment	3-7 years	2,390	892
Construction in progress		4,155	3,624

Total		49,229	23,601
Less: Accumulated depreciation and amortization		(11,103)	(4,448)

Property and equipment, net		$38,126	$19,153

Depreciation expense was $6.7 million and $2.9 million for the years ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, the Company paid a related party for construction in progress and leasehold improvements totaling $7.3 million and $5.5 million, respectively, and had a balance due of $0.1 million as of December 31, 2020 and an immaterial amount as of December 31, 2019. These payments are included in the caption accounts payable and accrued expenses on the accompanying consolidated balance sheets. Additionally, the Company disposed of an immaterial amount of fully depreciated assets in the years ended December 31, 2020 and 2019, respectively.

The Company records construction in progress related to vehicles, computer equipment, medical equipment, furniture, and fixtures that have been acquired but have not yet been placed in service as of the reporting date, as well as leasehold improvements currently in progress. As of December 31, 2020, the Company also recorded construction in progress and leasehold improvements related to Humana medical centers of $8.2 million.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2020, the Company’s intangible assets, net consists of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(630)	$779
Brand	18.26 years	29,486	(2,171)	27,315
Non-compete	4.61 years	7,733	(3,373)	4,360
Customer relationships	18.55 years	880	(135)	745
Payor relationships	20.00 years	201,530	(11,960)	189,570
Provider relationships	10.00 years	4,119	(533)	3,586

Total intangibles, net		$245,157	$(18,802)	$226,355

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2019, the Company’s intangible assets, net consists of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(473)	$936
Brand	9.92 years	4,926	(677)	4,249
Non-compete	4.70 years	5,765	(1,675)	4,090
Customer relationships	18.55 years	880	(85)	795
Payor relationships	20.00 years	68,680	(3,826)	64,854
Provider relationships	10.00 years	956	(254)	702

Total intangibles, net		$82,616	$(6,990)	$75,626

The Company recorded amortization expense of $11.8 million and $3.9 million for the years ended December 31, 2020 and 2019, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years, and thereafter, as of December 31, 2020 is as follows:

Year ended December 31,	Amount (in thousands)
2021	$14,225
2022	14,011
2023	13,451
2024	12,922
2025	12,663
Thereafter	159,083

Total	$226,355

The Company identified one reporting unit for the annual goodwill impairment testing. No goodwill impairment was identified for the years ended December 31, 2020 and 2019.

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.1% to 12.1%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives. The assets under capital leases are included in the accompanying consolidated balance sheets as property and equipment, net, with a gross asset value of $4.2 million and $2.5 million, and accumulated depreciation of $1.5 million and $0.7 million, as of December 31, 2020 and 2019, respectively. The depreciation of capital leases is included in depreciation and amortization.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Future minimum lease payments under the capital leases as of December 31, 2020 are due as noted below:

Year ending December 31,	Amount (in thousands)
2021	$1,038
2022	919
2023	586
2024	271

Total minimum lease payments	2,814
Less: amount representing interest	(358)

2,456
Less: current maturities	(876)

Total	$1,580

7.	EQUIPMENT LOANS

The Company has entered into various equipment loans to finance the purchases of property and equipment. Equipment loans are as follows as of December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Notes payable bearing interest at 17.2%; due July 2022, secured by certain property and equipment	$51	$51
Notes payable bearing interest at 12.5%, 12.8%, and 11.0%; all due June 2023, all secured by certain property and equipment	82	82
Notes payable bearing interest at 10.68%; due June 2023, secured by certain property and equipment	58	77
Notes payable bearing interest at 7.24%; due April 2025, secured by certain property and equipment	92	—
Notes payable bearing interest at 4.15%; due December 2024, secured by certain property and equipment	904	1,108

	1,187	1,318
Less: Current portion	(314)	(223)

	$873	$1,095

8.	CONTRACT LIABILITIES

Contract liability

As explained in Note 14, the Company receives an administrative payment from Humana in exchange for providing care coordination services at Humana Affiliate Provider (“HAP”) clinics over the term of such agreement. As of December 31, 2020, the Company’s contract liabilities balance related to these payments from Humana was $5.3 million. The short-term portion is recorded in deferred revenue and the long-term portion is recorded in deferred revenue, net of current portion. There was no contract liabilities balance recorded as of December 31, 2019. The Company recognized $0.2 million in revenue from contract liabilities recorded during the period.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

A summary of significant changes in the contract liabilities balance during the period is as follows:

(in thousands)
Balance as at January 1, 2020	$—
Increases due to amounts collected	5,450
Revenues recognized from current period increases	(185)

Balance as at December 31, 2020	$5,265

Of the December 31, 2020 contract liabilities balance, the Company expects to recognize as revenue $1.4 million in 2021, $1.4 million in 2022, $1.4 million in 2023, and $1.1 million in 2024.

9.	REVOLVING CREDIT FACILITY

On December 10, 2018, the Company entered into a credit facility with a financial institution for a revolving line of credit with maximum borrowings of $4.0 million that was set to mature on December 10, 2019. During 2019 and 2020, the Company entered into several amendments with the financial institution. Among those amendments was an increase of the maximum borrowings to $15.0 million and an extension of the maturity date to August 19, 2021. The line of credit bore interest at the LIBOR rate plus 2.5% (4.2% as of December 31, 2019).

On November 23, 2020, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”), and prepaid and terminated its existing credit agreements (Note 10). The terminated revolving credit facility did not have any principal, accrued interest, or unamortized issuance cost amounts outstanding on November 23, 2020. The Company paid an immaterial termination fee and loss on extinguishment. Under the terms of the new Credit Suisse agreement, Credit Suisse provided the Company a revolving letter and line of credit in the amount of $30.0 million. As of December 31, 2020, no amounts were drawn from the credit facility.

10.	LONG-TERM DEBT

The Company’s notes payable are as follows as of December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Term Loan 1	$—	$134,658
Term Loan 3	480,000	—
Less: Current portion of notes payable	(4,800)	(1,353)

	475,200	133,305
Less: debt discount and debt issuance costs	(18,455)	(1,454)

Notes payable, net of current portion	$456,745	$131,851

Credit Facility

The Company has entered into various credit and guaranty agreements (the “Credit Facilities”). Obligations under the Credit Facilities are secured by substantially all of the Company’s assets. The Credit Facilities contain financial covenants including required total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratios. As of December 31, 2020 and 2019, the Company is in compliance with its covenants.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Term Loan 1

On December 23, 2016, the Company entered into Term Loan 1, which bore interest at a variable rate equal to LIBOR plus an applicable margin (7.5% as of extinguishment on November 23, 2020 and 6.3% as of December 31, 2019). Beginning on March 31, 2017, the Company was required to make quarterly principal payments, which escalated every two years, and a final payment was due on June 2, 2025.

Following the issuance of Term Loan 3, Term Loan 1 was prepaid by the Company on November 23, 2020, which resulted in the Company’s legal relief from all obligations under Term Loan 1. The Company’s prepayment of Term Loan 1 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees. The loss on extinguishment of debt caption in the accompanying consolidated statements of operations includes a prepayment fee of $3.8 million, legal fees of $0.2 million, and the derecognition of $2.2 million of unamortized deferred financing costs associated with Term Loan 1.

Term Loan 2

On June 1, 2020, the Company entered into a term loan agreement with another lender for up to $130.0 million. Borrowings under Term Loan 2 bore cash interest at a rate of 5.0%, payable quarterly, in addition to interest paid in-kind (“PIK”) of 11.5% per annum. Principal and PIK interest were due at maturity of Term Loan 2, December 1, 2022.

Term Loan 2 contained specific features that required the Company pay the lender a make-whole amount in the event of a change in control of the Company or the issuance of additional debt by the Company (each a “make-whole event”). The make-whole amount was calculated as the present value of the scheduled interest between the date of a make-whole event and December 1, 2021 by utilizing a discount rate per annum equal to the United States Treasury securities rate three days prior to the date of the make-whole event plus 0.5%. These features met the criteria to be bifurcated from the host agreement as embedded derivatives under the guidance in ASC 815, Derivatives and Hedging. At the time the Company entered into Term Loan 2, the likelihood of a make-whole event was deemed more than remote and the Company determined these features contained substantial value to the lender. As such, the derivatives were bifurcated from the host agreement and recorded at the fair value on June 1, 2020 of $51.3 million. The embedded derivatives and the host agreement together represented the combined principal and interest obligations of the Company to the lender. The Company presented the embedded derivatives together with the debt obligation in the consolidated balance sheets. The change in fair market value on embedded derivatives was $12.8 million for the year ended December 31, 2020 and was recorded in the accompanying consolidated statements of operations in the fair value adjustment—embedded derivative caption.

Following the issuance of Term Loan 3, Term Loan 2 was prepaid by the Company on November 23, 2020 which resulted in the Company’s legal relief from all obligations under Term Loan 2. The Company’s prepayment of Term Loan 2 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees. The loss on extinguishment of debt caption in the accompanying consolidated statements of operations includes a prepayment fee of $24.1 million, the incurrence of certain immaterial legal fees, the derecognition of $57.1 million of unamortized deferred financing costs, and the derecognition of the embedded derivative with a fair market value of $64.1 million resulting from the prepayment.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Term Loan 3

On November 11, 2020, Jaws, Merger Sub (“Jaws”), ITC Holdings, and the Company entered into an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). In conjunction with the Transaction with Jaws, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”) on November 23, 2020 under which Credit Suisse committed to extend credit to the Company in the amount of $685.0 million. The credit agreement consists of (1) an initial term loan in the amount of $480.0 million (the “Initial Term Loan” and “Term Loan 3”), (2) delayed draw term loans up to the aggregate amount of $175.0 million (the “Delayed Draw Term Commitments”), and (3) an initial revolving credit facility in the amount of $30.0 million (the “Initial Revolving Facility”).

Term Loan 3 represents the principal amount of $480.0 million funded to the Company on November 23, 2020 by Credit Suisse. The Delayed Draw Term Commitments represents a commitment from Credit Suisse to provide an aggregate amount of $175.0 million in additional term loans to the Company after November 23, 2020. The Company is allowed to request Delayed Draw Term Loans in amounts greater than $5 million at any time between November 23, 2020 and the earliest to occur of (1) November 23, 2021, (2) the closing date of the Transaction with Jaws, (3) the date upon which Credit Suisse meets the aggregate Delayed Draw Term Commitments amount via the issuance of Delayed Draw Term Loans, and (4) termination date of the credit agreement as triggered by event of default or otherwise. The maturity date of the Initial Term Loan and any Delayed Draw Term Loans is November 23, 2027.

The Company is required to pay a commitment fee per annum (the “DDTL Ticking Fee”) on the unfunded Delayed Draw Term Commitments, depending on the days elapsed after December 15, 2020 (the “Ticking Fee Start Date”). The DDTL Ticking Fee is calculated on a 360-day year and payable in arrears on the last business day of each calendar quarter. The DDTL Ticking Fee is as follows:

•	0% for the period commencing on the Ticking Fee Start Date until the date occurring 30 days thereafter.

•

50% of the applicable rate (as defined below in “Interest on the Initial Term Loan, Delayed Draw Term Loans, and Initial Revolving Facility”) for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 31st day after the Ticking Fee Start Date until the date occurring 60 days after the Ticking Fee Start Date.

•	100% of the applicable rate for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 61st day after the Ticking Fee Start Date thereafter.

The Company is subject to principal repayments due in arrears on the last business day of each calendar quarter equal to 0.25% of the initial principal amount outstanding for the Initial Term Loan and each Delayed Draw Term Loan, as applicable based on the funding date of each Delayed Draw Term Loan if and when issued. Payments commence on March 31, 2021. The outstanding amount of unpaid principal and interest associated with the Initial Term Loan and the Delayed Draw Term Loans is due on the maturity date of November 23, 2027. Prior to the maturity date, the Company may elect to prepay, in whole or in part, the Initial Term Loan and Delayed Draw Term Loans at any time without penalty.

The Company is also subject to mandatory prepayments on the Initial Term Loan and Delayed Draw Term Loans based on the occurrence of certain events after November 23, 2020 including, (1) an amount equal to a percentage between 50% and 0% of excess cash flow for the year ended December 31, 2021 based on the Company’s first lien net leverage ratio (calculated as total consolidated debt secured by a lien on any collateral divided by consolidated adjusted EBITDA in accordance with GAAP) at December 31, 2021, due only if such

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

calculated amount is greater than $3 million, (2) an amount equal to 100% of the net proceeds received in excess of $3 million individually in any fiscal year, or $10 million in the aggregate, pertaining to the disposition of assets that are not reinvested in assets useful to the Company’s business within 18 months of the disposition date, (3) an amount equal to 100% of the net proceeds received from the issuance of indebtedness that is not intended to refinance the credit agreement with Credit Suisse, and (4) $400 million of the net cash proceeds received from the private placement (“PIPE”) of common stock of the Company after the Transaction with Jaws.

The Company maintains the right to choose between an applicable base rate (“ABR”) borrowing or a Eurodollar borrowing prior to the issuance of all credit by Credit Suisse. Interest is calculated on a 360-day year, or a 365-day year when Credit Suisse’s prime rate is utilized in an ABR borrowing, payable in arrears on the last business day of each calendar quarter, and payable in arrears on the maturity date of each borrowing. Payments commence on March 31, 2021.

ABR borrowings are subject to interest at a rate per annum equal to (1) the greatest of (a) Credit Suisse’s prime rate in effect on such day, (b) the funds effective rate issued by the Federal Reserve Bank of New York in effect on such day plus 0.5%, (c) the London interbank offered rate (“LIBOR Rate”) for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus 1%, and (d) solely with respect to the Initial Term Loans and Delayed Draw Term Loans, 1.75%, plus (2) the applicable rate of (a) 3.75% from between November 23, 2020 to the closing date of the Transaction with Jaws and (b) 3.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 3.25% shall be applicable.

Eurodollar borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of (a) 5.25% as of November 23, 2020, which was amended to 4.75% subsequent to December 21, 2020 and (b) 4.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 4.25% shall be applicable. Prior to November 23, 2020, the Company elected to treat the Initial Term Loan and the Initial Revolving Facility as Eurodollar borrowings. The current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%.

The following table sets forth the Company’s future principal payments as of December 31, 2020, assuming a mandatory prepayment does not occur:

(in thousands)
Year ended December 31,	Amount
2021	$4,800
2022	4,800
2023	4,800
2024	4,800
2025	4,800
Thereafter	456,000

Total	$480,000

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2020 and 2019, the balance of debt issuance costs and debt discounts totaled $24.9 million and $1.5 million, respectively, and are being amortized into interest expense over the life of the loan using the effective interest method. Of the balance as of December 31, 2020, $18.5 million is related to the Term Loan 3 Initial Term Loan, and as such is reflected as a direct reduction to the long-term debt balances, while the remaining $6.4 million is related to the Delayed Draw Term Commitments and the Initial Revolving Facility, and as such is reflected in prepaid and other current assets and other assets. For the years ended December 31, 2020 and 2019, the Company recognized interest expense of $34.0 million and $10.2 million, respectively, of which $6.7 million and $0.5 million, respectively, was related to the amortization of debt issuance costs.

11.	DUE TO / FROM SELLER

In connection with the Company’s historical acquisitions, the following amounts are due to the respective sellers as of December 31, 2020:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$16,436	$—	$16,436
Due to HP Enterprises II, LLC and related entities	2,484	13,976	16,460
Due to Central Florida Internists, Inc.	2,495	—	2,495
Due to Primary Care Physicians and related entities	2,264	—	2,264
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Belen Medical Centers, LLC and related entities	721	—	721
Due to Horizon Health Medical Center Corp.	556	—	556
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Jose L. Martinez, M.D., P.A.	119	—	119
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	90	—	90

Total due to sellers	$27,129	$13,976	$41,105

Included in the balances above are the amounts recorded as part of the initial purchase prices of 2020 acquisitions and prior years including accrued interest and accrued bonuses payable to various sellers as part of their respective employment agreements, as well as other amounts due to sellers. The amount due to sellers was $34.5 million, and the total bonuses owed to sellers were $6.6 million, as of December 31, 2020. Total bonus charges to various sellers as part of their respective provider employment agreements amounted to a total of $9.3 million for the year ended December 31, 2020. These charges are included within the caption transaction costs and other within the accompanying consolidated statements of operations.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following amounts were due to the respective sellers as of December 31, 2019:

(in thousands)	Current	Long-term	Total
Due to Alhambra Medical Group, Inc.	$1,175	$—	$1,175
Due to Raul Ayala Internal Medicine, LLC & Raul Ayala, M.D., P.A.	88	—	88
Due to Belen Medical Centers, LLC and related entities	42,020	—	42,020
Due to Dr. Camejo Primary Care & Walkin Clinic LLC	193	—	193
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	1,483	—	1,483
Due to GMP Medical, LLC	518	—	518
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to Central Florida Internists, Inc.	2,438	—	2,438
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Ultra Care Medical Centers, LLC	958	—	958

Total due to sellers	$50,348	$—	$50,348

12.	FAIR VALUE MEASUREMENTS

The FASB ASC, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:
• quoted prices for similar assets or liabilities in active markets;
• quoted prices for identical or similar assets or liabilities in inactive markets;
• inputs other than quoted prices that are observable for the asset or liability;
• inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities, due to seller and short-term borrowings approximate fair value due to the short maturities of such instruments. The $14.0 million in due to seller classified as long term is due within 13 months, and as such, its carrying amount approximates fair value. The fair value of the Company’s debt using Level 2 inputs is approximately $474.0 million and $134.5 million as of December 31, 2020 and 2019, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation - Geometric Brownian Motion (“GBM”) model and the estimated EBITDA for the next twelve months.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Embedded Derivative: In calculating the valuation of the embedded derivative, the Company considered the present value of the cash flows over the term of the debt agreement as impacted by (1) the probability of a debt issuance or a change in control event occurring that would trigger a prepayment penalty to the lender, (2) the market interest rate of the debt agreement without the embedded derivative, and (3) the interest rate premium associated with the embedded derivative. The embedded derivative was entered into on June 1, 2020 and subsequently derecognized on November 23, 2020 when the Company refinanced its debt. The recurring Level 3 fair value measurements of the embedded derivative liability include the following significant unobservable inputs as of June 1, 2020 and November 23, 2020:

	Range as of
Unobservable Input	June 1, 2020	November 23, 2020
Probability of change of control	90%	N/A
Probability of issuance of debt	5%	100%
Expected date of event	Q4 2020	Q4 2020
Discount rate	39%	35%

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis and non-recurring as of December 31, 2020:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,172	$—	$—	$5,172

Total Liabilities	$5,172	$—	$—	$5,172

There was an immaterial change in the fair value of the contingent consideration during the year ended December 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2019:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$23,429	$—	$—	$23,429

Total Liabilities	$23,429	$—	$—	$23,429

The change in fair value of $2.8 million was recorded during the year ended December 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying consolidated statement of operations.

Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	As of December 31,
(in thousands)	2020	2019
Opening Balance	$23,429	$20,584
Embedded derivative recognized under Term Loan 2	51,328	—
Total embedded derivative fair value adjustment expense for the period included in earnings	12,764	—
Embedded derivative derecognized due to extinguishment of Term Loan 2	(64,092)	—
Total contingent consideration fair value adjustment expense for the period included in earnings	65	2,845
Contingent consideration recognized due to acquisitions	2,695	—
Reclass to due to seller	(16,059)	—
Payments of contingent consideration	(3,000)	—
Contingent consideration settled through equity	(1,958)	—

Closing Balance	$5,172	$23,429

The change in the fair value of the embedded derivative of $12.8 million was recorded during the year ended December 31, 2020 and is included within the fair value adjustment—embedded derivative caption. As noted in Note 10, the embedded derivative was derecognized as a result of the refinancing that took place on November 23, 2020.

13.	VARIABLE INTEREST ENTITIES

Cano Health Texas, PLLC (“Cano Texas”) and Cano Health Nevada, PLLC (“Cano Nevada”), were established to employ healthcare providers, to contract with managed care payors, and to deliver healthcare services to patients in the markets that the Company serves. The Company evaluated whether it has a variable interest in Cano Texas and Cano Nevada, whether Cano Texas and Cano Nevada are VIEs, and whether the Company has a controlling financial interest in Cano Texas and Cano Nevada. The Company concluded that it

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

has variable interests in Cano Texas and Cano Nevada on the basis of its Master Service Agreement (“MSA”) which provides office space, consulting services, managerial and administrative services, billing and collection, personnel services, financial management, licensing permitting and credentialing, claims processing, in exchange for a service fee and performance bonuses payable to the Company. The MSA transfers substantially all the residual risks and rewards of ownership to the Company. Cano Texas and Cano Nevada’s equity at risk, as defined by U.S. GAAP, is insufficient to finance its activities without additional support, and, therefore, Cano Texas and Cano Nevada are considered VIEs, and are not affiliates of the Company.

In order to determine whether the Company has a controlling financial interest in Cano Texas and Cano Nevada, and, thus, whether the Company is the primary beneficiary, the Company considered whether it has i) the power to direct the activities of Cano Texas and Cano Nevada that most significantly impact its economic performance and ii) the obligation to absorb losses of the entities that could potentially be significant to it or the right to receive benefits from Cano Texas and Cano Nevada that could potentially be significant to it. The Company concluded that it may unilaterally remove the physician owners of Cano Texas and Cano Nevada at its discretion and is therefore considered to hold substantive kick-out rights over the decision maker of Cano Texas and Cano Nevada. Under the MSA, the Company is entitled to a management fee and a performance bonus that entitle the Company to substantially all of Cano Texas and Cano Nevada’s residual returns or losses, and is exposed to economics which could be significant to it. As a result, the Company concluded that it is the primary beneficiary of Cano Texas and Cano Nevada and therefore, consolidates the balance sheets, results of operations, and cash flows of these entities. The Company performs a qualitative assessment of Cano Texas and Cano Nevada on an ongoing basis to determine if it continues to be the primary beneficiary.

The table below illustrates the aggregated VIE assets and liabilities and performance for Cano Texas and Cano Nevada as of and for the years ended December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Total Assets	$8,182	$—

Total Liabilities	$12,371	$—

	Years Ended December
(in thousands)	2020	2019
Total Revenues	$227	$—
Operating Expenses:
Direct patient expense	3,109	—
Selling, general and administrative expenses	1,020	—
Depreciation and amortization expense	188	—

Total operating expenses	4,317	—

Net loss	$(4,090)	$—

Since these entities opened their medical centers for operation and started to enroll members in the second half of 2020, the majority of the $0.2 million in revenues are a pro-rata portion of the care coordination payments received from Humana. There are no restrictions on Cano Texas and Cano Nevada’s assets or on the settlement of its liabilities. The assets of Cano Texas and Cano Nevada can be used to settle obligations of the Company. Cano Texas and Cano Nevada are included in the Company’s creditor group; thus, creditors of the Company have recourse to the assets owned by Cano Texas and Cano Nevada. There are no liabilities for which creditors of Cano Texas and Cano Nevada do not have recourse to the general credit of the Company. There are no restrictions placed on the retained earnings or net income of Cano Texas and Cano Nevada with respect to potential future distributions.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

14.	RELATED PARTY TRANSACTIONS

Advisory Services Agreement

In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owns the majority voting and equity interest in ITC Holdings, the Company’s Parent, and provides financial and management consulting services to the Company. Services provided include, but are not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out of pocket expenses. In the event the Company completes an acquisition or is sold, an advisory fee of 2% of the enterprise value, as defined, will be due to InTandem. In addition, upon payment, an advisory fee equal to 2% of the deferred payment will be due to InTandem. The advisory services agreement will terminate upon the earlier of a sale of the Company or a material breach by InTandem of any of its obligations under the agreement.

During the years ended December 31, 2020 and 2019, the Company incurred approximately $5.4 million and $2.4 million, respectively, in expenses pursuant to the advisory services agreement which are included in the transaction costs and other caption, approximately $0.9 million and $0.4 million, respectively, which are included in the management fees caption, and approximately $0.1 million during the year ended December 31, 2020 which is included in the selling, general, and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2020 and 2019, no amounts were owed to InTandem in relation to this agreement.

Administrative Service Agreement

On April 23, 2018, the Company entered into a new Administrative Service Agreement between the Company and Dental Excellence Partners, LLC, who merged with four other entities. Dental Excellence Partners, LLC also licensed the Cano Dental trademark from the Company. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. During the years ended December 31, 2020 and 2019, the Company recognized income from these agreements of approximately $0.6 million and $0.6 million, respectively, which was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statements of operations. As of December 31, 2020, no balance was due to the Company in relation to these agreements, and as of December 31, 2019, approximately $0.3 million was due and recorded in the caption accounts receivable.

As part of this agreement, the Company agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of the Company. During the years ended December 31, 2020 and 2019, the Company was charged approximately $2.4 million and $1.8 million, respectively, for these services. As of December 31, 2020, no balance was due in relation to these services to Dental Excellence Partners, LLC, and as of December 31, 2019, $0.1 million was due and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Dental Service Agreement

During 2019, the Company entered into an acquisition agreement with Belen. As part of the Belen acquisition, the Company entered into a service agreement in September 2019 with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

care at the legacy Belen Medical Centers. During the years ended December 31, 2020 and 2019, the Company paid Belen Dental approximately $0.7 million and $0.3 million, respectively, in relation to this agreement.

Humana Relationships

In 2020 the Company and its Parent, ITC Holdings, entered into multi-year agreements with Humana and its affiliates whereby ITC Holdings entered into a note purchase agreement with Humana for a convertible note due October 2022 with aggregate principal of $60 million. The notes accrue interest at a rate of 8.0% per annum through March 2020 and 10.0% per annum thereafter, payable in kind. The notes are convertible to Class A-4 units of the Parent at the option of Humana in the event the Parent and affiliates seek to consummate a sale transaction and may be settled in cash at the option of Humana. The Company is not subject to any obligations under the convertible notes, including payments of principal, interest, or fees under the terms of the instrument. As such, this instrument does not represent debt of the Company.

The Company licenses the use of Humana Affiliate Provider (“HAP”) clinics to provide services at the clinics. The agreements contain an administrative payment from Humana in exchange for the Company providing care coordination services over the term of the agreement. These payments are recognized as revenue ratably over the length of the term of the agreement and are refundable to Humana on a pro-rata basis if the Company ceases to provide care at the clinics during the specified service period in the agreements. We have identified one performance obligation to stand ready to provide care coordination services at the centers for the length of the term specified in the contracts.

The HAP Agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of Humana owned or leased facilities to provide health care services. The agreement prohibits Cano from using the clinics for plans not sponsored by Humana. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the year ended December 31, 2020. As of December 31, 2020 the license, deferred revenue and deferred rent liability to Humana totaled $13.5 million. The Company also recorded $0.2 million in operating lease expense related to its use of Humana clinics in the year ended December 31, 2020.

Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company in the year ended December 31, 2020, the Company recognized in its consolidated statements of operations revenue from Humana, excluding its subsidiaries, of $240.0 million and associated third-party medical costs of $175.4 million.

Further, the Company has a right of first refusal with Humana on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spinoff, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Operating Leases

The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of ITC Holdings. Monthly rent payments in aggregate totaled approximately $0.2 million for the year ended December 31, 2020, and terminate between December 31, 2020 through June 2024.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

General Contractor Agreements

As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the CEO of Cano Health to perform leasehold improvements at various of the Company’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $7.3 million and $5.5 million for the years ended December 31, 2020 and 2019, respectively.

Other Related Party Transactions

The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the years ended December 31, 2020 and 2019 the Company paid approximately $0.6 million and $0.6 million, respectively.

On April 23, 2018, the Company advanced funds to an affiliated company Dental Excellence Partners, LLC in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7.0%. For the year ended December 31, 2020, the Company recognized $0.3 million of interest income related to this loan agreement. On December 17, 2020, Dental Excellence Partners made an early repayment of the outstanding balance to the Company. In connection with the settlement of this advance, the Company wrote-off $0.5 million, $0.4 million of which was due under the Administrative Service Agreement and $0.1 million was due for other services provided. As of December 31, 2019 the balance totaled $4.5 million.

Additionally, during the year ended December 31, 2018, two executives of the Company obtained shares of the Parent, ITC Holdings, for a total amount of $0.4 million. As part of this transaction, the two executives paid cash and entered into promissory notes with the Parent in order to acquire the shares. Concurrently, ITC Holdings agreed to contribute the money received from these two executives to the Company. Additionally, the amount due from these two executives to ITC Holdings was also assigned to the Company. On May 25, 2018, the first promissory note was obtained in the amount of $0.1 million, payable on May 25, 2026 with a fixed annual interest rate of 2.8%. On August 24, 2018, the second promissory note was obtained from the Company in the amount of $0.05 million, with a fixed annual interest rate of 2.8%. The loan and interest receivable is due on August 24, 2025.

15.	EQUITY-BASED COMPENSATION

Equity-Based Compensation

There were no equity-based compensation arrangements made during the years ended December 31, 2020 and 2019.

Profits Interest Units

On September 30, 2017, the Parent’s Limited Liability Agreement (“LLC Agreement”) created class B units, called Profit Interest Units (“PIU”), to provide additional incentives to attract and retain qualified competent employees for the Company. The LLC agreement also allows for PIUs to be issued to non-employees. All grants of PIUs are required to be authorized by the Board of Directors of the Parent and must go through a vote of the Board of Directors to be approved The LLC Agreement defines the applicable vesting dates, conditions to vesting, and restrictions on transferability and any other restrictions for PIU’s. For Class B Units

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

granted, 75.0% of the grants vest evenly at a rate of 2.0833% per month over a four-year period and expire 10 years from the date of grant. The remaining 25.0% of the Class B Units granted vest only upon the consummation of the sale of the Company or its Parent. The PIU awards are accounted for using the fair value method, which requires measurement and recognition of compensation expense for all awards granted to the Company’s employees based upon the grant-date fair value. The Company recognizes the compensation expense over the requisite service period for each of Parent’s PIUs granted in the Company’s consolidated statement of operations and a contribution of members’ capital.

The following is a summary of the class B units outstanding as of December 31, 2020:

	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested PIU’s as of December 31, 2018	224,410	$3.19
Issuance of additional PIU’s	149,750	2.42
Vested	(62,287)	2.93

Balance of unvested PIU’s as of December 31, 2019	311,873	$2.87
Issuance of additional PIU’s	86,000	3.73
Vested	(109,314)	2.86

Balance of unvested PIU’s as of December 31, 2020	288,559	$3.09

The Company recorded compensation expenses of $0.4 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively, based upon the number of vested class B units.

During the years ended December 31, 2020 and 2019, the Parent granted class B units to employees of the Company with a fair value of $0.2 million and $0.3 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	As of December 31,
	2020	2019
Risk-free interest rate	0.2%	1.6%
Expected volatility	35.0%	35.0%
Expected life (in years)	0.5	0.8
Discount for lack of Marketability	30.1%	32.0 - 38.5%
Expected dividend yield	—	—

The risk-free interest rate assumption is based on observed treasury yield curve appropriate for the term of the related class B units. The expected life of class B units was calculated using the average of the contractual term of the option and the weighted-average vesting period of the class B unit, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees or non-employees. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s class B units was determined based on an average of the historical volatility of a peer group of similar public companies.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2020, the total unrecognized equity-based compensation expense related to unvested PIU’s aggregated to $0.5 million to be recognized over a weighted average period of 3 years. As of December 31, 2020, the total unrecognized equity-based compensation expense related to unvested PIU’s that vest only upon the consummation of the sale of the Company aggregated to $0.4 million.

The total equity-based compensation expense related to all the equity-based awards granted by the Parent is reported in the consolidated statement of operations as compensation expense within the selling, general and administrative expense caption.

16.	COMMITMENTS AND CONTINGENCIES

Vendor Agreement

The Company, through its subsidiaries Comfort Pharmacy, LLC, Comfort Pharmacy 2, LLC, and Belen Pharmacy Group, LLC entered into a multi-year Prime Vendor Agreement (“PVA”) with a pharmaceutical wholesaler, effective November 1, 2020, that continues through October 31, 2023. This agreement extends on a month-to-month basis thereafter until either party gives 90 days’ written notice to terminate. The pharmaceutical wholesaler serves as the Company’s primary wholesale supplier for branded and generic pharmaceuticals. The agreement contains a provision that requires average monthly net purchases of $0.8 million, and if the minimum is not met, the vendor may adjust the pricing of goods. A Joinder Agreement was entered into on December 1, 2020, which amended the PVA to include IFB Pharmacy, LLC under the agreement as of this date.

Prior to this, in early 2019 the Company was under an agreement through its subsidiaries Comfort Pharmacy, LLC and Comfort Pharmacy 2, LLC, with the same vendor that contained a provision which required minimum annual purchases of $3.6 million, and if the minimum was not met, the vendor may adjust the pricing of goods. On July 1, 2019, the Company entered into a new agreement with the vendor that contained a provision which required minimum average monthly net purchases of $0.4 million, and if the minimum is not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Additionally, as a result of the Belen acquisition, the Company adopted the vendor agreement in 2019 that Belen, through its subsidiary Belen Pharmacy Group, LLC, had with the same pharmaceutical vendor. The agreement contained a provision which required minimum average monthly net purchases of $0.3 million, and if the minimum is not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Management believes for the years ended December 31, 2020 and 2019 the minimum requirements of the agreements in place were met.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2028. Refer to Note 14 for operating leases that were entered into with related parties. Minimum future payments as of December 31, 2020 are approximately as follows:

Year ended December 31,	Amount (in thousands)
2021	$10,566
2022	11,075
2023	9,772
2024	8,158
2025	6,641
Thereafter	20,721

Total	$66,933

Rent expense for the years ended December 31, 2020 and 2019 amounted to approximately $11.6 million and $6.1 million, respectively.

Litigation

The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s consolidated financial position, results of their operations or cash flows.

17.	INCOME TAXES

The Company is a pass-through tax entity and no provision, except for certain subsidiaries which are taxed under Subchapter C, is made in the consolidated financial statements for income taxes. The following income tax items are related to the applicable subsidiary company that is subject to income tax treatment.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The income tax expense from continuing operations for the year ended December 31, 2019 was immaterial. For the year ended December 31, 2020 it consists of the following:

(in thousands)	For the Year Ended December 31, 2020
Jurisdictional earnings:
U.S losses	$(75,838)
Foreign earnings	1,715

Total losses	(74,123)

Current:
U.S Federal	—
U.S. State and local	63
Foreign	525

Total current tax provision	588
Deferred:
U.S Federal	—
U.S. State and local	—
Foreign	63

Total deferred tax benefit	63

Total tax expense	$651

The effective tax rate for the period presented differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs due to mainly state income taxes and Puerto Rico taxes. The remaining rate differences are immaterial.

Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss and other tax credit carryforward. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

The tax effect of temporary differences that give rise to significant portion of the deferred tax assets and deferred tax liabilities consist of the following:

(in thousands)	As of December 31, 2020
Deferred tax assets:
Foreign Tax Credits	$244
Net Operating Loss	—

Total gross deferred tax	244
Valuation allowance	(244)

Net deferred tax assets	—
Deferred tax liabilities:
Unremitted Earnings	(63)

Deferred tax liability, net	$(63)

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2020, $0.2 million of gross deferred tax assets are included in other assets, however the deferred tax assets are fully reserved through a valuation allowance. The Company does not anticipate the deferred tax assets will be utilized. As of December 31, 2020, $0.1 million of deferred tax liability is included in other liabilities.

Management continuously assesses the likelihood that it is more likely than not that the deferred tax assets generated will be realized. In making such determinations, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, and recent financial operations, are considered. In the event that management were to determine that the deferred income tax assets would be realized in the future for an amount equal to the net recorded amount, the valuation allowance and provision for income taxes would be adjusted.

The Company does not have any unrecognized tax positions (“UTPs”) as of December 31, 2020. While the Company currently does not have any UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across the Company’s operations. Accounting Standards Codification (“ASC”) 740, Income Taxes, (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from a Company’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company’s accounting policy under ASC 740-10 is to include interest and penalties accrued on uncertain tax positions as a component of income tax expense in the event a material uncertain tax position is booked in the consolidated financial statements.

The Company files income tax returns in the U.S. with Federal and State and local agencies, and in Puerto Rico. The Company is subject to U.S. Federal, state and local tax examinations for tax years starting in 2017. The Puerto Rico subsidiary group is subject to U.S. Federal, state and foreign tax examinations for tax years starting in 2019. The Company does not currently have any ongoing income tax examination in any of its jurisdictions. The Company has analyzed filing positions in the Federal, State, local and foreign jurisdictions where it is required to file income tax returns for all open tax years and does not believe any tax uncertainties exist.

18.	SEGMENT INFORMATION

The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all of the Company’s revenues were earned in and all of the Company’s long lived assets were located in the United states.

19.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 15, 2021, the date on which the consolidated financial statements were available to be issued. Management has concluded that no material subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosure in the notes to the consolidated financial statements.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

AS OF MAY 31, 2020 AND DECEMBER 31, 2019

	May 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$8,383,118	$7,559,912
Accounts receivable, net	27,385,021	25,722,037
Prepaid expenses and other current assets	165,490	88,675

Total current assets	35,933,629	33,370,624
Property and equipment, net	1,384,410	1,290,389
Goodwill	36,833,438	36,833,438
Intangibles, net	175,243	204,241
Other assets	25,650	25,856

Total Assets	74,352,370	71,724,548

Liabilities and Members’ Capital
Current liabilities:
Current portion of capital lease obligations	79,088	105,834
Current portion of contingent considerations	13,051,878	—
Accounts payable and accrued expenses	9,282,601	7,367,401
Due to seller	992,805	992,805

Total current liabilities	23,406,372	8,466,040
Capital lease obligations, net of current portion	118,678	135,416
Deferred rent	116,833	116,218
Contingent considerations	—	15,020,162
Other liabilities	96,791	110,439

Total liabilities	23,738,674	23,848,275

Commitments and Contingencies (Note 11)
Members’ Capital
Members’ capital	50,613,696	47,876,273

Total Liabilities and Members’ Capital	$74,352,370	$71,724,548

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED MAY 31, 2020 AND MAY 31, 2019

	Five Months Ended May 31,
	2020	2019
	As restated	As restated
Revenue
Capitated revenue	$138,594,121	$130,588,940
Fee for service and other revenue	1,899,792	2,567,729

Total revenue	$140,493,913	$133,156,669

Operating expenses:
Third-party medical costs	$100,759,024	$100,564,059
Direct patient expense	21,111,394	18,269,410
Selling, general and administrative expense	6,293,537	5,824,549
Depreciation and amortization expense	242,914	188,724
Fair value adjustment – contingent consideration	(1,918,284)	523,338

Total operating expenses	$126,488,585	$125,370,080

Income from operations	14,005,328	7,786,589

Interest expense	(25,894)	(38,636)
Interest income	4,275	4,664
Other income	27,721	100,142

Total other income	6,102	66,170

Net income	$14,011,430	$7,852,759

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED COMBINED STATEMENTS OF MEMBERS’ CAPITAL

FOR THE PERIODS ENDED MAY 31, 2020 AND DECEMBER 31, 2019

	Owners’ Equity	Retained Earnings	Members’ Capital
December 31, 2018	$12,159,100	$26,510,058	$38,669,158

Partner / Member contributions	1,750,000	—	1,750,000
Net income	—	23,398,256	23,398,256
Partner / Member distributions	—	(15,941,141)	(15,941,141)

December 31, 2019	$13,909,100	$33,967,173	$47,876,273

Partner / Member contributions	450,401	—	450,401
Net income	—	14,011,430	14,011,430
Partner / Member distributions	—	(11,724,408)	(11,724,408)

May 31, 2020	$14,359,501	$36,254,195	$50,613,696

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED MAY 31, 2020 AND 2019

	Five Months Ended May 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$14,011,430	$7,852,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	213,916	157,328
Amortization of intangible assets	28,998	31,396
Change in fair value of contingent consideration	(1,918,284)	523,338
Changes in operating assets and liabilities:
Accounts receivable	(1,662,984)	(734,499)
Other assets	206	6,620
Prepaid expenses and other current assets	(76,815)	(844,582)
Accounts payable and accrued expenses	1,915,200	319,277
Deferred rent	615	(1,612)
Other liabilities	(13,648)	110,173

Net cash provided by operating activities	12,498,634	7,420,198

Cash Flows from Investing Activities:
Purchase of property and equipment	(307,936)	(474,673)
Acquisitions of subsidiaries, net of cash acquired	—	(1,750,000)
Payment of contingent consideration	(50,000)	—

Net cash used in investing activities	(357,936)	(2,224,673)

Cash Flows from Financing Activities:
Contributions from partner / member	450,401	1,750,000
Distributions to partner / member	(11,724,408)	(6,099,458)
Repayments of capital lease obligations	(43,485)	(30,048)

Net cash used in financing activities	(11,317,492)	(4,379,506)

Increase in cash and cash equivalents	823,206	816,019
Cash and cash equivalents at beginning of period	7,559,912	4,197,486

Cash and cash equivalents, end of period	$8,383,118	$5,013,505

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Healthy Partners, Inc. was formed in 2011 and is organized as an S corporation. The company provides support and infrastructure to run the day to day business for both the management service organizations and medical practices. This includes functional divisions for medical/risk management, finance, business development, utilization, and operations.

HP Enterprises II, LLC was formed in 2017 and includes the following wholly-owned entities:

•	HP MSO LLC is a management service organization that holds managed care risk contracts with Humana.

•	HP CarePlus, LLC is a management service organization that has managed care risk contracts with CarePlus.

•	HP Primary Care, LLC owns and operates medical practices that are focused on providing primary care services. These wholly owned centers focus on Medicare Advantage plans for seniors.

Broward Primary Partners, LLC was formed in 2012 as a partnership between Bob Camerlinck and Brian Polner, MD. This entity is a management service organization that has managed care risk agreements with Humana.

Preferred Primary Care, LLC was formed in 2009 as a partnership between Bob Camerlinck and Raj Bansal, MD. This entity is a management service organization that has managed care risk agreements with Humana.

All of the businesses above provide healthcare services to patients throughout various locations in the state of Florida.

Healthy Partners, Inc. and HP Enterprises II, LLC are wholly owned by the same equity owner. That equity owner is also the managing member of both Broward Primary Partners, LLC and Preferred Primary Care, LLC. Because Broward Primary Partners, LLC and Preferred Primary Care, LLC were under common management with Healthy Partners, Inc. and HP Enterprises II, LLC for the five months ended May 31, 2020 and 2019, the financials statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods. In the opinion of management, the interim information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim results of operations and cash flows are not necessarily indicative of results and cash flows expected for the year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”)

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Prior to the adoption of ASC 606, revenue was recognized on an accrual basis as services were performed at their estimated net realizable value.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its combined balance sheets as of December 31, 2019 or May 31, 2020.

During the fourth quarter of 2020, the Company determined that it had improperly presented certain amounts relating to stop-loss insurance in its combined statements of operations for the five-month period ended May 31, 2020 and 2019. The Company has corrected the material misstatement by increasing capitated revenue and third-party medical costs by $12.7 million, respectively, for the five-month period ended May 31, 2020 and by $13.1 million, respectively, for the five-month period ended May 31, 2019. The correction of this misstatement did not impact net income as previously reported.

See below for the previously reported amounts and restated amounts for each affected financial statement caption:

	May 31, 2020			May 31, 2019
Financial statement caption (in thousands)	As previously reported	Adj	As restated	As previously reported	Adj	As restated
Revenue:
Capitated revenue	$125,920	$12,674	$138,594	$117,496	$13,093	$130,589
Total revenue	$127,820	$12,674	$140,494	$120,063	$13,093	$133,156
Operating expenses:
Third-party medical costs	$88,085	$12,674	$100,759	$87,471	$13,093	$100,564
Total operating expenses	$113,814	$12,674	$126,488	$112,277	$13,093	$125,370

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the five months ended May 31, 2020 and approximately 95% of total accounts receivable as of May 31, 2020. Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the five months ended May 31, 2019 and approximately 93% of total accounts receivable as of December 31, 2019. The loss of revenue from these contracts could have a material adverse effect on the Company.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable, net

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2019 and May 31, 2020, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of December 31, 2019 and 2018, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2019 and May 31, 2020. The following is a summary of the amounts included in accounts receivable, net as of May 31, 2020 and December 31, 2019.

	May 31, 2020	December 31, 2019
Accounts receivable	$84,676,669	$82,675,313
Unpaid service provider costs	(57,291,648)	(56,953,276)

Accounts receivable, net	$27,385,021	$25,722,037

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended May 31, 2020 and 2019 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. The Company is a single reporting unit and evaluates goodwill at the Company level. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended May 31, 2020 and 2019 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the five months ended May 31, 2020, and 2019. Amortization of intangible assets is computed using the straight-line method over the estimated useful lives of the intangible asset, which is from 1 through 5 years.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

policy contains extended reporting period endorsements which provide coverage for claims filed after the policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a benefit limit of $250,000 per occurrence and $750,000 aggregate coverage for each of the physicians. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future financial position, results of operations, and cash flows. As of May 31, 2020 and 2019, management believes no reserve for loss contingencies is necessary.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the periods reported.

Income Taxes

Healthy Partners, Inc. is an S-Corporation and passes income, losses deductions and credits through to its shareholders. As an S-Corporation Healthy Partners, Inc. does not incur income taxes or have any unrecognized tax benefits.

HP Enterprises II, LLC is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Broward Primary Partners LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

Preferred Primary Care LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU 2017-01 did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 250) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU No. 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company adopted this standard for its impairment tests beginning in the year ended December 31, 2018.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update was effective

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. ASU 2018-13 did not have a material impact on the Company’s financial statements..

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning December 15, 2022 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through January 18, 2021, which is the date the combined financial statements were available to be issued. Please refer to NOTE 12 for further discussion related to the rapidly growing outbreak of novel strain of coronavirus (“COVID-19”) and the acquisition of the Company by Primary Care (ITC) Intermediate Holdings, LLC.

3.	BUSINESS ACQUISITIONS

Robert L. Berman, D.O., P.A.

On May 31, 2019, the Company acquired substantially all of the assets of Robert L. Berman, D.O., P.A. (“Berman”). The purchase price totaled $300,000, of which $250,000 was paid in cash, and $50,000 was paid on the first anniversary of closing based on achieving certain performance measures. The following is a summary of the fair value of assets acquired:

Intangibles	$43,675
Goodwill	256,325

Total Purchase Price	$300,000

The intangible assets include brand name of $1,175 and non-competition agreement of $42,500.

Eugenio L. Menendez, D.O., F.A.C.P.

On May 31, 2019, the Company acquired substantially all of the assets of Eugenio L. Menendez, D.O., F.A.C.P. (“Menendez”). The purchase price totaled $1,500,000, all of which was paid in cash. The following is a summary of the fair value of assets acquired:

Intangibles	$108,600
Goodwill	1,391,400

Total Purchase Price	$1,500,000

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The intangible assets include brand name of $7,600 and a non-competition agreement of $101,000.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of May 31, 2020 and December 31, 2019:

Assets Classification	Useful Life	May 31, 2020	December 31, 2019
Leasehold improvements	Lesser of lease term or est. useful life	$842,161	$655,270
Automobiles	5 years	239,993	239,993
Furniture, Fixtures, and Equipment	3 – 7 years	1,550,145	1,429,099

Total		2,632,299	2,324,362
Less: Accumulated depreciation		(1,247,889)	(1,033,973)

Property and equipment, net		$1,384,410	$1,290,389

Depreciation expense was $213,916 and $157,328 for the five months ended May 31, 2020 and 2019, respectively. There were no disposals were made during the five months ended May 31, 2020 and May 31, 2019.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2019, the Company’s intangible assets, net consists of the following:

December 31, 2019
	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.06 years	$63,580	$(59,924)	$3,656
Non-competition agreement	2.44 years	411,200	(210,615)	200,585

Total intangibles, net		$474,780	$(270,539)	$204,241

As of May 31, 2020, the Company’s intangible, net consists of the following:

May 31, 2020
	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	N/A	$63,580	$(63,580)	$—
Non-competition agreement	2.13 years	411,200	(235,957)	175,243

Total intangibles, net		$474,780	$(299,537)	$175,243

The Company recorded amortization expense of $28,998 and $31,396 for the five months ended May 31, 2020 and 2019, respectively.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ending December 31,	Amount
Remainder of 2020	$35,478
2021	57,987
2022	37,020
2023	32,800
2024	11,958

Total	$175,243

The Company is a single reporting unit and therefore evaluates goodwill at the Company level. The goodwill balance as of May 31, 2020 and December 31, 2019 are as follows:

	May 31, 2020	December 31, 2019
Beginning of period	$36,833,438	$35,185,713
Additions	—	1,647,725

End of period	$36,833,438	$36,833,438

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.06% to 6.64%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the estimated useful lives. The assets under capital leases in the amounts equal to the present value of future minimum lease payments are included in the accompanying combined balance sheets as property and equipment, net, and was $409,595 and $409,595, net of accumulated depreciation of $181,286 and $137,058, at May 31, 2020 and December 31, 2019, respectively. The amortization of capital lease assets was $44,227 and $32,992 for the five months ended May 31, 2020 and 2019, respectively, and are included in the statements of operations as depreciation and amortization expense.

Future minimum lease payments under the capital leases are due as noted below:

Year ending December 31,	Amount
Remainder of 2020	$68,611
2021	48,626
2022	44,792
2023	40,871
2024	18,243

Total minimum lease payments	221,143
Less: amount representing interest	(23,377)

197,766
Less: current maturities	(79,088)

Total	$118,678

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

7.	DUE TO SELLER

In connection with a seller note, issued as part of an acquisition in 2017, the following amounts are due to the seller below as of December 31, 2019 and May 31, 2020:

	Current	Long-term	Total
Due to seller	$992,805	$—	$992,805

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

◾	quoted prices for similar assets or liabilities in active markets;

◾	quoted prices for identical or similar assets or liabilities in inactive markets;

◾	inputs other than quoted prices that are observable for the asset or liability;

◾	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        If the asset or liability has a specified (contractual) term, the Level 2 input must be         observable for substantially the full term of the asset or liability.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		May 31, 2020
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$13,051,878	$—	$—	$13,051,878

Total Liabilities	$13,051,878	$—	$—	$13,051,878

The change in fair value of $(1,918,284) was recorded during the five months ended May 31, 2020 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2019
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$15,020,162	$—	$—	$15,020,162

Total Liabilities	$15,020,162	$—	$—	$15,020,162

The change in fair value of $1,268,511 was recorded during the five months ended May 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations. Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	May 31, 2020	December 31, 2019
	Contingent consideration
Opening Balance	$15,020,162	$13,951,651
Change in fair value included in earnings:	(1,918,284)	1,268,511
Contingent consideration recognized due to acquisitions:	—	50,000
Payments of contingent considerations:	(50,000)	(250,000)

Closing Balance	$13,051,878	$15,020,162

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

9.	OWNERS’ EQUITY

Healthy Partners, Inc.

Healthy Partners, Inc. is an S-Corporation with 1,000 shares of stock authorized, issued and outstanding held by Bob Camerlinck. The stock has a par value of $0.10 per share.

HP Enterprises II, LLC

HP Enterprises II, LLC is a limited liability company. HP Enterprises II, LLC has units authorized, issued and outstanding held by Bob Camerlinck. The units do not have a par value or stated value.

Broward Primary Partners, LLC

Broward Primary Partners, LLC is a limited liability company. Broward Primary Partners, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Brian Polner, MD. The units do not have a par value or stated value.

Preferred Primary Care, LLC

Preferred Primary Care, LLC is a limited liability company. Preferred Primary Care, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Raj Bansal, MD. The units do not have a par value or stated value.

10.	RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases several offices and medical clinics from certain employees and companies that are controlled by an equity holder of the Company. The Company leases office space from Martra Property, Taiter Properties, 3061 Commercial Blvd. LLC, and 1090 Jupiter Park LLC, all of which are owned by Robert Camerlinck, the sole owner of Healthy Partners, Inc., HP Enterprises II, LLC. The Company leases three spaces from Frumence Louissant, Kevin D. Inwood, and Pamela Stearns, all of whom are employees of the Company. As of May 31, 2020 and 2019, leases with the Company employees have total rent payments of $9,639 per month and terminate between September 30, 2021 and October 31, 2021. Leases with companies that are owned by Mr. Camerlinck, are on a month-to-month basis and have total rent payments of $28,686 per month.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2024, with some lease terms subject to renewal at the option of the Company. Refer to NOTE 10 for operating leases that were entered into with related parties.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Minimum future payments as of May 31, 2020 are approximately as follows:

Year ending December 31,	Amount
Remainder of 2020	$493,000
2021	576,330
2022	388,801
2023	248,816
2024	53,679

Total	$1,760,626

Rent expense for the five months ended May 31, 2020 and 2019 was $547,381 and $516,412, respectively. These amounts include rent expense related to office facilities, as well as office equipment leases, both within selling, general and administrative expenses in the combined statements of operations.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

12.	SUBSEQUENT EVENTS

On June 1, 2020 the assets of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC and Preferred Primary Care, LLC were acquired by Primary Care (ITC) Intermediate Holdings, LLC (“Cano”) for approximately $195,200,000. The purchase price included approximately $165,200,000 of cash and 923,076 Class A Units of Primary Care (ITC) Intermediate Holdings, LLC, valued at $30,000,000. The sale to Cano resulted in the final determination of the contingent consideration related to the acquisitions of RPMC and PVMC of $8,628,778 and $4,423,100, respectively. The Company paid $7,765,900 and $3,980,790 to the sellers of RPMC and PVMC, with the remainder placed in escrow to be paid in the future.

Report of Independent Auditors

To the Members and Board of Directors of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC

We have audited the accompanying combined financial statements of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC, which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of operations, owners’ equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements.

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles, this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC at December 31, 2019 and 2018, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Restatement of December 31, 2019 and 2018 Financial Statements

As discussed in Note 2 to the combined financial statements, the December 31, 2019 and 2018 combined financial statements have been restated to correct certain amounts relating to stop-loss insurance in its combined financial statements. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Tampa, FL

January 18, 2021

except for the correction of certain stop-loss insurance amounts discussed in Note 2, Revenue Recognition, as to which the date is

March 15, 2021

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$7,559,912	$4,197,486
Accounts receivable, net	25,722,037	23,111,015
Prepaid expenses and other current assets	88,675	34,810

Total current assets	33,370,624	27,343,311
Property and equipment, net	1,290,389	1,024,573
Goodwill	36,833,438	35,185,713
Intangibles, net	204,241	124,247
Other assets	25,856	30,509

Total Assets	71,724,548	63,708,353

Liabilities and Members’ Capital
Current liabilities:
Current portion of capital lease obligations	105,834	89,241
Accounts payable and accrued expenses	7,367,401	8,798,312
Current portion of due to seller	992,805	985,905

Total current liabilities	8,466,040	9,873,458
Capital lease obligations, net of current portion	135,416	68,400
Deferred rent	116,218	128,017
Due to seller, net of current portion	—	992,805
Contingent consideration	15,020,162	13,951,651
Other liabilities	110,439	24,864

Total liabilities	23,848,275	25,039,195

Commitments and Contingencies (Note 11)
Members’ Capital
Members’ capital	47,876,273	38,669,158

Total Liabilities and Members’ Capital	$71,724,548	$63,708,353

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF OPERATIONS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Years Ended December 31,
	2019	2018
	As restated	As restated
Revenue
Capitated revenue	$307,954,048	$252,908,185
Fee for service and other revenue	$5,691,977	$5,872,792

Total revenue	$313,646,025	$258,780,977

Operating expenses:
Third-party medical costs	$223,307,571	$183,167,708
Direct patient expense	49,530,328	40,637,372
Selling, general and administrative expense	15,709,065	13,702,012
Depreciation and amortization expense	495,973	360,710
Fair value adjustment – contingent consideration	1,268,511	2,364,863

Total operating expenses	$290,311,448	$240,232,665

Income from operations	23,334,577	18,548,312

Interest expense	(77,089)	(133,897)
Interest income	12,648	6,948
Gain on equity investments	—	11,684,885
Other income	128,120	166,316

Total other income	63,679	11,724,252

Net income	$23,398,256	$30,272,564

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF MEMBERS’ CAPITAL

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Owners’ Equity	Retained Earnings	Members’ Capital
December 31, 2017	$10,347,100	$13,661,614	$24,008,714
Partner / Member contributions	1,812,000	—	1,812,000
Net income	—	30,272,564	30,272,564

Partner / Member distributions	—	(17,424,120)	(17,424,120)

December 31, 2018	$12,159,100	$26,510,058	$38,669,158

Partner / Member contributions	1,750,000	—	1,750,000
Net income	—	23,398,256	23,398,256
Partner / Member distributions	—	(15,941,141)	(15,941,141)

December 31, 2019	$13,909,100	$33,967,173	$47,876,273

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$23,398,256	$30,272,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	423,693	250,633
Amortization of intangible assets	72,280	110,077
Interest expense	14,096	22,154
Gain on equity investments	—	(11,684,885)
Change in fair value of contingent consideration	1,268,511	2,364,863
Changes in operating assets and liabilities:
Accounts receivable	(2,611,022)	(4,407,380)
Other assets	4,653	60,484
Prepaid expenses and other current assets	(53,865)	(27,551)
Accounts payable and accrued expenses	(1,430,911)	(63,894)
Deferred rent	(11,799)	120,757
Other liabilities	85,575	24,864

Net cash provided by operating activities	21,159,467	17,042,686

Cash Flows from Investing Activities:
Purchase of property and equipment	(516,659)	(462,231)
Acquisitions of subsidiaries, net of cash acquired	(1,750,000)	(464,988)
Payment of contingent consideration	(250,000)	(1,000,000)
Payment of seller note	(1,000,000)	(1,200,000)

Net cash used in investing activities	(3,516,659)	(3,127,219)

Cash Flows from Financing Activities:
Contributions from partner / member	1,750,000	1,812,000
Distributions to partner / member	(15,941,141)	(17,424,120)
Repayments of capital lease obligations	(89,241)	(71,762)

Net cash used in financing activities	(14,280,382)	(15,683,882)

Increase / (decrease) in cash and cash equivalents	3,362,426	(1,768,415)

Cash and cash equivalents at beginning of year	4,197,486	5,965,901

Cash and cash equivalents, end of year	$7,559,912	$4,197,486

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Healthy Partners, Inc. was formed in 2011 and is organized as an S corporation. The company provides support and infrastructure to run the day to day business for both the management service organizations and medical practices. This includes functional divisions for medical/risk management, finance, business development, utilization, and operations.

HP Enterprises II, LLC was formed in 2017 and includes the following wholly-owned entities:

•	HP MSO LLC is a management service organization that holds managed care risk contracts with Humana and Avmed.

•	HP CarePlus, LLC is a management service organization that has managed care risk contracts with CarePlus.

•	HP Primary Care, LLC owns and operates medical practices that are focused on providing primary care services. These wholly owned centers focus on Medicare Advantage plans for seniors.

Broward Primary Partners, LLC was formed in 2012 as a partnership between Bob Camerlinck and Brian Polner, MD. This entity is a management service organization that has managed care risk agreements with Humana.

Preferred Primary Care, LLC was formed in 2009 as a partnership between Bob Camerlinck and Raj Bansal, MD. This entity is a management service organization that has managed care risk agreements with Humana.

All of the businesses above provide healthcare services to patients throughout various locations in the state of Florida.

Healthy Partners, Inc. and HP Enterprises II, LLC are wholly owned by the same equity owner. That equity owner is also the managing member of both Broward Primary Partners, LLC and Preferred Primary Care, LLC. Because Broward Primary Partners, LLC and Preferred Primary Care, LLC were under common management with Healthy Partners, Inc. and HP Enterprises II, LLC for the years ended December 31, 2018 and 2019, the financials statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Prior to the adoption of ASC 606, revenue was recognized on an accrual basis as services were performed at their estimated net realizable value.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its combined balance sheets as of December 31, 2018 or December 31, 2019.

During the fourth quarter of 2020, the Company determined that it had improperly presented certain amounts relating to stop-loss insurance in its combined statements of operations for the year ended December 31, 2019 and 2018. The Company has corrected the material misstatement by increasing capitated revenue and third-party medical costs by $30.4 million, respectively, for the year ended December 31, 2019 and by $25.3 million, respectively, for the year ended December 31, 2018. The correction of this misstatement did not impact net income as previously reported.

See below for the previously reported amounts and restated amounts for each affected financial statement caption:

	December 31, 2019			December 31, 2018
Financial statement caption (in thousands)	As previously reported	Adj	As restated	As previously reported	Adj	As restated
Revenue:
Capitated revenue	$277,541	$30,413	$307,954	$227,597	$25,311	$252,908
Total revenue	$283,233	$30,413	$313,646	$233,470	$25,311	$258,781
Operating expenses:
Third-party medical costs	$192,894	$30,413	$223,307	$157,856	$25,311	$183,167
Total operating expenses	$259,898	$30,413	$290,311	$214,921	$25,311	$240,232

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the year ended December 31, 2019 and approximately 93% of total accounts receivable as of December 31, 2019. Contracts with Humana and CarePlus accounted for approximately 97% of total revenues for the year ended December 31, 2018 and approximately 95% of total accounts receivable as of December 31, 2018. The loss of revenue from these contracts could have a material adverse effect on the Company.

Cash and cash equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable, net

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2019 and 2018, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of December 31, 2019 and 2018, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2019 and 2018. The following is a summary of the amounts included in accounts receivable, net as of December 31.

	2019	2018
Accounts receivable	$82,675,313	$62,738,385
Unpaid service provider costs	(56,953,276)	(39,627,370)

Accounts receivable, net	$25,722,037	$23,111,015

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended December 31, 2019 and 2018 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. The Company is a single reporting unit and evaluates goodwill at the Company level. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended December 31, 2019 and 2018 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the years ended December 31, 2019 and 2018. Amortization of intangible assets with definite lives is computed using the straight-line method over the estimated useful lives of the intangible asset, which is from 1 through 5 years.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

policy contains extended reporting period endorsements which provide coverage for claims filed after the policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a benefit limit of $250,000 per occurrence and $750,000 aggregate coverage for each of the physicians. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future financial position, results of operations, and cash flows. As of December 31, 2019 and 2018, management believes no reserve for loss contingencies is necessary.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

Income Taxes

Healthy Partners, Inc. is an S-Corporation and passes income, losses deductions and credits through to its shareholders. As an S-Corporation Healthy Partners, Inc. does not incur income taxes or have any unrecognized tax benefits.

HP Enterprises II, LLC is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Broward Primary Partners LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

Preferred Primary Care LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU 2017-01 did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles – Goodwill and Other (Topic 250) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU No. 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company adopted this standard for its impairment tests beginning in the year ended December 31, 2018.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning December 15, 2021 and interim periods in fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through January 18, 2021, which is the date the combined financial statements were available to be issued. Please refer to NOTE 12 for further discussion related to the rapidly growing outbreak of novel strain of coronavirus (“COVID-19”) and the acquisition of the Company by Primary Care (ITC) Intermediate Holdings, LLC.

3.	BUSINESS ACQUISITIONS

Royal Palm Medical Center

On January 26, 2018, the Company acquired the remaining 50% of Royal Palm Medical Center (“RPMC”), an entity in which the Company held a 50% equity interest, immediately prior to the acquisition date. Prior to the January 26, 2018 transaction, the Company accounted for its investment in RPMC as an equity method investment.

As of January 26, 2018 the carrying value of the Company’s investment was $36,844 and the fair value was $7,787,041. The difference between the carrying value and the fair value of the Company’s previously held equity investment was recognized as a gain in the statements of operations as Gain on Equity Investment.

The purchase price for the remaining 50% equity interest was $7,797,041. The purchase price includes a $10,000 cash payment at closing and the fair value of contingent consideration of $7,787,041. The contingent consideration is based on the relative value of RPMC to the overall value of the Company upon a liquidation event. The contingent consideration was valued using a Monte Carlo simulation, considering the Company’s

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates. The Company calculated goodwill as the price paid to acquire the 50% interest plus the fair value of the previously held equity interest, less the fair value of acquired assets. The following is a summary of the fair value of assets acquired:

Cash	$76,855
Intangibles	16,300
Goodwill	15,490,927

Total Purchase Price	$15,584,082

The assets acquired mainly include cash and cash equivalents of $76,855, and physician practice brand name of $16,300.

In connection with the acquisition RPMC, the Company entered into a management consulting agreement with the seller. Under this agreement, the Company paid the seller a consulting fee equal to 50% of the net income of RPMC until a liquidity event that resulted in the payment of the contingent consideration. The Company expensed $1,130,000 and $1,205,000 in the years ended December 31, 2018 and 2019 related to this agreement. These amounts are included in selling, general and administrative expenses.

Pembroke Village Medical Center

On February 1, 2018, the Company acquired the remaining 50% of Pembroke Village Medical Center (“PVMC”), an entity in which the Company held a 50% equity interest, immediately prior to the acquisition date. Prior to the February 1, 2018 transaction, the Company accounted for its investment in PVMC as an equity method investment.

As of February 1, 2018 the carrying value of the Company’s investment was $15,000 and the fair value was $3,949,688. The difference between the carrying value and the fair value of the Company’s previously held equity investment was recognized as a gain in the accompanied statements of operations as Gain on Equity Investment.

The purchase price for the remaining 50% equity interest was $3,959,688. The purchase price includes a $10,000 cash payment at closing and the fair value of contingent consideration of $3,949,688. The contingent consideration is based on the relative value of PVMC to the overall value of the Company upon a liquidation event. The contingent consideration was valued using a Monte Carlo simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates. The Company calculated goodwill as the price paid to acquire the 50% interest plus the fair value of the previously held equity interest, less the fair value of acquired assets. The following is a summary of the fair value of assets acquired:

Cash	$30,000
Intangibles	9,400
Goodwill	7,869,976

Total Purchase Price	$7,909,376

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The assets acquired mainly include cash and cash equivalents of $30,000, and physician practice brand name of $9,400.

In connection with the acquisition PVMC, the Company entered into a management consulting agreement with the seller. Under this agreement, the Company paid the seller a consulting fee equal to 50% of the net income of PVMC until a liquidity event that resulted in the payment of the contingent consideration. The Company expensed $494,524 and $856,146 in the years ended December 31, 2018 and 2019 related to this agreement. These amounts are included in selling, general and administrative expenses.

Eddy J. Louissaint, M.D., P.A.

On November 2, 2018, the Company acquired all of the assets of Eddy J. Louissaint, M.D., P.A., (“Louissaint”). The purchase price totaled $737,500, of which $500,000 was paid in cash, and $250,000 was paid on the first anniversary of closing. The following is a summary of the fair value of assets acquired:

Intangibles	$25,290
Goodwill	712,210

Total Purchase Price	$737,500

The intangible assets include brand name of $690 and a non-competition agreement of $24,600.

Robert L. Berman, D.O., P.A.

On May 31, 2019, the Company acquired substantially all of the assets of Robert L. Berman, D.O., P.A. (“Berman”). The purchase price totaled $300,000, of which $250,000 was paid in cash, and $50,000 will be paid on the first anniversary of closing based on achieving certain performance measures. The following is a summary of the fair value of assets acquired:

Intangibles	$43,675
Goodwill	256,325

Total Purchase Price	$300,000

The intangible assets include brand name of $1,175 and a non-competition agreement of $42,500.

Eugenio L. Menendez, D.O., F.A.C.P.

On May 31, 2019, the Company acquired substantially all of the assets of Eugenio L. Menendez, D.O., F.A.C.P. (“Menendez”). The purchase price totaled $1,500,000, all of which was paid in cash. The following is a summary of the fair value of assets acquired:

Intangibles	$108,600
Goodwill	1,391,400

Total Purchase Price	$1,500,000

The intangible assets include brand name of $7,600 and a non-competition agreement of $101,000.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of December 31:

Assets Classification	Useful Life	2019	2018
Leasehold improvements	Lesser of lease term or est. useful life	$655,270	$404,429
Automobiles	5 years	239,993	116,372
Furniture, Fixtures, and Equipment	3 – 7 years	1,429,099	1,114,052

Total		2,324,362	1,634,853
Less: Accumulated depreciation		(1,033,973)	(610,280)

Property and equipment, net		$1,290,389	$1,024,573

Depreciation expense was $423,693 and $250,633 for the years ended December 31, 2019 and 2018, respectively. There were no disposals during the year ended December 31, 2019 and December 31, 2018.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2018, the Company’s intangibles, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.05 years	$54,805	$(52,088)	$2,717
Non-competition agreement	2.10 years	267,700	(146,170)	121,530

Total intangibles, net		$322,505	$(198,258)	$124,247

As of December 31, 2019, the Company’s intangible, net consists of the following:

December 31, 2019

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.06 years	$63,580	$(59,924)	$3,656
Non-competition agreement	2.44 years	411,200	(210,615)	200,585

Total intangibles, net		$474,780	$(270,539)	$204,241

The Company recorded amortization expense of $72,280 and $110,077 for the years ended December 31, 2019 and 2018, respectively.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ended December 31,	Amount
2020	$64,476
2021	57,987
2022	37,020
2023	32,800
2024	11,958

Total	$204,241

The Company is a single reporting unit and therefore evaluates goodwill at the Company level. The goodwill balance for the years ended December 31, are as follows:

	2019	2018
Beginning of period	$35,185,713	$11,112,601
Additions	1,647,725	24,073,112

End of period	$36,833,438	$35,185,713

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.06% to 6.64%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the estimated useful lives. The assets under capital leases in the amounts equal to the present value of future minimum lease payments are included in the accompanying combined balance sheets as property and equipment, net, and was $409,595 and $237,745, net of accumulated depreciation of $137,058 and $45,443, at December 31, 2019 and 2018, respectively. The amortization of capital lease assets was $91,615 and $37,164 for the years ended December 31, 2019 and 2018, respectively, and are included in the statements of operations as depreciation and amortization expense.

Future minimum lease payments under the capital leases are due as noted below:

Year ending December 31,	Amount
2020	$117,621
2021	48,626
2022	44,792
2023	40,871
2024	18,242

Total minimum lease payments	270,152
Less: amount representing interest	(28,902)

241,250
Less: current maturities	(105,834)

Total	$135,416

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

7.	DUE TO SELLER

In connection with a seller note, issued as part of an acquisition in 2017, the following amounts are due to the seller below as of December 31, 2019:

	Current	Long-term	Total
Due to seller	$992,805	$—	$992,805

The following amount is due to the seller as of December 31, 2018:

	Current	Long-term	Total
Due to seller	$985,905	$992,805	$1,978,710

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

◾	quoted prices for similar assets or liabilities in active markets;

◾	quoted prices for identical or similar assets or liabilities in inactive markets;

◾	inputs other than quoted prices that are observable for the asset or liability;

◾	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2019
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$15,020,162	$—	$—	$15,020,162

Total Liabilities	$15,020,162	$—	$—	$15,020,162

The change in fair value of $1,268,511 was recorded during the year ended December 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying statements of operations.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2018
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$13,951,651	$—	$—	$13,951,651

Total Liabilities	$13,951,651	$—	$—	$13,951,651

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The change in fair value of $2,364,863 was recorded during the year ended December 31, 2018 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations. Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	December 31,
	2019	2018
	Contingent consideration
Opening balance	$13,951,651	$612,559

Change in fair value included in earnings:	1,268,511	2,364,863

Contingent consideration recognized due to acquisitions:	50,000	11,974,229

Payments of contingent consideration:	(250,000)	(1,000,000)

Closing Balance	$15,020,162	$13,951,651

9.	OWNERS’ EQUITY

Healthy Partners, Inc.

Healthy Partners, Inc. is an S-Corporation with 1,000 shares of stock authorized, issued and outstanding held by Bob Camerlinck. The stock has a par value of $0.10 per share.

HP Enterprises II, LLC

HP Enterprises II, LLC is a limited liability company. HP Enterprises II, LLC has units authorized, issued and outstanding held by Bob Camerlinck. The units do not have a par or stated value.

Broward Primary Partners, LLC

Broward Primary Partners, LLC is a limited liability company. Broward Primary Partners, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Brian Polner, MD. The units do not have a par or stated value.

Preferred Primary Care, LLC

Preferred Primary Care, LLC is a limited liability company. Preferred Primary Care, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Raj Bansal, MD. The units do not have a par or stated value.

10.	RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases several offices and medical clinics from certain employees and companies that are controlled by an equity holder of the Company. The Company leases office space from Martra Property, Taiter

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Properties, 3061 Commercial Blvd. LLC, and 1090 Jupiter Park LLC, all of which are owned by Robert Camerlinck, the sole owner of Healthy Partners, Inc., HP Enterprises II, LLC. The Company leases three spaces from Frumence Louissant, Kevin D. Inwood, and Pamela Stearns, all of whom are employees of the Company. As of December 31, 2019 and 2018, leases with the Company employees have total rent payments of $9,639 per month and terminate between September 30, 2021 and October 31, 2021. Leases with companies that are owned by Mr. Camerlinck, are on a month-to-month basis and have total rent payments of $28,686 per month.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2024, with some lease terms subject to renewal at the option of the Company. Refer to NOTE 10 for operating leases that were entered into with related parties.

Minimum future payments as of December 31, 2019 are as follows:

Year ended December 31,	Amount
2020	$1,040,381
2021	576,330
2022	388,801
2023	248,816
2024	53,679

Total	$2,308,007

Rent expense for the years ended December 31, 2019 and 2018 was $1,291,799 and $1,134,157, respectively. These amounts include rent expense related to office facilities, as well as office equipment leases, both within selling, general and administrative expenses in the combined statements of operations.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

12.	SUBSEQUENT EVENTS

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of COVID-19 with persons testing positive in all fifty states and the District of Columbia. With the possibility of widespread infection in the United Stated and abroad, national, state, and local authorities have recommended social distancing and imposed or are considering quarantine and isolation measures on large portions of the population, including mandatory business closures. The Company has been classified as an essential business and has been allowed to remain open. The pandemic did not have a material impact on the Company’s results of operations and cash flows in 2020. This is primarily attributable to the relatively fixed nature of the managed care arrangements.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on our business. However, based on experience so far, it is expected that the overall negative impact from COVID-19 on our business will be immaterial.

On June  1, 2020 the assets of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC and Preferred Primary Care, LLC were acquired by Primary Care (ITC) Intermediate Holdings, LLC (“Cano”) for approximately $195,200,000. The purchase price included approximately $165,200,000 of cash and 923,076 Class  A Units of Primary Care (ITC) Intermediate Holdings, LLC, valued at $30,000,000. The sale to Cano resulted in the final determination of the contingent consideration related to the acquisitions of RPMC and PVMC of $8,628,778 and $4,423,100, respectively. The Company paid $7,765,900 and $3,980,790 to the sellers of RPMC and PVMC, with the remainder placed in escrow to be paid in the future.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

JAWS ACQUISITION CORP.

JAWS MERGER SUB, LLC

PRIMARY CARE (ITC) HOLDINGS, LLC

AND

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

DATED AS OF NOVEMBER 11, 2020

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	Investors
Annex B	Supporting Seller Unitholders
Annex C	Lock-Up Seller Unitholders
Annex D	Use of Proceeds

Exhibit A	Amended and Restated Company LLC Agreement
Exhibit B	Form of Subscription Agreement
Exhibit C	Form of Investor Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Material Terms of Tax Receivable Agreement
Exhibit F	Form of Transaction Support Agreement
Exhibit G	Form of New JAWS Certificate of Incorporation
Exhibit H	Form of New JAWS Bylaws
Exhibit I	Material Terms of the Second Amended and Restated Company LLC Agreement
Exhibit J	Form of New JAWS Incentive Equity Plan
Exhibit K	Specified Person Agreement
Exhibit L-1	Material Terms of Employment Agreement - Dr. Marlow Hernandez
Exhibit L-2	Material Terms of Employment Agreement - Dr. Richard Aguilar

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 11, 2020 (the “Effective Date”), is made by and among Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”). JAWS, Merger Sub, Seller and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) JAWS is a blank check company incorporated as a Cayman Islands exempted company on December 27, 2019 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of JAWS that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of JAWS, JAWS is required to provide an opportunity for its shareholders to have their outstanding JAWS Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the JAWS Shareholder Approval;

WHEREAS, as of the date of this Agreement, Jaws Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 17,250,000 JAWS Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, JAWS, Seller and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of JAWS, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date and prior to the Effective Time, JAWS shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication but prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be substantially in the form as attached hereto as Exhibit A (the “Amended and Restated Company LLC Agreement”), pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Fully Diluted Company Units;

WHEREAS, on the Closing Date, following the effectiveness of the Amended and Restated Company LLC Agreement, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger; and (b) JAWS shall be admitted as the managing member of the Company, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A (collectively, and together with any investors who enter into Subscription Agreements following the execution of this Agreement pursuant to Section 2.1(b), the “Investors”) are entering into a subscription agreement with JAWS, substantially in the form attached hereto as Exhibit B (collectively, the “Subscription Agreements”), pursuant to which, among other things, each Investor has agreed to subscribe for and purchase prior to the Closing, and JAWS has agreed to issue and sell to each such Investor prior to the Closing, the number of New JAWS Class A Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “PIPE Financing Amount” and the equity financing under all Subscription Agreements, including any Subscription Agreement entered into following the execution of this Agreement pursuant to Section 2.1(b), collectively, hereinafter referred to as the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, at the Closing, New JAWS, the Sponsor, the Seller and the Company will enter into a tax receivable agreement in a form reasonably satisfactory to the Company, Cano America, the Sponsor and JAWS, consistent with the Material Terms of Tax Receivable Agreement attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, New JAWS, the Sponsor, the Other Class B Shareholders and each of the Other Investor Agreement Parties (the “Investor Agreement Parties”) will enter into an investor agreement, substantially in the form attached hereto as Exhibit C (the “Investor Agreement”), pursuant to which, among other things, the Investor Agreement Parties (a) will agree not to effect certain sales or distributions of a portion of the Equity Securities of JAWS held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective JAWS Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, the Seller Unitholders listed on Annex C attached hereto (collectively, the “Lock-Up Seller Unitholders”) will enter into a Lock-Up Agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”) pursuant to which, among other things, such Seller Unitholders will agree not to effect any sale or distribution of a portion of the Equity Securities of New JAWS held by any of them during the lock-up period described therein;

WHEREAS, the board of directors of JAWS (the “JAWS Board”) has (a) approved this Agreement, the Ancillary Documents to which JAWS is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of JAWS Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, JAWS, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of Seller has (a) approved this Agreement, the Ancillary Documents to which Seller is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Seller is or will be a party and the transactions contemplated hereby and thereby by the Seller Unitholders entitled to vote thereon;

WHEREAS, Seller, as the sole member of the Company, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the effectiveness of the Registration Statement / Proxy Statement, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, promptly after the execution of this Agreement, each Seller Unitholder listed on Annex B attached hereto (collectively, the “Supporting Seller Unitholders”) will duly execute and deliver to JAWS a transaction support agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Seller Unitholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, contemporaneously with the execution of this Agreement, Seller and the other parties thereto have entered into an agreement in substantially the form attached hereto as Exhibit K (the “Specified Person Agreement”);

WHEREAS, (a) it is intended that the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) (i) it is intended that the Merger be treated as a transaction described in Revenue Ruling 73-427, through which JAWS shall be deemed to have acquired a number of units in the Company equal to the Acquired Company Units, (ii) it is intended that such acquisition of units be treated as a transaction described in Revenue Ruling 99-5 (Situation 1), wherein (A) JAWS is deemed to purchase a pro rata portion of the assets of the Company in exchange for the Company Cash Consideration and assumption of a pro rata portion of the indebtedness of each Group Company from Seller governed by Section 1001 of the Code, and (B) JAWS and Seller are each deemed to contribute their respective interests in the assets of the Company to a new partnership in a transaction governed by Section 721 of the Code and (ii) the payment of cash by JAWS to the Company pursuant to Section 2.2 be treated as a contribution under Section 721 of the Code, and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (clauses (a)-(c), the “Intended Tax Treatment”); and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquired Company Units” means collectively, the aggregate number of Company Common Units equal to the quotient of (a) the Company Cash Consideration, divided by (b) Ten dollars ($10).

“Additional JAWS SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Provider” means any physician, physician assistant, advance practice nurse, nurse, dentist, dental assistant or hygienist, pharmacist, pharmacist assistant, or other clinical personnel employed or otherwise retained by any Affiliated Provider Practice to perform healthcare services on such Affiliated Provider Practice’s behalf for which a Permit is required under applicable Law.

“Affiliated Provider Practice” means any entity that furnishes professional healthcare, dental, pharmacy or other services to the Company’s customers and with which the Company provides administrative, management or services pursuant to a Contract with such provider group or entity.

“Aggregate Cash Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the Company Expenses, minus (c) the JAWS Expenses.

“Aggregate Cash Raised” means an amount equal to (a) the aggregate cash proceeds available for release to JAWS from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions), plus (b) the Aggregate Closing PIPE Proceeds.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by JAWS in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Aggregate Company Units” means collectively, the aggregate number of Company Common Units equal to the quotient of (a) the Net Equity Value, divided by (b) Ten dollars ($10).

“Aggregate Transaction Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the sum of the Unpaid JAWS Expenses and plus the Unpaid JAWS Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation” has the meaning set forth in Section 6.1(c).

“Ancillary Documents” means the Investor Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the Lock-Up Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Base Cash Initial Amount” means an amount equal to Seven Hundred Million dollars ($700,000,000).

“Base Cash Secondary Amount” means an amount equal to One Billion One Hundred Seventy Million dollars ($1,170,000,000).

“Business”, the “business of the Group Companies” or any similar term means the business of, directly or indirectly, offering, delivering or providing patient care in the United States (including Puerto Rico) through owned medical centers or management services organization affiliated physicians, or any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.7.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Miami, Florida are open for the general transaction of business.

“Cano America” means Cano America, LLC.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Charter Proposal” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Seller, the Company or any of their respective controlled Affiliates or (ii) all or a material portion of assets or businesses of the Seller, the Company or any of their respective controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Seller, Company or any of their respective controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries as of the Reference Time (including marketable securities, checks, credit card receivables, bank deposits, short term investments and performance bonds but excluding restricted cash and customer deposits), whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Company Cash Consideration” means an amount of cash equal to (a) the Company Cash Initial Consideration, plus (b) the Company Cash Secondary Consideration.

“Company Cash Initial Consideration” means an amount of cash equal to (a) the amount by which the Aggregate Cash Proceeds exceeds the Base Cash Initial Amount, divided by (b) two (2); provided, if the Aggregate Cash Proceeds equals an amount equal to or less than the Base Cash Initial Amount, the Company Cash Initial Consideration shall equal zero dollars ($0); provided, further, if the Aggregate Cash Proceeds equals an amount equal to or greater than the Base Cash Secondary Amount, the Company Cash Initial Consideration shall equal Two Hundred Thirty Five Million dollars ($235,000,000).

“Company Cash Secondary Consideration” means an amount of cash equal to the amount by which the Aggregate Cash Proceeds exceeds the Base Cash Secondary Amount; provided, if the Aggregate Cash Proceeds equals an amount equal to or less than the Base Cash Secondary Amount, the Company Cash Secondary Consideration shall equal zero dollars ($0).

“Company Common Units” means the units of the Company designated as “Common Units” pursuant to the Amended and Restated Company LLC Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Debt” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the Reference Time, after giving effect to the Company Existing Debt Refinancing (if applicable); provided, however, that Company Debt will not include any Indebtedness in respect of the revolving credit facility or the delayed draw term loan facility that are components of the Company Refinancing Debt.

“Company Designees” has the meaning set forth in Section 5.15(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to JAWS by the Company and the Seller on the date of this Agreement.

“Company Existing Debt Refinancing” means the incurrence by the Group Companies of senior secured Indebtedness in an aggregate principal amount not to exceed $685,000,000 (such Indebtedness, the “Company Refinancing Debt”), the proceeds of which would be used, among other purposes, to refinance in full the Existing Credit Facilities.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Seller, Cano America and any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Seller, Cano America or any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Seller or any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any JAWS Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of August 8, 2016, as amended from time to time.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Membership Interests” means the membership interests of the Company pursuant to the Company LLC Agreement.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means all Software and other products and services, including any of the foregoing currently in development, from which any Group Company has derived within the past three (3) years, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof, including “CanoPanorama”.

“Company Refinancing Debt” has the meaning set forth in the definition of “Company Existing Debt Refinancing”.

“Company Refinancing Debt Sources” means, solely in their capacities as such, the financial institutions, agents, arrangers and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Company Refinancing Debt, including such Persons who are party to any debt commitment letter or any joinder agreements or credit agreements entered into pursuant thereto or relating thereto (together with the successors and permitted assigns of each of the foregoing), together with their respective Affiliates, and such Persons’ and such Persons’ respective Affiliates’ current, former and future equity holders, managers, advisors, attorneys, members, officers, directors, employees, partners, controlling persons, agents and representatives and the respective successors and permitted assigns of each of the foregoing.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Unitholder Written Consent” has the meaning set forth in Section 5.12(c).

“Company Unitholder Written Consent Deadline” has the meaning set forth in Section 5.12(c).

“Confidentiality Agreement” means that certain letter agreement, dated as of September 10, 2020, by and between the Seller (c/o Cano Health, LLC) and JAWS.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Continuing Company Units” means collectively, the aggregate number of Company Common Units equal to the difference between (a) the Aggregate Company Units, minus (b) the quotient of (i) the Company Cash Consideration, divided by (ii) Ten dollars ($10).

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Directors” has the meaning set forth in Section 5.15(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.7.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy, agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or would reasonably expect to have any Liability.

“Enterprise Value” means an amount equal to Four Billion Dollars ($4,000,000,000).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.7.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facilities” means (i) that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 10, 2018, by and among, among others, Cano Health, LLC, as the borrower, Primary Care

(ITC) Intermediate Holdings, LLC, as holdings, the lenders from time to time party thereto, and PennantPark Investment Administration, LLC, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time), (ii) that certain Second Lien Credit and Guaranty Agreement, dated as of June 1, 2020, by and among, among others, Cano Health, LLC, as the borrower, Primary Care (ITC) Intermediate Holdings, LLC, as holdings, the lenders from time to time party thereto, and Pembroke Agent LLC, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time), and (iii) that certain Amended and Restated Credit Agreement, dated as of August 19, 2020, by and between, Cano Health, LLC, as the borrower, and Fifth Third Bank, as the lender (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Allocation” has the meaning set forth in Section 6.1(c).

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 6.1(c).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (c) a “specified foreign corporation” within the meaning of Section 965 of the Code or (d) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully Diluted Company Units” means a number of Company Common Units equal to the sum of (a) the Continuing Company Units, plus (b) the number of New JAWS Outstanding Shares.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries and its Affiliated Provider Practices.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Health Care Laws” means all Laws to the extent relating to healthcare regulatory matters or to the licensure, certification, qualification or authority to transact or operate business in connection with health care services, or to the provision of, reimbursement of, payment for or arrangement of, health care services, including the following Laws: the Federal Anti-kickback Law (42 U.S.C. § 1320a-7b); the Stark Laws (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); the Travel Act (18 U.S.C. § 1952), the Health Insurance Portability and Accountability Act of 1996 (the “HIPAA Statute”), the privacy and security regulations promulgated thereunder (45 C.F.R. Parts 160 and 164), and the statutory amendments to the HIPAA Statute that were enacted under Title XIII of the American Recovery and Reinvestment Act of 2009 which is entitled the Health Information Technology for Economic and Clinical Health Act; Laws relating to Medicare (including Medicare Advantage); any state or federal Laws to the extent relating to the Medicaid program; the Medicare Program Laws; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Medicare Improvements for Patients and Providers Act of 2008; Chapter 59A-33 of the Florida Administrative Code; any rules and regulations promulgated under any of the foregoing; and any corresponding state or local Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” to the extent such obligations do not become payable as a result of the consummation of the transactions contemplated by this Agreement (provided, however, that in no event shall any of the foregoing include that certain Convertible Promissory Note, dated as of March 17, 2020, made by the Seller in favor of the Holder (as defined therein), if it is converted into equity after the date hereof and prior to the Closing Date), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“InTandem” means ITC Rumba, LLC.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names images, and biographical information of real persons; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor Agreement Parties” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 9.18.

“JAWS” has the meaning set forth in the introductory paragraph to this Agreement.

“JAWS Acquisition Proposal” means (a) any transaction or series of related transactions under which JAWS or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in JAWS or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a JAWS Acquisition Proposal.

“JAWS Board” has the meaning set forth in the recitals to this Agreement.

“JAWS Board Recommendation” has the meaning set forth in Section 5.7.

“JAWS Class A Shares” means JAWS’s Class A ordinary shares.

“JAWS Class B Shares” means JAWS’s Class B ordinary shares.

“JAWS D&O Persons” has the meaning set forth in Section 5.13(a).

“JAWS Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by JAWS on the date of this Agreement.

“JAWS Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, JAWS in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of JAWS and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to JAWS pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, JAWS Expenses shall not include any Company Expenses.

“JAWS Financial Statements” means all of the financial statements of JAWS included in the JAWS SEC Reports.

“JAWS Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of JAWS).

“JAWS Liabilities” means, as of any determination time, the aggregate amount of Liabilities of JAWS that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, JAWS Liabilities shall not include any JAWS Expenses.

“JAWS Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of JAWS, or (b) the ability of JAWS to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which JAWS operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of JAWS with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (vii) any failure by JAWS to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on JAWS, relative to other “SPACs” operating in the industries in which JAWS operates.

“JAWS Non-Party Affiliates” means, collectively, each JAWS Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any JAWS Related Party (other than, for the avoidance of doubt, JAWS).

“JAWS Parties” means, collectively, JAWS and Merger Sub.

“JAWS Related Party” has the meaning set forth in Section 4.9.

“JAWS Related Party Transactions” has the meaning set forth in Section 4.9.

“JAWS SEC Reports” has the meaning set forth in Section 4.7.

“JAWS Shareholder Approval” means, collectively, the Required JAWS Shareholder Approval and the Other JAWS Shareholder Approval.

“JAWS Shareholder Redemption” means the right of the holders of JAWS Class A Shares to redeem all or a portion of their JAWS Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of JAWS.

“JAWS Shareholders Meeting” has the meaning set forth in Section 5.7.

“JAWS Shares” means the JAWS Class A Shares and the JAWS Class B Shares, in each case, par value $0.0001 per share, of JAWS.

“JAWS Warrants” means each warrant to purchase one JAWS Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Net Debt Adjustment” means an amount (which may be a negative number) equal to (a) the Company Debt, minus (b) the Company Cash.

“Net Equity Value” means an amount equal to (a) the Enterprise Value, minus (b) the Net Debt Adjustment.

“New JAWS” means JAWS following the Domestication.

“New JAWS Board” has the meaning set forth in Section 5.15(a).

“New JAWS Bylaws” has the meaning set forth in Section 2.1(a).

“New JAWS Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“New JAWS Class A Shares” has the meaning set forth in Section 2.1(a).

“New JAWS Class B Shares” means the shares of Class B common stock, par value $0.0001, of New JAWS.

“New JAWS Outstanding Shares” means a number equal to the sum of (a) the quotient of (i) the Aggregate Cash Raised, divided by (ii) ten (10), plus (b) 17,250,000.

“New JAWS Shares” means, collectively, the New JAWS Class A Shares and the New JAWS Class B Shares.

“New JAWS Incentive Equity Plan” has the meaning set forth in Section 5.17.

“New JAWS Warrant” has the meaning set forth in Section 2.1(a).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.7.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Other Class B Shareholders” means, collectively, Douglas I. Ostrover, Michael Baldock and Benjamin Weprin.

“Other Investor Agreement Parties” means each of InTandem, Cano America, Dr. Marlow Hernandez, Steven Haft, Dr. Richard Aguilar, David Armstrong and each of the directors of New JAWS immediately after the Effective Time.

“Other JAWS Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) Liens securing the Existing Credit Facilities, (h) Liens securing the Company Refinancing Debt and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Debt Prepayment” means the repayment or prepayment of Company Refinancing Debt with net cash proceeds of the PIPE Financing in an aggregate principal amount of at least $400,000,000.

“PIPE Financing” has the meaning set forth in the recitals.

“PIPE Financing Amount” has the meaning set forth in the recitals.

“Pre-Closing JAWS Holders” means the holders of JAWS Shares at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” shall mean, collectively, in each case, to the extent applicable to the Group Companies, all of the following to the extent relating to any Personal Data, the Processing thereof, or otherwise relating to privacy, security, or security breach notification: (i) the Privacy and Data Security Policies, (ii) Privacy Laws and other applicable Laws, (iii) the Payment Card Industry (PCI) Data Security Standards and any industry standards applicable to and binding upon any Group Company, and (iv) Contracts into which any Group Company has entered into or by which it is otherwise legally bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Provider Relief Fund” means the portion of the Public Health and Social Services Emergency Fund distributed by the U.S. Department of Health and Human Services pursuant to Division B of the CARES Act and Division B of the Paycheck Protection Program and Health Care Enhancement Act, Pub. L. 116-139.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Laws” has the meaning set forth in Section 3.18(e).

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Reference Time” means 5:00 p.m. Eastern Time on the date on which the Group Companies incur the first lien term loan component of the Company Refinancing Debt in connection with the Company Existing Debt Refinancing; provided, however, if such component of the Company Refinancing Debt is not incurred and the related Company Existing Debt Refinancing is not consummated by the Group Companies prior to the Closing, the Reference Time means 5:00 p.m. Eastern Time on the date of this Agreement.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of JAWS.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by FDA or any such Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Audited Financial Statements” means (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the twelve month periods then ended, and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the nine-months then ended, in each case, prepared in accordance with Section 5.16.

“Required JAWS Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Charter Proposal.

“Retained Cash Amount” has the meaning set forth in Section 2.2(b).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Seller Unitholders” means, collectively, the holders of units of the Seller as of any determination time prior to the Effective Time.

“Schedules” means, collectively, the Company Disclosure Schedules and the JAWS Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Dividend” means one or more dividends or other distributions after the date hereof and on or prior to the Closing by the Group Companies to the direct and indirect holders of the Equity Securities of the Company from the net proceeds of the Company Refinancing Debt in an amount not to exceed $100,000,000 in the aggregate.

“Specified Person Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means (a) all net or gross income, net or gross net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Basis Balance Sheet” has the meaning set forth in Section 6.1(c).

“Tax Positions” has the meaning set forth in Section 6.1(d).

“Tax Receivable Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.12(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid JAWS Expenses” means the JAWS Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid JAWS Liabilities” means the JAWS Liabilities as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of May 18, 2020, by and between JAWS and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

TRANSACTIONS

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication of JAWS. On the Closing Date prior to the Effective Time, JAWS shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act (as Revised). In connection with the Domestication, (i) each JAWS Class A Share and each JAWS Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of Class A common stock, par value $0.0001 per share, of JAWS (collectively, the “New JAWS Class A Shares”), (ii) each JAWS Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New JAWS Class A Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “New JAWS Warrants”), (iii) the Governing Documents of JAWS shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit G (the “New JAWS Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit H (the “New JAWS Bylaws”), and (iv) JAWS’s name shall be changed to “Cano Health”; provided, however, that, in connection with clause (i) and (ii), each issued and outstanding share of JAWS that has not been previously separated into the underlying JAWS Class A Shares and underlying JAWS Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of New JAWS Class A Shares, and one New JAWS Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.

(b) PIPE Financing. The Seller may, in consultation with and subject to the prior consent of JAWS and Cano America (in each case not to be unreasonably withheld, conditioned or delayed), deliver written notice to JAWS at any time prior to the Closing directing New Jaws to sell up to 20,000,000 New JAWS Class A Shares pursuant to Subscription Agreements, in addition to the New JAWS Class A Shares to be sold pursuant to Subscription Agreements entered into prior to or concurrently with the execution of this Agreement. Prior to the Closing, New JAWS shall consummate the PIPE Financing pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(c) Amendment and Restatement of the Company LLC Agreement. On the Closing Date, following the Domestication but prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Fully Diluted Company Units.

(d) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, on the Closing Date promptly following the consummation of the Domestication, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Jaws (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by JAWS and the Seller and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DLLCA.

(iv) At the Effective Time, the Governing Documents of the Surviving Company shall be an amended and restated operating agreement in a form reasonably satisfactory to the Company, Cano America and JAWS, consistent with the Material Terms of the Second Amended and Restated Company LLC Agreement attached hereto as Exhibit I.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into an aggregate number of Company Common Units equal to the Acquired Company Units.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the Company Common Units issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive: (A) a number of Company Common Units equal to the Continuing Company Units; (B) a number of New JAWS Class B Shares equal to the number of Continuing Company Units; and (C) an amount of cash equal to the Company Cash Consideration.

Section 2.2 Closing of the Transactions Contemplated by this Agreement; Post-Closing Contribution.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third (3rd) Business Day following the satisfaction

(or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as JAWS and the Company may agree in writing.

(b) On the Business Day immediately following the Closing Date, New JAWS shall contribute an amount in cash equal to the Aggregate Cash Proceeds minus the Company Cash Consideration (the “Retained Cash Amount”) to the Company and the Company shall use such cash in accordance with Annex D.

(c) In exchange for the contribution of the Retained Cash Amount pursuant to Section 2.2(b), the Company shall issue and deliver to New JAWS, an aggregate number of Company Common Units equal to (i) the Fully Diluted Company Units, minus (ii) the Continuing Company Units, minus (iii) the Acquired Company Units.

Section 2.3 Deliverables.

(a) At the Closing, the Company and the Seller, as applicable, shall deliver or cause to be delivered, as applicable, to JAWS:

(i) a counterpart to each Ancillary Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii) a certificate, executed by a duly authorized officer of the Company and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(iii) a properly completed and duly executed IRS Form W-9 from the Seller;

(iv) a Name Use Agreement duly executed by Dr. Marlow Hernandez in a form reasonably satisfactory to JAWS, consistent with the terms set forth on Section 2.3(a)(iv) of the Company Disclosure Schedules; and

(v) a payoff letter duly executed by Dental Excellence Partners, LLC in form reasonably satisfactory to JAWS evidencing that the Company has no liabilities or obligations to Dental Excellence Partners, LLC with respect to any loans.

(b) At the Closing, JAWS shall issue or deliver or cause to be delivered, as applicable, to the Seller:

(i) a counterpart to each Ancillary Document to which JAWS, the Sponsor or the other Class B Shareholders is to be a party, duly executed by a duly authorized representative of such Person;

(ii) evidence of the Domestication and a certified copy of the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(iii) a certificate, executed by a duly authorized officer of JAWS and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) an amount in cash equal to the Company Cash Consideration; and

(v) such number of New JAWS Class B Shares as provided in Section 2.1(d)(vii)(B).

Section 2.4 Withholding. JAWS and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, each of the Company and the Seller, as applicable, hereby represents and warrants to JAWS as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company and the Seller is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and the Seller. Each Group Company and the Seller has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Seller have been made available to JAWS, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Seller are in full force and effect, and neither the Seller nor the Company is in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Seller and the Company issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Seller and the Company have been duly authorized and validly issued. All of the outstanding Company Membership Interests are, and Company Common Units will be upon the adoption of the Amended and Restated Company LLC Agreement, fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company LLC Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement). Except for the Company LLC Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies (excluding intercompany Indebtedness among the Company and its Subsidiaries) as of the date of this Agreement, including the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Seller and the Company each have the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Seller Unitholder Written Consent and the Company Unitholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Seller and the Company, as applicable, is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Seller and the Company, as applicable. This Agreement and each Ancillary Document to which the Seller or the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Seller or the Company, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Seller or the Company (assuming that this Agreement and the Ancillary Documents to which it is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), as applicable, enforceable against the Seller or the Company, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to JAWS a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the nine-month periods then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the American Institute of Certified Public Accountants and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The audited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related audited consolidated statement of operations and comprehensive loss, stockholders’ deficit and cash flow of the Group Companies for the twelve month period then ended (the “Closing Company Audited Financial Statements”) and the Required Company Audited Financial Statements, in each case, when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Seller or the Company with respect to the Seller’s or the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Seller or the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Seller or the Company of this Agreement nor the Ancillary Documents to which the Seller or Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of the Seller or the Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company for borrowed money (excluding intercompany Indebtedness among the Company and its Subsidiaries) or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000.00;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000.00;

(iv) any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000.00 over the life of the Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of JAWS or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, JAWS or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000.00 annually or (B) $500,000.00 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $100,000.00;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or JAWS or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Right;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company (other than physicians) whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000.00, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person

(other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any CBA;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or JAWS or any of its Affiliates after the Closing);

(xv) any other Contract (other than Contracts governing the terms of employment) the performance of which requires either (A) annual payments from any Group Company in excess of $500,000.00 or (B) aggregate payments from any Group Company in excess of $500,000.00 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon not more than thirty (30) days’ prior written notice; and

(xvi) any other Contract between any Group Company, on the one hand, and any of the top ten (10) payors of the Company and its Subsidiaries, on the other hand, as measured by aggregate gross revenue during (A) the twelve-month (12-month) period ending December 31, 2019 and (B) the current fiscal year to date.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of JAWS if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Seller or any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Seller, the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided JAWS with (x) true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered and (y) (if applicable) the most recent IRS determination or opinion letter.

(b) No Employee Benefit Plan is and no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any material Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and to the Company’s knowledge no event has occurred and no condition exists, that has subjected, or would reasonably be expected to subject, any Group Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Company’s knowledge nothing has occurred that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status. None of the Group Companies has incurred (whether or not assessed) or could reasonably be expected to incur any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and each Group Company has complied in practice and operations in all material respects with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies for any taxes that may become payable under Section 4999 or 409A of the Code.

(i) The Group Companies have no material liability by reason of an individual who performs or performed services for the Group Companies in any capacity being improperly excluded from participating in an Employee Benefit Plan or any person being improperly allowed to participate in any Employee Benefit Plan.

Section 3.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to JAWS copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property (other than Off-the-Shelf Software licensed on a non-exclusive basis for less than $25,000 per year) and (iii) material unregistered Marks currently used to identify any products or services offered by any Group Company that are owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all fees and filings necessary to maintain any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending challenging the validity or enforceability of any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to JAWS. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken commercially reasonable steps substantially consistent with other Persons in the same industry to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group and no employees of the Group Companies are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Group Companies. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(e) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which they are or were aware in the past two years. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. None of the Group Companies reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Group Companies that, if known to the public, would bring the Group Companies into material disrepute.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to JAWS. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return. Each Group Company has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b) Each Group Company has complied in all material respects with all Laws relating to the reporting and payment of sales, use, ad valorem and value added Taxes.

(c) No written claim has been made by a Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is subject to taxation in that jurisdiction.

(d) There is no material Tax audit or examination or any material Proceeding now being conducted, pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully paid, settled or withdrawn, and, to the knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Group Company.

(e) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is bending with, any Tax Authority that relates to the Taxes or Tax Returns of any Group Company.

(f) No Group Company has been a party to any “listed transaction” and within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company is (and has been for its entire existence) properly treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes. Each Subsidiary of the Company is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Section 3.16(g) of the Company Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(h) No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (v) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(i) No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company owns or has owned in the last two (2) years an interest in any Flow-Thru Entity other than a Company Subsidiary listed on Section 3.16(i) of the Company Disclosure Schedules. No Group Company is party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on any Group Company after the date of the Latest Balance Sheet.

(j) There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(k) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(l) Except as set forth on Section 3.16(l) of the Company Disclosure Schedules, no Group Company is organized in any jurisdiction outside of the United States. No Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the United States.

(m) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(n) For the avoidance of doubt, Section 3.11 and this Section 3.16 contain the sole and exclusive representations and warranties with respect to matters relating to Taxes. Nothing in this Section 3.16 or otherwise in this Agreement shall be construed as a representation, covenant or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit carryover, Tax basis, or other Tax asset or attribute generated or arising in or in respect of a Pre-Closing Tax Period or (ii) any Tax positions that any Group Company may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or any of their respective Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns or has ever owned any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property and improvements located thereon leased, licensed, subleased, sublicensed, or otherwise used or occupied, or permitted to be used or occupied, by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases (and the name and date of the parties to each of the parties to the Real Property Leases) pursuant to which any Group Company is a tenant, licensee, subtenant, sublicensee, or other occupant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to JAWS. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, (i) the transactions contemplated by this Agreement will not require the consent of any party to any Real Property Leases, will not result in a breach of or default under any Real Property Leases or otherwise cause the Real Property Leases to (A) no longer be in full force and effect or (B) cease to be the valid, legal and binding obligation of each of the applicable Group Company party thereto and each other party thereto, enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the quiet possession and enjoyment of each applicable Group Company to its respective Leased Real Property has not been disturbed, (iii) there is no dispute, breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a dispute, breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases, (iv) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a dispute, breach or default under such Real Property Lease which has not been redeposited in full, (v) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease, (vi) the counterparty to such Real Property Lease is not a Company Non-Party Affiliate and otherwise has never and presently does not have any economic interest in any Group Company, (vii) no Group Company has leased, subleased, licensed, sublicensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (viii) the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the Business, and (ix) the Leased Real Property and the furniture, fixtures and equipment located therein or thereon, as applicable, is in good condition and repair and sufficient for the operation of the Business, and there are no facts or conditions affecting any of the furniture, fixtures and equipment located in or upon the Leased Real Property which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the Business.

(c) Condemnation. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(d) Mechanics Liens. There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other Person for work or labor performed for, or materials or supplies provided to, or in connection with, any Leased Real Property or portion thereof which is delinquent. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Leased Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work which costs and expenses through which shall be paid in full prior to Closing.

(e) Compliance with Real Property Laws. The Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Real Property or operation of the Business thereon does not violate any Real Property Laws. Neither the Company nor Subsidiary, including any Group Company, has received any notice of violation of any Real Property Law and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or, to the Company’s knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the lease, use, or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Business.

(f) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth, and the Company has made available to JAWS true and complete copies of, all Contracts between (a) any Group Company, on the one hand, and (b) any Company Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. “Company Related Party” shall mean any Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) and any Group Company’s or their Affiliates’ respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”).

(b) The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements.

(c) Since the formation of the Company, to the Company’s knowledge, (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business in all material respects.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) The activities of the Group Companies and the Affiliated Provider Practices are, and during the last three (3) years have been, conducted in compliance in all material respects with all Health Care Laws applicable to the Group Companies and the Affiliated Provider Practices. Without limiting the foregoing, none of the Group Companies or the Affiliated Provider Practices have engaged in any of the following:

i) knowingly and willfully making or causing to be made a false statement, claim, or representation of a material fact in any application for any benefit or payment from any payer;

(ii) knowingly and willfully making or causing to be made any false statement, claim, or representation of a material fact for use in determining rights to any benefit or payment from any payer;

(iii) presenting or causing to be presented a claim for reimbursement to any payer for services that is for an item or service that was known or should have been known to be (1) not provided as claimed or (2) false or fraudulent;

(iv) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment from any payer;

(v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring an individual to a Person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by Medicare or any other federal or state health care program or payer, or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or any other federal or state health care program or payer; or

(vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement, claim, or representation (or knowingly and willfully omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for Medicare or other federal or state health care program certification or (2) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

(b) The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practice during the last three (3) years has filed all material reports, statements, documents, registrations, filings, Regulatory Permits and submissions required to be filed by it under applicable Health Care Laws. During the last three (3) years, no written notice has been received by, and no claims have been filed against any Group Company or Affiliated Provider Practice by any Governmental Entity alleging a material violation of any Health Care Law.

(c) In the conduct of the Business, no Group Company, Affiliated Provider Practice, nor any officer, director, manager (in the case of a limited liability company) or owner acting on behalf of a Group Company or Affiliated Provider Practice, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, patient, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Group Company or Affiliated Provider Practice (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or knowingly made any false entries on any books or records for any purpose.

(d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedules, each Group Company and Affiliated Provider Practice possesses all material health care Permits required under applicable Health Care Laws necessary for the conduct of the Business and all such material health care Permits are in valid force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Affiliated Provider Practice is in material breach or violation of, or default under, any such Permit. During the last three (3) years, no Group Company or Affiliated Provider Practice has received any written notice or communication from any Governmental Entity regarding any material violation of any Permit required under applicable Health Care Laws.

(e) Each provider employed by or contracted with the Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider has been duly licensed and registered, is in good standing in the state in which such Affiliated Provider practices his or her profession, such license and registration have not been suspended, revoked or restricted in any manner, and such licenses and registrations are all that are required for such Person to perform his or her duties for such Group Company or Affiliated Provider Practice. When providing professional services on behalf of a Group Company, the Group Companies’ employed and contracted providers and, to the knowledge of the Company, the Affiliated Providers have at all times held the licenses and registrations required to provide such professional services.

(f) Except as set forth in Section 3.23(f) of the Company Disclosure Schedules, none of the Group Companies or the Affiliated Provider Practices, nor, to the knowledge of the Group Companies, any Affiliated Providers, are a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, written corrective action plan or similar agreement or consent order that is currently in effect with the Office of Inspector General of the Department of Health and Human Services or any other Governmental Entity concerning compliance with any Health Care Laws. The Group Companies maintain a compliance program having in all material respects the elements of an effective corporate compliance and ethics program.

(g) None of the Company or its Subsidiaries nor, to the Company’s knowledge, any Affiliated Provider Practice, or while associated or affiliated with the Group Companies or Affiliated Provider Practice, any officer, director, manager (in the case of a limited liability company) or owner of any Group Company or Affiliated Provider Practice (in each case in their capacity as such): (i) has been convicted of any criminal offense relating to the delivery of an item or service under any federal or state health care program; (ii) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any federal or state health care program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is currently the subject of any investigation, inquiry, or enforcement Proceeding by any Governmental Entity regarding compliance with any Health Care Law.

(h) The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practice that has coded and submitted codes (including for risk adjustment purposes), or billed and submitted fee for service claims, has done so in material compliance with applicable Contractual obligations and applicable Law, and has not intentionally billed for amounts in excess of amounts allowed by such Contractual obligations or applicable Law, nor has any Group Company or Affiliated Provider Practice knowingly retained any overpayments.

(i) Except for audits and overpayment adjustments arising in the ordinary course of business, no Group Company or Affiliated Provider Practice has any material payment audit or dispute involving an alleged overpayment currently pending with a governmental or commercial payer.

(j) The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practices is, and for the three (3) years has been, in compliance in all material respects with HIPAA and state data privacy and security laws related to individually identifiable health information. The Group Companies and the Affiliated Provider Practices have not received written notice of, and there is no action at law or in equity or, to the Company’s knowledge, inquiry or investigation pending or threatened with respect to any alleged “breach” (as defined in HIPAA) by a Group Company, Affiliated Provider Practice or its “workforce”. Except as set forth on Section 3.23(j) of the Company Disclosure Schedules, no “breach” by the Company or any of its Subsidiaries or, to the Company’s knowledge, any Affiliated Provider Practice or its “workforce” or successful “security incident” has occurred with respect to “protected health information” (as such terms are defined by HIPAA) in the possession or under the control of the Group Companies or Affiliated Provider Practices for the past three (3) years. Each of the Group Companies has conducted a risk analysis as required by HIPAA and has implemented appropriate corrective action to address all material vulnerabilities identified through such analysis. Each Group Company and Affiliated Provider Practice has a written, signed and HIPAA-compliant business associate agreement, when required by HIPAA, with each Person that is a “covered entity” or “business associate” as such terms are defined in HIPAA, and has materially complied with such agreements. Each Group Company and Affiliated Provider Practice has maintained a compliance program, including written policies and procedures that address the Group Company’s and Affiliated Provider Practice’s HIPAA compliance efforts.

(k) The Company and its Subsidiaries and, to the Company’s knowledge, the Affiliated Provider Practices, as applicable, have (i) complied with the terms and conditions of all Provider Relief Fund Payment Terms and Conditions applicable to Provider Relief Fund payments received by the Group Companies or any Affiliated Provider Practice, including with respect to attestation, allocation and use of any such Provider Relief Fund payments and (ii) all applications submitted by any Group Company or Affiliated Provider Practice in

support of advanced payments received from the Centers for Medicare and Medicaid Services or payments from the Provider Relief Fund have been accurate in all respects. To the Company’s knowledge, no event, including changes to guidance issued by the Centers for Medicare and Medicaid Services or the U.S. Department of Health and Human Services, has caused or will cause the Group Companies or Affiliated Provider Practices to become ineligible for, or require immediate repayment of, any funds received from the Provider Relief Fund. None of the Group Companies or Affiliated Provider Practices have requested or received any coronavirus-related relief funds made available by the Federal Emergency Management Authority, state, local or tribal Governmental Entities, or other coronavirus-related relief programs administered by the U.S. Department of Health and Human Services.

Section 3.24 Affiliated Provider Practices.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth a list of each Affiliated Provider Practice as of the date of this Agreement and (i) its name and jurisdiction of organization or formation, (ii) the number of authorized shares or other equity interests, (iii) the number of issued and outstanding shares or other equity interests (including which of such equity interests are vested and which are unvested), and (iv) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Section 3.24(a) of the Company Disclosure Schedules also sets forth a list as of the date of this Agreement of those Affiliated Provider Practices that were previously, but are not currently, affiliated with the Group Companies.

(b) Each Affiliated Provider Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

Section 3.25 Investigation; No Other Representations.

(a) Each of the Seller and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the JAWS Parties and (ii) it has been furnished with or given access to such documents and information about the JAWS Parties and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Seller and the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of JAWS, any JAWS Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of JAWS, any JAWS Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO JAWS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS

OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY JAWS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO JAWS PARTIES

Subject to Section 9.8, except (a) as set forth on the JAWS Disclosure Schedules, or (b) as set forth in any JAWS SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each JAWS Party hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each JAWS Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization.

Section 4.2 Authority. Each JAWS Party has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the JAWS Shareholder Approval pursuant to Section 5.7, the execution and delivery of this Agreement, the Ancillary Documents to which a JAWS Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such JAWS Party. This Agreement has been and each Ancillary Document to which a JAWS Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such JAWS Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such JAWS Party (assuming this Agreement has been and the Ancillary Documents to which a JAWS Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such JAWS Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a JAWS Party with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the JAWS Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Domestication, (v) the JAWS Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a JAWS Material Adverse Effect.

(b) Neither the execution, delivery or performance by a JAWS Party of this Agreement nor the Ancillary Documents to which such JAWS Party is or will be a party nor the consummation by such JAWS Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a JAWS Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a JAWS Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which a JAWS Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a JAWS Party, except in the case of clauses (ii) through (iv) above, as would not have a JAWS Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the JAWS Disclosure Schedules (which fees shall be the sole responsibility of the JAWS, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JAWS for which JAWS has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of a JAWS Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the JAWS Parties.

(a) Section 4.6(a) of the JAWS Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding JAWS Shares and the JAWS Warrants as of the date of this Agreement. Such Equity Securities (i) were not issued in violation of the Governing Documents of JAWS and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of JAWS) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the JAWS Shares and JAWS Warrants set forth on Section 4.6(a) of the JAWS Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the JAWS Shares and the JAWS Warrants as a result of, or to give effect to, the Domestication and assuming that no JAWS Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of JAWS.

(b) As of the date of this Agreement, the authorized capital stock of JAWS consists of (i) 400,000,000 JAWS Class A Shares, (ii) 40,000,000 JAWS Class B Shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding New JAWS Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which JAWS is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents, the JAWS SEC Reports or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Seller and JAWS, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require JAWS, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Seller and JAWS, there is no obligation of JAWS, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of JAWS.

Section 4.7 SEC Filings. JAWS has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “JAWS SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional JAWS SEC Reports”). Each of the JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the JAWS SEC Reports or the Additional JAWS SEC Reports (for purposes of the Additional JAWS SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the JAWS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the JAWS SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, JAWS has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of May 18, 2020 (the “Trust Agreement”), between JAWS and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the JAWS SEC Reports to be inaccurate in any material respect or, to JAWS’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing JAWS Holders who shall have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS or (iii) if JAWS fails to complete a business combination within the allotted time period set forth in the Governing Documents of JAWS and liquidates the Trust Account, subject to the terms of the Trust Agreement, JAWS (in limited amounts to permit JAWS to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of JAWS) and then the Pre-Closing JAWS Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of JAWS and the Trust Agreement. JAWS has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of JAWS, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since May 18, 2020, JAWS has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing JAWS Holders who have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS, each in accordance with the terms of and as set forth in the Trust Agreement, JAWS shall have no further obligation under either the Trust Agreement or the Governing Documents of JAWS to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the JAWS Disclosure Schedules sets forth, and JAWS has made available to the Seller true and complete copies of, all Contracts between (a) JAWS, on the one hand, and (b) any JAWS Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.8 or entered into in accordance with Section 5.8. No JAWS Related Party (A) owns any interest in any material asset used in the business of JAWS, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of JAWS or (C) owes any material amount to, or is owed material any amount by, JAWS. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “JAWS Related Party Transactions”. “JAWS Related Party” shall mean any Affiliate of either JAWS or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to JAWS’s knowledge, threatened against or involving a JAWS Party that, if adversely decided or resolved, would be material to a JAWS Party. Neither JAWS Party nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a JAWS Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. JAWS is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a JAWS Material Adverse Effect.

Section 4.12 Business Activities. Since its incorporation, JAWS has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in JAWS’s Governing Documents, there is no Contract binding upon any JAWS Party or to which any JAWS Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of JAWS’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) JAWS has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of JAWS’s financial reporting and the preparation of JAWS’s financial statements for external purposes in accordance with GAAP and (ii) JAWS has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to JAWS is made known to JAWS’s principal executive officer and principal financial officer by others within JAWS.

(b) JAWS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, JAWS has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding JAWS Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of JAWS, threatened against JAWS by NYSE or the SEC with respect to any intention by such entity to deregister JAWS Class A Shares or prohibit or terminate the listing of JAWS Class A Shares on NYSE. JAWS has not taken any action that is designed to terminate the registration of JAWS Class A Shares under the Exchange Act.

(d) The JAWS SEC Reports contain true and complete copies of the applicable JAWS Financial Statements. The JAWS Financial Statements (i) fairly present in all material respects the financial position of JAWS as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited JAWS Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) JAWS has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for JAWS’s and its Subsidiaries’ assets. JAWS maintains and, for all periods covered by the JAWS Financial Statements, has maintained books and records of JAWS in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of JAWS in all material respects.

(f) Since its incorporation, JAWS has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of JAWS to JAWS’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of JAWS to JAWS’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of JAWS who have a significant role in the internal controls over financial reporting of JAWS.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the JAWS Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the JAWS Disclosure Schedules), (c) that are incurred in connection with or incident or related to JAWS Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(d) or incurred in accordance with Section 5.9(d) (for the avoidance of doubt, in each case, with the written consent of the Seller) or (f) set forth or disclosed in the JAWS Financial Statements included in the JAWS SEC Reports, no JAWS Party has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Compliance with International Trade & Anti-Corruption Laws.

(a) Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since JAWS’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.16 Investigation; No Other Representations.

(a) Each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, JAWS has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF JAWS PARTIES, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH JAWS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY JAWS PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY JAWS PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY JAWS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY JAWS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY JAWS PARTY, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Seller and the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, and the Seller shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by JAWS (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, and the Seller shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by JAWS (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any of its Subsidiaries that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than, in the case of this clause (B), any acquisition by the Company or its Subsidiaries with a purchase price of less than one hundred and fifty million dollars ($150,000,000);

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v) incur, create or assume any Indebtedness, other than (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) the Company Refinancing Debt and (C) Indebtedness in the ordinary course of business (including revolving credit drawings, capital leases, purchase money security interests, deferred purchase price obligations and earnouts);

(vi) cancel or forgive any Indebtedness (other than intercompany Indebtedness among the Company and its Subsidiaries) in excess of five hundred thousand dollars ($500,000) owed to the Company or any of the Company’s Subsidiaries;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except (x) as required by applicable Law or under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) changes made in connection with annual plan renewals in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company (in each case, other than physicians who are not directors, managers or officers of any Group Company), whose annual base salary (or, in the case of an independent contractor, annual compensation) is in excess of $300,000; (E) hire or terminate (other than for “cause”) any director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000, or (F) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(ix) make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, file any amended Tax Return, or surrender any right to claim any refund of material Taxes;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $250,000.00, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or JAWS or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv) (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B);

(xv) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give JAWS, directly or indirectly, the right to control or direct the operations of the Group

Companies prior to the Closing, (b) nothing set forth in this Agreement shall restrict the ability of any of the Group Companies to (i) incur the Company Refinancing Debt (ii) consummate the Company Existing Debt Refinancing, (iii) consummate the PIPE Debt Prepayment, or (iv) make the Special Dividend, (c) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Seller or the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (d) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Seller reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (c) and (d), the Seller shall give JAWS prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (c) or (d) and, in the event that it is not reasonably practicable for the Seller to give the prior written notice described in this clause (i), the Seller shall instead give such written notice to JAWS promptly after such act or omission and (ii) in no event shall clause (c) or (d) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), or Section 5.1(b)(xv).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents; provided, however, that if the Closing does not occur each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, further, that subject to the following proviso, JAWS shall pay the full HSR Act filing fee at the time of filing; provided, further, if the Closing occurs, the fees of each Party will be paid in accordance with Section 9.6. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. JAWS shall promptly inform the Seller of any communication between JAWS, on the one hand, and any Governmental Entity, on the other hand, and the Seller shall promptly inform JAWS of any communication between the Seller, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of JAWS and the Seller. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with JAWS’s and the Seller’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, JAWS, on the one hand, and the Seller, on the other hand, shall give counsel for the Seller (in the case of JAWS) or JAWS (in the case of the Seller), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, JAWS, on the one hand, and the Seller, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of JAWS, JAWS or any of its Representatives (in their capacity as a representative of JAWS) or, in the case of the Seller, any Group Company or any of their respective Representatives (in their capacity as a representative of JAWS). JAWS and the Seller shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Seller shall, subject to and without limiting the covenants and agreements, and the rights of JAWS, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Seller, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of JAWS (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for JAWS to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of JAWS and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by JAWS or Representative thereof or would otherwise constitute a JAWS Liability or (y) any non-monetary, injunctive, equitable or similar relief against JAWS or (C) contains an admission of wrongdoing or Liability by JAWS or any of its Representatives). Without limiting the generality of the foregoing, in no event shall JAWS or any of its Representatives settle or compromise any Transaction Litigation without the Seller’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the

Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Seller shall provide, or cause to be provided, to JAWS and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to JAWS or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Seller shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and JAWS, any JAWS Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Seller shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, JAWS shall provide, or cause to be provided, to the Seller and its Representatives during normal business hours reasonable access to the directors, officers, books and records of JAWS (in a manner so as to not interfere with the normal business operations of JAWS). Notwithstanding the foregoing, JAWS shall not be required to provide, or cause to be provided to, the Seller or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which JAWS is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of JAWS with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to JAWS under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), JAWS shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if JAWS, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that JAWS shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Seller and JAWS or, after the Closing, JAWS; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Seller, if the disclosing party is JAWS, or JAWS, if the disclosing party is the Seller, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with JAWS and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Group Companies, the Sponsor and their Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with the arrangement and consummation of the Company Existing Debt Refinancing, including making customary announcements and communications in connection with the arrangement of the Company Existing Debt Refinancing.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Seller and JAWS prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, JAWS shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Seller shall have the opportunity to review and comment upon prior to filing and JAWS shall consider such comments in good faith. The Seller, on the one hand, and JAWS, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Seller or JAWS, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), JAWS shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Seller agrees to (A) notify JAWS promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep JAWS reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, JAWS shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a JAWS Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a JAWS Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a JAWS Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of JAWS (or any Affiliate or successor of JAWS); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. JAWS agrees to (A) notify the Seller promptly upon receipt of any JAWS Acquisition Proposal by JAWS, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such JAWS Acquisition Proposal) and (B) keep the Seller reasonably informed on a current basis of any modifications to such offer or information.

Section 5.6 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Audited Financial Statements), JAWS and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either JAWS or the Company, as applicable), and JAWS shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of JAWS which will be included therein as a prospectus and which will be used for the JAWS Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by JAWS’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to Cano America. Each of JAWS and the Seller shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. JAWS, on the one hand, and the Seller, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of JAWS to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.1(e)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) JAWS shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing JAWS Holders. JAWS shall as promptly as reasonably practicable advise the Seller of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of JAWS Shares for offering or sale in any jurisdiction, and JAWS and the Seller shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 JAWS Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, JAWS shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting (the “JAWS Shareholders Meeting”) in accordance with the Governing Documents of JAWS, for the purposes of obtaining the JAWS Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a JAWS Shareholder Redemption. JAWS shall, through unanimous approval of its board of directors, recommend to its shareholders (the “JAWS Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the JAWS Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the New JAWS Certificate of Incorporation (the “Charter Proposal”); (v) the adoption and approval of certain differences to the Governing Documents of JAWS contemplated by the New JAWS Certificate of Incorporation and the New JAWS Bylaws; (vi) the adoption and approval of the New JAWS Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by JAWS and the Seller as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the JAWS Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided, that JAWS may adjourn the JAWS Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the JAWS Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that JAWS has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing JAWS Holders prior to the JAWS Shareholders Meeting or (D) if the holders of JAWS Class A Shares have elected to redeem a number of JAWS Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Seller, in no event shall JAWS adjourn the JAWS Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The JAWS recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, JAWS covenants that none of the JAWS Board or JAWS nor any committee of the JAWS Board shall withdraw or modify, or propose publicly or by formal action of the JAWS Board, any committee of the JAWS Board or JAWS to withdraw or modify, in a manner adverse to the Seller, the JAWS Board Recommendation or any other recommendation by the JAWS Board or JAWS of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.8 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, JAWS, as the sole shareholder of Merger

Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.9 Conduct of Business of JAWS. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, JAWS shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the JAWS Disclosure Schedules or as consented to in writing by the Seller, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of JAWS or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of JAWS or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of JAWS or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, JAWS or any of its Subsidiaries;

(f) issue any Equity Securities of JAWS or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of JAWS or any of its Subsidiaries;

(g) enter into, renew, modify or revise any JAWS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a JAWS Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Seller, directly or indirectly, the right to control or direct the operations of JAWS and

(ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, JAWS from using the funds held by JAWS outside the Trust Account to pay any JAWS Expenses or JAWS Liabilities or from otherwise distributing or paying over any funds held by JAWS outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10 NYSE Listing. JAWS shall use its reasonable best efforts to cause: (a) JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) JAWS to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the New JAWS Class A Shares issuable in accordance with this Agreement, including the Domestication, the Merger and the PIPE Financing, to be approved for listing on NYSE (and the Seller shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, JAWS shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of JAWS pursuant to the JAWS Shareholder Redemption, (B) pay the amounts due to the underwriters of JAWS’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to JAWS in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements; Seller Unitholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Seller shall deliver, or cause to be delivered, to JAWS the Transaction Support Agreements duly executed by each Supporting Seller Unitholder.

(b) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Seller Unitholder Written Consent Deadline”), the Seller shall obtain and deliver to JAWS a true and correct copy of a written consent (in form and substance reasonably satisfactory to JAWS) approving this Agreement, the Ancillary Documents to which the Seller is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Seller Unitholders that hold at least the requisite number of issued and outstanding units of the Seller required to, or that otherwise have the right to, approve and adopt such matters in accordance with the DLLCA, the Seller’s Governing Documents and the Company’s Governing Documents (the “Seller Unitholder Written Consent”).

(c) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Unitholder Written Consent Deadline”), the Company shall obtain and deliver to JAWS a true and correct copy of a written consent (in form and substance reasonably satisfactory to JAWS) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Seller (the “Company Unitholder Written Consent”).

(d) JAWS may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company and Cano America; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company and Cano America.

(e) At Closing, New JAWS, the Sponsor, the Seller and the Company shall finalize and execute the Tax Receivable Agreement.

Section 5.13 JAWS Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of JAWS, as provided in JAWS’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in JAWS’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of JAWS’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of JAWS (the “JAWS D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such JAWS D&O Person was a director or officer of JAWS immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) New JAWS shall not have any obligation under this Section 5.13 to any JAWS D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such JAWS D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, New JAWS shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of JAWS as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under JAWS’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that New JAWS shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement and, in such event, JAWS shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement.

(d) If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New JAWS shall assume all of the obligations set forth in this Section 5.13.

(e) The JAWS D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of JAWS or New JAWS.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of New JAWS or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and New JAWS shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, New JAWS or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, New JAWS or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of JAWS shall assume all of the obligations set forth in this Section 5.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of New JAWS.

Section 5.15 Post-Closing Directors and Officers.

(a) JAWS shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the board of directors of New JAWS (the “New JAWS Board”) shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors with an initial term that expires in 2022, Class II consisting of three (3) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024; (ii) the members of the New JAWS Board will be the individuals determined in accordance with Section 5.15(b); and (iii) the officers of JAWS (the “Officers”) are the individuals determined in accordance with Section 5.15(c).

(b) The directors on the New JAWS Board immediately after the Effective Time (each, a “Director”) shall consist of Barry S. Sternlicht, Elliot Cooperstone, Dr. Marlow Hernandez, and the six (6) individuals to be identified by Dr. Marlow Hernandez (subject to the reasonable approval of JAWS, Cano America and InTandem) (the “Company Designees”). In the event that Mr. Sternlicht is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Sponsor may (subject to the reasonable approval of the Seller, Cano America and InTandem) replace such individual with another individual to serve as such Director. In the event that Mr. Cooperstone is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, InTandem may (subject to the reasonable approval of JAWS, Cano America and the Seller) replace such individual with another individual to serve as such Director. In the event that Dr. Hernandez is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Seller may (subject to the reasonable approval of JAWS, Cano America and InTandem) replace such individual with another individual to serve as such Director. In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, Dr. Marlow Hernandez may (subject to the reasonable approval of JAWS and InTandem) replace such individual with another individual to serve as such Company Designee. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the board of directors of the Company shall designate whether each individual who will serve on the New JAWS Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided, that Barry S. Sternlicht shall serve as a member of Class I, Elliot Cooperstone shall serve as a member of Class II and Dr. Marlow Hernandez shall serve as a member of Class III. Dr. Marlow Hernandez shall serve as Chairman of the New JAWS Board after the Effective Time.

(c) The Officers immediately after the Effective Time shall be Dr. Marlow Hernandez, as chief executive officer, and the additional individuals identified on Section 5.15(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name. In the event that Dr. Marlow Hernandez or such individuals identified on Section 5.15(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Seller may (subject to the reasonable approval of JAWS, Cano America and InTandem) replace such individual with another individual to serve as such Officer by amending Section 5.15(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.16 PCAOB Financials.

(a) As promptly as reasonably practicable after the date of this Agreement and in no event later than February 8, 2021, the Company shall deliver to JAWS (i) the Required Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to JAWS the Closing Company Audited Financial Statements. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, JAWS in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by JAWS with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 New JAWS Incentive Equity Plan; Employment Agreements.

(a) Prior to the effectiveness of the Registration Statement / Proxy Statement, the JAWS Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit J and with any changes or modifications thereto as the Company, Cano America and JAWS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company, Cano America or JAWS, as applicable) (the “New JAWS Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

(b) The Company shall use commercially reasonable efforts to enter into employment agreements with each of Dr. Marlow Hernandez and Dr. Richard Aguilar, substantially consistent with the terms set forth on Exhibit L-1 and Exhibit L-2, respectively.

Section 5.18 JAWS Cooperation with Company Refinancing Debt. From and after the date of this Agreement until December 31, 2020, JAWS shall, and use reasonable best efforts to cause its employees, directors, officers, advisors and representatives to, use its and their reasonable best efforts to cooperate with the Company, as reasonably requested by the Company in connection with the Company Group’s arrangement of the Company Refinancing Debt, including using reasonable best efforts to (i) make appropriate senior management reasonably available for participation in a reasonable number of meetings (including one primary bank meeting (and to the extent necessary one or more conference calls with prospective lenders in addition to such meeting)), due diligence sessions, drafting sessions, presentations (including ratings agency presentations) and road shows, in each case, on a virtual or telephonic basis, at mutually agreeable times and upon reasonable advance written notice, (ii) provide reasonable assistance in the preparation of customary confidential information memoranda, lender presentations, ratings agency presentations and other customary marketing materials and presentations to be used in connection with the arrangement and syndication of the Company Refinancing Debt, in each case, solely with respect to information relating to JAWS, (iii) provide customary authorization and representation letters to the Company Refinancing Debt Sources with respect to the information relating to the JAWS in connection with the distribution of information to other prospective financing sources, and (iv) furnish to the Company all documentation and other information with respect to JAWS and its investors required by regulatory authorities under applicable “know your customer,” beneficial owner and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case of this clause (iv), that is reasonably requested from JAWS by the Company at least nine (9) Business Days prior to the Closing Date by the date at least three (3) Business Days prior to the Closing Date. JAWS hereby consents to the use of its logos in connection with the Company Refinancing Debt; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage JAWS or the reputation or goodwill of JAWS. The Company will (i) reimburse JAWS (promptly following delivery of reasonably detailed invoices) for all reasonable and documented out-of-pocket fees, costs and expenses incurred by JAWS in connection its compliance with this Section 5.18 (it being understood and agreed, however, that JAWS (and not the Group Companies) shall be responsible for any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the incurrence or syndication of the Company Refinancing Debt) and (ii) indemnify and hold harmless JAWS and its Affiliates from and against all losses, damages, claims, costs or reasonable and documented out-of-pocket expenses suffered or incurred by it in connection with the arrangement of the Company Refinancing Debt and any information (other than documents, material, historical financial information furnished by or on behalf of JAWS) utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses arose from the willful misconduct, gross negligence or bad faith of JAWS or its Affiliates, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

ARTICLE 6

TAX MATTERS

Section 6.1 Certain Tax Matters.

(a) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with any Tax Return or any examination or other Proceeding with respect to Taxes or Tax Returns. Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such Tax Return, audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the shareholders of JAWS prior to the Closing information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of JAWS status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication. Following the Closing, the Company, the Company’s Subsidiaries and Seller shall (and Seller shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. The Seller shall (and shall cause its Affiliates to) provide any information reasonably requested to allow New JAWS or the

Company and each Subsidiary to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 6.1(a) shall not apply to any dispute or threatened dispute among the Parties.

(b) The Seller shall cause the Company and its Subsidiaries to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and to pay any Transfer Taxes due in connection with such Tax Returns, and, if required by applicable Law, the Seller, the Company, the Company’s Subsidiaries, and JAWS will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(c) Within one hundred twenty (120) days following the Closing Date, (i) the Seller will prepare, and deliver to New JAWS, an allocation statement allocating the Company Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the assets of the Company treated as purchased by New JAWS in accordance with the Intended Tax Treatment, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Section 6.1(c) of the Company Disclosure Schedules (the “Allocation”) and (ii) the Seller will prepare, and deliver to JAWS, a balance sheet, as of the Closing Date, that sets out the Tax basis of the portion of the assets then owned by the Company and the Company’s Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date, and the amount of the liabilities of the Company and such Company’s Subsidiaries on the Closing Date, in each case that are that deemed contributed in accordance with the Intended Tax Treatment (the “Tax Basis Balance Sheet”) provided that, notwithstanding anything in this paragraph (c), the Allocation must be prepared in such a manner as to reflect positions that are at least at a more likely than not confidence level. Within twenty (20) days after the receipt of the Tax Basis Balance Sheet and Allocation, New JAWS will propose any changes or will indicate its concurrence therewith. The Seller shall consider any such proposed changes in good faith. The Tax Basis Balance Sheet and the Allocation, as adjusted by the Seller, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively).

(d) The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions absent a final “determination” within the meaning of Section 1313 of the Code; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(e) Tax Treatment.

(i) The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (A) the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (B) (x) it is intended that the Merger be treated as a transaction described in Revenue Ruling 73-427, through which JAWS shall be deemed to have acquired a number of units in the Company equal to the Acquired Company Units, (ii) it is intended that such acquisition of units be treated as a transaction described in Revenue Ruling 99-5 (Situation 1), wherein (i) JAWS is deemed to purchase a pro rata portion of the assets of the Company from the Seller in a transaction governed by Section 1001 of the Code in exchange for the Company Cash Consideration and assumption of a pro rata portion of the indebtedness of each Group Company, and (ii) JAWS and the Seller are each deemed to contribute their respective interests in the assets of the Company to a new partnership in a transaction governed by

Section 721 of the Code and (y) the payment of cash by JAWS to the Company pursuant to Section 2.2 be treated as a contribution under Section 721 of the Code, and (C) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(ii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, JAWS and the Company shall deliver to Kirkland & Ellis and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date that the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication.

(f) The Parties shall cause the Company to elect the “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to any assets contributed, or deemed, contributed to the Company by the Company in connection with the transactions contemplated by this Agreement.

(g) JAWS Taxable Year. The Parties agree to treat the taxable year of JAWS as ending on the date of the Domestication for U.S. federal income tax purposes.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Seller Unitholder Written Consent shall have been obtained;

(e) the Company Unitholder Written Consent shall have been obtained;

(f) the Required JAWS Shareholder Approval shall have been obtained; and

(g) after giving effect to the transactions contemplated hereby (including the PIPE Financing), JAWS shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 7.2 Other Conditions to the Obligations of JAWS Parties. The obligations of the JAWS Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by JAWS of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) each of the Seller and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Seller or the Company, as applicable, under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d) at or prior to the Closing, the Seller shall have delivered, or caused to be delivered, to JAWS the following documents:

(i) a certificate duly executed by an authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to JAWS;

(ii) the Tax Receivable Agreement duly executed by the Seller and the Company;

(iii) the Investor Agreement duly executed by the Investor Agreement Parties;

(iv) the Lock-Up Agreement duly executed by each Lock-Up Seller Unitholder;

(v) the Transaction Support Agreements duly executed by each Supporting Seller Unitholder; and

(vi) the payoff letter from Dental Excellence Partners, LLC evidencing the termination of its loan to the Company; and

(e) the Specified Person Agreement shall remain in full force and effect.

Section 7.3 Other Conditions to the Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Seller of the following further conditions:

(a) (i) the JAWS Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of JAWS (other than the JAWS Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “JAWS Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a JAWS Material Adverse Effect;

(b) JAWS shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, JAWS shall satisfy any applicable initial and continuing listing requirements of NYSE, and JAWS shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the JAWS Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the New JAWS Class A Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE;

(d) the Aggregate Transaction Proceeds shall be equal to or greater than $1,025,000,000; provided, that the aggregate cash proceeds available for release to JAWS from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions) shall be equal to or greater than $225,000,000;

(e) the New JAWS Board shall consist of the number of directors, and be comprised of the individuals and classes, determined pursuant to Section 5.15(a) and Section 5.15(b);

(f) the Domestication shall have been consummated; and

(g) at or prior to the Closing, JAWS shall have delivered, or caused to be delivered, the following documents to the Seller:

(i) a certificate duly executed by an authorized officer of JAWS, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Seller;

(ii) the Tax Receivables Agreement duly executed by JAWS and the Sponsor; and

(iii) the Investor Agreement duly executed by JAWS.

Section 7.4 Frustration of Closing Conditions. Neither the Seller nor the Company may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Seller’s or the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. JAWS may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by JAWS’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of JAWS and the Seller;

(b) by JAWS, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Seller or the Company has failed to perform any covenant or agreement on the part of the Seller or the Company, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Seller by JAWS, and (ii) the Termination Date; provided, however, that neither JAWS nor Merger Sub is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Seller, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if JAWS or Merger Sub has failed to perform any covenant or agreement on the part of JAWS or Merger Sub, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to JAWS by the Seller and (ii) the Termination Date; provided, however, neither the Seller nor the Company is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either JAWS or the Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 11, 2021 (the “Termination Date”); provided, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to June 11, 2021, the Termination Date shall be automatically extended to July 11, 2021; (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to JAWS if any JAWS Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller if the Seller’s or the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either JAWS or the Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either JAWS or the Seller if the JAWS Shareholders Meeting has been held (including any adjournment thereof), has concluded, JAWS’s shareholders have duly voted and the Required JAWS Shareholder Approval was not obtained; or

(g) by JAWS, if the Seller does not deliver, or cause to be delivered to JAWS (i) a Transaction Support Agreement duly executed by each Supporting Seller Unitholder in accordance with Section 5.12(a) on or prior to the Transaction Support Agreement Deadline, (ii) the Seller Unitholder Written Consent in accordance with Section 5.12(b) on or prior to the Seller Unitholder Written Consent Deadline or (iii) the Company Unitholder Written Consent in accordance with Section 5.12(c) on or prior to the Company Unitholder Written Consent Deadline.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival. Other than those representations, warranties and covenants set forth in Sections 2.2, 2.4, 3.25, 3.26, 4.16 and 4.17, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any JAWS Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio; provided that this Section 9.3 (Amendment), Section 9.5 (Governing Law), Section 9.9 (Parties in Interest), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.19 (Waiver) and any related definitions used in such Sections shall not be amended in a manner adverse to the Company Refinancing Debt Sources without the Company Refinancing Debt Sources’ prior written consent; provided, further, that neither the Company nor the Seller shall agree to any amendment, modification or waiver of any provision of this Agreement that would reasonably be expected to materially and adversely affect the benefits that the Seller or Cano America would reasonably expect to receive under this Agreement and the other transactions contemplated hereby without having received the prior written consent of Cano America (it being understood that (a) any amendment or modification to the definition of

Company Expenses or Unpaid Company Expenses or (b) any amendment or modification to the provisions hereof to which Cano America is a third-party beneficiary pursuant to Section 9.9 shall be deemed to have such a material and adverse effect).

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to JAWS, to:

JAWS Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Attention:     Joe Dowling

E-mail:         jdowling@namllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Michael P. Brueck, P.C.

                     David L. Perechocky

E-mail:         michael.brueck@kirkland.com

                      david.perechocky@kirkland.com

(b)	If to the Seller or the Company, to:

Primary Care (ITC) Holdings, LLC

c/o InTandem Capital Partners

P.O. Box 1329

New York, NY 10150

Attention:     Elliot Cooperstone

Email:           ecooperstone@intandemcapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:     Chris Wilson

                     Jocelyn M. Arel

                     Daniel J. Espinoza

E-mail:         CWilson@goodwinlaw.com

                      JArel@goodwinlaw.com

                      DEspinoza@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT ANY ACTION, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER AT LAW OR IN EQUITY, WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY COMPANY REFINANCING DEBT SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Seller or the Company shall pay, or cause to be paid, all Unpaid Company Expenses and JAWS shall pay, or cause to be paid, all Unpaid JAWS Expenses and (b) if the Closing occurs, then New JAWS shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid JAWS Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to JAWS, any documents or other materials posted to the electronic data room located at www.intralinks.com under the project name “Project Panacea” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to JAWS in relation to any time following the Domestication shall be deemed to be referenced to New JAWS. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the JAWS Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Cano America shall be an express third-party beneficiary of the rights of Cano America under Section 2.1(b), Section 2.1(d)(iv), Section 5.6, Section 5.12(d), Section 5.12(e), Section 5.15(b), Section 5.15(c), Section 5.17(a), Section 9.3, Section 9.6, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Dr. Marlow Hernandez shall be an express third-party beneficiary of his rights under Section 5.15(b), Section 5.15(c), Section 5.17(b) and this Section 9.9 (to the extent related to the foregoing). Dr. Richard Aguilar shall be an express third-party beneficiary of his rights under Section 5.17(b) and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing). The Company Refinancing Debt Sources shall be express third-party beneficiaries with respect to, and shall have the right to enforce their interests under Section 9.3 (Amendment), Section 9.5 (Governing Law), this Section 9.9 (Parties in Interest), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.19 (Waiver), which Sections shall survive any termination of this Agreement.

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12 Knowledge of Company; Knowledge of JAWS. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to JAWS’s knowledge” and “to the knowledge of JAWS” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the JAWS Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the JAWS Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the JAWS Non-Party Affiliates, in the case of JAWS, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Seller, any JAWS Party or any Non-Party Affiliate concerning the Seller, any Group Company, any JAWS Party, this Agreement or the transactions contemplated hereby.

Section 9.14 Extension; Waiver. The Seller may (a) extend the time for the performance of any of the obligations or other acts of JAWS set forth herein, (b) waive any inaccuracies in the representations and warranties of JAWS set forth herein or (c) waive compliance by JAWS with any of the agreements or conditions set forth herein; provided, however, that Seller may not take any of the foregoing actions if such action would reasonably be expected to materially and adversely effect the benefits that the Seller or Cano America would reasonably expect to receive under this Agreement and the other transactions contemplated hereby without having received the prior written consent of Cano America. JAWS may (i) extend the time for the performance of any of the obligations or other acts of the Seller, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Seller or the Company set forth herein or (iii) waive compliance by the Seller or the Company with any of the agreements or conditions set forth herein; provided, however, that JAWS may not waive compliance by the Seller or the Company of Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to the foregoing) without having received the prior written consent of Cano America. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE COMPANY REFINANCING DEBT) OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action. Notwithstanding anything in this Agreement to the contrary, each Party (on behalf of itself and its respective Subsidiaries and its and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates) hereby irrevocably and unconditionally agrees that it will not bring or support any litigation, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Company Refinancing Debt Source in any way relating to this Agreement or any of the transactions contemplated hereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (and the appellate courts thereof), and that the provisions of Section 9.15 relating to the waiver of jury trial shall apply to any such litigation, cause of action, claim, cross-claim or third-party claim.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of JAWS, filed with the SEC (File Nos. 333-237874 and 333-238241) on May 18, 2020 (the “Prospectus”). Each of the Seller and the Company acknowledges and agrees and understands that JAWS has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of JAWS’s public shareholders (including overallotment shares acquired by JAWS’s underwriters, the “Public Shareholders”), and JAWS may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of JAWS entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between JAWS or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with JAWS or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with JAWS or its Affiliates).

Section 9.19 Waiver. Notwithstanding anything to the contrary contained herein, the JAWS Parties and each of its Representatives thereof (a) hereby waives any claims or rights against any Company Refinancing Debt Source relating to or arising out of this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (b) hereby agrees not to bring or support any suit, action or proceeding against any Company Refinancing Debt Source in connection with this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (c) hereby agrees to cause any suit, action or proceeding asserted against any Company Refinancing Debt Source by or on behalf of the JAWS Parties or any of its Representatives thereof in connection with this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. Notwithstanding the foregoing, nothing in this Section 9.19 shall limit the assertion by any Group Company of express rights of such Group Company set forth in any debt commitment letter or other definitive documentation related to the Company Refinancing Debt.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

JAWS ACQUISITION CORP.

By:	/s/ Joseph Dowling
Name:	Joseph Dowling
Title:	Chief Executive Officer

JAWS MERGER SUB LLC

By:	/s/ Joseph Dowling
Name:	Joseph Dowling
Title:	Chief Executive Officer

PRIMARY CARE (ITC) HOLDINGS, LLC

By:	/s/ Elliot Cooperstone
Name:	Elliot Cooperstone
Title:	Manager

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

Annex A

Investors

Annex B

Supporting Seller Unitholders

1.	ITC Rumba, LLC

2.	Cano America, LLC

3.	Comfort Health Management LLC

Annex C

Lock-Up Seller Unitholders

1.	Pedro Cordero

2.	Jennifer Fernandez

3.	Greidys Maleta

4.	Gina Portilla

5.	Comfort Health Management, LLC

6.	Robert Camerlinck

7.	HPI Holdings, LLC

8.	Joel Lago

9.	Physician Partners Group Owner, Inc.

10.	Enrique Zamora

11.	Belen Medical Centers, LLC

12.	Barbara Ferreiro

13.	John McGoohan

Annex D

Use of Proceeds

•	$400 million to be used to pay off Company Debt; and

•	the remainder to be held on the balance sheet for general corporate purposes.

Exhibit A

Final Form

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Primary Care (ITC) Intermediate Holdings, LLC (the “Company”) is executed as of [                ], 2021 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (the “Act”), by Primary Care (ITC) Holdings, LLC (the “Member”).

WHEREAS, the Member is a party to the Limited Liability Company Agreement of the Company, dated as of August 8, 2016 (the “Prior LLC Agreement”).

WHEREAS, the Member desires to amend and restate the Prior LLC Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree(s) that the Prior LLC Agreement is hereby amended and restated as follows:

1. Formation. The Company has been formed by the filing of the Certificate of Formation of the Company with the Secretary of State of Delaware.

2. Date of Dissolution. The Company has perpetual existence, except as provided in § 18-801 of the Act.

3. Business of the Company. The principal business activity and purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4. Offices.

The principal office of the Company is located at:

9725 NW 117 Ave., Suite #200

Miami, FL 33178

The principal office of the Member is currently located at:

9725 NW 117 Ave., Suite #200667

Miami, FL 33178

5. Units. The Company is authorized to have and to issue up to [                ]1 Common Units. The Company hereby issues [                ]2 Common Units to the Member, representing all of the Common Units of the Company.

6. Management by Member; Officers. The Company is managed by the Member, who has the authority to exercise all of the powers and privileges granted by the Act or any other law; provided, however, that the

[1]	NTD: To equal the “Fully Diluted Company Units” in the BCA.
[2]	NTD: To equal the “Fully Diluted Company Units” in the BCA.

Member may designate one or more officers who shall have the authority to bind the Company. The Member hereby initially designates Marlow Hernandez as Chief Executive Officer, Steven Haft as Chief Financial Officer and Pedro Cordero as Secretary hereunder.

7. Fiscal Year. The Company’s taxable year shall be the year required by the Internal Revenue Code of 1986, as amended, or any successor federal revenue law.

8. Distributions. Distributions of cash or other assets of the Company will be made at such times and in such amounts as the Member may determine.

9. No Separate Entity for Tax Purposes. The Company shall not be treated as a separate entity for federal income tax purposes and, to the extent permitted by law, for state and local tax purposes. The Company shall prepare and file all tax returns and other tax statements in a manner consistent herewith.

10. Limitation on Liability. Except as specifically required by the Act, the Member of the Company shall not be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being the Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Member responsible for the liabilities of the Company.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

12. Definitions.

(a) “Common Units” means the Membership Rights in the Company having the economic and other rights set forth herein with respect to “Common Units”.

(b) “Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company as set forth in this Agreement and in the Act, including, without limitation, the right to share in net income and net loss, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company, in each case, in accordance with this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed as of the day and year first above written.

MEMBER:

PRIMARY CARE (ITC) HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to A&R LLC Agreement of Primary Care (ITC) Intermediate Holdings, LLC]

Exhibit B

Confidential

SUBSCRIPTION AGREEMENT

Jaws Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Jaws Acquisition Corp., a Cayman Islands exempted company (“Jaws”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Jaws, Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of Jaws, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, Jaws is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of Jaws’ common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Jaws is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 80,000,000 Shares, at the Per Share Purchase Price, in which the Company raises an aggregate of $800,000,000.

Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Jaws will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Jaws acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Jaws the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares shall be deemed to be accepted by Jaws only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Jaws; Jaws may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and

Confidential

substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Jaws to the Investor (the “Closing Notice”), that Jaws reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Jaws, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Jaws in the Closing Notice. On the Closing Date, Jaws shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), on Jaws’ share register; provided, however, that Jaws’ obligation to issue the Shares to the Investor is contingent upon Jaws having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business. In the event the Closing Date does not occur within one business day after the expected closing date set forth in the Closing Notice, Jaws shall promptly (but not later than two business days thereafter) return the Subscription Amount to the Investor, and any book entries shall be deemed cancelled.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(ii) no suspension of the offering or sale of the Shares shall have been initiated or, to Jaws’ knowledge, threatened by the SEC; and

(iii) (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b. In addition to the conditions set forth in Section 3(a), the obligation of Jaws to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date.

Confidential

c. In addition to the conditions set forth in Section 3(a), the obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions: (i) that all representations and warranties of Jaws contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein) and the representation and warranty contained in Section 5(k), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Jaws of each of the representations and warranties of Jaws contained in this Subscription Agreement as of the Closing Date and (ii) Jaws shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to have been performed, satisfied or complied with by it at or prior to Closing.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Jaws Representations and Warranties. Jaws represents and warrants to the Investor that:

a. Jaws is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Jaws has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Jaws will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Jaws’ certificate of incorporation (as amended to the Closing Date), by contract or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by Jaws and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Jaws in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated by this Subscription Agreement, including the issuance and sale of the Shares and the compliance by Jaws with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Jaws or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Jaws or any of its subsidiaries is a party or by which Jaws or any of its subsidiaries is bound or to which any of the property or assets of Jaws is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Jaws and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of Jaws to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Jaws or its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Jaws or its subsidiaries or any of their properties that would reasonably

Confidential

be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Jaws to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by Jaws with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Jaws included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Jaws as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Jaws from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Jaws is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Jaws of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the New York Stock Exchange, including with respect to obtaining approval of Jaws’ shareholders, and (v) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

g. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Jaws, threatened against Jaws or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Jaws. Jaws is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

h. As of the date of this Subscription Agreement, the authorized capital stock of Jaws consists of (i) 400,000,000 Class A ordinary shares, (ii) 40,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 69,000,000 Class A ordinary shares of Jaws are issued and outstanding, (B) 17,250,000 Class B ordinary shares of Jaws are issued and outstanding, (C) 33,533,333 warrants to purchase Class A ordinary shares of Jaws are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of Jaws have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Jaws any Class A ordinary shares, Class B ordinary shares or other equity interests in Jaws, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Jaws has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to

Confidential

which Jaws is a party or by which it is bound relating to the voting of any securities of Jaws, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i. As of the date hereof, the issued and outstanding Shares of Jaws are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “JWS” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Jaws, threatened against Jaws by NYSE or the SEC, respectively, to prohibit or terminate the listing of Jaws’ Shares on NYSE or to deregister the Shares under the Exchange Act. Jaws has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

j. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

k. Jaws is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

l. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, Jaws has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in Jaws (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of Jaws by existing securityholders of Jaws, which may be effectuated as a forfeiture to Jaws and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

m. Jaws has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agent (as defined below), Jaws is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

n. Jaws acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide Jaws with any notice thereof; provided, however, that neither Jaws, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by Jaws in all respects.

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6. Investor Representations and Warranties. The Investor represents and warrants to Jaws that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Jaws or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect and, as a result, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from Jaws. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Jaws, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Jaws expressly set forth in Section 5 of this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Jaws, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Jaws, the Company or a representative of Jaws or the Company, and the Shares were offered to

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the Investor solely by direct contact between the Investor and Jaws, the Company or a representative of Jaws or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Jaws, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Jaws contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Jaws.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Jaws’ filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Jaws. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Jaws, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Jaws, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency,

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fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC or any of its affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.

o. Neither the Placement Agent, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Jaws, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Jaws.

p. In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.

q. The Investor has or has commitments to have and, when required to deliver payment to Jaws pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

r. The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

s. The Investor acknowledges that Placement Agent may have acquired, or during the term of the Shares may acquire, non-public information with respect to Jaws, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, Jaws agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies Jaws that it will “review” the Registration Statement) and (ii) ten (10) business days after Jaws is notified (orally or in writing, whichever is earlier) by the SEC that the Registration

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Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). Jaws agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for Jaws to be in compliance with the current public information requirement under Rule 144 (the earliest of (i)–(iii) being the “Expiration”). The Investor agrees to disclose its ownership to Jaws upon request to assist it in making the determination described above. The Investor acknowledges and agrees that Jaws may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that (A) Jaws shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period, (B) Jaws shall have a bona fide business purpose for not making such information public and (C) Jaws shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter. Jaws’ obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Jaws such information regarding the Investor, the securities of Jaws held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Jaws to effect the registration of such Shares, and shall execute such documents in connection with such registration as Jaws may reasonably request that are customary of a selling stockholder in similar situations, provided, however, that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Jaws will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. So long as the Investor delivers to Jaws a completed questionnaire (which shall include representations and warranties as to relevant matters), the Investor shall not be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Jaws to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Jaws of its obligations to file or effect the Registration Statement set forth in this Section 7.

b. Prior to the Expiration, Jaws shall advise the Investor within three (3) business days (at Jaws’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Jaws of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Jaws shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon

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as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as Jaws is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, Jaws shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (iv) and receives notice that any post-effective amendment has become effective or unless otherwise notified by Jaws that it may resume such offers and sales. If so directed by Jaws, the Investor will deliver to Jaws or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

c. Prior to the Expiration, Jaws will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, Jaws will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, Jaws shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that Jaws and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to Jaws and the Transfer Agent in connection therewith. Subject to receipt from the Investor by Jaws and the Transfer Agent of customary representations and other documentation reasonably acceptable to Jaws and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of Jaws’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that Jaws remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Jaws to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Jaws shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. Jaws shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

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d. Indemnification.

(i) Jaws agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Jaws by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless Jaws, its directors and officers and agents and each person who controls Jaws (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages,

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liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) Jaws’ notification to the Investor in writing that it has, with the written consent of the Company, abandoned its plans to move forward with the Transaction, (d) July 11, 2021, if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Jaws shall notify the Investor in writing of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Jaws in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that Jaws is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Jaws and one or more businesses or assets. The Investor further acknowledges that, as described in Jaws’ prospectus relating to its initial public offering dated May 13, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Jaws’ assets consist of the cash proceeds of Jaws’ initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Jaws, its public shareholders and the underwriters of Jaws’ initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Jaws to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Jaws entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of any Class A Shares other than the Class A Shares purchased by it pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Class A Shares.

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10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, that no such assignment shall relieve the Investor of its obligations hereunder.

b. Jaws may request from the Investor such additional information as Jaws may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that Jaws agrees to keep any such information provided by the Investor confidential except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Jaws’ securities are listed for trading. The Investor acknowledges and agrees that if it does not provide Jaws with such requested information, Jaws may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that Jaws may file a form of this Subscription Agreement that does not identify the Investor with the SEC as an exhibit to a periodic report or a registration statement of Jaws.

c. The Investor acknowledges that Jaws, the Placement Agent and, following the Closing, the Company, will rely on the acknowledgments, understandings, agreements, representations and warranties contained in Section 6 of this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other parties hereto and the Placement Agent if any of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 or Section 6, as applicable, above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other parties and the Placement Agent if they are no longer accurate in any respect). Each party acknowledges and agrees that each purchase by the Investor, and each sale by Jaws, of Shares from Jaws will constitute a reaffirmation of their respective acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 (as modified by any such notice) by the Investor as of the time of such purchase.

d. Jaws, the Company and the Placement Agent are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Jaws set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Jaws of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any

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abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(b), Section 10(c), Section 10(d), Section 10(f), this Section 10(g) and the last sentence of Section 10(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Placement Agent shall be entitled to rely on the provisions of the Subscription Agreement of which the Company and the Placement Agent are each an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

l. If any change in the number, type or classes of authorized shares of Jaws (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge,

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complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(l).

o. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to Jaws.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and

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warranties of Jaws expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Jaws. The Investor acknowledges and agrees that, other than the statements, representations and warranties of Jaws expressly contained in Section 5 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Jaws, the Company, the Placement Agent or any Non-Party Affiliate concerning Jaws, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Jaws, the Company, the Placement Agent or any of Jaws’, the Company’s or the Placement Agent’s controlled affiliates or any family member of the foregoing.

12. Disclosure. Jaws shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Jaws has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Jaws, the Investor shall not be in possession of any material, non-public information received from Jaws or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Jaws, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Jaws shall not publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Jaws’ securities are listed for trading; provided, however, that Jaws shall provide Investor with prior written notice of such disclosure permitted under clauses (i) and (ii).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2020

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Jaws in the Closing Notice.

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IN WITNESS WHEREOF, Jaws has accepted this Subscription Agreement as of the date set forth below.

JAWS ACQUISITION CORP.

By:
Name:
Title:

Date:      , 2020

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Exhibit C

FORM OF INVESTOR AGREEMENT

See Annex E to the proxy statement/prospectus for the Form of Investor Agreement.

Exhibit D

FORM OF LOCK-UP AGREEMENT

See Annex F to the proxy statement/prospectus for the Form of Lock-Up Agreement.

Exhibit E

Final Form

TAX RECEIVABLE AGREEMENT

SUPPLEMENTARY TERM SHEET

Jaws Acquisition Corp., a Cayman Islands exempted company, (“JAWS”), Jaws Sponsor LLC, a Delaware limited liability company (“JAWS Sponsor”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (“Parent”), Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“Midco LLC”), and holders of interests in Midco LLC will enter into the Tax Receivable Agreement (the “TRA”). The TRA will have terms substantially similar, mutatis mutandis, as that certain Tax Receivable Agreement listed on Schedule I(a) (the “Precedent TRA”), except that the modifications below will apply to the TRA. For purposes of the TRA, (i) JAWS will be the “Corporate Taxpayer” (as defined in the Precedent TRA), (ii) Midco LLC will be “OpCo” (as defined in the Precedent TRA), (iii) units of Midco LLC will be “Units” (as defined in the Precedent TRA), and (iv) as appropriate, JAWS Sponsor will be treated as a “TRA Party” (as defined in the Precedent TRA).

[Defined terms used herein and not otherwise defined herein shall have meanings assigned to such terms in the [Business Combination Agreement / the Precedent TRA.]]

Structure	Immediately prior to the Deemed Initial Asset Acquisition (as defined below), OpCo is classified as an entity disregarded as separate from Parent for United States federal income tax purposes.

In connection with the Deemed Initial Asset Acquisition (as defined below), the Corporate Taxpayer will purchase from Parent Units in a transaction that is treated, for United States federal income tax purposes, as a transaction governed by Situation 1 in Revenue Ruling 99-5, 1999-6 I.R.B. 8. As a result of such treatment, (i) the Corporate Taxpayer will be treated as having acquired a proportionate share of each of the assets of OpCo directly from Parent with a cost basis determined under Section 1012 of the Code (the “Deemed Initial Asset Acquisition”), and (ii) immediately thereafter, the Corporate Taxpayer and Parent will be treated as having contributed their respective interests in those assets to OpCo in exchange for Units (the “Deemed Initial Contribution”).

The Corporate Taxpayer will be the managing member of OpCo. Therefore, references to the party listed on Schedule I(b) in the Precedent TRA will be ignored.

As set forth in the [Material Terms of the Second Amended and Restated Company LLC Agreement], OpCo will elect to use the “traditional method” of allocations for purposes of Section 704(c) of the Code in respect of property contributed, or deemed contributed, to OpCo in connection with the transactions contemplated by the [Business Combination Agreement], including the Deemed Initial Contribution.[1]

[Parent will contribute the rights and obligations Parent obtains under the TRA with respect to the Initial Common Basis to an entity treated

[1]	Note to Draft: Parties to discuss the use of the traditional method with curative allocations.

as a grantor trust for United States federal income tax purposes, and Parent will transfer the interests in such grantor trusts to [holders of interests] in Parent (the “Initial Exempted Transfers”).]

Certain Definitions	The term “Tax Attributes” will be defined as in the Precedent TRA, except that it will not include “Remedial Allocations,” and references to “Remedial Allocations” will be removed. References to Exhibit B in the Precedent TRA will be removed.

The term “Common Basis” will be defined as in the Precedent TRA, except that it will also include Tax basis of Reference Assets that are depreciable or amortizable for United States federal income tax purposes that are acquired or deemed acquired by OpCo in the Deemed Initial Contribution (the “Initial Common Basis”).

The term “Attributable” will be defined as in the Precedent TRA, except that the Common Basis that is Initial Common Basis will be “Attributable” to Parent, determined based upon the ratio of the Units acquired by the Corporate Taxpayer pursuant to the Deemed Initial Asset Acquisition and the Deemed Initial Contribution to the total outstanding Units immediately after such deemed acquisition and deemed contribution.

The term “Exchange” will be defined as in the Precedent TRA, except that it will also include the Deemed Initial Asset Acquisition, and the term “Exchanging Holder” will be defined as in the Precedent TRA, except that it will also include Parent as the seller in the Deemed Initial Asset Acquisition. In addition, the term “Exchange” (as well as the other terms of the TRA) will be adjusted to reflect the distribution of all or a portion of Parent’s OpCo Units to Parent’s equityholders.

The term “Reference Asset” will be defined as in the Precedent TRA, except that it will also include an asset of OpCo, or any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entity) for purpose of the applicable Tax, acquired or deemed acquired in the Deemed Initial Contribution.

References Ignored	References in the Precedent TRA to the terms and matters listed on Schedule I(c) will be removed.

TRA Party Representatives:	[ITC rumba LLC][2]

Payment to JAWS Sponsor:	In connection with any payment otherwise due under the TRA (other than any Interest Amounts which will be determined separately), JAWS Sponsor will receive an amount equal to such payment multiplied by a fraction the numerator of which is .15 and the denominator of which is .85. For the avoidance of doubt, any such payment due to JAWS Sponsor shall not reduce or replace any

[2]	Note to Draft: TRA to include appropriate minority protections for Cano America and JAWS Sponsor.

payment otherwise due to any other TRA Party. In addition, any such payment to JAWS Sponsor will not be treated as giving rise to Basis Adjustments.

Expenses:	The TRA Parties will share in the expenses of administering the TRA, including reasonable expenses of an accounting firm mutually agreeable to the TRA Party Representative and JAWS Sponsor, in proportion to the payments received under the TRA.

Successors; Assignment	[Initial Exempt Transfers to be permitted. Rest TBD.]

[ ]

Schedule I

(a) Tax Receivable Agreement dated as of June 3, 2020, between ZoomInfo Technologies, Inc., a Delaware corporation, and the persons named therein. (b) ZoomInfo Intermediate Holdings LLC

(c)

“Reorganization TRA”

“22C”-related terms

“Carlyle”-related terms

“TA”-related terms

“Pre-Adjustment Net Tax Benefit”

Exhibit F

Final Form

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of November [●], 2020, by and between Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), and [●], a [●] (the “Supporting Seller Unitholder”)1. Each of JAWS and the Supporting Seller Unitholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, JAWS, Jaws Merger Sub, LLC, a Delaware limited liability company, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Supporting Seller Unitholder is the record and beneficial owner of the number and type of Equity Securities of the Seller set forth on Schedule A hereto (together with any other units or other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Seller Units”);

WHEREAS, in consideration for the benefits to be received by the Supporting Seller Unitholder under the terms of the Business Combination Agreement and as a material inducement to JAWS agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Seller Unitholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that JAWS would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    Supporting Seller Unitholder Consent and Related Matters.

(a)     As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Supporting Seller Unitholder shall duly execute and deliver to the Seller and JAWS the Seller Unitholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals

[1]	ITC Rumba, LLC, Cano America, LLC and Comfort Health Management LLC.

contemplated by Section 5.12(b) (Transaction Support Agreements; Seller Unitholder Approval; Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Supporting Seller Unitholder shall vote (or cause to be voted) the Subject Seller Units against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Seller’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 7.1 or 7.2 of the Business Combination Agreement not being satisfied.

(b)     Without limiting any other rights or remedies of JAWS, the Supporting Seller Unitholder hereby irrevocably appoints JAWS or any individual designated by JAWS as the Supporting Seller Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Supporting Seller Unitholder, to attend on behalf of the Supporting Seller Unitholder any meeting of the Seller Unitholders with respect to the matters described in Section 1(a), to include the Subject Seller Units in any computation for purposes of establishing a quorum at any such meeting of the Seller Unitholders, to vote (or cause to be voted) the Subject Seller Units or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Seller Unitholders or any action by written consent by the Seller Unitholders (including the Seller Unitholder Written Consent), in each case, in the event that the Supporting Seller Unitholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c)     The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for JAWS entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Supporting Seller Unitholder and shall revoke any and all prior proxies granted by the Supporting Seller Unitholder with respect to the Subject Seller Units. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Seller Units and a vote or consent by the Supporting Seller Unitholder of the Subject Seller Units (or any other Person with the power to vote the Subject Seller Units) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Supporting Seller Unitholder may vote the Subject Seller Units on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.    Other Covenants and Agreements.

(a)    The Supporting Seller Unitholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto, and (ii) the first sentence of Section 5.5(a) (Exclusive Dealing) and Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto.

(b)     The Supporting Seller Unitholder acknowledges and agrees that JAWS is entering into the Business Combination Agreement in reliance upon the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement JAWS would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3.    Supporting Seller Unitholder Representations and Warranties. The Supporting Seller Unitholder represents and warrants to JAWS as follows:

(a)     The Supporting Seller Unitholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)     The Supporting Seller Unitholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Supporting Seller Unitholder. This Agreement has been duly and validly executed and delivered by the Supporting Seller Unitholder and constitutes a valid, legal and binding agreement of the Supporting Seller Unitholder (assuming that this Agreement is duly authorized, executed and delivered by JAWS), enforceable against the Supporting Seller Unitholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Seller Unitholder with respect to the Supporting Seller Unitholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)     None of the execution or delivery of this Agreement by the Supporting Seller Unitholder, the performance by the Supporting Seller Unitholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Supporting Seller Unitholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Seller Unitholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Supporting Seller Unitholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Seller Units, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)     The Supporting Seller Unitholder is the record and beneficial owner of the Subject Seller Units and has valid, good and marketable title to the Subject Seller Units, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Fourth Amended and Restated Limited Liability Company Agreement of the Seller (the “Seller LLC Agreement”)). Except for the Equity Securities of the Seller set forth on Schedule A hereto, together with any other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, the Supporting Seller Unitholder does not own, beneficially or of record, any Equity Securities of the Seller or any Group Company. Except as

otherwise expressly contemplated by the Seller LLC Agreement, the Supporting Seller Unitholder does not have the right to acquire any Equity Securities of the Seller or any Group Company. The Supporting Seller Unitholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Seller Units and, except for this Agreement, the Business Combination Agreement and the Seller LLC Agreement, the Supporting Seller Unitholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer any of the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Seller Units.

(f)    There is no Proceeding pending or, to the Supporting Seller Unitholder’s knowledge, threatened against the Supporting Seller Unitholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)     The Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Jaws Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Jaws Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)     In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Supporting Seller Unitholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Jaws Party (including, for the avoidance of doubt, none of the representations or warranties of any Jaws Party set forth in the Business Combination Agreement or any other Ancillary Document), any Jaws Non-Party Affiliate or any other Person, either express or implied, and the Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Jaws Parties, any Jaws Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4.     Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of JAWS (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Seller Unitholder agrees not to (a) Transfer any of the Subject Seller Units, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Seller Units, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(a)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(a)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(a)(ii) (solely to the extent that it relates to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7.     No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Seller, the Company or any Company Non- Party Affiliate (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate, and (b) none of the Seler, the Company, any Company Non-Party Affiliates (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to JAWS, to:

JAWS Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Attention: Joe Dowling

E-mail:    jdowling@namllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Michael P. Brueck, P.C.
David L. Perechocky
E-mail:	michael.brueck@kirkland.com
david.perechocky@kirkland.com

If to the Supporting Seller Unitholder, to:

[●]

[●]

[●]

Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attention:	[●]
E-mail:	[●]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.     Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.     Amendments and Waivers; Assignment.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Supporting Seller Unitholder and JAWS. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Supporting Seller Unitholder without JAWS’s prior written consent (to be withheld or given in its sole discretion).

11.     Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12.     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14.     Miscellaneous. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

JAWS ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[SUPPORTING SELLER UNITHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Units	Number of Units
Class A-1 Units	[●]
Class A-2 Units	[●]
Class A-3 Units	[●]
Class A-4 Units	[●]
Class B Units	[●]

Exhibit G

FORM OF CERTIFICATE OF INCORPORATION OF CANO HEALTH INC.

See Annex C to the proxy statement/prospectus for the Form of Delaware Certificate of Incorporation.

Exhibit H

FORM OF BYLAWS OF CANO HEALTH, INC.

See Annex D to the proxy statement/prospectus for the Form of Bylaws.

Exhibit I

FORM OF SECOND AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT

See Annex G to the proxy statement/prospectus for the Form of Second Amended and Restated Limited Liability Agreement.

Exhibit J

FORM OF EQUITY INCENTIVE PLAN

[OMITTED.]

Exhibit L-1 and Exhibit L-2

Material Terms of Employment Agreements of Dr. Marlow Hernandez and Dr. Richard Aguilar

The Employment Agreements shall provide for aggregate compensation and other material terms which are no less favorable than the aggregate compensation and material terms of arrangements with comparable executives at the 50th percentile of the applicable peer group, as to be determined between the date hereof and Closing based on analysis conducted by a compensation to be engaged by the Seller for the purposes of the foregoing.

Annex B

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Jaws Acquisition Corp. (the “Company”)

TAKE NOTICE that by written resolution of the Shareholders of the Company dated 13 May 2020, the following resolutions were passed:

1	Authorised Share Capital

It is resolved as an ordinary resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the authorised share capital of the Company be increased as follows:

from US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preferred shares of a par value US$0.0001 each;

to US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each;

by the creation of an additional 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, each to rank pari passu with the existing Class A ordinary shares of a par value of US$0.0001 each with the rights set out in the Amended and Restated Memorandum and Articles of Association annexed hereto; and

by the creation of an additional 10,000,000 Class B ordinary shares of a par value of US$0.0001 each, each to rank pari passu with the existing Class B ordinary shares of a par value of US$0.0001 each with the rights set out in the Amended and Restated Memorandum and Articles of Association annexed hereto.

2	Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

/s/ Maggie Ebanks
Maggie Ebanks
Corporate Administrator for and on behalf of
Maples Corporate Services Limited

Dated this 27th day of April 2020

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THE COMPANIES ACT

(AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

JAWS ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 MAY 2020 AND EFFECTIVE ON 13 MAY 2020)

www.verify.gov.ky File#: 358612	Filed: 14-May-2020 09:22 EST Auth Code: K62447297327

THE COMPANIES ACT

(AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

JAWS ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 MAY 2020 AND EFFECTIVE ON 13 MAY 2020)

1	The name of the Company is Jaws Acquisition Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$44,100 divided into 400,000,000 Class A ordinary shares of a par value of US$0.0001 each, 40,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

www.verify.gov.ky File#: 358612	Filed: 14-May-2020 09:22 EST Auth Code: K62447297327

THE COMPANIES ACT

(AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

JAWS ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 MAY 2020 AND EFFECTIVE ON 13 MAY 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

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“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to the condition contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

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“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Jaws Sponsor LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

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(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the

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Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or

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otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

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9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

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15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or

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deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at an adjusted ratio so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares issued and outstanding upon completion of the IPO, plus (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its Affiliates or any Director or Officer upon conversion of working capital loans.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of

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which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 29.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

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19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting during the previous year, or if the date of the current annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

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22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general

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meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

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23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non- natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the

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death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies

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are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the

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business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

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33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of

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any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the

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consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

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39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such

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sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the

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Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

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(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how

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the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body

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corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any) divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to purchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination if it would cause the Company to have less than US$5,000,001 in net tangible assets.

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49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company, and provided further that any beneficial owner of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes or is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”) but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the remaining Members and the Directors, liquidate and dissolve,

subject in the case of (b) and (c) above to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

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49.8	In the event that any amendment is made to this Article:

(a)

that would modify the substance or timing of the Company’s obligation to: (i) provide for the redemption of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination within 24 months from the closing of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to the rights of holders of the Class A Shares,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval and effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes paid or payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this ArticleError! Reference source not found., or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)

vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time we have to consummate a business combination beyond 24 months from the closing of the IPO or (y) amend this Article 49.10.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations that together have an aggregate fair market value equal to at least 80 per cent of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

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49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex C

CERTIFICATE OF INCORPORATION

OF

[CANO HEALTH, INC.]

ARTICLE I

The name of the Corporation is [Cano Health, Inc.] (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is [number spelled out] ([number]), of which (i) [number spelled out] ([number]) shares shall be a class designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [number spelled out] ([number])1 shares shall be a class designated as Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Undesignated Preferred Stock, or any separate series vote of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

1.    Common Stock. Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate of Incorporation (“Certificate”) (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)    the holders of the Common Stock, voting as a single class, shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring

[1]	NTD: Share count numbers to be filled in prior to Closing.

stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)    dividends may be declared and paid or set apart for payment upon the Class A Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof;

(c)    upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock; and

(d)    notwithstanding anything herein to the contrary, Class B Common Stock shall not be entitled to receive any dividends under clause (b) above or any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation under clause (c) above.

2.    Undesignated Preferred Stock. The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

3.    Transfer of Class B Common Stock. A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent, permitted by the Second Amended and Restated Limited Liability Company Agreement of Primary Care (ITC) Intermediate Holdings, LLC (the “LLC”), dated on or about the date hereof ([as may be amended or modified from time to time,] the “LLC Agreement”), such holder also simultaneously transfers an equal number of such holder’s Company Common Units (as defined in the LLC Agreement) to such transferee. Upon a transfer of Company Common Units in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Company Common Units will automatically and simultaneously be transferred to the same transferee of such Company Common Units. Any purported transfer of shares of Class B Common Stock in violation of the foregoing restrictions shall be null and void.

4.    Redemption of Class B Common Stock. A holder of Company Common Units may cause to be redeemed all or any portion of its Company Common Units, together with the cancellation of an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon an Exchange (as defined in the LLC Agreement) of Company Common Units pursuant to the LLC Agreement, such number of shares of Class A Common Stock equal to the product of (i) the number of then-outstanding Company Common Units subject to Exchange multiplied by (ii) the Exchange Rate (as defined in the LLC Agreement). To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Company Common Units redeemed in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such holder of Class B Common Stock for such holder’s Company Common Units, the Corporation shall redeem for no consideration such number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder of Class B Common Stock equal to the number of Company Common Units held by such holder of Class B Common Stock that are redeemed or exchanged in such redemption or exchange transaction, and such Class B Common Stock shall be automatically transferred to the Corporation, retired and canceled and shall not be reissued.

5.    Cancellation of Class B Common Stock. A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re- issued by the Corporation. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Company Common Unit, as set forth in the books and records of the LLC, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no consideration. In the event that the number of shares of Class B Common Stock held by a holder ceases to equal the number of Company Common Units held by such holder, as set forth in the books and records of the LLC, any shares of Class B Common Stock held in excess of the number of Company Common Units held by such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class B Common Stock after the date hereof other than in connection with the valid issuance of Company Common Units in accordance with the LLC Agreement.

ARTICLE V

STOCKHOLDER ACTION

1.    Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the total number of authorized Directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships (the “Whole Board”), acting pursuant to a resolution approved by the affirmative vote of a majority of the Whole Board, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.    General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.    Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.    No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

4.    Number of Directors; Term of Office. Subject to the rights of the holders of any series of Undesignated Preferred Stock, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. 2The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Subject to the rights of holders of any series of Undesignated Preferred Stock with respect to the election of Directors, if the number of Directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Whole Board shall shorten the term of any incumbent Director.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

5.    Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

6.    Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors.

[2]	NTD: We would suggest not naming the initial directors in the charter.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

1.    Definitions. For purposes of this Article:

(a)    “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Article VII, Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)    “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation, including, for the avoidance of doubt, any person who has served as a director of JAWS Acquisition Corp., a Cayman Islands exempted company;

(c)    “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)    “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)    “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)    “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)    “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation, including, for the avoidance of doubt, any person who has served as an officer of JAWS Acquisition Corp., a Cayman Islands exempted company;

(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)    “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

2.    Limitation of Liability. To the fullest extent permitted by law, as it now exists or may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty owed to the Corporation or its stockholders. Without limiting the effect of the preceding sentence, if the DGCL is amended after the effective date of this Certificate to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII, including by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not eliminate, reduce or otherwise adversely affect any limitation of the personal liability of a Director of the Corporation or any other right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

3.    Indemnification of Directors and Officers. (a) Each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Article VII, Section 3.

(1)    Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation.

(2)    Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Article VII, Section 3(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3)    Survival of Rights. The rights of indemnification provided by this Article VII, Section 3 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)    Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under this Certificate in accordance with the provisions set forth herein.

4.    Indemnification of Non-Officer Employees. Each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by law, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Article VII, Section 4 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

5.    Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article VII to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

6.    Advancement of Expenses to Directors Prior to Final Disposition.

The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under this Certificate.

If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article VII shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

7.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

8.    Contractual Nature of Rights.

The provisions of this Article VII shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article VII is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article VII nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VII shall eliminate or reduce any right conferred by this Article VII in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article VII shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

9.    Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article VII shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Certificate or the By-laws of the Corporation, agreement, vote of stockholders or Disinterested Directors or otherwise.

10.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article VII.

11.    Other Indemnification. Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Certificate or the By-laws of the Corporation, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article VII as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Certificate or the By-laws of the Corporation, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article VII owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1.    Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.    Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose. Notwithstanding the foregoing, the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal, or adopt any provision of this Certificate inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article IX.

ARTICLE X

BUSINESS COMBINATIONS

1.     Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2.    Excluded Opportunity. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Corporation.

ARTICLE XI

1.    Severability. If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this          day of                     , 2021.

[CANO HEALTH, INC.]

By:
Name:
Title:

Annex D

BY-LAWS

OF

[CANO HEALTH, INC.]

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1.    Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation, which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these By-laws as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of these By-laws to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of these By-laws, the business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) brought before the meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a stockholder of the Corporation in accordance with this Section 2(a) of Article I of the By-laws. For business to be properly requested to be brought before an Annual Meeting by a stockholder, the stockholder must (i) be a stockholder of the Corporation of record at the time of the giving of the notice for such Annual Meeting, (ii) be entitled to vote at such Annual Meeting, (iii) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (iv) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and (v) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the

Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the domestication of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth, as to each matter the stockholder proposes to bring before the Annual Meeting:

(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B)    as to any other business that the stockholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)    (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, such Proposing Peron’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 2(a) of Article I of the By-laws and the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (f) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates, and (g) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder;

(D)    (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)    a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

A stockholder must also submit a supporting statements indicating the reasons for bringing such proposal.

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3)    The determination of whether any business sought to be brought before any Annual Meeting is properly brought before such meeting in accordance with these By-laws will be made by the person presiding over such meeting, be it the Chairman of the Board, a Director or an Officer appointed by the Chairman of the Board or selected to preside by the Board pursuant to Section 9 of this Article I of these By-laws. If the person presiding over the meeting determines that any business is not properly brought before such meeting, such person will so declare to the meeting and any such business will not be conducted or considered.

(4)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(5)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    General.

(1)    Only such persons who are nominated in accordance with the provisions of these By-laws shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these By-laws. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these By-laws, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2)    Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)    For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)    Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

SECTION 3.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the total number of authorized directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships (the “Whole Board”), acting pursuant to a resolution approved by the affirmative vote of a majority of the Whole Board, and special meetings of stockholders may not be called by any other person or persons. The Board of Directors, acting pursuant to a resolution adopted by a majority of the Whole Board or the chairperson of the meeting, may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

SECTION 4.    Notice of Meetings; Adjournments.

(a)    A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)    Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)    Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)    When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5.    Quorum. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6.    Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7.    Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8.    Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9.    Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10.    Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2.    Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3.    Qualification. No director need be a stockholder of the Corporation.

SECTION 4.    Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5.    Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6.    Resignation. A director may resign at any time by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7.    Regular Meetings. Regular meetings (including any annual meeting) of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8.    Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9.    Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.    Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13.    Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14.    Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15.    Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16.    Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1.    Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief

Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2.    Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3.    Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4.    Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5.    Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6.    Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7.    Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8.    Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9.    President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10.    Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11.    Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12.    Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13.    Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14.    Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15.    Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1.    Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2.    Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3.    Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5.    Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Miscellaneous Provisions

SECTION 1.    Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2.    Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3.    Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4.    Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.    Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6.    Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7.    Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8.    Forum Selection.

(a)    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation or any current or former Director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate or these By-laws (including any right, obligation or remedy thereunder); (D) any action to interpret, apply, enforce or determine the validity of the Certificate or these By-laws; (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over any indispensable parties named as defendants. The provisions of this Article V, Section 8(a) of these By-laws shall not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c)    If any action that is the subject matter of which is within the scope of Article V, Section 8(a) of these By-laws is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article V, Section 8(a) of these By-laws (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(d)    If any provision of these By-laws becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these By-laws, and the court will replace such illegal, void or unenforceable provision of these By-laws with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of these By-laws shall be enforceable in accordance with its terms.

(e)    Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V, Section 8 of these By-laws.

SECTION 9.    Amendment of By-laws.

(a)    Amendment by Directors. Except as provided otherwise by law, these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)    Amendment by Stockholders. These By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 10.    Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11.    Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted                     , 2021 and effective as of                     , 2021.

Annex E

FORM OF INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is entered into as of [●], 2021, by and among [Cano Health, Inc.] (f/k/a Jaws Acquisition Corp.), a Delaware corporation (the “Company”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (“ITC Holdings”), the parties listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”) and each of the individuals listed on Schedule II hereto (each, a “Jaws Director”).

WHEREAS, the Company, Jaws Merger Sub, LLC, a Delaware limited liability company, ITC Holdings and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company, have entered into that certain Business Combination Agreement, dated as of November [11], 2020 (as amended or supplemented from time to time, the “Business Combination Agreement”); and

WHEREAS, pursuant to the Business Combination Agreement, the Investors and the Jaws Directors have agreed to enter into this Agreement pursuant to which, among other things, (a) the Investors will agree not to effect any sale or distribution of the securities of the Company held by any of them during the lock-up period as described herein and (b) the Investors and the Jaws Directors will be granted certain registration rights with respect to their respective securities of the Company, in each case, on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1    Definitions. Terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 7.2.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company Board: (i) would be required to be made in any Registration Statement filed with the Commission by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel (other than those delivered to the Company’s transfer agent with respect to the removal of any legend).

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company” is defined in the preamble to this Agreement.

“Company Board” means the board of directors of the Company.

“Company Holder” means Cano America, LLC, Marlow Hernandez, Steve Haft, Richard Aguilar, David Armstrong, [each of the directors of the Company immediately after the Effective Time, other than Barry S. Sternlicht] and any of their respective permitted transferees.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” is defined in Section 2.1.1.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” and “Investors” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“ITC Holdings” is defined in the preamble to this Agreement.

“Jaws Director” is defined in the preamble to this Agreement.

“Jaws Director Shares” means the shares of Class A Common Stock held by the Jaws Directors on the Closing Date, for so long as they are held by (a) such Jaws Director, (b) a transferee set forth in clause (ii) of the definition of Permitted Transferee, or (c) a transferee set forth in clauses (b)(ii) of Section 6.1.

“Lock-Up Period” is defined in Section 6.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.5.

“Permitted Transferee” means (i) any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in an Investor, (ii) a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of an Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin or (iii) any affiliate of an Investor.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.4.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) all outstanding shares of Class A Common Stock and New JAWS Warrants held by an Investor immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by an Investor immediately following the Closing, including, without limitation, all shares of Class A Common Stock issuable upon exchange of any Company Common Units or exercise of the New JAWS Warrants, (iii) all shares of Class A Common Stock (including, without limitation, the shares of Class A Common Stock issued or issuable upon the exercise, conversion or exchange of any option, warrant or convertible security, including, without limitation, all shares of Class A Common Stock issuable upon exchange of any Company Common Units or exercise of the New JAWS Warrants) of the Company otherwise acquired or owned by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) all shares of Class A Common Stock issued to any Investor with respect to such securities referred to in clauses (i) – (iii) by way of any stock split, stock dividend or other distribution, recapitalization, stock exchange, stock reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Restricted Securities” is defined in Section 6.1.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission).

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Subsequent Shelf Registration” is defined in Section 2.1.3.

“Suspension Event” is defined in Section 3.1.1.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the shares of Common Stock, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

1.2    Construction; Interpretation. The term “this Agreement” means this Agreement together with Schedules I and II and Exhibit A hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including Schedules I and II and Exhibit A hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

2.	REGISTRATION RIGHTS.

2.1    Resale Shelf Registration Rights.

2.1.1    Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing Date, but in any event no later than thirty (30) calendar days after the Closing Date (the “Filing Date”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by such Investors and Jaws Director Shares that are not covered by an effective registration statement on the Filing Date (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors, or, if the Company is ineligible to use Form S-3, on Form S-1. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

2.1.2    Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary Prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3    Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities and Jaws Director Shares during the Effectiveness Period, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities and Jaws Director Shares from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities and Jaws Director Shares at all times during the Effectiveness Period.

2.1.4    Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf

Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5    Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a)    If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $[●]1 (the requesting holder(s) shall be referred to herein as the “Requesting Holder(s)”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the Prospectus relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)    subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)    subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within two (2) Business Days after such holders receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)    Promptly after the expiration of the period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

[1]	Note to Draft: To be agreed prior to Closing.

(c)    The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d)    If the managing Underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Selling Holders, subject to a determination by the Commission that certain Selling Holders must be reduced first based on the number of Registrable Securities held by such Selling Holders).

2.1.6    Selection of Underwriters. Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.7    Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.8    Withdrawal. A Selling Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this Section 2.1 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this Section 2.1.8. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this Section 2.1.8, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.1.9    Block Trade. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $[●]2 that the Company effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, effectuate the offering in such Block Trade of the Registrable Securities for which such requesting holder has requested such offering under Section 2.1.9. Notwithstanding anything herein to the contrary, a Block Trade shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(e).

2.2    Demand Registration.

2.2.1    Request for Registration. At any time and from time to time after the expiration of the Lock-Up Period, Investors who hold Registrable Securities with an estimated market value of at least $[●]3 may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested

[2]	Note to Draft: To be agreed prior to Closing.
[3]	Note to Draft: To be agreed prior to Closing.

pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) calendar days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; or (b) any Demand Registration at any time if there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1.

2.2.2    Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3    Underwritten Offering. If the Demand Registration has an estimated market value of at least $[●]4 and the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company.

2.2.4    Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Class A Common Stock or other securities which the Company desires to sell and the Class A Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of

[4]	Note to Draft: To be agreed prior to Closing.

Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5    Withdrawal. A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an underwritten offering pursuant to this Section 2.2 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such underwritten offering prior to the pricing of such underwritten offering and such withdrawn amount shall no longer be considered an underwritten offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an underwritten offering prior to its withdrawal under this Section 2.2.5.

2.3    Piggy-Back Registration.

2.3.1    Piggy-Back Rights. If at any time after the date of this Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) calendar days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) calendar days following receipt of such notice (a “Piggy-Back Registration”). The rights provided under this Section 2.3.1 shall not be available to any Investor at such time as (i) there is an effective Resale Shelf Registration Statement available for the resale of the Registrable Securities pursuant to Section 2.1, (ii) such Registration is solely to be used for the offering of securities by the Company for its own account and (iii) no other shareholder of the Company is entitled to participate in such Registration. The Company shall cause such Registrable Securities to be included in such registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2    Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Class A Common Stock which the Company desires to sell, taken together with Class A Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)    If the registration is undertaken for the Company’s account: (A) first, the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum

Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)    If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the Class A Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3    Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement or the public announcement of an offering if the Piggy-Back Registration is with respect to the sale of securities pursuant to an already effective Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3.	REGISTRATION PROCEDURES.

3.1    Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities or Jaws Director Shares pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities or Jaws Director Shares in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1    Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that if the filing, initial effectiveness or continued use of any Registration Statement (including the Resale Shelf Registration Statement) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”); provided, however, that the Company shall not be permitted to exercise a Suspension Event for more than a total of ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days, in any three hundred sixty-five (365)-day period; and

provided further that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration in which the only Class A Common Stock being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Suspension Event, the Investors and the Jaws Directors agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities or Jaws Directors Shares, as applicable, upon receipt of the notice referred to above. The Company shall immediately notify the Investors in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investors such numbers of copies of the Prospectus as so amended or supplemented as the Investors may reasonably request. The Company shall, if necessary, supplement or amend the Resale Shelf Registration Statement or Demand Registration Statement, if required by the registration form used by the Company for the Resale Shelf Registration Statement or Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investors holding a majority of Registrable Securities that are included in such Resale Shelf Registration Statement or Demand Registration Statement.

3.1.2    Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3    Amendments and Supplements. Until the earlier of (i) the tenth anniversary of the date of this Agreement (provided that this clause (i) shall not apply to Registrable Securities held by a Company Holder) or (ii) the date as of which all of the Registrable Securities or Jaws Director Shares, as applicable, have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act (the “Effectiveness Period”).

3.1.4    Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a

Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5    Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6    Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7    Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders.

3.1.8    Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.9    Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. If an underwritten offering involves Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) to exceed $[●]5, the Company will use its reasonable best efforts to make available senior executives of the Company to

[5]	Note to Draft: To be agreed prior to Closing.

participate in customary “road show” presentations that may be reasonably requested by the Underwriter in the underwritten offering.

3.1.10    Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11    Earnings Statement. The Company shall use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12    Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2    Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities or Jaws Director Shares included in any registration shall immediately discontinue disposition of such Registrable Securities or Jaws Director Shares pursuant to the Registration Statement covering such Registrable Securities or Jaws Director Shares until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities or Jaws Director Shares at the time of receipt of such notice.

3.3    Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2, any Underwritten Takedown pursuant to Section 2.1.5(a)(i) or Section 2.2.1 and any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or the Underwritten Takedown is consummated, as applicable, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one (1) legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration in an amount not to exceed $75,000. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter’s marketing costs pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4    Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Investor and each other holder of Registrable Securities or Jaws Director Shares, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities or Jaws Director Shares was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the holders.

4.2    Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities or Jaws Director Shares will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities or Jaws Director Shares held by such selling holder, indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities or Jaws Director Shares was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder. The selling holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

4.3    Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4    Contribution.

4.4.1    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3    The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities or Jaws Director Shares shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities or Jaws Director Shares which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	UNDERWRITING AND DISTRIBUTION.

5.1    Rule 144. As long as any holder shall own Registrable Securities or Jaws Director Shares, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish such holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities or Jaws Director Shares held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any holder, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.	LOCK-UP AGREEMENTS

6.1    Investor Lock-Up. ITC Holdings, each Investor and each Jaws Director agrees not to, during the period commencing from the Closing and through the date that is six (6) months from the date of the Closing (the “Lock-Up Period”), Transfer any shares of Common Stock [or any options or warrants to purchase any shares of Common Stock or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock]6 (whether such shares of Common Stock [or any such securities] are held directly or indirectly by such holder as of the date of this Agreement or are thereafter acquired) (the “Restricted Securities”); provided, however, that any shares of Common Stock acquired by any Investor in the PIPE Financing shall not be Restricted Securities; provided, further, for the avoidance of doubt, that nothing in this Agreement shall restrict such holder’s rights under Section 2 of this Agreement to cause the Company to file and cause to become effective a Registration Statement with the Commission naming such holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof). The foregoing notwithstanding, the Lock-Up Period and restrictions set forth in this Section 6.1 shall not apply to the: (a) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period or (b) Transfers (i) of any or all of the Restricted Securities made pursuant to a bona fide gift or charitable contribution; (ii) of any or all of the Restricted Securities by will or intestate succession upon the death of a holder or any Permitted Transferee; (iii) to any Permitted Transferee; (iv) of any Class B Common Stock in connection with a concurrent transfer of Continuing Company Units in accordance with, as permitted by and subject to the terms and conditions of this Agreement and the Second Amended and Restated Company LLC Agreement; (v) by Cano America, LLC to the members of Cano America, LLC; (vi) by Jaws Sponsor LLC to the members of Jaws Sponsor LLC; (vii) by ITC Holdings to the members of ITC Holdings; or (viii) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i), (ii), (iii), (v) or (vi) above, it shall be a condition to such Transfer that the transferee executes and delivers to the Company an

[6]	Note to Draft: To be further discussed by the parties.

agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of (i), (ii), (iii), (v) or (vi) above (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Investor)), in each case, such transfer or distribution shall not involve a disposition for value. Each Investor further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. For the avoidance of doubt, any Restricted Securities Transferred pursuant to clause (vii) in the preceding sentence shall only continue to be Restricted Securities if they are held by an Investor upon Transfer.

6.2    Termination of Lock-Up. If, following the Closing Date, the last reported sales price of the Company’s Class A common stock on the New York Stock Exchange exceeds $12.00 per share (as adjusted for any stock split, stock dividend or other distribution, recapitalization, stock exchange, stock reconstruction, amalgamation, contractual control arrangement or similar event) on each of at least twenty (20) trading days within a consecutive thirty (30) trading day period, the restrictions set forth in Section 6.1 shall immediately terminate and be of no further force or effect.

6.3    If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 6, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

6.4    During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTOR AGREEMENT, DATED AS OF [●], 2021, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH INVESTOR AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.5    For the avoidance of doubt, each Investor shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in Section 6.4 upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

7.	MISCELLANEOUS.

7.1    Other Registration Rights and Arrangements. The Company represents and warrants that, except pursuant to each Subscription Agreement, no person, other than a holder of the Registrable Securities or Jaws Director Shares, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities or Jaws Director Shares in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2    Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 7.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement. For the avoidance of doubt, upon any distribution of Registrable Securities by ITC Holdings to its members, only those distributees that are Investors shall be assigned any rights or obligations under this Agreement.

7.3    Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder or group of holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other holders (in such capacity) shall require the consent of the holder or holders so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party. No course of dealing between any holder or the Company and any other party hereto or any failure or delay on the part of a holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.4    Term. This Agreement shall terminate, with respect to any Registrable Securities or Jaws Director Shares, as applicable, upon the earlier of (i) the tenth anniversary of the date of this Agreement (provided that this clause (i) shall not apply to Registrable Securities held by a Company Holder) or (ii) the date as of which all of the Registrable Securities or Jaws Director Shares, as applicable, have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided, however, that with respect to any Company Holder, such Company Holder will have no rights under this Agreement and all obligations of the Company to such Company Holder under this Agreement shall terminate upon the date such Company Holder ceases to hold at least [●]7 Registrable Securities; and provided further, that, in each case, the provisions of Section 4, Section 5 and Section 6 shall survive such termination.

7.5    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next

[7]	Note to Draft: To be agreed prior to Closing.

Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

[●]

[●]

Attn:    [●]

Email:  [●]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:     [●]

Email:   [●]

If to an Investor or Jaws Director, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

7.6    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall also apply to the Domestication).

7.8    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

7.9    Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of

Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 7.9 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.5 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action..

7.10    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

7.11    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.12    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Investor Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[CANO HEALTH, INC.]

By:
Name: Title:

SIGNATURE PAGE TO INVESTOR AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Investor Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[NAME]:

Address:	[ ]
[ ]
[ ]

SIGNATURE PAGE TO INVESTOR AGREEMENT

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on                     , 20        , by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Agreement dated as of [●], 2021 (the “Agreement”), by and among the Company and the other parties identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.    Acknowledgment. New Holder acknowledges that New Holder is acquiring certain shares of common stock of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2.    Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.    Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:

Print Name:

By:

ACCEPTED AND AGREED:

[CANO HEALTH, INC.]

By:

SCHEDULE I

ITC Rumba, LLC

Cano America, LLC

Marlow Hernandez

Steve Haft

Richard Aguilar

David Armstrong

Jaws Sponsor, LLC

Joseph Dowling

[Each of the directors of the Company immediately after the Effective Time]

Schedule II

Douglas I. Ostrover

Michael Baldock

Benjamin Weprin

Annex F

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 by and between (a) [Cano Health, Inc.], a Delaware corporation (as successor-in-interest to JAWS Acquisition Corp., a Cayman Islands exempted company) (the “Company”), and (b) the person or entity identified under the heading “Holder” on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of [●], 2020, by and among the Company, JAWS Merger Sub, LLC, a Delaware limited liability company, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (as it may be amended or supplemented from time to time, the “BCA”).

WHEREAS, in connection with the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the New JAWS Shares or any other equity securities of the Company or securities that may be converted, exchanged or exercised into or for New JAWS Shares held directly or indirectly by the Holder (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Lock-Up Provisions.

(a)    The Holder hereby agrees not to, during the period commencing from the Closing and through the date that is 48 months from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the New JAWS Shares, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any New JAWS Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the SEC naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof). Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply to the:

(A)    transfer, during any consecutive 12-month period during the Lock-Up Period, of a number of Restricted Securities not to exceed 25% of the Continuing Company Units held directly or indirectly by the Holder immediately following the Closing;

(B)    establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period except as permitted by clause (A);

(C)    transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution;

(D)    transfer of any or all of the Restricted Securities by will or intestate succession upon the death of the Holder or any Permitted Transferee;

F-1

(E)    transfer of any or all of the Restricted Securities to any Permitted Transferee;

(F)    transfer of any New JAWS Class B Shares in connection with a concurrent transfer of Continuing Company Units in accordance with, as permitted by and subject to the terms and conditions of this Agreement and the Amended and Restated Company LLC Agreement; or

(G)    in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their New JAWS Shares for cash, securities or other property;

provided, however, that in the case of (C), (D) or (E), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of (C), (D) or (E) (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Holder)), in each case, such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Permitted Transferee” shall mean:

(i)    any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder;

(ii)    a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Holder or any other person with whom the Holder has a relationship by blood, marriage or adoption not more remote than first cousin; or

(iii)    any affiliate of the Holder.

The Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)    If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)    For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

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2.    Miscellaneous.

(a)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(b)    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(c)    Governing Law; Jurisdiction.

(A)    This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(B)    Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

F-3

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).

(e)    Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(f)    No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(g)    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

[•]

[•]

Attention:    [•]

Email:          [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

Attention:    [•]

E-mail:        [•]

If to the Holder, to the address set forth on the Holder’s signature page hereto.

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

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(h)    Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(k)    Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

(l)    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)    Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

[CANO HEALTH, INC.]

By:
Name: Title:

[Signature Page to Lock-Up Agreement]

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HOLDER:

By:
Name: Title:

[Signature Page to Lock-Up Agreement]

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ANNEX G

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

EXHIBIT AND SCHEDULES

Schedule I	LTIP Units	I-1

Exhibit A	Form of Election of Exchange	A-1

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (this “Agreement”), is entered into by and among Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Cano Health, Inc. (f/k/a Jaws Acquisition Corp.), a Delaware corporation, as Managing Member and on its behalf, and the Members. Capitalized terms used herein without definition shall have the meanings assigned to such terms in Article I.

WHEREAS, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company and the initial sole member of the Company (the “Holding Company”), entered into the Limited Liability Company Agreement of the Company, dated as of August 8, 2016;

WHEREAS, the Holding Company, as the sole Member of the Company, entered into the Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (the “Prior Agreement”);

WHEREAS, the Holding Company and the Company entered into the Business Combination Agreement, dated as of November 11, 2020 (the “BCA”), with Jaws Acquisition Corp. and Jaws Merger Sub, LLC, a Delaware limited liability company, pursuant to which Jaws Merger Sub, LLC will merge with and into the Company with the Company surviving the merger (the “Merger”) and the Company will issue Class A Common Units to certain Persons who will become Members;

WHEREAS, the Holding Company, as the sole Member of the Company, has agreed to admit PubCo to the Company as Managing Member, and PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Company as Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement; and

WHEREAS, the Company, PubCo and the Members desire to amend and restate the Prior Agreement in its entirety as set forth herein effective as of immediately before the Effective Time, at which time the Prior Agreement will be superseded entirely by this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to contribute or deemed obligated to contribute pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Second Amended and Restated Limited Liability Company Agreement – Page 2

“Admission Date” has the meaning set forth in Section 9.4.

“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely by reason of being a Member.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the Managing Member in its sole discretion. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the Managing Member is fair, from a financial point of view, to the Company.

“Assignee” means a Person to whom any Units have been Transferred in accordance with the terms of this Agreement but who has not become a Member pursuant to Article X.

“Assumed Tax Rate” has the meaning set forth in Section 4.1(d)(iii).

“Available Gains” has the meaning set forth in Section 4.3(c)(ii).

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“BCA” has the meaning set forth in the Recitals.

“Board” means the board of directors of PubCo, as constituted at any given time.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, as adjusted from time to time to reflect the adjustments required or permitted by of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Business Opportunities Exempt Party” has the meaning set forth in Section 6.6.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.8.

“Capital Contribution” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributes to the Company pursuant to Section 3.1.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, partnership or membership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Notice” has the meaning set forth in Section 12.1(b).

Second Amended and Restated Limited Liability Company Agreement – Page 3

“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 12.1(b):

(i)    if the shares of Class A Common Stock are then traded on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(ii)    if the shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Company’s certificate of formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo) acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of PubCo or the Company representing more than 50% of the combined voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities (excluding a transaction or series of related transactions described in clause (b) that would not constitute a Change of Control), (b) the consummation a merger or consolidation of PubCo or the Company with any other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or its successor), is a Subsidiary of such Person, the ultimate parent thereof, or (c) there is consummated an agreement or series of related agreements for the sale or transfer, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including the Equity Securities or assets of the Company).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Common Units” means the common limited liability company membership interests described in Section 3.1(a)(i) and having the rights and preferences specified herein.

“Class A Common Unit Capital Account Amount” means, from time to time, the Capital Account a Member would have if such Member held a single Class A Common Unit.

“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Common Units then owned by such Member by the aggregate number of Class A Common Units then owned by all Members; provided that Unvested LTIP Units shall not be taken into account in determining such quotient.

Second Amended and Restated Limited Liability Company Agreement – Page 4

“Class A/LTIP Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Common Units and LTIP Units then owned by such Member by the aggregate number of Class A Common Units and LTIP Units then owned by all Members; provided that Unvested LTIP Units shall not be taken into account in determining such quotient.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“COC Exchange” has the meaning set forth in Section 12.1(d).

“COC Exchange Date” has the meaning set forth in Section 12.1(d).

“COC Notice” has the meaning set forth in Section 12.1(d).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Convertible Securities” means any securities directly or indirectly convertible into or exercisable or exchangeable for Units, other than Options.

“Covered Transaction” means any Liquidity Event or any other sale, redemption or Transfer of Units.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Designated Individual” has the meaning set forth in Section 8.3.

“Disputing Member” has the meaning set forth in Section 14.2.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities, or (b) any recapitalization or exchange of securities of the Company, or any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“DTC” means The Depository Trust Company.

“Economic Capital Account Balance” with respect to a Member means an amount equal to its Capital Account balance, plus the amount of its share of any Member Nonrecourse Debt Minimum Gain or Company Minimum Gain.

“Effective Time” means the effective time of the Merger under the BCA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Second Amended and Restated Limited Liability Company Agreement – Page 5

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equitized LTIP Series” means an LTIP Series composed of Equitized LTIP Series Units.

“Equitized LTIP Series Units” has the meaning set forth in Section 3.8(b).

“Equity Securities” means (i) Units or other equity interests in the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Managing Member, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company) or equity interests in any other specified Person, (ii) Convertible Securities or other obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into other equity interests in the Company or any other specified Person and (iii) Options or warrants, or other rights to purchase or otherwise acquire other equity interests in the Company or any other specified Person.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange” means (a) the redemption by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of Class A Common Units and shares of Class B Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Article XII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“Exchange Blackout Period” means the period of time commencing on (x) the date of payment of a distribution by the Company to PubCo (or the record date for such distribution, if earlier than the date of payment of such distribution) (such date, the “Start Date”) for the first distribution under Section 4.1 after the date of this Agreement and thereafter for each first distribution under Section 4.1 following the end of each immediately preceding Exchange Blackout Period (in respect of the four (4) distribution dates in a calendar year set forth in the Distribution Policy) and ending on (but including) (y) the PubCo Record Date for the PubCo dividend immediately following such distribution; provided that in no event shall such period of time exceed twenty (20) calendar days following the Start Date. For the avoidance of doubt, no more than four (4) Exchange Blackout Periods can begin in any calendar year.

“Exchange Conditions” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the shares of Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale Registration Statement has yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its shares of Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the shares of Class A Common Stock were to be registered by such Exchanging Member at or immediately following the Exchange shall

Second Amended and Restated Limited Liability Company Agreement – Page 6

have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in all material respects with its obligations under the Investor Agreement to the extent related to the resale of the shares of Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of the shares of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.

“Exchange Date” means the date that is five (5) Business Days after the Exchange Notice Date is given; provided, that if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three (3) Business Days following the date on which the conditions giving rise to such delay cease to exist which shall in no event be before the date otherwise determined pursuant to this definition (or such earlier day as the Managing Member and such Exchanging Member may agree in writing); provided, however, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; and provided further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggy-Back Registration pursuant to Section 2.3 of the Investor Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggy-Back Registration is completed.

“Exchange Delay Notice” is defined in Section 12.1(c).

“Exchange Notice” means a written election of Exchange in the form of Exhibit A, duly executed by an Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.1.

“Exchanging Member” means any Member holding Class A Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Class A Common Units are subject to an Exchange.

“Exchanged Units” means, with respect to any Exchange, the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class B Common Stock held by the relevant Exchanging Member; provided, that, such amount of Class A Common Units shall in no event be less than the Minimum Exchange Amount.

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which one Class A Common Unit is entitled to be Exchanged at such time pursuant to this Agreement. On the date of this Agreement, the Exchange Rate shall be one for one, subject to adjustment pursuant to Section 12.7.

“Exempt Pledge” means a pledge by a Member of Class A Common Units held by such Member as security for a bona fide margin loan or other customary lending arrangement with one or more banks or financial institutions (the “Lenders”) that meets the following conditions: (a) such pledging Member shall have complied with all applicable policies of PubCo and the Company, including any securities trading, insider trading and pledging policies, in entering into such pledge (or otherwise entered into such pledge pursuant to a valid waiver of any of such policies in accordance with the applicable terms thereof),1 (b) the documentation of such bona fide

[1]

Note to Draft: Pledging policy to be finalized by Jaws, Cano and Cano America prior to closing and shall include, among other requirements, a limit on pledging of no more than 10% of the aggregate equity value of a Member’s units, with no cap on number of pledged shares. Whether or not contractual lock-up provisions will apply to the units in the event a lender takes possession will also need to be confirmed and addressed.

Second Amended and Restated Limited Liability Company Agreement – Page 7

margin loan or other customary arrangement shall be in a form reasonably acceptable to the Managing Member, and (c) it is established to the reasonable satisfaction of the Managing Member that, based upon the terms and conditions of such bona fide margin loan or other customary arrangement and any related agreements, (i) the Lender(s) will not be considered to be the “tax owner” of such Class A Common Units for United States federal income tax purposes and (ii) such bona fide margin loan or other customary arrangement shall not create adverse tax consequences for the Company or any Member. For the avoidance of doubt, the exercise by a Lender of its rights to acquire or Transfer any Class A Common Units subject to such pledge shall not be an Exempt Pledge.

“Exempt Transfer” has the meaning set forth in Section 9.1(b).

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIV.

“Family Group” means a Member’s spouse, parents, siblings and descendants (whether by birth or adoption) and any trust or other estate planning vehicle established solely for the benefit of such Member and/or such Member’s spouse and/or such Member’s descendants (by birth or adoption), parents, siblings or dependents, or any charitable trust the grantor of which is such Member and/or member of such Member’s Family Group.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.2.

“Fund Indemnitees” has the meaning set forth in Section 6.4(e).

“Fund Indemnitors” has the meaning set forth in Section 6.4(e).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holding Company” has the meaning set forth in the Recitals.

“Holding Company Units” means units in any holding company through which Units are held, including the Holding Company.

“Imputed Underpayment Amount” means (a) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Sections 6221-6241 of the Code (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Sections 6221-6241 of the Code (including for the avoidance of doubt Section 6226(b) of the Code {or any corresponding or similar provision of state, local or foreign tax law}), including any interest, penalties or additions to tax with respect to such amounts.

“Income Amount” has the meaning set forth in Section 4.1(d)(i).

“Indemnified Person” has the meaning set forth in Section 6.4(a).

Second Amended and Restated Limited Liability Company Agreement – Page 8

“Investor Agreement” means the Investor Agreement, dated as of or about the date hereof, by and among PubCo, the Holding Company, the parties listed as Investors on Schedule I thereto and each of the individuals listed on Schedule II thereto, as may be amended from time to time.

“Liquid Securities” has the meaning set forth in Section 12.1(d).

“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“LTIP Series Sub-Account” has the meaning set forth in Section 3.8(b).

“LTIP Unit” means a Unit which is designated as an LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule I hereto or in this Agreement in respect of the holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued. LTIP Units that are issued on the same date shall be designated as one or more separate series of LTIP Units (each such series, an “LTIP Series” and any LTIP Unit in respect of a given series, an “LTIP Series Unit”).

“LTIP Unit Member” means any Person that holds LTIP Units or Class A Common Units resulting from a conversion of LTIP Units.

“Managing Member” means (i) immediately before the Effective Time, the Holding Company and (ii) from and after the Effective Time, PubCo, whereupon the Holding Company shall cease to be the Managing Member, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Mark-to-Market Gain” means gain recognized for Capital Account purposes upon an adjustment to the Book Value of any asset, pursuant to the definition of Book Value.

“Member” means each of the Persons from time to time admitted to the Company as a member of the Company and listed as a Member in the books and records of the Company, each in its capacity as a member of the Company.

“Member Nonrecourse Debt Minimum Gain” has the meaning ascribed to the term “ partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.1(d)(i).

“Merger” has the meaning set forth in the Recitals.

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (x) 1,000 Class A Common Units and (y) all of the Class A Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to this Agreement).

Second Amended and Restated Limited Liability Company Agreement – Page 9

“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to this Agreement).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Options” means any right, option or warrant to subscribe for, purchase or otherwise acquire any Units.

“Participate” (and the correlative terms “Participating” and “Participation”) includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise.

“Partnership Representative” has the meaning set forth in Section 8.3.

“Permitted Transferee” means any transferee in an Exempt Transfer.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” or “Losses” means items of Company income and gain or loss and deduction, other than items allocated pursuant to Section 4.3, for an applicable tax accounting period determined for purposes of maintaining the Capital Account of each Member under Section 3.2 and in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

“PubCo” means Cano Health, Inc. (f/k/a Jaws Acquisition Corp.), a Delaware corporation, and its successors.

“PubCo Call Notice” has the meaning set forth in Section 12.3.

“PubCo Call Right” has the meaning set forth in Section 12.3.

“PubCo Record Date” means the record date determined by the Board for the declaration of a dividend payable on the outstanding shares of Class A Common Stock.

“PubCo Warrants” has the meaning given to “JAWS Warrants” in the BCA.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Second Amended and Restated Limited Liability Company Agreement – Page 10

“Stock Exchange Payment” means, with respect to any Exchange of Class A Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Class A Common Units so exchanged multiplied by the Exchange Rate.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.1.

“Tax Distributions” has the meaning set forth in Section 4.1(d).

“Tax Estimation Period” has the meaning set forth in Section 4.1(d)(iii).

“Tax Receivable Agreement” mean the Tax Receivable Agreement dated as of or about the date hereof among the Company, Managing Member, Jaws Sponsor LLC, the other parties named therein and the other parties from time to time party thereto, as amended from time to time.

“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.

“Transfer” has the meaning set forth in Section 9.1(a).

“Transferor’s Owner” has the meaning set forth in Section 9.1(d)(i).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended.

“Unit” means, collectively, the Class A Common Units, the LTIP Units and such other units of the Company as may be authorized, designated or issued, as determined by the Managing Member from time to time after the date hereof.

“Unvested LTIP Units” has the meaning set forth in Section 1.2 of Schedule I hereto.

“Vested LTIP Units” has the meaning set forth in Section 1.2 of Schedule I hereto.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not

Second Amended and Restated Limited Liability Company Agreement – Page 11

available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Class A 3-Day VWAP, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

“Withholding Payment” has the meaning set forth in Section 4.5.

1.2    Interpretive Provisions.     For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a)    The singular includes the plural and the plural includes the singular.

(b)    A reference to the masculine gender shall be deemed to be a reference to the feminine gender and vice versa.

(c)    The words “or,” “either,” and “any” are not exclusive.

(d)    A reference to a Person includes its permitted successors and permitted assigns.

(e)    The words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”.

(f)    The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

(g)    A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h)    References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(i)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)    This Agreement is the result of negotiations among, and has been reviewed by, the Members with the advice of counsel to the extent deemed necessary by any Member. Accordingly, this Agreement shall be deemed to be the product of all of the Members, and no ambiguity shall be construed in favor of or against any Member.

(k)    All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied.

Second Amended and Restated Limited Liability Company Agreement – Page 12

(l)    All references to currency, monetary values and dollars set forth in this Agreement shall mean United States (U.S.) dollars and all payments under this Agreement shall be made in United States dollars.

(m)    The term “day” shall mean calendar day.

(n)    Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in questions falls on a day which is not a business day, the event or action shall be performed, or the period shall end, on the next succeeding business day.

(o)    All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time, and all rules and regulations promulgated thereunder.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1    Formation of Company. The Company was formed on August 8, 2016 pursuant to the provisions of the Delaware Act.

2.2    Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. This Agreement amends and restates the Prior Agreement in its entirety and shall constitute the “limited liability company agreement” (as that term is defined in the Delaware Act) of the Company effective as of the Effective Time. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions set forth in this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control.

2.3    Name. The name of the Company shall be “Primary Care (ITC) Intermediate Holdings, LLC”. The Managing Member in its sole discretion may change the name of the Company at any time and from time to time in accordance with the Delaware Act. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

2.4    Purpose. The Company shall have authority to engage in any lawful business, purpose or activity permitted by the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.5    Principal Office; Registered Office. The principal office of the Company shall be at 9725 NW 117 Ave., Suite #200, Miami, FL 33178, or such other place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all of the Members. The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company.

Second Amended and Restated Limited Liability Company Agreement – Page 13

2.6    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until dissolution thereof in accordance with the provisions of Article XIII. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Delaware Act.

2.7    No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

2.8    Tax Treatment. The Members intend that the Company shall be treated as a partnership for federal and applicable state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with and actions necessary to obtain such treatment.

2.9    Prior Agreements. For the avoidance of doubt, all prior limited liability company agreements amongst the Company and its members, including all amendments thereto, shall govern and control for all periods prior to the date hereof.

ARTICLE III

CAPITALIZATION; CAPITAL CONTRIBUTIONS

3.1    Capitalization.

(a)    Each Member shall hold Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Units shall be determined under this Agreement and the Delaware Act based upon the number and the class of Units held by such Member. The number and the class of Units held by each Member shall be set forth in the books and records of the Company. The Company shall maintain a schedule (as updated and amended from time to time in accordance with the terms of this Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time. The classes of Units as of the Effective Time is as follows:

(i)    Class A Common Units. The Class A Common Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class A Common Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.

(ii)    LTIP Units. LTIP Units shall consist of those Units to be issued under Schedule I hereto and the applicable Vesting Agreements relating to such LTIP Units. Each LTIP Unit shall have all the rights, privileges, preferences, and obligations as are specifically provided for in the applicable Vesting Agreement and in this Agreement (including Schedule I hereto) for LTIP Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein (including Schedule I hereto) or in such Vesting Agreements, the LTIP Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise required by law.

The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

Second Amended and Restated Limited Liability Company Agreement – Page 14

(b)    [As of the Effective Time, the Original Units outstanding as of immediately prior to the Effective Time, as set forth in the books and records of the Company, shall hereby be automatically converted into the number of Class A Common Units equal to the number of Original Units as set forth in the books and records of the Company (the “Recapitalization”), and such Class A Common Units are issued and outstanding as of the Effective Time and the holders of such Class A Common Units hereby continue as Members. The Members agree that immediately following the Effective Time, no fractional Class A Common Unit will remain outstanding and any fractional Class A Common Unit held by a Member shall be rounded up to the nearest whole number.]2

(c)    Subject to the provisions of this Agreement, the Managing Member in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more classes or series of Units, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Class A Percentage Interest and Class A/LTIP Percentage Interest, as applicable, as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Subject to the provisions of this Agreement, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to issue Units or other Company securities of any newly established class or any existing class to Members or other Persons who may acquire an interest in the Company; (ii) to amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Company securities of such class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each person who is a Member immediately before the Effective Time is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(d)    All Units issued hereunder shall be uncertificated unless otherwise determined by the Managing Member.

[2]	Note: To be included only if changes need to be made to the capitalization that were not implemented in the Amended and Restated LLC Agreement.

Second Amended and Restated Limited Liability Company Agreement – Page 15

(e)    To the extent information is required to be disclosed to any Member pursuant to this Agreement or the Delaware Act, pursuant to Section 18-305(g) of the Delaware Act, each Member acknowledges and agrees that portions of this Agreement may be redacted by the Managing Member or information herein may otherwise be aggregated by the Managing Member to prevent disclosure of confidential information with respect to individual allocations of LTIP Units.

(f)    Each Member who is issued Units by the Company pursuant to the authority of the Managing Member pursuant to Section 5.1 shall make the Capital Contributions to the Company determined by the Managing Member pursuant to the authority of the Managing Member pursuant to Section 5.1 in exchange for such Units.

(g)    Each Member, to the extent having the right to consent thereto, by executing this Agreement, hereby confirms, ratifies and approves the transactions contemplated by this Agreement and the other agreements and transactions referred to herein.

3.2    New PubCo Issuances.

(a)    Subject to Article XII and Section 3.2(b), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Class A Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities of PubCo other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such shares of Class A Common Stock or other Equity Security.

(b)    Notwithstanding anything to the contrary contained in Section 3.2(a) or Section 3.2(c), this Section 3.2 shall not apply to (x) the issuance and distribution to holders of shares of PubCo Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Common Stock, such Class A Common Stock will be issued together with corresponding rights under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (c) below, as applicable).

(c)    In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 3.2(a), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.

3.3    PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

Second Amended and Restated Limited Liability Company Agreement – Page 16

3.4    New Company Issuances. Except pursuant to Article XII, (a) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 3.2, and (b) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 3.2.

3.5    Repurchases and Redemptions.

(a)    PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(b)    The Company may not redeem, repurchase or otherwise acquire (x) any Class A Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(c)    Notwithstanding the foregoing clauses (a) and (b) of this Section 3.5, to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there are no corresponding Class A Common Units or other Equity Securities of the Company, the redemption, repurchase or acquisition of the corresponding Class A Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

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3.6    Equity Subdivisions and Combinations.

(a)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Class A Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.

(b)    Except in accordance with Section 12.7, PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Class A Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.

3.7    General Authority. For the avoidance of doubt, but subject to Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Units to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo) and the number of Class A Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities of PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

3.8    Capital Accounts.

(a)    A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 3.2 shall be interpreted and applied in a manner consistent with such regulations. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Company may adjust the Capital Accounts of its Members to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill), whenever it issues additional interests in the Company (including any interests issued with a zero initial Capital Account), or whenever the adjustments would otherwise be permitted under such Treasury Regulations. In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and Book Value of such property in the same manner as under Section 704(c) of the Code. In the event that Section 704(c) of the Code applies to property of the Company, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain and loss, as computed for book purposes with respect to such property. The Capital Accounts shall be increased (decreased) by the amount of Profits (Losses) allocated to the respective Members in accordance with this Agreement and applicable Treasury Regulations, and shall be maintained for the sole purpose of allocating Profits and Losses among the Members and have no effect on the amount of any distributions to any Members in liquidation or otherwise. In connection with the transactions contemplated by this Agreement, the Capital Accounts of the Members shall be adjusted in

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accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and determined as of the date hereof and the Capital Account of each Member shall be reflected in the books and records of the Company.

(b)    A separate sub-account (an “LTIP Series Sub-Account”) shall be established and maintained for each Member in respect of each LTIP Series Unit held by such Member. The balance of each LTIP Series Sub-Account shall initially be zero and shall be adjusted as provided in the previous paragraph as if the LTIP Series Sub-Account was a Capital Account and the Member only held the LTIP Series Units of such LTIP Series held by such Member. If at any time the aggregate LTIP Series Sub-Accounts of an LTIP Series equal the product of the number of LTIP Series Units in such LTIP Series and the Class A Common Unit Capital Account Amount (as determined at such time), the LTIP Series Units of such LTIP Series shall be converted automatically into (i) a separate sub-class of LTIP Series Units (“Equitized LTIP Series Units”), if such LTIP Series Units are Unvested LTIP Units, or (ii) Class A Common Units, if such LTIP Series Units are Vested LTIP Units. LTIP Series Sub-Accounts shall continue to be maintained for Equitized LTIP Series Units. If an Equitized LTIP Series Unit becomes a Vested LTIP Unit, such Equitized LTIP Series Unit shall be converted automatically into a Class A Common Unit once the aggregate LTIP Series Sub-Accounts for the Equitized LTIP Series to which such Equitized LTIP Series Unit belongs equal the product of the number of the LTIP Units in such Equitized LTIP Series and the Class A Common Unit Capital Account Amount (as determined at such time). Upon the automatic conversion of a Vested LTIP Unit into a Class A Common Unit pursuant to this Section 3.2(b), PubCo shall issue one share of Class B Common Stock per each such converted Class A Common Unit to the holder thereof.

3.9    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.10    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.11    Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

3.12    Shares Governed by Article 8. The Company hereby irrevocably elects that all Units in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Should the Company issue certificates to a Member evidencing the Units held by such Member in the Company, each such certificate shall bear the following legend, among others determined by the Board: “This certificate evidences an interest in Primary Care (ITC) Intermediate Holdings, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.”

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1    Distributions.

(a)    Distributions Generally. The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which the Company or any its Subsidiaries is a party, (ii) having available cash, and

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(iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Member if, and to the extent that, (i) such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Delaware Act or other applicable law or (ii) in the case of LTIP Units, to the extent such distribution or payment would cause the balance of a Member’s LTIP Series Sub-Account in respect of such LTIP Series Units to be less than zero.

(b)    Operating Distributions. Subject to Section 4.1(d) with respect to Tax Distributions, all Distributions by the Company other than those made in connection with a Liquidity Event pursuant to Section 4.1(c), shall be made or allocated to holders of Class A Common Units and LTIP Units pro rata based on the number of Class A Common Units and/or LTIP Units held by each such holder; provided that any distributions in respect of Unvested LTIP Units shall be held back and shall be payable at the same time as the underlying LTIP Units become Vested LTIP Units, and if such LTIP Units are forfeited, the former holder of such LTIP Units shall have no right to receive such distributions.

(c)    Distributions in Connection with a Liquidity Event. Subject to Section 4.1(d) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with any Liquidity Event, shall be made or allocated among the holders of Class A Common Units and Vested LTIP Units pro rata based on the number of Class A Common Units and Vested LTIP Units held by each such holder and the total number of outstanding Class A Common Units and Vested LTIP Units.

(d)    Tax Distributions.

(i)    With respect to each Member the Company shall calculate the excess of (x) (A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the Taxable Year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such Taxable Year and any Distributions made to such Member pursuant to Section 4.1(b) and Section 4.1(c), with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the Taxable Year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, the net taxable income and gain of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement). For the purpose of calculating the Income Amount for a Member in any Tax Estimation Period, any applicable adjustment to the basis of partnership property required to be made under Section 743 of the Code, including as a result of an election by the Company under Section 754 of the Code, shall not be taken into account. Except as provided in the preceding sentence, the Income Amount with respect to each Member shall otherwise be determined in accordance with Section 4.4 hereof. Within fifteen (15) days following the end of each Tax Estimation Period, the Company shall distribute to the Members pro rata based upon the number of Units held by each such other Member, an amount per Unit equal to the greatest result obtained by dividing each Member’s Required Tax Distribution by the number of Units held by such Member (provided that notwithstanding the foregoing, the Members shall only receive distributions in respect of their LTIP Units to the extent of their Member’s Required Tax Distribution for such period in respect of such LTIP Units (i.e., which may not result in a pro rata distribution in respect of the LTIP Units), and shall not receive any amount in excess of such amount in respect of their LTIP Units) (with amounts distributed pursuant to this Section 4.1(d), “Tax Distributions”). Any Tax Distributions shall be treated in all respects as offsets against future distributions pursuant to this Agreement; provided that, any Tax Distributions made

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with respect to LTIP Units which subsequently convert into Class A Common Units shall be treated in all respects as offsets against any such future distributions made with respect to such LTIP Units.

(ii)    If the amount of any Tax Distribution is reduced as a result of any prior Distribution taken into account under clause (y) of the first sentence of Section 4.1(d)(i), the amount of such prior Distribution resulting in such reduction shall be treated as a Tax Distribution for purposes of this Article IV and not a Distribution under Section 4.1(b) and Section 4.1(c) regardless of whether such Distribution was labeled as such.

(iii)    For purposes of this Agreement, the “Assumed Tax Rate” for a Tax Estimation Period shall initially be equal to the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, NY (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable). The Assumed Tax Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member shall have the authority, in its reasonable discretion, to make appropriate adjustments to the Assumed Tax Rates, which shall in any event reflect at a minimum the highest marginal combined federal and state tax rate applicable to any Member holding Class A Common Units (on a look-through basis to the ultimate owner of such Units for so long as any Member holding such Units is a pass-through entity for income tax purposes). For purposes of this Agreement, “Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each Taxable Year.

(iv)    Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.1(b) and (c).

(v)    To the extent any Tax Distribution to PubCo is not ultimately used by PubCo to pay a Tax liability (or to the extent used by PubCo to pay a Tax liability but ultimately refunded to PubCo by the applicable taxing authority), PubCo may, in its sole discretion, elect to (A) distribute such excess cash amounts to the holders of Class A Common Stock or (B) contribute such excess cash amounts to the Company in exchange for a number of Class A Common Units or other Equity Securities of the Company on a value-for-value basis, and cause PubCo to distribute shares of Class A Common Stock to the holders of Class A Common Stock (if the Company issues Class A Common Units to PubCo) or such other Equity Securities of PubCo (if the Company issues Equity Securities of the Company other than Class A Common Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions. Notwithstanding anything to the contrary in this Agreement, including Section 12.7 hereof, no adjustment shall be made to the Exchange Rate solely by reason of a distribution by PubCo of shares of Class A Common Stock or other Equity Securities of PubCo made pursuant to this Section 4.1(d)(v).

Second Amended and Restated Limited Liability Company Agreement – Page 21

(e)    Each Distribution pursuant to Section 4.1(b) and (c) and each Distribution pursuant to Section 4.1(d) shall be made to the Persons shown on the Company’s books and records as Members as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under Section 4.1(d).

(f)    For purposes of this Section 4.1, any non-cash Company assets distributed in kind to any Members shall be valued at their Fair Market Value in accordance with Article XIV.

4.2    Allocations of Net Profit and Net Loss. Except as otherwise provided in this Agreement, including Section 4.3, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated among the Capital Accounts of the Members in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account (which may be a positive, negative or zero balance) will equal the amount that would be distributed to such Member, determined as if (a) the Company were to sell all of its assets for their then book values (as maintained by the Company for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)); and (b) the net proceeds thereof were distributed to the Members pursuant to the terms of this Agreement (after the payment of all actual indebtedness of the Company, and any other liabilities related to the Company’s assets, limited, in the case of nonrecourse liabilities, to the book value of the collateral securing or otherwise available to satisfy such liabilities). Notwithstanding the foregoing, no Net Profits or Net Losses will be allocated in respect of any LTIP Unit pursuant to this Section 4.2 in excess of the amount allocated to a Class A Common Unit under this Section 4.2. Notwithstanding the foregoing, the Managing Member may adjust the allocations to the Members pursuant to this Article in its discretion so as to conform as nearly as practicable with the related distributions and expected distributions pursuant to this Agreement, and the Managing Member may take into account whatever facts and circumstances the Managing Member determines are relevant in exercising such discretion (including unrealized gains or losses or expected accruals of preferred return).

4.3    Special Allocations. Notwithstanding any other provision in this Article IV:

(a)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)    Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 4.3(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(b) were not in this Agreement. This Section 4.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)    LTIP Unit Gain Allocation. Prior to making any allocations pursuant to Section 4.2 for an applicable period, gain recognized on the sale of all or substantially all of the Company’s assets and any Mark-to-Market Gain shall be allocated to the Capital Accounts and LTIP Series Sub-Accounts of the Members in a

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manner such that, to the extent possible, each LTIP Series converts to Equitized LTIP Series Units or Class A Common Unit pursuant to Section 3.2(b), subject to the following principles as interpreted and applied by the Managing Member in good faith:

(i)    To the extent such gain is insufficient to cause all LTIP Units to convert to Equitized LTIP Series Units or Class A Units, gain shall be allocated among the LTIP Series (other than any Equitized LTIP Series) based on the order in which each such LTIP Series was issued beginning with the LTIP Series that has been outstanding the longest, and shall be allocated within each LTIP Series on a pro rata basis.

(ii)    The provisions of this Agreement, including this Section, are intended to ensure that holders of LTIP Units receive “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and 2001-43, 2001-2 C.B. 191. In this regard, it is the intention of the parties to this Agreement that any allocation of gain to a LTIP Series Unit (other than an Equitized LTIP Series Unit) be limited to gain that is economically accrued after the date such LTIP Series Unit is issued, excluding any such gain to the extent it is attributable to an asset being acquired at a cost less than its fair market value (“Available Gains”). If the Managing Member subsequently determines that an allocation of gain other than Available Gains was made to an LTIP Unit (other than an Equitized LTIP Series Unit) or that its determination of the aggregate value of the Capital Accounts was otherwise incorrect, it may adjust the values of the aggregate Capital Accounts or other values (and make correlative changes to the allocations previously made and to the Capital Accounts of the Members) or distributions made pursuant to this Agreement to ensure that the intended treatment applies.

(d)    Equitized LTIP Series Unit Loss Allocation. If the Equitized LTIP Series Sub-Account with respect to an Equitized LTIP Series Unit exceeds the Class A Common Unit Capital Account Amount, or would exceed the Class A Common Unit Capital Account Amount after giving effect to the allocations specified under Section 4.3(c) (for example, as a result of a distribution being made in respect of Class A Common Units under Section 4.1), a priority allocation of Losses (or items thereof) or other adjusting allocations shall be made to such Equitized LTIP Series Sub-Account in an amount necessary to eliminate such excess or, if there are insufficient Losses (or items thereof) to do so, to reduce such excess to the maximum extent possible.

(e)    Gross Income Allocation. If any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.3(b) and this Section 4.3(e) were not in this Agreement.

(f)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Common Units and Equitized LTIP Series Units in accordance with their respective Class A Percentage Interest. For the purpose of determining the Class A Percentage Interest in the foregoing sentence, all Equitized LTIP Series Units shall be treated as Class A Common Units.

(g)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(h)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 4.3(a) or 4.3(e) hereof shall be taken into account in computing subsequent allocations pursuant to Section 4.2 and this

Second Amended and Restated Limited Liability Company Agreement – Page 23

Section 4.3(h), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 4.3(b) or 4.3(e) had not occurred.

(i)    Compensation Deduction. If the Company is entitled to a deduction for compensation to a person providing services to the Company or its subsidiaries the economic cost of which is borne by a Member (and not the Company or its subsidiaries), whether paid in cash, Class A Common Units, LTIP Units or other property, the Member who bore such economic cost shall be treated as having contributed to the Company such cash, Class A Common Units, LTIP Units or other property, and the Company shall allocate the deduction attributable to such payment to such Member. If any income or gain is recognized by the Company by reason of such transfer of property to the person providing services to the Company or its subsidiaries, such income or gain will be allocated to the Member who transferred such property.

4.4    Tax Allocations.

(a)    Except as provided in Sections 4.4(b), (c) and (d), Net Profits and Net Losses (and, to the extent necessary, items of income, gains, losses, deductions and credits) of the Company will be allocated, for federal, state and local income tax purposes, among the holders of Units in accordance with the allocation of such income, gains, losses, deductions and credits among the holders of Units for book purposes.

(b)    The Company shall elect to use the “traditional method with curative allocations” within the meaning of Treasury Regulations Section 1.704-3(c) in respect of “section 197 intangibles” (as defined in Section 197(d) of the Code) that are subject to forward Section 704(c) allocations as a result of the deemed contribution of assets by the Holding Company to the Company at the time of the Merger, and in respect of revaluations of such property following the Initial Merger, with such curative allocations limited to gain from the sale of such section 197 intangibles as described in Treasury Regulations Section 1.704-3(c)(3)(iii)(B), and the Company shall elect to use the “traditional method” of allocations within the meaning of Treasury Regulations Section 1.704-3(b) in respect of all other property.

(c)    If the Book Value of any Company asset is adjusted pursuant to Section 3.2, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.

(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the holders of Units according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)    Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any holder’s Capital Account or share of book income, gain, loss or deduction, Distributions or other Company items pursuant to any provision of this Agreement.

4.5    Withholding Taxes.

(a)    The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law. Except as otherwise provided in this Section 4.5, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.1(b) or Section 4.1(c), as appropriate (a “Withholding Payment”). An amount shall be considered withheld by the Company if, and at the time, remitted to a Governmental Entity without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Managing Member as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

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(b)    Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member. Moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable to such Member for any excess taxes withheld in respect of such Member’s Interest and that, in the event of over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(c)    If it is anticipated that at the due date of the Company’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the Withholding Payment, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at an interest rate per annum equal to the Base Rate plus 3.0%, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full. In the event that the distributions or proceeds to the Company or any Subsidiary of the Company are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and such taxes are imposed on or with respect to one or more, but not all of the Members in the Company, or all of the Members in the Company at different tax rates, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Payment with respect to such Members pursuant to Section 4.5(a). Taxes imposed on the Company where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of Section 4.5(a). In addition, if the Company is obligated to pay any taxes (including penalties, interest and any addition to tax) to any Governmental Entity that is specifically attributable to a Member or a former Member, including, without limitation, on account of Sections 864 or 1446 of the Code, then (x) such Member or former Member shall indemnify the Company in full for the entire amount paid or payable, (y) the Managing Member may offset future distributions from such Member or former Member pursuant to Section 4.1 to which such Person is otherwise entitled under this Agreement against such Member or former Member’s obligation to indemnify the Company under this Section 4.5(c) and (z) such amounts shall be treated as a Withholding Payment pursuant to Section 4.5(a) with respect to such Member or former Member.

(d)    If the Company incurs an Imputed Underpayment Amount, the Managing Member shall determine in its discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment pursuant to Section 4.5(a). The portion of the Imputed Underpayment Amount that the Managing Member attributes to a former Member of the Company shall be treated as a Withholding Payment with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Managing Member may in its discretion exercise the Company’s rights pursuant to this Section 4.5 in respect of either or both of the former Member and its transferee or assignee.

(e)    A Member’s obligations under this Section 4.5 shall survive the dissolution and winding up of the Company and any transfer, assignment or liquidation of such Member’s interest in the Company.

4.6    Allocations Upon Final Liquidation. With respect to the fiscal year in which the final liquidation of the Company occurs in accordance with Section 13.2 of the Agreement, and notwithstanding any other provision of Sections 4.2, 4.3 or 4.4 hereof, items of Company income, gain, loss and deduction shall be specially allocated to the Members in such amounts and priorities as are necessary so that the positive capital accounts of the Members shall, as closely as possible, equal the amounts that will be distributed to the Members pursuant to Section 13.2.

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ARTICLE V

MANAGEMENT

5.1    Authority of Managing Member. Except for situations in which the approval of one or more of the Members is specifically required by the express terms of this Agreement, and subject to the provisions of this Article V, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company, and (iii) the Managing Member shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company is a party. Without limiting the generality of the foregoing, but subject to any situations in which the approval of the Members is specifically required by this Agreement, (x) the Managing Member shall have discretion in determining whether to issue Equity Securities of the Company, the number of Equity Securities of the Company to be issued at any particular time, the purchase price for any Equity Securities of the Company issued, and all other terms and conditions governing the issuance of Equity Securities of the Company and (y) the Managing Member may enter into, approve, and consummate any Liquidity Event or other extraordinary or business combination or divestiture transaction, and execute and deliver on behalf of the Company or the Members any agreement, document and instrument in connection therewith (including amendments, if any, to this Agreement or adoptions of new constituent documents) without the approval or consent of any Member. The Managing Member shall operate the Company and its Subsidiaries in accordance in all material respects with an annual budget, business plan and financial forecasts for the Company and its Subsidiaries for each fiscal year. The Managing Member shall be the “manager” of the Company for the purposes of the Delaware Act. The Managing Member is hereby designated as authorized person, within the meaning of the Delaware Act, to execute, deliver and file the certificate of formation of the Company and all other certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the Office of the Secretary of State of the State of Delaware. The Managing Member is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Notwithstanding any other provision of this Agreement to the contrary, without the consent of any Member or other Person being required, the Company is hereby authorized to execute, deliver and perform, and the Managing Member or any officer on behalf of the Company, is hereby authorized to execute and deliver (a) each Tax Receivable Agreement; and (b) any amendment and any agreement, document or other instrument contemplated thereby or related thereto. The Managing Member or any officer is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Managing Member or any officer to enter into other documents on behalf of the Company. Nothing set forth in this Agreement shall reduce or restrict the rights of any Person set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

5.2    Actions of the Managing Member. Unless otherwise provided in this Agreement, any decision, action, approval or consent required or permitted to be taken by the Managing Member may be taken by the Managing Member through any Person or Persons to whom authority and duties have been delegated pursuant to Section 5.4(a). The Managing Member shall not cease to be a Managing Member of the Company as a result of the delegation of any duties hereunder. No officer or agent of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

5.3    Compensation; Expenses.

(a)    The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member. The Managing Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Units, distributions or Tax Distributions.

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(b)    The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse PubCo or the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs incurred by PubCo or the Managing Member in connection with operating the Company’s business, to the extent the proceeds are used or will be used by PubCo or the Managing Member to pay expenses described in this clause (ii), and payments of any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of PubCo or the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo or the Managing Member in connection with operating the Company’s business, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Class A Common Units with the net proceeds of the transactions in which any such underwriters’ discounts and commissions were incurred) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo or the Managing Member in connection with operating the Company’s business, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to the Company or otherwise incurred by PubCo or the Managing Member in connection with operating the Company’s business; provided, however, that amounts so borne or reimbursed by the Company not be used to pay or facilitate dividends or distributions on the securities of PubCo and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of this sentence; and further provided, however, that the Company shall not pay, bear or reimburse any income tax obligations of PubCo or the Managing Member or any obligations of PubCo or the Managing Member under the Tax Receivable Agreement except as provided therein. To the extent practicable, expenses incurred by PubCo or the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to PubCo or the Managing Member or any of their Affiliates by the Company pursuant to this Section 5.3(b) constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Account. Reimbursements pursuant to this Section 5.3(b) shall be in addition to any reimbursement to PubCo or the Managing Member as a result of indemnification pursuant to Section 6.4.

5.4    Delegation of Authority.

(a)    The Managing Member may, from time to time, delegate to one or more Persons, including any officer or director of the Company or PubCo (or to the Compensation Committee of the Board or its designees), or to any other Person, such authority and duties as the Managing Member may deem advisable (including, without limitation, the ability to grant awards of LTIP Units); provided that any such Person shall exercise such authority subject to the same duties and obligations to which the Managing Member would have otherwise been subject pursuant to the terms of this Agreement.

(b)    The Managing Member may assign titles (including, without limitation, executive chairman, non-executive chairman, chief executive officer, chief financial officer, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons. Any number of titles may be held by the same officer of the Company or other individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managing Member. Any delegation pursuant to this Section 5.4 may be revoked at any time by the Managing Member.

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5.5    Limitation of Liability.

(a)    Except as otherwise provided herein, in an agreement entered into by such Person and the Company or by applicable law, none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be liable to the Company or to any Member for any act or omission performed or omitted by the Managing Member in its capacity as the Managing Member pursuant to authority granted to such Person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of law, for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein with respect to any rights of the Company under any other agreements between the Managing Member and the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member.

(b)    Notwithstanding the provisions of Section 6.1:

(i)    in connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation;

(ii)    to the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this Agreement (if any), to the fullest extent permitted by Law; and

(iii)    the limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in this Section 5.5(b) is approved by the Company, each Member (other than the Managing Member) and any Person who acquires Units.

(c)    Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Managing Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of acting as the Managing Member of the Company. The Managing Member shall not be personally liable for the Company’s obligations, liabilities and losses. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.

5.6    Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 5.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new

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Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this Agreement and agrees to be bound by the terms and conditions in this Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Article XII) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1    Limitation of Liability.

(a)    Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a member of the Company. Except as otherwise provided in this Agreement or the Delaware Act, a Member’s liability (in its capacity as such) for Company obligations, liabilities and Losses shall be limited to the Company’s assets; provided that a Member shall be required to return to the Company any Distribution made to it after the execution of this Agreement in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.

(b)    Except as provided in this Agreement or in the Delaware Act, this Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (other than the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member (other than the Managing Member) shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member and the Managing Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c)    To the extent that, at law or in equity, any Member (other than the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (other than the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (other than the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

6.2    Lack of Authority. No Member (other than the Managing Member) in its capacity as such (other than in its capacity as a Person delegated authority pursuant to Section 5.4) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company. The Members hereby consent to the exercise by the Managing Member of the powers conferred on it by law and this Agreement.

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6.3    No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

6.4    Indemnification.

(a)    Subject to Section 4.5, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, as reasonably required) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member (or Affiliate of a Member) or is or was serving as the Managing Member, any additional or substitute Managing Member, officer, Partnership Representative, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including any manager, officer, director, principal, member, employee or agent of the Managing Member or any additional or substitute Managing Member); provided that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law. Expenses, including reasonable attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding related to any such indemnifiable matter shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amounts if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, determination of the Managing Member or otherwise.

(c)    The Company will maintain directors’ and officers’ liability insurance, at its expense, for the benefit of the Managing Member, the officers of the Company and any other Persons to whom the Managing Member has delegated its authority pursuant to Section 5.4.

(d)    Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the Company relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions or otherwise provide funding to help satisfy such indemnity of the Company.

(e)    The Company hereby acknowledges that certain of its Members (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance in connection with their involvement with the Company provided by other Persons (collectively, the “Fund Indemnitors”). The Company hereby agrees that, with respect to matters for which a Fund Indemnitee is entitled to indemnification, advancement of expenses and/or insurance pursuant to this Section 6.4, the Company (i) is and shall be the indemnitor of first resort (i.e., its obligations to the Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), and (ii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the fullest extent permitted by law. The Company further agrees that no advancement or

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payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.

(f)    If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.5    Members Right to Act. For matters that require the approval of the Members generally (rather than the approval of the Managing Member on behalf of the Members or the approval of a particular group of Members), the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a)    Except as otherwise expressly provided by this Agreement or as required by the Delaware Act, acts by the Members holding a majority of the Units voting together as a single class (not including any LTIP Units) shall be the act of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for it by proxy. A telegram, email or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 6.5(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)    The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by Members holding a majority of the Units (not including any LTIP Units) on at least twenty-four hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

(c)    Notwithstanding anything to the contrary in this Agreement, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

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6.6    Investment Opportunities. To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than Members who are directors, managers, officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), (c) each Person that was a Member immediately before the Effective Time or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 6.6. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 6.6 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company. No amendment or repeal of this Section 6.6 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 6.6. Neither the amendment or repeal of this Section 6.6, nor the adoption of any provision of this Agreement inconsistent with this Section 6.6, shall eliminate or reduce the effect of this Section 6.6 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 6.6, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 6.6 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Article III and Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

7.2    Fiscal Year. The Fiscal Year of the Company shall be its Taxable Year.

7.3    Reports. The Company shall use commercially reasonable efforts to deliver or cause to be delivered, as soon as practicable following the completion of each Taxable Year, but in all events within ninety (90) days after the end of each Taxable Year, to each Person who was a holder of Units at any time during such Taxable

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Year all information from the Company necessary for the preparation of such Person’s United States federal and state income tax returns. Except as set forth in the immediately preceding sentence or any separate written agreement between the Company and any Member, pursuant to Section 18-305(g) of the Delaware Act, no Member shall have the right to any other information from the Company, except as may be required by any non-waivable provision of law.

7.4    Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.

7.5    Confidentiality.

(a)    The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, to the fullest extent permitted by law, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).

(b)    Each Member agrees, for so long as such Member owns any Units and for a period of two (2) years following the date upon which such Member ceases to own any Units, to keep confidential, any non-public information provided to such Member by the Company; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority; (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; or (iii) to a Member’s advisors, representatives and Affiliates; provided that such advisors, representatives and Affiliates shall have been advised of this agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, or shall otherwise be bound by comparable obligations of confidentiality, and the applicable Member shall be responsible for any breach of or failure to comply with this agreement by any of its Affiliates and such Member agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.

ARTICLE VIII

TAX MATTERS

8.1    Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Managing Member shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, deduction, loss and credit or any other method or procedure related to the preparation of such tax returns. Each Member will, upon request, supply to the Company all reasonably accessible, pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s tax returns to be prepared and filed. Each Member agrees in respect of any year in which such Member had an investment in the Company that, unless otherwise agreed by the Managing Member or as required by law, such Member shall not: (i) treat, on its individual tax returns, any item of income, gain, loss, deduction or credit relating to such investment in a manner inconsistent with the treatment of such item by the

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Company, as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member; or (ii) file any claim for refund relating to any such item based on, or which would result in, any such inconsistent treatment.

8.2    Tax Elections. The Taxable Year of the Company shall be the calendar year unless otherwise required by the Code or applicable tax laws. The Managing Member shall cause the Company to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes) an election pursuant to Section 754 of the Code, to adjust the tax basis of Company properties, for the taxable year that includes the Effective Time and for each taxable year in which an Exchange occurs. The Managing Member shall determine whether to make or revoke any other available election or decision relating to tax matters pursuant to the Code, including for the avoidance of doubt the election to make (or not make) a “push out” election under Section 6226 of the Code. Each Member will upon request supply any information necessary to give proper effect to any such election.

8.3    Tax Controversies. The Managing Member shall be the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code. The Partnership Representative may be removed, and a new Partnership Representative appointed, by the Managing Member in accordance with the Code and the Treasury Regulations. The Partnership Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Treasury Regulations Section 301.6223-1 or any successor regulations or similar provisions of tax law. If the Partnership Representative appoints a Designated Individual pursuant to Section 6223 of the Code and Treasury Regulations thereunder (or similar provisions of state, local or other tax laws), such Designated Individual shall be subject to this Agreement in the same manner as the Partnership Representative (and references to the Partnership Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). The Partnership Representative shall have the power to manage and represent the Company in any administrative proceeding of the IRS, and shall be indemnified by the Company for all costs and expenses relating to serving in its capacity as the Partnership Representative. Each Member hereby agrees: (a) to take such actions as may be required to effect the Managing Member’s designation as the Partnership Representative, (b) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Section 6225(c) of the Code and (c) to, upon the request of the Partnership Representative, file any amended U.S. federal income tax return or comply with the alternative procedure described in Section 6225(c)(2)(B) of the Code and pay any tax due in connection with such tax return in accordance with Section 6225(c)(2) of the Code. A Member’s obligation to comply with this Section shall survive the transfer, assignment or liquidation of such Member’s Interest in the Company. Notwithstanding the foregoing, the Partnership Representative shall be subject to the control of the Managing Member pursuant to Section 8.2 and shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Managing Member and shall make an election under Section 6226 of the Code unless the Managing Member determines not to make such an election.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF UNITS

9.1    Transfers of Units.

(a)    Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article IX, no holder of Units may sell, transfer, assign, pledge, encumber, distribute, contribute or otherwise dispose of (whether directly or indirectly (including, for the avoidance of doubt, by Transfer or issuance of any Capital Stock of any Member that is not a natural person), whether with or without consideration and whether voluntarily

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or involuntarily or by operation of law) any interest (legal or beneficial) in any Units (a “Transfer”), except Exchanges pursuant to and in accordance with Article XII or Transfers pursuant to and in accordance with Section 9.1(b).

(b)    The restrictions contained in Section 9.1(a) shall not apply, subject to Section 9.6, to any Transfer of Units by any Member (i) to its Affiliates, (ii) to its members, shareholders, partners or other equity holders, whether as a distribution, a liquidating distribution or otherwise, or (iii) to a trust solely for the benefit of such Member and such Member’s Family Group (or a re-Transfer of such Units by such trust back to such Member upon the revocation of any such trust) or pursuant to the applicable laws of descent or distribution among such Member’s Family Group (each of clauses (i)-(iii), an “Exempt Transfer”); provided that (x) the restrictions contained in this Article IX other than the restrictions contained in Section 9.1(a) shall apply to an Exempt Transfer and (y) the restrictions contained in this Agreement will continue to apply to the Units after any Exempt Transfer and each transferee of Units shall agree in writing, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Units, the transferor will deliver written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include original counterparts of this Agreement in a form acceptable to the Managing Member. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more transferees and then disposing of all or any portion of such party’s interest in such transferee if such disposition would result in such transferee ceasing to be a Permitted Transferee. Notwithstanding anything to the contrary in Section 9.1(a), any Member shall be permitted to make an Exempt Pledge; provided, however, that, for the avoidance of doubt, any exercise by a Lender of its rights to acquire or Transfer any Class A Common Units subject to an Exempt Pledge shall constitute a Transfer of Class A Common Units subject to the restrictions contained in this Article IX and shall not be an Exempt Transfer.

(c)    Notwithstanding anything in this Agreement to the contrary, as a condition to any Transfer:

(i)    if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such transferor that is not a disregarded entity (the “Transferor’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor (or Transferor’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed affidavit in the form provided to such transferor by the Company, certifying, under penalty of perjury, that the transferor (or Transferor’s Owner, if applicable) is not a foreign person, nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined under the Code and applicable United States Treasury Regulations) and the transferor’s (or Transferor’s Owner’s, if applicable) United States taxpayer identification number, or

(ii)    if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the Transferor’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Managing Member that any applicable withholding tax that may be imposed on such transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.

(d)    Notwithstanding anything otherwise to the contrary in this Section 9.1, each Member may Transfer Units in Exchanges pursuant to, and in accordance with, this Agreement.

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(e)    Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer of any Unit that, concurrently with such Transfer such transferring Member shall also Transfer to the transferee an equal number of shares of Class B Common Stock.

9.2    Restricted Units Legend.

(a)    The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER OF SUCH SECURITIES, AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH TRANSFER RESTRICTIONS HAVE BEEN FULFILLED. A COPY OF SUCH SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The Company will imprint such legend on certificates (if any) evidencing Units. The legend set forth above will be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

(b)    In connection with the Transfer of any Units, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, which shall, if so requested by the Managing Member, be accompanied by (i) an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act or (ii) such other evidence reasonably satisfactory to the Managing Member to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act. In addition, if the holder of the Units delivers to the Company an opinion of such counsel that no subsequent Transfer of such Units shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such securities (if then certificated) which do not bear the Securities Act legend set forth in Section 9.2(a). If the Company is not required to deliver new certificates for such Units not bearing such legend, the holder thereof shall not effect any Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Agreement.

(c)    Upon the request of any Member, the Company will promptly supply to such Member or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144 of the Securities and Exchange Commission.

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(d)    If any Units become eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission or no longer constitute “restricted securities” (as defined under Rule 144(a) of the Securities and Exchange Commission), the Company shall, upon the request of the holder of such Units, remove the Securities Act legend set forth in Section  9.2(a) above from the certificates (if any) for such securities.

9.3     Assignee’s Rights.

(a)    Subject to Section 9.6(b), a Transfer of Units in a manner in accordance with this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Income, loss and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code as determined by the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)    Unless and until an Assignee becomes a Member pursuant to Article X, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided that without relieving the transferring Member from any such limitations or obligations as more fully described in Section 9.4, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of such Units (including the obligation to make Capital Contributions on account of such Units).

9.4    Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or such other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 9.4, duties, liabilities or obligations, of a Member with respect to such Units or such other interest (it being understood, however, that the applicable provisions of Sections 5.5, 6.4 and 6.6 shall continue to inure to such Person’s benefit), except that unless and until the Assignee is admitted as a substituted Member in accordance with the provisions of Article X (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, including, without limitation, the obligation (together with its Assignee pursuant to Section 9.3(b)) to make and return Capital Contributions on account of such Units or other interest pursuant to the terms of this Agreement and (ii) the Managing Member may reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Units that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

9.5    Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

9.6    Further Restrictions.

(a)    Notwithstanding any contrary provision in this Agreement, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements

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or other similar provisions with respect to any LTIP Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such LTIP Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the LTIP Units owned by any one or more Members at any time and from time to time, and shall not, to the fullest extent permitted by law, constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer (including an Exempt Transfer and, for purposes of clauses (ii), (iii) and (v) only, an Exempt Pledge) of a Unit be made by any Member or Assignee if the Managing Member determines that:

(i)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii)    such Transfer would require the registration of such transferred Unit or of any class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii)    such Transfer would cause (A) all or any portion of the assets of the Company to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)    to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion;

(v)    the Managing Member shall determine in its sole discretion that such Transfer would (A) pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder, or (B) result in the Company having more than one hundred (100) partners or, in the case of an Exempt Transfer, ninety (90) partners, in each case within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c)    In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine in good faith that additional restrictions on Transfers are necessary so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Managing Member may impose such additional restrictions on Transfers as the Managing Member has determined in good faith to be so necessary.

(d)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Member unless such Member or the prospective transferee(s) of such Units shall have reimbursed the Company for all reasonable and documented out-of-pocket expenses (including attorneys’ fees and expenses) incurred and paid by the Company in connection with implementing such Transfer or proposed Transfer, whether or not consummated (other than Exchanges pursuant to Article XII or any Transfer to the Company).

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(e)    Further, notwithstanding any contrary provision in this Agreement, no holder of Units may Transfer any Units or other Equity Securities of the Company to United HealthGroup Incorporated or an Affiliate thereof.

9.7    Counterparts; Joinder. Prior to Transferring any Units (other than Exchanges pursuant to Article XII or any Transfer to the Company) and as a condition precedent to the effectiveness of such Transfer, the transferring holder of Units will cause the prospective transferee(s) of such Units to execute and deliver to the Company counterparts of this Agreement and any other agreements relating to such Units, or executed joinders to such agreements, in each case, in a form acceptable to the Managing Member. Notwithstanding anything herein to the contrary, to the fullest extent permitted by law, any Person who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and conditions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units was subject or by which such predecessor was bound.

9.8    Ineffective Transfer. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio, and the Company will not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

ARTICLE X

ADMISSION OF MEMBERS

10.1    Substituted Members. Subject to the provisions of Article IX hereof, in connection with the permitted Transfer of any Units of a Member, the transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

10.2    Additional Members. Subject to the provisions of Article IX hereof, a Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) counterparts of this Agreement or an executed joinder to this Agreement in a form acceptable to the Managing Member and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate); provided, however, that any Person who acquires Class A Common Units upon the automatic conversion of LTIP Units pursuant to Section 3.8(b), shall, automatically without any further action on the part of the Company or such Person, be admitted to the Company as an Additional Member. Such admission shall become effective on the date on which the Managing Member determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

10.3    Additional Managing Member. No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned). Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 10.3 is hereby authorized to, and shall, continue the Company without dissolution.

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ARTICLE XI

WITHDRAWAL AND RESIGNATION OF MEMBERS

No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII without the prior written consent of the Managing Member, except as otherwise expressly permitted by this Agreement. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII but prior to such Member receiving the full amount of distributions from the Company to which such Member is entitled pursuant to Article XIII shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member, and such Member shall be entitled to receive the Fair Market Value of such Member’s equity interest in the Company as of the date of its resignation (or, if less, the amount that such Member would have received on account of such equity interest had such Member not resigned or otherwise withdrew from the Company), as conclusively determined by the Managing Member, on the sixth month anniversary date (or such earlier date determined by the Managing Member) following the completion of the distribution of Company assets as provided in Article XIII to all other Members. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 9.4, such Member shall cease to be a Member.

ARTICLE XII

EXCHANGE RIGHTS

12.1    Exchange Procedures.

(a)    Upon the terms and subject to the conditions set forth in this Article XII, after the expiration or termination of the Lock-Up Period applicable to such Exchanging Member (as defined in the Investor Agreement or the Lock-Up Agreement dated as of or about the date hereof by and among PubCo and each of the persons or entities listed on Annex C of the BCA, as applicable), each Exchanging Member (collectively with such Exchanging Member’s Affiliates and Permitted Transferees) shall be entitled to cause the Company to effect an Exchange up to two (2) times per calendar quarter (and no more frequently), in each case with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit A and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Piggy-Back Registration (as such term is defined in the Investor Agreement), the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggy-Back Registration in accordance with Section 2.3 of the Investor Agreement.

(b)    Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member may elect to settle all or a portion of the Exchange (including a PubCo Call Right) in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange that will be exchanged for cash in lieu of shares of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Section 2 of the Investor Agreement, the Managing Member and the Company will cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member

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may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.

(c)    In the event the Managing Member does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice in accordance with the foregoing clause (b)), the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Managing Member within two (2) Business Days of the occurrence of an Exchange Condition and in any event no later than one (1) Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”), which notice shall specify the particular Exchange Condition giving rise to such election. The giving of any Exchange Delay Notice pursuant to clause (x) of the preceding sentence shall terminate all of the Exchanging Member’s, the Managing Member’s and Company’s rights and obligations under this Section 12.1 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.

(d)    In the event of a Change of Control, the Managing Member may elect, pursuant to a written notice given to the Members (other than PubCo) at least thirty (30) days prior to the consummation of a Change of Control (a “COC Notice”), to require each such Member to effect an Exchange with respect to any portion of such Member’s Class A Common Units (together with the surrender and cancellation of the corresponding number of outstanding shares of Class B Common Stock held by such Member), taking into account the conversion of such Member’s LTIP Units into Class A Common Units as a result of any such Change of Control (any such Exchange, a “COC Exchange”) which shall be effective immediately prior to the consummation of the Change of Control (but such Exchange shall be conditioned on the consummation of such Change of Control, and shall not be effective if such Change of Control is not consummated) (the “COC Exchange Date”). In connection with a COC Exchange, such Exchange shall be settled (including, if PubCo elects by delivery of a COC Notice, directly by PubCo) (x) with the Stock Exchange Payment with respect to the Class A Common Units subject to the COC Exchange or (y) in cash or property, so long as in each case each such Member receives the identical consideration or the identical right to elect the form of consideration, in each case on a per Unit basis, that the holder of a share of Class A Common Stock would receive in connection with such Change of Control. Notwithstanding anything in this Section 12.1(d) to the contrary, the Managing Member cannot elect to require any Member to effect a COC Exchange unless such Member receives, pursuant to such COC Exchange (including in connection with the consummation of such Change of Control), (x) consideration consisting entirely of (A) cash, (B) Equity Securities of a Person that (I) are listed on a National Securities Exchange within sixty (60) days of the consummation of such Change of Control and (II) can be resold without registration or within sixty (60) days of the consummation of such Change of Control are registered for resale on a shelf registration statement under the Securities Act (the Equity Securities referred to in this clause (B), the “Liquid Securities”), or (C) a combination of cash and Liquid Securities, or (y) consideration that includes cash and Liquid Securities, the sum of such cash plus the fair market value of such Liquid Securities is at least equal to the income taxes incurred by such Member in connection with such COC Exchange (including in connection with the consummation of such Change of Control), determined on a “with and without” basis.

(e)    LTIP Units are not permitted to be treated as Exchanged Units under this Agreement, and in no event shall the Company or PubCo effect an Exchange of a LTIP Unit unless and until such LTIP Unit has vested and it has been converted to a Class A Common Unit pursuant to Section 3.8(b).

(f)    PubCo and the Company may adopt reasonable procedures for the implementation of the Exchange provisions set forth in this Article XII, including, without limitation, procedures for the giving of notice of an election of exchange.

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(g)    Notwithstanding anything to the contrary herein, to the extent a Member surrenders for exchange a fraction of a Class A Common Unit, the Company may in its sole discretion deliver to such holder a cash amount equal to the market value of such fraction (as determined by the Managing Member in its sole discretion) in lieu of delivering a fraction of a share of Class A Common Stock.

12.2    Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 12.3, on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date):

(i)    PubCo shall contribute to the Company for delivery to the Exchanging Member (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice (and, for the avoidance of doubt, PubCo shall be obligated to make the contributions described in this Section 12.2(i) regardless of whether the Company has sufficient assets to effect the Exchange without such contributions);

(ii)    the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (including any certificates that represent the Exchanged Units), free and clear of all liens and encumbrances, together with any instruments of transfer reasonably required by the Managing Member (or a duly appointed transfer agent), duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative;

(iii)    the Company shall issue to PubCo a number of Class A Common Units equal to, and PubCo shall automatically be admitted as a Member of the Company in respect of, the number of Class A Common Units surrendered pursuant to clause (ii);

(iv)    solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Article XII;

(v)    the Company shall (A) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable; and

(vi)    PubCo shall cancel the surrendered shares of Class B Common Stock.

Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

12.3    PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 12.3, with respect to any Exchange Notice or COC Notice, PubCo may, by delivery of a written notice to the Exchanging Member no later than three (3) Business Days following the giving of an Exchange Notice or COC Notice, in accordance with, and subject to the terms of, this Section 12.3 (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment (subject, in the case of a COC Exchange Notice, to the requirements of Section 12.1(d)) (the “PubCo Call Right”), whereupon PubCo shall acquire the Exchanged Units on the Exchange Date or COC Exchange Date (as applicable) and be treated for all purposes of this Agreement as the owner of, and a duly admitted Member in respect of, such Class A Common Units. Except as otherwise provided in this Section 12.3, an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 12.1 shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 12.2 shall apply (notwithstanding that the other clauses thereof do not apply).

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12.4    Certain Expenses. PubCo, the Company and each Exchanging Unitholder shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Unitholder that requested the Exchange (or the DTC or its nominee for the account of a participant of the DTC that will hold the shares for the account of such Exchanging Unitholder), then such Exchanging Unitholder and/or the person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

12.5    Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

12.6    Limitations on Exchanges.

(a)    Notwithstanding anything to the contrary herein, PubCo or the Company may impose such restrictions on an Exchange as PubCo or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall, to the fullest extent permitted by law, be void ab initio) if, in the good faith determination of PubCo or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(b)    For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to effect an Exchange to the extent PubCo or the Company determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with PubCo or its subsidiaries to which such Member may be party (including, without limitation, this Agreement) or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

12.7    Adjustments.

(a)    The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the applicable Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of shares of Class B Common Stock or the applicable Units, in each case, to the extent necessary to maintain the economic equivalency in the value surrendered for exchange and the value received, as determined by PubCo in its sole discretion; provided, however, that no adjustment to the Exchange Rate will be made solely as a result of a stock dividend by PubCo that is effected to maintain the relationship between the outstanding shares of Class A Common Stock and Class A Common Units. If there is any reclassification, reorganization, recapitalization or

Second Amended and Restated Limited Liability Company Agreement – Page 43

other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then and in each such event, provision shall be made so that the Exchanging Unitholder shall receive upon the Exchange the amount of such security, securities or other property that such Exchanging Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, and had such Exchanging Unitholder thereafter, during the period from the date of such event to and including the Exchange Date, retained such security, securities or other property receivable by such Exchanging Unitholder as aforesaid during such period, giving application to all adjustments called for during such period under this Section with respect to the rights of the Exchanging Unitholder. Except as may be required in the immediately preceding sentences, no adjustments in respect of distributions shall be made upon the Exchange of any Unit. This Agreement shall apply to, mutatis mutandis, and all references to “Units” shall be deemed to include, any security, securities or other property of PubCo or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock, Class A Common Units or LTIP Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(b)    This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

12.8    Class A Common Stock to be Issued.

(a)    PubCo shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude PubCo or the Company from satisfying its obligations in respect of the Exchange of the Units by delivery of shares of Class A Common Stock which are held in the treasury of PubCo or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of PubCo or held by any subsidiary thereof). PubCo and the Company covenant that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, have been duly authorized and validly issued and will be fully paid and non-assessable.

(b)    PubCo and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Member requesting such Exchange, PubCo and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo and the Company shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

12.9    Restrictions. Any restrictions on transfer of Class A Common Units under any agreements with PubCo or any of its subsidiaries (other than this Agreement) to which an Exchanging Unitholder may be party shall apply, mutatis mutandis, to any shares of Class A Common Stock and Class B Common Stock.

12.10    Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect

Second Amended and Restated Limited Liability Company Agreement – Page 44

to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

12.11    Tax Treatment; Tax Withholding.

(a)    As required by the Code and the Treasury Regulations, the parties shall report (i) any PubCo Call Right consummated hereunder as a taxable sale of Class A Common Units and shares of Class B Common Stock by a Member to PubCo in a transaction governed by Section 741 of the Code, and (ii) any Exchange other than pursuant to a PubCo Call Right in which the cash, shares of Class A Common Stock or both provided as consideration are contributed to the Company by PubCo in connection with such Exchange as a disguised sale of Class A Common Units in a transaction governed by Section 707 of the Code, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and PubCo consents in writing.

(b)    Notwithstanding any other provision in this Agreement (and without limiting Section 4.5 or Section 9.1(c)), PubCo, the Company and their agents and affiliates shall have the right to deduct and withhold taxes (including shares of Class A Common Stock with a fair market value determined in the sole discretion of PubCo equal to the amount of such taxes) from any payments to be made pursuant to the transactions contemplated by this Agreement if, in their opinion, such withholding is required by law, and shall be provided with any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information; provided that PubCo may, in its sole discretion, allow an Exchanging Unitholder to pay such taxes owed on the Exchange of Units and shares of Class B Common Stock for shares of Class A Common Stock in cash in lieu of PubCo withholding or deducting such taxes. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any taxing authority together with any costs and expenses related thereto.

(c)    In connection with any Exchange or COC Notice, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law or written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority).

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

(b)    at any time there are no Members, unless the Company is continued in accordance with the Delaware Act;

Second Amended and Restated Limited Liability Company Agreement – Page 45

(c)    the sale of all or substantially all of the assets of the Company;

(d)    the determination of the Managing Member to dissolve the Company; or

(e)    any event which makes it unlawful for the business of the Company to be carried on by the members.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of one of the events specified in the first sentence of this Section 13.1. In the event of a dissolution pursuant to Section 13.1(d), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 13.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, holders of at least ninety percent (90%) of the Units of such class not held by the Managing Member consent in writing to a treatment other than as described above; provided that unless and until an LTIP Unit has vested, and in which case, solely with respect to that portion of such LTIP Units to which such vesting relates, the LTIP Units shall not have any economic rights under this Agreement. Further, if a dissolution pursuant to Section 13.1(d) or Section 13.1(e) would have a material adverse effect on any Member, the dissolution of the Company shall require the prior consent of such Member, which consent shall not be unreasonably withheld, delayed or conditioned.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2    Winding Up and Termination. On dissolution of the Company, the Managing Member shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidating trustee are as follows:

(a)    as promptly as possible after dissolution and again after completion of the winding up, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the completion of the winding up is completed, as applicable;

(b)    the liquidating trustee shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred of winding up) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and

(c)    all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(c) by the end of the Taxable Year of the Company during which the winding up of the Company occurs (or, if later, by ninety (90) days after the date of the winding up); provided that no distributions will be made to any Member in respect of any LTIP Series once such Member’s LTIP Series Sub-Account in respect of such LTIP Series is zero (taking into account adjustments resulting from this Section 13.2).

The distribution of cash and/or property to Members in accordance with the provisions of this Section 13.2 and Section 13.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

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13.3    Deferment; Distribution in Kind. Notwithstanding the provisions of Section 13.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in their sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 13.2, the liquidating trustee may, in their sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 13.2(c), (ii) as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in all or any portion of such Company assets or (iii) a combination of the foregoing. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidating trustee deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2. The liquidating trustee shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article  XIV.

13.4    Cancellation of Certificate. On completion of the winding up of the Company’s affairs and distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.4.

13.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.6    Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XIV

VALUATION

14.1    Value. Except as otherwise specifically set forth in a Member’s employee incentive unit agreement with respect to the determination of Fair Market Value of a Member’s LTIP Units, “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the Managing Member (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale). Notwithstanding the foregoing, in making the determination of Fair Market Value as described in Section 14.2, the Managing Member, the Disputing Member and any investment banking firm (as described below) shall not give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or is not registered with the Securities and Exchange Commission, publicly traded or listed on a securities exchange), but shall value the Company and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.

Second Amended and Restated Limited Liability Company Agreement – Page 47

14.2    Determination and Dispute. Fair Market Value shall be determined by the Managing Member (or, if pursuant to Section 13.3, the liquidating trustee) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent. Notwithstanding the foregoing, at the request of any Member that holds at least [                ] Class A Common Units (a “Disputing Member”), the Managing Member will retain an investment banking firm of recognized national standing reasonably acceptable to such Disputing Member to determine the Fair Market Value of such Units, assets or consideration.

ARTICLE XV

GENERAL PROVISIONS

15.1    Power of Attorney.

(a)    Each holder of Units hereby constitutes and appoints the Managing Member and the liquidating trustee, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and winding up of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article X or Article XI; and

(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by such holder of Units hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.

(b)    For the avoidance of doubt, the foregoing power of attorney does not include the power or authority to vote any Units held by any Member on any matter on which the Members have a right to vote, either at a meeting or by any written consent, either as contemplated by Section 6.5 or otherwise under this Agreement.

(c)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any holder of Units and the Transfer of all or any portion of his, her or its Units and shall extend to such holder’s heirs, successors, assigns and personal representatives.

15.2    Amendments.

(a)    The Managing Member (pursuant to its power of attorney from the holders of Units as provided in Section 15.1 or otherwise), without the consent of any holder of Units, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i)    a change in the name of the Company or the location of the principal place of business of the Company;

Second Amended and Restated Limited Liability Company Agreement – Page 48

(ii)    admission, substitution, removal or withdrawal of Members or Assignees in accordance with this Agreement;

(iii)    a change that does not adversely affect any holder of Units in any material respect in its capacity as an owner of Units and is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute; or

(iv)    as contemplated by Section 3.1(c).

(b)    Except as provided in Section 15.2(a), this Agreement may not be amended or modified except with the consent of the Managing Member and, so long as the holders of the Class A Common Units other than the Managing Member have an ownership percentage of at least 10% of the total issued and outstanding Class A Common Units, the consent or approval of the holders of at least ninety percent (90%) of the Class A Common Units not held by the Managing Member consent in writing to a treatment other than as described above. Notwithstanding the preceding sentence, (i) no consent or approval shall be required for the Company to admit a Permitted Transferee as a Member following an Exempt Transfer completed in compliance with this Agreement, and (ii) if the holders of the Class A Common Units other than the Managing Member have an ownership percentage of less than 10% of the total issued and outstanding Class A Common Units, the holders of at least ninety percent (90%) of the Class A Common Units not held by the Managing Member must also consent to or approve any amendments or modifications to Article IV, Section 9.1, Article XII, Section 13.2, this Section 15.2 or related definitions or any other amendments or modifications that affect the rights granted to the such holders in such sections in any material respect, including, without limitation, changes to the number of shares of Class A Common Stock issued upon an Exchange, either through an amendment to the definition of “Exchange Rate” or otherwise, or that otherwise increases the obligations or decreases the benefits to the applicable holders. Notwithstanding the foregoing, any amendment which would materially and adversely affect the rights or duties of a Member on a discriminatory and non-pro rata basis shall require the consent of such Member, other than those actions set forth in Section 15.2(a) above. In addition, the amendment of any specific approval, consent, voting right, or transfer rights of a specified Member shall require the approval of such Member, provided that such Member holds the number of Units, as applicable, required to exercise such rights. Any amendment or modification effected in accordance with this Section 15.2(b) shall be effective, in accordance with its terms, with respect to the rights and obligations of and binding upon all Members. For the avoidance of doubt, without any action or requirement of consent by any Member, the Company shall update the books and records of the Company to remove a Member’s name therefrom once such Member no longer holds any Equity Securities of the Company, following which such Person shall cease to be a “Member” or have any rights or obligations under this Agreement.

15.3    Title to Company Assets. The Company assets shall be deemed to be owned by the Company as an entity, and no holder of Units, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

15.4    Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile to the Company at the address set forth below and to any other recipient and to any holder of Units at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by facsimile

Second Amended and Restated Limited Liability Company Agreement – Page 49

(provided confirmation of transmission is received), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

To the Company:

Primary Care (ITC) Intermediate Holdings, LLC

c/o InTandem Capital Partners

P.O. Box 1329

New York, NY 10150

Attention:    Elliot Cooperstone

Email: ecooperstone@intandemcapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Chris Wilson
Jocelyn M. Arel
Daniel J. Espinoza
E-mail:	CWilson@goodwinlaw.com
JArel@goodwinlaw.com
DEspinoza@goodwinlaw.com

To the Managing Member:

[ ]
[ ]
[ ]
[ ]
Attention: [ ]
Email: [ ]

in each case, with a copy (which shall not constitute written notice) to:

[ ]
[ ]
[ ]
[ ]

Attention: [ ]
Email: [ ]

15.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

15.7    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

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15.8    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

15.9    Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to exclusive jurisdiction and venue therein and waive, to the fullest extent permitted by law, any objection based on venue or forum non conveniens with respect to any action instituted therein. The parties hereto hereby consent to service being made through the notice procedures set forth in Section 15.4 and irrevocably submit to the jurisdiction of the aforesaid courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.11    Further Action. The parties shall use commercially reasonable efforts to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.12    Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

15.13    Offset. Whenever the Company is to pay any sum to any holder of Units or any Affiliate or related person thereof, any undisputed amounts that such holder of Units or such Affiliate or related person owes to the Company (such lack of dispute to be evidenced by written confirmation of such by such holder of Units or related person thereof) may be deducted from that sum before payment.

15.14    Entire Agreement. This Agreement, those documents expressly referred to herein (including the BCA, the Investor Agreement and the Tax Receivable Agreement, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral (including the Prior Agreement), which may have related to the subject matter hereof in any way.

15.15    Remedies. Each holder of Units shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this

Second Amended and Restated Limited Liability Company Agreement – Page 51

Agreement or any other agreements contemplated hereby shall be entitled to seek to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

15.16    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, to the fullest extent permitted by law, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.17    Spousal Consent. Each Member who is married severally represents that true and complete copies of this Agreement and all documents to be executed by such Member hereunder have been furnished to his or her spouse; represents and warrants to the Company and to the other Members that such spouse has read this Agreement and all related documents applicable to such Member, is familiar with each of their terms, and has agreed to be bound to the obligations of such Member hereunder and thereunder.

*    *    *    *    *

Second Amended and Restated Limited Liability Company Agreement – Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first above written.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

PRIMARY CARE (ITC) HOLDINGS, LLC, as Managing Member immediately prior to the consummation of the Effective Time and on its behalf

By:
Name:
Title:

CANO HEALTH, INC., as Managing Member immediately after the Effective Time and on its behalf

By:
Name:
Title:

Second Amended and Restated Limited Liability Company Agreement – Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first above written.

SOLE MEMBER:

[PRIMARY CARE (ITC) HOLDINGS, LLC]

By:
Name:
Title:

SCHEDULE I

LTIP UNITS

1.1    Designation. A class of Units in the Company designated as “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Company. The number of LTIP Units that may be issued by the Company shall not be limited.

1.2    Vesting. LTIP Units may, in the sole discretion of the Managing Member, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the Managing Member from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any stock incentive plan, including without limitation the Plan, pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

1.3    Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Company at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Company, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited; provided that with respect to any distribution declared with a record date prior to the effective date of such forfeiture, such forfeited LTIP Units shall be included in calculating the applicable holder’s Class A/LTIP Percentage Interest in accordance with Article IV of this Agreement.

1.4    Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Vesting Agreement, apply to the LTIP Unit.

1.5    Adjustments. If an LTIP Unit Adjustment Event (as defined below) occurs, then the Managing Member shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Class A Common Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event. The following shall be “LTIP Unit Adjustment Events:” (A) the Company makes a distribution on all outstanding Class A Common Units in Units, (B) the Company subdivides the outstanding Class A Common Units into a greater number of Units or combines the outstanding Class A Common Units into a smaller number of Units, or (C) the Company issues any Units in exchange for its outstanding Class A Common Units by way of a reclassification or recapitalization. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously. If the Company takes an action affecting the Class A Common Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the Managing Member such action would require an adjustment to the LTIP Units to maintain the correspondence between Class A Common Units and LTIP Units as it existed prior to such action, the Managing Member shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Vesting Agreement or stock incentive plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the Managing Member, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Company shall mail or otherwise provide notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

1.6    Members’ Rights to Transfer. Subject to the terms of the relevant Vesting Agreement or other document pursuant to which LTIP Units are granted, a LTIP Unit Member may not transfer all or any portion of his or her LTIP Units.

1.7    Allocations and Distributions.

(a)    All distributions shall be made to holders of LTIP Units in accordance with the provisions of Article IV of this Agreement.

(b)    All allocations, including allocations of Net Profit and Net Loss of the Company, special allocations and allocations upon final liquidation, shall be made to holders of LTIP Units in accordance with Article IV of this Agreement.

Schedule I-2

EXHIBIT A

FORM OF

ELECTION OF EXCHANGE

Primary Care (ITC) Intermediate Holdings, LLC

c/o InTandem Capital Partners

P.O. Box 1329

New York, NY 10150

Attention: Elliot Cooperstone

Email: ecooperstone@intandemcapital.com

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement, dated as of [●], 2021 (as amended from time to time, the “Agreement”), among Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), and Cano Health, Inc. (f/k/a Jaws Acquisition Corp.), a Delaware corporation and the Managing Member of the Company (“PubCo”), and the Members from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned Holder hereby transfers to PubCo the number of Class A Common Units plus shares of Class B Common Stock set forth below (together, the “Exchanged Interests”) in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Agreement.

Legal Name of Holder:

Address:

Number of Exchanged Interests to be Exchanged:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Exchanged Interests subject to this Election of Exchange are being transferred to PubCo (or the Company, if applicable) free and clear of any pledge, lien, security interest, encumbrance, equities or claim; (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Exchanged Interests subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Exchanged Interests to PubCo; and (v) the undersigned is not exchanging the Exchanged Interests subject to this Election of Exchange with the present intention of Transferring any of the shares of Class A Common Stock to be delivered in exchange therefor to United HealthGroup Incorporated or an Affiliate thereof.

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to PubCo (or the Company, if applicable) the Exchanged Interests subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

A-2

Annex H

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November [●], 2020, is made by and among Jaws Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the other holders of JAWS Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”). The Sponsor, the Other Class B Holders, JAWS, the Seller and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, JAWS, Jaws Merger Sub, LLC, the Seller and the Company are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of JAWS.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of JAWS, and in any action by written resolution of the shareholders of JAWS, all of such Class B Holder’s JAWS Class B Shares (together with any other Equity Securities of JAWS that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject JAWS Equity Securities”) in favor of the Transaction Proposals.

2.    Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of JAWS, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the JAWS Class B Shares held by him, her or it convert into JAWS Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.    Transfer of Shares.

a.    Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject JAWS Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject JAWS Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject JAWS Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject JAWS Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject JAWS

Equity Securities even if such Subject JAWS Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to JAWS’s officers or directors, any affiliates or family member of any of JAWS’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; and (E) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (E) must enter into a written agreement in form and substance reasonably satisfactory to the Seller agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.    In furtherance of the foregoing, JAWS hereby agrees to (i) place a revocable stop order on all Subject JAWS Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify JAWS’s transfer agent in writing of such stop order and the restrictions on such Subject JAWS Equity Securities under Section 3(a) and direct JAWS’s transfer agent not to process any attempts by the Class B Holder to Transfer any Subject JAWS Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of JAWS under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject JAWS Equity Securities.

4.    Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to JAWS, as if such Class B Holder is directly a party thereto, and (ii) Section 5.5(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to JAWS as if such Class B Holder is directly party thereto.

5.    Termination of JAWS Class B Shares Lock-up Period. Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated May 18, 2020, by and among JAWS, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.    Termination of Registration Rights Agreement and Administrative Services Agreement. Each Class B Holder and JAWS hereby agree that effective as of the consummation of the Closing (and not before), (i) the Registration and Shareholder Rights Agreement, dated as of May 18, 2020, by and among JAWS and the Class B Holders and (ii) the Administrative Services Agreement, dated as of May 18, 2020, by and between JAWS and the Sponsor, shall each automatically terminate and be of no further force or effect, without any notice or other action by any Party.

7.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or

Fraud, (ii) Sections 2, 5, 6 and 11 (solely to the extent related to the foregoing Sections 2, 5 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.    No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the JAWS Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject JAWS Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any JAWS Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any JAWS Party or as an officer, employee or fiduciary of any JAWS Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such JAWS Party.

10.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.    Incorporation by Reference. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAWS SPONSOR LLC

By:	/s/ Barry S. Sternlicht
Name: Barry S. Sternlicht
Title: Chief Executive Officer

JAWS ACQUISITION CORP.

By:	/s/ Joseph Dowling
Name: Joseph Dowling
Title: Chief Executive Officer

PRIMARY CARE (ITC) HOLDINGS LLC

By:	/s/ Elliot Cooperstone
Name: Elliot Cooperstone
Title: Manager

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS LLC

By:	/s/ Marlow Hernandez
Name: Marlow Hernandez
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

OTHER CLASS B HOLDERS:

/s/ Douglas I. Ostrover
Douglas I. Ostrover
/s/ Michael Baldock
Michael Baldock
/s/ Benjamin Weprin
Benjamin Weprin

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Other Class B Holders

1. Douglas I. Ostrover

2. Michael Baldock

3. Benjamin Weprin

Annex I

TAX RECEIVABLE AGREEMENT

by and among

CANO HEALTH, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2021

I-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [●], 2021, and is by and among Cano Health, Inc., a Delaware corporation (“Corporate Taxpayer”), Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“OpCo”), Jaws Sponsor LLC, a Delaware limited liability company (“Sponsor”, and in its capacity as the Sponsor Party Representative, “Sponsor Party Representative”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (“Initial Seller”), [●], a [●] (“Trust”), Cano America, LLC, a Florida limited liability company (“Cano America”), ITC Rumba LLC, a Delaware limited liability company (“InTandem”), and each of the other persons from time to time that becomes a “TRA Party” or a “Sponsor Party” pursuant to Section 7.6(a) hereto ((i) each of the Initial Seller, InTandem, and each of the other persons from time to time that becomes a “TRA Party” pursuant to Section 7.6(a) hereto, a “TRA Party” and together the “TRA Parties,” (ii) each of Sponsor, the Sponsor Party Representative, and each of the other persons from time to time that becomes a “Sponsor Party” pursuant to Section 7.6(a) hereto, a “Sponsor Party” and together the “Sponsor Parties,” and (iii) each of Sponsor and Cano America, an “Interested Party” and together the “Interested Parties”).

RECITALS

WHEREAS, Jaws Acquisition Corp., a Cayman Island exempted company, Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), the Initial Seller, and OpCo entered into that certain Business Combination Agreement, dated as of November 11, 2020 (the “BCA”);

WHEREAS, pursuant to the BCA, on the Closing Date (as defined below), (i) Merger Sub will merge with and into the OpCo (the “Merger”), with OpCo as the surviving company in the Merger, (ii) all of the membership interests of Merger Sub will be cancelled and converted into an aggregate number of common units of OpCo (the “Units”) equal to the Acquired OpCo Units (as defined below), (iii) all of the Units issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive (x) a number of Units equal to the number of Continuing OpCo Units (as defined below), (y) a number of shares of Class B common stock of the Corporate Taxpayer equal to the number of Continuing OpCo Units, and (z) an amount of cash equal to the OpCo Cash Consideration (as defined below), and (iv) the Corporate Taxpayer will be admitted as the managing member of OpCo;

WHEREAS, pursuant to the BCA, on the Business Day (as defined below) immediately following the Closing Date, the Corporate Taxpayer will contribute the Retained Cash Amount (as defined below) to OpCo and OpCo will use such cash in accordance with Annex D of the BCA;

WHEREAS, pursuant to the BCA, it is intended that (i) the Merger be treated as a transaction described in Revenue Ruling 73-427, 1973-2 C.B. 301, through which the Corporate Taxpayer is deemed to have acquired a number of Units equal to the Acquired OpCo Units, (ii) such acquisition of Units be treated as a transaction described in Situation 1 of Revenue Ruling 99-5, 1999-1 C.B. 434, wherein (x) the Corporate Taxpayer is deemed to purchase a pro rata portion of the assets of OpCo in exchange for the OpCo Cash Consideration and the assumption of a pro rata portion of the indebtedness of each Group Company from the Initial Seller (the “Deemed Initial Asset Acquisition”) in a transaction governed by Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) the Corporate Taxpayer and the Initial Seller are each deemed to contribute their respective interests in the assets of OpCo to a new partnership (the “Deemed Initial Contribution”) in a transaction governed by Section 721 of the Code, and (iii) the payment of the Retained Cash Amount to OpCo be treated as a contribution under Section 721 of the Code;

WHEREAS, the Initial Seller will assign all its rights under this Agreement that are Attributable (as defined below) to the Initial Seller with respect to the Initial Common Basis (as defined below) to the Trust and will distribute all the interests in the Trust to the Initial Seller’s owners (the “Initial Assignment and Distribution”);

WHEREAS, the TRA Parties directly or indirectly hold Units in OpCo, which, as a result of the Merger, will be classified as a partnership for United States federal income tax purposes;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common shares (the “Class A Shares”) of the Corporate Taxpayer, in accordance with and subject to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of the Group Companies (as defined below) treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code, for each Taxable Year (as defined below) that includes the Closing Date and for each Taxable Year in which (i) a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) from any of the TRA Parties, (ii) a taxable actual or deemed distribution by OpCo to any of the TRA Parties, or (iii) a non-taxable acquisition of Units by the Corporate Taxpayer or by OpCo from any of the TRA Parties for Class A Shares and/or other consideration (each of (i), (ii) and (iii), a “Future Exchange”, and each TRA Party that is a party to such Future Exchange, a “Future Exchanging Holder”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Common Basis, (ii) Basis Adjustments, and (iii) Imputed Interest (each as defined below) (collectively, the “Tax Attributes”);

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired OpCo Units” has the meaning set assigned to the term “Acquired Company Units” in the BCA.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and the applicable Group Companies) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes), and (iii) the product of the amount of U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes) and the Assumed Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed Rate” means the tax rate equal to the sum of the product of (x) OpCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which OpCo files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which OpCo files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed Rate (without regard to this proviso)).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Common Basis that is not Initial Common Basis and the Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Common Basis or Basis Adjustments, and are Attributable to each Exchanging Holder in an amount equal to the total such Common Basis and Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Exchange, and taking into account (x) Section 704(c) of the Code and (y) any adjustment under Section 734(b) or Section 743(b) of the Code);

(ii) the Common Basis that is Initial Common Basis shall be “Attributable” to the Initial Seller; and

(iii) any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“BCA” has the meaning set forth in the Recitals of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” has the meaning set forth in the BCA.

“Cano America” has the meaning set forth in the Preamble to this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Closing Date” means the closing date of the BCA.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Basis” means (i) Initial Common Basis and (ii) without duplication, the Tax basis of the Reference Assets that are depreciable or amortizable for United States federal income tax purposes attributable to

Units acquired by the Corporate Taxpayer upon an Exchange. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Continuing OpCo Units” has the meaning assigned to the term “Continuing Company Units” in the BCA.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble to this Agreement.

“Corporate Taxpayer Return” means the United States federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Deemed Initial Asset Acquisition” has the meaning set forth in the Recitals of this Agreement.

“Deemed Initial Contribution” has the meaning set forth in the Recitals of this Agreement.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Exchange” means the Deemed Initial Asset Acquisition or any Future Exchange.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” means the Initial Seller as the Person treated as the deemed seller for United States federal income tax purposes in the Deemed Initial Asset Acquisition or any Future Exchanging Holder.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future Exchange” has the meaning set forth in the Recitals of this Agreement.

“Future Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Group Company” has the meaning set forth in the BCA.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and the applicable Group Companies) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that Hypothetical Tax Liability shall be calculated (x) excluding deductions of state and local income taxes for U.S. federal income tax purposes and (y) assuming the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (ii) the Assumed Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party and a Sponsor Party means any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party or Sponsor Party under this Agreement.

“Initial Assignment and Distribution” has the meaning set forth in the Preamble to this Agreement.

“Initial Common Basis” means Tax basis of Reference Assets that are depreciable or amortizable for United States federal income tax purposes that are acquired or deemed acquired by OpCo in the Deemed Initial Contribution.

“Initial Seller” has the meaning set forth in the Preamble to this Agreement.

“InTandem” has the meaning set forth in the Preamble to this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Interested Party” has the meaning set forth in the Preamble to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately

11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means holders of Units other than the Corporate Taxpayer.

“Market Value” means, with respect to an Exchange, the value of the Class A Shares on the applicable Exchange Date used by the Corporate Taxpayer in its U.S. federal income tax reporting with respect to such Exchange.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Net Sponsor Payment” has the meaning set forth in Section 3.1(a) of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and if the Common Basis was equal to zero.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble of this Agreement.

“OpCo Cash Consideration” has the meaning assigned to the term “Company Cash Consideration” in the BCA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

[“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.]

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and the applicable Group Companies), but only with respect to Taxes imposed on OpCo (and the applicable Group Companies) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and the applicable Group Companies), but only with respect to Taxes imposed on OpCo (and the applicable Group Companies) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any Group Company treated as a partnership or disregarded entity (but only to the extent such Group Company is held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange or, in the case of the Exchange that is the Deemed Initial Asset Acquisition, immediately after such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Group Company treated as a corporation for U.S. federal income tax purposes.

“Retained Cash Amount” has the meaning set forth in the BCA.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Sponsor” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Party” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Party Representative” has the meaning set forth in the Preamble to this Agreement.

“Sponsor Payment” has the meaning set forth in Section 3.1(a) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means stock or other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means InTandem or any successor TRA Party Representative appointed in accordance with Section 7.16(e), in each case acting in its capacity as TRA Party Representative.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, additional Initial Common Basis, and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal, state, and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), (5) any Subsidiary Stock will not be deemed to be disposed unless actually disposed, and (6) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1 Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party, other than a TRA Party that is an individual, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Common Basis of the Reference Assets in respect of such TRA Party, if any, (ii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, and (iv) the period (or periods) over which the Common Basis and each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Promptly after delivering any such Basis Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Basis Schedule to the TRA Party Representative, the Sponsor Party Representative and each Interested Party.

SECTION 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, other than a TRA Party that is an individual, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)). Promptly after delivering any such Tax Benefit Schedule Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Tax Benefit Schedule to the TRA Party Representative, the Sponsor Party Representative and each Interested Party.

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to the Common Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of (x) creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment or (y) with respect to Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to Initial Common Basis, creating additional Initial Common Basis to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments and additional Initial Common Basis will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in the last sentence of Section 2.2(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Common Basis for purposes of this Agreement.

SECTION 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party, a Sponsor Party and an Interested Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party, such Sponsor Party and such Interested Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, such Sponsor Party or such Interested Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, and (y) allow such TRA Party, such Sponsor Party and such Interested Party reasonable access to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties, all Sponsor Parties and all Interested Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Sponsor Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. The TRA Party Representative shall cooperate in good faith with the Sponsor Parties and the Interested Parties in reviewing, and determining its course of action with respect to, any such Schedule. If the Corporate Taxpayer and the TRA Party Representative or the Sponsor Party Representative, as applicable, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative or Sponsor Party Representative, as applicable, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”) in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the

Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year. Promptly after delivering any such Amended Schedule to a TRA Party, the Corporate Taxpayer shall deliver a copy of such Amended Schedule to each Sponsor Party and each Interested Party.

SECTION 2.4 Costs and Expenses. All reasonable costs and expenses incurred by the Corporate Taxpayer and OpCo in connection with the provision and preparation of any Schedules under this Agreement and otherwise compliance with this Agreement as it relates to such Schedules shall be borne by the TRA Parties and the Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this Agreement for the period in which such reasonable costs and expenses were incurred; provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall (i) pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party and (ii) pay the Sponsor Parties (in accordance with the relative proportion of the Sponsor Payment to which such Sponsor Parties are entitled pursuant to this Agreement as set forth on Schedule I hereto (as may be amended from time to time in accordance with Section 7.6(a) hereto)) an amount equal to the sum of (x) such Tax Benefit Payment (less any Interest Amount taken into account in calculating such Tax Benefit Payment) multiplied by a fraction the numerator of which is 0.15 (fifteen hundredths) and the denominator of which is 0.85 (eighty-five hundredths) (such amount, the “Net Sponsor Payment”) and (y) the Interest Amount with respect thereto (when added to the Net Sponsor Payment, such sum, the “Sponsor Payment”); provided, for the avoidance of doubt, that the Sponsor Parties shall not be required to return any portion of any previously made Sponsor Payment. Each such Tax Benefit Payment and Sponsor Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party or Sponsor Party, as applicable, to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party or Sponsor Party, as applicable. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything herein to the contrary, unless otherwise specified by a TRA Party in the election of Exchange, delivered in accordance with the terms of the LLC Agreement, for any Exchange, the aggregate Tax Benefit Payments payable under this Agreement in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed 60% of the fair market value of the consideration received on such Exchange.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, such Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal (i) in the case of a Tax Benefit Payment, the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a) and (ii) in the case of a Sponsor Payment, the interest on the Net Sponsor Payment calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (2), (4), and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer be allocated among all parties eligible for Tax Benefit Payments in proportion to the amount of Net Tax Benefit that would have been Attributable to each such party, or, with respect to the Sponsor Parties, the Sponsor Payment that would have been paid, if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments and the Sponsor Payment due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer, the TRA Parties, and the Sponsor Parties agree that (i) Tax Benefit Payments and Sponsor Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments and the Sponsor Parties, respectively, under this Agreement in proportion to the amounts of Net Tax Benefit that would have been Attributable to each TRA Party and Net Sponsor Payment that would have been made to the Sponsor Parties, respectively, if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and Sponsor Payments (taking into account the operation of Section 3.3) and (ii) no Tax Benefit Payments or Sponsor Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties and all Sponsor Payments to all Sponsor Parties in respect of all prior Taxable Years have been made in full.

SECTION 3.5 Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party or a Sponsor Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party or Sponsor Party, respectively, in respect of such Taxable Year, then (i) such TRA Party or Sponsor Party, respectively, shall not receive further payments under Section 3.1(a) until such TRA Party or Sponsor Party, respectively, has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s or such Sponsor Party’s, respectively, foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party or Sponsor Party, respectively.

ARTICLE IV

TERMINATION

SECTION 4.1 Early Termination of Agreement; Breach of Agreement; Change of Control.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties, with respect to all of the Units held by the TRA Parties, and with respect to all amounts payable to the Sponsor Parties at any time by paying to each TRA Party and Sponsor Party, respectively, the Early Termination Payment in respect of such TRA Party and Sponsor Party, respectively; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties and all Sponsor Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties, the Sponsor Parties, or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments and Sponsor Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment and Sponsor Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment and Sponsor Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment and Sponsor Payment in respect of any TRA Party and any Sponsor Party, respectively, due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and procedures similar to the procedures of Section 4.3 shall apply with respect to the determination of the date such payment is due. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party and each Sponsor Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this

Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or Sponsor Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, that (i) the Corporate Taxpayer has used reasonable efforts to obtain such funds and that (ii) the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party or a Sponsor Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).

(c) In the event of a Change of Control, then each TRA Party shall continue as a TRA Party under this Agreement after such Change of Control and each Sponsor Party shall continue as a Sponsor Party to this Agreement after such Change of Control, in which case such TRA Party and Sponsor Party, respectively, will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c) and Valuation Assumptions (1), (2), (4), and (5) shall apply. Notwithstanding anything to the contrary in the foregoing sentence in this Section 4.1(c), the TRA Party Representative shall have the option, after consultation with the Sponsor Party Representative, to elect to cause all obligations to the TRA Parties and the Sponsor Parties hereunder to be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to the TRA Parties and the Sponsor Parties, respectively, as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment and Sponsor Payment, respectively, due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment and Sponsor Payment, respectively, in respect of any TRA Party and any Sponsor Party, respectively, due for the Taxable Year ending with or including the date of such Change of Control; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and procedures similar to the procedures of Section 4.3 shall apply with respect to the determination of the date such payment is due. If the TRA Party Representative makes the election described in the preceding sentence, (i) each TRA Party and each Sponsor Party, respectively, shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence and (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing Valuation Assumptions (1), (2), (3), (4), (5) and (6), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party and each Sponsor Party notice of such intention to exercise such right (“Early Termination Notice”) and, for TRA Parties that are not individuals, a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties and Interested Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Sponsor Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative and/or the Sponsor Party Representative, as applicable, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative and/or the Sponsor Party Representative, as applicable, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

SECTION 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party and each Sponsor Party an amount equal to the Early Termination Payment in respect of such TRA Party and Sponsor Party, respectively. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party and Sponsor Party, respectively, or as otherwise agreed by the Corporate Taxpayer and such TRA Party and Sponsor Party, respectively, or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party and Sponsor Party, respectively, to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of (i) a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer and (ii) a Sponsor Party shall equal such Sponsor Party’s relative proportion of the sum of all Early Termination Payments that are or would be payable in respect of all TRA Parties multiplied by a fraction the numerator of which is 0.15 (fifteen hundredths) and the denominator of which is 0.85 (eighty-five hundredths).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, any Sponsor Payment, and any other payment required to be made by the Corporate Taxpayer to the TRA Parties and the Sponsor Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the relevant payee and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2 Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment, any Sponsor Payment, and any Early Termination Payment not made to the TRA Parties or the Sponsor Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) shall notify the TRA Party Representative and the Interested Parties of, and keep the TRA Party Representative and the Interested Parties reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties and the Sponsor Parties under this Agreement, (ii) shall provide the TRA Party Representative and the Interested Parties reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit and (iii) shall not enter into any settlement with respect to any such portion of any audit of the Corporate Taxpayer and OpCo that could have a material effect on the TRA Parties’ or the Interested Parties’ rights (including the right to receive payments) under this Agreement without the written consent of the TRA Party Representative and the Sponsor Party Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement. The TRA Party Representative and the Interested Parties shall cooperate in good faith with each other in reviewing, and determining its course of action with respect to, any such audit.

SECTION 6.2 Consistency. The Corporate Taxpayer, the TRA Parties, and the Sponsor Parties agree to report and cause to be reported for all purposes, including United States federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, in all cases subject to any dispute resolution procedures provided by this Agreement in relation to such reporting, unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and the Group Companies to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties and Sponsor Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority. The parties hereto acknowledge that the treatment and valuation, for United States federal income tax purposes, of the creation of the obligations under this Agreement of, and the payments pursuant thereto by, the Corporate Taxpayer to the Sponsor Parties is uncertain, and the TRA Party Representative, the Sponsor Party Representative, Cano America, OpCo and the Corporate Taxpayer and their respective advisers shall collaborate in good faith to determine an appropriate treatment and valuation for such purposes and shall not, except as otherwise required by applicable law, take any position with respect to such treatment or valuation without the other such Persons’ consent, not to be unreasonably withheld, conditioned, or delayed.

SECTION 6.3 Cooperation. Each of the TRA Parties and the Sponsor Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Upon the request of any TRA Party or any Sponsor Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party or Sponsor Party, respectively, in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

SECTION 6.4 Costs and Expenses. All reasonable costs and expenses incurred by the Corporate Taxpayer and OpCo in connection with the defense of any audit and otherwise compliance with this Article VI shall be borne by the TRA Parties and the Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this Agreement for the period in which such reasonable costs and expenses were incurred; provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Cano Health, Inc.

[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

If to the Sponsor or the Sponsor Party Representative, to:

Jaws Sponsor LLC

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Telephone: 203-422-7718

Attention:  [Joe Dowling

 Mike Racich]

E-mail:      [jdowling@namllc

 mracich@starwood.com]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone:    212-446-4800

Facsimile:     212-446-4900

Attention:     Michael Beinus, P.C.

                     Meredith Levy, P.C.

                     Michael Brueck, P.C.

                     David Perechocky

E-mail:         michael.beinus@kirkland.com

                      meredith.levy@kirkland.com

                      michael.brueck@kirkland.com

                      david.perechocky@kirkland.com

If to the Initial Seller, to:

Primary Care (ITC) Holdings, LLC

[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

If to the Trust, to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

If to Cano America, to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

If to InTandem, to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Telephone:	[●]
Facsimile:	[●]
Attention:	[●]
E-mail:	[●]

If to any other TRA Party, to the respective address and other contact information set forth in the records of OpCo or the Corporate Taxpayer.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

SECTION 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each party agrees that each TRA Party and each Sponsor Party may assign all or any portion of its rights or related obligations under this Agreement to any Person, as long as such assignee has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party or a Sponsor Party, as applicable, for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”); provided, however, that a TRA Party other than InTandem, Cano America, and the Trust (and each of their respective Affiliates and direct or indirect beneficiaries) may not assign its rights under this Agreement, except if such rights relate to an Exchange of at least 1% of Units. For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party or Sponsor Party continues to hold any interest in the Corporate Taxpayer or OpCo. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units all of its rights and obligations under this Agreement with respect to such transferred Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes and shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units to the extent payable hereunder, and (ii) the transferee of such Units shall not be a TRA Party. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder , shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer, the TRA Parties, or the Sponsor Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights has occurred pursuant to the terms and conditions of this Section 7.6(a) and has been notified in writing to the Corporate Taxpayer. In connection with the assignment by a Sponsor Party of all or any portion of its rights or obligations under this Agreement, Schedule I hereto shall be amended to reflect the relative proportion of the Sponsor Payment to which the Sponsor Parties (including the assignees) are entitled pursuant to this Agreement. For the avoidance of doubt, the Initial Assignment and Distribution shall not be subject to the provisions of this Section 7.6(a), and the Trust, being a party to this Agreement, shall be treated as a TRA Party as of immediately after such Initial Assignment and Distribution. In addition, each Person listed on Schedule II attached hereto may become a TRA Party at any time after the date hereof and prior to the time of an Exchange by such Person by delivering an executed signature page without the consent of the other parties to this Agreement.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, further, that no such amendment shall be effective if such amendment will have an adverse effect on the payments the Sponsor Parties may receive under this Agreement, unless the Sponsor Parties who would be entitled to receive at least two-thirds of the total amount of the Sponsor Payments payable to all Sponsor Parties hereunder on the date of such amendment consent to such amendment in writing. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

SECTION 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party and each Sponsor Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party and Sponsor Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party and the Sponsor Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party and the Sponsor Party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

SECTION 7.9 Reconciliation. In the event that the Corporate Taxpayer, on the one hand, and the TRA Party Representative and the Sponsor Party Representative, on the other hand, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer, the TRA Party Representative and the Sponsor Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer, the TRA Party Representative or the Sponsor Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer, the TRA Party Representative, and the Sponsor Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The reasonable costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the TRA Parties and Sponsor Parties in accordance with the relative proportion of the payment to which such Persons were entitled pursuant to this Agreement for the period in which such reasonable costs and expenses were incurred (provided, that if no payments were made pursuant to this Agreement in such period, such reasonable costs and expenses will be borne by the TRA Parties and the Sponsor Parties in accordance with such Persons’ relative proportion of rights to future payments pursuant to this Agreement), unless the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Parties and Sponsor Parties for any costs otherwise borne by them pursuant to this sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and the Sponsor Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the TRA Party Representative or the Sponsor Party Representative, as relevant, and shall consult in good faith with such TRA Party Representative or the Sponsor Party Representative, as relevant, regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party and each Sponsor Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

SECTION 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Sponsor Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for United States federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12 Confidentiality.

(a) Subject to the last sentence of Section 6.3, each TRA Party, each Sponsor Party, each Interested Party, and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party, the Sponsor Party or the Interested Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party, the Sponsor Party or the Interested Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party, the Sponsor Party or the Interested Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party, each Sponsor Party, each Interested Party, and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party, the Sponsor Party or the Interested Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party, a Sponsor Party, an Interested Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.13 Change in Law.

(a) Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any

Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided, that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

(b) Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, the Sponsor Party Representative reasonably believes that the existence of this Agreement would have material adverse Tax consequences to all or some of the Sponsor Parties which did not exist absent such change in law, then at the election of the Sponsor Party Representative and to the extent specified by the Sponsor Party Representative, this Agreement (i) shall cease to have further effect with respect to the Sponsor Parties so impacted, or (ii) shall otherwise be amended in a manner determined by the Sponsor Party Representative; provided, that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.14 Electronic Signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 7.15 Independent Nature of TRA Parties’, Sponsor Parties’ and Interested Parties’ Rights and Obligations. The obligations of each TRA Party, each Sponsor Party and each Interested Party hereunder are several and not joint with the obligations of any other TRA Party, any other Sponsor Party or any other Interested Party, and no TRA Party, no Sponsor Party and no Interested Party shall be responsible in any way for the performance of the obligations of any other TRA Party, any other Sponsor Party or any other Interested Party hereunder. The decision of each TRA Party, each Sponsor Party and each Interested Party to enter into this Agreement has been made by each such TRA Party, each such Sponsor Party and each such Interested Party independently of any other TRA Party, any other Sponsor Party or any other Interested Party, as applicable. Nothing contained herein, and no action taken by any TRA Party, any Sponsor Party or any Interested Party pursuant hereto, shall be deemed to constitute the TRA Parties, the Sponsor Parties and/or the Interested Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties, the Sponsor Parties and/or the Interested Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties, the Sponsor Parties and the Interested Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 7.16 TRA Party Representative.

(a) Subject to Section 7.16(e), without further action of any of the Corporate Taxpayer, the TRA Party Representative, any TRA Party, the Sponsor Party Representative, any Sponsor Party or any Interested Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party

Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.16(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party, any Sponsor Party or any Interested Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party, Sponsor Party or Interested Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

(e) The TRA Party Representative may at any time assign its role as TRA Party Representative to (x) any of its Affiliates that is a TRA Party or (y) any other Person that is or will become a TRA Party to whom the TRA Party Representative will transfer, pursuant to Section 7.6(a), no less than 30% of its then-existing rights to receive Tax Benefit Payments under this Agreement in connection with such role assignment. If at any time (i) the TRA Party Representative and its direct or indirect beneficiaries and Affiliates cease to be entitled to receive any Tax Benefit Payment under this Agreement, (ii) the TRA Party Representative becomes unable or unwilling to continue in its capacity as TRA Party Representative or (iii) the TRA Party Representative resigns as TRA Party Representative without selecting another TRA Party as a replacement TRA Party Representative pursuant to the immediately preceding sentence, then in each case the TRA Parties may, by a plurality vote of such Persons ratably in accordance with their respective rights to receive Early Termination Payments under this Agreement, appoint a new representative to replace the then-serving TRA Party Representative. Notice of such appointment must be delivered to the Corporate Taxpayer. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporate Taxpayer. The TRA Party Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer.

SECTION 7.17 Sponsor Party Representative.

(a) Without further action of any of the Corporate Taxpayer, the Sponsor Party Representative, any Sponsor Party, any TRA Party, or any Interested Party, and as partial consideration in respect of the benefits conferred by this Agreement, the Sponsor Party Representative is hereby irrevocably constituted and appointed as the Sponsor Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Sponsor Party Representative under this Agreement.

(b) If at any time the Sponsor Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the Sponsor Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Sponsor Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the Sponsor Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the Sponsor Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Sponsor Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.17(b), it may do so at any time and from time to time in its sole discretion).

(c) The Sponsor Party Representative shall not be liable to any Sponsor Party, any TRA Party or any Interested Party for any act of the Sponsor Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Sponsor Party, TRA Party or Interested Party as a proximate result of the bad faith or willful misconduct of the Sponsor Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The Sponsor Party Representative shall not be liable for, and shall be indemnified by the Sponsor Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Sponsor Party Representative (and any cost or expense incurred by the Sponsor Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Sponsor Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any Sponsor Party be obligated to indemnify the Sponsor Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Sponsor Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Sponsor Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the Sponsor Party Representative shall constitute a decision of all Sponsor Parties and shall be final, binding and conclusive upon each Sponsor Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the Sponsor Party Representative as being the decision, act, consent or instruction of each Sponsor Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the Sponsor Party Representative. The Sponsor Party Representative shall have the sole right and discretion to assign its role as Sponsor Party Representative to another Sponsor Party at any time.

(e) If at any time (i) the Sponsor Representative and its direct or indirect beneficiaries and Affiliates cease to be entitled to receive any Sponsor Payment under this Agreement, (ii) the Sponsor Representative becomes unable or unwilling to continue in its capacity as Sponsor Representative or (iii) the Sponsor Representative resigns as Sponsor Representative without selecting another Sponsor Party as a replacement Sponsor Representative, then in each case the Sponsor Parties may, by a plurality vote of such Persons ratably in accordance with their respective rights to receive Sponsor Payments under this Agreement, appoint a new representative to replace the then-serving Sponsor Representative. Notice of such appointment must be delivered to the Corporate Taxpayer. Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Corporate Taxpayer. The Sponsor Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Primary Care (ITC) Intermediate Holdings, LLC

By:
Name:	[●]
Title:	[●]

CANO HEALTH, INC., as Managing Member and on its behalf

By:
Name:	[●]
Title:	[●]

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

JAWS SPONSOR LLC

By:
Name:	[●]
Title:	[●]

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

PRIMARY CARE (ITC) HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

CANO AMERICA, LLC

By:
Name:
Title:

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBERS:

ITC RUMBA LLC

By:
Name:
Title:

[Signature Page to the Tax Receivable Agreement]

Schedule I

Sponsor Parties

as of [        ], 2021

Sponsor Party	Proportion of Sponsor Payment
[ ]	[ ]
[ ]	[ ]
Total	100%

Schedule II

Additional TRA Parties

[ ]
[ ]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Cano Health, Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”),                                      (“Transferor”) and                                          (“Permitted Transferee”).

WHEREAS, on                                         , Permitted Transferee shall acquire                                          percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [●], between the Corporate Taxpayer and the other parties named therein (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a [“TRA Party”]//[“Sponsor Party”] (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

A-1

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

CANO HEALTH, INC.

By:
Name
Title:

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

[Signature Page to the Joinder to the Tax Receivable Agreement]

Annex J

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of November [●], 2020, by and between Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), and [●], a [●] (the “Supporting Seller Unitholder”)1. Each of JAWS and the Supporting Seller Unitholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, JAWS, Jaws Merger Sub, LLC, a Delaware limited liability company, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Supporting Seller Unitholder is the record and beneficial owner of the number and type of Equity Securities of the Seller set forth on Schedule A hereto (together with any other units or other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Seller Units”);

WHEREAS, in consideration for the benefits to be received by the Supporting Seller Unitholder under the terms of the Business Combination Agreement and as a material inducement to JAWS agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Seller Unitholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that JAWS would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    Supporting Seller Unitholder Consent and Related Matters.

(a)    As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Supporting Seller Unitholder shall duly execute and deliver to the Seller and JAWS the Seller Unitholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.12(b) (Transaction Support Agreements; Seller Unitholder Approval; Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Supporting Seller Unitholder shall vote (or cause to be voted) the Subject Seller Units against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Seller’s

[1]	ITC Rumba, LLC, Cano America, LLC and Comfort Health Management LLC.

covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 7.1 or 7.2 of the Business Combination Agreement not being satisfied.

(b)    Without limiting any other rights or remedies of JAWS, the Supporting Seller Unitholder hereby irrevocably appoints JAWS or any individual designated by JAWS as the Supporting Seller Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Supporting Seller Unitholder, to attend on behalf of the Supporting Seller Unitholder any meeting of the Seller Unitholders with respect to the matters described in Section 1(a), to include the Subject Seller Units in any computation for purposes of establishing a quorum at any such meeting of the Seller Unitholders, to vote (or cause to be voted) the Subject Seller Units or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Seller Unitholders or any action by written consent by the Seller Unitholders (including the Seller Unitholder Written Consent), in each case, in the event that the Supporting Seller Unitholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c)    The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for JAWS entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Supporting Seller Unitholder and shall revoke any and all prior proxies granted by the Supporting Seller Unitholder with respect to the Subject Seller Units. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Seller Units and a vote or consent by the Supporting Seller Unitholder of the Subject Seller Units (or any other Person with the power to vote the Subject Seller Units) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Supporting Seller Unitholder may vote the Subject Seller Units on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.    Other Covenants and Agreements.

(a)    The Supporting Seller Unitholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto, and (ii) the first sentence of Section 5.5(a) (Exclusive Dealing) and Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto.

(b)     The Supporting Seller Unitholder acknowledges and agrees that JAWS is entering into the Business Combination Agreement in reliance upon the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement JAWS would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3.    Supporting Seller Unitholder Representations and Warranties. The Supporting Seller Unitholder represents and warrants to JAWS as follows:

(a)    The Supporting Seller Unitholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)    The Supporting Seller Unitholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Supporting Seller Unitholder. This Agreement has been duly and validly executed and delivered by the Supporting Seller Unitholder and constitutes a valid, legal and binding agreement of the Supporting Seller Unitholder (assuming that this Agreement is duly authorized, executed and delivered by JAWS), enforceable against the Supporting Seller Unitholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Seller Unitholder with respect to the Supporting Seller Unitholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)    None of the execution or delivery of this Agreement by the Supporting Seller Unitholder, the performance by the Supporting Seller Unitholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Supporting Seller Unitholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Seller Unitholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Supporting Seller Unitholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Seller Units, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)    The Supporting Seller Unitholder is the record and beneficial owner of the Subject Seller Units and has valid, good and marketable title to the Subject Seller Units, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Fourth Amended and Restated Limited Liability Company Agreement of the Seller (the “Seller LLC Agreement”)). Except for the Equity Securities of the Seller set forth on Schedule A hereto, together with any other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, the Supporting Seller Unitholder does not own, beneficially or of record, any Equity Securities of the Seller or any Group Company. Except as otherwise expressly contemplated by the Seller LLC Agreement, the Supporting Seller Unitholder does not have the right to acquire any Equity Securities of the Seller or any Group Company. The Supporting Seller Unitholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Seller Units and, except for this Agreement, the Business Combination Agreement and the Seller LLC Agreement, the Supporting Seller Unitholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer any of the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Seller Units.

(f)    There is no Proceeding pending or, to the Supporting Seller Unitholder’s knowledge, threatened against the Supporting Seller Unitholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)    The Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Jaws Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Jaws Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)    In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Supporting Seller Unitholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Jaws Party (including, for the avoidance of doubt, none of the representations or warranties of any Jaws Party set forth in the Business Combination Agreement or any other Ancillary Document), any Jaws Non-Party Affiliate or any other Person, either express or implied, and the Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Jaws Parties, any Jaws Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4.    Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of JAWS (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Seller Unitholder agrees not to (a) Transfer any of the Subject Seller Units, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Seller Units, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or

Fraud, (ii) Section 2(a)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(a)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(a)(ii) (solely to the extent that it relates to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7.    No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Seller, the Company or any Company Non-Party Affiliate (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate, and (b) none of the Seler, the Company, any Company Non-Party Affiliates (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to JAWS, to:

JAWS Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Attention: Joe Dowling

E-mail:    jdowling@namllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention: Michael P. Brueck, P.C. David L. Perechocky E-mail: michael.brueck@kirkland.com david.perechocky@kirkland.com

If to the Supporting Seller Unitholder, to:

[●] [●] [●]
Attention: [●] E-mail: [●]

with a copy (which shall not constitute notice) to:

[●] [●] [●] Attention: [●] E-mail: [●]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.    Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.    Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Supporting Seller Unitholder and JAWS. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Supporting Seller Unitholder without JAWS’s prior written consent (to be withheld or given in its sole discretion).

11.    Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12.    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14.    Miscellaneous. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

JAWS ACQUISITION CORP.

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

[SUPPORTING SELLER UNITHOLDER]

By:

Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Units	Number of Units
Class A-1 Units	[●]
Class A-2 Units	[●]
Class A-3 Units	[●]
Class A-4 Units	[●]
Class B Units	[●]

Annex K

CANO HEALTH, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

The name of the plan is the Cano Health, Inc. 2021 Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide eligible employees of Cano Health, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s Class A common stock, par value [$0.001] per share (the “Common Stock”). An aggregate of 4,700,000 shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031 the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) 15,000,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such number of shares of Common Stock as determined by the Administrator (as defined in Section 1). Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11. This Plan is not intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each May 1 and November 1 and will end on the last business day occurring on or before the following October 3 and April 30, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration or overlap any other Offering.

3. Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4. Participation.

(a) Participants. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) Enrollment. The enrollment form will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), or (b) such other lesser maximum number of shares or value as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less. If determined by the Administrator, a maximum value may be established, whereby no Participant may be granted an Option which permits such Participant rights to purchase stock under the Plan to accrue at a rate which exceeds such a value based on the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding.

9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their nominee for such purpose.

11. Definitions.

The term “Compensation” means the regular or basic rate of compensation.

The term “Designated Subsidiary” means any present or future subsidiary of the Company as defined below that has been designated by the Board to participate in the Plan. The Board may so designate any subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the NASDAQ Global Market, The New York Stock Exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

12. Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees.

14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan shall be equitably or proportionately adjusted to give proper effect to such event.

18. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect.

19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Effective Date. This Plan shall become effective upon the date upon which the registration statement on Form S-8 that is filed by the Company following stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, each as amended, and applicable stock exchange rules.

APPENDIX A

Designated Subsidiaries

Annex L

CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cano Health, Inc. 2021 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the current and future officers, employees, Non-Employee Directors and Consultants of Cano Health, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of November 11, 2020, by and among the Company and the other parties thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash and/or share dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), Nasdaq Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Sale Event under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Class A Common Stock, par value $[0.001] per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to determine the vesting, exercisability and payment of Awards, including the authority to accelerate the vesting and exercisability of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

In exercising any discretion granted to the Administrator under the Plan or pursuant to any Award, the Administrator shall not be required to follow past practices, act in a manner consistent with past practices, or treat any grantee in a manner consistent with the treatment of any other grantee. All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply, or facilitate compliance, with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 52,000,000 shares, subject to adjustment as provided in this Section 3. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed 52,000,000 shares of Stock. For purposes of this limitation, the shares of Stock underlying any Awards under the Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash or share dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions.

(i) In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards (“New Awards”) of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, in a manner that preserves the material terms of such Awards as in effect immediately prior to such Sale Event as determined by the Administrator (in its sole discretion).

(ii) To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested and exercisable or nonforfeitable in connection with a Sale Event to the extent earned as determined in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (A) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the excess of (x) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) over (y) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (B) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such current or future employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are or would be providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure;

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

(v) Through any other method as may be determined by the Administrator from time to time.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, at the Administrator’s discretion and in compliance with applicable law. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Administrator and subject to compliance with applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company or a Subsidiary, as applicable, or make arrangements satisfactory to the Administrator regarding payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld with respect to an Award. The Administrator may (but is not obligated to), in its sole discretion, permit or require a grantee to satisfy, all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (i) the delivery of shares of Stock (which are not subject to any pledge or other security interest) that have been both held by the grantee and vested for at least six (6) months (or such other period as established from time to time by the Administrator in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate fair market value equal to such withholding liability (or portion thereof); (ii) having the Company withhold from the shares of Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the grantee upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Stock with an aggregate fair market value equal to the amount of such withholding liability; or (iii) by any other means specified in the applicable Award Certificate or otherwise determined by the Administrator. In addition, the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligations to settle any Awards granted under the Plan is subject to and condition on tax withholding obligations being satisfied by the grantee.

SECTION 14. 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the

Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is delivered or deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date, subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers and Financial Statements Schedules

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Memorandum and Articles of Association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1**	Business Combination Agreement, dated as of November 11, 2020, by and among Jaws, Merger Sub, Seller and PCIH (included as Annex A to the proxy statement/prospectus).

3.1**	Amended and Restated Memorandum and Articles of Association of Jaws (included as Annex B to the proxy statement/prospectus).

3.2**	Form of Proposed Certificate of Incorporation of the Company, to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).

3.3**	Form of Proposed Bylaws of the Company, to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).

4.1**	Specimen Unit Certificate of Jaws (incorporated by reference to Exhibit 4.1 of Jaws’ Form S-1 (File No. 333-237874), filed with the SEC on May 6, 2020).

4.2**	Specimen Class A Ordinary Share Certificate of Jaws (incorporated by reference to Exhibit 4.2 of Jaws’ Form S-1 (File No. 333-237874), filed with the SEC on May 6, 2020).

4.3**	Specimen Warrant Certificate of Jaws (incorporated by reference to Exhibit 4.3 of Jaws’ Form S-1 (File No. 333-237874), filed with the SEC on May 6, 2020).

4.4**	Warrant Agreement, dated May 18, 2020, between Continental Stock Transfer & Trust Company and Jaws (incorporated by reference to Exhibit 4.1 of Jaws’ Form 8-K, filed with the SEC on May 19, 2020).

5.1**	Opinion of Kirkland & Ellis LLP.

8.1**	Tax Opinion of Kirkland & Ellis LLP.

10.1**	Sponsor Letter Agreement, dated as of November 11, 2020, by and among Jaws, the Sponsor, the Seller and PCIH (included as Annex H to this proxy statement/prospectus).

Exhibit Number	Description

10.2**	Form of Investor Agreement, to be entered into by and between Jaws, the Seller and certain equityholders of the Company and certain other parties (included as Annex E to this proxy statement/prospectus).

10.3**	Cano Health, Inc. 2021 Stock Option and Incentive Plan (included as Annex L to the proxy statement/prospectus).

10.4**	Cano Health, Inc. 2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus).

10.5**	Form of Tax Receivable Agreement, to be entered into by and among the Company, PCIH and the Seller (included as Annex I to the proxy statement/prospectus).

10.6**	Transaction Support Agreement, dated as of November 11, 2020, by and between Jaws and Cano America, LLC.

10.7**	Transaction Support Agreement, dated as of November 11, 2020, by and between Jaws and Comfort Health Management, LLC.

10.8**	Transaction Support Agreement, dated as of November 11, 2020, by and between Jaws and ITC Rumba, LLC.

10.9**	Credit Agreement, dated November 23, 2020, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC and the lenders party thereto, as amended on December 21, 2020, as further amended on March 6, 2021.

10.10**	Form of Employment Agreement between Cano Health, LLC and Dr. Marlow Hernandez

10.11**	Form of Employment Agreement between Cano Health, LLC and Richard Aguilar

10.12	Employment Agreement between Cano Health, LLC and Brian Koppy

10.13**	Employment Agreement between Cano Health, LLC and David Armstrong

10.14**	Amended and Restated Right of First Refusal Agreement by and among Humana, Inc., Humana Medical Plan, Humana Health Insurance Company of Florida, Inc., and Humana Insurance Company and their Affiliates who underwrite and/or administer health plans, (ii) Primary Care (ITC) Holdings, LLC, (iii) Primary Care (ITC) Intermediate Holdings, LLC, and (iv) Cano Health, Inc., formerly known as Jaws Acquisition Corp.

16.1	Letter from Morrison Brown Argiz & Farra, LLC.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Jaws.

23.2	Consent of Ernst & Young LLP, independent registered accounting firm for PCIH.

23.3	Consent of Ernst & Young LLP, independent auditors for Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC.

23.4**	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney.

99.1**	Form of Proxy Card for Shareholders Meeting.

99.2**	Consent of Elliot Cooperstone to be named as a Director.

99.3**	Consent of Lewis Gold to be named as a Director

99.4**	Consent of Jacqueline Guichelaar to be named as a Director

99.5**	Consent of Marlow Hernandez to be named as a Director.

Exhibit Number	Description

99.6**	Consent of Angel Morales to be named as a Director

99.7**	Consent of Alan Muney to be named as a Director

99.8**	Consent of Kim M. Rivera to be named as a Director

99.9**	Consent of Solomon Trujillo to be named as a Director

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*	To be filed by amendment
**	Previously filed or furnished

Item 22	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

5.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

6.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 28th day of April 2021.

JAWS ACQUISITION CORP.

By:	/s/ Joseph L. Dowling
Name:	Joseph L. Dowling
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

* Barry S. Sternlicht	Chairman	April 28, 2021

/s/ Joseph L. Dowling Joseph L. Dowling	Chief Executive Officer (Principal Executive Officer)	April 28, 2021

* Michael Racich	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2021

* Douglas I. Ostrover	Director	April 28, 2021

* Michael Baldock	Director	April 28, 2021

* Benjamin Weprin	Director	April 28, 2021

*By:	/s/ Joseph L. Dowling
Name:	Joseph L. Dowling
Title:	Attorney-in-Fact